Exhibit 4.11

EXECUTION COPY

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CREDIT AGREEMENT

Dated as of August 17, 2012

among

CERRO DEL AGUILA S.A.

as the Borrower

SUMITOMO MITSUI BANKING CORPORATION

as the Administrative Agent

SUMITOMO MITSUI BANKING CORPORATION

as the SACE Agent

THE BANK OF NOVA SCOTIA

as the Offshore Collateral Agent

SCOTIABANK PERU, S.A.A.

as the Onshore Collateral Agent

and

LENDERS PARTY TO THIS AGREEMENT

FROM TIME TO TIME

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This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

i

6.02	Conditions to the Initial Disbursement Date	74
6.03	Conditions to All Borrowings	80
6.04	Conditions to All Tranche D Borrowings	82

ARTICLE VII Representations and Warranties		83
7.01	Existence	83
7.02	Financial Condition	84
7.03	Action	84
7.04	No Breach	84
7.05	Government Approvals; Government Rules	85
7.06	Proceedings	86
7.07	Environmental and Social Matters	87
7.08	Taxes	88
7.09	Tax Status	88
7.10	ERISA; ERISA Event; Labor Relations	88
7.11	Nature of Business; Property	89
7.12	Security Documents	89
7.13	Subsidiaries	89
7.14	Status; Investment Company Regulation	89
7.15	Contracts; Project Documents; Licenses	89
7.16	Use of Proceeds	91
7.17	Disclosure	91
7.18	Legal Form	91
7.19	Fees	91
7.20	Insurance	92
7.21	No Material Adverse Effect	92
7.22	Absence of Default	92
7.23	Event of Force Majeure	92
7.24	Sanctionable Practices; Prohibited Activities	92
7.25	Ownership	92
7.26	Separateness	92
7.27	Foreign Assets Control Regulations	93

ARTICLE VIII Covenants		93
8.01	Reporting Requirements	93
8.02	Maintenance of Existence; Etc.	96
8.03	Compliance with Government Rules; Etc.	96
8.04	Environmental and Social Compliance	98
8.05	Insurance; Events of Loss	100
8.06	Proceedings	103
8.07	Taxes; ERISA	104
8.08	Books and Records; Inspection Rights; Accounting and Audit Matters	104
8.09	Use of Proceeds	105
8.10	Maintenance of Liens	106
8.11	Prohibition of Fundamental Changes	106
8.12	Restricted Payments	107
8.13	Liens	108

8.14	Investments	108
8.15	Permitted Swap Agreements	109
8.16	Indebtedness	110
8.17	Nature of Business	110
8.18	Project Construction; Maintenance of Properties	111
8.19	Construction Reports.	112
8.20	Project Documents; Etc.	113
8.21	Operating and Capital Budget	115
8.22	Operating Statements and Reports	116
8.23	Transactions with Affiliates	117
8.24	Other Documents and Information	117
8.25	Cooperation	118
8.26	Performance Tests	118
8.27	Separateness	119
8.28	Final Taking-Over; Commercial Operation; Project Completion	119
8.29	Suspension or Abandonment	120
8.30	Sanctionable Practices	120
8.31	Financial Covenants	120
8.32	Closing Fees; Expenses	120
8.33	Anti-Terrorism; Prohibited Activities	120
8.34	CDM	120
8.35	Accounts	120

ARTICLE IX Events of Default		121
9.01	Events of Default; Remedies	121
9.02	Exercise of Rights	124

ARTICLE X The Administrative Agent		125
10.01	Appointment, Powers and Immunities	125
10.02	Reliance by the Administrative Agent	125
10.03	Defaults	126
10.04	Rights as a Lender	126
10.05	Indemnification	126
10.06	Non-Reliance on the Administrative Agent and Other Lenders	127
10.07	Failure to Act	127
10.08	Resignation or Removal of the Administrative Agent	127
10.09	Consents under Transaction Documents	128
10.10	Appointment by Administrative Agent	128
10.11	Reports; Etc	129
10.12	Joint Mandated Arrangers	129

ARTICLE XI Miscellaneous		129
11.01	Waiver	129
11.02	Notices	129
11.03	Expenses; Indemnification; Etc	130
11.04	Amendments; Etc	131
11.05	Successors and Assigns	133

11.06	Assignments and Participations	133
11.07	SUBMISSION TO JURISDICTION; WAIVERS	136
11.08	Process Agent	137
11.09	Marshalling; Recapture	137
11.10	Treatment of Certain Information; Confidentiality	138
11.11	Interest Rate Limitation	139
11.12	Survival	139
11.13	Captions	139
11.14	Counterparts; Integration; Effectiveness	139
11.15	Reinstatement	140
11.16	Severability	140
11.17	Remedies; Letters of Credit	140
11.18	Currency of Payment	140
11.19	Judgment Currency	141
11.20	English Language	141
11.21	Waiver of Immunity	142
11.22	NO THIRD PARTY BENEFICIARIES	142
11.23	SPECIAL EXCULPATION	142
11.24	GOVERNING LAW	143
11.25	WAIVER OF JURY TRIAL	143

APPENDICES, SCHEDULES AND EXHIBITS

APPENDIX A	–	Lender Commitments
APPENDIX B-1	–	Amortization Schedule – Tranche A
APPENDIX B-2	–	Amortization Schedule – Tranche D
APPENDIX C	–	Anti-Corruption Guidelines
APPENDIX D	–	Prohibited Actitivies
APPENDIX E	–	Wire Transfer Information

Schedule 1.01(A)	–	Action Plan
Schedule 1.01(B)	–	O&M Performance Benchmarks
Schedule 6.02(e)(iii)	–	First Priority Lien - Required Filings, Registrations and Recordings as of the Initial Disbursement Date
Schedule 6.02(e)(iv)	–	First Priority Lien - Required Fees and Taxes as of the Initial Disbursement Date
Schedule 7.05(a)	–	Government Approvals – Closing Date
Schedule 7.05(b)	–	Government Approvals – Initial Disbursement Date
Schedule 7.05(c)	–	Government Approvals – After Initial Disbursement Date
Schedule 7.05(d)	–	Government Approvals – Project Completion Date
Schedule 7.07	–	Environmental Matters
Schedule 7.15(a)	–	Project Documents – Closing Date
Schedule 7.15(b1)	–	Project Documents – Initial Disbursement Date
Schedule 7.15(b2)	–	Project Documents – After Initial Disbursement Date
Schedule 7.15(c)	–	Project Documents – Project Completion Date
Schedule 7.15(e)	–	Existing Liens; Existing Indebtedness
Schedule 7.15(f)	–	Pre-Closing Change Orders
Schedule 8.05	–	Insurance Requirements
Schedule 8.10	–	First Priority Lien - Required Filings, Registrations and Recordings after the Initial Disbursement Date
Schedule 8.20	–	Property Rights - Required Registrations and Recordings after the Initial Disbursement Date
Schedule 8.22	–	Statistical Project Data
Schedule 8.22(a)	–	Form of Operating Statements

EXHIBIT A-1	–	Form of Tranche A Loan Note
EXHIBIT A-2	–	Form of Tranche B Loan Note
EXHIBIT A-3	–	Form of Tranche D Loan Note
EXHIBIT A-4	–	Form of Note Completion Agreement (Acuerdo de Llenado)
EXHIBIT B-1	–	Form of Borrowing Certificate
EXHIBIT B-2	–	Form of Notice of Borrowing
EXHIBIT C-1	–	Form of Project Completion Certificate
EXHIBIT C-2	–	Form of Independent Engineer’s Project Completion Certificate
EXHIBIT C-3	–	Form of Independent Engineer’s Certificate

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EXHIBIT C-4	–	Form of Independent Environmental and Social Consultant’s Certificate
EXHIBIT C-5	–	Form of Environmental and Social Monitoring Report
EXHIBIT D	–	Terms of Subordination
EXHIBIT E	–	Form of Assignment and Acceptance Agreement
EXHIBIT F-1	–	Form of Equity Contribution and Retention Agreement
EXHIBIT F-2	–	Form of Israel Corporation Equity Retention Agreement
EXHIBIT G	–	Form of Confidentiality Agreement
EXHIBIT H	–	Form of Collateral Agency and Depositary Agreement
EXHIBIT I-1	–	Form of Consent and Agreement (EPC Contract)
EXHIBIT I-2	–	Form of Consent and Agreement (PPA)
EXHIBIT I-3	–	Form of Consent and Agreement (Operator)
EXHIBIT J	–	Form of Process Agent Acceptance
EXHIBIT K	–	Form of Exporter Declaration
EXHIBIT L	–	Form of Transmission Concesssion Mortgage Agreement
EXHIBIT M	–	Form of Offshore Assignment of Reinsurance Proceeds

This CREDIT AGREEMENT (this “Agreement”), dated as of August 17, 2012, is made among Cerro del Aguila S.A., a sociedad anónima organized under the laws of Peru (the “Borrower”), each of the lenders that is a signatory to this Agreement identified as a “Lender” on the signature pages to this Agreement or that, pursuant to Section 11.06(b), shall become a “Lender” under this Agreement, Sumitomo Mitsui Banking Corporation, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), The Bank of Nova Scotia as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), Scotiabank Peru, S.A.A., as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and Sumitomo Mitsui Banking Corporation, as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”). Capitalized terms used in the recitals below have the meanings given them in Article I of this Agreement.

WHEREAS, the Borrower seeks to develop, design, engineer, procure, construct, commission, test, start-up, finance, own, operate and maintain a 525 MW hydroelectric power plant in the department of Huancavelica, Peru (the “Project”).

WHEREAS, the Borrower seeks senior secured financing to complete construction of and commence operation of the Project.

WHEREAS, the Borrower hereby requests the Lenders to make Senior Loans and Tranche C Loans from time to time to finance the development, construction and operation of the Project in an aggregate principal amount not to exceed $595,000,000.

WHEREAS, the Lenders are prepared to make such Senior Loans and Tranche C Loans upon the terms and conditions hereof.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETIVE MATTERS

1.01 Certain Defined Terms. In addition to the terms defined in the preamble above, and unless otherwise specified in this Agreement, capitalized terms used in this Agreement (including the appendices, schedules and exhibits hereto) shall have the meanings given to such terms below. Capitalized terms and other terms used in this Agreement shall be interpreted in accordance with Sections 1.02 and 1.03, as applicable.

“Acceptable Bank” (i) with respect to Permitted Investments in any Offshore Collateral Account, shall mean any bank or trust company which is organized or licensed under the laws of an OECD Country which has capital, surplus and undivided profits of at least $500,000,000 and has outstanding unguaranteed and unsecured long-term indebtedness which is rated “A-” or better by S&P and “A3” or better by Moody’s (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if neither such corporation is in the business of rating unsecured bank indebtedness) and (ii) with respect to Permitted Investments in any Onshore Collateral Account, shall mean any bank or trust company which is organized or licensed under the laws of Peru which has capital, surplus and undivided profits of at least $500,000,000 and has outstanding unguaranteed and unsecured long-term indebtedness which is rated “BBB-” (Global Scale) or better by S&P or “BA3” (Global Scale) or better by Moody’s.

“Acceptable COD O&M Arrangement” shall mean any of the following, in each case satisfactory to the Supermajority Lenders:

(i) a Borrower O&M Plan; or

(ii) a Kallpa O&M Agreement; or

(iii) an Acceptable Non-Affiliate O&M Agreement.

“Acceptable Insurance Broker” shall mean any reputable independent insurance and/or reinsurance broker reasonably satisfactory to the Administrative Agent, after consultation with the Independent Insurance Consultant and the Borrower.

“Acceptable LC Provider” shall mean (a) a bank that is rated “A-” or better by S&P and “A3” or better by Moody’s and otherwise acceptable to the Lenders or (b) Bank Leumi le Israel B.M., Bank Hapoalim B.M., BBVA Banco Continental, Banco de Crédito del Perú, Banco Internacional del Perú, Banco Itau S.A., Fiduciaria Bancolombia S.A. Sociedad Fiduciaria, Intesa San Paolo S.P.A. Scotiabank Peru S.A.A. or UniCredit Bank AG; provided that any bank listed in this sub-clause (b) shall maintain at least a BBB rating by S&P and Baa2 by Moody’s or better.

“Acceptable Letter of Credit” shall mean either an Equity Letter of Credit or a DSRA Letter of Credit.

“Acceptable Non-Affiliate O&M Agreement” shall mean an operation and maintenance agreement, executed by the Borrower and a Person acceptable to the Supermajority Lenders that is not an Affiliate of the Borrower, and containing terms and conditions satisfactory to the Supermajority Lenders, including a term at least through the Final Maturity Date and a price within a 5% variance of the price set forth in the Updated Base Case Forecast and consistent with the O&M Framework delivered pursuant to Section 6.01(b)(iii).

“Account Collateral” shall mean the collateral pledged in respect of the Project Accounts pursuant to the Security Documents.

“Accounting Principles” shall mean, with respect to the Borrower, IFRS and with respect to any other Person, IFRS or the generally accepted accounting principles and standards (as may be modified from time to time by the organization promulgating such principles or standards in the applicable jurisdiction for such Person) then in effect in such Person’s jurisdiction of incorporation or formation or, if such Person is a Subsidiary of another Person (the “Parent”) and does not prepare financials independently of its Parent, the jurisdiction of incorporation or formation of its Parent, as the case may be.

“Action Plan” shall mean the plan developed by the Operator and Borrower and approved in writing by the Independent Environmental and Social Consultant setting out specific social and environmental measures to be undertaken by the Borrower to (a) satisfy all recommendations contained in the Environmental and Social Consultant’s Report delivered pursuant to Section 6.01(f)(ii), and (b) enable the Project to be developed, designed, engineered, procured, constructed, commissioned, tested, started-up, financed, owned, operated and maintained in continuous compliance with the Environmental and Social Standards, attached hereto as Schedule 1.01(A) (as such plans may be amended or supplemented from time to time pursuant to Section 8.04(e)).

“Actual Project Acceptance Date” shall have the meaning assigned to such term in the EPC Contract.

“Additional Project Document” shall mean any contract or agreement relating to the Project entered into by the Borrower, or by an agent on behalf of the Borrower, subsequent to the Closing Date.

“Administrative Account” shall have the meaning assigned to such term in Section 2.02(b).

“Administrative Agency Fee Letter” shall mean that certain letter agreement, dated as of the Closing Date, among the Borrower, the Administrative Agent and the SACE Agent with respect to certain fees payable by the Borrower to the Administrative Agent and the SACE Agent.

“Administrative Agent” shall have the meaning assigned to that term in the preamble.

“Administrative Fee” shall have the meaning assigned to that term in Section 2.04(b).

“Advance Date” shall have the meaning assigned to that term in Section 4.06.

“Affected Property” shall mean the Property of the Borrower lost, destroyed, damaged or otherwise taken as a result of any Event of Loss.

“Affiliate” shall mean any Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, a specified Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust. Notwithstanding the foregoing, the definition of “Affiliate” shall not encompass (a) any individual solely by reason of his or her being a director, officer or employee of any Person and (b) any Agent or any Lender.

“Agents” shall mean the Administrative Agent, the Collateral Agents, the SACE Agent, the Trustee and the Depositary.

“Aggregate Tranche A Loan Commitment” shall mean $304,850,000, as such amount may increase from time to time if any Tranche C Loan Commitments are assigned pursuant to Section 11.06(b).

“Aggregate Tranche B Loan Commitment” shall mean $164,150,000, as such amount may increase from time to time if any Tranche C Loan Commitments are assigned pursuant to Section 11.06(b).

“Aggregate Tranche C Loan Commitment” shall mean $56,343,858.

“Aggregate Tranche D Loan Commitment” shall mean $65,000,000, as such amount may increase from time to time if any Tranche C Loan Commitments are assigned pursuant to Section 11.06(b).

“Agreement” shall have the meaning assigned to that term in the preamble.

“Alternative Base Rate” shall mean an amount equal to the higher of (a) the Prime Rate and (b) the prevailing Federal Funds Rate plus 0.50%.

“ANA” shall mean the National Water Authority (Autoridad Nacional del Agua) of Peru.

“Ancillary Documents” shall mean, with respect to each Additional Project Document entered into by the Borrower, or by an agent on behalf of the Borrower, subsequent to the Closing Date: (a) each security agreement or instrument necessary to grant to the Collateral Agents, a perfected Lien in such Additional Project Document with the priority contemplated by the Security Documents, (b) each recorded financing statement and other filings required to perfect such Lien, (c) an opinion of counsel to the Borrower and, in the case of Acceptable COD O&M Arrangement (other than a Borrower O&M Plan) or a replacement of the EPC Contract, an opinion of counsel to the relevant Material Project Party and (d) in the case of any material PPA, Acceptable COD O&M Arrangement or a replacement of the EPC Contract, a Consent and Agreement from each Person party to such Additional Project Document and any other Person guaranteeing or otherwise providing credit support for such Material Project Party’s obligations.

“Anti-Money Laundering Laws” shall mean, collectively, (a) Title III of the USA PATRIOT Act and (b) any other law, regulation, order, decree or directive of any Government Authority in a relevant jurisdiction having the force of law and relating to anti-money laundering and applicable to the Borrower.

“Applicable Lending Office” shall mean, for each Senior Lender, the “Lending Office” of such Senior Lender (or of an Affiliate of such Senior Lender) designated on Appendix A or such other office of such Senior Lender (or of an Affiliate of such Lender) as such Senior Lender may from time to time specify to the Agents and the Borrower as the office for its Loans; provided, that any Senior Lender may from time to time change its “Applicable Lending Office” by delivering notice of such change to the Agents and the Borrower.

“Applicable Margin” shall have the meaning set forth in the table below for each Loan:

	From the Closing	On and from the	On and from the	On and from the
	Date until (and	first date after the	first date after the	first date after the
	including) the	first Interest	first Interest	first Interest
	first Interest	Payment Date	Payment Date	Payment Date
	Payment Date	immediately	immediately	immediately
	immediately	following the	following the	following the
	following the	fifth (5th)	eighth (8th)	eleventh (11th)
	fifth (5th)	anniversary of	anniversary of	anniversary of
	anniversary of	the Closing Date	the Closing Date	the Closing Date
	the Closing Date	until (and	until (and	until (and
		including) the	including) the	including) the
		first Interest	first Interest	Final Maturity
		Payment Date	Payment Date	Date or the
		immediately	immediately	Tranche D Final
		following the	following the	Maturity Date, as
		eighth (8th)	eleventh (11th)	applicable
		anniversary of	anniversary of
		the Closing Date	the Closing Date

Tranche A Loans:	4.25%	4.75%	5.25%	5.50%

Tranche B Loans:	4.25%	5.00%	5.75%	6.25%

Tranche C Loans:	4.25%	5.00%	5.75%	6.25%

Tranche D Loans:	2.75%	3.25%	3.60%	3.60%

“Asset Pledge Agreement” shall mean that certain moveable assets pledge (Contrato de Garantía Mobiliaria Sobre Activos), to be entered into prior to the Initial Disbursement Date, between the Borrower and the Onshore Collateral Agent, executed before a Notary Public and to be registered in the Peruvian Public Registry.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Auditors” shall have the meaning assigned to such term in Section 8.08(c).

“Authorized Officer” shall mean: (a) with respect to any Person that is a corporation, company or a sociedad anónima, the chairman, chief executive officer, president, vice president, assistant vice-president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person or the individuals authorized to act as such by its by-laws or estatutos sociales, (b) with respect to any Person that is a partnership, each general partner of such person or the chairman, chief executive officer, president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of a general partner of such Person and

(c) with respect to any Person that is a limited liability company, the manager, the managing partner or a duly appointed officer of such Person or the individuals authorized to represent such person pursuant to the constitutive documents of such limited liability company or the chairman, chief executive officer, president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of a manager or managing member of such Person.

“Bankruptcy” shall mean, with respect to any Person, the occurrence of any of the following events, conditions or circumstances: (a) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, concurso de acreedores, dissolution or similar relief for itself under the Peruvian General Bankruptcy Act, as amended, or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file in a timely manner a petition or motion to vacate or discharge any order, judgment or decree after entry of such order, judgment or decree), (b) an involuntary case or other proceeding shall be commenced against such Person seeking any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, concurso de acreedores, dissolution or similar relief with respect to such Person or its debts under the Peruvian General Bankruptcy Act, as amended, or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) Business Days, (c) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Peruvian General Bankruptcy Act, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive), (d) such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due, (e) such Person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors or (f) such Person shall take any corporate, limited liability company or partnership action for the purpose of effecting any of the foregoing.

“Base Case Forecast” shall mean the quarterly projections relating to the Project Development and operation of the Project for the period commencing on the Closing Date and continuing for a period of twenty (20) years, as prepared by the Borrower according to the methodology and assumptions agreed with the Lenders and the Independent Engineer, and in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which projections shall be certified by an Authorized Officer of the Borrower to the effect that (a) such projections were made in good faith and (b) the assumptions on the basis of which such projections were made were (when made) believed to be reasonable and consistent with the Project Construction Budget and Schedule and the Transaction Documents.

“Base Case Total Project Costs” shall mean the total Project Costs contemplated in the Base Case Forecast or after the delivery thereof, the Updated Base Case Forecast.

“Basic Terms and Conditions of Employment” means the requirements as applicable to the Borrower on wage, working hours, labor contracts and occupational health and safety issues, arising from ILO conventions 26 and 131 (on remuneration), 1 (on working hours) and 155 (on health and safety).

“Board” shall mean the Board of Governors of the Federal Reserve System.

“Borrower” shall have the meaning assigned to that term in the preamble.

“Borrower O&M Plan” shall mean a comprehensive operation and maintenance plan to be implemented by the Borrower, which shall be consistent with the O&M Framework delivered pursuant to Section 6.01(b)(iii) and satisfactory to the Supermajority Lenders (in consultation with the Independent Engineer), and containing the performance benchmarks set forth on Schedule 1.01(B) hereto.

“Borrower’s Knowledge” shall mean the earlier of actual knowledge of the Borrower or receipt of notice by an Authorized Officer of any Credit Party with respect to a matter relating to a part of any Credit Party’s business (as it relates to the Project) for which such Authorized Officer is responsible for the management or day-to-day operations.

“Borrowing” shall mean a borrowing of Loans on any Disbursement Date.

“Borrowing Certificate” shall mean a certificate and related attachments and certifications, substantially in the form of Exhibit B-1 executed by an Authorized Officer of the Borrower requesting a Borrowing of Loans as set forth under this Agreement and otherwise duly completed.

“Broker’s Letter of Undertaking” shall mean the broker’s letter of undertaking (for insurances/reinsurances arranged by the Borrower) substantially in the form attached as Appendix 3 to Schedule 8.05.

“Business Day” shall mean any day that is not a Saturday, Sunday or any other day on which commercial banks are authorized or required by law to be closed in New York, New York, Amsterdam, Netherlands and Lima, Peru; provided that when used in connection with the LIBO Rate, a Borrowing or payment of prepayment of principal of or interest on, a Loan or a notice by the Borrower with respect to any such Borrowing, payment, prepayment or Interest Period, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period after the Closing Date, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by (or on behalf of) the Borrower to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with its Accounting Principles (other than such expenditures paid out of casualty insurance proceeds), but excluding Project Costs.

“Capital Lease Obligations” shall mean, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under its Accounting Principles and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with the relevant Accounting Principles.

“Cash Flow Available for Debt Service” shall mean, for any period, the excess (if any) of (a) the sum of Project Revenues and Spot Revenues for such period less (b) the sum of Operation and Maintenance Expenses and Spot Market Expenses paid during such period.

“CDM” shall mean the clean development mechanism defined under Article 12 of the Kyoto Protocol as implemented through the International Rules.

“CER” shall mean a unit of saleable certified emission reduction credits and any other GHG Reduction pursuant to the CDM which is equal to one metric tonne of carbon dioxide equivalent abated issued by the CDM executive board pursuant to Article 12 of the Kyoto Protocol and the decisions adopted pursuant to that treaty and any successor thereto.

“Change in Control” shall mean any reduction of the direct or indirect ownership, economic or voting interest of (a) Israel Corporation to less than 50.1% of the Project Sponsor (provided that in the event that (i) there has occurred an initial public offering of the Project Sponsor the Tel Aviv Stock Exchange, the Lima, Peru Stock Exchange or any other major stock exchange governed by an Ordinary Member of the International Organization of Securities Commissions, no Change in Control shall be deemed to have occurred so long as Israel Corporation continues to Control the Project Sponsor even though it may own less than 50.1% of the Project Sponsor, (b) prior to the Project Completion Date, any of the Pledgors to less than their respective percentage ownership as set forth in Section 7.25(a), (c) prior to the Project Completion Date, the Project Sponsor to less than 100% of the Inkia Pledgor and (d) after the Project Completion Date, the Project Sponsor to less than 50.1% of the Borrower; provided, however, that any reduction of ownership, economic or voting interests otherwise allowed above shall (A) be on an arm’s length basis, (B) result in the seller (other than the Quimpac Pledgor) retaining direct or indirect Control over the subject entity (including, without limitation, the ability to appoint a majority of the members of the board of directors or equivalent body) and (C) prior to or simultaneously with reduction of ownership, economic or voting interests, the purchaser shall deliver to the Administrative Agent such documents (including documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws and, if applicable, an accession to any Financing Document to which any Credit Party or Israel Corporation is a party and legal opinions in respect of such Financing Documents), each of which shall be in form and substance reasonably satisfactory to the Administrative Agent, and, in the case of a transfer by any Pledgor of its Equity Interests in the Borrower, shall take such actions as shall be requested by the

Administrative Agent in connection with the granting or maintenance of a first-lien security interest in the Equity Interests of the Borrower. Notwithstanding anything to the contrary contained herein, except in connection with an initial public offering of the Project Sponsor on the Tel Aviv Stock Exchange, the Lima, Peru Stock Exchange or any other major stock exchange governed by an Ordinary Member of the International Organization of Securities Commissions, no sale contemplated herein may be to any Person who is (or an Affiliate of a Person who is) (1) then currently engaged in a material dispute with any Credit Party or Senior Lender, (2) then in default under any material indebtedness owing to any Credit Party or Senior Lender, (3) prohibited, once any sale contemplated in this definition is consummated, from receiving additional indebtedness from any Senior Lender, (4) identified by the Office of Foreign Assets control of the U.S. Department of the Treasury as subject to sanctions imposed by the U.S. Government on the basis that such Person, its Affiliates or the government of its or any of its Affiliates’ home jurisdiction has engaged in or supports terrorism or other international criminal activity or (5) identified as having any business relationships with specially designated nationals and blocked persons or entities maintained on any Sanction List.

“Change in Law” shall mean, with respect to any Lender (or its Applicable Lending Office), the occurrence after the date of the execution and delivery of this Agreement of the following events: (a) the adoption of any applicable Government Rule, (b) any change in any applicable Government Rule (including Regulation D) or in the interpretation or administration of such applicable Government Rule (including Regulation D) by any Government Authority charged with its interpretation or administration or (c) the adoption or making of any interpretation, directive, guideline, policy or request applying to a class of Lenders including such Lender of or under any Government Rule or in the interpretation or administration of any Government Rule (including Regulation D) (whether or not having the force of law and whether or not failure to comply would be unlawful, but with respect to which similarly situated banks generally comply) by any Government Authority charged with its interpretation or administration. Notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change Orders” shall have the meaning given to such term in Section 8.20(e).

“Charges” shall have the meaning given to such term in Section 11.11.

“Closing Date” shall mean August 17, 2012, which is the date on which the Administrative Agent shall have notified the Borrower that all of the conditions set forth in Section 6.01 shall have been satisfied (or waived by each Lender).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“COES” shall mean the Comité de Operación Económica del Sistema Interconectado Nacional, which is the entity responsible for the operation and coordination of the national power grid and the Spot Market.

“COFIDE” shall mean la Corporación Financiera de Desarrollo S.A., a sociedad anónima organized under the laws of Peru.

“COFIDE Guarantee” shall mean, either, (a) any guarantee agreement (fianza solidaria) between COFIDE and FMO with respect to a portion of FMO’s Senior Loan Commitments or (b) a channeling resource agreement (contrato de canalización de recursos) between COFIDE and Banco Internacional del Perú, with respect to all or a portion of such Senior Lender’s Senior Loan Commitments.

“COFIDE Tranche A Guaranteed Notes” shall have the meaning given to such term in Section 2.07(a).

“COFIDE Tranche B Guaranteed Notes” shall have the meaning given to such term in Section 2.07(b).

“Collateral” shall mean (a) Account Collateral and (b) any Property of any Credit Party, whether real, personal or mixed, with respect to which a Lien is granted as security for the Secured Obligations.

“Collateral Agents” shall mean the Onshore Collateral Agent and the Offshore Collateral Agent, and “Collateral Agent” means either of them.

“Collateral Agency and Depositary Agreement” shall mean the Collateral Agency and Security Deposit Agreement, to be entered into prior to the Initial Disbursement Date substantially in the form of Exhibit H, among the Offshore Collateral Agent, the Onshore Collateral Agent, the Depositary, the Trustee, the Administrative Agent and the Borrower.

“Commercial Operation Date” shall mean the date when the Project has achieved commercial operations (puesta en operación comercial) under the Investment Agreement, as confirmed by COES, with at least 111% of the Contracted Capacity (Potencia Contratada, as defined in the Investment Agreement) (such amount as used in this definition, the “Minimum IA Operating Capacity”); provided that, the Minimum IA Operating Capacity shall not be required to achieve the Commercial Operation Date under this Agreement if the MINEM has issued a letter confirming that (a) operating with at least 111% Contracted Capacity is not contractually required under the Investment Agreement and (b) operating with less than 111% Contracted Capacity will not be considered a termination event under the Investment Agreement.

“Commitments” shall mean, collectively, the Senior Loan Commitments and the Tranche C Loan Commitments.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.04(a).

“Common Representative” shall mean an institution acceptable to the Administrative Agent, to be appointed as irrevocable common representative of the Borrower and the Onshore Collateral Agent in the Share Pledge Agreement, as required by the Peruvian Pledge Act.

“Concession Agreements” shall mean, collectively, (i) the Definitive Generation Concession Agreement and (ii) the Transmission Concession Agreement and “Concession Agreement” means any of them.

“Conditional Assignment of Contractual Position Agreement” shall mean the Conditional Assignment of Contractual Position Agreement (Contrato de Cesión Condicionada de Posición Contractual), to be entered into prior to the Initial Disbursement Date, between Inkia Holdings (Kallpa) Limited and the Onshore Collateral Agent, executed before a notary public in Peru and to be registered in the corresponding Peruvian Public Registry prior to the Initial Disbursement Date.

“Conditional Assignment of Rights and Contractual Position Agreement” shall mean the Conditional Assignment of Rights and Contractual Position Agreement (Contrato de Cesión Condicionada de Derechos y de Posición Contractual), to be entered into prior to the Initial Disbursement Date, between the Borrower and the Onshore Collateral Agent, executed before a notary public in Peru and to be registered in the corresponding Peruvian Public Registry prior to the Initial Disbursement Date.

“Confidentiality Agreement” shall mean a confidentiality agreement among a Lender and a prospective assignee or participant substantially in the form attached to this Agreement as Exhibit G.

“Consent and Agreement” shall mean (a) with respect to the EPC Contractor, a Consent and Agreement with respect to the EPC Contract, substantially in the form of Exhibit I-1 and otherwise acceptable to the Administrative Agent, acting reasonably (b) with respect to ElectroPeru, a Consent and Agreement with respect to the ElectroPeru PPA, substantially in the form of Exhibit I-2 and otherwise acceptable to the Administrative Agent, acting reasonably (c) with respect to each of Luz del Sur, S.A.A., Edelnor S.A.A. and Edecañete S.A., a Consent and Agreement with respect to the relevant Luz del Sur PPA, substantially in the form of Exhibit I-2 and otherwise acceptable to the Administrative Agent, acting reasonably (d) with respect to any Operator (other than the Borrower), a Consent and Agreement, substantially in the form of Exhibit I-3 and otherwise acceptable to the Administrative Agent, acting reasonably and (e) any Consent and Agreement referred to in sub-clause (d) of the definition of “Ancillary Documents”.

“Construction Account” shall mean the offshore construction account to be established pursuant to the Collateral Agency and Depositary Agreement.

“Construction Report” shall mean a “Construction Report”, in form, scope and substance acceptable to the Administrative Agent (in consultation with the Independent Engineer), executed by an Authorized Officer of the Borrower or the Independent Engineer, as applicable, and delivered from time to time as contemplated by Section 8.19.

“Contest” shall mean, with respect to any Person, with respect to (a) any Taxes or any Lien imposed on Property of such Person (or the related underlying claim for labor, material, supplies or services) by any Government Authority for Taxes or with respect to obligations under ERISA or (b) the determination of Project Completion, any unpaid cost or expense referenced in clause (d) of the definition of Project Completion (each, a “Subject Claim”), a contest of the amount, validity or application, in whole or in part, of such Subject Claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as: (i) adequate cash reserves have been established with respect to such Subject Claim in accordance with such Person’s Accounting Principles, (ii) during the period of such contest the enforcement of such Subject Claim is effectively stayed and any Lien (including any inchoate Lien) arising by virtue of such Subject Claim shall, if required by applicable Government Rule, be effectively secured by posting of cash collateral or a surety bond (or similar instrument) by a reputable surety company, (iii) with regard to the determination of Project Completion, Subject Claims related to unpaid costs and expenses referenced in clause (d) of the definition of Project Completion shall not be in excess of $10,000,000 in the aggregate and such Subject Claims shall be effectively secured by the posting of cash collateral or a letter of credit by an Acceptable LC Provider in form and substance acceptable to the Majority Lenders, (iv) neither the Administrative Agent nor any Lender could reasonably be expected to be exposed to any risk of criminal liability or civil liability as a result of such contest and (v) the failure to pay such Subject Claim under the circumstances described above could not otherwise reasonably be expected to have a Material Adverse Effect. The term “Contest” used as a verb shall have a correlative meaning.

“Contingent Equity Contribution” shall have the meaning assigned to such term in the Equity Contribution and Retention Agreement.

“Contingent Equity Credit Support” shall have the meaning assigned to such term in the Equity Contribution and Retention Agreement.

“Contracted Cash Flow Available for Debt Service” shall mean, for any quarterly fiscal period, the excess (if any) of (a) the sum of (x) Project Revenues described in sub-clause (a) of the definition of “Project Revenues” herein for such period plus (y) the sum of (1) Spot Capacity Revenues net of purchases of capacity from the Spot Market and (2) Spot Energy Revenues net of purchases of energy from the Spot Market (if negative) for such quarterly fiscal period less (b) the sum of all Operation and Maintenance Expenses during such quarterly fiscal period.

“Contracted Cash Flow DSCR” shall mean, as at any calculation date, for the period of four (4) consecutive quarterly fiscal periods then most recently ended (or any other period referred to in this Agreement for which this ratio is required to be calculated), the ratio of (a) Contracted Cash Flow Available for Debt Service and (b) Debt Service for such period.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies or the composition of its board or equivalent body (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), and, in any event, any Person owning greater than 50% of the voting securities of another Person shall be deemed to Control that Person.

“Core Labor Standards” means the requirements as applicable to the Borrower on child and forced labor, discrimination and freedom of association and collective bargaining, arising from the ILO Declaration on Fundamental Principles and Rights at Work, adopted in 1998 and covering: (i) freedom of association and the right to collective bargaining, (ii) the elimination of forced and compulsory labor, (iii) the abolition of child labor and (iv) the elimination of discrimination in the workplace.

“Credits” shall mean any credits, benefits, incentives or other environmental attributes or payments in lieu thereof, such as renewable energy credits, capacity credits, certificates, allowances, emissions reductions, pollution/emission credits, greenhouse gas reduction, rights to payments, tradable generation rights, green tag or similar right however entitled, whether arising pursuant to any International Rules, Environmental and Social Laws, Government Rule, regulation, certification, markets, trading, off-set, private transaction, renewable portfolio standards, voluntary programs, government programs or auctions, or otherwise and arising as a result of the Project’s characterization as a renewable energy generation facility and related to its benefits to the environment, including CERs, but specifically excluding any and all production tax credits, investment tax credits and any other tax credits or tax benefits which are or will be generated by the Project.

“Credit Party” shall mean the Borrower, the Pledgors and, until the Project Completion Date, the Project Sponsor.

“Currency Rate Protection Agreement” shall mean, for any Person, any foreign exchange hedging arrangement between such Person and one or more financial institutions providing for the mitigation of foreign currency exchange risk either generally or under specific contingencies in form and substance acceptable to the Administrative Agent.

“Currency Swap Coordinators” shall mean one or more Permitted Swap Providers chosen by the Borrower.

“Debt Service” shall mean, for any period the sum, computed without duplication, of the following: (a) all amounts payable by the Borrower in respect of scheduled payments of principal of the Loans for such period and any amounts past due from any prior period (and excluding prepayments of Loans payable during such period pursuant to Section 3.04) plus (b) all amounts payable by the Borrower in respect of Interest Expense for such period plus (c) all fees, premia and financing costs which are due for payment by the Borrower in respect of the Loans in accordance with the relevant terms of and conditions of the Financing Documents.

“Debt Service Coverage Ratio” shall mean, as at any calculation date, for the period of four (4) consecutive quarterly fiscal periods then most recently ended (or any other period referred to in this Agreement for which this ratio is required to be calculated), the ratio of (a) Cash Flow Available for Debt Service and (b) Debt Service for such period.

“Debt Service Reserve Account” shall mean the debt service reserve account to be established pursuant to the Collateral Agency and Depositary Agreement.

“Debt Sizing Parameters” shall mean: (a) at least 1.55:1.00 minimum Debt Service Coverage Ratio assuming P50 Production, (b) at least 1.65:1.00 average Debt Service Coverage Ratio assuming P50 Production, (c) at least 1.10:1.00 minimum Quarterly Debt Service Coverage Ratio assuming P95 Production, (d) at least 1.20:1.00 minimum Contracted Cash Flow DSCR and (e) a Debt to Equity Ratio no greater than 65:35.

“Debt to Equity Ratio” shall mean, as of any date of determination, the ratio of (a) the aggregate principal amount of Loans outstanding under this Agreement after giving effect to any Loans made on such date to (b) the aggregate Equity that has been irrevocably contributed to the Borrower.

“Default” shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

“Defaulting Lender” shall mean, at any time, subject to Section 4.08(d), (a) a Senior Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan or make any other payment due hereunder (a “funding obligation”) unless such Senior Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Senior Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (b) any Senior Lender that has notified the Administrative Agent in writing, or has officially stated publicly, that it will not comply with any such funding obligation hereunder unless such Senior Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Senior Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (c) any Senior Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar financing agreement, (d) any Senior Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or Borrower, failed to confirm in writing to the Administrative Agent, that it will comply with its prospective funding obligations hereunder (provided that such Senior Lender will cease to be a Defaulting Senior Lender pursuant to this clause (d) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), (e) any Senior Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Senior Lender or its Parent Company. Any determination by the Administrative Agent that a Senior Lender is a Defaulting Lender under any of clauses (a) through (e) above will be conclusive and binding absent manifest error, and such Senior Lender will be deemed to be a Defaulting Lender (subject to Section 4.08(d)) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Definitive Generation Concession Agreement” shall mean the Definitive Generation Concession Agreement (Contrato de Concesión Definitiva de Generación de Energía Eléctrica Nº 358-2010), dated January 5, 2011, between the Borrower (as assignee of Kallpa Generación, S.A.) and MINEM, as amended by Public Deed dated June 24, 2011.

“Definitive Generation Concession Mortgage Agreement” shall mean the Definitive Generation Concession Mortgage Agreement (Contrato de Hipoteca sobre Concesión Definitiva de Generación), to be entered into prior to the Initial Disbursement Date, between the Borrower and the Onshore Collateral Agent, executed before a notary public and to be registered in the Peruvian Public Registry prior to the Initial Disbursement Date.

“DEG” shall mean DEG – Deutsche Investitions – und Entwicklungsgesellschaft mbH.

“Depositary” shall mean The Bank of Nova Scotia, New York Agency appointed as depositary under the Collateral Agency and Depositary Agreement.

“Disbursement Date” shall mean the date on which a Borrowing under each of the Commitments occurs immediately following satisfaction (or waiver in accordance with the terms of this Agreement) of the applicable conditions precedent in Article VI.

“Disposition” shall mean any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower to any other Person excluding any sale, assignment, transfer or other disposition of any property sold or disposed of in the ordinary course of business.

“Dollars” and “$” shall mean lawful money of the United States.

“DSRA Letter of Credit” shall have the meaning assigned to such term in the Collateral Agency and Depositary Agreement.

“E&S Management System” shall mean, the social, environmental, health and safety management system of the Borrower and the Operator that enables the Borrower to monitor, identify, assess and manage risks in respect of their activities and the operation of the Project on an ongoing basis and which is dedicated to the structural improvement of the environmental and social performance of the Project, which system shall be reasonably satisfactory to the Lenders.

“ElectroPeru” shall mean Electricidad del Perú S.A.

“ElectroPeru PPA” shall mean that certain power purchase agreement (Contrato para el Suministro de Energía Eléctrica), dated March 8, 2011, by and between ElectroPeru and the Borrower.

“Eligible Assignee” shall mean (a) a Senior Lender, (b) an Affiliate of a Senior Lender, (c) COFIDE, (d) SACE and (e) any other Person (other than a natural person) approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed; provided that at any time prior to the end of the Tranche A Loan Commitment Period, any “Eligible Assignee” (other than COFIDE or SACE) shall be rated at least BBB or better by S&P as of the date of such assignment.

“Eligible Contract Expenditures” shall mean any expenditures paid or to be paid under the terms of the Eligible Contract to the Eligible Contractor with respect to goods and/or services supplied or to be supplied by the Eligible Contractor to the Borrower pursuant to the Eligible Contract eligible for financing hereunder.

“Eligible Contractor” shall mean Astaldi S.p.A.

“Eligible Contract” shall mean the EPC Contract.

“Eligible Costs” shall mean, collectively, (i) the Eligible Contract Expenditures, (ii) one hundred percent (100%) of the SACE Premium and (iii) up to one hundred percent (100%) of the Eligible Tranche D IDC.

“Eligible Tranche D IDC” shall mean capitalized interest on the Tranche D Loans accruing prior to the Initial Amortizing Senior Loan Tranche Principal Payment Date.

“Environmental Impact Assessment” shall mean the Estudio de Impacto Ambiental del Proyecto “Central Hidroeléctrica Cerro del Aguila”) as described in Item #1 on Schedule 7.05(b).

“Environmental and Social Claim” shall mean any investigation, claim, administrative, regulatory or judicial action, suit, judgment, or demand, in each case, requesting or imposing injunctive or equitable relief, or alleging or asserting a liability or obligation arising under any Environmental and Social Law, including any liability or obligation for investigatory costs, corrective, rehabilitation, reclamation or restoration costs, cleanup costs, governmental response costs, contribution, cost recovery, damages to the environment, surface water, groundwater, wetlands, air quality, wildlife, natural resources or other Property, personal injuries, fines, penalties or restrictions pursuant to an Environmental and Social Law arising out of or based on (a) the presence, Use, exposure to, or Release or threatened Release of any Hazardous Material at any location, (b) any violation or alleged violation of any Environmental and Social Law or (c) labor disputes and health impacts.

“Environmental and Social Consultant’s Report” shall mean a report relating to the environmental and social aspects of the Project verifying compliance with the Environmental and Social Standards and the Action Plan, prepared by the Independent Environmental and Social Consultant, and certified by the Independent Environmental and Social Consultant that such report was prepared in accordance with Principle 7 of the Equator Principles, and reasonably acceptable to the Administrative Agent and based on the classification of the Project as a “Category A” Project under the Equator Principles.

“Environmental and Social Laws” shall mean any and all current or future Government Rules applicable to the Project, in effect at the relevant time, relating to pollution or the protection of the environment, surface water, groundwater, wildlife, air quality, human health or safety or natural resources, and all such Government Rules regulating or imposing liability or standards of conduct with respect to (a) emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, (b) the Use of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, (c) human exposure to chemicals, contaminants, additives or hazardous materials or conditions, (d) occupational safety and health requirements, (e) public health and safety, (f) the regulation of industrial relations (between government, employers and employees), (g) the regulation of public participation, (h) the protection and regulation of ownership of immovable goods and intellectual and cultural property rights, (i) the protection and empowerment of indigenous peoples or ethnic groups, including with respect to the protection and regulation of ownership of land rights, (j) the protection, restoration and promotion of cultural heritage, (k) environmental justice or (l) relating to any other environmental, social, labor, health and safety or security risks of the type contemplated by the Environmental and Social Standards.

“Environmental and Social Monitoring Report” shall mean a report relating to the environmental and social aspects of the Project prepared by an Authorized Officer of the Borrower, substantially in the form of Exhibit C-5, and delivered pursuant to Section 8.04(d).

“Environmental and Social Standards” shall mean, collectively: (a) the Performance Standards, (b) the Equator Principles, (c) Core Labor Standards and (d) Basic Terms and Conditions of Employment.

“EPC Contract” shall mean the turnkey engineering procurement and construction contract for Cerro del Aguila hydroelectric power plant, dated as of November 4 2011, by and between the Borrower and the EPC Contractor, as the same may be amended from time to time as permitted by this Agreement.

“EPC Contractor” shall mean jointly and severally, Astaldi S.p.A. and GyM S.A.

“Equator Principles” shall mean the principles named “Equator Principles—A financial industry benchmark for determining, assessing and managing social and environmental risk in project financing” adopted by various financing institutions in the form dated June 2006, or, if revised thereafter, as the same exists as of the applicable date, that are published on the internet at www.equator-principles.com.

“Equity” shall mean, as of any date of determination, the sum of, without duplication, (a) paid-in capital registered on the books of the Borrower as equity (and not reimbursed by the Borrower) and (b) all Shareholder Contributions, including, in each case, amounts drawn from Equity Letters of Credit provided pursuant to the Equity Contribution and Retention Agreement.

“Equity Contribution and Retention Agreement” shall mean that certain equity contribution and retention agreement, dated as of the Closing Date, among the Borrower, each of the other Credit Parties party thereto, the Administrative Agent and the Offshore Collateral Agent, substantially in the form of Exhibit F-1.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Letter of Credit” shall have the meaning assigned to such term in the Equity Contribution and Retention Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under section 414 of the Code.

“European Union Restrictions List” shall mean the “Consolidated list of persons, groups and entities subject to EU financial sanctions”, as published by the European Union from time to time, and available on the Internet at the following website: “http://ec.europa.eu/external_relations/cfsp/sanctions/consol-list_en.htm or any official successor website.

“Event of Abandonment” shall mean a formal, public announcement by any Credit Party, the EPC Contractor or the Operator of a decision to abandon or indefinitely defer, or the abandonment of, the construction, completion or operation of any material portion of the Project for any reason.

“Event of Default” shall have the meaning assigned to such term in Section 9.01.

“Event of Force Majeure” shall have the meaning given to “Fuerza Mayor” in each of the Investment Agreement and the Definitive Generation Concession Agreement and any other force majeure event or analogous occurrence under any Project Document.

“Event of Loss” shall mean any loss of, destruction of or damage to, or any condemnation or other taking of (including an Event of Taking) any Property of the Borrower.

“Event of Taking” shall mean any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action or threat of any such action of or proceeding by any Government Authority or other Person relating to all or any part of the Project.

“Event of Total Loss” shall mean the occurrence of an Event of Loss affecting all or substantially all of the Project or the Property of the Borrower.

“Excluded Taxes” shall mean, (i) with respect to the Administrative Agent, the SACE Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, income, franchise or branch profit Taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located and (ii) in the case of a Lender, any withholding tax attributable to the Lender’s failure to comply with Section 5.04(e).

“Export Contract Value” shall mean the aggregate amount paid or to be paid under the terms of any Eligible Contract to the Eligible Contractor for goods and/or services exported, excluding any goods and/or services of Peruvian origin.

“Exporter Declaration” has the meaning set forth in Section 6.03(c)(iii).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantially comparable) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean, collectively, the Offshore Collateral Agency Fee Letter, the Onshore Collateral Agency Fee Letter, the Administrative Agency Fee Letter, the Trustee Fee Letter, the Upfront Fee Letter and the Syndication Fee Letter.

“Final Acceptance Certificate” shall have the meaning assigned to such term in the EPC Contract.

“Final Costs” shall mean any of the following: (i) approved and budgeted Project Costs with respect to start-up costs, (ii) Project Costs with respect to budgeted punch-list items, (iii) Spot Market Expenses and (iv) approved and budgeted Operation and Maintenance Expenses for the period of time from the Initial Partial Taking-Over Date until the Actual Project Acceptance Date.

“Final Maturity Date” shall mean the date that is twelve (12) years from the Closing Date; provided, that if such date is not a Business Day, the “Final Maturity Date” shall be the immediately preceding Business Day.

“Final Taking-Over Date” shall have the meaning assigned to such term in the EPC Contract.

“Financing Document Currency” has the meaning assigned to such term in Section 11.18.

“Financing Documents” shall mean this Agreement, each of the Notes, Note Completion Agreements, the Fee Letters, each of the Security Documents, the Equity Contribution and Retention Agreement, the Israel Corporation Equity Retention Agreement, the Subordination Agreements, the Israel Corporation Guarantee, each of the Permitted Swap Agreements, the SACE Reimbursement Agreement, and each Guarantee and credit support instrument provided in connection with any of the foregoing.

“Fiscal Year” shall mean a fiscal year of the Borrower ending on December 31 of each calendar year.

“FMO” shall mean Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Credit Party with respect to employees employed outside the United States (other than any governmental arrangement) and as to which there are statutory funding requirements prior to retirement or other termination of employment.

“Generator Set” shall have the meaning assigned to such term in the EPC Contract.

“GHG Reduction” shall mean the removal, sequestration, reduction, mitigation or avoidance, of greenhouse gases by a CDM project activity (as described in such project’s design document), or equivalent project activity under the voluntary rules, that project’s baseline and measured in tonnes of carbon dioxide equivalent, which have been generated in a manner consistent with the CDM and/or the voluntary rules (each as may be succeeded by equivalent rules based on the International Rules or the voluntary rules for the reduction of greenhouse gases).

“Good Industry Practices” shall mean those practices, methods, equipment, specifications and standards of safety and performance, as are commonly accepted in the international hydroelectric power industry as good, safe and prudent practices in connection with the design, construction, operation, maintenance, repair and use of the Project. “Good Industry Practices” as defined herein does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“Government Approval” shall mean (a) any authorization, consent, approval, license, lease, ruling, permit, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any Government Authority, in each case necessary for the development, construction, operation and management of the Project to the extent (i) not routine, (ii) not ministerial in nature or (iii) not otherwise immaterial to the Project or the Borrower’s compliance with any Government Rule or obtaining or maintaining any Government Approval.

“Government Authority” shall mean, unless otherwise specified, the government of the United States, Peru, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, judicial or administrative, regulatory body, court, central bank or other entity (including any federal or other association of or with which any such nation may be a member or associated) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or European Central Bank).

“Government Rule” shall mean any statute, law, regulation, ordinance, rule, international treaty obligation, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Government Authority, including all common law, whether now or hereafter in effect.

“Guarantee” shall mean a guarantee, an endorsement, aval, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or Equity Interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property of any Person, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding (a) endorsements for collection or deposit in the ordinary course of business and (b) indemnity or hold harmless provisions included in contracts with non-Affiliates entered into in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Hazardous Material” shall mean: (a) any petroleum or petroleum products or fractions thereof, oils or fuels, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) and, to the extent regulated by Environmental and Social Laws, noise, odors, and vibrations (b) any chemicals, other materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import and meaning under any Environmental and Social Law and (c) any other chemical, material, substance or waste which is now or hereafter regulated under or with respect to which liability or standards of conduct are imposed under any Environmental and Social Law.

“IFC Performance Standards” shall mean the (a) International Finance Corporation’s Performance Standards on Environmental and Social Sustainability (January 1, 2012), including the Guidelines referenced therein, known as the World Bank Group Environmental, Health, and Safety Guidelines, in particular: (i) the World Bank Group Environmental, Health, and Safety General Guidelines (April 30, 2007), (ii) the World Bank Group Environmental, Health and Safety Industry Sector Guidelines for Electric Power Transmission and Distribution (April 30, 2007) and (iii) the World Bank Group Environmental, Health, and Safety Guidelines for Construction Materials Extraction (April 30, 2007) and (b) the International Finance Corporation’s Guidance Notes on the Performance Standards for Environmental and Social Sustainability (January 1, 2012).

“IFRS” shall mean International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (IASB), together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Illicit Origin” shall mean any origin which is illicit or fraudulent including, without limitation, drug trafficking, corruption, bribery, organized criminal activities, terrorism, money laundering or fraud.

“ILO” means the International Labour Organisation, the tripartite United Nations agency that brings together governments, employers and workers of its member states in common action to promote decent work throughout the world.

“Impairment” shall mean, with respect to any Material Project Document or Government Approval, (a) the rescission, early termination, cancellation, repeal or invalidity thereof, (b) the suspension or injunction thereof, (c) the inability to satisfy in a timely manner stated conditions to effectiveness thereof or (d) the amendment, modification or supplement (other than, in the case of a Material Project Document, any such amendment, modification or supplement effected in accordance with Section 8.20 and, in the case of a Government Approval, any such amendment, modification or supplement effected in accordance with Section 8.03(b)) of such Material Project Document or Government Approval in whole or in part. The verb “Impair” or “Impaired” shall have a correlative meaning.

“Indebtedness” shall mean, for any Person, without duplication: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of Property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property of such Person from such Person), (b) obligations of such Person to pay the deferred purchase or acquisition price of Property of such Person or services, (c) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person, (d) obligations of such Person in respect of surety bonds or similar instruments, (e) indebtedness of others described in clauses (a) through (d) above secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person, (f) Capital Lease Obligations of such Person, (g) net obligations under agreements providing for swaps, ceiling rates, ceiling and floor rates, contingent participation or other hedging mechanisms with respect to interest rates or currency exchange rates and (h) indebtedness of others described in clauses (a) through (g) above Guaranteed by such Person.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03.

“Independent Advisors” shall mean, collectively, the Independent Engineer, the Independent Environmental and Social Consultant, the Independent Insurance Consultant, the Independent Market Consultant and the Model Auditor.

“Independent Engineer” shall mean Hatch Asociados S.A. or such other Person, so long as no Default has occurred and is continuing, reasonably acceptable to the Borrower, as the Administrative Agent may engage on behalf of the Senior Lenders to act as Independent Engineer for the purposes of this Agreement.

“Independent Engineer’s Project Completion Certificate” shall mean a certificate and related attachments and certifications, substantially in the form of Exhibit C-2 hereto, executed by an Authorized Officer of the Independent Engineer and otherwise duly completed in respect of Project Completion.

“Independent Environmental and Social Consultant” shall mean Walsh Perú S.A. or such other Person(s), so long as no Default has occurred and is continuing, reasonably acceptable to the Borrower, as the Administrative Agent may engage on behalf of the Senior Lenders to act as Independent Environmental and Social Consultant for the purposes of this Agreement, including for preparing the Environmental and Social Consultant’s Reports and as contemplated in the Action Plan.

“Independent Insurance Consultant” shall mean Marsh Ltd., or such other Person, so long as no Default has occurred and is continuing, reasonably acceptable to the Borrower, as the Administrative Agent may engage on behalf of the Senior Lenders to act as Independent Insurance Consultant for the purposes of this Agreement.

“Independent Market Consultant” shall mean Mercados Energéticos Consultores, or such other Person, so long as no Default has occurred and is continuing, reasonably acceptable to the Borrower, as the Administrative Agent may engage on behalf of the Senior Lenders to act as Independent Market Consultant for the purposes of this Agreement.

“Initial Amortizing Senior Loan Tranche Principal Payment Date” shall mean the Quarterly Date immediately succeeding the Actual Project Acceptance Date; provided that such date may not occur after November 17, 2016; provided that if such date is not a Business Day, it shall be the next succeeding Business Day.

“Initial Disbursement Date” shall mean the first Disbursement Date hereunder when the Administrative Agent shall have notified the Borrower that all of the conditions set forth in Section 6.02 shall have been satisfied (or waived by each Senior Lender).

“Initial Partial Taking-Over Date” shall mean the date that the Partial Taking Over Date has occurred under the EPC Contract for the first Generator Set that can be placed into operation for dispatch by COES.

“Inkia Pledgor” shall mean Inkia Holdings (Kallpa) Limited, a company formed under the laws of Bermuda.

“Intellectual Property” shall have the meaning assigned to such term in Section 7.15(g).

“Interconnection Agreement” shall mean the agreement to be entered into on or before October 25, 2014, by and between the Borrower and ElectroPeru, or such other acceptable counterparty as approved by the Administrative Agent (acting at the direction of the Supermajority Lenders).

“Interest Expense” shall mean, for any period, the sum, computed without duplication, of the following: (a) all interest in respect of the Loans accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period).

“Interest Payment Date” shall mean the last day of each Interest Period.

“Interest Period” shall mean each period commencing on the date a Senior Loan is made and ending on the next Quarterly Date thereafter (or such other period as the Borrower and the Administrative Agent may agree from time to time), and thereafter each period commencing on the last day of the preceding Interest Period and ending on the next Quarterly Date thereafter; provided that, on the Initial Amortizing Senior Loan Tranche Principal Payment Date, each Interest Period in effect at such time shall end on the Initial Amortizing Senior Loan Tranche Principal Payment Date and, thereafter, each Interest Period shall commence on a Principal Payment Date and end on the next succeeding Principal Payment Date, provided, however, that (i) any Interest Period that would otherwise end on a date that is not a Business Day shall end on the next succeeding Business Day unless such succeeding Business Day would fall in the next month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period that would otherwise end after the Final Maturity Date shall end on the Final Maturity Date, (iii) any Interest Period that would otherwise end after the Tranche D Final Maturity Date shall end on the Tranche D Final Maturity Date, (iv) during any period while an Event of Default has occurred and is continuing, the term “Interest Period” shall include any period equal to or less than six (6) months selected by the Administrative Agent from time to time, and (v) each Interest Period shall have a duration of at least five (5) Business Days.

“Interest Rate Protection Agreement” shall mean, for any Person, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies in form and substance acceptable to the Administrative Agent.

“Interest Rate Swap Coordinators” shall mean one or more Permitted Swap Providers chosen by the Borrower.

“International Rules” shall mean (a) the UNFCCC, Kyoto Protocol and the Marrakesh Accords, (b) any successor international agreements and (c) any decisions, guidelines, modalities or procedures binding on the Borrower or on any applicable Government Authority made pursuant to the UNFCCC, Kyoto Protocol, the Marrakesh Accords or any successor agreements (including decisions of the executive board) and of successor international agreements and which include those rules specifically required to be met for the issuance, provision, trade, sale or use of CERs.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other

Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business) and (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person.

“Investment Agreement” shall mean the Investment Agreement (Contrato de Inversión) dated as of March 8, 2011, by and among the Borrower, PROINVERSIÓN and MINEM.

“Investment Agreement Termination Date” is the date falling 180 days after the date that the milestone “Fecha de Inicio” is required to be achieved pursuant to the terms of the Investment Agreement.

“Israel Corporation” means Israel Corporation Ltd., a company organized and existing under the laws of Israel.

“Israel Corporation Equity Retention Agreement” shall mean that certain equity retention agreement, dated as of the Closing Date, among the Borrower, Israel Corporation and the Administrative Agent, substantially in the form of Exhibit F-2.

“Israel Corporation Guarantee” shall mean that certain limited corporate guarantee, in form and substance satisfactory to the Senior Lenders, to be entered into no later than the Initial Disbursement Date pursuant to the terms and conditions of the Equity Contribution and Retention Agreement, between Israel Corporation and the Administrative Agent.

“Joint Mandated Arrangers” shall mean each of BBVA Banco Continental, Banco de Crédito del Perú, DEG, FMO, HSBC Bank (USA), National Association, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, Banco Internacional del Perú and Intesa Sanpaolo S.p.A., New York Branch.

“Judgment Currency” has the meaning assigned to such term in Section 11.19(a).

“Judgment Currency Conversion Date” has the meaning assigned to such term in Section 11.19(a).

“Kallpa O&M Agreement” shall mean an operation and maintenance agreement, that may be executed by the Borrower and the Kallpa Operator pursuant to the terms of this Agreement, containing arm’s-length terms and conditions that are satisfactory to the Independent Engineer and the Supermajority Lenders and consistent with the O&M Framework delivered pursuant to Section 6.01(b)(iii) and containing the performance benchmarks set forth on Schedule 1.01(B).

“Kallpa Operator” shall mean Kallpa Generación S.A., a sociedad anónima, organized under the laws of Peru, in its capacity as operator under a Kallpa O&M Agreement.

“Kyoto Protocol” shall mean the protocol to the UNFCCC adopted at the Third Conference of the Parties to the UNFCCC in Kyoto, Japan on 11 December 1997, together with any successor thereto having similar purposes as those sought by it, i.e. GHG Reduction.

“Land Sale and Purchase Agreements” shall mean all duly executed public deeds (escrituras públicas) of land sale and purchase agreements in respect of the real property required for the Project Development.

“Legal Stability Agreement” shall mean the Legal Stability Agreement (Convenio de Estabilidad Jurídica) dated as of January 20, 2012 by and among, PROINVERSION, MINEM and the Borrower.

“Lender Insolvency Event” shall mean that (a) a Senior Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Senior Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Senior Lender or its Parent Company, or such Senior Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” shall mean, collectively, the Senior Lenders and the Tranche C Lenders.

“LIBO Rate” shall mean, with respect to any Loan for any Interest Period, the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the day that is two Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. Where this Agreement requires an irregular Interest Period, the Administrative Agent shall set the applicable LIBO Rate through interpolating available LIBO Rates for periods having terms ending immediately prior to and immediately following such Interest Period.

“Lien” shall mean, with respect to any Property of any Person, any mortgage, lien, pledge, charge, lease, easement, servitude, security interest, fiduciary or conditional assignment, sale or transfer or encumbrance of any kind in respect of such Property of such Person. For purposes of this Agreement and the other Financing Documents, a Person shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Loans” means, collectively, the Senior Loans and Tranche C Loans.

“Loss Proceeds” shall mean insurance proceeds, condemnation awards or other compensation, awards, damages and other payments or relief (exclusive, in each case, of the proceeds of liability insurance and any payments for interruption of operations) with respect to any Event of Loss.

“Loss Proceeds Account” shall mean the loss proceeds account to be established pursuant to the Collateral Agency and Depositary Agreement.

“Luz del Sur” shall mean, collectively, Luz del Sur S.A.A., Edelnor and Edecañete S.A.

“Luz del Sur PPA” shall mean, collectively, (i) the Power Purchase Agreement, dated December 22, 2011, between Luz del Sur S.A.A. and the Borrower, (ii) the Power Purchase Agreement, dated December 15, 2011, between Edelnor S.A.A. and the Borrower and (iii) the Power Purchase Agreement, dated December 22, 2011 between Edecañete S.A. and the Borrower.

“Majority Lenders” shall mean, subject to the last paragraph of Section 11.04, Senior Lenders holding over 50% of the aggregate outstanding Senior Loans and Senior Loan Commitments (if any).

“Majority Tranche D Lenders” shall mean, subject to the last paragraph of Section 11.04, Tranche D Lenders holding over 50% of the aggregate outstanding Tranche D Loans and Tranche D Loan Commitments (if any).

“Margin Stock” shall mean margin stock within the meaning of Regulation U and Regulation X.

“Marrakesh Accords” shall mean Decision 2/CP.7 through to Decision 24/CP.7 inclusive of the Conference of the Parties in its seventh session, held at Marrakesh, Morocco from 29 October to 10 November 2001.

“Material Adverse Effect” shall mean a material adverse effect on one or more of the following: (a) the business, assets, operations or condition (financial or otherwise) of the Project, any Credit Party or Israel Corporation, (b) the ability of any Credit Party, Israel Corporation or Material Project Party to perform its material obligations under any Transaction Document to which it is a party in accordance with the terms thereof, (c) the validity or enforceability of the obligations of any Credit Party, Israel Corporation or Material Project Party or the rights of the Administrative Agent or Lenders under this Agreement or under any other Transaction Document or (d) the validity, enforceability or priority of the security interests granted to the Collateral Agent pursuant to the Security Documents; provided that any reference to the Project Sponsor or Israel Corporation in this definition of “Material Adverse Effect” shall only apply prior to the Project Completion Date.

“Material Project Documents” shall mean: (a) the EPC Contract, (b) the Concession Agreements, (c) the ElectroPeru PPA, (d) the Investment Agreement, (e) the Luz del Sur PPA, (f) any Acceptable COD O&M Arrangement, (g) the Legal Stability Agreement, (h) the MINEM Guarantee Agreement, (i) the Interconnection Agreement, (j) the Land Sale and Purchase Agreements and all other material real estate related agreements or instruments, (k) all Government Approvals related to the Project, (l) each Project Document in full force and effect as of the Closing Date that is not a Non-Material Project Document, (m) each Additional Project Document (that is not a Non-Material Project Document), (n) each Guarantee, letter of credit, performance bond, refundment guarantee or credit support instrument provided in connection with any of the foregoing and (o) any replacement of any of the foregoing agreements or instruments as permitted by this Agreement.

“Material Project Parties” shall mean (a) each Person party to a Material Project Document and (b) each party to a credit support instrument provided in connection with any Material Project Document, in each case other than the Borrower; provided that the EPC Contractor shall cease being a Material Project Party upon the expiration of the warranty period provided for in the EPC Contract and the delivery of the Final Acceptance Certificate (as defined in the EPC Contract).

“Maximum Contingent Equity Contribution” shall have the meaning assigned to such term in the Equity Contribution and Retention Agreement.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.11.

“Mechanics’ Liens” shall mean carriers’, warehousemen’s, mechanics’, workmen’s, materialmen’s, construction or other like statutory Liens (other than Liens described in paragraphs (a) and (b) of Section 8.13).

“MINAM” shall meant the Ministry of the Environment of Peru.

“MINEM” shall mean the Ministry of Energy and Mines of Peru.

“MINEM Guarantee Agreement” shall mean the Guarantee Agreement (Contrato de Garantía) dated July 1, 2011 between the Borrower and MINEM (in relation to the Investment Agreement).

“Model Auditor” shall mean Medina, Zaldívar, Paredes & Asociados S. Civil de R.L., an affiliate of Ernst & Young LLP, or such other Person, so long as no Default has occurred and is continuing, reasonably acceptable to the Borrower, as the Administrative Agent may engage on behalf of the Senior Lenders to act as Model Auditor for the purposes of this Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Municipal Building Permit” shall mean a Government Approval issued pursuant to Ley 29090 (Ley de regulación de habilitaciones urbanas y de edificaciones).

“Municipal Transmission Permit” shall mean a Government Approval issued pursuant to Ley 27972 (Ley Organica de Municipalidades).

“Negative Credit Event” shall mean, with respect to an Acceptable LC Provider that has issued an Acceptable Letter of Credit, a downgrade in (including the withdrawal of) the Acceptable LC Provider’s long-term unsecured senior debt rating by S&P or Moody’s such that the Acceptable LC Provider no longer meets the credit criteria set forth in the definition of “Acceptable LC Provider”.

“Net Available Amount” shall mean (a) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition and (b) in the case of any Event of Loss, the aggregate amount of Loss Proceeds received by the Borrower in respect of an Event of Loss net of (i) reasonable expenses incurred by the Borrower in connection with the collection of such Loss Proceeds and (ii) and net of any repayments by the Borrower of Indebtedness permitted pursuant to Section 8.16(a)(iii), including any prepayment premium thereon, to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Event of Loss.

“Net Cash Payments” shall mean, with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by the Borrower directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower in connection with such Disposition and (ii) any Taxes estimated to be payable to a Taxing Authority by the Borrower as a result of such Disposition (but only to the extent that such estimated Taxes are in fact paid to the relevant Government Authority within one year of the date of such Disposition); provided that any portion of the Taxes contemplated in this clause (a)(ii) that are not paid within 30 days of receipt of the proceeds of such Disposition will become Net Cash Payments at the earlier of (x) the time at which it is determined that such Taxes are not payable and (y) the end of such period, (b) Net Cash Payments shall be net of any repayments by the Borrower of Indebtedness permitted pursuant to Section 8.16(a)(iii), including any prepayment premium thereon, to the extent that (i) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property and (c) any reserve for adjustment in respect of (i) the sale price of property Disposed of established in accordance with the Borrower’s Accounting Principles and (ii) any liabilities associated with such property and retained by the Borrower after the Disposition thereof, including liabilities related to environmental matters or indemnification obligations associated with such transaction; provided that any portion of the reserves or liabilities contemplated by this clause (c) that are later reversed or canceled will become Net Cash Payments at the time of such reversal or cancellation.

“Non-Defaulting Lender” means, at any time, a Senior Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Material Project Documents” shall mean (a) contracts or agreements entered into by the Borrower, or by an agent on behalf of the Borrower, in the ordinary course of its business in connection with the Project (excluding any contracts or agreements for the transfer, use by any Person or sale of Credits) under which the Borrower could not reasonably be expected to have aggregate obligations or liabilities in excess of $4,000,000 per calendar year or $10,000,000 in the aggregate under any such agreement (or series of agreements with the same counterparty), (b) the VAT Investment Contract or (c) contracts or agreements that are used in connection with the acquisition and/or disposition of Permitted Investments.

“Note Completion Agreement” shall have the meaning assigned to such term in Section 2.07(a).

“Notes” shall have the meaning assigned to such term in Section 2.07(a).

“Notice of Borrowing” shall have the meaning assigned to such term in Section 4.05.

“Notice of Cessation” shall have the meaning assigned to such term in Section 5.01.

“Nuevo Soles” means the lawful money of Peru.

“O&M Framework” shall mean documentation satisfactory to each Lender (in consultation with the Independent Engineer), with respect to the terms and conditions to be included in any Acceptable COD O&M Arrangement entered into in accordance with the terms of this Agreement, and addressing, at a minimum, the following matters: (a) the operating protocol and scope of work, (b) fee structure (including the bonus/penalty structure and cost reimbursements), (c) compliance with the E&S Management System and the Action Plan, (d) termination provisions, (e) insurance to be held by the Operator, (f) warranties and (g) indemnification provisions.

“Obligation Currency” has the meaning assigned to such term in Section 11.19(a).

“OECD Country” shall mean, at any time, any nation that is a member of the Organization of Economic Cooperation and Development at such time.

“OFAC List” shall mean the “Specially Designated Nationals and Blocked Persons List (and any successor to this list), as published by the United States Department of the Treasury Office of Foreign Asset Control from time to time, and available on the Internet at the following website: http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any official successor website.

“Offshore Assignment of Reinsurance Proceeds” shall mean that certain deed of assignment, substantially in the form of Exhibit M, to be entered into among the Borrower, the Trustee and insurance companies providing the insurance set forth on Schedule 8.05 with respect to assignment of proceeds of reinsurance.

“Offshore Collateral Accounts” shall mean the offshore collateral accounts established in New York, New York pursuant to the terms of the Collateral Agency and Depositary Agreement.

“Offshore Collateral Agency Fee” shall have the meaning assigned to such term in Section 2.04(c)(i).

“Offshore Collateral Agency Fee Letter” shall mean the letter agreement, dated as of the Closing Date, among the Borrower, the Offshore Collateral Agent and the Depositary with respect to certain fees payable by the Borrower for the account of such Agents.

“Offshore Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Onshore Collateral Accounts” shall mean the onshore collateral accounts established pursuant to the terms of the Collateral Agency and Depositary Agreement and the Trust Agreement.

“Onshore Collateral Agency Fee” shall have the meaning assigned to such term in Section 2.04(c)(ii).

“Onshore Collateral Agency Fee Letter” shall mean the letter agreement, dated as of the Closing Date, between the Borrower and the Onshore Collateral Agent with respect to certain fees payable by the Borrower for the account of the Onshore Collateral Agent.

“Onshore Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Onshore Distribution Accounts” shall mean the onshore distribution accounts to be established pursuant to the Collateral Agency and Depositary Agreement and the Trust Agreement.

“Onshore Revenue Accounts” shall mean the onshore revenue accounts to be established pursuant to the Collateral Agency and Depositary Agreement and the Trust Agreement.

“Operating and Capital Budget” shall mean, a budget, prepared and certified by the Borrower, and approved in accordance with Section 8.21, of Operation and Maintenance Expenses, Spot Market Expenses and Permitted Capital Expenditures expected to be incurred by the Borrower, together with projected Project Revenues and Spot Revenues to be received by the Borrower, during the relevant Fiscal Year to which such budget applies.

“Operation and Maintenance Expenses” shall mean, for any period with respect to the Project, the sum, computed without duplication, of the following: (a) general and administrative expenses plus (b) payroll and other expenses for operating the Project and maintaining it in good repair and operating condition payable during such period plus (c) insurance costs payable during such period plus (d) applicable Taxes payable by the Borrower during such period plus (e) costs and fees attendant to the obtaining and maintaining in effect the Government Approvals payable during such period plus (f) legal, accounting and other professional fees attendant to any of the foregoing items payable during such period plus (g) any fees and expenses of the Secured Parties during such period not included in Debt Service plus (h) the reasonable costs of administration and enforcement of the Transaction Documents plus (i) all other costs and expenses included in the applicable Operating and Capital Budget. “Operation and Maintenance Expenses” shall exclude: (i) payments into any of the Project Accounts during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation for such period, (iv) any Permitted Capital Expenditures made during such period that are properly chargeable to fixed capital accounts for such period in accordance with the Borrower’s Accounting Principles and which exceed the Permitted Capital Expenditures for such period and (v) any payments of any kind with respect to any permitted Restoration during such period.

“Operator” shall mean, at any date, the Kallpa Operator, the Borrower, in its capacity as Operator under the Borrower O&M Plan or any other third-party operator party to any Acceptable Non-Affiliate O&M Arrangement.

“OSINERGMIN” means the Electricity Regulator, called National Office of Supervision of Investment in Energy and Mining, regulated by Law 26734 and 27332, as heretofore and hereafter amended (Organismo Supervisor de la Inversión en Energía y Minería).

“Other Taxes” shall mean any and all present or future stamp, execution, recording or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Financing Document or from the execution, delivery, recording or enforcement of, payments under, or otherwise with respect to, any Financing Document.

“P50 Production” means the production volume based on the P50 one (1) year confidence levels where P50 represents a 50% probability that the energy generation will be equal to or greater than this value as represented from the historical hydrological record used by the Independent Engineer.

“P95 Production” means the production volume based on the P95 one (1) year confidence levels where P95 represents a 95% probability that the energy generation will be equal to or greater than this value as represented from the historical hydrological record used by the Independent Engineer.

“Parent Company” means, with respect to a Senior Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Senior Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Senior Lender.

“Partial Taking-Over Certificate” shall have the meaning assigned to such term in the EPC Contract.

“Partial Taking-Over Date” shall have the meaning assigned to such term in the EPC Contract.

“Participant” shall have the meaning assigned to such term in Section 11.06(c).

“Payor” shall have the meaning assigned to such term in Section 4.06.

“Performance LD Account” shall mean the performance liquidated damages account to be established pursuant to the Collateral Agency and Depositary Agreement.

“Performance Standards” shall mean, collectively, (a) the IFC Performance Standards and (b) the World Commission on Dams, Dams and Development: A New Framework for Decision-Making, dated November 2000; copies of which have been delivered to and receipt of which has been acknowledged by the Borrower, the Operator and the Project Sponsor.

“Performance Test Report” shall have the meaning assigned to such term in Section 8.26(b).

“Performance Tests” shall mean the testing procedures, requirements, conditions and obligations required under the EPC Contract.

“Permitted Capital Expenditures” shall mean Capital Expenditures that are specified for such purpose in the Operating and Capital Budget.

“Permitted Indebtedness” shall mean the Indebtedness permitted under Section 8.16.

“Permitted Investments” shall mean the Investments permitted under Section 8.14.

“Permitted Liens” shall mean the Liens permitted under Section 8.13.

“Permitted Swap Agreement” shall mean any (a) Interest Rate Protection Agreement between the Borrower and any Permitted Swap Provider or (b) Currency Rate Protection Agreement between the Borrower and any Permitted Swap Provider, each in form and substance reasonably acceptable to the Administrative Agent on behalf of the Senior Lenders; provided, however, the obligations under any Permitted Swap Agreement shall rank pari passu with the other Secured Obligations under this Agreement.

“Permitted Swap Provider” shall mean any Person that is a Senior Lender or an Affiliate of a Senior Lender at the time of entering into a Permitted Swap Agreement.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or Government Authority.

“Peru” shall mean the Republic of Perú.

“Peruvian General Bankruptcy Act” shall mean the Peruvian General Bankruptcy Act (Ley General del Sistema Concursal), duly approved by Law 27809, as heretofore and hereafter amended or replaced.

“Peruvian Income Tax Act” shall mean the Peruvian Income Tax Act (Ley del Impuesto a la Renta), duly approved by Supreme Decree No. 179-2004-EF, as heretofore and hereafter amended or replaced.

“Peruvian Pledge Act” shall mean the Peruvian Pledge Act (Ley de la Garantía Mobiliaria), duly approved by Law 28677, as heretofore and hereafter amended or replaced. “Peruvian Public Registry” shall mean the Peruvian Public Registry, regulated by Law 26366, as heretofore and hereafter amended.

“Peruvian Value Added Tax Act” shall mean the Peruvian Value Added Tax Act (Ley del Impuesto General a las Ventas), duly approved by Supreme Decree No. 055-99-EF, as heretofore and hereafter amended or replaced.

“Pledgors” shall mean as of the Closing Date, collectively, the Inkia Pledgor and the Quimpac Pledgor, at any time thereafter, any new members/shareholders of the Borrower pursuant to the terms of the Financing Documents.

“Post-Default Rate” shall mean 2.00% above the interest rate for such Loan as provided in Section 3.02.

“Potential Defaulting Lender” means, at any time, (a) any Senior Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Affiliate of such Senior Lender, (b) any Senior Lender that has notified, or whose Parent Company or an Affiliate thereof has notified, the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its Funding Obligations under any other loan agreement or credit agreement or other similar financing agreement or (c) any Senior Lender that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Senior Lender is a Potential Defaulting Lender under any of clauses (a) through (c) above will be conclusive and binding absent manifest error, and such Senior Lender will be deemed a Potential Defaulting Lender (subject to Section 4.08(d)) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Powers of Attorney” shall mean, collectively, the irrevocable powers of attorney to be granted or required to be granted in favor of the Onshore Collateral Agent pursuant to each Security Document granted under Peruvian law, in form and substance reasonably acceptable to the Majority Lenders.

“PPA” shall mean, collectively, the ElectroPeru PPA, the Luz del Sur PPA and any additional contractual power sales arrangement that is acceptable to the Supermajority Lenders taking into consideration the material terms and conditions therein, including, (a) the tenor, (b) counterparty, (b) price (including capacity and energy payments), (c) termination provisions, (d) performance security and (e) collateral assignment rights.

“Prepayment Account” shall mean the prepayment account to be established pursuant to the Collateral Agency and Depositary Agreement.

“Prime Rate” shall mean the rate of interest from time to time publicly announced by the Wall Street Journal as its prime rate for US Dollar loans in the United States; each change in the Prime Rate shall be effective from and including the date such change is publicly announced.

“Principal Payment Dates” shall mean, (a) with respect to Tranche A Loans, the Tranche A Principal Payment Dates, (b) with respect to Tranche B Loans, the Final Maturity Date, (c) with respect to Tranche C Loans, the date that is one year after the Tranche D Final Maturity Date and (d) with respect to Tranche D Loans, the Tranche D Principal Payment Dates.

“Process Agent” shall have the meaning assigned to such term in Section 11.08.

“Process Agent Acceptance” means a letter from the Process Agent to the Administrative Agent, in substantially the form of Exhibit J or any other form approved by the Administrative Agent.

“Production Unit Mortgage Agreement” shall mean the Production Unit Mortgage Agreement (Contrato de Hipoteca sobre Unidad de Producción), to be entered into prior to the Initial Disbursement Date, between the Borrower and the Onshore Collateral Agent, executed before a Notary Public and to be registered in the Peruvian Public Registry on or prior to the Initial Disbursement Date.

“Prohibited Activities” shall mean those activities listed on Appendix D.

“PROINVERSION” shall mean the Agencia de Promoción de la Inversión Privada—Perú.

“Project” shall have the meaning assigned to that term in the recitals.

“Project Accounts” shall mean the Onshore Collateral Accounts and the Offshore Collateral Accounts.

“Project Completion” shall mean the following conditions have been satisfied, in each case in form and substance satisfactory to the Administrative Agent (acting at the direction of the Supermajority Lenders), which approval shall not be unreasonably withheld or delayed:

(a) the Actual Project Acceptance Date shall have occurred under the EPC Contract and the Borrower shall have delivered the Final Acceptance Certificate to the EPC Contractor;

(b) (i) the Borrower shall have delivered to the Administrative Agent, the Collateral Agent and the Independent Engineer the Project Completion Certificate in respect of the Project and (ii) the Independent Engineer shall have delivered to the Administrative Agent the Independent Engineer’s Project Completion Certificate in respect of the Project;

(c) (i) no default or event of default related to non compliance with technical requirements or construction deadlines set forth in the Definitive Generation Concession Agreement, the Investment Agreement, the PPAs, the Interconnection Agreement or the Transmission Concession Agreement that permits a counterparty to terminate such agreement in accordance with the terms of such agreement and (ii) to the Borrower’s Knowledge, there is no actual or pending threat to rescind, revoke or terminate the Definitive Generation Concession Agreement, the Investment Agreement, the PPAs, the Interconnection Agreement or the Transmission Concession Agreement;

(d) all costs and expenses necessary for the completion of construction in accordance with the Project Construction Budget and Schedule shall have been paid, including any payments of performance and delay-related damages under the EPC Contract, except those amounts being Contested as of such date and other amounts not in excess of $5,000,000;

(e) certificates of insurance with respect to the insurance policies required by Section 8.05 in respect of the Project, together with evidence of the payment of all premiums therefor which are then due and payable, shall have been delivered;

(f) all Government Approvals then required for the Project Development, and listed on Schedule 7.05(c) and (d) (as updated from time to time as mutually agreed in writing between the Borrower and the Administrative Agent), shall have been validly issued, duly obtained and are in full force and effect, and held in the name of the Borrower or the Operator (as applicable) and are free from conditions or requirements for compliance which the Borrower or the Operator (as applicable) has not satisfied;

(g) the Borrower has not received any written notice from (or on behalf of) the Government Authority having jurisdiction that any Government Approval or Government Rule, in each case applicable to the Borrower and the Project, is subject to appeal, modification or revocation that could reasonably be expected to have a Material Adverse Effect;

(h) there shall not exist any Default or Event of Default hereunder;

(i) the Debt Service Reserve Account shall have on deposit, or there shall be one or more Acceptable Letters of Credit delivered to the Offshore Collateral Agent in (or a combination thereof), an amount equal to Required Debt Service Reserve Amount;

(j) (x) the Independent Environmental and Social Consultant shall have confirmed in writing that the Borrower and the Operator are in compliance with the Environmental and Social Standards and the Action Plan and have achieved each of the requirements set forth in the Action Plan that are required to be completed as a condition precedent to Project Completion and (y) the Project has been constructed in a manner consistent with and in compliance with the Environmental and Social Standards; and

(k) the Borrower shall have delivered an Acceptable COD O&M Arrangement and the Operator thereunder shall have mobilized on site with trained, experienced and competent personnel in accordance with such Acceptable COD O&M Arrangement.

“Project Completion Certificate” shall mean the Project Completion Certificate and related attachments and certifications, substantially in the form of Exhibit C-1, executed by an Authorized Officer of the Borrower and otherwise duly completed in respect of Project Completion.

“Project Completion Date” shall mean the date on which the Project Completion occurs.

“Project Construction Budget and Schedule” shall mean (a) a budget setting forth, on a monthly basis, the timing and amount of all projected payments of Project Costs to construct the Project from the Closing Date through the Required Project Completion Date and (b) a schedule (which shall be consistent with the budget in clause (a)) setting forth the proposed design, engineering, procurement, construction and testing milestone schedule for the Project Development through the Required Project Completion Date, as certified by the Borrower, consistent with the requirements of the Transaction Documents and the Base Case Forecast or the Updated Base Case Forecast, as applicable, reviewed and approved by, and in form and substance satisfactory to, the Independent Engineer.

“Project Costs” shall mean all costs incurred by the Borrower to achieve Project Completion in the manner contemplated by (and consistent with) the Transaction Documents and in each case (a) as described in the Base Case Forecast or the Updated Base Case Forecast, as applicable, and (b) set forth in the budget described in clause (a) of the definition of “Project Construction Budget and Schedule”, or otherwise approved by the Majority Lenders, in consultation with the Independent Engineer, which costs include, without duplication:

(i) costs incurred by the Borrower under the EPC Contract, and other costs directly related to the design, engineering, procurement, construction, installation, start-up, and testing of the Project;

(ii) costs, fees and expenses incurred by or on behalf of the Borrower in respect of the Project Development, including financial, accounting, legal, surveying and consulting fees, the costs of preliminary engineering, payments made in respect of the purchase of real property and easements rights and payments (including donations) required to be made to the municipalities, regional government, communities, indigenous peoples or ethnic groups located near the Project;

(iii) Interest Expense, fees and expenses under the Financing Documents incurred until the Actual Project Acceptance Date (including such Interest Expense incurred pursuant to the VAT early recovery regime (régimen de recuperación anticipada de IGV);

(iv) the net amounts payable (or minus the net amounts receivable) under Currency Rate Protection Agreements actually paid during such period;

(v) Taxes (including (x) any VAT that was paid by, or on behalf, the Borrower prior to the date of the VAT Investment Contract and (y) any amounts that the Borrower shall not be entitled to recover pursuant to the VAT early recovery regime (régimen de recuperación anticipada de IGV) minus (z) VAT reimbursed to the Project pursuant to Section 3.08(b) of the Collateral Agency and Depositary Agreement);

(vi) insurance required for the Project Development set forth in Section 8.05;

(vii) costs incurred for commissioning, conducting the Performance Tests for, and operation of, the Project prior to the Actual Project Acceptance Date;

(viii) Final Costs; and

(ix) Eligible Costs.

“Project Development” shall mean the development and construction of the Project, the scope and cost of which shall be set forth in the Project Construction Budget and Schedule and shall include the contingencies contemplated therein.

“Project Documents” shall mean each Material Project Document, Non-Material Project Document and Additional Project Document.

“Project Party” shall mean each Person from time to time party to a Project Document.

“Project Revenues” shall mean, for any period with respect to the Project, (a) all ordinary course cash revenues received by the Borrower pursuant to any PPA, (b) any payments received for interruption of operations during such period, (c) Spot Capacity Revenues, (d) Spot Energy Revenues, (e) the proceeds of sales of Credits and (f) all other ordinary course income or revenue, however earned or received, by the Borrower (with respect to the Project) during such period, including any Government Authority incentives received as tax credits, tax deductions or otherwise but only to the extent, and when, realized by the Borrower in cash. Project Revenues shall exclude (i) net amounts receivable under Permitted Swap Agreements earned in respect of the Project, (ii) the Net Available Amount in respect of an Event of Loss and (iii) amounts received under physical loss or damage insurance policies.

“Project Sponsor” shall mean Inkia Energy Limited, a company organized under the laws of Bermuda.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Quarterly Date” shall mean each August 17, November 17, February 17 and May 17.

“Quarterly Debt Service Coverage Ratio” shall mean, as at any calculation date, for the period of one (1) quarterly fiscal period then most recently ended (or any other period referred to in this Agreement for which this ratio is required to be calculated), the ratio of (a) Cash Flow Available for Debt Service and (b) Debt Service for such period.

“Quarterly Period” shall mean each period ending on a Quarterly Date.

“Quimpac Pledgor” shall mean, as of the Closing Date, Energía del Pacífico, S.A., a sociedad anónima, organized under the laws of Peru.

“Rate Determination Notice” shall have the meaning assigned to such term in Section 5.01.

“Regulation A” shall mean Regulation A of the Board (or any successor) as the same may be modified and supplemented and in effect from time to time.

“Regulation D” shall mean Regulation D of the Board (or any successor) as the same may be modified and supplemented and in effect from time to time.

“Regulation U” shall mean Regulation U of the Board (or any successor) as the same may be modified and supplemented and in effect from time to time.

“Regulation X” shall mean Regulation X of the Board (or any successor) as the same may be modified and supplemented and in effect from time to time.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Material into or within the indoor or outdoor environment or any portion thereof, including the movement of such Hazardous Material through ambient indoor or outdoor air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Required COD Trigger Date” shall mean the date that is the later of (a) March 31, 2016 and (b) the date that is three (3) months prior to the Investment Agreement Termination Date.

“Required Debt Service Reserve Amount” shall mean on the Actual Project Acceptance Date and on each Principal Payment Date thereafter until and including the Final Maturity Date and the Tranche D Final Maturity Date, an amount equal to the aggregate of the scheduled principal set forth in Appendices B-1 and B-2 and scheduled Interest Expense (taking into account any fixed rate hedging and using the then current LIBO Rate to the extent not hedged) projected to be due and payable in the next six (6) months.

“Required Equity Contribution” shall mean Equity equal to no less than thirty-five percent (35%) of Base Case Total Project Costs to be provided to the Borrower pursuant to the terms of the Equity Contribution and Retention Agreement.

“Required Final Taking-Over Date” shall mean the date that is three (3) months after the Scheduled Final Taking-Over Date.

“Required Project Completion Date” shall mean December 31, 2016.

“Required Payment” shall have the meaning assigned to such term in Section 4.06.

“Restoration” shall mean, with respect to any Affected Property, to rebuild, repair, restore or replace such Affected Property.

“Restricted Payment” shall mean (a) all dividends or distributions by the Borrower (in cash, Property of the Borrower or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any Equity Interest in the Borrower and (b) all payments (in cash, Property of the Borrower or obligations) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of Subordinated Shareholder Loans or Tranche C Loans; provided that any payment made by the Borrower to the Kallpa Operator as consideration for services rendered under the Kallpa O&M Agreement shall not constitute a Restricted Payment.

“Restricted Payment Date” shall have the meaning assigned to such term in Section 8.12.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

“SACE” shall mean SACE S.p.A. – Servizi Assicurativi del Commercio Estero, a società per azioni organized under the laws of the Republic of Italy.

“SACE Agent” has the meaning set forth in the recitals.

“SACE Agreed Exchange Rate” shall have the meaning set forth in the SACE Reimbursement Agreement.

“SACE Facility Payment Request” shall mean that certificate attached as Appendix III to the Borrowing Certificate.

“SACE Policy” shall mean that certain insurance policy, dated on or about the date hereof and in any case no later than the Initial Disbursement Date, issued by SACE in favor of the Tranche D Lenders.

“SACE Premium” shall have the meaning set forth in the SACE Reimbursement Agreement.

“SACE Reimbursement Agreement” shall mean that certain reimbursement agreement, dated on or before the date of the SACE Policy, among the Borrower, SACE, the SACE Agent and the Tranche D Lenders.

“Sanction List” shall mean any of the sanction lists of the European Union, the United States Department of the Treasury Office of Foreign Asset Control and/or the United Nations Security Council and made pursuant to United Nations Security Council resolutions under Chapter VII of the UN Charter (each as amended, supplemented or substituted from time to time) and which includes, without limitation, the OFAC List and the European Union Restrictions List.

“Sanctionable Practice” shall mean any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined and interpreted in accordance with the anti-corruption guidelines listed in Appendix C.

“SCADA” shall mean a supervisory control and data acquisition system for control and data collection in respect of the continuous operation and monitoring of the Project.

“Scheduled Final Taking-Over Date” shall have the meaning assigned to such term in the EPC Contract.

“Secured Obligations” shall mean, as at any date, the sum, computed without duplication, of the following: (a) the aggregate outstanding principal amount of the Senior Loans plus all accrued but unpaid interest on such amount plus (b) all other amounts from time to time payable by any Credit Party or Israel Corporation to any Secured Party under the Financing Documents (including the Permitted Swap Agreements) plus accrued interest on such amounts plus (c) any and all obligations of the Borrower or any other Credit Party to the Administrative Agent, the Collateral Agent or any other Secured Party for the performance of its agreements, covenants or undertakings under or in respect of any Financing Document.

“Secured Parties” shall mean the Administrative Agent (solely in its capacity as agent to the Senior Lenders), the Collateral Agents, the Trustee, each Senior Lender and each Permitted Swap Provider.

“Secured Party Addition Agreement” shall mean an accession agreement to be entered into by any Permitted Swap Provider pursuant to the terms of the Collateral Agency and Depositary Agreement.

“Security Documents” shall mean each Consent and Agreement, the Asset Pledge Agreement, the Trust Agreement, the Collateral Agency and Depositary Agreement, each Share Pledge Agreement, the Production Unit Mortgage Agreement, the Definitive Generation Concession Mortgage Agreement, the Transmission Concession Mortgage Agreement, Powers of Attorney, Conditional Assignment of Rights and Contractual Position Agreement, Conditional Assignment of Contractual Position Agreement, each Secured Party Addition Agreement, Offshore Assignment of Reinsurance Proceeds, any such other security agreement, control agreement, patent and trademark assignment, lease assignment and other similar agreement securing the Secured Obligations between any Person and either Collateral Agent or the Trustee, on behalf of the Secured Parties, and all financing statements, agreements or other instruments to be filed in respect of the Liens created under each such agreement.

“Senior Lender” shall mean any Lender with a Tranche A Loan Commitment, Tranche B Loan Commitment or Tranche D Loan Commitment.

“Senior Loan Commitments” shall mean, collectively, the Tranche A Loan Commitments, the Tranche B Loan Commitments and the Tranche D Loan Commitments.

“Senior Loans” shall mean, collectively, the Tranche A Loans, Tranche B Loans and the Tranche D Loans.

“Share Pledge Agreement” shall mean the pledge agreement entered into prior to the Initial Disbursement Date by the Pledgors holding, collectively, 100% of the Equity Interests of the Borrower on such date, the Borrower and the Onshore Collateral Agent and any additional members/shareholders of the Borrower that become party to such agreement after the Initial Disbursement Date.

“Shareholders’ Agreement” shall mean the shareholders’ agreement, to be entered into prior to the Initial Disbursement Date, among the Pledgors.

“Shareholder Contributions” shall mean contributions of capital in the form of equity or Subordinated Shareholder Loans, which the Pledgors or the Project Sponsor provide pursuant to the Equity Contribution and Retention Agreement or otherwise, directly or indirectly, to the Borrower.

“Spot Capacity Revenues” shall mean, for any period with respect to the Project, all revenues resulting from sales of capacity on the Spot Market.

“Spot Energy Revenues” shall mean, for any period with respect to the Project, all revenues resulting from sales of energy on the Spot Market.

“Spot Market” shall mean, the short term spot market in Peru for the sale of capacity and energy, operated by COES pursuant to Ley 28832 (Ley para asegurar el Desarollo Eficiente de la Generación Eléctrica).

“Spot Market Expenses” shall mean, for any period with respect to the Project, all amounts expended by the Borrower in connection with the purchase of capacity and energy on the Spot Market, including all costs of water rights, plus all other applicable expenses, costs or taxes resulting from the Project’s participation in the Spot Market or the Interconnected Electrical System (Sistema Eléctrico Interconectado Nacional—SEIN), such as transmission tolls, ancillary services and any contributions to COES.

“Spot Revenues” shall mean, collectively, Spot Capacity Revenues and Spot Energy Revenues.

“Subordinated Shareholder Loans” shall mean contributions of capital in the form of unsecured Indebtedness of the Borrower which the Pledgors, Project Sponsor or Kallpa Generación S.A. provide, directly or indirectly, to the Borrower, on terms and conditions which make the payment of principal and interest available only from funds which are available to be distributed as Restricted Payments when the conditions for the making of Restricted Payments have been satisfied and for which the relevant subordinated lender has executed a subordination agreement, containing the terms of subordination set forth in Exhibit D, and has pledged its rights thereunder to the Secured Parties.

“Subordination Agreements” shall mean, collectively, (a) the Tranche C Subordination Agreement and (b) any subordination agreement entered into from time to time with any other lender providing Subordinated Shareholder Loans or any other unsecured Indebtedness permitted pursuant to Section 8.16 to the Borrower during the term of this Agreement, in each case on terms and conditions reasonably satisfactory to the Senior Lenders.

“Subsidiary” shall mean, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substitute Basis” shall have the meaning assigned to such term in Section 5.01.

“Substitute Basis Notice” shall have the meaning assigned to such term in Section 5.01.

“Supermajority Lenders” shall mean, subject to the last paragraph of Section 11.04, Senior Lenders holding over 66 2/3% of the aggregate outstanding Senior Loans and Senior Loan Commitments (if any).

“Syndication Fee Letter” shall mean the amended and restated letter agreement, dated as the date hereof, between the Borrower and certain Senior Lenders party thereto with respect to certain fees payable by the Borrower for the account of such Senior Lenders.

“Taxes” shall mean, with respect to any Person, all present or future taxes, assessments, imposts, deductions, fees, duties, withholdings, or other governmental charges or levies imposed directly or indirectly on such Person or its income, profits or sales or Property by any Taxing Authority, including any interest, additions to tax or penalties applicable thereto.

“Taxing Authority” shall mean any national, federal, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, entity, person, judicial or administrative body that is responsible for the levying and collection of Taxes.

“Termination Date” shall mean the date on which (a) the Administrative Agent, the SACE Agent, the Collateral Agents and the other Secured Parties shall have received final indefeasible payment in full in cash of all of the Secured Obligations and all other amounts owing to the Agents and the other Secured Parties under the Financing Documents (other than inchoate obligations not yet due), (b) all Senior Loan Commitments shall have terminated, expired or been reduced to zero and (c) each Permitted Swap Agreement entered into with a Permitted Swap Provider and which agreements would constitute Secured Obligations, shall have terminated or expired, except as the Borrower and such Permitted Swap Provider shall have otherwise agreed.

“Terrorism Order” shall have the meaning assigned to such term in Section 7.27(a).

“Tranche A Lender” shall mean any Lender with a Tranche A Loan Commitment.

“Tranche A Loan” shall mean any extension of credit made by a Lender pursuant to its Tranche A Loan Commitment.

“Tranche A Loan Commitment” shall mean, with respect to each Lender at any time, the amount set forth next to such Lender’s name on Appendix A hereto under the heading “Tranche A Loan Commitment”, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche A Loan Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.03 or adjusted pursuant to Section 11.06, the sum of which shall be an amount equal to the Aggregate Tranche A Loan Commitment.

“Tranche A Loan Commitment Period” shall mean the period commencing on the Closing Date and ending on the earliest to occur of (i) the termination of all Tranche A Loan Commitments pursuant to Section 2.03 or Section 9.01, (ii) the Project Completion Date and (iii) the Required Project Completion Date.

“Tranche A Principal Payment Date” shall mean the Initial Amortizing Senior Loan Tranche Principal Payment Date and each Quarterly Date thereafter (including the Final Maturity Date), or if any such day is not a Business Day, the next succeeding Business Day; provided that if there is no numerically corresponding date in any given calendar month during which a Tranche A Principal Payment Date would otherwise occur in accordance with the foregoing, the applicable Tranche A Principal Payment Date shall be deemed to occur on the last Business Day of the appropriate calendar month.

“Tranche B Loan” shall mean any extension of credit made by a Lender pursuant to its Tranche B Loan Commitment.

“Tranche B Loan Commitment” shall mean, with respect to each Lender at any time, the amount set forth next to such Lender’s name on Appendix A hereto under the heading “Tranche B Loan Commitment”, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche B Loan Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.03 or adjusted pursuant to Section 11.06, the sum of which shall be an amount equal to the Aggregate Tranche B Loan Commitment.

“Tranche B Loan Commitment Period” shall mean the period commencing on the Closing Date and ending on the earliest to occur of (i) the termination of all Tranche B Loan Commitments pursuant to Section 2.03 or Section 9.01, (ii) the Project Completion Date and (iii) the Required Project Completion Date.

“Tranche C Lenders” shall mean Inkia Holdings (Kallpa) Limited and Energía del Pacífico S.A., in their capacity as Lenders under this Agreement.

“Tranche C Loan” shall mean any extension of credit made by a Tranche C Lender pursuant to its Tranche C Loan Commitment.

“Tranche C Loan Commitment” shall mean with respect to each Lender at any time, the amount set forth next to such Lender’s name on Appendix A hereto under the heading “Tranche C Loan Commitment”, as such amount may be reduced from time to time pursuant to Section 2.03 or adjusted pursuant to Section 11.06, the sum of which shall be an amount equal to the Aggregate Tranche C Loan Commitment.

“Tranche C Loan Commitment Period” shall mean the period commencing on the Closing Date and ending on the earliest to occur of (i) the termination of all Tranche C Loan Commitments pursuant to Section 2.03 or Section 9.01, (ii) the Project Completion Date and (iii) the Required Project Completion Date.

“Tranche C Subordination Agreement” shall mean a subordination agreement, dated as of the Closing Date and containing the terms of subordination set forth in Exhibit D, by and among the Administrative Agent, the Offshore Collateral Agent and the Tranche C Lenders.

“Tranche D Final Maturity Date” shall mean the date that is fifteen (15) years from the Closing Date; provided that if such date is not a Business Day, the “Tranche D Final Maturity Date” shall be the immediately preceding Business Day.

“Tranche D Lender” shall mean any Lender with a Tranche D Loan Commitment.

“Tranche D Loan” shall mean any extension of credit made by a Lender pursuant to its Tranche D Loan Commitment.

“Tranche D Loan Commitment” shall mean, with respect to each Lender at any time, the amount set forth next to such Lender’s name on Appendix A hereto under the heading “Tranche D Loan Commitment – Part A” and “Tranche D Loan Commitment – Part B”, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche D Loan Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.03 or adjusted pursuant to Section 11.06, the sum of which shall be an amount equal to the Aggregate Tranche A Loan Commitment.

“Tranche D Loan Commitment Period” shall mean the period commencing on the Closing Date and ending on the earliest to occur of (i) the termination of all Tranche D Loan Commitments pursuant to Section 2.03 or Section 9.01, (ii) the Project Completion Date and (iii) the Required Project Completion Date.

“Tranche D Principal Payment Date” shall mean the Initial Amortizing Senior Loan Tranche Principal Payment Date and each Quarterly Date thereafter (including the Tranche D Final Maturity Date), or if any such day is not a Business Day, the next succeeding Business Day; provided that if there is no numerically corresponding date in any given calendar month during which a Tranche D Principal Payment Date would otherwise occur in accordance with the foregoing, the applicable Tranche D Principal Payment Date shall be deemed to occur on the last Business Day of the appropriate calendar month.

“Transaction Documents” shall mean each Financing Document and each Project Document.

“Transmission Concession” shall mean the definitive concession for the transmission of electricity from the Project to the Interconnected Electrical System (Sistema Eléctrico Interconectado Nacional—SEIN) through the Transmission Line to be granted by Supreme Resolution.

“Transmission Concession Agreement” shall mean the Transmission Concession Agreement (Contrato de Concesión Definitiva de Transmisión de Energía Eléctrica) to be entered into between the Borrower and MINEM, for the Transmission Concession.

“Transmission Concession Mortgage Agreement” shall mean the Transmission Concession Mortgage Agreement (Contrato de Hipoteca sobre Concesión Definitiva de Transmisión), substantially in the form of Exhibit L, to be entered into between the Borrower and Onshore Collateral Agent, executed before a notary public and to be registered in the Peruvian Public Registry.

“Transmission Line” shall mean the transmission line that shall connect the Project to the Campo Armiño substation as set forth in the Transmission Plan.

“Transmission Plan” shall have the meaning given to such term in Section 6.01(e)(iv).

“Trust Agreement” shall mean the Trust Agreement (Contrato de Fideicomiso en Administración y Garantía), to be entered into prior to the Initial Disbursement Date, by and among, the Borrower and the Trustee, executed before a notary public in Peru and to be registered in the Peruvian Public Registry prior to the Initial Disbursement Date.

“Trustee” shall mean Scotiabank Peru, S.A.A., appointed pursuant to the Trust Agreement.

“Trustee Fee” shall have the meaning given to such term in Section 2.04(c)(iii).

“Trustee Fee Letter” shall mean the letter agreement, dated no later than the Closing Date, between the Borrower and the Trustee with respect to certain fees payable by the Borrower for the account of the Trustee.

“UNFCC” shall mean the United Nations Framework Convention on Climate Change.

“United States” and “U.S.” shall mean the United States of America.

“Unsecured Accounts” shall have the meaning assigned to such term in the Collateral Agency and Depositary Agreement.

“Updated Base Case Forecast” shall have the meaning given to such term in Section 8.01(i).

“Upfront Fee Letter” shall mean that certain fee letter entered into among the Joint Mandated Arrangers and the Borrower dated as of the Closing Date.

“USA PATRIOT Act” shall mean the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq.

“USD”, “US$”, “$” or “Dollars” shall mean the lawful currency of the United States of America.

“Use” shall mean the generation, manufacture, processing, distribution, handling, use, treatment, recycling, storage, disposal, arrangement for or permitting the disposal, transportation or Release of any Hazardous Material.

“VAT” shall mean value added tax as provided for in the Peruvian Value Added Tax Act and any other Tax of a similar nature.

“VAT Investment Contract” shall mean that certain investment contract (Contrato de Inversión), dated as of February 2, 2012, among the Borrower, MINEM and PROINVERSION, executed under Legislative Decree No. 973 as a requirement to apply for the VAT early recovery regime (régimen de recuperación anticipada de IGV).

1.02 Accounting Terms and Determinations.

(a) Except as otherwise expressly provided in this Agreement, all accounting terms used in this Agreement shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders under this Agreement shall (unless otherwise disclosed to the Lenders in writing at the time of delivery in the manner described in subsection (b) below) be prepared, in accordance with Accounting Principles, as in effect from time to time, including applicable statements, bulletins and interpretations issued by the International Accounting Standards Board or the International Accounting Standards Board, and all calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided in this Agreement) be made by application of Accounting Principles; provided, however, that if any financial statements shall be prepared in accordance with the Accounting Principles that are not the same as the Accounting Principles used for the preparation of the financial statements for the preceding applicable period (to the extent such change has a material effect) or if any calculations shall be made for the purposes of determining compliance with this Agreement on a basis that is not the same in any material respect as was used for purposes of determining compliance for the preceding applicable period, then, upon request by the Administrative Agent, the financial statements for the comparable prior period shall be restated and the calculations re-made as specified above to enable a comparison to be made with such prior period; provided, further, that the restatement and remaking of such calculations shall be made solely for comparison purposes and shall not result in any finding of non-compliance hereunder.

(b) To enable the consistent determination of compliance with the terms of this Agreement, the Borrower will not change the last day of its Fiscal Year from December 31 of each year, or the last days of the first three fiscal quarters in each of its Fiscal Years from March 31, June 30 and September 30 of each year, respectively, without the prior written consent of the Administrative Agent.

1.03 Certain Principles of Interpretation. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement (unless otherwise specified); references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications and substitutions thereof (including by change orders where applicable) (without, however, limiting any prohibition on any such amendments, extensions and other modifications and substitutions by the terms of this Agreement); and references to Persons include their respective permitted successors and assigns and, in the case of Government Authorities, Persons succeeding to their respective functions and capacities.

ARTICLE II

LOAN COMMITMENTS

2.01 Loans.

(a) Subject to the terms and conditions of this Agreement, each Senior Lender agrees, severally and not jointly, to make Tranche A Loans to the Borrower from time to time during the Tranche A Loan Commitment Period in an aggregate principal amount not in excess of the Tranche A Loan Commitment of such Lender; provided, however, that the aggregate principal amount of all Tranche A Loans shall not exceed the Aggregate Tranche A Loan Commitment.

(b) Subject to the terms and conditions of this Agreement, each Senior Lender agrees, severally and not jointly, to make Tranche B Loans to the Borrower from time to time during the Tranche B Loan Commitment Period in an aggregate principal amount not in excess of the Tranche B Loan Commitment of such Lender; provided, however, that the aggregate principal amount of all Tranche B Loans shall not exceed the Aggregate Tranche B Loan Commitment.

(c) Subject to the terms and conditions of this Agreement, each Tranche C Lender agrees, severally and not jointly, to make Tranche C Loans to the Borrower from time to time during the Tranche C Loan Commitment Period in an aggregate principal amount not in excess of its Tranche C Loan Commitment; provided, however, that the aggregate principal amount of all Tranche C Loans shall not exceed the Aggregate Tranche C Loan Commitment.

(d) Subject to the terms and conditions of this Agreement, each Tranche D Lender agrees, severally and not jointly, to make Tranche D Loans to the Borrower from time to time during the Tranche D Loan Commitment Period in an aggregate principal amount not in excess of the Tranche D Loan Commitment of such Lender; provided, however, that the aggregate principal amount of all Tranche D Loans shall not exceed the Aggregate Tranche D Loan Commitment.

(e) Proceeds of each Borrowing shall be deposited into the Construction Account, shall be applied solely in accordance with this Agreement and shall be used solely for the payment of Project Costs related to the Project and certain other purposes, as further described in Section 8.09.

(f) Loans repaid or prepaid may not be reborrowed.

2.02 Borrowings.

(a) To request a Borrowing pursuant to this Agreement, the Borrower shall give the Administrative Agent (which shall promptly notify the Lenders) irrevocable notice of such Borrowing as provided in Section 4.05.

(b) Not later than 11:00 a.m. New York City time on the Disbursement Date specified for each Borrowing, each Lender shall make available the amount of the Loans to be made by it on such date to the Administrative Agent, in immediately available funds, by wire transfer to the account specified on the attached Appendix E (the “Administrative Account”); provided that (i) the amount of Loans to be made by DEG shall be paid directly to FMO, in its capacity as payment agent for DEG and (ii) FMO shall make available an amount equal to the sum of Loans to be made by each of DEG and FMO on such date. The Administrative Account shall be established by the Administrative Agent and all funds received by the Administrative Agent from a Lender and all funds payable by the Administrative Agent to a Lender or the Administrative Agent shall be deposited therein. There may be no more than one Borrowing request in any month.

(c) The amount with respect to Loans so received by the Administrative Agent for the account of the Borrower shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by remitting the same by 3:00 p.m. New York City time to the Offshore Collateral Agent, in immediately available funds, and the Offshore Collateral Agent shall on the same day deposit the amounts so received in immediately available funds into the Construction Account, in each case as set forth in the applicable Notice of Borrowing and pursuant to the Collateral Agency and Depositary Agreement.

2.03 Changes of Commitments.

(a) Optional Changes of Commitment. Subject to Section 2.03(b) and (c), the Borrower shall have the right at any time or from time to time to reduce or terminate the aggregate unused amount of the Commitments; provided, that (i) the Borrower shall give notice of each such termination or reduction as provided in Section 4.05, together with a certificate issued by an Authorized Officer of the Borrower, in a form reasonably satisfactory to the Majority Lenders, certifying the Borrower’s compliance with sub-clause (iii) below, which shall be confirmed in writing by the Independent Engineer prior to any such termination or reduction, (ii) each reduction of Commitments shall be in an aggregate amount at least equal to $1,000,000 (or, if less, the full amount of such Commitments outstanding), and if greater, in integral multiples of $500,000 in excess thereof, (iii) the Commitments may not be reduced below an amount which, together with the unfunded portion of the Required Equity Contribution and other funds committed to pay Project Costs is available and sufficient, in the reasonable judgment of the Supermajority Lenders and the Independent Engineer, to achieve Project Completion in accordance with the Project Construction Budget and Schedule and prior to the Required Project Completion Date and (iv) such reduction or termination shall be conditioned upon the payment of any required termination payments in connection with the termination of any Interest Rate Protection Agreements (if then in effect) to the extent the aggregate notional amount under all such Interest Rate Protection Agreements exceeds the aggregate principal amount of the Loans outstanding after giving effect to the reduction or termination contemplated by this Section 2.03.

(b) Mandatory Changes of Commitments.

(i) Unless previously terminated, the Tranche A Loan Commitments shall be automatically reduced to zero at the close of business on the final day of the Tranche A Loan Commitment Period.

(ii) Unless previously terminated, the Tranche B Loan Commitments shall be automatically reduced to zero at the close of business on the final day of the Tranche B Loan Commitment Period.

(iii) Unless previously terminated, the Tranche C Loan Commitments shall be automatically reduced to zero at the close of business on the final day of the Tranche C Loan Commitment Period.

(iv) Unless previously terminated, the Tranche D Loan Commitments shall be automatically reduced to zero at the close of business on the final day of the Tranche D Loan Commitment Period.

(v) Unless previously terminated, to the extent the Debt Sizing Parameters set forth in clauses (a)-(d) of the definition thereof are no longer met as of the date of the Updated Base Case Forecast, each of the Senior Loan Commitments shall be partially terminated on a pro rata basis on the date the Updated Base Case Forecast is delivered pursuant to Section 8.01(i) in order to meet each of the Debt Sizing Parameters as notified by the Administrative Agent to the Borrower promptly thereafter.

(vi) Unless previously terminated, to the extent the Debt Sizing Parameters set forth in clause (e) of the definition thereof are no longer met as of the date of the Updated Base Case Forecast as a result of a reduction of the Project Costs, then on the date that the Updated Base Case Forecast is delivered pursuant to Section 8.01(i), the Aggregate Tranche C Loan Commitment shall be reduced to an amount equal to (i) 65% of the Project Costs reflected in the Updated Base Case Forecast less (ii) the Senior Loan Commitments; provided that, (x) if as a result of such reduction the Aggregate Tranche C Loan Commitment is reduced to zero and (y) if after giving effect to such reduction, the Debt Sizing Parameters in clause (e) of the definition thereof are no longer met, then each of the Senior Loan Commitments shall be partially terminated on a pro rata basis, in order to meet the Debt Sizing Parameters in clause (e) of the definition thereof.

(vii) Each of the Senior Lenders may, in its sole discretion, reduce its Senior Loan Commitment to zero at the close of business on September 30, 2013 if each of the conditions precedent set forth in Section 6.02 have not occurred by such date; provided that, for the avoidance of doubt, the Senior Lenders shall not have the option of reducing the Senior Loan Commitments if such conditions precedent set forth in Section 6.02 have been satisfied by such date but the Borrower has not delivered its initial Notice of Borrowing pursuant to Section 6.03(a) and the Initial Disbursement Date has not yet occurred.

(viii) Each of the Senior Lenders may, in its sole discretion, reduce its Senior Loan Commitment to zero at the close of business on June 30, 2014 if the Initial Disbursement Date shall not have occurred by such date.

(c) Application.

(i) Any termination of Commitments by the Borrower pursuant to this Section 2.03 (other than pursuant to Section 2.03(b)(vi)) shall be applied, (i) first, to the Tranche B Loan Commitments and any Tranche D Loan Commitments comprising Part B of the Tranche D Loan Commitments outstanding, on a pro rata basis, until the Tranche B Loan Commitments and Tranche D Loan Commitments comprising Part B of the Tranche D Loan Commitments are reduced to zero, (ii) second, to the Tranche A Loan Commitments and the Tranche D Loan Commitments (if any) outstanding, on a pro rata basis, until the Tranche A Loan Commitments and the Tranche D Loan Commitments are reduced to zero, on a pro rata basis and (iii) third, to the Tranche C Loan Commitments outstanding until the Tranche C Loan Commitments are reduced to zero.

(ii) Upon any termination of the Senior Loan Commitments pursuant to Section 2.03(b)(v) and (vi)(y), the Administrative Agent shall adjust the percentages of the amounts payable on each Principal Payment Date shown in Appendices B-1 and B-2 and give notice to the Borrower and the Lenders as soon as possible thereafter. The Administrative Agent’s determination of such adjustments shall be final and conclusive and bind the Borrower unless the Borrower demonstrates to the Administrative Agent’s satisfaction that the determination involved manifest error.

(iii) Upon the termination of Part B of the Tranche D Loan Commitments, the Administrative Agent shall adjust the percentages of the amounts payable on each Tranche D Principal Payment Date, in the inverse order of maturity, shown in Appendix B-2 and give notice to the Borrower and the Tranche D Lenders as soon as possible thereafter. The Administrative Agent’s determination of such adjustments shall be final and conclusive and bind the Borrower unless the Borrower demonstrates to the Administrative Agent’s satisfaction that the determination involved manifest error.

(d) No Reinstatement. The Senior Loan Commitments once terminated or reduced may not be reinstated.

2.04 Fees.

(a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Senior Lender a commitment fee (the “Commitment Fee”), on the daily average unused amount of such Senior Lender’s Senior Loan Commitment, at a rate per annum equal to the product of (i) 40% of the Applicable Margin, for each Quarterly Period from and including the Closing Date to, but not including, the date the Senior Loan Commitments, as applicable, are reduced to zero times (ii) a fraction, the numerator of which is the number of days in such Quarterly Period (or portion thereof) and the denominator of which is 360. The accrued Commitment Fee for any Senior Loan Commitment shall be payable on each Quarterly Date occurring after the Closing Date and upon termination or expiry of the relevant Senior Loan Commitment, as applicable.

(b) Administrative Fees. The Borrower shall pay to the Administrative Agent, for its own account, a non-refundable agency fee (the “Administrative Fee”) for each 12-month period commencing on the Closing Date or an anniversary thereof in the amounts set forth in the Administrative Agency Fee Letter. The Administrative Fee shall be payable in advance in accordance with the terms and in the amounts as set forth in the Administrative Agency Fee Letter.

(c) Collateral Agency and Trustee Fees.

(i) The Borrower shall pay to each of the Offshore Collateral Agent and the Depositary, each for its own account, non-refundable agency fees (collectively, the “Offshore Collateral Agency Fee”) for each 12-month period commencing on the Closing Date or an anniversary thereof in the amounts set forth in the Offshore Collateral Agency Fee Letter. The Offshore Collateral Agency Fee shall be payable in advance in accordance with the terms and in the amounts as set forth in the Offshore Collateral Agency Fee Letter.

(ii) The Borrower shall pay to the Onshore Collateral Agent, for its own account, a non-refundable agency fee (the “Onshore Collateral Agency Fee”) for each 12-month period commencing on the Closing Date or an anniversary thereof in the amounts set forth in the Onshore Collateral Agency Fee Letter. The Onshore Collateral Agency Fee shall be payable in advance in accordance with the terms and in the amounts as set forth in the Onshore Collateral Agency Fee Letter.

(iii) The Borrower shall pay to the Trustee, for its own account, a non-refundable agency fee (the “Trustee Fee”) for each 12-month period commencing on the Closing Date or an anniversary thereof in the amounts set forth in the Trustee Fee Letter. The Trustee Fee shall be payable in advance in accordance with the terms and in the amounts as set forth in the Trustee Fee Letter.

(d) Other Fees. The Borrower shall pay (i) all fees payable in accordance with the Financing Documents, (ii) all fees payable to any Joint Mandated Arranger in the amounts and at times separately agreed upon between the Borrower and such Joint Mandated Arranger and (iii) all expenses of the Agents, the Lenders and the Joint Mandated Arrangers in accordance with Section 11.03.

2.05 Lending Offices. The Senior Loans made by each Senior Lender shall be made and maintained at such Senior Lender’s Applicable Lending Office.

2.06 Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Agents shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

2.07 Notes.

(a) Tranche A Notes. The Tranche A Loan Commitments of each Lender shall be evidenced by a promissory note (pagaré) of the Borrower (each, a “Note”) substantially in the form of Exhibit A-1 (together with a completion agreement (Acuerdo de Llenado) substantially in the form of Exhibit A-3, (a “Note Completion Agreement”)), for such Lender’s Tranche A Loans, dated the Initial Disbursement Date in the case of each Note issued on such date, or the effective date of assignment pursuant to Section 11.06(b) in the case of any Note issued in connection with such assignment, payable to such Lender in an amount equal to the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Tranche A Loans made by such Lender; provided, that any Senior Lender that is party to a COFIDE Guarantee shall receive (i) a Note payable to such Lender in an amount equal to the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Tranche A Loans made by such Lender and guaranteed by COFIDE (the “COFIDE Tranche A Guaranteed Note”) and (ii) a Note payable to such Lender in an amount equal to difference between (x) the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Tranche A Loans made by such Lender minus (y) the amount payable under the COFIDE Tranche A Guaranteed Note.

(b) Tranche B Notes. The Tranche B Loan Commitments of each Lender shall be evidenced by a Note substantially in the form of Exhibit A-2 (together with a Note Completion Agreement), for such Lender’s Tranche B Loans, dated the Initial Disbursement Date in the case of each Note issued on such date, or the effective date of assignment pursuant to Section 11.06(b) in the case of any Note issued in connection with such assignment, payable to such Lender in an amount equal to the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Tranche B Loans made by such Lender; provided, that any Senior Lender that is party to a COFIDE Guarantee shall receive (i) a Note payable to such Lender in an amount equal to the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Tranche B Loans made by such Lender and guaranteed by COFIDE (the “COFIDE Tranche B Guaranteed Note”) and (ii) a Note payable to such Lender in an amount equal to difference between (x) the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Tranche B Loans made by such Lender minus (y) the amount payable under the COFIDE Tranche B Guaranteed Note.

(c) Tranche D Notes. The Tranche D Loan Commitments of each Lender shall be evidenced by a Note substantially in the form of Exhibit A-3 (together with a Note Completion Agreement), for such Lender’s Tranche D Loans, dated the Initial Disbursement Date in the case of each Note issued on such date, or the effective date of assignment pursuant to Section 11.06(b) in the case of any Note issued in connection with such assignment, payable to such Lender in an amount equal to the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Tranche D Loans made by such Lender.

(d) Loan Records. The date, amount and interest rate of each Loan made by each Lender to the Borrower, and each payment made in respect of principal of such Loan, shall be recorded by such Lender on its books.

(e) Subdivision. No Lender shall be entitled to have any of its Notes subdivided, by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Lender’s related Commitment, related Loans and related Note pursuant to Section 11.06(b).

(f) Maintenance of Records by the Administrative Agent. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain records in which it shall record (i) the names and addresses of the Lenders, (ii) the Commitments of each Lender and the amount of each Loan made hereunder and each Interest Period therefor, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof and (v) a copy of each Assignment and Acceptance delivered to it pursuant to Section 11.06(b). Upon reasonable notice to the Administrative Agent, the Borrower and each Lender shall have the right to inspect such records from time to time during normal business hours. In the event of any inconsistency between the entries in the loan records maintained by the Lenders pursuant to paragraph (d) above and the entries in the records maintained by the Administrative Agent, the Administrative Agent’s records will govern, absent manifest error.

(g) Effect of Entries. Absent manifest error, the entries made in the records maintained pursuant to paragraph (d) or (f) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayment of Loans.

(a) Tranche A Loans. The Borrower hereby agrees to pay to the Administrative Agent for the account of each Lender the principal of such Lender’s Tranche A Loans outstanding (i) on each Tranche A Principal Payment Date in accordance with the amortization schedule attached as Appendix B-1 to this Agreement and (ii) when declared due and payable pursuant to this Agreement, including pursuant to Section 9.01; provided, that if the Actual Project Acceptance Date does not occur in the month of February 2016, the Administrative Agent shall adjust (x) the percentages and (y) the number of Tranche A Principal Payment Dates shown in Appendix B-1 and give notice to the Borrower and the Tranche A Lenders as soon as possible after the Actual Project Acceptance Date. The Administrative Agent’s determination of such adjustments shall be final and conclusive and bind the Borrower unless the Borrower demonstrates to the Administrative Agent’s satisfaction that the determination involved manifest error.

(b) Tranche B Loans. The Borrower hereby agrees to pay to the Administrative Agent for the account of each Lender the principal of such Lender’s Tranche B Loans outstanding (i) on the Final Maturity Date and (ii) when declared due and payable pursuant to this Agreement, including pursuant to Section 9.01.

(c) Tranche C Loans. The Borrower hereby agrees to pay to each Tranche C Lender the principal of such Tranche C Lender’s Tranche C Loans outstanding after the Senior Loans and all other Secured Obligations have been indefeasibly paid in full.

(d) Tranche D Loans. The Borrower hereby agrees to pay to the Administrative Agent for the account of each Tranche D Lender the principal of such Lender’s Tranche D Loans outstanding (i) on each Tranche D Principal Payment Date in accordance with the amortization schedule attached as Appendix B-2 to this Agreement and (ii) when declared due and payable pursuant to this Agreement, including pursuant to Section 9.01; provided, that if the Actual Project Acceptance Date does not occur in the month of February 2016, the Administrative Agent shall adjust (x) the percentages and (y) the number of Tranche D Principal Payment Dates shown in Appendix B-2 and give notice to the Borrower and the Tranche D Lenders as soon as possible after the Actual Project Acceptance Date. The Administrative Agent’s determination of such adjustments shall be final and conclusive and bind the Borrower unless the Borrower demonstrates to the Administrative Agent’s satisfaction that the determination involved manifest error.

3.02 Interest. Subject to Section 5.01, the Borrower hereby agrees to pay to the Administrative Agent for account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(a) for each Interest Period relating to such Loan, the LIBO Rate for such Loan for such Interest Period plus the Applicable Margin;

(b) during such periods that an Event of Default has occurred and is continuing, all outstanding Loans shall bear interest at a rate per annum equal to the Post-Default Rate to but excluding the dates such Event of Default is remedied or waived; and

(c) during any Interest Period when a Rate Determination Notice has been delivered, the Substitute Basis determined therein.

(i) Accrued interest on each Senior Loan shall be payable in arrears (x) on each Interest Payment Date and (y) upon the payment or prepayment of any Senior Loan (but only on the principal amount so paid or prepaid) and (ii) accrued interest on each Tranche C Loan shall only be payable pursuant to level Sixth in Section 5.05(c) of the Collateral Agency and Depositary Agreement; provided, that interest payable at the Post-Default Rate shall be payable from time to time on demand (or, if no demand is made during any month, on the last Business Day of each month); provided, further, that prior to the Actual Project Acceptance Date at the Borrower’s election, accrued interest may be paid as a Project Cost through Borrowings. Promptly after the determination of any interest rate provided for in this Agreement or any change in any such rate, the Administrative Agent shall give notice of such interest rate to the Lenders to which such interest is payable and to the Borrower.

3.03 Optional Prepayments.

(a) Subject to Sections 4.02 and 4.04, the Borrower shall have the right to prepay Loans, at any time or from time to time; provided, that the Borrower shall give the Administrative Agent notice of each such prepayment as provided in Section 4.05 and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable.

(b) Any prepayment by the Borrower pursuant to this Section 3.03 shall be made simultaneously with, and is conditioned upon, (i) the payment of any required termination payments in connection with the termination of any Interest Rate Protection Agreement (if then in effect) to the extent the aggregate notional amount under all such Interest Rate Protection Agreements exceeds (x) 100% of the aggregate principal amount of the Tranche A Loans, (y) prior to the Project Completion Date, 50% of the aggregate principal amount of the Tranche B Loans or (z) (A) 100% of the aggregate principal amount comprising Part A of the Tranche D Loans and (B) prior to the Project Completion Date, 50% of the aggregate principal amount comprising Part B of the Tranche D Loans, outstanding after giving effect to the prepayment contemplated by this Section 3.03, (ii) the payment by the Borrower of any costs, expenses, break funding costs or other amounts incurred by any Lender and Permitted Swap Provider in connection with such prepayment and (iii) with respect to prepayment of Tranche A Loans only, prior to August 17, 2018, the payment of a penalty equal to 2.00% of the aggregate principal amount of Tranche A Loans outstanding payable to the Senior Lenders pro rata in accordance with each Senior Lender’s respective Tranche A Loan Commitment.

(c) Any prepayment of Loans by the Borrower pursuant to this Section 3.03 shall be applied, (i) first, to the principal amount of Tranche B Loans and the Tranche D Loans comprising Part B of the Tranche D Loans outstanding (if any), on a pro rata basis, in the inverse order of maturity with respect to the Tranche D Loans, (ii) second, to any interest or other amounts payable in connection with the Tranche B Loans and the Tranche D Loans (if any) outstanding, on a pro rata basis, until all Tranche B Loans have been indefeasibly repaid in full and amounts payable (if any) in connection with the Tranche D Loans are reduced to an amount equal to Part A of the Tranche D Loans, (iii) third, applied to the principal installments, on a pro rata basis, of the Tranche A Loans and the Tranche D Loans (if any) until all Tranche A Loans and Tranche D Loans have been indefeasibly repaid in full, on a pro rata basis, in the inverse order of maturity and (iv) fourth, applied to the principal amount of Tranche C Loans outstanding on a pro rata basis.

3.04 Mandatory Prepayments. In addition to mandatory repayments of principal of Loans as set forth in Section 3.01 above, the Borrower shall make the following mandatory prepayments (to be effected in each case in the manner specified in paragraph (f) below):

(a) Event of Loss. The Borrower shall prepay the Loans in an amount equal to 100% of the Net Available Amount not allocated to and used for Restoration in accordance with Section 8.05(l).

(b) Asset Sales. The Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Available Amount in excess of $2,000,000 in any Fiscal Year resulting from the Disposition of any of its physical assets (other than Dispositions permitted under Sections 8.11(a)(i)(A), 8.11(a)(i)(C) (to the extent such insurance proceeds are used in connection with replacing such damaged or destroyed property), 8.11(a)(ii), 8.11(a)(iii) and 8.11(a)(v)).

(c) Project Payments. The Borrower shall prepay the Loans in an amount equal to the amount transferred into the Prepayment Account from the Performance LD Account pursuant to the terms of the Collateral Agency and Depositary Agreement.

(d) Restricted Payments. The Borrower shall prepay the Loans in an amount equal to the amount transferred into the Prepayment Account from the Onshore Distribution Accounts pursuant to the terms of the Collateral Agency and Depositary Agreement.

(e) Illegality. The Borrower shall prepay the Loans in and to the extent contemplated by Section 5.06.

(f) Tranche D. Upon the prepayment of any amounts of the Tranche A Loans or Tranche B Loans in connection with a refinancing of the Senior Loans on or prior to the Final Maturity Date, the Tranche D Loans shall be prepaid in full.

(g) Application in Inverse Order. Mandatory prepayments of Loans made pursuant to this Section 3.04 shall be applied, (i) first, to the principal amount of (x) Tranche B Loans and (y) Tranche D Loans comprising Part B of the Tranche D Loans (if any) outstanding, on a pro rata basis, in the inverse order of maturity with respect to the Tranche D Loans until all Tranche B Loans have been indefeasibly repaid in full and amounts payable in connection with the Tranche D Loans are reduced to an amount equal to Part A of the Aggregate Tranche D Loan Commitment (ii) second, to any interest or other amounts payable in connection with (x) Tranche B Loans and (y) Tranche D Loans comprising Part B of the Tranche D Loans (if any) outstanding, on a pro rata basis, in the inverse order of maturity with respect to the Tranche D Loans until all Tranche B Loans have been indefeasibly repaid in full and amounts payable in connection with the Tranche D Loans are reduced to an amount equal to Part A of the Aggregate Tranche D Loan Commitment, and (iii) third, applied to the principal installments, on a pro rata basis, of the Tranche A Loans and the Tranche D Loans (if any) until all Tranche A Loans and Tranche D Loans have been indefeasibly repaid in full, on a pro rata basis, in the inverse order of maturity.

(h) Payments. The Borrower shall transfer all amounts required for the prepayments in this Section 3.04 in accordance with this Section and the Collateral Agency and Depositary Agreement at the time of each such prepayment.

(i) Swap Prepayments. Any prepayment of Loans by the Borrower pursuant to this Section 3.04 shall be made simultaneously with (i) the payment of any required termination payments in connection with the termination of any Interest Rate Protection Agreement (if then in effect) to the extent the aggregate notional amount under all such Interest Rate Protection Agreement exceeds (x) 100% of the aggregate principal amount of the Tranche A Loans, (y) prior to the Project Completion Date, 50% of the aggregate principal amount of the Tranche B Loans, (z) (i) 100% of the aggregate principal amount comprising Part A of the Tranche D Loans and (ii) prior to the Project Completion Date, 50% of the aggregate principal amount comprising Part B of the Tranche D Loans, in each case outstanding after giving effect to the prepayment contemplated by this Section 3.04 and (ii) the payment by the Borrower of reasonable costs, expenses, break funding costs or other amounts incurred by any Lender and Permitted Swap Provider in connection with such prepayment.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

4.01 Payments.

(a) Except to the extent otherwise provided in this Agreement, all payments of principal, interest, fees and other amounts to be made by the Borrower under this Agreement and the Notes and, except to the extent otherwise provided in any of the other Financing Documents, all payments to be made by the Borrower under any such other Financing Documents, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent, by wire transfer to the account specified on the attached Appendix E. No payment shall be made later than 1:00 p.m. New York City time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) The Borrower shall, at the time of making each payment under this Agreement or any Note for account of any Lender, specify to the Administrative Agent (which shall so notify the intended recipient or recipients) the Loans or other amounts payable by the Borrower under this Agreement to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section 4.02, may determine to be appropriate, in each case pursuant to the Collateral Agency and Depositary Agreement).

(c) Each payment received by the Administrative Agent under this Agreement or any Note for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made; provided that all payments made for the account of DEG shall be paid by the Administrative Agent directly to FMO, in its capacity as the payment agent for DEG.

(d) Except in the case of the Final Maturity Date or the Tranche D Final Maturity Date, as applicable, if the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

4.02 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the Borrowing of Loans under Section 2.01 shall be made from the Lenders except as provided in Section 4.08 and each payment of Commitment Fees under Section 2.04(a) shall be made for account of the applicable Senior Lenders on a pro rata basis (based on their respective Commitments), (b) except as otherwise specified herein, each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; provided, that if immediately prior to giving effect to any such payment in respect of any Loan, the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made (by reason of a failure of a Lender to make a Loan in the circumstances described in the last paragraph of Section 11.04), then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata in accordance with their respective Commitments, (c) each payment of interest on the Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders and (d) each termination of Commitments shall be made on a pro rata basis based on the Lender’s respective Commitments.

4.03 Computations. Interest on any Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

4.04 Minimum Amounts.

(a) Each Borrowing shall be in a minimum amount equal to $5,000,000, with integral multiples of $1,000,000 in excess of such minimum amount.

(b) Except for mandatory prepayments made pursuant to Section 3.04, voluntary and partial prepayments of principal of Loans shall be in a minimum amount equal to $8,000,000 (or, if less, the full amount of such Loans outstanding) with integral multiples of $1,000,000 in excess of such minimum amount.

4.05 Certain Notices. Notices by the Borrower to the Administrative Agent of Borrowings, reduction or termination of Commitments and optional prepayments of Loans shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 1:00 p.m. New York City time on the number of Business Days prior to the date of the relevant Borrowing, reduction, termination or prepayment or the first day of such Interest Period specified below:

Notice	Number of Business Days Prior
Termination or reduction of Commitments	3
Borrowing and prepayments of Loans	10

Each such notice of a Borrowing (each such notice, a “Notice of Borrowing”) shall be in substantially the form of Exhibit B-2, shall be subject to the satisfaction of the conditions set forth in Article VI and shall specify, among other things: (i) the amounts of such Borrowing; (ii) the requested Disbursement Date of such Borrowing; and (iii) a summary of the specific use of the proceeds of the requested Borrowing. Each notice of optional prepayment shall specify the amount of the Loan to be prepaid and the date of optional prepayment (which shall be a Business Day). The Administrative Agent shall promptly forward a copy of each such notice to the SACE Agent and the Lenders.

4.06 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrower (the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender or (in the case of the Borrower) a payment to the Administrative Agent for account of one or more of the Lenders (any such payment, a “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may (but shall not be required to), in reliance upon such assumption, make the amount of such payment available to the intended recipient (or recipients) on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient (or recipients) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest on such amount in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient (or recipients) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as provided above; provided, that if neither the recipient (or recipients) nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient (or recipients) shall each be obligated to pay interest on the Required Payment as follows:

(a) if the Required Payment shall represent a payment to be made by the Borrower to the Lenders, the Borrower and the recipient (or recipients) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (and, in case the recipient (or recipients) shall return the Required Payment to the Administrative Agent, without limiting the obligation of the Borrower under Section 3.02 to pay interest to such recipient (or recipients) at the Post-Default Rate in respect of the Required Payment); and

(b) if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to the Borrower, the Payor and the Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant to Section 3.02 (and, in case the Borrower shall return the Required Payment to the Administrative Agent, without limiting any claim the Borrower may have against the Payor in respect of the Required Payment, subject to Section 11.15).

4.07 Sharing of Payments; Etc.

(a) The Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it or an Affiliate for account of the Borrower at any of its branches or offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender under this Agreement, that is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent of such action; provided, that such Lender’s failure to give such notice shall not affect the validity of such action; and provided further in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.08(c) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(b) If any Lender shall obtain from the Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any Note held by it or any other Financing Document or through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent or any other Agent as provided in this Agreement), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder by the Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due on such Loans or other amounts, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, with the effect that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of or interest on the Loans or such other amounts, respectively, owing to each of the Lenders; provided, that if at the time of such payment the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made (by reason of a failure of a Lender to make a Loan hereunder in the circumstances described in the last paragraph of Section 11.04), then such purchases of participations or direct interests shall be made in such manner as will result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata according to the amounts of such Commitments. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) The Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s liens, counterclaims or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained in this Agreement shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

4.08 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Senior Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Senior Lender is a Defaulting Lender:

(a) such Defaulting Lender will not be entitled to any fees accruing on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.04(a) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees) (and the Borrower shall not be required to pay any such fee that would otherwise have been required to have been paid to such Defaulting Lender);

(b) The Borrower may terminate the unused amount of the Commitments of a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of sub-clause (c) below will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender;

(c) any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees (excluding fees provided in clause (a) above), indemnity payments or other amounts) will not be paid or distributed to such Defaulting

Lender, but will instead be retained by the Administrative Agent until the termination of the Commitments and payment in full of all Obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by applicable law, to the making of payments from time to time in the following order of priority, without duplication: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to pay principal then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, fifth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and sixth after the termination of the Commitments and payment in full of all Obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct; and

(d) If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts referred to in sub-clause (c) above), such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

ARTICLE V

YIELD PROTECTION; ETC.

5.01 Alternate Rate of Interest. If on or prior to the commencement of any Interest Period (an “Affected Interest Period”) with respect to the making (for the purposes of this Section 5.01, a “borrowing”) of a Loan:

(a) the Administrative Agent reasonably determines that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that such Lenders have reasonably determined that the LIBO Rate for that Interest Period will not adequately and fairly reflect the cost of making or maintaining the Loans included in such borrowing for such Interest Period;

then the Administrative Agent will give notice of those circumstances to the Borrower and the Lenders by electronic mail, telephone or telecopy as promptly as practicable (“Rate Determination Notice”).

If such notice is given, during the fifteen (15) day period following such Rate Determination Notice, the Administrative Agent shall notify (a “Substitute Basis Notice”) the Borrower of a substitute interest rate basis for the Loans, which amount shall equal the sum of (i) the relevant Applicable Margin plus (ii) the Alternative Base Rate, and shall constitute for purposes of this Agreement the cost to the Lenders of funding or maintaining the Loans (a “Substitute Basis”). The Substitute Basis shall apply in lieu of LIBO Rate to all Interest Periods on or after the first day of the Affected Interest Period, until notified by the Administrative Agent (acting on the behalf of the Majority Lenders declaring pursuant to this Section 5.01, that the circumstances giving rise to that notice no longer exist (which notice of subsequent change in circumstances shall be given as promptly as practicable) (the “Notice of Cessation”).

It being understood that, for purposes of this Section 5.01, delivery of the Notice of Cessation shall be promptly issued if the Majority Lenders declaring pursuant to this Section 5.01 do not advise the Administrative Agent that the circumstances giving rise to the Rate Determination Notice are continuing at least one (1) Business Day prior to the commencement of the next Interest Period.

5.02 Increased Costs.

(a) If any Change in Law:

(i) imposes or modifies any reserve, special deposit or similar requirements, including any application of the Regulation D requirement, relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such Loans or any deposits referred to in the definition of “LIBO Rate” in Section 1.01), or any commitment of such Lender (including the Commitment of such Lender hereunder);

(ii) subjects any Lender to any Taxes (other than (A) Excluded Taxes, (B) Indemnified Taxes and (C) Other Taxes) on its Loans, Commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and/or

(iii) imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender under any Financing Document, then the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for the additional costs incurred or reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.05(a)).

(b) If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or (without duplication) on the capital of its holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or its holding company could have achieved but for that Change in Law (taking into consideration such Lender’s and its holding company’s policies with respect to capital adequacy and liquidity), in each case by an amount that such Lender reasonably deems to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or (without duplication) its holding company for any such reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.05(a)).

(c) To claim any amount under this Section 5.02, a Lender must deliver to the Borrower a certificate, which shall be conclusive absent manifest error, setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, under Section 5.02(a) or Section 5.02(b). The Borrower shall pay such Lender the amount due and payable and set forth on any such certificate within 30 days after its receipt.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.02 shall not constitute a waiver of such Lender’s right to demand that compensation; provided that the Borrower will not be obligated to compensate a Lender pursuant to this Section 5.02 for any increased cost or reduction in respect of a period occurring more than 180 days prior to the date on which such Lender obtains knowledge and notifies the Borrower of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

5.03 Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of the Interest Period for that Loan (including under Section 3.03 or Section 3.04 or as a result of an Event of Default), (b) application of Section 5.01, (c) the failure to borrow on the date specified in any Notice of Borrowing or prepay any Loan on the date specified for such prepayment or (d) the assignment of any Loan other than on the last day of its Interest Period as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to any such event. Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for that period at the interest rate that such Lender would bid were it to bid, at the commencement of that period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. To claim any amount under this Section 5.03, the Lender must deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.03 (including calculations, in reasonable detail, showing how such Lender computed such amount or amounts). The Borrower shall pay such Lender the amount due and payable and set forth on any such certificate within 30 days after its receipt.

5.04 Taxes.

(a) Any and all payments by or on account of any Secured Obligation (other than any payments under a Permitted Swap Agreement) shall be made free and clear of and without withholding or deduction for any Taxes, unless required by applicable Government Rule. If the Borrower or the applicable withholding agent is required to withhold or deduct any Indemnified Taxes or Other Taxes from those payments and the Borrower cannot assume directly the payment of such Taxes in accordance with Article 47 of the Peruvian Income Tax Act, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 5.04) each Person entitled thereto receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the Borrower or the applicable withholding agent shall make those withholdings or deductions and (iii) the Borrower or the applicable withholding agent shall pay the full amount withheld or deducted to the relevant Taxing Authority in accordance with applicable Government Rule.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Taxing Authority in accordance with any applicable Government Rule.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within thirty (30) days after written demand, for the full amount of any Indemnified Taxes or Other Taxes paid by such Person on or with respect to any payment by or on account of any obligation (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04) and any penalties, interest and reasonable expenses arising from, or with respect to, those Indemnified Taxes or Other Taxes, whether or not those Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. To claim any amount under this Section 5.04(c), the Administrative Agent or a Lender must deliver to the Borrower a certificate as to the amount of such payment or liability, which shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Taxing Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Taxing Authority evidencing such payment, a copy of the return reporting that payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. Any certification, receipt or other return provided pursuant to this Section 5.04(d) shall separately identify each Person on whose behalf an Indemnified Tax or Other Tax was paid and the portion of any such payment allocable to such Person.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Secured Obligation (other than any payments under a Permitted Swap Agreement) shall deliver to the Borrower (with a copy to the Administrative Agent), promptly after receipt of any written request to do so, two copies of the properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. Each Lender shall also co-operate in completing any other procedural formalities necessary for that Borrower to obtain authorization to make that payment without withholding or deduction for any Taxes or information on reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f) If a payment made to a Lender under any Financing Document (other than a Permitted Swap Agreement) would be subject to U.S. federal withholding Tax imposed by FATCA, such Lender shall deliver to the Borrower, the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Administrative Agent as may be necessary for the Borrower, the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.04 (including by the payment of additional amounts pursuant to this Section 5.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Government Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Government Authority) in the event that such indemnified party is required to repay such refund to such Government Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.05 Mitigation of Secured Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 5.01(b), Section 5.02 or if the Borrower is required to pay any additional amount to any Lender or any Government Authority for the account of any Lender pursuant to Section 5.04, then such Lender, if requested by the Borrower, will use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans or to assign its rights and obligations under the Financing Documents to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.02 or 5.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender (i) requests compensation under Section 5.02, if the Borrower is required to pay any additional amount to such Lender or any Government Authority for the account of such Lender pursuant to Section 5.04, or if Section 5.06 becomes applicable to such Lender and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.05(a), (ii) is a Defaulting Lender, or (iii) fails to determine that the conditions precedent to any Borrowing are satisfied after the Majority Lenders (or in the case of the initial Borrowing on the Initial Disbursement Date, each other Lender) have determined such conditions precedent have been satisfied with respect to such Borrowing, or if any Lender refuses to give timely consent to an amendment, modification or waiver of the Financing Documents then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions, including required consents, contained in Section 11.06), all its interests, rights and obligations under this Agreement to an assignee that assumes those obligations (which assignee may be another Lender); provided, that (i) such Lender receives payment of an amount equal to the Secured Obligations owing to it from the assignee (to the extent of the outstanding principal, accrued interest and fees included in those Secured Obligations) or the Borrower (in the case of all other amounts so included) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 5.02 or payments required to be made pursuant to Section 5.04, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, as a result of a waiver by such Lender of its right under Section 5.02, 5.04 or 5.06, as applicable, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. If a Lender refuses to be replaced pursuant to this Section 5.05 and Section 11.06(b), the Borrower shall not be obligated to pay such Lender any of the compensation referred to in this Section 5.05 or any additional amounts incurred or accrued under this Article V from and after the date that would have been reasonable for such replacement.

5.06 Illegality. In the event that it becomes unlawful or, by reason of a Change in Law, any Lender is unable to honor its obligation to make or maintain the Loans, then such Lender will promptly notify the Borrower of such event (with a copy to the Administrative Agent), (a) such Lender’s obligation to make Loans shall be suspended until such time as such

Lender may again make and maintain Loans and (b) subject to Section 3.04(e) hereof, if such Change in Law shall so mandate, the Borrower shall prepay in full such Lender’s Loans, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such Change in Law.

ARTICLE VI

CONDITIONS PRECEDENT

6.01 Conditions to Closing Date. The occurrence of the Closing Date is subject to receipt by the Administrative Agent of each of the agreements and other documents, and the satisfaction of the conditions precedent, set forth below, each of which shall be (i) in form and substance satisfactory to each Senior Lender, the SACE Agent and the Administrative Agent (with respect to which the Administrative Agent may consult with counsel or the Independent Advisors) and (ii) if applicable, in full force and effect (unless, in each case, waived by each Senior Lender):

(a) Financing Documents. Each of this Agreement, the Tranche C Subordination Agreement, each Fee Letter, the Equity Contribution and Retention Agreement, the Israel Corporation Equity Retention Agreement and the Collateral Agency and Depositary Agreement duly executed and delivered by the intended parties thereto.

(b) Project Documents. Each Project Document set forth on Schedule 7.15(a), each duly executed and delivered by the intended parties thereto, as well as a certificate of an Authorized Officer of the Borrower certifying that:

(i) such Project Documents and any subsequent amendments remain in full force and effect and no default or event of force majeure exists thereunder;

(ii) no Material Adverse Effect has occurred between the execution of such Project Documents and the Closing Date; and

(iii) attached to such certificate is the O&M Framework.

(c) Corporate Documents. The following documents, each certified as such by an Authorized Officer as indicated below:

(i) (A) a Certificate of Compliance from the Registrar of Companies, dated as of a recent date, and a certified copy of each of the Foreign Exchange Letter and Tax Assurance Certificate issued by the Registrar of Companies in Bermuda in relation to each of the Inkia Pledgor and the Project Sponsor; and (B) a certificate of good standing (certificado de vigencia) of each of the Borrower and the Quimpac Pledgor, issued by the Peruvian Public Registry no earlier than thirty (30) days prior to the Closing Date;

(ii) a certificate of an Authorized Officer of each Credit Party and Israel Corporation certifying:

(A) (x) that attached to such Person’s certificate is a true and complete copy of such Person’s certificate of incorporation, certificate of formation or pacto de constitución (as the case may be) together with the by-laws, estatutos, operating agreement or other organizational documents (including any amendments thereto) of such Person, as in effect on the date of such certificate, and (y) that such agreements and other organizational documents have not been modified, rescinded or amended and are in full force and effect;

(B) that attached to such certificate is a true and complete copy of resolutions (actas), duly adopted by the authorized governing body of such Person and which have not been modified, rescinded or amended and are in full force and effect, authorizing the execution, delivery and performance of such of the Transaction Documents to which such Person is or is intended to be a party in connection with the Project Development, which (x) in the case of the Quimpac Pledgor and the Borrower shall be duly notarized by a Peruvian notary public, (y) with regard to Pledgors, shall authorize each Pledgor’s commitment to fund, directly or indirectly, an amount not less than the Required Equity Contribution to the Borrower and (z) with regard to Israel Corporation, solely with respect to the execution, delivery and performance of the Israel Corporation Equity Retention Agreement and the Israel Corporation Guarantee; provided, that in the case of Israel Corporation such resolutions shall not be attached to such certificate and shall be maintained in its corporate books;

(C) except in the case of Israel Corporation, as to the incumbency and specimen signature of each officer, member or partner (as applicable) of such Person executing the Transaction Documents to which such Person is or is intended to be a party and each other document to be delivered by such Person from time to time pursuant to the terms thereof (and the Administrative Agent and each Lender may conclusively rely on such incumbency certification until it receives notice in writing from such Person); and

(D) as to (x) the solvency of such Person or (y) the absence of any resolution or legal proceeding for the bankruptcy, winding-up, insolvency, reorganization or any general arrangement with the creditors of such Person or for the appointment of any receiver, administrator, liquidator or any similar officer in insolvency proceedings.

(d) Authorized Officer’s Certificate. A certificate of an Authorized Officer of the Borrower certifying that: (i) each of the representations and warranties of the Borrower contained in Article VII is true and correct on and as of the Closing Date, (ii) no Default or Event of Default has occurred and is continuing as of the Closing Date and no Default or Event of Default will result from the consummation of the transactions contemplated by the Transaction Documents and (iii) no Material Adverse Effect has occurred and is continuing between December 30, 2011 and the Closing Date.

(e) Project Development.

(i) Project Construction Budget and Schedule. The Project Construction Budget and Schedule, certified as such by an Authorized Officer of the Borrower.

(ii) Base Case Forecast. The Base Case Forecast, dated as of the Closing Date, certified as such by an Authorized Officer of the Borrower as to the satisfaction of the Debt Sizing Parameters, as agreed to with the Independent Engineer. The Borrower shall have caused the Model Auditor to have reviewed the mathematical integrity and the tax assumptions of the Base Case Forecast and the Model Auditor shall have issued for the benefit of the Senior Lenders a report thereon.

(iii) Government Approvals. All Government Approvals required pursuant to any Government Rule for the then-current stage of Project Development, which are are listed on Schedule 7.05(a), have been obtained and complied with and continue to be complied with in all material respects.

(iv) Interconnection Arrangements. A copy of a transmission plan, certified as such by an Authorized Officer of the Borrower (the “Transmission Plan”).

(f) Reports and Bring-Down Certificates of the Independent Advisors. Evidence that each of the Independent Advisors shall have been appointed and together with each of the following:

(i) Independent Engineer. Recent report of the Independent Engineer on the Project favorably reviewing (among other matters reviewed at the request of the Administrative Agent or the Lenders): (A) the technical and economic feasibility of the Project, (B) the reasonableness and consistency of the Project Construction Budget and Schedule, the Material Project Documents and the assumptions related to the costs and operating performance of the Project, (C) the reasonableness of the assumptions underlying the Base Case Forecast delivered pursuant to Section 6.01(e)(ii), and (D) the O&M Framework and the Transmission Plan. In addition, the Independent Engineer shall provide a bring-down certificate, dated no more than ten (10) days prior to the Closing Date and form and substance reasonably acceptable to the Administrative Agent, to the effect that it is not aware of any act, event or condition that has occurred since the date of such report that materially adversely affects the information and conclusions set forth therein and entitling the Administrative Agent to rely upon the findings of the Independent Engineer as set forth in the report.

(ii) Independent Environmental and Social Consultant. A recent Environmental and Social Consultant’s Report by the Independent Environmental and Social Consultant, in form and substance reasonably acceptable to the Administrative Agent, and a certification from the Independent Environmental and Social Consultant that all actions set forth in the Action Plan required to have occurred prior to the Closing Date hereto have been satisfied. In addition, the Independent Environmental and Social Consultant shall provide a bring-down certificate, dated no more than ten (10) days prior to the Closing Date and in form and substance reasonably acceptable to the Administrative Agent, to the effect that it is not aware of any act, event or condition that has occurred since the date of such Environmental and Social

Consultant’s Report that materially adversely affects the information and conclusions set forth in such report and entitling the Administrative Agent to rely upon the findings of the Independent Environmental and Social Consultant as set forth in such report.

(iii) Independent Insurance Consultant. A recent report from the Independent Insurance Consultant confirming, among other things, that the insurance policies provided pursuant to and in accordance with Section 8.05 and Schedule 8.05 are typical for undertakings similar to the Project, are in full force and effect, and that such policies otherwise conform in all material respects with the requirements specified in the Financing Documents. In addition, the Independent Insurance Consultant shall provide a bring-down certificate, dated no more than ten (10) days prior to the Closing Date and in form and substance reasonably acceptable to the Administrative Agent, to the effect that it is not aware of any act, event or condition that has occurred since the date of such report that materially adversely affects the information and conclusions set forth in such report and entitling the Administrative Agent to rely upon the findings of the Independent Insurance Consultant as set forth in such report.

(iv) Independent Market Consultant. A recent report from the Independent Market Consultant in form and substance reasonably acceptable to the Administrative Agent. In addition, the Independent Market Consultant shall provide a bring-down certificate, dated no more than ten (10) days prior to the Closing Date and in form and substance reasonably acceptable to the Administrative Agent, to the effect that it is not aware of any act, event or condition that has occurred since the date of such report that materially adversely affects the information and conclusions set forth in such report and entitling the Administrative Agent to rely upon the findings of the Independent Market Consultant as set forth in such report.

(g) Opinions of Counsel. Duly executed opinions, dated as of the Closing Date (or in the case of sub-clause (vii)(A) below, dated as of a recent date), of each counsel listed below and addressed to the Senior Lenders:

(i) Opinion of New York Counsel to the Credit Parties. An opinion of Morrison & Foerster LLP, special New York counsel to the Credit Parties.

(ii) Opinion of Peruvian Counsel to the Borrower. An opinion of Miranda & Amado, special Peruvian counsel to the Borrower.

(iii) Opinion of Peruvian Counsel to the Quimpac Pledgor. An opinion of Rebaza, Alcazar & De las Casas, special Peruvian counsel to the Quimpac Pledgor.

(iv) Opinion of Bermuda Counsel to the Project Sponsor and the Inkia Pledgor. An opinion of Appleby (Bermuda) Limited, special Bermuda counsel to the Project Sponsor and the Inkia Pledgor.

(v) Opinion of New York Counsel to the Administrative Agent. An opinion of Milbank, Tweed, Hadley and McCloy LLP, special New York counsel to the Administrative Agent.

(vi) Opinion of Peruvian Counsel to the Administrative Agent. An opinion of Rodrigo, Elias & Medrano Abogados, special Peruvian counsel to the Senior Lenders.

(vii) Opinion of Counsel to the EPC Contractor.

(A) An opinion of Estudio Legale Corapi, counsel to Astaldi, S.p.A. with respect to the EPC Contract; and

(B) An opinion of in-house counsel to GyM S.A. with respect to the EPC Contract.

(viii) Opinion of Counsel to Israel Corporation. An opinion of Gornitzky & Co., special Israeli counsel to Israel Corporation.

(h) Financial Statements. (i) Copies of the most recent unaudited and audited financial statements of the Credit Parties (other than with respect to the Inkia Pledgor), in each case prepared in accordance with the Accounting Principles of such Person and certified as such by an Authorized Officer of the relevant Credit Party, (ii) to the extent not publicly available, copies of the most recent unaudited and audited financial statements of Israel Corporation, in each case prepared in accordance with the Accounting Principles of Israel Corporation and certified as such by an Authorized Officer of Israel Corporation and (iii) to the extent available to the Borrower, the most recent audited financial statements of each of the EPC Contractor, Luz del Sur S.A.A., Edelnor S.A.A., Edecañate S.A. and ElectroPeru (it being understood by the parties hereto that, notwithstanding anything to the contrary herein, delivery of any financial statements described in this clause (iii) shall not be an express or implied representation or warranty by any Credit Party as to the accuracy or completeness thereof or as to any other matter set forth therein).

(i) “Know Your Customer” and Anti-Money Laundering Rules and Regulations. Documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, shall have been received by the Agents, and shall include the following: (i) each Credit Party’s registered legal address, operational address (if applicable) and mailing address, (ii) (A) if a Credit Party is a United States person as defined in the Code, such Credit Party’s United States Internal Revenue Service Form W-9 or any successor applicable form or (B) if a Credit Party is not a United States person as defined in the Code, such Credit Party’s United States Internal Revenue Service Form W-8ECI or W-8BEN or successor applicable form, as the case may be, (iii) each Credit Party’s certificate of formation and applicable organizational documents (including amendments thereto), (iv) a list of directors of each Credit Party or list of such persons controlling the Borrower, (v) certified copies of passports, to be delivered solely to those Lenders who request such documentation, of at least five (5) Authorized Officers of each Credit Party, including (A) each individual executing the Financing Documents, Borrowing Certificates and Notices of Borrowing on behalf of such Credit Party and (B) each such Authorized Officer’s residential address, (vi) an executed resolution or other such documentation stating who is authorized to open an account for the Borrower, (vii) an ownership diagram that shows each level of ownership of each Credit Party, including an accompanying overview describing such Credit Party’s ownership structure and names of principals, senior managers and shareholders in such ownership structure and (viii) in respect of Israel Corporation and each Credit Party, a list of the two largest ultimate beneficial owners and any ultimate beneficial owner with an interest of 15% or more in such Person, including, as applicable, proof of the residential address of any ultimate beneficial owner who is a natural person.

(j) Appointment of Process Agent; Independent Accounting Firm.

(i) A Process Agent Acceptance delivered by each Credit Party to irrevocably appoint the Process Agent to receive service of process under the Financing Documents; and (ii) satisfactory evidence that the Borrower has appointed the Auditor as its independent accounting firm and has authorized such firm to communicate directly with the Administrative Agent.

(k) Payment of Fees. Payment of all or any portion of such fees and expenses then due and payable by the Borrower under this Agreement, including pursuant to Sections 2.04, 11.03, and the Fee Letters.

(l) Insurance.

(i) Insurance Policies. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 8.05 and Schedule 8.05 and the designation of the Trustee as the sole loss payee (acting on the behalf of the Secured Parties) and the Administrative Agent as additional named insured thereunder to the extent required by Section 8.05, such certificates to be in such form and contain such information as is specified in Section 8.05.

(ii) Broker’s Letter of Undertaking. A Broker’s Letter of Undertaking by an Acceptable Insurance Broker to the Borrower, dated as no more than ten (10) days prior to the Closing Date, duly executed and delivered and that sets forth the insurance obtained in accordance with the requirements of Section 8.05 and Schedule 8.05 and stating that such insurance (A) has been obtained and in each case is in full force and effect, (B) that such insurance materially complies with Section 8.05 and Schedule 8.05 and (C) that all premiums then due and payable on all insurance required to be obtained by the Borrower have been paid.

6.02 Conditions to the Initial Disbursement Date. The occurrence of the Initial Disbursement Date is subject to receipt by the Administrative Agent of each of the agreements and other documents, and the satisfaction of the conditions precedent, set forth below, each of which shall be (i) in form and substance satisfactory to each Senior Lender, the Administrative Agent (with respect to which the Administrative Agent may consult with counsel or the Independent Advisors) and the SACE Agent and (ii) if applicable, in full force and effect (unless, in each case, waived by each Senior Lender):

(a) Transaction Documents.

(i) Each Financing Document duly executed and delivered (except to the extent previously delivered pursuant to Section 6.01(a) and the Transmission Concession Mortgage Agreement) by the intended parties thereto and no Default or Event of Default has occurred and is continuing thereunder; provided, that if the Borrower cannot deliver a fully executed Consent and Agreement with respect to any material PPA, the Borrower shall deliver a certificate from an Authorized Officer certifying that the Borrower has used commercially reasonable efforts to deliver such Consent and Agreement, including a description in reasonable detail of the efforts undertaken (including (i) arranging a meeting between the PPA counterparty, the relevant Government Authorities (if any) and any Senior Lenders who have requested to participate in such meeting and (ii) providing a draft of the appropriate Consent and Agreement to the PPA counterparty).

(ii) Each Project Document set forth on Schedule 7.15(b), each duly executed and delivered by the intended parties thereto, as well as a certificate of an Authorized Officer of the Borrower certifying that such Project Documents and any subsequent amendments remain in full force and effect and no material default or event of force majeure exists thereunder.

(iii) The Shareholders’ Agreement duly executed and delivered by the Pledgors.

(b) Closing Certificates.

(i) A certificate of an Authorized Officer of the Borrower certifying that: (A) each of the representations and warranties of the Borrower contained in Article VII is true and correct on and as of the Initial Disbursement Date (or such earlier date in the case of any representation and warranty given as an earlier date), (B) no Default or Event of Default has occurred and is continuing as of the Initial Disbursement Date and no Default or Event of Default will result from the consummation of the transactions contemplated by the Transaction Documents, (C) no Material Adverse Effect has occurred and is continuing between the Closing Date and the Initial Disbursement Date and (D) except for the parcels of real property and easements set forth on Schedule 8.10, the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) and the security interest established pursuant to the Security Documents required to be delivered pursuant to Section 6.02(a).

(ii) A certificate of an Authorized Officer of each Credit Party and Israel Corporation certifying that: (A) each of the representations and warranties of such Credit Party in each Transaction Document that such Credit Party is party to is true and correct on and as of the Initial Disbursement Date (or such earlier date in the case of any representation and warranty given as an earlier date) and (B) no “default” or “event of default” howsoever defined in each Transaction Document that such Credit Party, or Israel Corporation, is party to has occurred and is continuing as of the Initial Disbursement Date and no “default” or “event of default” will result from the consummation of the transactions contemplated by the Transaction Documents.

(c) Project Development.

(i) Construction Report. A Construction Report for the Project delivered by the Borrower in the form contemplated in Section 8.19 and dated the date of the initial Borrowing Certificate.

(ii) Environmental and Social Monitoring Report. An Environmental and Social Monitoring Report delivered by the Borrower and dated the date of the initial Borrowing Certificate.

(iii) Government Approvals. All Government Approvals required pursuant to any Government Rule necessary for the then-current stage of Project Development, which are listed on Schedule 7.05(b), have been obtained and complied with and continue to be complied with in all material respects.

(iv) Property Rights. Evidence (including access to copies of sale and purchase agreements, easement agreements and ministerial resolutions recognizing or imposing easements referred to in Schedule 8.20) that all land rights, rights of way or easement rights required for the then-current stage of Project Development have been obtained and are free and clear of any limitation or restriction (other than Permitted Liens).

(d) Bring-Down Certificates of the Independent Advisors.

(i) Independent Engineer. A bring-down certificate, dated no earlier than the date of the initial Notice of Borrowing, to the effect that it is not aware of any act, event or condition has occurred since the Closing Date that materially adversely affects the information and conclusions set forth in its report delivered pursuant to Section 6.01(f)(i) and entitling the Administrative Agent to rely upon the findings of the Independent Engineer as set forth in the report.

(ii) Independent Environmental and Social Consultant. A bring-down certificate, dated no earlier than the date of the initial Notice of Borrowing, to the effect that it is not aware of any (A) failure to comply with the Action Plan or (B) act, event or condition that has occurred since the Closing Date that materially adversely affects the information and conclusions set forth in its report delivered pursuant to Section 6.01(f)(ii) and entitling the Administrative Agent to rely upon the findings of the Independent Environmental and Social Consultant as set forth in the report.

(iii) Independent Insurance Consultant. A bring-down certificate, dated no earlier than the date of the initial Notice of Borrowing, to the effect that it is not aware of any act, event or condition that has occurred since the Closing Date that materially adversely affects the information and conclusions set forth in report delivered pursuant to Section 6.01(f)(iii) and entitling the Administrative Agent to rely upon the findings of the Independent Insurance Consultant as set forth in the report.

(iv) Independent Market Consultant. A bring-down certificate, dated no earlier than the date of the initial Notice of Borrowing, to the effect that it is not aware of any act, event or condition that has occurred since the Closing Date that materially adversely affects the information and conclusions set forth in report delivered pursuant to Section 6.01(f)(iv) and entitling the Administrative Agent to rely upon the findings of the Independent Market Consultant as set forth in the report.

(e) First Priority Lien; Filings, Registrations and Recordings.

(i) First Priority Lien. Each of the Security Documents delivered pursuant to Section 6.02(a) are in full force and effect and are effective to create and perfect a first ranking security interest in the Collateral, except for the liens in respect of the parcels of real property and easements set forth on Schedule 8.20.

(ii) Search Reports. A search report for the applicable jurisdiction, including (x) “Certificado de Búsqueda Catastral” of all the area of the Project (including the Transmission Line) and (y) “Certificado Negativo de Cargas y Gravámenes” of each piece of real property acquired for the Project, in the case of sub-clause (y), only to the extent such parcel of real property has been previously registered in the public registry in the Borrower’s name, dated a date reasonably near to the Initial Disbursement Date and searching the applicable central filing offices in the jurisdiction of each Credit Party’s organization and in the recorder of deeds in Washington, D.C., USA, listing all effective financing statements (or comparable documentation in the relevant jurisdiction) which name any Credit Party (under their respective present names or any previous name) as a debtor, together with copies of such financing statements (or comparable documentation in the relevant jurisdiction) that evidence (A) Liens to be terminated on or prior to the Initial Disbursement Date (if any), (B) Permitted Liens or (C) in the case of the Pledgors, Liens not part of the Collateral.

(iii) Filings, Registrations and Recordings. Satisfactory evidence that all filings, registrations, notarizations, public deeds (escrituras públicas) and/or recordings required by applicable law, and listed on Schedule 6.02(e)(iii), for the validity, perfection and priority (to the extent possible under applicable law) of the security interests contemplated by the Security Documents delivered pursuant to Section 6.02(a) have been made in the relevant jurisdiction, except for the liens in respect of the parcels of real property and easements set forth on Schedule 8.20.

(iv) Fees and Taxes. Evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other taxes and other expenses related to such filings, registrations and recordings, in each case as listed on Schedule 6.02(e)(iv), necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents have been paid in full by or on behalf of the Credit Parties.

(v) Powers of Attorney. The Borrower shall have delivered (or, in the case of the Share Pledge Agreement, shall have caused the Pledgors to deliver) to the Onshore Collateral Agent duly executed public deeds (escrituras públicas) of the Powers of Attorney, duly registered in the applicable Peruvian Public Registries and in full force and effect.

(f) Bring-Down Opinions of Counsel. Favorable bring-down opinions with respect to the opinions from the counsel referred to in Section 6.01(g), addressed to the recipients of each of the original opinions and otherwise each in form and substance satisfactory to the Senior Lenders and the Administrative Agent (with respect to which the Administrative Agent, on behalf of the Lenders, may consult with counsel).

(g) Corporate Bring-Down Documents. A bring-down certificate executed by an Authorized Officer of each Credit Party and Israel Corporation with respect to each of the certificates provided by such Credit Party or Israel Corporation in Section 6.01(c), including with respect to Israel Corporation’s certificate, as to the incumbency and specimen signature of each officer executing the Transaction Documents to which Israel Corporation is or is intended to be a party and each other document to be delivered by Israel Corporation from time to time pursuant to the terms thereof (and the Administrative Agent and each Lender may conclusively rely on such incumbency certification until it receives notice in writing from Israel Corporation).

(h) Insurance.

(i) Insurance. All insurance for the Project shall be in full force and effect and certificates of insurance with respect to the insurance policies required by Section 8.05 and Schedule 8.05 in respect of the Project, together with evidence of the payment of all premiums therefor which are then due and payable, shall have been delivered.

(ii) Broker’s Letter of Undertaking. A Broker’s Letter of Undertaking by an Acceptable Insurance Broker to the Borrower, dated no earlier than the date of the initial Notice of Borrowing, duly executed and delivered and that sets forth the insurance obtained in accordance with the requirements of Section 8.05 and Schedule 8.05 and stating that such insurance (A) has been obtained and in each case is in full force and effect, (B) that such insurance materially complies with Section 8.05 and Schedule 8.05 and (C) that all premiums then due and payable on all insurance required to be obtained by the Borrower have been paid.

(i) Hedging Agreements.

(i) Executed copies of (x) each ISDA 2002 Master Agreement, together with the ISDA Schedule thereto, and (y) a confirmation with an effective trade date no later than ten (10) Business Days thereafter, in respect of the Interest Rate Protection Agreements, between the Permitted Swap Providers and the Borrower, on terms and conditions in accordance with Section 8.15(a).

(ii) Executed copies of (x) each ISDA 2002 Master Agreement, together with the ISDA Schedule thereto and (y) a confirmation with an effective trade date no later than ten (10) Business Days thereafter, in respect of the Currency Rate Protection Agreements, between the Currency Swap Coordinators and the Borrower on terms and conditions in accordance with Section 8.15(b).

(iii) Executed copies of each Secured Party Addition Agreement executed by the Permitted Swap Providers.

(j) Accounts Established. Evidence of the establishment of the Project Accounts.

(k) Required Equity Contribution. To the extent that the Required Equity Contribution has not been funded in full prior to the Initial Disbursement Date, one or more Acceptable Letters of Credit in an amount equal to the unfunded balance of the Required Equity Contribution.

(l) Contingent Equity Contribution. Contingent Equity Credit Support in an amount equal to the Maximum Contingent Equity Contribution.

(m) Tranche C Equity Support. One or more Acceptable Letters of Credit in an amount equal to the Aggregate Tranche C Loan Commitment.

(n) [Reserved]

(o) Tranche D.

(i) SACE Policy. The SACE Agent shall have received the SACE Policy, duly executed and delivered by the parties thereto, which shall be in full force and effect.

(ii) SACE Reimbursement Agreement. The SACE Reimbursement Agreement duly executed and delivered by the intended parties thereto and no Default or Event of Default has occurred and is continuing thereunder.

(iii) Eligible Contractors. The Eligible Contractor shall have irrevocably acknowledged and agreed for the benefit of the Borrower and the Tranche D Lenders that amounts owing to it under the Eligible Contract that qualify as Eligible Costs shall be paid directly to its account specified in the notice referenced in Section 6.04(e)(i), except where such amounts are applied to the reimbursement of the Borrower in accordance with Section 8.09(c).

(iv) SACE Premium. SACE shall have been paid (or will be paid with the proceeds of such initial Tranche D Loans) the portion of the SACE Premium as set forth in the SACE Reimbursement Agreement.

(v) Payment of Costs and Expenses. SACE shall have been paid any costs, expenses or liabilities reasonably incurred by SACE relating to the Project that have been invoiced and submitted to the Borrower no later than ten (10) Business Days prior to the Initial Disbursement Date.

(vi) Indemnity Letter. The SACE Agent shall have received from the Eligible Contractor an indemnity letter (“Accordo di Manleva a Garanzia”), duly executed and delivered by SACE and the Eligible Contractor.

(vii) Legal Opinion. A duly executed opinion addressed to the SACE Agent, dated as of the Initial Disbursement Date, of special Italian counsel acceptable to the Tranche D Lenders in respect of the SACE Policy.

(viii) Incumbency Certificate of the Eligible Contractor. An executed certificate delivered by an Authorized Officer of the Eligible Contractor as to the incumbency and specimen signature of each Person authorized to execute the Exporter Declarations.

6.03 Conditions to All Borrowings. The obligation of the Lenders to make any Loan (including the initial Loan) is subject to the satisfaction on the date of such Borrowing of the conditions precedent set forth below in form and substance reasonably satisfactory to the Administrative Agent and the SACE Agent, unless in each case waived by the Administrative Agent at the direction of the Majority Lenders:

(a) Notice of Borrowing.

(i) The Agents shall have received from the Borrower a Notice of Borrowing conforming to the requirements of Section 2.02 and Section 4.05; and

(ii) Solely in respect of the Initial Disbursement Date, DEG and FMO shall have each received an original copy of the initial Notice of Borrowing prior to the Initial Disbursement Date.

(b) Borrowing Certificate. The Administrative Agent and the Independent Engineer shall have received, at least four (4) Business Days prior to the date of the Notice of Borrowing, a Borrowing Certificate, which shall be substantially in the form attached as Exhibit B-1.

(c) Payment of Fees. Payment of all or any portion of such fees and expenses then due and payable by the Borrower under this Agreement, including pursuant to Sections 2.04, 11.03, the Fee Letters and the SACE Reimbursement Agreement.

(d) Payment of Project Costs. The amount of each Borrowing requested by the Borrower on the date of the Borrowing Certificate shall not exceed the Project Costs attributable to the Project Development, due and to be paid on or prior to the date of such Borrowing Certificate or reasonably expected to be due or incurred (i) within the next forty-five (45) days succeeding the date of such Borrowing Certificate or (ii) in respect of the final Borrowing, within the period until the Project Completion Date, (each of (i) and (ii) without duplication of any other Borrowing previously made in respect of such Project Development); provided, that as of the date of such Borrowing Certificate, no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Project Costs in excess of funds available to pay such Project Costs.

(e) Evidence of Project Costs. The Administrative Agent and the Independent Engineer shall have received (i) a copy of all invoices and related documentation issued under the EPC Contract (or other invoices and supporting documentation in connection with the payment of any other Project Costs) which the Borrower intends to pay with such Loan, (ii) projections of invoices expected to be received (A) in respect of all Borrowings except the final Borrowing, within forty-five (45) days after the date of the applicable Borrowing Certificate or (B) in respect of the final Borrowing, within the period from the date of the applicable Borrowing Certificate until the Project Completion Date, in connection with Project Costs which the Borrower intends to pay with such Loan, in each case not less than five

(5) Business Days prior to the date of the Notice of Borrowing, as applicable, as evidence of the Project Costs related to the applicable Borrowing Certificate and (iii) together with all Lien waivers from the EPC Contractor, including with respect to work performed by subcontractors, delivered in accordance with Section 14.1.3 of the EPC Contract and in respect of all work completed under the EPC Contract as of the date of such Borrowing; provided, that the Borrower shall (x) submit a cumulative status of all such Project Costs paid up to and including as of the relevant Borrowing Certificate demonstrating that all amounts borrowed pursuant to the preceding Borrowing Certificate were used to pay Project Costs or (y) reduce the amount of the Loans requested pursuant to the current Notice of Borrowing, as applicable, in an amount equal to the Loan proceeds and Equity not previously expended.

(f) Independent Engineer’s Certificate. The Administrative Agent shall have received a certificate of the Independent Engineer, substantially in the form of Exhibit C-3 and dated no earlier than the date of the relevant Borrowing Certificate and no later than the date of the relevant Notice of Borrowing, reasonably satisfactory to the Administrative Agent, and confirming each of the following: (i) the progress of construction of the Project is proceeding substantially in accordance with or ahead of the Project Construction Budget and Schedule, (ii) appropriate personnel have been retained by the Borrower to oversee all major civil works then-currently under construction, (iii) the current utilization of previous Borrowings with respect to the Project, (iv) the existence of sufficient committed funds needed to achieve the Commercial Operation Date, the Actual Project Acceptance Date and Project Completion (v) the funds to be drawn are to be used for approved Project Costs consistent with the terms of the applicable Financing Documents and the EPC Contract and (vi) the Project is reasonably expected to achieve the Required Final Taking-Over Date.

(g) Independent Environmental and Social Consultant. The Administrative Agent shall have received a certificate from the Independent Environmental and Social Consultant, substantially in the form of Exhibit C-4 and dated no earlier than the date of the relevant Borrowing Certificate and no later than the date of the relevant Notice of Borrowing, reasonably satisfactory to the Administrative Agent, and confirming each of the following: (i) full compliance with the Action Plan and (ii) no act, event or condition that has occurred since the Closing Date that materially adversely affects the information and conclusions set forth in its Environmental and Social Consultant’s Report delivered pursuant to Section 6.01(f)(ii).

(h) Government Approvals. All Government Approvals required pursuant to any Government Rule necessary (unless the requirement therefor has been waived in writing by the applicable Government Authority) for the then-current stage of the Project Development (as set forth in Schedule 7.05(a), (b) and (c)) have been obtained and complied with and continue to be complied with in all material respects.

(i) Borrower’s Certificate. A certificate of an Authorized Officer of the Borrower certifying that: (i) each of the representations and warranties of the Borrower contained in Article VII is true and complete in all respects as of the date of such certificate (or such earlier date in the case of any representation and warranty given as an earlier date), (ii) no Default or Event of Default has occurred as of the date of such certificate and is continuing and no Default or Event of Default will result from the proposed Borrowing contemplated by such certificate, (iii) in the case of any Borrowing after the Initial Disbursement Date, no Material Adverse Effect has occurred and is continuing since the previous Borrowing, (iv) the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) established pursuant to the Security Documents required to be delivered pursuant to Section 6.02(a) of this Agreement, (v) no Event of Abandonment has occurred, (vi) that the Project is reasonably expected to achieve the Final Taking-Over Date prior to the Required Final Taking-Over Date and that sufficient funds exist in order to achieve the Project Completion Date by the Required Project Completion Date.

(j) Required Equity Contribution.

(i) The Borrower shall have certified that it has received Equity in such an amount so that the Debt to Equity Ratio is not greater than 65:35. For the purposes of such certification, the Required Equity Contribution shall be deemed contributed to the Borrower if evidence of payment satisfactory to the Administrative Agent and the Independent Engineer of Project Costs by or on behalf of the Borrower shall have been received by the Administrative Agent and the Independent Engineer and the Administrative Agent and the Independent Engineer shall have received copies of all invoices and other evidence of Project Costs paid with the Required Equity Contribution and such documentation shall be in form and substance reasonably satisfactory to the Administrative Agent and Independent Engineer.

(k) E&S Management System. The Borrower shall have certified that it and the Operator are implementing their E&S Management System diligently and in accordance with the timetable described in the Action Plan.

(l) Pro Rata Disbursement. The Borrowing is made pro rata among the Tranche A Loans, Tranche B Loans, Tranche C Loans and the Tranche D Loans.

(m) Environmental and Social Conditions. The Administrative Agent shall not have received a written notice delivered by FMO or DEG, dated at least four (4) Business Days prior to the Disbursement Date set forth in the relevant Notice of Borrowing, setting forth their determination (acting reasonably) that the Borrower is not in compliance with its obligations set forth in Sections 8.04, 8.09, 8.30 and 8.33.

(n) COFIDE Guarantees. Any COFIDE Guarantee duly executed and delivered by COFIDE to a Senior Lender shall continue to be in full force and effect, unless the same is not in full force and effect as a consequence of any act or omission of any Senior Lender party to such COFIDE Guarantee or COFIDE.

6.04 Conditions to All Tranche D Borrowings. The obligation of the Tranche D Lenders to make any Tranche D Loan (including the initial Tranche D Loan) is subject to the satisfaction on the date of such Borrowing of the conditions precedent set forth below in form and substance reasonably satisfactory to the SACE Agent, unless in each case waived by the SACE Agent at the direction of the Majority Tranche D Lenders:

(a) Common Conditions. The prior satisfaction or waiver of each of the conditions precedent set forth in Section 6.02 and Section 6.03 of this Agreement.

(b) SACE Policy. The SACE Policy shall continue to be in full force and effect, unless the same is not in full force and effect as a consequence of any act or omission of any Tranche D Lender, SACE or the SACE Agent.

(c) Declarations. The SACE Agent shall have received from the Borrower and/or the Eligible Contractor, as the case may be (including with respect to all attachments thereto) and in each case certified by an Authorized Officer of the Borrower and/or the Eligible Contractor, as applicable, as being complete, true and correct: (i) a complete SACE Facility Payment Request, (ii) a copy of the duly executed Eligible Contract, (iii) duly executed and completed exporter declarations (“Dichiarazione dell’Esportatore”) with respect to the Eligible Costs specifying the origin of the subject equipment, supplies, goods and/or services in the form set out in Exhibit K (an “Exporter Declaration”), (iv) copies of all relevant commercial invoices (countersigned by the Borrower), which evidence that the Borrower is required to pay for such equipment, supplies, goods or services constituting such Eligible Costs, and (v) copies of all other documents and certificates required to be submitted by the applicable Eligible Contractor to the Borrower in connection with the invoicing of such Eligible Costs pursuant to the terms of the Eligible Contract.

(d) SACE Agent review. The SACE Agent shall have reviewed the documents described in clause (c) above and have determined such documentation to be complete and in good order so that the requested Tranche D Loans would be eligible for the cover under the SACE Policy.

(e) Eligible Contractor.

(i) In the event any Tranche D Loans are requested for the purposes set forth in Section 8.09(b)(i) or (ii), the SACE Agent shall have received notice from the Eligible Contractor specifying the account(s) into which payment shall be made.

(ii) The Eligible Contractor shall not have assigned or delegated its obligations under the Eligible Contract to any other Person, nor shall the Eligible Contractor have merged into any other Person, unless in any such case SACE shall have provided its written consent thereto.

(f) SACE Premium. SACE shall have been paid (or will be paid with the proceeds of the related Tranche D Loans) the portion of the SACE Premium related to such Tranche D Loans as set forth in the SACE Reimbursement Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lenders that:

7.01 Existence. It is a sociedad anónima duly formed, validly existing and in good standing under the laws of Peru and is duly qualified to do business as a foreign corporation in all other places where necessary in light of the business it conducts and the

Property it owns and intends to conduct and own and in light of the transactions contemplated by the Transaction Documents, except for where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. No filing, recording, publishing or other act by the Borrower that has not been made or done is necessary in connection with the existence or good standing of the Borrower.

7.02 Financial Condition. The financial statements of the Borrower furnished to the Administrative Agent pursuant to Section 6.01 and 8.01 (as applicable), are in each case true, complete and correct and fairly present in all material respects the financial condition of the Borrower as of the date thereof, all in accordance with its Accounting Principles (subject to normal year-end adjustments). As of such date of such financial statements, the Borrower has no material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such financial statements or as arising solely from the execution and delivery of the Transaction Documents.

7.03 Action. It has full power, authority and legal right to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is or is intended to be a party. The execution, delivery and performance by the Borrower of each of the Transaction Documents to which it is or is intended to be a party have been duly authorized by all necessary action on the part of the Borrower. Except for any Project Documents that are not required to be entered into pursuant to this Agreement as of the date of the making of this representation, each of the Transaction Documents to which the Borrower is a party has been duly executed and delivered by such Person and is in full force and effect and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms and admissible in evidence in the courts of Peru, except (i) as limited by general principles of equity and bankruptcy, insolvency and similar laws and (ii) with respect to customary procedural requirements in connection with such court proceeding, including translation of those Transaction Documents which are not executed in Spanish by an official translator.

7.04 No Breach. The execution, delivery and performance by the Borrower of each of the Transaction Documents to which it is or is intended to be a party do not and will not: (a) require any consent or approval of any Person that has not been obtained and remains in full force and effect (other than Government Approvals that are not required to be obtained for the then relevant stage of the Project Development), (b) violate any provision of any Government Rule or Government Approval applicable to the Borrower or the Project, (c) violate, result in a breach of or constitute a default under (i) any Transaction Document to which the Borrower is a party or by which it or its Property may be bound or affected or (ii) any certificate of formation, operating agreement or other constitutive document of the Borrower or (d) result in, or create any Lien (other than a Permitted Lien) upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower.

7.05 Government Approvals; Government Rules.

(a) All material Government Approvals for the Project that have been obtained by or on behalf of the Borrower (including all material Government Approvals that have been obtained by the EPC Contractor) for the benefit of the Project, as of the Closing Date are set forth on Schedule 7.05(a). All Government Approvals set forth on Schedule 7.05(a) have been duly obtained, were validly issued, are in full force and effect, and are not the subject of any pending appeal and all applicable appeal periods have expired (except Government Approvals which do not have limits on appeal periods under Government Rules or appeals which could not reasonably be expected to have a Material Adverse Effect, with respect to the Project), are held in the name of the Borrower or the EPC Contractor as indicated on such Schedule 7.05(a) and are free from conditions or requirements which (i) could reasonably be expected to have a Material Adverse Effect with respect to such Project or (ii) the Borrower does not reasonably expect the Borrower or the EPC Contractor (as applicable) to be able to satisfy on or prior to the commencement of the relevant stage of Project Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect with respect to the Project. No Material Adverse Effect, with respect to the Project could reasonably be expected to result from any such Government Approvals being held by or in the name of Persons other than the Borrower.

(b) All material Government Approvals for the Project to be obtained or amended by or on behalf of the Borrower, together with all material Government Approvals to be obtained by the EPC Contractor for the benefit of the Project, prior to the Initial Disbursement Date are set forth on Schedule 7.05(b) (as updated from time to time as mutually agreed in writing between the Borrower and the Administrative Agent). No Material Adverse Effect with respect to the Project could reasonably be expected to result from any such Government Approvals being obtained in the name of Persons other than the Borrower.

(c) All material Government Approvals not obtained or amended as of the Initial Disbursement Date, as applicable, but necessary for the Project Development or for the performance by any Material Project Party of any of its obligations under any Transaction Document to be obtained by or on behalf of the Borrower, together with all material Government Approvals that have been obtained by the EPC Contractor or any other third party for the benefit of the Project, after the Initial Disbursement Date, are set forth on Schedule 7.05(c) or (d) (as updated from time to time as mutually agreed in writing between the Borrower and the Administrative Agent). No Material Adverse Effect with respect to the Project could reasonably be expected to result from any such Government Approvals being obtained in the name of Persons other than the Borrower.

(d) As of any date after the Closing Date on which this representation and warranty is made or deemed made, all Government Approvals required to be held by the Borrower, EPC Contractor or, if applicable, any Operator for the then current stage of Project Development or for the performance by any Material Project Party of any of its obligations under any Transaction Document, have been duly obtained or amended, as applicable, and validly issued, are in full force and effect, are not the subject of any pending or threatened appeal (except appeals which could not reasonably be expected to have a Material Adverse Effect, with respect to the Project), are held in the name of the Borrower, EPC Contractor or, if applicable, any Operator and are free from conditions or requirements which (i) could reasonably be expected to have a Material Adverse Effect, with respect to the Project or (ii) the Borrower does not reasonably expect the Borrower, EPC Contractor or Operator (as applicable) to be able to satisfy on or prior to the commencement of the relevant stage of Project Development or on the date set forth in the Transaction Documents with respect thereto, as the case may be, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to result in a Material Adverse Effect, with respect to the Project.

(e) The Borrower has no reason to believe that any Government Approvals which have not been obtained by the Borrower or the EPC Contractor as of the Closing Date, but which shall be required to be obtained in the future by the Borrower or the EPC Contractor for the Project Development or for the performance by any Material Project Party of any of its obligations under any Transaction Document, shall not be obtained in due course on or prior to the commencement of the appropriate stage of Project Development for which such material Government Approval or prior to the date set forth in the Transaction Documents with respect thereto, as the case may be, would be required or shall contain any condition or requirements, the compliance with which could reasonably be expected to result in a Material Adverse Effect with respect to the Project or which the Borrower does not expect the Borrower or the relevant third party (as the case may be) to satisfy on or prior to the commencement of the appropriate stage of Project Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect, with respect to such Project. The Project, if constructed in accordance with the Project Construction Budget and Schedule, and otherwise developed as contemplated by the Material Project Documents, will conform to and comply with all covenants, conditions, restrictions and reservations in the applicable Government Approvals and all applicable Government Rules except where any such non-compliance could not reasonably be expected to result in a Material Adverse Effect with respect to the Project.

(f) The Borrower, each Credit Party and the Kallpa Operator (to the extent a Kallpa O&M Agreement has been executed and not terminated in accordance with the terms of this Agreement) is in compliance in all material respects with all Government Rules and Government Approvals required for the then-current stage of Project Development.

7.06 Proceedings. There is (a) no action, suit or proceeding at law or in equity or by or before any Government Authority or arbitral tribunal now pending or, to the Borrower’s Knowledge, threatened against any Credit Party, the Kallpa Operator (to the extent a Kallpa O&M Agreement has been executed and not terminated in accordance with the terms of this Agreement) or the Project or with respect to any Material Project Document or Government Approval related to the Project and (b) no existing default by any Credit Party or the Kallpa Operator (to the extent a Kallpa O&M Agreement has been executed and not terminated in accordance with the terms of this Agreement) under any applicable order, writ, injunction or decree of any Government Authority or arbitral tribunal, which in the case of clause (a) or (b) could reasonably be expected to result in a Material Adverse Effect, with respect to the Project.

7.07 Environmental and Social Matters. Except as otherwise specified in Schedule 7.07 to this Agreement:

(a) The Project, insofar as its development, design, engineering, procurement, construction, commissioning, testing, start-up, finance, ownership, operation and maintenance are concerned, complies and has been in compliance at all times with (i) all Environmental and Social Laws and Government Approvals, including, for the avoidance of doubt, the Environmental and Social Standards, required for such Project under any Environmental and Social Laws and has not at any time violated and will not violate any Environmental and Social Laws or Government Approvals required for the Project under any Environmental and Social Laws except for any such non-compliance or violation that could not reasonably be expected to have a material adverse environmental or social effect attributable to the Project and (ii) the Environmental and Social Standards.

(b) The Project, insofar as its development, design, engineering, procurement, construction, commissioning, testing, start-up, finance, ownership, operation and maintenance are concerned, has obtained and continuously maintained and maintains, in full force and effect, all Government Approvals required by the relevant Government Authorities for such Project under Environmental and Social Laws, and there are and will be no ongoing, pending, or, to the Borrower’s Knowledge, threatened actions to challenge, revoke, cancel, terminate, limit or modify any such Government Approvals, except for any failure to obtain or maintain in full force and effect or actions to challenge, revoke, cancel, terminate, limit or modify that could not reasonably be expected to have a material adverse environmental or social effect attributable to the Project.

(c) There are no facts, circumstances, conditions or occurrences regarding the past or present operations or conditions of the Project, including the presence of, Release or threatened Release of Hazardous Materials, that reasonably could form the basis of a material Environmental and Social Claim or cause the Project to be subject to any material restrictions arising under any Environmental and Social Law that in either case would materially hinder or restrict the Borrower from occupying or operating the Project as intended under the Material Project Documents (excluding restrictions on the transferability of Government Approvals upon the transfer of ownership of assets subject to such Government Approval).

(d) There are (i) no past Environmental and Social Claims or (ii) no pending or, to the Borrower’s Knowledge, threatened Environmental and Social Claims, in each case against the Project, or against the Borrower, the Operator or the Project Sponsor with respect to the Project, that could reasonably be expected to have a Material Adverse Effect with respect to the Project.

(e) There are no material written environmental investigations, studies, audits, reviews or other analyses relating to the development, design, specification, engineering, procurement, construction, commissioning, testing, start-up, finance, ownership, operation or maintenance of the Project that are known to or within the possession or control of, the Borrower, the Kallpa Operator (to the extent a Kallpa O&M Agreement has been executed and not terminated pursuant to the terms of this Agreement) or the Project Sponsor, which have not been provided to the Administrative Agent.

(f) To the Borrower’s Knowledge, there are no material social or environmental risks or issues in relation to the Project, or the Borrower’s or the Operator’s activities relating thereto, other than those expressly identified and to the extent described in the Action Plan or the Environmental and Social Consultant’s Report.

7.08 Taxes. No Person that owns or has owned (directly or indirectly) an interest in the Borrower that is treated as equity for U.S. federal income tax purposes is a “United States person” within the meaning of Code Section 7701(a)(30), except for any Person that may own (directly or indirectly) an interest in the Borrower through a public company that owns an indirect interest in the Borrower. The Borrower has timely filed or caused to be filed all material Tax returns and reports required to have been filed (or has obtained a lawful extension of the deadline therefor). As of the Closing Date and as of the Initial Disbursement Date in respect of each Loan, the Borrower has paid and discharged all material Taxes imposed on or payable by the Borrower, including, but not limited to, Taxes on income or profits or on any of the Borrower’s Property and Taxes required to be withheld and paid with respect to payments or allocations to employees, independent contractors, equity holders or otherwise except Taxes being Contested. There are no Liens for Taxes on any asset of the Borrower other than any Permitted Liens. The Borrower is not liable for Taxes of any other Person, whether by contract, by operation of law (including as a successor) or otherwise.

7.09 Tax Status. The Borrower is not subject to U.S. federal, state or local income tax. Neither the execution and delivery of this Agreement nor the other Transaction Documents nor the consummation of any of the transactions contemplated hereby or thereby shall affect such status. No Taxes are required to be withheld or deducted on any payment to be made by or on account of any obligation of the Borrower hereunder by reason of the place of organization, management or activities of (i) any Person owning an Equity Interest (either directly or indirectly) in the Borrower or (ii) any Person acting on behalf of the Borrower.

7.10 ERISA; ERISA Event; Labor Relations.

(a) The Borrower does not sponsor, contribute to, maintain, or have any liability with respect to any employee benefit plan or program that is subject to ERISA. No event has occurred, and no condition exists, that could subject the Borrower, either directly or be reason of its affiliation with an ERISA Affiliate, to any Lien or material liability imposed by Title IV of ERISA. To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable law and has been maintained, where required, in good standing with applicable regulatory authorities and the Borrower has not incurred any material liability therewith, except to the extent that any such non-compliance or liability could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower is not a party to, nor has any obligation under, any labor, collective bargaining or other employment agreement, or any other agreement that may subject the Borrower or any of its Affiliates to liability under any Government Rule in any relevant jurisdiction concerning labor, employment, wages or worker benefits.

7.11 Nature of Business; Property.

(a) The Borrower has not engaged in any business other than the Project as contemplated by the Transaction Documents.

(b) The Borrower has legal, valid title to all its Property and such Property is not subject to any Liens other than Permitted Liens. As of the Closing Date, the Borrower has legal, valid title to ninety-seven percent (97%) of the Property located in the Project Areas (as defined in the EPC Contract) that is required for the Project Development.

7.12 Security Documents. On and after the Initial Disbursement Date, the provisions of the Security Documents then delivered are effective to create, in favor of the Collateral Agents and the Trustee, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been made, or will be made on the Initial Disbursement Date and the date of each subsequent Borrowing, in all necessary public offices, and all other necessary and appropriate action has been taken, including sending notices to each applicable Project Party pursuant to Section 8.20(h), so that each such Security Document creates a perfected Lien on and security interest in all right, title and interest of the Borrower in the Collateral covered thereby, prior and superior to all other Liens and all necessary and appropriate consents to the creation, perfection and enforcement of such Liens have been obtained from each of the parties to the Material Project Documents, except Liens that have priority pursuant to any applicable Government Rule.

7.13 Subsidiaries. The Borrower has no Subsidiaries.

7.14 Status; Investment Company Regulation. The Borrower is not an “investment company” or a company “Controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or an “investment adviser” within the meaning of the Investment Advisers Act of 1940.

7.15 Contracts; Project Documents; Licenses.

(a) Set forth on Schedule 7.15(a), (b) and (c), as applicable (as the same may be updated from time to time and attached to any Borrowing Certificate delivered pursuant to Section 6.03(b)), is a list of all Material Project Documents to which the Borrower is a party as of the date this representation is made, or by which it or its properties are bound (including all amendments, supplements, waivers, letter agreements, interpretations and other documents amending, supplementing or otherwise modifying or clarifying such agreements and instruments).

(b) As of the Closing Date, all Material Project Documents that have been entered into on or prior to the Closing Date by any Credit Party in connection with the construction and operation of the Project as contemplated by the Transaction Documents are listed on Schedule 7.15(a) and are in full force and effect (except for the expiration of any Material Project Document in accordance with its terms and not as a result of a breach or a default thereunder).

(c) The Material Project Documents in effect on the Closing Date and the Additional Project Documents entered into in accordance with this Agreement, constitute and include all contracts and agreements relating to the Project other than Non-Material Project Documents and other than the Financing Documents, and the Borrower is not a party to any contract or agreement that is not a Project Document. There are no material contracts, services, materials or rights (other than Government Approvals) required for the then-current stage of the Project Development other than those granted by, or to be provided to the Borrower pursuant to, the Material Project Documents. The Administrative Agent has received a certified copy of each Material Project Document (other than those that are not required to be delivered as of the date of the making of this representation) as in effect on the date of its delivery to the Administrative Agent and each amendment, modification or supplement to each such Material Project Document permitted pursuant to Section 8.20. None of the Material Project Documents has been materially Impaired, and all of the Material Project Documents (other than those that are not required to be entered into pursuant to this Agreement as of the date of the making of this representation or that have been cancelled or terminated as permitted under this Agreement) are in full force and effect. All conditions precedent to the obligations of the Borrower under the Material Project Documents have been satisfied or waived except for such conditions precedent which need not and cannot be satisfied until a later stage of Project Development. No Material Project Party is in default of any material covenant or material obligation set forth in any Material Project Document and no condition has occurred that would become such a default with the giving of notice or lapse of time.

(d) All representations, warranties and other factual statements made by each Credit Party or the Kallpa Operator (to the extent a Kallpa O&M Agreement has been executed and has not been terminated pursuant to the terms of this Agreement) in the Material Project Documents to which such Person is a party are true and correct in all material respects on the date made.

(e) Except as set forth on Schedule 7.15(e) and as permitted pursuant to Section 8.16 hereto, the Borrower does not have any Indebtedness outstanding and has not entered into any credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit). Except as set forth on Schedule 7.15(e), no undischarged Liens have been filed, and the Borrower has not received any notices of Liens, in connection with any work performed or agreement listed on Schedule 7.15, except for the Permitted Liens.

(f) As of any date on which this representation is made or deemed repeated, there have been no Change Orders under the EPC Contract for the Project with respect to which a funding has been made or is being requested, other than Change Orders made prior to the Closing Date and listed on Schedule 7.15(f) or as otherwise permitted to Section 8.20(e) and (f).

(g) The Borrower, the relevant Credit Party or the Kallpa Operator (to the extent a Kallpa O&M Agreement has been executed and not has not been terminated pursuant to the terms of this Agreement) owns, or is licensed to use all rights under, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the current stage of Project Development (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning (i) the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any valid basis for any such claim, or (ii) the conduct of any Credit Party in its business as allegedly infringing the rights of any Person, nor does any Credit Party know of any valid basis for any such claim or allegation; except for such claims and allegations of infringement that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.16 Use of Proceeds. No part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock or to extend credit to others for such purpose. Disclosure. Neither this Agreement nor any Financing Document nor any reports, financial statements, certificates or other written information (including all information provided pursuant to Section 6.01(g)) furnished to the Agents or the Lenders by or on behalf of the Borrower in connection with the negotiation of, and the extension of credit under, this Agreement and the other Financing Documents and the transactions contemplated by the Material Project Documents or delivered to the Administrative Agent or the Lenders hereunder or thereunder (as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower in the case of any documents not furnished by it) in each case, necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to any projected financial information, forecasts, estimates, or forward-looking information, including that contained in the Project Construction Budget and Schedule, the Base Case Forecast and the Updated Base Case Forecast, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and is subject to the uncertainties that are inherent in any projections, and the Borrower makes no representation as to the actual attainability of any projections set forth in the Base Case Forecast and the Updated Base Case Forecast, the Project Construction Budget and Schedule, or any such other items listed in this sentence. Without limiting the generality of the foregoing, no representation or warranty is made by the Borrower as to any information or material provided to the Borrower, the Administrative Agent or the Lenders by the Independent Advisors (except to the extent such information or material originated with the Borrower).

7.18 Legal Form. Each Financing Document is, and the Notes when duly executed and delivered by the Borrower will be, in proper legal form under the laws of Peru for the enforcement thereof against the Borrower under such law; and to ensure the legality, validity, enforceability or admissibility in evidence of any Financing Document in Peru (except for the official translation into Spanish of any such document by an official translator), it is not necessary that such Financing Document or any other document be filed or recorded with any court or other authority in Peru or that any stamp or similar tax be paid on or in respect of such Loan Document.

7.19 Fees. The Borrower has no obligation to any Person in respect of any finder’s, advisory, broker’s or investment banking fee other than fees payable under this Agreement and the Fee Letters, the SACE Reimbursement Agreement or as set forth in the Project Construction Budget and Schedule or fees and expenses payable to the Borrower’s legal counsel.

7.20 Insurance. All insurance required to be obtained by the Borrower has been obtained and is in full force and effect and complies with Section 8.05 and Schedule 8.05, and all premiums then due and payable on all such insurance have been paid, and to the Borrower’s Knowledge, all insurance required to be obtained by a Material Project Party pursuant to a Material Project Document has been obtained and is in full force and effect and materially complies with Section 8.05 and Schedule 8.05.

7.21 No Material Adverse Effect. There are no facts or circumstances which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect since December 31, 2011.

7.22 Absence of Default. No Default or Event of Default has occurred and is continuing.

7.23 Event of Force Majeure. The Borrower has not delivered or received any notice of any Event of Force Majeure which has not been disclosed in writing to the Administrative Agent other than any Event of Force Majeure that could not reasonably be expected to have a Material Adverse Effect.

7.24 Sanctionable Practices; Prohibited Activities. Neither the Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf, has committed or engaged in, with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice.

(b) Neither the Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf, are engaged in Prohibited Activities.

7.25 Ownership.

(a) The Borrower’s Equity Interests are held by the following Persons in the following proportions as at the Closing Date:

(i) Inkia Holdings (Kallpa) Limited, 74.9%; and

(ii) Quimpac Pledgor, 25.1%.

(b) There are no call options, purchase options or similar rights of any Person (other than the Pledgors’ rights thereto) in respect of such Equity Interests, except for Permitted Liens and other rights provided for in the Financing Documents.

7.26 Separateness.

(a) The Borrower maintains separate bank accounts and separate books of account from the other Credit Parties and the Kallpa Operator (to the extent a Kallpa O&M Agreement has been executed pursuant to the terms of this Agreement). The separate liabilities of the Borrower are readily distinguishable from the liabilities of each Affiliate of the Borrower, including the Credit Parties and the Kallpa Operator (to the extent a Kallpa O&M Agreement has been executed pursuant to the terms of this Agreement) (except to the extent otherwise contemplated by the Transaction Documents).

(b) The Borrower conducts its business solely in its own name in a manner not misleading to other Persons as to its identity.

7.27 Foreign Assets Control Regulations.

(a) Neither the Borrower’s Borrowing of the Loans nor its use of the proceeds thereof will violate in any material respect (i) the United States Trading with the Enemy Act of October 6, 1917, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”), (iv) any Anti-Money Laundering Laws, (v) the Comprehensive Iran Sanctions, Accountability, and Divestment Act (CISADA) of 2010 or (vi) any similar Government Rules issued by the United Nations Security Council or any United Nations Security Council Sanctions Committee in relation to embargoes or the fight against terrorism. No part of the proceeds from the Loans hereunder will be used, directly or, to the Borrower’s Knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in material violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar Government Rule in Peru or any other relevant jurisdiction.

(b) Neither the Borrower nor any other Credit Party (i) is a “blocked person” or entity described in Schedule 1 of the Terrorism Order or described in such United States Treasury Department foreign assets control regulations or (ii) engages in any dealings or transactions, nor is any such Person otherwise associated, with any such blocked person or entity.

(c) To the Borrower’s Knowledge, none of the Shareholder Contributions or the Tranche C Loans are provided out of funds of Illicit Origin.

ARTICLE VIII

COVENANTS

The Borrower covenants and agrees with the Lenders and the Administrative Agent that until the Termination Date:

8.01 Reporting Requirements. The Borrower shall deliver to the Administrative Agent commencing after the end of the first fiscal quarter after the Closing Date (except in the case of paragraphs (c) through (e) below, which notices shall be delivered as stated therein):

(a) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each Fiscal Year of the Borrower, unaudited statements of income and cash flows of the Borrower for such period and for the period from the beginning of the respective Fiscal Year to the end of such period and the related balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, each accompanied by a certificate of an Authorized Officer of the Borrower, which certificate shall state that such financial statements are complete and correct in all material respects and present fairly the financial condition and results of operations of the Borrower, in accordance with the Accounting Principles of the Borrower, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, audited statements of income, Pledgors’ equity and cash flows of the Borrower for such year and the related balance sheets as at the end of such year, setting forth in each case, in comparative form the corresponding figures for the preceding Fiscal Year, each accompanied by an unqualified opinion of an Auditor, which opinion shall state that such financial statements are complete and correct in all material respects and present fairly the financial condition and results of operations of the Borrower as at the end of, and for, such Fiscal Year in accordance with the Accounting Principles of the Borrower;

(c) promptly after an Authorized Officer of the Borrower knows or has reason to believe that a Default or Event of Default has occurred, a notice of such event describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect to such event giving rise to such Default or Event of Default;

(d) promptly upon delivery to MINEM, copies of all notices and other documents required to be delivered from time to time pursuant to the terms of the Investment Agreement and the Definitive Generation Concession Agreement;

(e) promptly upon (i) delivery to another Material Project Party pursuant to a Material Project Document, copies of all material notices or other material documents delivered to such Material Project Party by the Borrower relating to facts or circumstances that could reasonably be expected to have a Material Adverse Effect and (ii) such documents becoming available, copies of all material notices or other material documents received by the Borrower (x) pursuant to any Material Project Document or (y) from MINEM, OSINERGMIN, ANA, MINAM and the Peruvian Ministry of Culture, in each case relating to facts or circumstances that could reasonably be expected to have a Material Adverse Effect (such as any notice or other document relating to a failure by the Borrower to perform any of its material covenants or material obligations under such Material Project Document, termination of a Material Project Document or a force majeure event under a Material Project Document, but excluding any notice provided in the ordinary course of business);

(f) A certificate of the Independent Engineer, in form and substance satisfactory to the Administrative Agent, delivered sixty (60) days after the end of each of Fiscal Year of the Borrower certifying that the (i) Kallpa O&M Agreement or (ii) the Borrower O&M Plan, as the case may be, is in full force and effect, confirming that (x) the Kallpa Operator or the Borrower, as the case may be, is operating the Project in all material respects in accordance with Good Industry Practices, (y) the Project is achieving the performance benchmarks set forth on Schedule 1.01(B) hereto and (z) that no material adverse developments with respect to the operation and maintenance of the Project have occurred; provided that if such review does not identify any such material adverse developments with respect to the operation and maintenance of the Project during the first three (3) years of the term of the Kallpa O&M Agreement or the Borrower O&M Plan, as the case may be, there shall be no further reporting obligation pursuant to this paragraph (f);

(g) as soon as available and in any event within (i) forty-five (45) days after the end of each quarterly fiscal period of the first Fiscal Year of the Borrower after the Initial Disbursement Date and (ii) forty-five (45) days after the end of each semi-annual period of each Fiscal Year of the Borrower after the Fiscal Year described in sub-clause (i) above until the first quarterly fiscal period subsequent to the Project Completion Date, an Environmental and Social Consultant’s Report, in form and substance satisfactory to the Administrative Agent, describing compliance and, in the event of any material non-compliance, the corrective actions that are being, or will be taken, to address non-compliance by the Project with the Environmental and Social Standards and the Action Plan during the preceding quarter prepared by the Independent Environmental and Social Consultant, and certified by the Independent Environmental and Social Consultant that such report was prepared in accordance with Principle 7 of the Equator Principles;

(h) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower subsequent to the Project Completion Date, an Environmental and Social Consultant’s Report, in form and substance satisfactory to the Administrative Agent, describing compliance and, in the event of any material non-compliance, the corrective actions that are being, or will be taken, to address non-compliance by the Project with the Environmental and Social Standards and the Action Plan during the preceding Fiscal Year prepared by the Independent Environmental and Social Consultant, and certified by the Independent Environmental and Social Consultant that such report was prepared in accordance with Principle 7 of the Equator Principles;

(i) (i) an updated Base Case Forecast shall be delivered by the Borrower, after giving effect to the transactions contemplated by the Permitted Swap Agreements entered into pursuant to this Agreement, on a date that is no earlier than fourteen (14) Business Days prior to the Initial Disbursement Date and in any case, no later than fourteen (14) Business Days after the Initial Disbursement Date, to reflect historical information and updated projections made in good faith and believed to be reasonable at such time (“Updated Base Case Forecast”), in form and substance acceptable to the Lenders and (ii) the Borrower shall have caused the Model Auditor to issue for the benefit of the Lenders a report (x) reviewing the Updated Base Case Forecast and (y) confirming the implementation by the Borrower of the recommendations set forth in the report delivered pursuant to Section 6.01(e)(ii), which such report is acceptable in form and substance to the Senior Lenders;

(j) at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of an Authorized Officer of the Borrower to the effect that (i) no Default or Event of Default has occurred and is continuing (or, if any Default or Events of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken and proposes to take with respect to such Default or Event of Default), (ii) setting out in reasonable detail the calculations for computing the financial ratios set forth in Section 8.31 for the relevant period and stating that such calculations were made, in each case, in good faith and were based on assumptions believed to be reasonable at the time made, (iii) a description in reasonable detail of any material variation between the application of Accounting Principles employed in the preparation of such statement and the application of Accounting Principles employed in the preparation of the immediately preceding annual or quarterly financial statements, (iv) reasonable estimates of the difference between such statements arising as a consequence of any such difference and (v) attaching, to the extent not publicly available, copies of the most recent unaudited and audited financial statements of Israel Corporation, in each case prepared in accordance with the Accounting Principles of Israel Corporation and certified as such by an Authorized Officer of Israel Corporation; and

(k) as soon as available and in any event within ninety (90) days after the end of each quarterly fiscal period of each Fiscal Year, beginning with the first Fiscal Year of the Borrower after the Initial Disbursement Date, a copy of the appropriate entry of the Borrower’s corporate books that evidences the accounting entry of the Interest Expense for such quarterly period.

(l) Promptly upon the request of any Lender or Agent, the Borrower shall supply, or procure the supply of, such additional documentation and other evidence as is requested by such Lender or Agent (for itself or on behalf of any Lender or prospective Lender) in order for such Lender, Agent or any prospective Lender) to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to the Borrower under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Financing Documents.

8.02 Maintenance of Existence; Etc. The Borrower shall preserve and maintain (a) its legal existence as a sociedad anónima and (b) all of its material licenses, rights, privileges and franchises necessary for the Project.

8.03 Compliance with Government Rules; Etc.

(a) The Borrower shall comply in all respects with all applicable Government Rules and shall from time to time obtain and renew, and shall comply in all material respects with, Government Approvals as are or in the future shall be necessary for the Project under applicable Government Rules, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Except as provided in paragraph (c) below, the Borrower shall not petition, request or take any legal or administrative action that seeks to amend, supplement or modify any Government Approval in any respect, unless such amendment, supplement or modification could not reasonably be expected to result in a Material Adverse Effect.

(c) The Borrower shall issue such notices of transfer and shall take such other actions as the Administrative Agent, acting for the benefit of itself and the Lenders, reasonably requests, without undue expense or delay, to secure for the Administrative Agent and the Lenders the benefit of each Government Approval related to the Project set forth on Schedule 7.05(a) and, when obtained, Schedule 7.05(b) through (d) upon the exercise of remedies under the Security Documents.

(d) By no later than October 25, 2014, the Borrower shall obtain the following Government Approvals:

(i) an amendment to the Definitive Generation Concession Agreement in order to, at a minimum, (x) increase the capacity of the Project to 525 MW and (y) revise the construction milestone scheduled included therein;

(ii) The Transmission Concession; and

(iii) the Interconnection Agreement.

(e) Within forty-five (45) days of receiving the Transmission Concession, the Borrower shall execute the Transmission Concession Mortgage Agreement.

(f) The Borrower shall provide evidence of the submission (including copies thereof) to MINEM of all required documentation for the application of the amendment, which shall be in form and substance satisfactory to the Administrative Agent (acting at the direction of the Supermajority Lenders) to the Definitive Generation Concession no later than three (3) months after the receipt of the amendment to the Environmental Impact Assessment.

(g) If at any time (i) a relevant Government Authority determines that: (a) a Municipal Building Permit is required for the construction of the powerhouse and any other edificación in the Project; and (b) a municipal license to operate (licencia de funcionamiento) is required to operate the powerhouse and any other edificación, (in both cases as confirmed by a court of competent authority pursuant to a final judgment) or (ii) the failure to have a Municipal Building Permit or a municipal license to operate, has an adverse impact upon the Project (as determined by the Supermajority Lenders acting reasonably), the Borrower shall, as soon as reasonably possible, but in any case no later than one (1) year from the earlier of (i) or (ii) above, either (x) obtain such Municipal Building Permit or such municipal license to operate, or (y) demobilize any personnel operating the Project from the powerhouse and commence remote operation of the Project solely via a PC-based client server running SCADA software for remote control such that such Municipal Building Permit or municipal license to operate is not required; provided that, in the event that any relevant Government Authority has informed the Borrower that a Municipal Building Permit or a municipal license to operate is required, the Borrower shall have asked for such Government Approval or timely initiated appropriate administrative or court proceedings to obtain an injunction or other judicial relief to suspend any enforcement actions by such Government Authority; and provided, further, if the Supermajority Lenders determine that such adverse impact described in sub-clause (ii) above has ceased to exist prior to the end of such one (1) year period, the Borrower shall not be required to comply with the obligations set forth in (x) or (y).

(h) If at any time (i) a relevant Government Authority determines that a Municipal Transmission Permit is required for the Transmission Line (as confirmed by a court of competent authority pursuant to a final judgment) or (ii) the failure to have a Municipal Transmission Permit has an adverse impact upon the Project (as determined by the Supermajority Lenders acting reasonably), the Borrower shall, as soon as reasonably possible, but in any case no later than one (1) year from the earlier of (i) or (ii) above, obtain such Municipal Transmission Permit; provided that, in the event that any relevant Government Authority has informed the Borrower that a Municipal Transmission Permit is required, the Borrower shall have asked for such Government Approval or timely initiated appropriate administrative or court proceedings to obtain an injunction or other judicial relief to suspend any enforcement actions by such Government Authority; and provided, further, that if the Supermajority Lenders determine that such adverse impact described in sub-clause (ii) above has ceased to exist prior to the end of such one (1) year period, the Borrower shall not be required to comply with the obligations set forth in this sub-clause (h).

8.04 Environmental and Social Compliance.

(a) The Borrower shall (i) comply in all material respects, and cause the development, design, engineering, procurement, construction, commissioning, testing, start-up, finance, ownership, operation maintenance and all other aspects of the Project to be at all times in compliance in all material respects with all Environmental and Social Laws and with applicable requirements of the Action Plan and the Environmental and Social Standards, (ii) obtain, maintain in full force and effect and at all times comply in all material respects with any Government Approvals required for any of the foregoing under any Environmental and Social Laws, (iii) enforce any contractual rights it has under the EPC Contract to require any Material Project Party’s compliance in all material respects with Environmental and Social Laws, and applicable requirements of Government Approvals in relation to the Project, (iv) conduct and complete any investigation, study, monitoring, sampling and testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up any material Releases or threatened Releases of Hazardous Materials at, on, in, under or from the operation of the Project, to the extent required by and in material compliance with the applicable requirements of all Environmental and Social Laws, the Action Plan and the Environmental and Social Standards and (v) maintain adequate financial assurance or guarantees as required under Environmental and Social Laws with respect to the Project.

(b) The Borrower shall deliver to the Administrative Agent (i) notice of (A) any pending or threatened material Environmental and Social Claim with respect to the Project, including any actions to challenge, revoke, cancel, terminate, limit or modify any Government Approval and (B) information that in the reasonable opinion of the Borrower could be expected to lead to such a material Environmental and Social Claim, in either case promptly upon obtaining knowledge thereof, describing the same in reasonable detail, together with such notice, or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect thereto and, thereafter, from time to time, such detailed reports with respect thereto as the Administrative Agent may reasonably request and (ii) promptly upon their becoming available, copies of written communications with any Government Authority relating to any such material Environmental and Social Claim and any such other matter as is reported to the Administrative Agent pursuant to this Section 8.04.

(c) The Borrower shall ensure, and shall maintain a senior officer of the Borrower with management responsibility to ensure, the continuing operation and maintenance of the E&S Management System in all material respects to assess and manage the Project and its social and environmental performance in compliance with the applicable requirements of the Environmental and Social Standards and all Environmental and Social Laws.

(d) An Authorized Officer of the Borrower shall deliver to the Administrative Agent and the Independent Environmental and Social Consultant, (i) prior to Project Completion, within thirty (30) days after the end of each quarterly fiscal period and (ii) on and after Project Completion, within sixty (60) days after the end of each Fiscal Year, an Environmental and Social Monitoring Report in connection with the Project (commencing on the Initial Disbursement Date).

(e) The Borrower shall not amend or supplement the Action Plan or any other documents related to or developed in connection with the Environmental and Social Standards in any material respect without the prior written consent of the Administrative Agent (acting at the direction of the Majority Lenders together with DEG and FMO).

(f) The Borrower shall within three (3) days after its occurrence, to the extent it has knowledge thereof or has received notice thereof, notify the Administrative Agent of any social, labor, health and safety, security or environmental incident, matter, accident, Release or circumstance having, or which could reasonably be expected to have a Material Adverse Effect, specifying in each case the nature of the incident, accident, or circumstance and the impact or effect arising or likely to arise therefrom, and the measures the Borrower, the Operator or the Project Sponsor is taking or plans to take to address them and to prevent any future similar event; and keep the Administrative Agent informed of the on-going implementation of those measures.

(g) With respect to the environmental, health and safety or social matters described in the foregoing provisions of this Section 8.04 relating to the EPC Contractor and its subcontractors, the Borrower shall be deemed to have satisfied its obligations hereunder relating thereto to the extent it (i) uses all commercially reasonable efforts, within the limitations of its contractual rights, to cause the EPC Contractor and the subcontractors to comply at all times with the foregoing covenants which are applicable to them during the period prior to Project Completion, (ii) reasonably monitors the EPC Contractor’s and its subcontractors’ compliance with the foregoing in a diligent and appropriate manner and (iii) diligently enforces its contractual rights in the event of sustained or material noncompliance therewith, including retaining a replacement EPC Contractor or subcontractors reasonably acceptable to the Administrative Agent, should that be necessary.

(h) In the event and to the extent that the Equator Principles, as applicable to the Project, are materially amended after the date of this Agreement, upon the Administrative Agent’s written notice to the Borrower of such changes, the Borrower agrees to use commercially reasonable efforts to cause the Project to comply in a commercially reasonable time frame with any such material changes to the Equator Principles.

8.05 Insurance; Events of Loss.

(a) Compliance with Insurance Requirements. The Borrower shall (i) at all times comply with all insurance requirements set forth in any Material Project Document with respect to such Project, and (ii) enforce the obligations of the EPC Contractor or the Operator with respect to insurance requirements applicable to such Material Project Parties under the respective Material Project Documents.

(b) Insurance Maintained During Operations. The Borrower shall, to the extent commercially available at reasonable terms (as confirmed by the Independent Insurance Consultant or otherwise agreed by the Administrative Agent), maintain or cause to be maintained (for, among others, its benefit and for the benefit of the Trustee on behalf of the Secured Parties) the insurance policies specified in Schedule 8.05, such insurance policies to be maintained commencing on the date or dates and for the duration specified in such schedule or such later date or dates approved by the Administrative Agent (following consultation with the Independent Insurance Consultant).

(c) Insurance Maintained by the Borrower. The Borrower shall procure at its own expense and maintain in full force and effect insurance of types and amounts as agreed with the Lenders, including but not limited to physical loss or damage coverage, as set forth in Schedule 8.05 to this Agreement. All insurance set forth in Schedule 8.05 shall be maintained with (i) insurers that have a credit rating of “A-” or better by S&P or (ii) to the extent that any insurance is procured from insurers with a credit rating lower than “A-” from S&P, the Borrower shall be required to procure, and maintain in full force and effect, qualified reinsurance in a corresponding amount of such insurance and approved by the Administrative Agent (following consultation with the Independent Insurance Consultant).

(d) Additional Insured’s and Loss Payee. The Administrative Agent, for the benefit of the Senior Lenders, shall be named as additional insured under policies of general liability insurance, property insurance, revenue protection and indemnity insurance and the Trustee, for the benefit of the Secured Parties, shall be named as sole loss payee, under all physical loss or damage insurance and under revenue protection and indemnity insurance procured and maintained for the Project.

(e) Copies of Insurance Certificates. On the Closing Date and within fourteen (14) days following the issuance, renewal or expiration of any insurance policy required to be in effect under this Agreement, and, if requested by the Administrative Agent, annually on the anniversary of the Closing Date thereafter, the Borrower shall furnish the Administrative Agent, and the Offshore Collateral Agent and the Trustee, as applicable, with approved certificates of all such required insurance. Such certificates shall be executed by the insurer or by an Acceptable Insurance Broker of the Borrower. Such certificates shall identify underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by this

Section 8.05. Concurrently with the furnishing of any such certificate, the Borrower shall furnish the Administrative Agent with a certificate of an Acceptable Insurance Broker of the Borrower to the effect that the insurance then carried or to be renewed is in accordance with the terms of this Section 8.05, such insurance is in full force and effect and all premiums then due and payable have been paid.

(f) Copies of Insurance Policies. On or promptly after the Closing Date, promptly upon receipt of each such policy, the Borrower shall deliver to the Administrative Agent a duplicate, certified by an Authorized Officer of the Borrower of each policy of insurance required to be in effect under this Agreement or any other Material Project Document then in effect. Not less than thirty (30) days prior to the expiration date of any policy of insurance required to be in effect under this Agreement or any other Material Project Document then in effect, the Borrower shall notify the Administrative Agent of its intention to renew each expiring policy. The Borrower shall promptly inform the Administrative Agent, prior to this period, if any policy shall not be renewed.

(g) Right to Procure Insurance. In the event that the Borrower fails to procure or maintain the insurance coverage required by this Section 8.05, the Administrative Agent, upon thirty (30) days’ prior notice (unless such insurance coverage would lapse within such period, in which event notice shall be given as soon as reasonably possible) to the Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced for such purpose by the Administrative Agent and the Lenders shall become an additional obligation of the Borrower to the Administrative Agent and the Lenders, and the Borrower shall forthwith pay such amounts to the Administrative Agent, together with interest on such amounts at the Post-Default Rate from the date so advanced.

(h) Compromise, Adjustment or Settlement. The Administrative Agent (acting at the direction of the Majority Lenders) shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with any Event of Loss under any policy or policies of insurance (other than third-party liability insurance policies) or any proceeding with respect to any Event of Taking of Property of the Borrower or otherwise in excess of $2,000,000 and the Borrower shall within five (5) Business Days after the Administrative Agent’s request reimburse the Administrative Agent for all out-of-pocket expenses (including reasonable attorneys’ and experts’ fees) incurred by the Administrative Agent in connection with such participation. The Borrower shall not make any compromise, adjustment or settlement in connection with any such claim without the approval of the Administrative Agent (in the case of amounts in excess of $2,000,000) or the Majority Lenders (in the case of amounts in excess of $5,000,000), which such approval shall not be unreasonably withheld or delayed.

(i) Notice of Event of Loss or Change in Insurance Coverage. The Borrower shall promptly notify the Administrative Agent of any Event of Loss which it believes will exceed $2,000,000, individually or in the aggregate. The Borrower shall promptly notify the Administrative Agent of (i) each written notice received by it with respect to the cancellation of, material adverse change in, or material default under, any insurance policy required to be maintained in accordance with this Section 8.05 and (ii) any event specified in Schedule 8.05.

(j) No Duty of Secured Parties to Verify. No provision of this Section 8.05 nor any other provision of this Agreement or any Material Project Document shall impose on the Secured Parties any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall the Secured Parties be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.

(k) Loss Proceeds.

(i) Deposits to the Onshore Revenue Accounts. In the event that the Borrower or the Administrative Agent receives any amount of proceeds of insurance and other payments received for interruption of operations in respect of any Event of Loss, such amounts shall be deposited in accordance with the Collateral Agency and Depositary Agreement in the relevant Onshore Revenue Account.

(ii) Deposits to the Loss Proceeds Account. In the event that the Borrower or the Administrative Agent receives an amount of Loss Proceeds in respect of any Event of Loss, the Net Available Amount shall be deposited in accordance with the Collateral Agency and Depositary Agreement in the Loss Proceeds Account (for purposes of this Section 8.05, the “Loss Proceeds Accounts”).

(iii) Corrections. In the event the Borrower receives any amount specified in paragraph (i) or (ii) above and fails to deposit such amount in the correct account pursuant to paragraph (i) or (ii) above, the Borrower shall instruct the Offshore Collateral Agent to correct any such error within two (2) Business Days of receipt of such amounts.

(1) Restoration.

(i) Amounts to be made available to the Borrower from the Loss Proceeds Account for Restoration following any Event of Loss shall be remitted to the Borrower by the Trustee (upon the instruction of the Administrative Agent), in the event that the Net Available Amount is less than or equal to $5,000,000.

(ii) Amounts to be made available to the Borrower from the Loss Proceeds Account for Restoration following any Event of Loss shall be remitted to the Borrower by the Trustee (upon the instruction of the Administrative Agent) in the event that the Net Available Amount is greater than $5,000,000 but less than or equal to $15,000,000 if the Independent Engineer shall have delivered to the Administrative Agent and the Collateral Agent a certificate to the effect that the Net Available Amount deposited in the Loss Proceeds Account is sufficient (together with all other monies reasonably expected to be available to the Borrower as determined by the Administrative Agent in consultation with the Independent Engineer), in the reasonable opinion of the Independent Engineer, for such Restoration. Amounts made available to the Borrower for Restoration shall only be utilized for Restoration upon receipt of the invoices and/or other evidence of the costs associated with such Restoration and, if not so utilized within ninety (90) days of receipt of such amounts by the Borrower (or within such longer period as may be necessary to achieve such Restoration as determined by the Independent Engineer), shall be used to prepay the Loans.

(iii) Amounts to be made available to the Borrower from the Loss Proceeds Account for Restoration following any Event of Loss shall be remitted to the Borrower by the Administrative Agent in the event that the Net Available Amount is greater than $15,000,000 if (A) the Borrower shall submit a plan for Restoration as soon as commercially practicable, but in no event more than sixty (60) days after the occurrence of such Event of Loss and the Independent Engineer shall have delivered a certificate to the Administrative Agent and the Collateral Agent to the effect that the Borrower plan of Restoration is prudent and sound and the Net Available Amount deposited in the Loss Proceeds Account is sufficient (together with all other monies reasonably expected to be available as determined by the Administrative Agent in consultation with the Independent Engineer), in the reasonable opinion of the Independent Engineer, for such Restoration and (B) the Majority Lenders have consented to such use of the Net Available Amount. Amounts made available to the Borrower for Restoration shall only be utilized for Restoration upon receipt of the invoices and/or other evidence of the costs associated with such Restoration and, if not so utilized in ninety (90) days after approval of the plan of Restoration (or within such longer period as may be necessary to achieve such Restoration as determined by the Independent Engineer), shall be used to prepay the Loans.

(iv) The Borrower hereby agrees to notify the Administrative Agent, as soon as possible and in any event within ten (10) days thereof, of the completion of each Restoration. If, at any time after the completion of any Restoration, any of the Loss Proceeds deposited into the Loss Proceeds Account in connection with any event that gave rise to such Restoration exceeded the amount required to complete such Restoration, the Borrower hereby irrevocably instructs the Offshore Collateral Agent (without any further action by or notice to or from the Borrower) to instruct the Trustee to transfer such excess amount to the Onshore Dollar Revenue Account on the date of completion of such Restoration.

(m) Modifications to Insurance Coverage. The Administrative Agent (acting at the direction of the Majority Lenders) may at any time amend the requirements of paragraphs (b), (c) and (d) of this Section 8.05 and the related Schedule 8.05 (unless specifically provided otherwise in Schedule 8.05), and shall provide prior written notice thereof to the Borrower, upon a change in circumstances with respect to the Project arising after the Closing Date that in the reasonable judgment of the Majority Lenders and the Independent Insurance Consultant renders the coverage specified therein materially inadequate for the Project; provided, that such change in or additional coverage shall be commercially available at reasonable terms.

(n) Reimbursement. In the event that a Credit Party finances the Restoration of Affected Property with funds other than Loss Proceeds, such Credit Party will be entitled to reimbursement of such amounts from any Loss Proceeds later received in respect of such Affected Property.

8.06 Proceedings. The Borrower shall (a) promptly upon obtaining knowledge of each action, suit or proceeding at law or in equity by or before any Government Authority, arbitral tribunal or other body pending or threatened against the Borrower involving

(i) claims against the Borrower or the Project that, in the reasonable opinion of the Borrower, are likely to be in excess of $3,000,000 (individually or on an aggregate basis) or (ii) material injunctive or declaratory relief and (b) promptly upon becoming aware of any other circumstance, act or condition (including the adoption, amendment or repeal of any Government Rule or the Impairment of any Government Approval or written notice of the failure to comply with the terms and conditions of any Government Approval) which could reasonably be expected to result in a Material Adverse Effect, with respect to the Borrower, taken as a whole or the Project, in each event described in clauses (a) and (b) above, furnish to the Administrative Agent a notice of such event describing it in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken and proposes to take with respect to such event.

8.07 Taxes; ERISA.

(a) The Borrower shall timely file all required material Tax returns and shall pay and discharge all material Taxes imposed on the Borrower or on its income or profits or on any of its Property prior to the date on which any penalties may attach; provided, that the Borrower shall have the right to Contest the validity or amount of any such Tax. The Borrower shall promptly pay any valid, final judgment rendered upon the conclusion of the relevant Contest, if any, enforcing any such Tax and cause it to be satisfied of record.

(b) The Borrower will not sponsor, contribute, maintain or incur any liability with respect to any employee benefit plan or program that is subject to ERISA.

8.08 Books and Records; Inspection Rights; Accounting and Audit Matters. The Borrower shall:

(a) keep proper books of record in accordance with its Accounting Principles and permit representatives and advisors of the Administrative Agent or any Lender, upon reasonable notice to the Borrower and upon reasonable intervals, to visit and inspect its properties (provided that such Person is accompanied by the personnel of the Borrower and complies with all safety plans and procedures in effect at the relevant property), to examine, copy or make excerpts from its books, records and documents (at the expense of the Borrower) and to discuss its affairs, finances and accounts with its principal officers, engineers and independent accountants (provided that the Borrower may, if it so chooses, be present at or participate in any such discussion), all at such times during normal business hours as such representatives may reasonably request;

(b) maintain an accounting and cost control system and management information system adequate to reflect truly and fairly the financial condition of the Borrower and the results of its operations (including the progress of the Project) in conformity with Accounting Principles, the Transaction Documents, applicable law and Good Industry Practices, as applicable, which systems shall be reasonably acceptable to the Administrative Agent;

(c) maintain Caipo y Asociados, S.R.L, an affiliate of KPMG International or any other internationally recognized independent public accounting firm reasonably acceptable to the Administrative Agent as auditors (the “Auditors”) and irrevocably authorize the Auditors (including successor auditors) to provide information that the Administrative Agent or Lenders may reasonably request from time to time regarding the Borrower’s financial statements (both audited and unaudited), accounts and operations and, upon request of the Administrative Agent, to provide to the Administrative Agent a copy of such authorization as may be in effect from time to time and use all commercially reasonable efforts to obtain the Auditors’ acknowledgment and consent thereto.

Notwithstanding anything to the contrary in this Section 8.08, the Borrower will not be required to disclose, permit the examination or making copies or abstracts of, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective agents or representatives) is prohibited by applicable law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

8.09 Use of Proceeds.

(a) The Borrower shall use the proceeds of the Borrowings to pay for the Project Costs in respect of the Project Development in accordance with the Project Construction Budget and Schedule and the terms of the Financing Documents.

(b) Subject to the provisions of the SACE Policy, the Borrower shall not request or apply any portion of any Tranche D Loan other than (without duplication):

(i) payments for, and reimbursement for amounts paid in respect of Eligible Contract Expenditures, in accordance with the terms of the Eligible Contract and the SACE Policy in an amount which is equal to up to eighty-five percent (85%) of the Export Contract Value;

(ii) payments for, and reimbursement for amounts paid in respect of the SACE Premium in an amount which is equal to up to one hundred percent (100%) of the SACE Premium; or

(iii) payment of up to one hundred percent (100%) of Eligible Tranche DIDC.

(c) Subject to clause (b), Tranche D Loans may only be used to finance or refinance payments for Eligible Contract Expenditures which are provided to the Borrower by the Eligible Contractor pursuant to the Eligible Contract.

(d) If all or part of the Eligible Costs which are the subject of a SACE Facility Payment Request is expressed in Nuevo Soles, the Nuevo Sol amount of such Eligible Costs shall be notionally converted into US Dollars by applying the SACE Agreed Exchange Rate for the purpose of determining the US Dollar equivalent of such Nuevo Sol amount to be reimbursed to the Borrower or paid to the Eligible Contractor (as the case may be).

(e) The Required Equity Contributions shall only be used in connection with the payment of Project Costs.

8.10 Maintenance of Liens. The Borrower shall take all action reasonably required to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens. The Borrower shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Administrative Agent for such purposes, including the documents listed on Schedule 8.10 by no later than the dates set forth in such Schedule 8.10. The Borrower shall promptly discharge at its own cost and expense, any Lien (other than Permitted Liens) on the Collateral; provided, that the Borrower may Contest any such Lien.

8.11 Prohibition of Fundamental Changes.

(a) The Borrower shall not change its legal form, amend its organizational documents (except as required by applicable law in connection with a contribution of capital in the form of equity), merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock of (or other Equity Interest in), any other Person and shall not liquidate or dissolve. The Borrower shall not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any assets except: (i) Dispositions of (A) Permitted Investments in accordance with the Collateral Agency and Depositary Agreement, (B) obsolete, worn out, surplus or defective assets, whether now owned or hereafter acquired, sold in the ordinary course of business or (C) damaged or destroyed property, upon receipt of insurance proceeds in connection therewith; (ii) Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (B) the proceeds of such Dispositions are promptly applied to the purchase price of replacement property (which replacement property is actually promptly purchased); (iii) Dispositions in respect of property having an aggregate fair market value not in excess of $3,000,000 in any calendar year; (iv) Dispositions of property, the Net Cash Payments received in respect of which are applied to prepay the Loans in accordance with Section 3.04(b); and (v) Restricted Payments made in accordance with the Financing Documents.

(b) The Borrower shall neither purchase nor acquire any assets other than: (i) the purchase of assets reasonably required for the completion of the Project in accordance with the EPC Contract, applicable Government Approvals and applicable Government Rules and as contemplated by the Project Construction Budget and Schedule, (ii) the purchase of assets reasonably required in connection with Restorations in accordance with Section 8.05(l), (iii) subject to the variance set forth in Section 8.21(b), the purchase of assets in the ordinary course of business reasonably required in connection with the operation of the Project contemplated by the then-effective Operating and Capital Budget, (iv) the purchase of assets reasonably required in connection with Permitted Capital Expenditures and (v) Permitted Investments.

8.12 Restricted Payments. The Borrower shall not make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may make a Restricted Payment from and to the extent of amounts then on deposit in the Onshore Distribution Accounts, on an Interest Payment Date, or within a period of fifteen (15) Business Days from such Interest Payment Date, subject to the satisfaction of each of the following conditions on the date of such Restricted Payment (a “Restricted Payment Date”) and after giving effect to such Restricted Payment: (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(b) Project Completion shall have occurred;

(c) the Debt Service Reserve Account shall be fully funded with the Required Debt Service Reserve Amount;

(d) as calculated on the proposed Restricted Payment Date, the historical Debt Service Coverage Ratio for the preceding four (4) fiscal quarters prior to such Restricted Payment Date, is not less than 1.20 to 1.0 and the projected Debt Service Coverage Ratio for the succeeding twelve months is not less than 1.20 to 1.0;

(e) the Initial Amortizing Senior Loan Tranche Principal Payment Date shall have occurred;

(f) all mandatory prepayments (if any) shall have been made in accordance with Section 3.04 of this Agreement and the Collateral Agency and Depositary Agreement;

(g) The Administrative Agent shall not have notified the Borrower and the Lenders that it has received a written notice delivered by FMO or DEG, dated at least four (4) Business Days prior to the Restricted Payment Date set forth in the relevant certificate described in clause (h) below, setting forth their determination (acting reasonably) that the Borrower is not in compliance with its obligations set forth in Sections 8.04, 8.09, 8.30 and 8.33; and

(h) the Borrower shall have delivered to the Administrative Agent, at least ten (10) Business Days prior to the proposed Restricted Payment Date, a certificate of an Authorized Officer of the Borrower:

(i) to the effect that each of the foregoing conditions (other than clause (g)) shall be satisfied as of such Restricted Payment Date;

(ii) to the effect that the making of such Restricted Payment is not expected to have a Material Adverse Effect on the Borrower; and

(iii) setting out in reasonable detail the calculations for computing the Debt Service Coverage Ratio for the relevant period and stating that such calculations were made, in each case, in good faith and were based on assumptions believed to be reasonable.

8.13 Liens. The Borrower shall preserve and maintain good and valid title to, or rights in, the Collateral and its Property and shall not create, incur, assume or suffer to exist any Lien on any of the Collateral or any of its other Property, whether now owned or hereafter acquired, except:

(a) Liens, pledges or deposits under worker’s compensation, unemployment insurance or other social security legislation (other than ERISA);

(b) Liens imposed by any Government Authority for Taxes that are not yet due or that are being Contested;

(c) Mechanics’ Liens arising in the ordinary course of business or incident to the Project Development or any Restoration or the operation of the Project, in each case, in respect of obligations that are not yet due or that are being Contested and that do not have a Material Adverse Effect;

(d) Liens created pursuant to this Agreement and the Security Documents;

(e) Liens incurred in connection with Indebtedness permitted under clause (iii) of Section 8.16(a) or in connection with cash collateralized letters of credit reimbursement obligations permitted under clause (vi) of Section 8.16(a);

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) minor easements, rights-of-way, restrictions and other similar encumbrances affecting real property incurred in the ordinary course of business that, in each case, do not render title to the property encumbered thereby unmarketable or materially interfere with the use of such property for the Project, and which could not reasonably be expected to have a Material Adverse Effect with respect to the Project;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(j); and

(i) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights arising in connection with repurchase agreements and deposit accounts that are Permitted Investments.

8.14 Investments. The Borrower shall not make, and shall not instruct any relevant Person to make, any Investments except:

(a) direct obligations of the United States, or of any agency of the United States, or obligations guaranteed as to principal and interest by the United States or any agency of the United States, maturing in not more than ninety (90) days from the date of acquisition by the Borrower;

(b) certificates of deposit issued by any Acceptable Bank maturing in not more than 90 days from the date of acquisition by the Borrower;

(c) commercial paper rated (on the date of acquisition by the Borrower) “A-1” or “P-1” by S&P or Moody’s, respectively, maturing in not more than ninety (90) days from the date of acquisition by the Borrower;

(d) repurchase agreements fully secured by obligations described in paragraph (a) above with any Acceptable Bank with maturities not in excess of ninety (90) days;

(e) shares in money-market mutual funds having assets of $1,000,000,000 or more that invest solely in securities described in paragraphs (a) through (d) above that have a maximum maturity of one year or less and an average maturity of six months or less at the time of purchase;

(f) the Permitted Swap Agreements;

(g) with respect to amounts on deposit in the Onshore Collateral Accounts, (i) any securities issued by the Central Bank of Peru (Banco Central de Reserva del Perú), (ii) time deposits or saving accounts with, including certificates of deposit issued by, any Acceptable Bank and (iii) shares of any money market or mutual fund substantially all of the assets of which are invested in securities and instruments of the types set forth in (i) and (ii) in this clause (g); and

(h) with respect to amounts on deposit in the Unsecured Accounts.

8.15 Permitted Swap Agreements.

(a) Interest Rate Protection Agreements. No later than ten (10) Business Days after the Initial Disbursement Date, and at all times thereafter, the Borrower shall maintain in full force and effect Interest Rate Protection Agreements with Permitted Swap Providers (in form and substance reasonably satisfactory to the Administrative Agent), which effectively fixes the Borrower’s floating rate interest rate exposure, with respect to a notional amount equal to (i) at least 100% of the aggregate principal amount of all Tranche A Loans expected to be outstanding during the period from the Initial Disbursement Date until the Final Maturity Date, (ii) at least 50% of the aggregate principal amount of all Tranche B Loans expected to be outstanding during the period from Initial Disbursement Date through the Project Completion Date and (iii) (x) 100% of the aggregate principal amount comprising Part A of the Tranche D Loans expected to be outstanding during the period from the Initial Disbursement Date until the Tranche D Final Maturity Date and (y) 50% of the aggregate principal amount comprising Part B of the Tranche D Loans expected to be outstanding during the period from Initial Disbursement Date through the Project Completion Date.

(b) Currency Rate Protection Agreements. No later than ten (10) Business Days after the Initial Disbursement Date, and at all times thereafter the Borrower shall maintain in full force and effect Currency Rate Protection Agreements with Permitted Swap Providers (in form and substance reasonably satisfactory to the Administrative Agent) for an USD amount up to the amount to be defined by the average forward rate for 546,607,278 Nuevo Soles.

8.16 Indebtedness.

(a) The Borrower shall not directly or indirectly create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness except:

(i) Indebtedness under this Agreement;

(ii) accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered and (unless such accounts payable are being contested in good faith and by appropriate legal, administrative or other proceedings diligently conducted and so long as adequate reserves have been established with respect thereto in accordance with the Borrower’s Accounting Principles, and only if the failure to pay such accounts payable could not reasonably be expected to have a Material Adverse Effect) are no more than ninety (90) days past due;

(iii) purchase money or lease obligations to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment (and Indebtedness incurred to finance any such obligations); provided, that (A) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (B) the aggregate principal amount and the capitalized lease portion of such obligations at any time outstanding do not at any time exceed $10,000,000 in the aggregate;

(iv) Indebtedness in respect of the Permitted Swap Agreements;

(v) Subordinated Shareholder Loans; and

(vi) Other unsecured (except in the case of cash collateralized letters of credit, which Indebtedness may be secured) Indebtedness to be used for working capital purposes in the ordinary course of business, including with respect to letters of credit, cash deposits and guarantees in connection with bids for PPAs, provided that the principal amount of such obligations outstanding do not at any time exceed $20,000,000 in the aggregate.

8.17 Nature of Business.

(a) The Borrower shall not engage in any business other than the Project Development and operation of the Project as contemplated by the Transaction Documents.

(b) The Borrower shall not create, acquire or permit to exist any Subsidiary.

(c) The Borrower shall not enter into any contractual or other arrangements with any Person that would require the Borrower to be subject to any liability with respect to, or to comply with, ERISA or any other similar Government Rule concerning labor, employment, wages or worker benefits.

8.18 Project Construction; Maintenance of Properties.

(a) The Borrower shall cause the Project to be constructed and completed in all material respects in accordance with, and otherwise take such actions in respect of the Project as are required by, Good Industry Practices, the EPC Contract, the Project Construction Budget and Schedule, and the other relevant Material Project Documents; provided that the Borrower shall not (i) exercise the option to place a Generator Set or the Project into service prior to the Partial Taking-Over Date or the Final Taking-Over Date pursuant to Section 10.9 of the EPC Contract or (ii) declare that commercial operation has occurred under the Definitive Generation Concession Agreement without the prior written consent of the Administrative Agent (acting at the direction of the Supermajority Lenders).

(b) The Borrower shall maintain and preserve the Project and all of its other material Properties necessary or useful in the proper conduct of its business in good working order and condition (ordinary wear and tear excepted), in accordance with Good Industry Practices, the Material Project Documents and the operating manuals. The Borrower shall operate the Project (or cause the Project to be operated) in accordance with Good Industry Practices, the Material Project Documents, the Operating and Capital Budget and the operating manuals. In the event of any conflict, the more stringent shall govern.

(c) The Borrower shall obtain and maintain in full force and effect as and when required all land rights, rights of way or easement rights required for the Project (including any such rights required for the Transmission Line).

(d) The Borrower shall provide evidence of the submission (including copies thereof) to MINEM of all required documentation for the application of the Transmission Concession no later than one (1) year after the Closing Date.

(e) The Borrower shall have commenced construction of the Transmission Line no later than October 25, 2014.

(f) The Borrower shall not make any Capital Expenditures on or after the Closing Date except (i) construction of the Project and (ii) Permitted Capital Expenditures.

(g) The Borrower shall pay for Project Costs in respect of the Project Development with a combination of (i) Loans, (ii) the Required Equity Contribution, (iii) any Contingent Equity Contributions and (iv) Shareholder Contributions.

(h) The Borrower shall retain appropriate personnel to oversee all major civil works then-currently under construction consistent with the information provided to the Independent Engineer in connection with the Independent Engineer’s certification pursuant to Section 6.03(f).

8.19 Construction Reports.

(a) Prior to Project Completion the Borrower shall deliver to the Administrative Agent, Construction Reports on a monthly basis in connection with the Project (commencing on the Initial Disbursement Date), accompanied by a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail:

(i) the Borrower’s then-current estimate of anticipated Project Costs for the Project through (x) the Commercial Operation Date and (y) the Actual Project Acceptance Date, as compared to the Project Construction Budget and Schedule and reasons for material variances, and in the event of a material variance, the reasons therefor, and such other information reasonably requested by Administrative Agent;

(ii) any occurrence of which the Borrower is aware that could reasonably be expected to (A) increase the total Project Costs above those set forth in the Project Construction Budget and Schedule, (B) delay the Final Taking-Over Date beyond the Scheduled Final Taking-Over Date or (C) have a Material Adverse Effect;

(iii) the status of the Government Approvals necessary for the Project Development, including the dates of applications submitted or to be submitted and the anticipated dates of actions by Government Authorities with respect to such Government Approvals;

(iv) with respect to the Project Development, a listing of material reportable environmental, health and safety incidents as well as any material unplanned related impacts, events, accidents or issues that occurred during the report period that relate to compliance with Environmental and Social Laws, the Action Plan and the Environmental and Social Standards; and

(v) an updated construction schedule showing (A) construction progress, including the status of engineering design, as compared with the baseline schedule set forth in the Project Construction Budget and Schedule and (B) a projection of construction activities for the succeeding quarter.

(b) Prior to Project Completion, the Borrower shall cause to be delivered by the Independent Engineer to the Administrative Agent, Construction Reports, as soon as available and in any event within twenty (20) days after the end of each two-month period, in connection with the Project (commencing on the Initial Disbursement Date), in form, scope and substance acceptable to the Administrative Agent setting forth in reasonable detail:

(i) a review of the Borrower’s then-current estimate of anticipated Project Costs for the Project set forth in the Construction Report delivered by the Borrower pursuant to Section 8.19(a) above for the last month in such quarterly fiscal period, and such other information reasonably requested by Administrative Agent; and

(ii) any occurrence of which the Independent Engineer is aware that could reasonably be expected to (A) increase the total Project Costs above those set forth in the Project Construction Budget and Schedule, (B) delay the Final Taking-Over Date beyond the Scheduled Final Taking-Over Date or (C) have a Material Adverse Effect.

provided, that upon any occurrence that may result in a circumstance set forth in sub-clause (ii) above, and so long as such condition continues (as determined by the Independent Engineer), the Borrower shall cause the Independent Engineer to deliver monthly Construction Reports to the Administrative Agent.

8.20 Project Documents; Etc.

(a) Other than (i) the Project Documents, (ii) the Financing Documents, and (iii) other documents evidencing Permitted Indebtedness, the Borrower shall not enter into any other contracts, agreements, instruments, letters, undertakings or other documentation; provided that for the avoidance of doubt, subject to Section 8.23, the Borrower may enter into any contracts, agreements, instruments, letters, understandings with an Affiliate for the sale of Credits and such amounts received thereunder shall be Project Revenues of the Borrower and deposited directly into the relevant Onshore Revenue Accounts and the relevant counterparty thereto shall have no recourse against the Borrower or the Project in connection therewith; provided further, that the Borrower may enter into any contracts, agreements, instruments, letters, memoranda of understanding necessary for the registration of the real property or easements listed on Schedule 8.20 by the dates listed therein.

(b) The Borrower shall enter into each Project Document listed on Schedule 7.15(c) by no later than the dates set forth on such Schedule 7.15(c).

(c) The Borrower shall obtain each easement and provide evidence of each required registration of each easement and parcel of real property listed on Schedule 8.20 by no later than the dates set forth on such Schedule 8.20.

(d) The Borrower shall (i) perform and observe all of its material covenants and material obligations contained in each of the Project Documents, (ii) take all reasonable and necessary action to prevent the termination, suspension or cancellation of any Material Project Document in accordance with the terms of such Material Project Documents or otherwise (except for the expiration of any Material Project Document in accordance with its terms and not as a result of a breach or default thereunder) and (iii) enforce against the relevant Material Project Party each material covenant or material obligation of each of (A) the PPAs, (B) the Investment Agreement, (C) the Concession Agreements, (D) the EPC Contract and (E) any Acceptable COD O&M Arrangement, to which such Person is a party in accordance with such agreement’s terms; provided, however, that the Borrower may refrain from enforcing a material right under a Project Document to which it is a party to the extent that (x) the Borrower notifies the Administrative Agent of its intention not to enforce such material right and (y) the Majority Lenders do not instruct the Borrower to enforce such material right.

(e) The Borrower shall not issue, consent to or otherwise accept any change order or variation order, amendment, supplement or modification to the EPC Contract (each a “Change Order”) other than change orders made prior to the Closing Date and listed on Schedule 7.15(f) and unless the Borrower has (i) delivered a certificate of an Authorized

Officer to the Administrative Agent and the Independent Engineer certifying that (x) after giving effect to such Change Order, the ability of such Borrower to achieve the Scheduled Final Taking-Over Date has not been adversely affected, (y) no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Project Costs exceeding the funds available in order to achieve Project Completion prior to the Required Project Completion Date and (z) such Change Order could not reasonably be expected to have a Material Adverse Effect with respect to the Project and (ii) such Change Order has been reviewed by the Independent Engineer and the Independent Engineer has confirmed the certifications in clauses (x), (y) and (z) above.

(f) Notwithstanding clause (d) above, the prior written consent of the Administrative Agent, acting at the direction of the Majority Lenders and in consultation with the Independent Engineer, shall be required for the Borrower to (i) enter into Change Order (x) where the Borrower is not able to provide the certifications required in clause (d) above, (y) which individually gives rise to additional Project Costs for the Project in excess of $2,000,000 or together with all other Change Orders for the Project entered into after the Closing Date, in excess of $10,000,000 in any Fiscal Year or (z) which amends, supplements or modifies any provision relating to the payment of liquidated damages, warranties, liabilities, performance tests, amount or timing of posting or content of performance bonds or guarantees or the payment schedule or materially amends, supplements or modifies the technical specifications of the Project or (ii) issue any completion, taking over, acceptance or other similar certificates under the EPC Contract; provided that prior to the Borrower entering into any Change Order that does not require consent pursuant to this Section 8.20(f), (A) the Borrower shall first deliver a copy of such Change Order to the Administrative Agent and (B) the Administrative Agent (acting at the direction of the Majority Lenders and in consultation with the Independent Engineer) may provide a written objection in connection therewith within four (4) Business Days of receipt of such proposed Change Order.

(g) None of the Borrower, the Operator or the Project Sponsor shall, without the prior written consent of the Majority Lenders in consultation with the Independent Engineer, (i) suspend, cancel or terminate any Material Project Document or consent to, allow to subsist, or accept any suspension, cancellation or termination thereof (except for the expiration of any Material Project Document in accordance with its terms and not as a result of a breach or default thereunder), (ii) sell, transfer, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law, capacity release or otherwise) or consent to any such sale, transfer, assignment or disposition of any part of its interest in any Material Project Document, (iii) waive any material default under, or material breach of, any Material Project Document or waive, fail to enforce, forgive, compromise, settle, adjust or release (or consent to any of the foregoing in respect of) any material right, interest or entitlement, howsoever arising, under, or in respect of, any Material Project Document, (iv) initiate or settle a material arbitration claim or proceeding under any Material Project Document, (v) agree to or petition, request or take any other material legal or administrative action that seeks, or may reasonably be expected, to Impair any Material Project Document, (vi) amend, supplement or modify or in any way vary, or agree to the variation of, any material provision of a Material Project Document or of the performance of any material covenant or obligation by any other Person under any Material Project Document; provided that the Borrower may, without the prior written consent of the Majority Lenders, extend the final milestone (Fecha de Inicio) listed in each of the ElectroPeru PPA and the Investment Agreement for a period up to six (6) months from January 1, 2016 or (vii) enter into any Additional Project Document other than any Non-Material Project Document; provided that the aggregate amount of obligations or liabilities under all Non-Material Project Documents shall not exceed $10,000,000.

(h) Except as expressly provided in the Collateral Agency and Depositary Agreement, the Borrower shall cause all Project Revenues received from any Project Party or any other Person to be deposited in the Onshore Revenue Accounts. Subject to the following sentence, without limiting the Borrower’s obligation to procure all Consent and Agreements pursuant to this Agreement, the Borrower shall send a letter (on the Borrower’s letterhead and signed by an Authorized Officer of the Borrower) notifying each other Project Party not party to a Consent and Agreement (i) that its Project Document and all associated documents and obligations have been pledged as collateral security to the Secured Parties and are subject to the Secured Parties’ Lien on such Property and (ii) if such Project Party’s Project Document requires any payment of Project Revenues specified in clause (a) of the definition of Project Revenues that, in addition to the assignment specified in clause (i) above, it shall pay all such Project Revenues directly into the applicable Onshore Revenue Account. In connection with letters sent to counterparties purchasing capacity or energy in the Spot Market, such letter described above shall be notarized by a Peruvian public notary, and the Borrower shall also include the account information of the applicable Onshore Revenue Account to be included in any invoices issued by the Borrower in connection therewith.

(i) The Borrower shall furnish the Administrative Agent and the Independent Engineer with (i) copies of (A) all amendments, supplements or modifications of any Material Project Documents, (B) all Additional Project Documents and (C) if reasonably requested by the Administrative Agent, Non-Material Project Documents and amendments, supplements or modifications thereto and (ii) all Ancillary Documents relating to any Additional Project Document that is a material PPA, Acceptable COD O&M Arrangement or a replacement of the EPC Contract, in each case, promptly after execution and delivery of such documents to the Borrower.

8.21 Operating and Capital Budget.

(a) The Borrower shall, prior the Initial Partial-Taking Over Date, adopt an Operating and Capital Budget for the Project for the period from such date to the conclusion of the then current Fiscal Year (and for each month during such period), and, no less than fifteen (15) days in advance of the beginning of each Fiscal Year of the Borrower thereafter, the Borrower shall adopt an Operating and Capital Budget for the Project for the succeeding Fiscal Year (and for each month during such period). A copy of each such proposed Operating and Capital Budget, together with a comparison of the costs in the proposed Operating and Capital Budget with the costs set forth in the Operating and Capital Budget for the Project for the current Fiscal Year and an explanation of the reasons for any significant increase or decrease in any category shall be furnished to the Administrative Agent at least thirty (30) days before (i) the Scheduled Partial Taking-Over Date (as defined in the EPC Contract) for the first Generator Set and (ii) the beginning of each Fiscal Year to which such proposed Operating and Capital Budget applies. Prior to adoption thereof, the proposed Operating and Capital Budget for the Project shall be subject to the prior approval of the Administrative Agent, following consultation with the Independent Engineer, which approval shall not be unreasonably withheld or delayed. A copy of the final Operating and Capital Budget so adopted for the Project shall be furnished to the Administrative Agent promptly upon its adoption. The Administrative Agent shall have the right to approve all or a portion of any proposed Operating and Capital Budget for the Project. In the event that any proposed Operating and Capital Budget (or a portion thereof) for the Project is not approved by the Administrative Agent, the Operating and Capital Budget (or such portion thereof that is not approved) for the Project from the previous Fiscal Year shall apply for the then-current Fiscal Year, subject to annual adjustments for inflation (and shall for all purposes hereof be deemed to be part of the approved Operating and Capital Budget for such Fiscal Year) until an Operating and Capital Budget (or such portion of the proposed Operating and Capital Budget) for the Project is approved.

(b) The Borrower shall comply, within the 10% variance described below, with the applicable Operating and Capital Budget. If during any Fiscal Year the Borrower reasonably projects that any category of Operation and Maintenance Expenses for the Project for such Fiscal Year will exceed by more than 10% the amount budgeted for such category of Operation and Maintenance Expenses in the then-applicable Operating and Capital Budget, or if any category of Operation and Maintenance Expenses for the Project incurred to date during such Fiscal Year plus any Operation and Maintenance Expenses budgeted for such category for the remainder of such Fiscal Year in the then-applicable Operating and Capital Budget(s) exceeds by more than 10% the aggregate amount budgeted for such category of Operation and Maintenance Expenses in the then-applicable Operating and Capital Budget(s), then the Borrower shall prepare and submit for the approval (such approval not to be unreasonably withheld or delayed) of the Administrative Agent and the Independent Engineer pursuant to Section 8.21(a), an amended Operating and Capital Budget for the remainder of such Fiscal Year.

8.22 Operating Statements and Reports.

(a) The Borrower shall furnish to the Administrative Agent and the Independent Engineer (i) commencing forty-five (45) days after the Initial Partial-Taking Over Date, a monthly operating statement of the Project not more than fifteen (15) days after the end of each month, and (ii) not more than ninety (90) days after the end of each Fiscal Year of the Borrower, an operating statement of the Project for such Fiscal Year (with monthly detail). Such operating statements shall correspond to the classifications and monthly periods of the current annual Operating and Capital Budget and shall show all Project Revenues and all expenditures for Operation and Maintenance Expenses. The monthly operating statement shall include (i) updated estimates of Operation and Maintenance Expenses for the balance of such Fiscal Year to which the operating statement relates, (ii) any material developments during such period which could reasonably be expected to have a Material Adverse Effect and (iii) a summary of the statistical data relating to the operation of the Project with respect to the categories listed in Schedule 8.22. The monthly and annual operating statements shall each be certified as materially complete and correct by an Authorized Officer of the Borrower. Each operating statement will be accompanied by a statement of sources and uses of funds for the periods covered by it and a discussion of the reason for any material variance from the amount budgeted therefor in the Operating and Capital Budget. The form of such operating statements shall be substantially in the form attached hereto as Schedule 8.22(a).

(b) The Borrower shall enter into an Acceptable COD O&M Arrangement no later than the Initial Partial-Taking Over Date. Prior to the adoption thereof, the proposed Acceptable COD O&M Arrangement shall be subject to the prior approval of the Administrative Agent (acting at the direction of the Supermajority Lenders).

(c) If the Borrower enters into a Borrower O&M Plan or a Kallpa O&M Agreement pursuant to paragraph (b) above and at any time during which the Borrower O&M Plan or Kallpa O&M Agreement is in effect a report delivered by the Independent Engineer in accordance with Section 8.01(f) identifies any performance benchmark identified in Schedule 1.01(B) has not been met or the Project is not currently in compliance with such performance benchmarks, then the Administrative Agent shall provide written notice of such event to the Borrower and the Lenders. Upon receipt of such written notice, the Borrower shall enter into an Acceptable Non-Affiliate O&M Agreement within three (3) months of receipt of such written notice if such event in (i) or (ii) above has (x) not been rectified to the satisfaction of the Supermajority Lenders or (y) waived by the Supermajority Lenders.

8.23 Transactions with Affiliates.

The Borrower shall not directly or indirectly enter into any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate of the Borrower (including guarantees and assumptions of obligations of an Affiliate of the Borrower) except upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower. Simultaneously with the delivery of a copy of such executed Additional Project Document entered into with an Affiliate pursuant to Section 8.20(i), the Borrower shall deliver to the Administrative Agent (a) a certificate of an Authorized Officer of the Borrower describing such transaction in reasonable detail and certifying as to the satisfaction of the conditions set forth in this Section 8.23 and (b) the Ancillary Documents required in connection therewith. Each Project Document entered into with an Affiliate as of the Closing Date is listed on Schedule 7.15(a).

8.24 Other Documents and Information. The Borrower shall furnish the Administrative Agent:

(a) promptly after the filing thereof, a copy of each filing, certification, waiver, exemption, claim, declaration, or registration made with respect to Government Approvals to be obtained or filed by the Borrower, the Kallpa Operator or any Credit Party with any Government Authority in connection with the Project, other than such filings, certifications, waivers, exemptions, claims, declarations, or registrations that are routine or ministerial in nature and in respect of which a failure (individually or on an aggregate basis) to file could not reasonably be expected to have a Material Adverse Effect;

(b) promptly after receipt or publication thereof, a copy of each Government Approval obtained by the Borrower (other than such Government Approvals obtained by the Borrower in the ordinary course of its business);

(c) promptly upon obtaining knowledge thereof, a description of each material change in the status of any Government Approval identified on Schedule 7.05(a) through (d);

(d) promptly after the delivery thereof to the addressee, a copy of each material notice, demand or other communication delivered by the Borrower pursuant to any Transaction Documents other than in the ordinary course of business;

(e) within thirty (30) days of the Closing Date, certified English translations of each Security Document governed by Peruvian law and executed in the Spanish Language.

8.25 Cooperation. The Borrower shall perform such acts as are reasonably requested by the Administrative Agent to carry out the intent of, and transactions contemplated by, this Agreement and the other Transaction Documents. The Borrower will cooperate with the Independent Engineer so that the Independent Engineer may provide, no later than 30 days after receipt of all data, a report to the Lenders reviewing the operation and maintenance of the Project for the prior Fiscal Year in accordance with Section 8.01(f).

8.26 Performance Tests.

(a) The Borrower shall not, without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed) in consultation with the Independent Engineer, agree with the EPC Contractor on the protocol for Performance Tests. The Administrative Agent shall not be obligated to approve such protocols for Performance Tests unless all such Performance Tests are undertaken in all material respects in compliance with all Government Approvals as is or in the future shall be necessary for the Project under applicable Government Rules (except any such Government Rules and Government Approvals the non-compliance with which could not reasonably be expected to result in a Material Adverse Effect, with respect to the Project).

(b) The Administrative Agent and the Independent Engineer have the right to witness and verify any Performance Tests in accordance with the guidelines set forth in Exhibit C to the EPC Contract and Good Industry Practices. The Borrower shall give the Administrative Agent and the Independent Engineer notice regarding each proposed Performance Test no less than fifteen (15) Business Days prior to any Performance Test and shall deliver a copy of the Test Procedures (as defined in the EPC Contract) to the Administrative Agent and the Independent Engineer within one (1) Business Day of receipt from the EPC Contractor. If, upon completion of any Performance Tests, the Borrower has decided to use such Performance Tests as the basis for the issuance of the Partial Taking-Over Certificate or the Final Taking-Over Certificate, it shall so notify the Administrative Agent and the Independent Engineer and shall deliver a copy of all test results supporting the results of such Performance Test, accompanied by supporting data and calculations including a report that indicates the Borrower’s preliminary opinions as to the results of the

Performance Tests (each, a “Performance Test Report”) and the Independent Engineer will, upon a thorough review of such Performance Test Report, certify in writing to the Administrative Agent, within five (5) Business Days of the receipt of such Performance Test Report, the results of the Performance Tests and confirming that such Performance Tests were performed in accordance with the EPC Contract and Good Industry Practices or deliver a report to the Administrative Agent and the Borrower setting forth in reasonable detail any objections of the Independent Engineer to such Performance Test Report. If any such valid objections are made, then the Borrower shall be permitted to address such objections to the reasonable satisfaction of the Independent Engineer or conduct additional Performance Tests in accordance with this Section 8.26.

(c) The Borrower shall permit the EPC Contractor to complete Performance Tests, in accordance with sub-clauses (a) and (b) above, in order to achieve the performance guarantee levels pursuant to Section 10.9 of the EPC Contract.

8.27 Separateness.

(a) The Borrower shall maintain separate bank accounts and separate books of account from, the Project Sponsor, the Kallpa Operator and from the Pledgors. The separate liabilities of the Borrower shall be readily distinguishable from the liabilities of each Affiliate of the Borrower, including the Pledgors, the Project Sponsor and the Kallpa Operator (to the extent a Kallpa O&M Agreement has been executed pursuant to the terms of this Agreement) (except to the extent otherwise contemplated by the Transaction Documents).

(b) The Borrower shall conduct its business solely in its own name in a manner not misleading to other Persons as to its identity.

8.28 Final Taking-Over; Commercial Operation; Project Completion.

(a) The Borrower shall cause the Final Taking-Over Date to occur on or before the Required Final Taking-Over Date.

(b) The Borrower shall cause Project Completion to occur on or before the Required Project Completion Date.

(c) In the event that (a) the Borrower has not achieved the Commercial Operation Date prior to the Required COD Trigger Date and (b) the Independent Engineer has indicated, at least one (1) month prior to such Required COD Trigger Date, that the Borrower shall not reasonably be able to achieve Commercial Operation Date by the Investment Agreement Termination Date, the Borrower shall provide to the Administrative Agent within five (5) Business Days of receipt of notice of the Independent Engineer pursuant to clause (b) above, a binding proposal for one or more PPAs to be assigned to the Borrower in order to replace the ElectroPeru PPA prior to the Investment Agreement Termination Date; provided, that if such proposal is not acceptable to the Supermajority Lenders, then the Borrower shall have until the Required COD Trigger Date to provide additional proposals which must be acceptable to the Supermajority Lenders.

8.29 Suspension or Abandonment. The Borrower shall not (i) permit or suffer to exist an Event of Abandonment or (ii) order or allow to subsist or consent to any suspension of work in excess of sixty (60) consecutive days under any Project Document relating to the Project in each such case without the prior written approval of the Administrative Agent (acting at the direction of the Majority Lenders).

8.30 Sanctionable Practices. The Borrower shall not (a) engage in (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice or (b) violate any Anti-Money Laundering Laws.

8.31 Financial Covenants. Commencing on the Initial Amortizing Senior Loan Tranche Principal Payment Date and on each Principal Payment Date thereafter until the satisfaction in full of its obligations under this Agreement, the Borrower shall maintain a Debt Service Coverage Ratio no less than 1.2 to 1.0.

8.32 Closing Fees; Expenses. All fees, costs and expenses due and payable, including pursuant to Sections 2.04 and 11.03 and the Fee Letters shall be paid in accordance with the terms of this Agreement and such Fee Letters and the SACE Reimbursement Agreement.

8.33 Anti-Terrorism; Prohibited Activities. The Borrower (a) will not become a Person or entity described by Section 1 of the Terrorism Order and will not engage in dealings or transactions with any such Persons or entities, (b) will not violate (i) the USA PATRIOT Act or (ii) the Comprehensive Iran Sanctions, Accountability, and Divestment Act (CISADA) of 2010, (b) will not engage in any business relationships with specially designated nationals and blocked persons or entities maintained on the relevant lists by the European Union or any similar publically published list maintained by any other US governmental agency, the United Nations Security Council or any United Nations Security Council Sanctions Committee in relation to embargoes or the fight against terrorism and (c) will not engage in any Prohibited Activities.

8.34 CDM. The Borrower shall provide evidence of the submission (including copies thereof) to the applicable Government Authority of all required forms and other documentation for the registration of the Project under the CDM no later than the Project Completion Date.

8.35 Accounts. The Borrower shall not hold any bank accounts other than (a) the Project Accounts and (b) the Unsecured Accounts.

ARTICLE IX

EVENTS OF DEFAULT

9.01 Events of Default; Remedies. If one or more of the following events (the “Events of Default”) shall occur and be continuing:

(a) The Borrower shall (i) default in the payment when due of any principal of any Loan due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) default in the payment when due of any interest on any Loan or any fee or any other amount payable by it under this Agreement or under any other Financing Document and the default described in this clause (ii) shall continue unremedied for a period of three (3) Business Days after the occurrence of such default; or

(b) The Credit Parties or Israel Corporation shall default for a period beyond any applicable grace period (i) in the payment of any principal, interest or other amount due under any agreement or instrument involving Indebtedness and the outstanding amount or amounts payable under any such agreement or instrument equals or exceeds (x) in the case of the Borrower, any Pledgor or the Project Sponsor, $5,000,000 in the aggregate and (y) in the case of Israel Corporation, solely until the Project Completion Date, $25,000,000 in the aggregate or (ii) in the performance of any obligation due under any agreement involving Indebtedness if in the case of this clause (ii), pursuant to such default, the holder of the obligation concerned has accelerated the maturity of any Indebtedness evidenced thereby which equals or exceeds (x) in the case of the Borrower, any Pledgor or the Project Sponsor, $5,000,000 in the aggregate and (y) in the case of Israel Corporation, solely until the Project Completion Date, $25,000,000 in the aggregate; or

(c) (i) Any representation or warranty made or deemed made by any Credit Party or Israel Corporation (in the case of Israel Corporation, until Project Completion) in this Agreement or any other Financing Document or (ii) any representation, warranty or statement in any certificate, financial statement or other document furnished to the Administrative Agent or any Lender by or on behalf any Credit Party or Israel Corporation (in the case of Israel Corporation, until Project Completion) or (iii) any material representation or warranty made or deemed made by any Material Project Party in connection with any Transaction Document or (iv) any material representation, warranty or statement in any certificate, financial statement or other document furnished to the Administrative Agent or any Lender by or on behalf of any Material Project Party shall prove to have been false or misleading in any material respect as of the time made or deemed made, confirmed or furnished; or

(d) (i) The Borrower shall fail to observe or perform any covenant or agreement contained in Section 8.01(c), 8.01(j), 8.02, 8.04(a), 8.05(a), 8.05(b), 8.05(c), 8.05(d), 8.05(l), 8.05(m), 8.08, 8.09, 8.11 through 8.15, 8.16(a), 8.17, 8.18(c), 8.23, 8.28 through 8.31, 8.33 and 8.35 or shall default in the performance of any of its obligations contained in any Security Document and shall fail to cure such default within the grace period specified therein, if any or (ii) any other Credit Party or Israel Corporation (in the case of Israel Corporation, until Project Completion) shall fail to observe or perform any covenant or agreement contained in any Transaction Documents to which it is a party (not otherwise addressed in this Section 9.01) and shall fail to cure such default within the grace period specified therein, if any; or

(e) The Borrower shall default in the performance of any of its covenants or obligations to be performed or observed by it under this Agreement or any other Financing Document (not otherwise addressed in this Section 9.01) and such default shall continue unremedied (i) for a period of thirty (30) days after written notice of such default (specifying such default and requiring remedy thereof) from the Administrative Agent and (ii) for an additional fifteen (15) days only if the Borrower is diligently pursuing a cure and such default could not reasonably be expected to result in a Material Adverse Effect; or

(f) A Bankruptcy shall occur with respect to a Credit Party or Israel Corporation (in the case of Israel Corporation, until Project Completion); or

(g) A Bankruptcy shall occur with respect to (i) prior to the expiration of the EPC Contractor’s warranty obligations and settlement of all claims under the EPC Contract, the EPC Contractor, (ii) any counterparty to a material PPA (including Luz del Sur and ElectroPeru) or the Operator or (iii) any other Material Project Party to the extent that such Bankruptcy could reasonably be expected to result in a Material Adverse Effect; or

(h) (i) The Liens in favor of the Secured Parties under the Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in the Collateral to the Secured Parties (other than Liens having priority by Government Rule), (ii) except for expiration in accordance with its terms, any of the Security Documents shall at any time for any reason cease to be valid and binding or in full force and effect or (iii) the enforceability of any Financing Document shall be contested by any Credit Party or Affiliate of any Credit Party, and in the case of clause (i) or (ii) (unless the event set forth in clause (ii) is the result of a declaration as set forth in clause (i) below), such circumstance continues unremedied for more than three (3) Business Days after notice of such circumstance from the Administrative Agent; or

(i) Any obligor under a Security Document (excluding any Secured Party) (including each counterparty to a Consent and Agreement) shall default in the performance of any of its material obligations (other than a payment obligation, which is governed by other provisions of this Section 9.01) under such Security Document and such default shall continue unremedied for more than 30 days after the occurrence thereof; provided, that if such default constitutes a contest or repudiation of the enforceability of such Security Document against an obligor, such event shall be governed by either paragraph (h) or (m) of this Section 9.01; or

(j) A final judgment or judgments for the payment of money (i) in respect of the Borrower, any Pledgor or the Project Sponsor, greater than $5,000,000 in the aggregate or (ii) prior to Project Completion, in respect of Israel Corporation, greater than $25,000,000 in the aggregate, shall be rendered by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction against any such Person and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution shall not be procured, within 30 days from the date of entry of such judgment or judgments provided, that any judgments that shall have been cash collateralized through additional contributions of equity to the Borrower shall not be a Default or Event of Default under this clause (j); or

(k) (i) Any counterparty to a material PPA (including Luz del Sur and ElectroPeru), the EPC Contractor or the Operator shall default in the performance of its obligation to maintain in full force and effect the insurance required by such party under the respective Material Project Document or (ii) solely to the extent that such default could reasonably be expected to result in a Material Adverse Effect, any other Material Project Party not listed in sub-clause (i) above, shall default in the performance of its obligation to maintain in full force and effect the insurance required by such Material Project Party under the respective Material Project Document; or

(l) (i) Any material Government Approval shall be Impaired and such Impairment continues to exist for more than thirty (30) days or such Government Approval is not replaced within thirty (30) days on terms and conditions that are in all material respects no less beneficial to the Borrower than those of such Impaired Government Approval; provided that if such Impairment could reasonably be expected to have a Material Adverse Effect then the foregoing grace period shall not apply or (ii) any other Government Approval shall be Impaired and such Impairment could reasonably be expected to result in a Material Adverse Effect; or

(m) (i) This Agreement or any other Transaction Document ceases to be enforceable against the Credit Party (or Israel Corporation, until Project Completion) party thereto (except for the expiration thereof in accordance with its terms and not as a result of a breach or default thereunder), (ii) any Financing Document, except for any Security Document, shall otherwise cease to be valid and binding on the Credit Party (or Israel Corporation, until Project Completion) party thereto or in full force and effect or shall be Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default hereunder)) or (iii) any Credit Party (or Israel Corporation, until Project Completion) party to a Financing Document shall have expressly repudiated its obligations thereunder; or

(n) (i) Any Material Project Document shall at any time for any reason cease to be valid and binding or in full force and effect or shall be Impaired (except for the expiration thereof in accordance with its terms and not as a result of a breach or default thereunder) or (ii) any Credit Party or Material Project Party shall be in default (after any applicable notice, grace period or both) under any Material Project Document and such default could reasonably be expected to result in a Material Adverse Effect; or

(o) An Event of Abandonment shall have occurred; or

(p) An Environmental and Social Claim shall have been brought against the Borrower, which, individually or, in the case of multiple similar fact claims, in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(q) An Event of Taking shall have occurred with respect to (i) any Equity Interest in any Credit Party or (ii) all or substantially all of the Project, or otherwise could reasonably be expected to have a Material Adverse Effect, or an Event of Total Loss occurs; or

(r) A Change in Control shall have occurred; or

(s) (i) The Borrower shall incur any material liability under Title IV of ERISA or with respect to Foreign Plans or (ii) a Lien with respect to an employee benefit plan (as defined in Section 3(3) of ERISA) or a Foreign Plan shall arise on any of the assets of the Credit Parties and in each case in clauses (i) and (ii) that in the opinion of the Majority Lenders, when taken together with all other ERISA liability or liability with respect to Foreign Plans, could reasonably be expected to result in a Material Adverse Effect.

THEREUPON:

(1) in the case of an Event of Default other than the one referred to in paragraph (f) of this Article IX, with respect to the Borrower, the Administrative Agent may with the consent of the Majority Lenders, and, upon request of the Majority Lenders, shall take either or both of the following actions, at the same or different times, (x) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (y) declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes and the other Financing Documents (including any amounts payable under Section 5.03 or 5.04) to be forthwith due and payable (or both), whereupon such amounts shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and

(2) in the case of the occurrence of an Event of Default referred to in paragraph (f) of this Article IX, with respect to the Borrower, the Commitments shall automatically terminate and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower under this Agreement and under the Notes and the other Financing Documents (including any amounts payable under Section 5.03 or 5.04) shall automatically become immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

9.02 Exercise of Rights. In the case of any Event of Default, in addition to the exercise of remedies set forth in clauses (1) and (2) above, the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, shall have the right, with respect to clauses (1) and (2), upon the consent or at the request of the Majority Lenders to exercise any and all rights of a secured creditor with respect to the Collateral. It is also understood and agreed that an individual Lender in its capacity as such shall not have an independent right to exercise the rights or remedies pursuant to this Article IX or against the Borrower or any Collateral and the exercise of such rights or remedies shall be undertaken solely by the Administrative Agent or Offshore Collateral Agent or Onshore Collateral Agent as provided in the Financing Documents.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.01 Appointment, Powers and Immunities. Each Lender, and the SACE Agent on behalf of each of the Tranche D Lenders, hereby irrevocably appoints and authorizes the Administrative Agent to act as its administrative agent under this Agreement and the other Financing Documents with such powers as are specifically delegated to the Administrative Agent by the terms of the Financing Documents, together with such other powers as are reasonably incidental to such powers. The Administrative Agent (which term as used in this sentence and in Section 10.05 and the first sentence of Section 10.06 shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees, representatives and agents): (a) shall have no duties or responsibilities except those expressly set forth in the Financing Documents, and shall not by reason of any Financing Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in any Financing Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Financing Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Financing Document or any other document referred to or provided for in any Financing Document or for any failure by the Borrower or any other Person to perform any of its obligations under any Financing Document; (c) shall not be required to initiate or conduct any litigation or collection proceedings under any Financing Document; and (d) shall not be responsible for any action taken or omitted to be taken by it under any Financing Document or under any other document or instrument referred to or provided for in any Financing Document or in connection with any Financing Document, except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in an order that is no longer subject to appeal or review. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact reasonably selected by it in good faith. The Administrative Agent may deem and treat the payee of any Note as the holder of such Note for all purposes of the Financing Documents unless and until a notice of the assignment or transfer of such Note shall have been filed with the Administrative Agent, together with the consent of the Borrower to such assignment or transfer (to the extent provided in Section 11.06(b)).

10.02 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any made by telephone, telecopy, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agents. As to any matters not expressly provided for by any Financing Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Financing Document in accordance with the instructions given by the requisite number of Lenders as are required by this Agreement in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

10.03 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than the nonpayment of principal of or interest on Loans or of fees payable hereunder for such Agent) unless the Administrative Agent has received notice from the SACE Agent, a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice of such receipt to the SACE Agent, each Lender (and shall give each Lender prompt notice of each such nonpayment) and the Borrower (if such notice was not from the Borrower). The Administrative Agent shall (subject to Section 10.07) take such action with respect to such Default as shall be directed by the Majority Lenders or; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as they shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all or some of the Lenders (as applicable).

10.04 Rights as a Lender. With respect to its Commitments and the Loans made by it, Sumitomo Mitsui Banking Corporation (and any successor acting as Administrative Agent) in its capacity as a Lender under the Financing Documents shall have the same rights, privileges and powers under the Financing Documents as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Sumitomo Mitsui Banking Corporation (and any successor acting as Administrative Agent) and its affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower (and any of Borrower’s Affiliates) as if it were not acting as the Administrative Agent, and Sumitomo Mitsui Banking Corporation and its affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

10.05 Indemnification. The Lenders agree to indemnify (x) the Administrative Agent (to the extent not reimbursed under Section 11.03, but without limiting the obligations of the Borrower under such Section 11.03) and (y) the Agents (to the extent not reimbursed under the Collateral Agency and Depositary Agreement or the other Security Documents, but without limiting the obligations of the Borrower under the Security Documents), in each case ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Person (including by any Lender) arising out of or by reason of any investigation or in any way relating to or arising out of this Agreement or any other Transaction Document or any other documents contemplated by or referred to in this Agreement or in the other Transaction Documents or the transactions contemplated by this Agreement under Section 11.03, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties or the enforcement of any of the terms of this Agreement or of the other Transaction Documents or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified as determined by a court of competent jurisdiction in an order that is no longer subject to appeal or review.

10.06 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Transaction Document. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Person of this Agreement or any other Transaction Document or any other document referred to or provided for in this Agreement or in any other Transaction Document or to inspect the Properties or books of the Borrower or such other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its affiliates.

10.07 Failure to Act. Except for action expressly required of the Administrative Agent under this Agreement and under the other Transaction Documents to which the Administrative Agent is intended to be a party, the Administrative Agent shall in all cases be fully justified in failing or refusing to act under this Agreement and under the other Transaction Documents unless it shall receive further assurances to its reasonable satisfaction from the Lenders of their indemnification obligations under Section 10.05 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action; provided that the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or applicable law.

10.08 Resignation or Removal of the Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notice to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Supermajority Lenders. Upon any such resignation or removal, the Supermajority Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall (so long as no Event of Default has occurred and is continuing) be reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Supermajority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Supermajority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and, at the sole cost of the Borrower, apply to a court of competent jurisdiction to appoint a successor Administrative Agent, which shall be an Acceptable Bank which has an office in New York, New York, which successor Administrative Agent shall (so long as no Event of Default has occurred and is continuing) be reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Transaction Documents to which it is intended to be a party. After any retiring Administrative Agent’s resignation or removal as Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

10.09 Consents under Transaction Documents. Except as otherwise provided in Section 11.04 with respect to any modification, supplement or waiver under this Agreement, the Administrative Agent shall, upon the prior consent of the Majority Lenders (or the requisite number of Lenders required to provide consent pursuant to the terms of such Transaction Document), consent to (and shall direct the Collateral Agents, if applicable, to enter into) any modification, supplement or waiver under any other such Transaction Document to which the Administrative Agent or the Collateral Agent is intended to be a party; provided, that without the prior consent of each Senior Lender, the Administrative Agent shall not (and, if applicable, shall not direct the Collateral Agent to) (except as contemplated in this Agreement or in the Security Documents) release any material portion of Collateral or otherwise terminate any Lien under any Security Document securing a material portion of the Collateral or agree to additional obligations being secured by the Collateral (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document and is otherwise permitted under this Agreement or the Security Documents), except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release (and to direct the Collateral Agent to release) any Lien covering Property of the Borrower or any other Person which is the subject of a disposition of Property of the Borrower or such other Person which is permitted or contemplated under this Agreement or under the relevant Security Document or to which all of the Senior Lenders have otherwise consented; and provided further that, the Administrative Agent may (but is not obligated to), without the prior consent of any Senior Lender, consent to, and shall direct the Collateral Agent, if applicable, to enter into, any amendment, modification or supplement to any Transaction Document to which the Administrative Agent or the Collateral Agent is a party, that is solely administrative in nature and the Administrative Agent shall promptly provide written notice to the Lenders regarding such amendment, modification or supplement. Notwithstanding anything to the contrary set forth herein, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Transaction Document to cure any ambiguity, typographical error, defect or inconsistency.

10.10 Appointment by Administrative Agent. Each Senior Lender hereby irrevocably authorizes the Administrative Agent to act as its agent under the Collateral Agency and Depositary Agreement to appoint the Offshore Collateral Agent, the Onshore Collateral Agent and the Depositary thereunder on behalf of such Senior Lender and the other Secured Parties, such appointment subject to the terms and conditions of such agreement.

10.11 Reports; Etc. The Administrative Agent shall deliver to each Lender, COFIDE and the SACE Agent, (i) a copy of each budget, financial statement and other report delivered by the Borrower to it pursuant to the terms of this Agreement promptly following receipt of such information and (ii) any documentary condition precedent referenced in Sections 6.01 to 6.03 or report or certificate produced by any of the Independent Advisors or any other independent advisor to the Lenders requested by a Lender promptly following receipt of such document and the written request therefor.

10.12 Joint Mandated Arrangers. The Joint Mandated Arrangers, in their capacities as such, shall not have any obligations or liabilities hereunder.

ARTICLE XI

MISCELLANEOUS

11.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement, any Note or any other Financing Document shall operate as a waiver of such right, remedy, power or privilege, and no single or partial exercise of any right, remedy, power or privilege under this Agreement, any Note or any other Financing Document shall preclude any other or further exercise of such right, remedy, power or privilege, or the exercise of any other right, power or privilege. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law. All covenants of the Borrower and the other Credit Parties set forth in this Agreement and the other Financing Documents and all Events of Default set forth in Section 9.01 shall be given independent effect so that, in the event that a particular action or condition is not permitted by the terms of any such covenant or would result in a Default, the fact that such event or condition could be permitted by an exception to, or be otherwise within the limitations of, another covenant or another Event of Default shall not avoid the occurrence of a Default or an Event of Default in the event that such action is taken or condition exists.

11.02 Notices. All notices, requests and other communications provided for in this Agreement and under the other Financing Documents (including any modifications of, or waivers or consents under, this Agreement) shall be given or made (a) in writing and (b) sent by facsimile or overnight courier (if for inland delivery) or international courier (if for overseas delivery) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages of this Agreement or in the relevant section as specified in other Financing Documents, or as to any party, at such other address as shall be designated by such party in a notice to each other party; provided that, (x) any non-material notices or (y) any reports, certifications or supporting materials relating to ongoing reporting requirements (to the extent any such items do not require action by any Lender or Secured Party) may be provided by posting to DebtDomain provided that the Lenders and the Secured Parties are promptly notified in writing (which shall include email) that such materials have been posted to DebtDomain. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when (i) if sent by facsimile, when sent (on receipt of confirmation), (ii) if posted to DebtDomain as permitted pursuant to this Section 11.02, when the Secured Parties have been notified of such posting and (iii) if by courier service, (x) two (2) Business Days after deposit with an overnight courier if for inland delivery and (y) or four (4) Business Days after depositing with an international courier if for overseas delivery; provided, that no notice to the Administrative Agent shall be effective until received by the Administrative Agent.

11.03 Expenses; Indemnification; Etc. The Borrower agrees to pay or reimburse each of the Lenders and the Agents (from time to time, and including as a condition precedent to each of the Closing Date and the Initial Disbursement Date) for: (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and expenses of its counsel Milbank, Tweed, Hadley & McCloy LLP ), the Offshore Collateral Agent (including the reasonable fees and expenses of its counsel Milbank, Tweed, Hadley & McCloy LLP), the Onshore Collateral Agent (including the reasonable fees and expenses of its counsel Rodrigo, Elias & Medrano Abogados), Rodrigo, Elias & Medrano Abogados, special Peruvian counsel to the Senior Lenders (or such replacement counsel that the Administrative Agent may select from time to time which, so long as no Default has occurred and is continuing, shall be reasonably satisfactory to the Borrower), and experts (including the Independent Advisors and the Model Auditor) engaged by the Administrative Agent from time to time, in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, any COFIDE Guarantee and the extension of credit under this Agreement, (ii) any amendment, modification or waiver of any of the terms of this Agreement or any other Transaction Document or any COFIDE Guarantee and (iii) the syndication of Commitments or Loans, (b) all costs and expenses of the Senior Lenders and the Agents (including counsels’ fees and expenses and experts’ fees and expenses incurred by or on behalf of the Agents) in connection with (i) any Default and any enforcement or collection proceedings resulting from such Default or in connection with the negotiation (and preparation, execution and delivery of any related documentation) of any restructuring or “work-out” (whether or not consummated) of the obligations of the Borrower under this Agreement, any other Credit Party under any Financing Documents or the obligations of (x) any Project Party under any Project Document or (y) the obligations of COFIDE or SACE under any COFIDE Guarantee and the SACE Policy, as applicable, (ii) the enforcement of this Section 11.03(b), (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Government Authority in respect of this Agreement or any other Transaction Document or any other document referred to in this Agreement or in any such other Transaction Document and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any Lien contemplated by this Agreement or any other Transaction Document to which the Agents are intended to be a party or any other document referred to in this Agreement or in any such other Transaction Document and (d) solely payable to FMO, an amount equal to the VAT payable by FMO to COFIDE in respect of the fee payable by FMO to COFIDE pursuant to the terms of its COFIDE Guarantee. The Administrative Agent shall be entitled to instruct the Offshore Collateral Agent (and the Offshore Collateral Agent shall so instruct the Trustee and the Depositary, as applicable) to withdraw from the Project Accounts amount owed pursuant to this Section 11.03 and pay such amounts to the applicable Person.

The Borrower hereby agrees to indemnify the Agents, each Lender and each of their respective Affiliates and their respective officers, directors, employees, representatives, attorneys and agents (each, an “Indemnitee”) from, and shall hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including the reasonable fees and expenses of counsel for each Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party to any such proceeding) that may at any time (including at any time following the Termination Date) be imposed on, asserted against or incurred by an Indemnitee as a result of, or arising out of, or in any way related to or by reason of any claim with respect to (a) any of the transactions contemplated by this Agreement or by any other Transaction Document or the execution, delivery or performance of this Agreement or any other Transaction Document, (b) the extensions of credit under this Agreement or the actual or proposed use by the Borrower of any of the extensions of credit under this Agreement or the grant to the Administrative Agent or the Collateral Agent for the benefit of, or to any of, the Secured Parties of any Lien on the Collateral or in any other Property of the Borrower or any other Person or any membership, partnership or Equity Interest in the Borrower or any other Person and (c) the exercise by the Administrative Agent, the Trustee, the Common Representative or the Collateral Agent (or the other Secured Parties) of their rights and remedies (including foreclosure) under any Security Document (but excluding, as to any Indemnitee, any Excluded Taxes, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements, to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction). Without limiting the generality of the foregoing, the Borrower hereby agrees to indemnify each Indemnitee from, and shall hold each Indemnitee harmless against, any losses, liabilities, claims, damages, reasonable expenses, obligations, penalties, actions, judgments, suits, costs or disbursements described in the preceding sentence (including any Lien filed against the Project by any Government Authority) (collectively, “Losses”) arising under any Environmental and Social Law or relating to any Environmental and Social Claim as a result of the past, present or future facilities or operations of the Borrower or any predecessors to Borrower, or the past, present or future condition or operation of the Project, or any Release, threatened Release or Use of any Hazardous Materials with respect to the Project (including any Release, threatened Release or Use of Hazardous Materials which occurs during any period when such Indemnitee shall be in possession of any such site or facility following the exercise by the Administrative Agent or any other Secured Party of any of its rights and remedies under this Agreement or under any Financing Document or any other Transaction Document where such Release, threatened Release or Use commenced or occurred prior to such period); provided, however, that the Borrower shall have no such obligation to indemnify any Indemnitee to the extent that any such Losses are directly and primarily caused solely by such Indemnitee’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

11.04 Amendments; Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by each of the Borrower, the Administrative Agent and the Majority Lenders (or the requisite number of Lenders required to provide consent as specified in this Agreement) or by each of the Borrower, the Administrative Agent with the consent of the Majority Lenders (or the requisite number of Lenders required to provide consent as specified in this Agreement) and any provision of this Agreement may be waived by the Majority Lenders (or the requisite number of Lenders required to provide consent as specified in this Agreement) or by the Administrative Agent acting with the consent of the Majority Lenders (or the requisite number of Lenders required to provide consent as specified in this Agreement); provided, that (a) no amendment, modification or waiver shall, unless by an instrument signed by all of the Senior

Lenders or by the Administrative Agent acting with the consent of all of the Senior Lenders (i) increase or extend the term, or extend the time or waive any requirement for the termination of the Commitments, (ii) extend the scheduled date for the payment of principal of or interest on any Loan or any fee under this Agreement, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable on any such amount or any fee is payable under this Agreement, (v) alter the rights or obligations of the Borrower to prepay Loans, (vi) alter the terms of this Section 11.04, (vii) alter the subordination terms and conditions listed in Exhibit D, (viii) amend the definition of the terms “Supermajority Lenders” or “Majority Lenders” or modify in any other manner the number or percentage of the Senior Lenders required to give any consent or make any determinations or waive any rights under this Agreement or to modify any provision of this Agreement, (ix) amend, modify or waive the requirements of Section 11.06(b), (x) amend the definition of the term “Interest Expense” or delete “Permitted Swap Agreements” from the definition of “Financing Documents”, (x) amend the conditions precedent in Section 6.02 or (xi) release any material portion of the Collateral or otherwise terminate any Lien under any Security Document securing a material portion of the Collateral, or result in additional obligations being secured by the Collateral (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document and is otherwise permitted under this Agreement or the Security Documents), except that no such consent shall be required to release (and to direct the Collateral Agent to release) any Lien covering Property of the Borrower or any other Person which is the subject of a disposition of Property of the Borrower or such other Person which is permitted or contemplated under this Agreement or under the relevant Security Document or to which all of the Lenders have otherwise consented or upon the Termination Date; and provided further that, (b) any amendment, modification, waiver or supplement of Article X shall require the consent of the Administrative Agent and, only to the extent Section 10.05 or Section 10.06 would be amended, modified or supplemented as a result thereof, the Collateral Agent, (c) any amendment of the definition of the term “Permitted Swap Provider”, “Secured Obligation”, or “Secured Party” or any terms related to the release of any material portion of the Collateral or the pari passu status of the Secured Obligations shall require the consent of each Permitted Swap Provider, (d) (i) any amendment, modification, waiver or supplement of Section 6.03(m), Section 8.04, Section 8.09, Section 8.12(g), Section 8.30 and Section 8.33, including the defined terms used therein shall require the consent of DEG and FMO, (ii) any amendment, modification, waiver or supplement of Section 6.03(n) shall require the consent of any Senior Lender party to a COFIDE Guarantee and (iii) any amendment, modification, waiver or supplement of Section 8.01(j)(v) shall require the consent of DEG and (e) any amendment, modification, waiver or supplement of (i) the definition of “Tranche D Lenders” or “Tranche D Majority Lenders”, (ii) an extension to the date of payment of any amounts due to the SACE Agent, SACE or the Tranche D Lenders under the Financing Documents, (iii) a reduction in the rate at which interest is payable with respect to the Tranche D Loans or a reduction in the amount of principal, interest, fee or commission payable to the SACE Agent, SACE or the Tranche D Lenders under the Financing Documents, (iv) an increase or decrease in, or an extension of, the Tranche D Loan Commitments, (v) a change in the Obligation Currency of the Tranche D Loans, (vi) an extension of the Tranche D Commitment Period, (vii) the terms of this Section 11.04 or (viii) the waiver of any condition precedent set forth in Section 6.02(o) shall require the consent of SACE and all of the Tranche D Lenders and (f) any amendment or waiver that relates to the rights or obligations of the SACE Agent may not be effected without the consent of the SACE Agent; and

provided further that, the Agents may, without the consent of any Senior Lender, enter into any amendment, modification or supplement to this Agreement that is solely administrative in nature and the Administrative Agent shall promptly provide written notice to the Lenders regarding such amendment, modification or supplement. Notwithstanding anything to the contrary set forth herein, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement this Agreement to cure any ambiguity, typographical error, defect or inconsistency.

No Tranche C Lender shall have any voting rights under this Agreement or any other Transaction Document; provided that no amendment, modification or waiver shall, unless by an instrument signed by each Tranche C Lender (a) reduce the amount of any such payment of principal on any Tranche C Loan or (b) reduce the rate at which interest is payable on any Tranche C Loan.

Anything herein to the contrary notwithstanding, during such period as a Senior Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Senior Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitments and the outstanding Loans of such Senior Lender hereunder will not be taken into account in determining whether the Majority Lender, the Supermajority Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Supermajority Lenders” and “Majority Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitments of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

11.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

11.06 Assignments and Participations.

(a) The Borrower may not assign its rights or obligations under this Agreement or under the Notes without the prior consent of all of the Senior Lenders and the Administrative Agent.

(b) Subject to the following sentence, each Lender may assign any of its Loans, its Notes and its Commitments to one or more Eligible Assignees with the prior consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Borrower shall be required (i) at any time an Event of Default has occurred and is continuing, (ii) in the case of any assignment to another Lender or an Affiliate of a Lender or (iii) in the case of any assignment to COFIDE or SACE; provided, further, that the Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. All assignments are subject to the following additional conditions: (A) any such partial assignment shall be in an amount at least equal to $5,000,000 (taking into account such Lender’s pro rata assignment of all of its Loans and Commitments), or such other amount determined by the Administrative Agent, (B) each assignment by a Senior Lender of its Senior Loans or Senior Loan Commitments shall be made in such a manner so that the same portion of its Senior Loans or Senior Loan Commitments is assigned to the respective assignee, (C) its Notes, on the one hand, and its Loans or Commitments on the other, may not be assigned separately and (D) any assignment of Tranche C Loans or Tranche C Commitments by any Tranche C Lender shall be made (w) on a pro rata basis between the Tranche C Lenders, (x) may only be made to a Senior Lender, (y) shall be in an amount at least equal to $5,000,000 and (z) such assignment shall increase the Senior Loan Commitments and/or Senior Loans and reduce the Trance C Commitments and the Tranche C Loans on a dollar-for-dollar basis and the amortization schedule attached hereto as Appendix B shall be adjusted accordingly. Upon execution and delivery by the assignee to the Administrative Agent of an assignment and acceptance substantially in the form of the attached Exhibit E, and upon consent to such assignment and acceptance by the Borrower, to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Borrower), the obligations, rights and benefits of a Lender under this Agreement holding the Commitments and Loans (or portions thereof) assigned to it (in addition to the Commitments and Loans, if any, previously held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from its Commitments (or portion thereof) so assigned. Upon each such assignment the assigning Lender shall pay the Administrative Agent an assignment fee of $3,500. In furtherance of the foregoing, on the date of any such assignment of Senior Loan Commitments or Senior Loans pursuant to this Section 11.06(b), the Borrower shall deliver to the assignee Lender, a Note and Note Completion Agreement, payable to such assignee Lender.

(c) A Senior Lender may sell or agree to sell to one or more commercial banks or other Persons, a participation in all or any part of any Senior Loan held by it or in its Senior Loan Commitments (provided, that partial participations shall be in an amount at least equal to $5,000,000 (taking into account such Senior Lender’s pro rata participation of all of its Senior Loans and Senior Loan Commitments), or such other amount determined by the Administrative Agent, in which event each purchaser of a participation (a “Participant”) shall have the rights, benefits and obligations of the provisions of Sections 5.02 and 5.04 to the same extent as if it were a Senior Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.06; provided that such Participant shall not be entitled to receive any greater payment under Sections 5.02 or 5.04, with respect to any participation, than its participating Senior Lender would have been entitled to receive unless (i) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation in such Senior Loans and Senior Loan Commitments and (ii) such Participant agrees to be subject to the provisions of Section 5.05 as if it were an assignee under paragraph (b) of this Section 11.06. Except as otherwise provided in Section 4.07(c), Participant shall not have any other rights or benefits under this Agreement or any Note or any other Financing Document (the Participant’s rights against such Senior Lender in respect of such participation to be those set forth in the agreements executed by such Senior Lender in favor of the Participant). All amounts payable by the Borrower to any Lender under Article V in respect of Senior Loans held by it, and its Senior Loan Commitments, shall be determined as if such Senior Lender had not sold or agreed to sell any participations in such Senior Loans and Senior Loan Commitments, and as if such Senior Lender were funding each of such Senior Loan and Senior Loan Commitments in the same way that it is funding the portion of such Senior Loan and Senior Loan Commitments in which no participations have been sold. In no event shall a Senior Lender that sells a participation agree with the Participant to take or refrain from taking any action under this Agreement or under any other Financing Document except that such Senior Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Senior Lender’s Senior Loan Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Senior Loans, or any portion of any fee payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable on any amount under this Agreement, or reduce any fee or other amount payable to the Participant to a level below the rate at which the Participant is entitled to receive such interest or fee, (v) alter the rights or obligations of the Borrower to prepay the related Senior Loans or (vi) consent to any modification or waiver of this Agreement or of any Security Document to the extent that such waiver or modification requires the consent of each Senior Lender under Section 10.09.

(d) Notwithstanding any other provision contained in this Agreement or any other Financing Document to the contrary, any Senior Lender may assign or pledge all or any portion of its rights under this Agreement or the loans or Notes held by it (i) to any federal reserve bank, Central Bank (including the European Central Bank) or the United States Treasury as collateral security pursuant to Regulation A of the Board and any operating circular issued by such federal reserve bank or (ii) to a special purpose trust or other entity for purposes of securitization of such Senior Lender’s loans; provided, however, that any payment in respect of such assigned Senior Loans or Notes made by the Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned Senior Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligation hereunder and in no event shall such entity described in the foregoing sentence be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(e) A Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to permitted assignees and participants (including prospective permitted assignees and participants), subject, however, to the provisions of Section 11.10(b).

(f) In connection with any assignment or sale of a participation pursuant to this Article XI, such assignee or Participant shall comply with Section 5.04(e).

(g) No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates.

(h) Anything in this Section 11.06 to the contrary notwithstanding, no assignment and/or transfer of rights and/or obligations of (i) a Tranche D Lender shall be permitted without the prior consent of SACE under the SACE Policy or (ii) any Senior Lender party to a COFIDE Guarantee shall be permitted without the prior consent of COFIDE under the COFIDE Guarantee.

(i) Anything in this Section 11.06 to the contrary notwithstanding, to the extent that DEG or FMO assign or participate any interest in any Loan or Commitment held by it in accordance with the terms of this Agreement, the rights of DEG and FMO set forth in Section 6.03(m), Section 8.12(a)(vi) and Section 11.04(d) shall not be assignable or otherwise transferable to any such assignee or Participant.

(j) Anything in this Section 11.06 to the contrary notwithstanding, to the extent any prospective Eligible Assignee is subject to a withholding tax that is less favorable to which the assigning Lender is entitled on the date of such assignment, the assigning Lender shall provide the Borrower with prior written notice of its intent to enter into such assignment and the Borrower shall be permitted to replace such prospective assignee with any other Eligible Assignee within fifteen (15) Business Days of receipt of such notice from the assigning Lender.

(k) No assignments will be made to any Defaulting Lender or Potential Defaulting Lender or any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

11.07 SUBMISSION TO JURISDICTION; WAIVERS. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.

EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARTIES HERETO AT ITS ADDRESS REFERRED TO IN THIS AGREEMENT OR THE COLLATERAL AGENCY AND DEPOSITARY AGREEMENT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

11.08 Process Agent. The Borrower hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon C T Corporation System currently located at 111 Eighth Avenue, New York, New York 10011 (the “Process Agent”), and the Borrower hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to receive such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon. The Borrower hereby further irrevocably consents to the service of process in any suit, action or proceeding in such courts by the mailing thereof by the Collateral Agent or Administrative Agent by registered or certified mail, postage prepaid, at its address set forth beneath its signature hereto.

11.09 Marshalling; Recapture. None of the Agents or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Secured Obligations. To the extent any Lender receives any payment by or on behalf of the Borrower, all or a portion of which payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower, or its estate, trustee, receiver, custodian or any other party under any bankruptcy or insolvency law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.

11.10 Treatment of Certain Information; Confidentiality.

(a) The Borrower acknowledges that (i) from time to time financial advisory, investment banking and other services may be offered or provided to it (in connection with this Agreement or otherwise) by each Lender or by one or more subsidiaries or affiliates of such Lender and (ii) information delivered to each Lender by the Borrower may be provided to each such subsidiary and affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of Section 11.10(b) as if it were a Lender under this Agreement.

(b) Each of the Lenders hereby agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by or on behalf of the Borrower, the Operator or Project Sponsor pursuant to this Agreement that is identified by the Borrower, the Operator or Project Sponsor as being confidential at the time the same is delivered to such Lender or the Administrative Agent, other than information provided by the Borrower before the Closing Date which shall be treated as confidential; provided, that nothing in this Agreement shall limit the disclosure of any such information (i) to the extent required by any Government Rule or judicial process, (ii) to counsel for any of the Lenders or the Administrative Agent, so long as counsel to such parties agrees to maintain the confidentiality of the information as provided in this Section 11.10(b), (iii) to bank examiners, auditors or accountants, (iv) to the Administrative Agent or any other Lender (or any subsidiary or affiliate of any Lender referred to in Section 11.10(a) or any partner, director, officer, employee, agent or representative of any Lender (or any subsidiary or affiliate of any Lender referred to in Section 11.10(a)), so long as such Persons agree to maintain the confidentiality of the information as provided in this Section 11.10(b), (v) after notice to the Borrower (to the extent such prior notice is legally permitted), in connection with any litigation to which any one or more of the Lenders or the Administrative Agent is a party and pursuant to which such Lender or the Administrative Agent has been compelled or required to disclose such information in the reasonable opinion of counsel to such Lender or Administrative Agent, (vi) to the Independent Advisors, or to other experts, insurers or service providers engaged by the Administrative Agent or any Lender in connection with this Agreement and the transactions contemplated by this Agreement and the other Financing Documents, so long as such parties agree to maintain the confidentiality of the information as provided in this Section 11.10(b), (vii) to the extent that such information is required to be disclosed to a Government Authority in connection with a tax audit or dispute, (viii) in connection with any Default and any enforcement or collection proceedings resulting from such Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Borrower under this Agreement or the obligations of any Project Party under any other Project Document, (ix) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender a Confidentiality Agreement substantially in the form of Exhibit G or (x) by any Senior Lender to any insurance, reinsurance company or credit-default swap providers for the purpose of obtaining insurance in respect of its Loans or Commitments; provided such persons are informed of the confidential nature of such information and instructed to keep such information confidential. In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower; provided, however, that any confidential information retained by such Lender or the Administrative Agent shall continue to be subject to the provisions of this Section 11.10(b). The obligations of each Lender under this Section 11.10 shall supersede and replace the obligations of such Lender under any confidentiality letter, or other confidentiality obligation, in respect of this financing effective prior to the date of the execution and delivery of this Agreement. Notwithstanding anything in this Section 11.10(b), each Senior Lender, SACE and COFIDE may, at its cost and expense, place advertisements in financial and other newspapers and journals describing the transaction under this Agreement; provided that such description is limited to the name of the Borrower and the Project Sponsor, the description of the Project as set forth in the defined term “Project”, the total amount of the Project Costs and the size of such Person’s Commitment or, in the case of SACE or COFIDE, their respective insurance policy or guarantee.

11.11 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

11.12 Survival. The obligations of the Borrower under Sections 5.02, 5.03, 5.04, 11.03, 11.19, 11.20, and 11.21 and the obligations of the Lenders under Section 10.05 shall survive after the Termination Date. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, in this Agreement or pursuant to this Agreement shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit under this Agreement, any Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Agents may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

11.13 Captions. The table of contents and captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.14 Counterparts; Integration; Effectiveness. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any party to this Agreement may execute this Agreement by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties to this Agreement with respect to the matters covered by this Agreement and the other Financing Documents and supersede any and all prior agreements and understandings, written or oral, with respect to such matters. This Agreement shall become effective at such time as the Administrative Agent shall have received counterparts of this Agreement signed by all of the intended parties to this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Financing Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.15 Reinstatement. The obligations of the Borrower under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Borrower agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

11.16 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

11.17 Remedies; Letters of Credit.

(a) The Borrower agrees that, as between the Borrower and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX), and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations shall forthwith become due and payable by the Borrower.

(b) The Administrative Agent shall be entitled to draw upon any Acceptable Letter of Credit when so entitled pursuant to the Equity Contribution and Retention Agreement.

11.18 Currency of Payment. The obligation of the Borrower to pay in Dollars those amounts of the sums specified to be due in Dollars under this Agreement or the respective Financing Documents (the “Financing Document Currency”) shall not be deemed to have been novated, discharged or satisfied by any tender of (or recovery under judgment expressed in) any currency other than the Financing Document Currency, except to the extent to which such tender (or recovery) shall result in the effective payment of such aggregate amount in the applicable Financing Document Currency at the place where such payment is to be made and, accordingly, the amount (if any) by which any such tender (or recovery) shall fall short of such amount shall be and remain due to the relevant Secured Parties as a separate obligation, unaffected by judgment having been obtained (if such is the case) for any other amounts due or in respect of this Agreement or the Financing Documents.

11.19 Judgment Currency. (a) The Borrower’s obligations hereunder and under the other Financing Documents to make payments in Dollars (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the respective Secured Party of the full amount of the Obligation Currency expressed to be payable to such Secured Party under this Agreement or the other Financing Documents. If for the purpose of obtaining or enforcing judgment against the Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent fails to quote a rate of exchange on such currency, by an internationally known and reputable dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants to pay or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due that results in the Borrower paying an amount in excess of that necessary to discharge or satisfy any judgment, the Secured Parties shall transfer or cause to be transferred to the Borrower the amount of such excess (net of any Taxes and reasonable and customary costs incurred in connection therewith).

(c) For purposes of determining the rate of exchange under this Section 11.19, such amounts shall include any actual reasonable premium and costs payable in connection with the purchase of the Obligation Currency.

11.20 English Language. All Financing Documents shall be in the English language, except that the Security Documents governed by the laws of Peru will be in Spanish and the Spanish version shall prevail over any English language version thereof, if any.

11.21 Waiver of Immunity. (a) The Borrower acknowledges and agrees that the activities contemplated by the provisions of the Financing Documents are commercial in nature rather than governmental or public and therefore acknowledges and agrees that it is not entitled to any right of immunity on the grounds of sovereignty or otherwise with respect to such activities or in any legal action or proceeding arising out of or relating to the Financing Documents. To the extent permitted by applicable law, the Borrower, in respect of itself, its process agents and its properties and revenues, expressly and irrevocably waives any such right of immunity which may now or hereafter exist (including any immunity from the jurisdiction of any court or from any suit, execution, attachment (whether provisional or final, in aid of execution, prior to judgment or otherwise) or other legal process (including in any jurisdiction where immunity (whether or not claimed) may be attributed to it or its assets)) or claim thereto which may now or hereafter exist and irrevocably agrees not to assert any such right or claim of immunity in any such action or proceeding to the fullest extent permitted now or in the future by the laws of any such jurisdiction.

The Borrower agrees that the waivers set forth in clause (a) above shall have the fullest effect permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America (28 U.S.C. §§1602-1611) and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

11.22 NO THIRD PARTY BENEFICIARIES. THE AGREEMENT OF THE LENDERS TO MAKE THE LOANS TO THE BORROWER, ON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, IS SOLELY FOR THE BENEFIT OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENTS, THE LENDERS AND THE INDEMNITIES, AND NO OTHER PERSON (INCLUDING ANY OTHER PROJECT PARTY, CONTRACTOR, SUBCONTRACTOR, SUPPLIER, WORKMAN, CARRIER, WAREHOUSEMAN OR MATERIALMAN FURNISHING LABOR, SUPPLIES, GOODS OR SERVICES TO OR FOR THE BENEFIT OF THE PROJECT) SHALL HAVE ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER TRANSACTION DOCUMENT AS AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR WITH RESPECT TO ANY EXTENSION OF CREDIT CONTEMPLATED BY THIS AGREEMENT.

11.23 SPECIAL EXCULPATION. TO THE EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULE, NO CLAIM MAY BE MADE BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATING TO, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (OTHER THAN THE RIGHTS OF THE LENDERS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS), AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

11.24 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE OF LAW PRINCIPLES OF SUCH LAWS WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11.25 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER: CERRO DEL AGUILA S.A.

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: Director

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: Director

Address for Notices:

Cerro del Aguila S.A.

Av. Santo Toribio 115 Piso 7

San Isidro - Lima 27 - Peru

Attn: Daniel Urbina

Telephone: (511)706-7878

Facsimile: (511) 708-2201

Email: daniel.urbina@inkiaenergy.com

Signature Page to Credit Agreement

LENDERS: BANCO DE CRÉDITO DEL PERÚ, as Lender

By:	/s/ Alejandro Corzo de la C.
Name: Alejandro Corzo de la C.
Title: Gerente de Finanzas Corporativas Gerencia de Área Finanzas Corporativas

By:	/s/ Mónica Rivas O.
Name: Mónica Rivas O.
Title: Gerente de Banca Corporativa Gerencia de División de Banca Corporativa

Address for Notices:

Banco de Crédito del Perú

Calle Centenario 156, La Molina

Lima 12, Perú

Attention: Alejandro Corzo De La Colina

Telephone: (511) 313-2649

Facsimile: (511) 313-2359

Email: acorzo@bcp.com.pe

Signature Page to Credit Agreement

BANCO INTERNACIONAL DEL PERÚ, as Lender

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: Representative

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: Representative

Address for Notices:

Banco Internacional del Perú

Avenida Carlos Villarán 140

Lima 13 Perú

Attention: Claudia Aguirre Zegarra

Phone Number: 511-219-2297

Facsimile: 511-219-2287

Email: Caguirre@intercorp.com.pe

Signature Page to Credit Agreement

BBVA BANCO CONTINENTAL, as Lender
By:	/s/ Gustavo Delgado-Aparicio Labarthe
Name: Gustavo Delgado-Aparicio Labarthe
Title: Garente General Adjunto
By:	/s/ Eduardo Torres Llosa V.
Name: Eduardo Torres Llosa V.
Title: Director Gerente General
Address for Notices: BBVA Banco Continental República de Panamá 3055 San Isidro - Lima 27 Attention: Rodrigo Guzmán Telephone: +51 1 211-1883 Facsimile: + 51 1 211 2484 Email: rgguzman@bbva.com

Signature Page to Credit Agreement

DEG - DEUTSCHE INVESTITIONS - UND ENTWICKLUNGSGESELLSCHAFT MBH, as Lender

By:	/s/ Simone Christiane Kirch
Name: Simone Christiane Kirch
Title: Senior Investment Manager

By:	/s/ Michael Roloff
Name: Michael Roloff
Title: Vice President

Address for Notices:

DEG - Deutsche Investitions- und

Entwicklungsgesellschaft mbH

Kämmergasse 22

50676 Cologne

Germany

Attention: Head of Infrastructure

Telephone: +49-221-4986-1537

Facsimile: +49-221-4986-1107

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By:	/s/ James Kaiser
Name: James Kaiser
Title: Director

Address for Notices:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

Attention: Raphael Dumas

Telephone: +1 212-525-4330

Facsimile: +1 212-525-6090

Email: raphael.a.dumas@us.hsbc.com

Signature Page to Credit Agreement

INTESA SANPAOLO S.P.A., NEW YORK BRANCH, as Lender

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: FVP

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: AVP

Address for Notices: Intesa Sanpaolo S.p.A. 1 William Street New York, NY 10004 Attention: Eli Davis Telephone: 212-607-3594 Facsimile: 212-422-6678 Email: eli.davis@intesasanpaolo.com

Signature Page to Credit Agreement

NEDERLANDSE FINANCIERINGS- MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V., as Lender

By:	/s/ J.J. de Vries Robbe
Name: J.J. de Vries Robbe
Title: Manager - Legal Affairs

By:	/s/ D.M. Wesselius-Simon
Name: D.M. Wesselius-Simon
Title: Manager-Energy

Address for Notices:

Nederlandse Financierings-Maatschappij voor

Ontwikkelingslanden N.V.

Anna van Saksenlaan 71

2593 HW The Hague

The Netherlands

Attn: Diana Wesselius, Manager Energy LAC

Telephone: +31-70-314 9854

Facsimile: +31-70-314 9767

Email: c.bibo@fmo.nl

Signature Page to Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ Isaac Deutsch
Name: Isaac Deutsch
Title: Managing Director

Address for Notices: Sumitomo Mitsui Banking Corporation 277 Park Avenue New York, NY 10172 Attention: Jonathan Cho Telephone: 212-224-4898 Facsimile: 212-224-5222 Email: cpmp@smbc-lf.com

Signature Page to Credit Agreement

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Richard B. McCorkindale
Name: Richard B. McCorkindale
Title: Director, International Corporate & Commercial Banking

By:	/s/ Pamela McDougall
Name: Pamela McDougall
Title: Managing Director, Power, Project Finance

Address for Notices:

The Bank of Nova Scotia

Global Wholesale Services

720 King Street West, 2nd Floor

Toronto, Ontario

Canada M5 V 2T3

Attention: Director Agency

Reference: Cerro Del Aguila - PERU

Telephone: +1 416-866-2800

Facsimile: +1 416-933-2295

Email: richard.mccorkindale@scotiabank.com

Signature Page to Credit Agreement

ENERGÍA DEL PACÍFICO S.A., as Tranche C Lender

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: [ILLEGIBLE]

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: [ILLEGIBLE]

Address for Notices:

Energía Del Pacífico S.A.

Address: Av. Felipe Pardo y Aliaga 699 Of. 501

San Isidro - Lima 27 - Peru

Attention: Esteban Viton

Telephone: (511) 616-5707

Facsimile: (511)616-5708

Email: eviton@quimpac.com.pe

Signature Page to Credit Agreement

INKIA HOLDINGS (KALLPA) LIMITED, as Tranche C Lender

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: Director

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: Director

Address for Notices:

Inkia Holdings (Kallpa) Limited

Av. Santo Toribio 115 Piso 7

San Isidro - Lima 27 - Peru

Attention: Daniel Urbina

Telephone: (511)706-7878

Facsimile: (511)708 -2201

Email: daniel.urbina@inkiaenergy.com

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT: SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Isaac Deutsch
Name: Isaac Deutsch
Title: Managing Director

Address for Notices:

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172

Attention: Amena Nabi / Daron Davis

Telephone: 212-224-4857 / 4847

Facsimile: 212-224-5222

Email: Amena_Nabi@smbcgroup.com /

Daron_Davis@smbcgroup.com

Signature Page to Credit Agreement

OFFSHORE COLLATERAL AGENT: THE BANK OF NOVA SCOTIA

By:	/s/ Richard B. McCorkindale
Name: Richard B. McCorkindale
Title: Director, International Corporate & Commercial Banking

By:	/s/ John G. Hall
Name: John G. Hall
Title: Director, Agency

Address for Notices:

The Bank of Nova Scotia

Global Wholesale Services

720 King Street West, 2nd Floor

Toronto, Ontario

Canada M5V 2T3

Attention: Director Agency

Reference: Cerro Del Aguila - PERU

Telephone: +1 416-866-5901

Facsimile: +1 416-866-5991

Email: john.hall@scotiabank.com

Signature Page to Credit Agreement

ONSHORE COLLATERAL AGENT: SCOTIABANK PERU S.A.A.

By:	/s/ Cecilia Marin Armas
Name: CECILIA MARIN ARMAS
Title: Gerente de Servicios Fiduciarios

By:	/s/ Dra. Claudia Quiroz Chavez
Name: Dra. CLAUDIA QUIROZ CHAVEZ
Title: Asesora Legal Servicio Fiduciario

Address for Notices:

Scotiabank Perú

Av. Dionisio Derteano N° 102, Piso 5, San Isidro Lima 27, Perú

Attention: Cecilia Marín Armas / Claudia Alarcón Leu

Telephone: 511-211-6599

Facsimile: 511-211-6822

Email: cecilia.marin@scotiabank.com.pe

Signature Page to Credit Agreement

SACE AGENT: SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Isaac Deutsch
Name: Isaac Deutsch
Title: Managing Director

Address for Notices:

Sumitomo Mitsui Banking Corporation 277 Park Avenue New York, NY 10172

Attention: Amena Nabi / Daron Davis / Robert Doyle / Daniel Minzer

Telephone: 212-224-4857 / 4847 / 4835 / 4286

Facsimile: 212-224-5222

Email: Amena_Nabi@smbcgroup.com /

Daron_Davis@smbcgroup.com /

robert_ doyle@smbcgroup.com /

daniel_minzer@smbcgroup.com

Signature Page to Credit Agreement

APPENDIX A

TO CREDIT AGREEMENT

LENDER LOAN COMMITMENTS

Lender	Tranche A Loan Commitment		Tranche B Loan Commitment		Tranche C Loan Commitment		Tranche D Loan Commitment – Part A		Tranche D Loan Commitment – Part B
BBVA Banco Continental	US$	39,000,000	US$	21,000,000	US$	0	US$	0	US$	0
Banco de Crédito del Perú	US$	39,000,000	US$	21,000,000	US$	0	US$	0	US$	0
Banco Internacional del Perú	US$	39,000,000	US$	21,000,000	US$	0	US$	0	US$	0
DEG - Deutsche Investitions- und Entwicklungsg esellschaft mbH	US$	19,500,000	US$	10,500,000	US$	0	US$	0	US$	0
Energía del Pacífico S.A.	US$	0	US$	0	US$	14,171,334	US$	0	US$	0
FMO – Nederlandse Financierings- Maatschappij voor Ontwikkelings landen N.V.	US$	45,000,000	US$	24,500,000	US$	0	US$	0	US$	0
HSBC Bank USA, National Association	US$	48,100,000	US$	25,900,000	US$	0	US$	0	US$	0
Inkia Holdings (Kallpa) Limited	US$	0	US$	0	US$	42,172,524	US$	0	US$	0
Intesa Sanpaolo, S.p.A., New York Branch	US$	29,250,000	US$	15,750,000	US$	0	US$	0	US$	0
Sumitomo Mitsui Banking Corporation	US$	0	US$	0	US$	0	US$	42,250,000	US$	22,750,000
The Bank of Nova Scotia	US$	45,500,000	US$	24,500,000	US$	0	US$	0	US$	0

APPENDIX A

TO CREDIT AGREEMENT

APPLICABLE LENDING OFFICES

Lender	Address

BBVA Banco Continental	BBVA Continental Av. República de Panamá 3055 - San Isidro, Lima 27 - Lima, Perú Attn: José Antonio Carbonero Tel: +51-1-211-1937 Fax: +51-1-211-2484 Email: jcarbonero@bbva.com
Banco de Crédito del Perú	BCP Calle Centenario 156 La Molina, Lima 12 - Lima, Perú Attn: Alejandro Corzo Tel: +51-1-313-2649 Fax: +51-1-313-2359 Email: acorzo@bcp.com.pe
Banco Internacional del Perú	Interbank Av. Carlos Villarán 140- La Victoria, Lima 13, Perú Attn: Roxana Mossi Tel: +51-1-219-2094 Fax: +51-1-219-2287 Email: rmossi@intercorp.com.pe

APPENDIX A

TO CREDIT AGREEMENT

DEG - Deutsche Investitions- und Entwicklungsgesellschaft mbH

DEG - Deutsche Investitions- und Entwicklungsgesellschaft mbH

Attn: IR - Infrastructure Department c/o Michael Roloff

Kämmergasse 22 / 50676 Köln / Germany

Tel.(Fax): +49-221 4986 -1537 (-1107)

E-mail: michael.roloff@deginvest.de

With a copy to

DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH

PB Projektbüro c/o Sabine Wlodasch

Tel.(Fax) +49 221 49 86 -1444 (1505)

E-mail: sabine.wlodasch@deginvest.de

FMO – Nederlandse Financierings- Maatschappij voor Ontwikkelingslanden N.V.

FMO – Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.

Anna van Saksenlaan 71

2593 HW The Hague

The Netherlands

Attn: Manager Structured Finance, Energy (LAC)

Tel: +31-70-314 9854

Fax: +31-70-314 9767

Email: c.bibo@fmo.nl

APPENDIX A

TO CREDIT AGREEMENT

HSBC Bank USA, National Association	HSBC Bank USA, National Association 452 Fifth Avenue New York, NY 10018 Attn: James Kaiser, Director Project and Export Finance Tel: 212-525-6059 Fax: 212-525-6090 Email: james.b.kaiser@us.hsbc.com

Intesa Sanpaolo, S.P.A., New York Branch	Intesa Sanpaolo S.p.A. 1 William Street New York, NY 10004 Attn: Eli Davis Telephone: 212-607-3594 Telecopier: 212-422-6678 Email: eli.davis@intesasanpaolo.com

Sumitomo Mitsui Banking Corporation	Sumitomo Mitsui Banking Corporation 277 Park Avenue New York, NY 10172 Tel: 212-224-4898 Fax: 212-224-522 Jonathan Cho cpmp@smbc-lf.com

The Bank of Nova Scotia

The Bank of Nova Scotia

4 King Street West, 15th floor

Toronto, ON M5H 1B6

Attn: Richard McCorkindale, Director, International Corporate & Commercial Banking

e-mail: Richard.mccorkindale@scotiabank.com

Tel: 416-866-2800

Fax: 416-933-2295

APPENDIX A

TO CREDIT AGREEMENT

With a copy to: Attn: John Hall Director, Agency Tel: 416-866-5901 Fax: 416-866-5991 Email: john.hall@scotiabank.com

APPENDIX B-1

TO CREDIT AGREEMENT

AMORTIZATION SCHEDULE – TRANCHE A

Repayment Installment	Percentage
1	1.00%
2	1.08%
3	1.11%
4	1.35%
5	1.65%
6	0.80%
7	0.80%
8	3.30%
9	3.64%
10	2.24%
11	2.71%
12	4.10%
13	4.30%
14	2.90%
15	2.90%
16	4.33%
17	4.38%
18	2.53%
19	3.01%
20	4.73%
21	4.47%
22	2.74%
23	3.18%

APPENDIX B-1

TO CREDIT AGREEMENT

24	4.55%
25	2.77%
26	2.70%
27	3.19%
28	4.74%
29	3.37%
30	2.73%
31	3.28%
32	5.05%
33	4.39%

Total:	100.00%

APPENDIX B-2

TO CREDIT AGREEMENT

AMORTIZATION SCHEDULE – TRANCHE D

Repayment Installment	Part A Percentage	Part B Percentage
1	1.0%	0.00%
2	1.1%	0.00%
3	1.1%	0.00%
4	1.4%	0.00%
5	1.7%	0.00%
6	0.8%	0.00%
7	0.8%	0.00%
8	3.3%	0.00%
9	3.6%	0.00%
10	2.2%	0.00%
11	2.7%	0.00%
12	4.1%	0.00%
13	4.3%	0.00%
14	2.9%	0.00%
15	2.9%	0.00%
16	4.3%	0.00%
17	4.4%	0.00%
18	2.5%	0.00%
19	3.0%	0.00%
20	4.7%	0.00%
21	4.5%	0.00%
22	2.7%	0.00%
23	3.2%	0.00%

APPENDIX B-2

TO CREDIT AGREEMENT

24	4.6%	0.00%
25	2.8%	0.00%
26	2.7%	0.00%
27	3.2%	0.00%
28	4.7%	0.00%
29	3.4%	0.00%
30	2.7%	0.00%
31	3.3%	0.00%
32	5.0%	0.00%
33	4.4%	0.00%
34	0.0%	8.33%
35	0.0%	8.33%
36	0.0%	8.33%
37	0.0%	8.33%
38	0.0%	8.33%
39	0.0%	8.33%
40	0.0%	8.33%
41	0.0%	8.33%
42	0.0%	8.33%
43	0.0%	8.33%
44	0.0%	8.33%
45	0.0%	8.33%

Total:	100.0%	100.00%

APPENDIX C

TO CREDIT AGREEMENT

IFC ANTI-CORRUPTION GUIDELINES

[Attached]

ANTI-CORRUPTION GUIDELINES FOR IFC TRANSACTIONS

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices”, “Collusive Practices” and “Obstructive Practices” in the context of IFC operations.

1.	CORRUPT PRACTICES

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

INTERPRETATION

A. Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B. It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

C. In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

D. Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

E. The World Bank Group does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2.	FRAUDULENT PRACTICES

A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation.

INTERPRETATION

A. An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of this Agreement.

B. Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations. Similarly, other illegal behavior is not condoned, but will not be considered as a Fraudulent Practice for purposes of this Agreement.

3.	COERCIVE PRACTICES

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

INTERPRETATION

A. Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B. Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

4.	COLLUSIVE PRACTICES

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

INTERPRETATION

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.	OBSTRUCTIVE PRACTICES

An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice.

INTERPRETATION

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

GENERAL INTERPRETATION

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

APPENDIX D

TO CREDIT AGREEMENT

PROHIBITED ACTIVITIES

The Borrower will not perform or finance any activity, production, use, distribution, business or trade involving:

1.	Production or activities involving forced labor[1] or child labor[2]

2.	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.

3.	Any business relating to pornography or prostitution.

4.	Trade in wildlife or wildlife products regulated under CITES[3]

5.	Production or use of or trade in hazardous materials such as radioactive materials [4], unbounded asbestos fibers and products containing PCBs[5].

6.	Cross-border trade in waste and waste products unless compliant to the Basel Convention and the underlying regulations.

7.	Drift net fishing in the marine environment using nets in excess of 2.5 km in length

8.	Production, use of or trade in pharmaceuticals, pesticides/herbicides, chemicals, ozone depleting substances[6] and other hazardous substances subject to international phase-outs or bans.

9.	Destruction[7] of Critical Habitat[8]

[1]	Forced labor means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty as defined by ILO conventions.
[2]	Employees may only be taken if they are at least 14 years old, as defined in the ILO Fundamental Human Rights Conventions (Minimum Age Convention C138, Art. 2), unless local legislation specifies compulsory school attendance or the minimum age for working. In such cases the higher age shall apply.
[3]	CITES: Convention on International Trade in Endangered Species or Wild Fauna and Flora.
[4]	This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any other equipment where EFP considers the radioactive source to be trivial and/or adequately shielded.
[5]	PCBs: Polychlorinated biphenyls, a group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitors and switchgear dating from 1950-1985.
[6]	Ozone Depleting Substances: Chemical compounds, which react with and delete stratospheric ozone, resulting in “holes in the ozone layer”. The Montreal Protocol lists ODs and their target reduction and phase-out dates.
[7]	Destruction means the (1) elimination or severe diminution of the integrity of a habitat caused by a major, long-term change in land or water use or (2) modification of a habitat in such a way that the habitat’s ability to maintain its role (see footnote 10) is lost.
[8]	Critical habitat is a subset of both natural and modified habitat that deserves particular attention. Critical habitat includes areas with high biodiversity value that meet the criteria of the World Conservation Union (IUCN) classification, including habitat required for the survival of critically endangered or endangered species as defined by the IUCN Red List of Threatened Species or as defined in any national legislation; areas having special significance for endemic or restricted-range species; sites that are critical for the survival of migratory species; areas supporting globally significant concentrations or numbers of individuals of congregatory species; areas with unique assemblages of species or which are associated with key evolutionary processes or provide key ecosystem services; and areas having biodiversity of significant social, economic or cultural importance to local communities. Primary Forest or forests of High Conservation Value shall be considered Critical Habitats.

APPENDIX D

TO CREDIT AGREEMENT

10.	Production and distribution of racist, anti-democratic and/or neo-nazi media.

In addition to the above, the financing of the Project is prohibited, when the following activities form a substantial9 part of any of the Credit Party’s primary operations or those of the Project:

11.	Production or trade in10

(a)	weapons and munitions

(b)	tobacco

(c)	hard liquor

12.	Gambling, casinos and equivalent enterprises[10]

[9]	A benchmark for substantial is 5 – 10% of the balance sheet or the financed volume.
[10]	In Financial Institutions this is calculated with regard to the portfolio volume financing such activities.

APPENDIX E

TO CREDIT AGREEMENT

WIRE TRANSFER INFORMATION OF THE ADMINISTRATIVE ACCOUNT

Bank:

Citibank, N.A.

New York, NY

ABA No.: 021-000-089

Account Name:

SMBC, New York Branch

Account No.: 36023837

Ref: Cerro Del Aguila S.A

SCHEDULE 1.01(A)

TO CREDIT AGREEMENT

ACTION PLAN

[Attached]

5.0	UPDATED ACTION PLAN

	Item	Equator Principle, performance standard or legal requirement	Objective and Suggested Deliverable	Explanation	Parties Involved	Deadline		Completed (Yes/No)
1	Updated ESIA	EP 2 PS 1	Objective: To provide further details about the baseline and potential project impacts. Deliverable: Updated ESIA	The approved EIA requires updating to reflect changes to the Project Design and to address the gaps identified in the February 2012 environmental and social review report.	CdA	Prior to close		Yes
1 A	Endangered Animal Species Impacts Analysis Mitigation Measures	EP 2 PS 6

Objective: To provide further details about the potential project impacts and mitigation methods on Atlapetes melanopsis (black spectacled brush finch).

Deliverable: (a) Information describing the potential impacts on any fauna classified as endangered or critically endangered on the IUCN red list (Atlapetes melanopsis -black spectacled brush finch) and possible mitigation measures.

(b) Species inventory of Atlapetes melanopsis to determine the presence or absence of this species in the areas to be intervened

While the updated EIA addressed the majority of the gaps identified in the previous EIA, it did not specifically consider impacts on, and possible mitigation measures for Atlapetes melanopsis (black spectacled brush finch), Chinchilla brevicaudata (Chinchilla) or Oreailurus jacobita (Andean Cat). While the Chinchilla is unlikely to be present in the area and the Andean Cat has a large range, the impacts on the black spectacled brush finch should be considered.

The fauna protection subprogram in the EIA (2012) states the specific mitigation measures to protect fauna during the Project., However it was recommended some further consideration be given to the potential impact on Atlapetes melanopsis (black spectacled brush finch) as they have the ability to relocate themselves but may have limited options in the nearby vicinity.

					CdA	(a) (b)	Prior to close Commence by 1 September 2012	(a) (b)	Yes Yes
2	Habitat Definition and Endangered Plant Species Survey	PS 6

Objectives:

(a) determine whether the areas to be intervened by the Project are natural or modified habitat according to the definitions of PS 6.

(b) To identify individuals of Aralia sorantensis and Begonia veitchii, which require removal, so that the number lost (if any) can be calculated.

Deliverables:

(a) Table showing the size of each of the areas to be intervened with corresponding vegetation type, habitat type and whether the habitat is associated with any endangered species).

(b) Endangered plant species inventory of areas where further ground breaking activities are going to occur and of the area to be inundated by the reservoir.

To understand what habitat mitigation methods are required, a better understanding of the extent of natural vs modified habitat that will be lost is needed. It is recommended that each of the areas to be intervened by ground clearing activities or inundation should be categorized as modified or natural (according the definitions contained in PS6).

In order to ensure there is no net loss of the identified endangered plant species, the number of individuals that require removal to establish access ways, worker accommodation, quarries, and spoil disposal sites, as well as other work areas or areas that will be inundated, needs to be established so appropriate mitigation methods can be established, if required.

A inventory should be conducted before any further construction activities begin in each area to be intervened to identify the presence of any endangered plant species.

					CdA	(a) Prior to close (b) Commence by September 1, 2012		(a) Yes (b) Yes
3	Environmental Baseflow	EP 2 PS 6

Objective: Determine an environmental base flow that minimizes the adverse effects on the aquatic ecosystem immediately downstream of the dam.

Deliverable: A minimum monthly volume is specified which will be discharged below the dam.

The hydrology and habitat quality of the stretch of river between the water intake structure and the discharge will be permanently altered as a result of the project. To minimize the impacts on the aquatic ecosystem, an environmental base flow needs to be calculated that takes into account the existing hydrobiology of the river.

					CdA	Pre-Operation		Yes
4	Land Acquisition and ROW	PS 5	Objective: Agreements have been reached with all land owners/occupiers for the purchase or use of their land. Deliverable: Example contracts and payment receipts for land purchase and ROW agreements.	CdA have identified and contacted all the effected landowners/occupiers and have negotiated compensation amounts in accordance with their compensation plan. All the anticipated land required for the construction and operation of the power plant has been purchased. In terms of the ROW for the transmission lines, 97% of the agreements have been reached.	CdA	Prior to ground breaking activities in each zone		Partly

Updated EIA Review Addendum	14

	Item	Equator Principle, performance standard or legal requirement	Objective and Suggested Deliverable	Explanation	Parties Involved	Deadline	Completed (Yes/No)

5	Economic Displacement	PS 5 PS7

Objective: Assess the extent of economic displacement to determine loss of income or livelihood and carry out mitigation methods if necessary.

Deliverables:

a) Inventory of percentages of land purchased as a percentage of total land owned.

b) Plans showing land purchased from each community, with actual and best potential land use.

c) If there is economic displacement, mitigation methods are employed in a manner consistent with the intent of performance standard 5.

d) If fishing complaints (to be registered through the grievance mechanism) occur: an analysis of the significance is carried out and if significant: a mitigation plan prepared.

In order to assess whether the requirements of Performance Standard 5 referring to economic displacement and the restoration of living standards need to be applied, further detail of the economic impacts of the land purchase is required, including the potential impacts on any fishing activities undertaken by the community. Although fishing is not an income generating activity, this resource is used by the community and therefore the impacts of the Project on the availability of this resource to the community should be assessed. It is recommended that if the land to be purchased represents more than 30% of a landowners or permanent land-users productive land, additional consideration of whether their livelihood is affected and if necessary how their livelihood could be restored, should be given in accordance with performance standard 5. This may include additional targeted assistance (e.g., credit facilities, training, or job opportunities) and opportunities to improve or at least restore their income-earning capacity, production levels, and standards of living.

					CdA	(a) Pre-close (b) Following finalization of land purchases (c) tbd on the basis of the outcome of deliverable ‘(b)’ (d) Within 2 months of receipt of complaint	(a) Yes (b) No (c) Not yet triggered (d) Not yet triggered
6	Community Grievance Mechanism	PS 5 EP 6

Objective: Prepare a community grievance mechanism that can address: i) grievances related to land acquisition,

ii) grievances related to fishing activities

iii) complaints from the community related to project activities (preconstruction, construction, and operation), and

iv) Indemnification claims resulting from accidental damages during construction.

Deliverable: A Grievance Mechanism(s) that is made available to the public.

The Community Relations Plan 2011 outlines the objectives and strategies for such a grievance mechanism, but the details need elaboration.

The mechanism should state:

•   How the public can register their complaint,

•   Who is responsible for receiving these complaints and disseminating them to the appropriate party(s) to address,

•   How they will be recorded,

•   What the method of response will be, and who will be responsible for ensuring each complaint is given a response.

					CdA	Prior to close	Yes
7	Occupational and Community Health and Safety Plan: Construction	PS 2 IFC EHS General Guidelines

Objective: The Contractors Occupational Health and Safety Plan is updated to include:

(a) Construction hazard identification and analysis consistent with the IFC EHS General Guidelines

(b) Identification of potential health hazards associated with worker accommodation consistent with the key principles of the ILO Code of Practice on HIV/AIDS.

Deliverables: (a) Updated Construction Occupational Health and Safety Plan including completed annexes: Anexo 1 plan de mejora ambiente y seguridad; Anexo 4 Registro de las Principales Normas; Anexo 5- identificación de peligros y evaluación de riesgos; anexo 14 programa especifico de capacitación; and anexo 24 Programa de Auditoria interna

(b) Worker health risk analysis and control methods, including response procedures should a worker contract a communicable disease.

The Contractor OHSP plan identifies the processes which need to be followed to carry out hazard analysis, risk assessment and determine control methods. An analysis matrix includes:

i)   identification of work activities, hazards and risks associated with each activity,

ii)  whether there could be damage to persons, property, processes or environment,

iii)  potential risk (low, medium, high)

iv)  a document or documents that describe the activity, the control methods, and an analysis of residual risk.

The plan identifies certain high risk activities which will require special permission and review of work plans. The levels of supervision for these tasks will be intensified. The high risk activities include: hot work, confined space, excavations, and moving heavy objects. The company has specific Standards for electric work, working at height, hazardous substances management, explosives manipulation and transport, among others.

Potential health issues associated with the worker accommodation should be considered and include methods to eliminate, control or minimize any health risks in relation to the effected communities. Occupational and Community health risks related to communicable disease should be addressed in conformity with the key principles of the ILO Code of Practice on HIV/AIDS. A process to follow if one of the workers contracts a communicable disease should be prepared.

					CdA Contractor	By Close for (a) and prior to initial disbursement for (b)	a) Yes b) Partial

Updated EIA Review Addendum	15

	Item	Equator Principle, performance standard or legal requirement	Objective and Suggested Deliverable	Explanation	Parties Involved	Deadline		Completed (Yes/No)
Occupational health and safety monitoring will also be required.
8	Accommodation Services	PS 2 (2012)

Objective: To ensure the contractor(s) responsible for the provision of worker accommodation meets the basic service requirements of performance standard 2.

Deliverable: Worker Accommodations that are consistent with IFC Performance Standard 2 and the IFC and EBRD guideline document: workers accommodation processes and standards.

Performance Standard 2: Labor and Working Conditions requires that policies are implemented to ensure the provision of basic services in worker accommodation. Basic services requirements refer to minimum space, supply of water, adequate sewage and garbage disposal system, appropriate protection against heat, cold, damp, noise, fire and disease-carrying animals, adequate sanitary and washing facilities, ventilation, cooking and storage facilities and natural and artificial lighting, and in some cases medical care.

					CdA Contractor	By First Construction Audit.		No
9	Contingency Plan	PS 2

Objective: To ensure the necessary coordination and training for emergency responses has been carried out.

Deliverables:

a) Chronogram of contingency training schedule.

b) For each type of Emergency included in the Contingency Plan the communities that could be affected are identified, if any (explaining why or why not) and how.

c) Meeting minutes of community meetings where emergency response procedures relevant to the community are presented (if relevant).

Coordination should be made with the entities that would provide support in an emergency such as the Ministry of Health, Civil Defense, Police and Local and Regional Government, prior to construction. This should be verified during construction work, along with the chronogram and details of contingency training for workers

It is also recommended that communities or individuals who may be impacted by the emergency incidents are identified (if any) and relevant contents disseminated to the community if they could be affected by an emergency incident and/or the corresponding response actions.

					CdA Contractor	a) b)	Prior to close First Disbursement	a) b)	Yes No
10	Occupational Health and Safety Plan: Operation	PS 2 IFC EHS General Guidelines

Objective: Occupational Health and Safety Plan is updated to include operational hazard identification and analysis and is consistent with the IFC EHS General Guidelines.

Deliverable: Occupational Health and Safety Plan (Operation Phase).

The Occupational Health and Safety Plan in the 2012 EIA addresses issues for workers at a policy and plan level. However, the details required at a working level need to be provided including hazards analysis: identification, elimination, control, minimization and use of PPE. The OHSP or Plans should address the different types of work activities identifying the specific hazards associated with operating and maintaining hydropower plant equipment, substations and electricity lines such as exposure to non-ionizing radiation, sudden water level fluctuations, risk of electrocutions and fire prevention measures.

Occupational health and safety monitoring will also be required.

					CdA	Pre Operation/Project Completion		No
11	Waste Management and Hazardous Materials Plan (Construction and Operation)	PS 3 IFC EHS General Guidelines

Objectives: (a) Provide an overview of the volumes of waste to be generated during construction and establish the temporary storage requirements for each solid waste type.

(b) Identify hazardous substances and their transport, storage, handling and temporary disposal (prior to final disposal by a certified operator).

Deliverables: (a) Estimation of volumes of waste, where they will be stored, how often they will be collected, and which licensed operators have the capacity to dispose of the waste.

(b) Table showing each type of Hazardous Material to be used during each Project phase and their respective transportation, handling, temporary storage and final disposal requirements, including identification of certified operators involved.

The waste management plan contained in the EIA (2012) provides more detail about the solid waste management strategies to be applied during the different Project phases and the types of hazardous materials used for each project phase. However volumes and specific storage locations are not mentioned. Although the frequency of collection required through the construction phase will be dependent on the volumes generated and temporary storage facilities, it is still recommended that these volumes are considered.

The companies and locations of the licensed operators for the transport and disposal of hazardous waste need to be specified. That these operators and facilities are acceptable should be checked during construction and operation audits. Ideally this should be part of CdA internal audits to meet the duty of care responsibilities outlined in performance standard 3.

A list of hazardous substances to be used for each Project phase needs to be prepared so that measures for transportation, handling and temporary storage can be clearly established. In particular the management of insulating materials needs to be documented during operation, such as safety procedures for carrying out maintenance work on SF6 insulated equipment, and the transport and disposal of used SF6 products.

					CdA Contractor	For the Construction phase: By First Construction Audit. For the Operation Phase: Pre Operation		No

Updated EIA Review Addendum	16

	Item	Equator Principle, performance standard or legal requirement	Objective and Suggested Deliverable	Explanation	Parties Involved	Deadline		Completed (Yes/No)
Waste Management Audits should be undertaken periodically.
12	Wastewater Management during Construction	PS 3 IFC EHS General Guidelines

Objective: Provide wastewater treatment for the construction phase that minimizes adverse effects to the environment and that is consistent with IFC EHS Guidelines.

Deliverable: Details on how domestic and industrial wastewater will be treated during the construction phase.

The updated EIA provides details on how domestic and industrial wastewater will be treated during the construction phase which includes small wastewater treatment plants for the two larger worker accommodation sites and septic systems for the smaller worker accommodation.

					CdA Contractor	Pre Close		Yes
13	Wastewater Management during Operation	PS 3 IFC EHS General Guidelines

Objective: Provide wastewater treatment for the operation phase that minimizes adverse effects to the environment and that is consistent with IFC EHS Guidelines.

Deliverable: Details on how domestic wastewater will be treated during the operation phase.

				Details about domestic wastewater treatment during operation should be provided, in particular from the powerhouse complex.	CdA	Pre Operation		Partial
14	Worker Grievance Mechanism	PS2

Objective: Provide a grievance mechanism for CdA employees that is compliant with PS2.

Deliverable: (a) Updated Grievance mechanism

(Procedimiento para la atención de reclamos) and (b) Grievance mechanism included in induction or disseminated in some other way to workers.

In order to comply with Performance Standard 2, CdA needs to develop a grievance mechanism for workers, where they can raise reasonable workplace concerns.

The mechanism should involve an appropriate level of management and address concerns promptly, using an understandable and transparent process that provides feedback to those concerned, without any retribution.

Details of the grievance mechanism should be included in the induction process.

					CdA Contractor	(a) (b)	Prior to close Prior to initial disbursement	(a) (b)	Yes No
15	Community Relation Plan: Local Purchasing Program; Local Development Support Program; Community Monitoring Program; and Project Disclosure Program	PS2 PS7

Objective: Update the following programs within the Community Relations Plan providing details on how each plan will be implemented including: a) the Local Purchasing Plan which benefits the local indigenous communities; b) the Local Development Support Program; c) the Community Monitoring Plan whereby the community can be involved in monitoring project activities; and (d) the Communications Plan.

Deliverables: Amended Community Relation Plan, containing a:

a) Amended Local Purchasing Program

b) Amended Local Development Support Program

c) Amended Community Monitoring Program

d) Amended Project Disclosure Program ensuring that the community is being informed of project activities that could pose a hazard or interfere with their normal activities including operation phase.

The Community Relations Plan contains the strategy and objectives of a number of sub plans. The implementation details of these plans need to be established.

The details of the Local Purchasing Program need to be developed. A balance will need to be found between optimizing economic benefits for the local communities and creating local inflation. The plan should also ensure that child labour is not used in the production of products purchased.

Mechanisms for sharing benefits of the project with the local community are laid down in the Local Development Support Program. In addition, a portion of the project revenues is channelled to the local community through a regulated ‘canon’. The program should be worked out in more detail, and clearly quantify the benefits for the local community.

There is a sub plan to involve the community in monitoring project activities through their involvement in environmental monitoring. The details of how this will be implemented need to be developed.

One of the purposes of the information and communication plan contained in the community relations plan is to provide the communities with information about Project activities and progress. The implementation of this plan should include provision to inform communities of project hazards and activities that could affect their daily activities, in particular the increase in traffic movements. A Communication Program for the operation phase should also be developed.

					CdA	Prior to initial disbursement for all		No

Updated EIA Review Addendum	17

	Item	Equator Principle, performance standard or legal requirement	Objective and Suggested Deliverable	Explanation	Parties Involved	Deadline	Completed (Yes/No)
16	Training and Induction	PS1 PS2 PS3

Objective: To ensure that workers receive the training specified in the environmental management plan and induction plan.

Deliverables: (a) Training Program; (b) Induction form; and (c) evidence the induction program is being carried out and that workers accept the code of conduct such as examples of signed code of conducts/induction forms.

A number of mitigation methods mention training of personnel during induction and also periodically during the project phases. It is recommended an induction form listing all the topics to be covered is prepared to ensure it encompasses all the aspects mentioned in the various plans and sub plans of the EIA. It is recommended that a training program specifying topics, target audience, training type (induction, 5 minute briefing, other) is developed. For the construction phase, this should be coordinated with the training and induction specified in the contractors OHSP.

It is also recommended that the induction process include a clear explanation to workers of their working conditions and general terms of employment, including their entitlement to wages and any benefits. This is already alluded to in CdA’s program for contracting labor which states that conditions of work will be part of worker induction. It was not mentioned in the updated EIA worker contraction program.

The induction form would include a copy of the code of conduct and be signed by each employee.

					CdA Contractor	By First Disbursement	(a) Yes (b) Yes (c) No
17	Updated Monitoring Plan	PS6

Objective: The environmental monitoring plan is designed to adequately assess impacts on the natural terrestrial and aquatic habitat.

Deliverables:

a) Terms of Reference for monitoring contract or contracts based on the updated EIA monitoring plan and adjacent recommendations. The terms of reference should include reporting the monitoring results and discussing the results in relation to: project activities and impacts to the natural environment, and review of mitigation methods in relation to monitoring results.

A number of changes to the monitoring plan are recommended including:

•   Water Quality parameters should include suspended sediments during the construction phases and the first round of monitoring should occur prior to construction activities commencing. There should also be a water quality monitoring site downstream of the discharge. Water Quality monitoring should be carried out quarterly during the construction period.

•   Monitoring to measure the impacts of the purging regime should be considered in the monitoring plan.

•   The frequency of bird monitoring during construction should be increased from annually to 6 monthly.

•   Hydrobiology monitoring considers numbers of individuals from the Simulidae family as part of the monitoring reporting.

•   Reporting requirements are defined and include an assessment of the effectiveness of mitigation methods.

The flora and fauna monitoring should aim to measure the impacts on the natural habitat and endangered species. The monitoring reports should compare the results to baseline and previous monitoring results and discuss the results in the context of possible impacts on the natural environment resulting from project activities. Recommendations should be made to change or improve mitigation methods where appropriate.

These changes need to be incorporated into the terms of reference for the monitoring work.

					CdA	Prior to initial disbursement for construction monitoring and Pre Operation for operation monitoring	No
18	Archaeological chance find procedure	PS 8	Objective: Prepare a chance find procedure that complies with PS 8. Deliverable: Amendment to the existing Contingency Plan or Mitigation Plan.	Although Archaeological monitoring will be carried out during construction, the contractor needs to be provided with a clear directive as to what steps should be taken in the event any suspected remains are uncovered. The steps should be documented and included in the Contingency Plan.	CdA	By First Construction Audit	No

Updated EIA Review Addendum	18

	Item	Equator Principle, performance standard or legal requirement	Objective and Suggested Deliverable		Explanation	Parties Involved	Deadline	Completed (Yes/No)
19	Environmental and Social Management System Monitoring	PS 1 EP 4

Objective: Develop a monitoring and reporting system to manage the Projects compliance with its environmental and social commitments.

Deliverable: Environmental and Social monitoring and reporting system.

				The Community Relations Plan contains the strategy and objectives of a monitoring plan including:		CdA	By initial disbursement date	No

				i)	the identification of national and international standards that apply to the Project, and
				ii)	the design and implementation of a system to monitor the performance of the social and environment management system.

The details of the monitoring system need to be developed.

The monitoring system should allow for waste management audits and health and safety audits as well as monitoring progress with compliance with this action plan.

The system should include regular reporting and a mechanism to make changes to the system of environmental and social management, if required, as the Project progresses.

20	Construction Closure Plan and Revegetation Plan	PS 3 PS6

Objectives: (a) To ensure that areas used for the construction period are returned as far as possible to their previous state and no ongoing environmental liabilities are left.

(b) To ensure that there is no net loss of endangered plant species and to restore areas intervened during construction.

Deliverable: Construction Closure plan to restore areas intervened by construction activities, including closure monitoring, to ensure previously vegetated areas are regenerating.

It is important that the worker accommodation, spoil disposal, quarry sites and any other disturbed areas are left in a state which does not present any safety hazards to the community or degrade soil or water quality. It is important that a detailed construction closure plan based on the closure plan contained in the EIA is prepared and the closure of the sites verified. The construction closure plan should contain measures to dispose of any residual waste and remedy any soil contamination caused during the construction period (that have not already been addressed through spill response measures). The plan should also include rehabilitation techniques to address land instability issues and confirm whether the material to be disposed of should be checked for the presence of impurities and trace elements. Closure activities can occur progressively as areas are no longer required.

The construction closure plan should take into account the results of the endangered plant species inventory and consider whether worker accommodation areas, spoil disposal sites and road berms can be revegetated.

						CdA Contractor	1 year prior to completion of Construction	No
22	Final Decommissioning	PS 1l PS 3

Objective: To ensure that areas used for the operation period are returned as far as possible to their previous state and no ongoing environmental liabilities are left.

Deliverable: Operation closure plan

				When the Project components reach the end of their useful life, a decommissioning plan will need to be devised.		CdA	Prior to final disbursement	No

Updated EIA Review Addendum	19

SCHEDULE 1.01(B)

TO CREDIT AGREEMENT

O&M PERFORMANCE BENCHMARKS

Including planned and forced outages, the Project will achieve a three-year running average availability factor of 97.8% with no single year less than 96%; provided, that the following will not be included in estimating availability factor:

•	planned outages occurring during the dry season for required major maintenance of the turbine generator unit, so long as it does not result in reduced generation from the Project due to spillage at the dam site; provided, however, that those hours affecting peak hour generation shall be subtracted from the unit availability;

•	outages caused by Defects or Deficiencies (as defined in the EPC Contract);

•	any Event of Force Majeure;

•	shutdowns during a flooding event due to excessive abrasion wear of the turbine runners that would reduce turbine efficiency; and

•	outages for maintenance of civil works.

For the avoidance of doubt, the annual sediment purging operation of the upstream Tablachaca Reservoir will be included in the calculation of the Project availability factor.

The Operator will ensure that the Project does not have an effective reduction of plant capacity from that established at the Commercial Operation Date during performance testing by more than 2 MW per unit or 5 MW for the entire Project (i.e., 3 units) based on a normal maximum pool level and a specific measured flow rate consistent with what is occurring upon unit commissioning for one or three units operating. For purposes of this Schedule 1.01(B), such MW effective reduction of plant capacity is subject to review and modification upon receipt from the turbine manufacturer of definitive specifications; provided, however, that no modification shall be made without the prior consent of the Independent Engineer. The flow rate shall be established upon commissioning for the annual capacity test.

SCHEDULE 6.02(e)(iii)

TO CREDIT AGREEMENT

FIRST PRIORITY LIEN – REQUIRED FILINGS, REGISTRATIONS AND

RECORDINGS – INITIAL DISBURSEMENT DATE

1.	Trust Agreement (Contrato de Fideicomiso sobre Flujos)

Formality:	Public deed duly executed before a Peruvian Notary Public.

Filings and Registration:	To be registered with the Peruvian Contracts Public Registry (Registro Mobiliario de Contratos) on or before the Initial Disbursement Date.

Other actions:

•     Publication of the notice communicating the transfer of the “Derechos de Cobro” (as this term is defined in the Trust Agreement) to the trust to be established pursuant to the Trust Agreement for three (3) consecutive days in the Official Gazette “El Peruano”.

• Notification to current debtors about the transfer of its respective “Derecho de Cobro” to the trust to be established pursuant to the Trust Agreement.

2.	Share Pledge Agreement

Formality:	Public deed duly executed before a Peruvian Notary Public.

Filings and Registration:	To be registered with (i) the Peruvian Contracts Public Registry (Registro Mobiliario de Contratos); and, (ii) the Stock Ledger (Libro de Matrícula de Acciones) of the Borrower on or before the Initial Disbursement Date.

Other actions:	• Include a notation about the existence of the Share Pledge Agreement on the corresponding share certificates.

• Grant the Power of Attorney pursuant to the Share Pledge Agreement and register it with the Public Registry.

3.	Definitive Generation Concession Mortgage Agreement

Formality:	Public deed duly executed before a Peruvian Notary Public and registered with the public registry file of the Concessions Public Registry.

Filings and Registration:	To be registered in the public registry file of the Concessions Public Registry in which the Definitive Generation Concession Agreement is registered on or before the Initial Disbursement Date.

Other actions:	Grant the Power of Attorney pursuant to the Definitive Generation Concession Mortgage Agreement and register it with the Public Registry.

SCHEDULE 6.02(e)(iii)

TO CREDIT AGREEMENT

4.	Production Unit Mortgage Agreement

Formality:	Public deed duly executed before a Peruvian Notary Public and registered with the Real Estate Public Registry.

Filings and Registration:	To be registered in the public registry file No. 11060878 of the Real Estate Public Registry (Huancayo Office) on or before the Initial Disbursement Date, which corresponds to the “Platanal Inscrito” parcel.

Other actions:	Grant the Power of Attorney pursuant to the Production Unit Mortgage Agreement and register it with the Public Registry.

5.	Conditional Assignment of Rights and Contractual Position

Formality:	Public deed duly executed before a Peruvian Notary Public.

Filings and Registration:	To be registered with the Peruvian Contracts Public Registry (Registro Mobiliario de Contratos) on or before the Initial Disbursement Date.

Other actions:

•     The Borrower shall, simultaneously or within five (5) Business Days since the signature of this document, communicate to the counterparties of the assigned agreements about the celebration of the Conditional Assignment of Rights and Contractual Position.

• Grant the Power of Attorney pursuant to the Conditional Assignment of Rights and Contractual Position and register it with the Public Registry.

6.	Conditional Assignment of Contractual Position

Formality:	Public deed duly executed before a Peruvian Notary Public.

Filings and Registration:	To be registered with the Peruvian Contracts Public Registry (Registro Mobiliario de Contratos) on or before the Initial Disbursement Date.

Other actions:	Grant the Power of Attorney pursuant to the Conditional Assignment of Contractual Position and register it with the Public Registry.

SCHEDULE 6.02(e)(iii)

TO CREDIT AGREEMENT

7.	Asset Pledge Agreement

Formality:	Public deed duly executed before a Peruvian Notary Public.

Filings and Registration:	To be registered with the Peruvian Contracts Public Registry (Registro Mobiliario de Contratos) on or before the Initial Disbursement Date.

Other actions:	• Grant the Power of Attorney pursuant to the Asset Pledge Agreement and register it with the Public Registry.

*    *    *

SCHEDULE 6.02(e)(iv)

TO CREDIT AGREEMENT

FIRST PRIORITY LIEN – REQUIRED FEES AND TAXES – INITIAL DISBURSEMENT DATE

With regard to the Trust Agreement, the Production Unit Mortgage Agreement, the Definitive Generation Concession Mortgage Agreement, the Share Pledge Agreement, the Asset Pledge Agreement, the Conditional Assignment of Rights and Contractual Position Agreement, the Conditional Assignment of Contractual Position and the Powers of Attorney, the Borrower shall perform the following actions or cause such actions to occur on or prior to the Initial Disbursement Date:

•	Pay all Notary Public’s fees for the execution of the public deeds (escrituras públicas) by means of which the abovementioned security documents will be formalized.

•	Payment of all amounts to be paid to the Peruvian Public Registries for the registration and perfection of the abovementioned security documents.

SCHEDULE 7.05(a)

TO CREDIT AGREEMENT

SCHEDULE 7.05 – GOVERNMENT APPROVALS

SCHEDULE 7.05(a)

Government Approvals – Closing Date

No.	Permit
1.	Definitive Generation Concession Agreement (Contrato de Concesión Definitiva de Generación de Energía Eléctrica Nº 358-2010), dated January 5, 2011, between the Borrower (as assignee of Kallpa Generación S.A.) and MINEM, as amended by Public Deed dated June 24, 2011.

2.	Pre-operational Certificate for the Project (Estudio de Operatividad para la Conexión al SEIN de la C.H. Cerro del Aguila) (the “Pre-Operational Certificate”), issued by COES to the Borrower (as assignee of Kallpa Generación S.A., pursuant to the transfer notice on April 20, 2011) and identified by the following communications: (i) Carta COES/D/DP-199-2010, dated August 11, 2010, (ii) Carta CdA-002/11, received on March 12, 2011 and (iii) Carta KG-395/11, received on March 21, 2011.

3.	Environmental Impact Assessment (Estudio de Impacto Ambiental del Proyecto “Central Hidroeléctrica Cerro del Aguila”) (“EIA”), issued for Kallpa Generación S.A., as approved by Resolution (Resolución Directoral), No. 274-2010-MEM/AAE, by the MINEM on August 4, 2010, and assigned to the Borrower according to the Report (Informe) No. 079-2011-MEM-AAE-NAE/KCV, dated March 28, 2011.

4.	Certificate of Inexistence of Archeological Remains (Certificado de Inexistencia de Restos Arquelógicos) (“CIRA”) No. 2010-196 for the areas covered by the original layout of the Project issued by the Instituto Nacional de Cultura, Dirección de Arqueología (Peruvian Ministry of Culture), requested by Kallpa Generación S.A., dated June 3, 2010, with Registration No. 015119.

5.	Definitive Water Use Study (Estudio de aprovechamiento Hídrico del Proyecto “Central Hidroelectrica Cerro del Aguila”) issued by the Ministerio de Agricultura, Autoridad Nacional del Agua (“ANA”), (i) in the name of Kallpa Generación S.A. and approved by Resolution (Resolución Directoral), No. 0219-2010-ANA-DARH, dated July 1, 2010, (ii) transferred to the Borrower by Resolution (Resolución Directoral), No. 0048-2011-ANA-DARH, dated March 17, 2011, (iii) and amended in respect of the collection and dumping points of water by Resolution (Resolución Directoral) No. 09- 2012-ANA-DARH, dated January 27, 2012.

SCHEDULE 7.05(b)

TO CREDIT AGREEMENT

SCHEDULE 7.05(b)

Government Approvals – Initial Disbursement Date

No.	Government Approval
1.	Approval of MINEM for the Environmental Impact Assessment related to the modifications of the original layout of the Project (Estudio de Impacto Ambiental del Proyecto “Modificación de los componentes de la Central Hidroeléctrica Cerro del Aguila”), submitted by the Borrower on April 23, 2012.

2.	Approval of COES to the Amendment to the Pre-Operational Certificate, described in Schedule 7.05(a) (Item #2) issued by COES pursuant to Letter No. COES/D/DP/083- 2012, dated as of January 31, 2012.

3.	Approval of the Peruvian Ministry of Culture of a CIRA for all the areas covered by the Project, which are additional to the areas covered by the CIRA described in Schedule 7.05(a) (Item #4).

4.	Authorization for the execution of works for water exploitation purposes (Autorización de ejecución de obras con fines de aprovechamiento hídrico) issued by ANA, necessary for the development of the Project.

5.	Ministerial resolutions imposing and/or recognizing easement rights with respect to the Powerhouse Parcels and the Dam and Reservoir Parcels, to be obtained pursuant to Schedule 8.20.

6.	Authorization for use of water for construction works (Autorización de ejecución de obras de aprovechamiento hídrico) issued by ANA.

7.	Authorization for discharge of wastewater (Autorización de vertimiento de aguas residuales) issued by ANA.

8.	Operating license for explosive shack (Licencia de funcionamiento de polvorín) issued by DICSCAMEC (Ministry of Interior)

9.	Evidence of registration as direct consumer of liquid fuels in the hydrocarbons registry (Constancia de la inscripción en el registro de hidrocarburos de consumidor directo de combustibles líquidos) managed by OSINERGMIN.

SCHEDULE 7.05(c)

TO CREDIT AGREEMENT

SCHEDULE 7.05(c)

Government Approvals – After Initial Disbursement Date

No.	Government Approval
1.	Ministerial resolutions imposing and/or recognizing easement rights with respect to the Transmission Line Parcels and the Conduction Tunnel, to be obtained on or before the dates set forth under Schedule 8.20.

SCHEDULE 7.05(d)

TO CREDIT AGREEMENT

SCHEDULE 7.05(d)

Government Approvals – Project Completion Date

No.	Government Approval
1.	Commercial Operations Permit (Ingreso de Unidades de Generación en el COES SINAC) issued by COES (COES Procedure N° 21).

2.	Water Use License (Licencia de Uso de Agua) issued by ANA.

SCHEDULE 7.07

TO CREDIT AGREEMENT

ENVIRONMENTAL MATTERS

None.

SCHEDULE 7.15(a)

TO CREDIT AGREEMENT

PROJECT DOCUMENTS – CLOSING DATE

A. Material Project Documents Required to be Delivered on the Closing Date

1.	ElectroPeru PPA

2.	Luz del Sur PPA

3.	EPC Contract

4.	Investment Agreement

5.	Legal Stability Agreement

6.	MINEM Guarantee Agreement

7.	Definitive Generation Concession Agreement, as in effect on the Closing Date

8.	The following Land Sale and Purchase Agreements:

a.	Public Deed executed on September 7th 2011 before the Peruvian Notary Public, Eduardo Laos de Lama, by Luis Humberto Contreras Belledonne and Carmen Olinda Eustaquio Gutiérrez de Contreras and the Borrower. This Purchase Agreement has been duly registered in entry No. 11060878 of the Peruvian Real Estate Public Registry. (PLATANAL INSCRITO, 10 Ha.)

b.	Public Deed executed on November 10th 2011 before the Peruvian Notary Public, Juvenal Efraín Ávila Breña, by the heirs of Roque Prado Tello, Víctor Gutiérrez Pacheco, Filomeno Lazo Tello y Rumalda Chávez Enriquez, Gonzalo Bazán Avila, Nazario Chamorro Pizarro and the heirs of Isidora Chamorro Prado and the Borrower. (FORTUNA, 6.64 Ha.)

c.	Private purchase contract executed on April 19th 2012 by Víctor Raúl Abad Cabrera and the Borrower. (PLATANAL, 26.78 Ha.)

d.	Private purchase contract executed on February 23rd 2012 by Eduardo Chávez Figueroa and Elvira Gabriel Quilca No. 19881500 and the Borrower. (LIMONAL, 30 Ha.)

e.	Private purchase contract executed on February 23rd 2012 by Sócrates Abad Cabrera, Miguel Ángel Abad Cabrera, and Vilma Bertila Jaime de Abad and the Borrower. (UYARICO NO INSCRITO, 30 Ha.)

f.

Private purchase contract executed on March 24th 2012 by the heirs of Manuel Abad Arana, conformed by Ludomila Francisca Abad Cabrera, Juan Jose Abad Cabrera, Sócrates Abad Cabrera, Víctor Raúl Abad Cabrera, Víctor Manuel Abad Chacón, Francisco Abad Chacon, Victoria Abad Chacon, Guillermina Herminia Abad Chacon, Ricardo Abad Palomino, Miguel Ángel Abad Cabrera, Alfonso

Schedule 7.15(a)

TO CREDIT AGREEMENT

Abad Espinal, Lourdes Pimentel Pérez de Herrera, Juan Herrera Abad, Sonia Herrera Abad and Rosa Cabrera Gutierrez; and the Borrower (UYARICO INSCRITO, 10 Ha.)

g.	Private purchase contract executed on December 13th 2011 by the Peasant Community of Jatuspata and the Borrower. (JATUSPATA, 60.44 Ha.)

h.	Private purchase contract executed on December 13th 2011 by the Peasant Community of Jatuspata and the Borrower. (JATUSPATA, 5.06 Ha.)

i.	Private purchase contract executed on December 13th 2011 by the Peasant Community of Jatuspata and the Borrower. (JATUSPATA, 2.32 Ha.)

j.	Public Deed executed on November 10th 2011 before the Peruvian Notary Public, Juvenal Efraín Ávila Breña, by the heirs of Víctor Gutiérrez Pacheco y Susana Bazán Romero, Florían Gutiérrez Bazán and the heirs of Román Gutiérrez Bazán and the Borrower. (PACOPATA, 25.39 Ha.)

k.	Public Deed executed on September 29th 2011 before the Peruvian Notary Public, Ela Balbín Segovia, by the Peasant Community of Suylloc-Quintao and the Borrower. (SUYLLOC-QUINTAO, 104.53 Ha.)

l.	Public Deed executed on October 31st 2011 before the Peruvian Notary Public, Ela Balbín Segovia, by the Peasant Community of Andaymarca and the Borrower. (ANDAYMARCA, 85.82 Ha.)

m.	Public Deed executed on October 24th 2011 before the Peruvian Notary Public, Ela Balbín Segovia, by the Peasant Community of Llocce-Huantaccero and the Borrower. (LLOCCE HUANTACCERO, 61.20 Ha.)

n.	Public Deed executed on October 29th 2011 before the Peruvian Notary Public, Ela Balbín Segovia, by the Peasant Community of Capcas and the Borrower. (CAPCAS, 7.22 Ha.)

o.	Private purchase contract executed on October 27th 2011 by the Peasant Community of Capcas and the Borrower. (CAPCAS NO INSCRITO, 30.21 Ha.)

9.	The following easement agreements:

a.	Public Deed executed on December 6th 2011 before the Peruvian Notary Public, Juvenal Efraín Ávila Breña, by the heirs of Víctor Gutiérrez Pacheco y Susana Bazán Romero, Florían Gutiérrez Bazán and the heirs of Román Gutiérrez Bazán and the Borrower. (PACOPATA, 1.43 Ha.)

b.	Public Deed executed on November 6th 2011 before the Peruvian Notary Public, Juvenal Efraín Ávila Breña, by the heirs of Víctor Gutiérrez Pacheco y Susana Bazán Romero, Florían Gutiérrez Bazán and the heirs of Román Gutiérrez Bazán and the Borrower. (PACOPATA, 0.84 Ha.)

Schedule 7.15(a)

TO CREDIT AGREEMENT

c.	Public Deed executed on September 29th 2011 before the Peruvian Notary Public, Ela Balbín Segovia, by the Peasant Community of Suylloc-Quintao and the Borrower. (SUYLLOC-QUINTAO, 4.96 Ha.)

d.	Public Deed executed on September 29th 2011 before the Peruvian Notary Public, Ela Balbín Segovia, by the Peasant Community of Suylloc-Quintao and the Borrower. (SUYLLOC-QUINTAO, 10.30 Ha.)

e.	Public Deed executed on October 31st 2011 before the Peruvian Notary Public, Ela Balbín Segovia, by the Peasant Community of Andaymarca and the Borrower. (ANDAYMARCA, 6.24 Ha.)

f.	Public Deed executed on October 31st 2011 before the Peruvian Notary Public, Ela Balbín Segovia, by the Peasant Community of Andaymarca and the Borrower. (ANDAYMARCA, 13.45 Ha.)

g.	Public Deed executed on October 29th 2011 before the Peruvian Notary Public, Ela Balbín Segovia, by the Peasant Community of Capcas and the Borrower. (CAPCAS, 0.24 Ha.)

h.	Public Deed executed on October 29th 2011 before the Peruvian Notary Public, Ela Balbín Segovia, by the Peasant Community of Capcas and the Borrower. (CAPCAS, 0.18 Ha.)

i.	Private easement contract executed on April 19th 2012 by Luis Enrique Cisneros and Cecilia Yraida Vivas Soto and the Borrower. (HUAYO, 0.22 Ha.)

10.	Government Approvals listed on Schedule 7.05(a)

11.	Parent Guaranty dated November 4, 2011 delivered to the EPC Contractor pursuant to the EPC Contract.

12.	The following letters of credit issued pursuant to the PPAs, the Investment Agreement and the Definitive Generation Concession Agreement:

a.	Standby Letter of Credit No. D000-1504144 issued April 3, 2012 by Banco de Crédito del Perú for the benefit of the Ministry of Energy and Mines for 1,800,000.00 Nuevos Soles.

b.	Standby Letter of Credit No. D193-1174467 issued June 22, 2012 by Banco de Crédito del Perú for the benefit of the Ministry of Energy and Mines issued in connection with the Investment Agreement for $3,119,892.25.

c.	Standby Letter of Credit No. D193-1088989 issued June 22, 2012 by Banco de Crédito del Perú for the benefit of the Ministry of Energy and Mines issued in connection with the Investment Agreement for $9,309,957.35.

Schedule 7.15(a)

TO CREDIT AGREEMENT

d.	Standby Letter of Credit No. D193-01118366, issued December 23, 2011 by Banco de Crédito del Perú for the benefit of Luz del Sur S.A.A. for $2,693,840.83.

e.	Standby Letter of Credit No. D193-01118605 issued December 23, 2011 by Banco de Crédito del Perú for the benefit of Luz del Sur S.A.A. for $902,742.39.

f.	Standby Letter of Credit No. D193-01118371 issued December 23, 2011, by Banco de Crédito del Perú for the benefit of Edecañete S.A. for $43,301.81.

g.	Standby Letter of Credit No. D193-01118367, issued December 23, 2011 by Banco de Crédito del Perú for the benefit of Edecañete S.A. for $14,511.03.

h.	Standby Letter of Credit No. D193-01118373, issued December 23, 2011 by Banco de Crédito del Perú for the benefit of Edelnor S.A.A. for $481,035.78.

i.	Standby Letter of Credit No. D193-01118372, issued December 23, 2011 by Banco de Crédito del Perú for the benefit of Edelnor S.A.A. for $161,201.58.

B. Any Affiliate Project Documents as of the Closing Date

None.

C. Other Project Documents

1.	VAT Investment Contract

SCHEDULE 7.15(b1)

TO CREDIT AGREEMENT

PROJECT DOCUMENTS – INITIAL DISBURSEMENT DATE

A. Material Project Documents Required to be Delivered on the Initial Disbursement Date

1.	Government Approvals listed on Schedule 7.05(b).

2.	Advance Payment Bond (as defined in the EPC Contract).

3.	Performance Bond (as defined in the EPC Contract).

Schedule 7.15(b2)

TO CREDIT AGREEMENT

PROJECT DOCUMENTS – AFTER INITIAL DISBURSEMENT DATE

A. Material Project Documents Required to be Delivered after the Initial Disbursement Date

1.	Government Approvals listed on Schedule 7.05(c).

SCHEDULE 7.15(c)

TO CREDIT AGREEMENT

PROJECT DOCUMENTS – PROJECT COMPLETION DATE

A. Material Project Documents Required to be Delivered on the Project Completion Date

1.	Government Approvals listed on Schedule 7.05(d)

2.	Acceptable COD O&M Arrangement.

SCHEDULE 7.15(e)

TO CREDIT AGREEMENT

EXISTING LIENS; EXISTING INDEBTEDNESS

I.	Existing Liens

None.

II.	Existing Indebtedness

None.

SCHEDULE 7.15(f)

TO CREDIT AGREEMENT

PRE-CLOSING CHANGE ORDERS

1.	Variation Order No. 1 dated December 8, 2011.

2.	Variation Order No. 2 dated May 18, 2012.

3.	Variation Order No. 3 dated June 15, 2012.

SCHEDULE 8.05

TO CREDIT AGREEMENT

SCHEDULE 8.05 (INSURANCE)

THE INSURANCE REQUIREMENTS ARE SET OUT BELOW

Capitalized terms used in this Schedule 8.05 and not otherwise defined in this Schedule shall have the meanings assigned to them in the Credit Agreement.

INSURANCE REQUIREMENTS

The Borrower shall procure and maintain or cause to be procured and maintained the insurances set out below.

Insurances (and reinsurances) shall be effected with acceptable insurance (and reinsurance) carriers, which shall be (i) authorized to do business in Peru if required by law or regulation for any insurance in respect of the Project and (ii) having (a) a Best Insurance Reports rating of “A-” or better and a financial size category of “IX” or higher, or (b) a Standard & Poor’s financial strength rating of “A-” or higher (or any other insurance company meeting requirements of clause (i) above that is acceptable to the Senior Lenders and the Administrative Agent and maintains a minimum of 95% facultative reinsurance with reinsurers who meet the rating levels of (ii) (a) or (b) above).

The insurances are to be in full force and effect on the Closing Date (or during the period specified below) and remain in force for the periods stated with coverage continuing until the Final Maturity Date.

Coverage and limits are to be not less than the provisions set out below and deductibles are to be not more than the provisions set out below.

SCHEDULE 8.05

TO CREDIT AGREEMENT

INSURANCES

Part I – Construction Period

(A) CONSTRUCTION ALL-RISKS

Period	From no later than the Closing Date until Project Completion Date, plus up to 24 months extended maintenance coverage in respect of the defects liability period.

Insureds	• the Borrower

• the Project Sponsor

• the EPC Contractor and/or sub-contractors of every tier

• each Secured Party

• the Operator as required by contract

• suppliers, professional consultants, architects and any other party engaged by any of the other Insured parties for their on site activities (whilst excluding design work on site) only.

• Independent Engineer and Independent Environmental Consultant for their on site activities

• Any Insured’s subsidiary companies and their respective officers, directors and employees.

Property Insured	“Property Insured” means all works and all materials, equipment, contents and other goods for use in connection with or for incorporation therein, all facilities (including designs, drawings, specifications and plans to be provided and work to be done by the EPC Contractor under the EPC Contract) relating to the construction of the Project together with the temporary works or any other property goods (excluding constructional plant tools and equipment) for use in connection with or incorporation into construction of the Project whether supplied by or on behalf of the Borrower and installed by the EPC Contractor.

SCHEDULE 8.05

TO CREDIT AGREEMENT

Sum Insured	A sum representing the full reinstatement value of the Property Insured including adequate provision for policy extensions.

Coverage	“All risks” of physical loss, destruction or damage to the Property Insured from a cause not excluded.

Maximum Deductibles

2.5 percent of value of risk subject to a minimum of USD 500,000 and a maximum of USD 5,000,000 in respect of earthquake.

USD 500,000 each and every loss in respect of tunnelling and underground works.

USD 250,000 each and every loss in respect of Hot Testing and Commissioning, Defective Design Workmanship and Material’s and during the Defects Liability Period.

USD 500,000 each and every loss in respect of storm, tempest, flood, subsidence and collapse

USD 100,000 each and every other loss

Territorial Limits	Anywhere within Peru

Principal Policy Extensions and Conditions

•       LEG2/96 Defects Exclusion or equivalent

•       Extended Maintenance

•       Debris Removal

•       Expediting Expenses and Airfreight Expenses

•       72 Hour Clause

•       Automatic Reinstatement of the Sum Insured Clause

•       Cost Escalation Clause (115%)

•       Professional Fees

•       Completed works insured until the Plant Commercial Operations Date

SCHEDULE 8.05

TO CREDIT AGREEMENT

• Marine 50/50 Clause

• Inland Transit

• Off-site storage

• Temporary removal

• Loss minimisation

• Plans and specifications

• Tunnelling clause

• Piling Clause

(B) DELAY IN START-UP

Period	From no later than the Closing Date until Project Completion Date

Insureds	• the Borrower

• the Project Sponsor

• each Secured Party

• Any Insured’s subsidiary companies and their respective officers, directors and employees.

Interest Insured	Actual loss of gross profit and increased cost of working arising from delayed completion of the project and caused by physical loss or damage indemnifiable under the Construction All Risks insurance.

Sum Insured	Gross profit for an indemnity period of twelve months, plus additional cost of working.

Coverage	“All risks” of physical loss, destruction or damage to the Property Insured from a cause not excluded.

SCHEDULE 8.05

TO CREDIT AGREEMENT

Maximum Deductible	90 days in the aggregate in respect of earthquake, tunneling or underground works. 60 days in the aggregate in respect of all other losses.

Territorial Limits	Anywhere within Peru

Principal Policy Extensions	• Suppliers Premises • Utilities • Ingress and Egress • Professional services

(C) MARINE/AIR CARGO

Period	Continuous cover from the date of the initial shipment of project equipment or materials and to remain in force until acceptance and receipt of the final shipment to the Project site.

Insured	• Borrower

• the EPC Contractor and/or sub-contractors of every tier

• suppliers of every tier

• each Secured Party

Each for their respective rights and interests.

Sum Insured	Not less than 110% of the full replacement value (equivalent to 110% of cost, freight and insurance value) of the insured property shipped by each one vessel.

Insured Conveyances	Conveyances and vessel and/or vessels and/or barge and/or air and/or road and/or rail and/or any other conveyance by land, sea or air and connections.

Deductible	Not greater than USD 50,000 any one accident or occurrence

SCHEDULE 8.05

TO CREDIT AGREEMENT

Interest	All imported Materials, Equipment and Supplies required for the construction of the Project. Excluding Contractor’s Plant and/or Equipment

Insured Voyages	From point of origin at manufacturer’s site including loading and until arrival including unloading at the construction site, including periods not exceeding 60 days of storage in the ordinary course of transit at any intermediate port or place.

Principal Policy Extensions and Conditions

•       Institute Classification Clause CL354 1/1/2001;

•       Marine Survey Warranty Clause Survey Clause;

•       Excluding Rust, Oxidation or Discolouration.

•       Barge Shipments at terms and conditions to be agreed

•       Termination of Transit Clause (Terrorism)

•       Institute Cargo ‘A’ Clauses

•       Institute War/SRCC Clauses

•       Concealed damage 90 days

•       50/50 Clause

•       Airfreight Replacement Clause

•       Returned Shipment Clause

•       Excluding electrical and/or mechanical derangement unless caused by an insured peril

•       Accumulation Clause (200%)

•       Cancellation Clause - This insurance may be reviewed and/or cancelled by either party having given in writing notice of:

war risks - 7 days.

strikes risks - 7 days but for sending to and from the U.S. - 48 hours.

Such cancellation, however, shall not prejudice any transit risk or risks which shall have attached at the time such cancellation becomes effective.

SCHEDULE 8.05

TO CREDIT AGREEMENT

(D) MARINE/AIR CARGO DELAY IN START UP

Period	As per the Marine/Air Cargo

Insured	• Borrower

• each Secured Party

Each for their respective rights and interests.

Sum Insured	A sum not less than that being sufficient to cover Debt Service and fixed costs during the period of delay and subject to the following indemnity periods:

Not less than 12 months

Indemnity period to commence no later than the effective date under the ElectroPeru PPA.

Deductible	Not more than 60 days

Interest	Actual Loss of Interest Insured (not less than Debt Service and ongoing fixed costs) following a delay in the Projected Project Completion Date of the insured business resulting from direct loss or damage to goods or merchandise indemnifiable under the Marine/Air Cargo Insurance.

(E) THIRD PARTY LIABILITY

Period	As per the Construction All Risks Insurance

Insured	• the Borrower

• the EPC Contractor and/or sub-contractors of every tier

• each Secured Party

• the Operator as required by contract

• suppliers, professional consultants, architects and any other party engaged by any of the other Insured parties for their on site activities (whilst excluding design work on site) only

SCHEDULE 8.05

TO CREDIT AGREEMENT

• Independent Engineer and Independent Environmental Consultant for their on site activities

• any Insured’s subsidiary companies and their respective officers, directors and employees

Sum Insured	USD 25,000,000 any one occurrence.

Coverage	All sums which the Insured shall be legally liable for compensation or damages arising out of death of or injury to third party people and damage to third party property including associated loss of revenues happening during the period of insurance within the Territorial Limits and arising out of the Project.

Deductible	USD 10,000 each and every loss for material damage only, USD100,000 for claims in the USA, Canada and Australia

Territorial Limits	Anywhere in the world, excluding the United States of America, Canada and Australia, in connection with the Project

Policy Extensions and Conditions	• worldwide jurisdiction
• ABI Pollution Clause – NMA 1685 or equivalent
• Cross Liability Clause
• Failure to Supply Exclusion

(F) SABOTAGE AND TERRORISM INSURANCE

Period	No later than the Closing Date until the Project Completion Date

Insureds	• the Borrower

• the EPC Contractor and/or sub-contractors of every tier

SCHEDULE 8.05

TO CREDIT AGREEMENT

• each Secured Party

• the Operator as required by contract

DSU limited to

• the Borrower

• each Secured Party

Each for their respective rights and interests.

Property Insured

Property Damage

In respect of property damage as a result of terrorism and/or sabotage to the Insured’s physical assets including permanent and temporary works, materials, buildings, structures, machinery, plant and equipment supplies and all other property for incorporation into the construction of Project.

Excluding the EPC Contractor’s plant and equipment.

Delay in Start Up (“DSU”)

Actual Loss of Interest Insured (not less than Debt Service and ongoing fixed costs) and/or increased cost of working necessarily and reasonably incurred, following a delay in the Projected Project Completion Date of the Insured’s business resulting from physical loss or damage caused by an act of terrorism or sabotage subject to a maximum indemnity period of 12 months.

Sum Insured	USD 250,000,000 aggregate on a first loss basis combined all sections. Indemnity period to commence no later than the effective date under the ElectroPeru PPA.

Coverage	Terrorism and sabotage including subsequent delay and/or interruption caused by an act of terrorism or sabotage.

Deductibles	Property Damage: USD 500,000 any one occurrence.

Delay in Start-Up 30 days in the aggregate.

SCHEDULE 8.05

TO CREDIT AGREEMENT

Policy Conditions and Extensions	• Debris Removal • Inspection and Audit • Non-Cancellation

Permitted Exclusions	• Nuclear detonation, reaction, nuclear radiation or radioactive contamination
• War, civil war, rebellion, revolution, insurrection, uprising, military or usurped power or martial law or confiscation by order of any Government or public authority
• Seizure or illegal occupation
• Confiscation, requisition, detention, legal or illegal occupation, embargo, quarantine, any order of public or government authority
• Pollutants or contaminants
• Chemical or biological release or exposure
• Vandals, malicious persons, protesters, strikes, riots or civil commotion
• Cessation, fluctuation or variation in, or insufficiency of, water, gas or electricity supplies and telecommunications of any type or service

• Threat or hoax

• Loss or damage due to micro-organisms.

(G) COMPULSORY INSURANCES

Insurances required to comply with all statutory requirements of Peru.

SCHEDULE 8.05

TO CREDIT AGREEMENT

Part II – Operations Period

(A) ALL-RISKS OF PHYSICAL LOSS OR DAMAGE

Period	From the termination of the cover required for the construction phase (excluding any defects liability period) for twelve (12) months and annually renewable thereafter until the Final Maturity Date.

Insureds	• the Borrower

• each Secured Party

• The Operator as required by contract

• Any Insured’s subsidiary companies and their respective officers, directors and employees.

Each for their respective rights and interests

Property Insured	All material property (or part thereof), fixed, mobile or in transit, of every kind and description not otherwise excluded, either owned, leased, hired or borrowed by any of the Insureds or held in the care, custody or trust of any of the Insureds or for which any of the Insureds are responsible or have assumed responsibility all forming part of or in connection with the Project.

Sum Insured	Full replacement value Property Damage and Business Interruption shall include a combined sublimit for earthquake of USD 500,000,000.

Coverage	All Risks of loss of or damage to the Property Insured including Machinery Breakdown occurring during the period of insurance by any cause not otherwise excluded.

Deductibles	Not greater than:

Machinery breakdown and fire USD 1,000,000 Earthquake 2.5% of Value At Risk At Time Of Loss (VARATOL) all others USD 500,000.

Territorial Limits	Anywhere within Peru including whilst in transit or storage therein.

SCHEDULE 8.05

TO CREDIT AGREEMENT

Principal Conditions and Extensions	Debris Removal Clause; Property in the course of construction clause; Replacement/reinstatement basis of claims settlement;

Architects’ and Surveyors’ fees;

Additional costs of complying with public authority requirements;

Cost of labour and computer time expended in reproducing documents or computer records;

Capital additions;

Additional overtime, night work, holiday work, express freight costs and custom duties;

Temporary Removal;

Automatic reinstatement of sum insured; and

Including strikes, riots, civil commotion.

Principal Exclusions	Damage to the Project resulting from experiments or overload or similar tests requiring the imposition of abnormal conditions;

The costs of normal upkeep or normal making good;

Latent defects, defective design, materials or workmanship but not subsequent damage from an ensuing case which is not otherwise excluded;

Wear and tear, corrosion, erosion, and or gradual deterioration but not subsequent damage from an ensuing case which is not otherwise excluded;

Defects due to normal settlement, cracking or expansion of the buildings;

Pollution and or contamination other than following insured damage;

Sabotage and terrorism;

Asbestos;

Mold;

Radioactive contamination;

Air and sea transit.

SCHEDULE 8.05

TO CREDIT AGREEMENT

(B) BUSINESS INTERRUPTION

Period	From the termination of the coverage required for the construction phase (excluding any defects liability period) for twelve (12) months and annually renewable thereafter until the Final Maturity Date.

Insureds	• the Borrower • each Secured Party Each for their respective rights and interests.

Coverage	Actual Loss of Interest Insured (not less than Debt Service and ongoing fixed costs) and/or increased cost of working necessarily and reasonably incurred following an interruption or interference to the insured business resulting from physical loss or damage indemnifiable under Section 1 (or would have been indemnifiable but for the insureds retained liability) or covered by any policy extension.

Sum Insured	Not less than a sum sufficient to cover Debt Service and ongoing fixed costs including operation and maintenance expenses following an interruption or interference beginning on the date of the occurrence of the insured damage and continuing for the period during which the results of the business are affected subject to a maximum indemnity period of 12 months.

Deductibles	Not greater than 60 days each and every loss except 90 days for earthquake or collapse of the head race tunnel.

(C) THIRD PARTY LIABILITY

Period	From the termination of the cover required for the construction phase (excluding | any defects liability period) for twelve (12) months and annually renewable thereafter until the Final Maturity Date.

SCHEDULE 8.05

TO CREDIT AGREEMENT

Insured	As per the Property Damage Insurance

Limit of Liability	The USD 15,000,000 any one occurrence, except in relation to products liability, and sudden and accidental pollution liability where such limit of indemnity shall be in the aggregate for the period of insurance.

Coverage	All sums which the Insured shall be legally liable for compensation or damages arising out of death of or injury to third party people and damage to third party property including associated loss of revenues happening during the period of insurance within the Territorial Limits and arising out of the ownership, operation and maintenance of the Project.

Deductible	Not greater than USD 50,000 each and every loss Material Damage losses only.

Territorial Limits	Anywhere in the world in connection with the Project.

Principal Conditions and Extensions	Worldwide jurisdiction excluding USA/Canada/Australia/Eire Primary Insurance Clause ABI Pollution Clause – NMA 1685 or equivalent

Cross liability Clause

Products Liability

Failure to supply Exclusion

(D) SABOTAGE AND TERRORISM INSURANCE

Type	Terrorism and Sabotage Property Damage including subsequent business interruption caused by an act of terrorism or sabotage.

Period	As per the Property Damage and Business Interruption Insurance

Insureds	• the Borrower

• each Secured Party

• the Operator as required by contract

• any Insured’s subsidiary companies and their respective officers, directors and employees.

Each for their respective rights and interests

SCHEDULE 8.05

TO CREDIT AGREEMENT

Business Interruption shall be limited to

• the Borrower

• each Secured Party

Each for their respective rights and interests

Coverage

Property Damage

In respect of property damage as a result of terrorism and/or sabotage to the Insured’s physical assets including permanent and temporary works, materials, buildings, structures, machinery, plant and equipment supplies and all other property for incorporation into the construction of Project.

Business Interruption

Actual Loss of Interest Insured (not less than Debt Service and ongoing fixed costs) and/or increased cost of working necessarily and reasonably incurred following an interruption of the insured business resulting from physical loss or damage caused by an act of terrorism or sabotage subject to a maximum indemnity period 12 months.

Sum Insured	USD 250,000,000 aggregate on a first loss basis during the policy period combined all sections.

Deductibles	Property Damage: USD 500,000 any one occurrence.

Business Interruption 30 days per occurrence

SCHEDULE 8.05

TO CREDIT AGREEMENT

Policy Conditions	Debris Removal Inspection and Audit

Non-cancellation

Principal Exclusions	Loss or damage due to: Nuclear detonation, reaction, nuclear radiation or radioactive contamination;

War, civil war, rebellion, revolution, insurrection, uprising, military or usurped power or martial law or confiscation by order of any Government or public authority;

Seizure or illegal occupation;

Confiscation, requisition, detention, legal or illegal occupation, embargo, quarantine, any order of public or government authority;

Pollutants or contaminants;

Chemical or biological release or exposure;

Vandals, malicious persons, protesters, strikes, riots or civil commotion;

Cessation, fluctuation or variation in, or insufficiency of, water, gas or electricity supplies and telecommunications of any type or service;

Threat or hoax; and

Loss or damage due to micro-organisms.

(E) COMPULSORY INSURANCES

Insurances required to comply with all statutory requirements.

SCHEDULE 8.05

TO CREDIT AGREEMENT

APPENDIX 2

(a) Lenders’ Endorsements

Each insurance policy, other than (G) in Part I and (E) in Part II, shall contain the following endorsements:

Clause 1: Definitions

Unless otherwise defined in this endorsement, as set forth below, defined terms in this endorsement have the meanings given to them in the Credit Agreement (as defined below).

In this endorsement:

“Credit Agreement” means the agreement dated on or about the date hereof (as amended, modified and supplemented and in effect from time to time) and entered into by the Borrower, the Administrative Agent, the Collateral Agents and the Lenders.

“Insurance Policy” means the insurance agreement to which this endorsement is attached and into which this endorsement is incorporated in its entirety.

“Insureds” means the insured parties named in the Insurance Policy, collectively.

“Insurer” or “Insurers” means the relevant insurer participating in each insurance policy and such term also includes any reinsurer.

“Third Party Liability Insurance” means insurance in respect of all sums which any Insured becomes liable to pay in respect of a legal liability to third parties.

Clause 2: Acknowledgement of Assignment

The Insurer acknowledges that it is aware that the Borrower has been granted certain credit facilities by the Lenders and has assigned by way of first ranking security to the Trustee acting on behalf of the Secured Parties all of its existing and future rights, title and interest in and to the proceeds of all insurances relating to the Project and the benefit of the Insurance Policy. The Insurer confirms that (i) it consents to such assignment and acknowledges that it has not been notified of any other assignment or security interest in the Borrower’s interest in the Insurance Policy; and (ii) the Secured Parties shall have no duty of disclosure.

Clause 3 : Severability and Non Invalidation

It is understood and agreed that the Insurer:

a)	notes and agrees that the Insured described in the schedule comprises more than one insured party each operating as a separate and distinct entity and cover hereunder shall apply in the same

SCHEDULE 8.05

TO CREDIT AGREEMENT

manner and to the same extent as if individual policies had been issued to each such insured party comprising the Insured for its respective rights and interests provided that the total liability of the Insurer to all of the insured parties comprising the Insured collectively shall not (unless the policy specifically permits otherwise) exceed the sums insured and limits of indemnity including any inner limits set by memorandum or endorsement stated in the Insurance Policy;

b)	subject to paragraph (c) below, shall be entitled to avoid liability to or (as may be appropriate) claim damages from any of the insured parties comprising the Insured in circumstances of fraud, deliberate misrepresentation, deliberate non–disclosure or deliberate breach of any warranty or condition of the Insurance Policy (the “Vitiating Act”) committed by that insured party. For the avoidance of doubt, any unintentional or inadvertent error or omission in name or description or representation shall not operate to the prejudice of the Insured, provided that the error or omission is corrected when discovered by the insured and advised to the Insurer prior to any occurrence giving rise to a claim hereunder;

c)	understands and agrees that a Vitiating Act committed by one insured party comprising the Insured shall not prejudice the right to indemnity of any other insured party comprising the Insured who has an insurable interest and who has not committed a Vitiating Act;

d)	hereby agrees to waive all rights of subrogation or action which it may have or acquire against the Insured or any parties comprising the Insured except where the rights of subrogation or recourse are acquired in consequence or otherwise following a Vitiating Act in which circumstances the Insurer may enforce such rights notwithstanding the continuing or former status of the vitiating party as an Insured; and

e)	notwithstanding the foregoing provisions of this Clause 3, waives, and agrees not to exercise, any rights against the Borrower which they may acquire through subrogation to the rights of the Senior Lenders until all amounts owing to the Secured Parties have been irrevocably repaid in full.

Notwithstanding the above, in respect of Marine Cargo Insurance and Marine Cargo Delay in Start-Up Insurance, this clause 3 shall not apply in the case of breach of survey warranty, as detailed in the survey warranty clause contained in the general conditions section of this insurance, such warranty shall in all circumstances be paramount.

Clause 4 : Primary Insurance Cover

The Insurer agrees that this insurance shall be primary to and not excess to (except in respect of layers of excess third party cover applicable to the Borrower) or contributing with any other insurance maintained by any Insured. The Insurer waives all rights of contribution or average against any other insurance effected by any Insured.

Clause 5 : Currency Clause

Any loss hereunder shall be settled in the same currency as the currency in which the loss has been properly claimed by an Insured.

SCHEDULE 8.05

TO CREDIT AGREEMENT

Clause 6 : Loss Payment Clause

The Borrower irrevocably authorizes and instructs the Insurer to pay, and the Insurer agrees to pay, all loss proceeds, returned premiums and any other monies payable under or in relation to the Insurance Policy (“Proceeds”) as follows:

a)	if the Proceeds are in respect of third party claims to be paid directly to a third party under the Third Party Liability Insurance, such sums shall be paid directly to that third party; and

b)	to the extent that sub–paragraph (a) above does not apply, or payments have not been made to the third party as contemplated therein, all amounts payable by the Insurer in respect of the insurances shall be paid:

(i) in the event that the Borrower or the Trustee receives any amount of proceeds of insurance and other payments received for interruption of operations in respect of any Event of Loss, such amounts shall be deposited in accordance with the Collateral Agency and Depositary Agreement in the Onshore Dollar Revenue Account (or as otherwise instructed by the Trustee (acting at the direction of the Collateral Agent)); or

(ii) in the event that the Borrower or the Trustee receives an amount of Loss Proceeds in respect of any Event of Loss, the Net Available Amount shall be deposited in accordance with the Collateral Agency and Depositary Agreement in the Loss Proceeds Account (or as otherwise instructed by the Trustee (acting at the direction of the Collateral Agent)); or

unless and until the Insurer receives written notice from the Trustee to the contrary, in which event the Insurer shall make all future payments as then directed by the Trustee.

No other instruction, whether by the Insured or by any person other than the Trustee, to make any payment to any other person or account shall be honored by the Insurer unless given or countersigned by the Trustee, or such other person as the Trustee may notify to the Insurer in writing. A payment made in accordance with this provision shall, to the extent of that payment, discharge the liability of the Insurer to the Insured under the Insurance Policy. Each payment by each Insurer to a third party of a claim against the Borrower under the Third Party Liability Insurance insured by the Insurer shall be applied directly to discharge fully and finally an insured liability of the Borrower to that third party.

Clause 7 : Right to fund premium

The Insurer acknowledges that the Senior Lenders and the Trustee shall have the right but not the obligation to pay any premiums payable in respect of this Insurance Policy.

Clause 8 : Waiver of Offset

The Insurer shall not be entitled to offset any sums payable to it by any Insured on any account whatsoever (other than any premium outstanding from the Insured in respect of the Insurance Policy) against any amount payable by the Insurer under the Insurance Policy.

SCHEDULE 8.05

TO CREDIT AGREEMENT

Clause 9 : Notifications

The Insurers shall give, via the broker, to the Trustee, the Collateral Agents, the Administrative Agent, the Borrower and any other party as required by any Transaction Document:

a)	(applicable only to such insurances that contain a cancellation provision) at least 30 days’ notice in writing (or such lesser period, if any, as may be specified from time to time by Insurers in the case of war risks, terrorism and kindred perils (including terrorism), but in any event not less than 7 days (except 48 hours in case of strikes cover for marine cargo sendings to the U.S.) before any cancellation or avoidance can take effect if the Insurer proposes to cancel or avoid or give notice of such cancellation or avoidance of all or any cover under the Insurance Policy for any reason including non payment of premium;

b)	at least 60 days’ notice in writing before any proposed reduction in limits or coverage (other than reductions in limit by reason of any payment under this Insurance Policy), any proposed increase in deductibles or any proposed termination before the original expiry date, in each case under or in connection with the Insurance Policy, is to take effect;

c)	(applicable only to such insurances that require renewal) at least 30 days notice prior to the expiry of the insurances if the Insurers have not received renewal instructions from the Borrower and/or any insured party to the broker or agent of any such party;

d)	(applicable only to such insurances that require renewal) immediate notice of any non-renewal or expiry of the Insurance Policy; and

e)	prompt notice of any act or omission or of any event of which the Insurer has knowledge and which the Insurer considers would invalidate or render unenforceable in whole or in part the Insurance Policy, including any default in the payment of any premium for any of the insurances, provided that, subject to terms and conditions of this Insurance Policy, no reductions in limits (other than reductions in limit by reason of any payment under this Insurance Policy) or extent of insurance coverage or increases in exclusions, deductibles or exceptions shall be made under this Insurance Policy without the written consent of the Insured and the Trustee (acting at the direction of the Collateral Agent).

Clause 10 : Status of Trustee

a)	The Trustee shall be under no obligation to fulfill nor shall it incur any liability with respect to, the Insured’s obligations under the Insurance Policy, including, but not limited to, payment of premiums and delivery of notices, as required under the Insurance Policy.

b)	The Trustee is not agent or trustee of any party other than the Secured Parties for receipt of any notice or any other purpose in relation to the Insurance Policy.

Clause 11 : Provision of Notices, etc.

All notices or other communications under or in connection with the Insurance Policy will be given in writing or by fax. Any such notice will be deemed to be given as follows:

a)	if in writing, when delivered; and,

SCHEDULE 8.05

TO CREDIT AGREEMENT

b)	if by fax, on the date on which it is transmitted but only if (i) immediately after the transmission, the sender’s fax machine records the correct answerback, and (ii) the transmission date is a normal Business Day in the country of the recipient at the time of transmission and is recorded as received before 5 pm on that date in the recipient’s time zone, failing which it shall be deemed to be given on the next normal business day in the recipient’s country.

c)	The address and fax number of the Agents for all notices under or in connection with the Insurance Policy are those notified from time to time by such Agent for this purpose to the Borrower.

The initial address and fax number of the Trustee are set forth in Section 11.02 of the Collateral Agency and Depositary Agreement.

The initial address and fax number of the Collateral Agents are set forth in Section 11.02 of the Collateral Agency and Depositary Agreement.

The initial address and fax number of the Administrative Agent are as follows:

Address:

Sumitomo Mitsui Banking Corporation, as Administrative Agent

277 Park Avenue

New York, NY 10172

Attention: Amena Nabi / Daron Davis

Telephone: 212-224-4857 / 4847

Facsimile: 212-224-5222

Email: Amena_Nabi@smbcgroup.com / Daron_Davis@smbcgroup.com

Clause 12 : Clauses Paramount

Except where otherwise stated within this endorsement, this endorsement overrides any conflicting provision in the Insurance Policy.

Clause 13 . Cancellation

Notwithstanding the provisions of Clause 10 above, it is understood and agreed that, save for any non payment of premium this policy shall not be cancelled except in the event of termination of this Insurance Policy by the Borrower and with the prior consent of the Trustee (acting at the direction of the Collateral Agent) and may not be cancelled by any other Insured Party or the Insurers.

SCHEDULE 8.05

TO CREDIT AGREEMENT

APPENDIX 3

Form of Broker’s Letter Of Undertaking (for insurances/reinsurances arranged by Borrower)

On Broker’s Letterhead

To:	Sumitomo Mitsui Banking Corporation, as Administrative Agent

            , 2012

Dear Sirs

Cerro del Aguila Project

We have acted as insurance broker to the Borrower with respect to the insurances referred to in this letter and, as such, we have placed on behalf of the Borrower the insurance policies as set forth in the attached Appendix I - Insurance Schedule (the “Insurances”).

We confirm that the Insurances (i) are in full force and effect; provided however that we cannot provide any opinion as to whether the Borrower may have made any statements or failed to make any statements that could nullify or materially reduce the scope of the coverage (and we are not aware of any such statements having been made or having been failed to be made); (ii) have been placed on behalf of the Borrower; and (iii) name you as an insured (the “Insureds”).

We also confirm that:

(a)	the endorsements, substantially in the form set out and as attached hereto in Appendix II, have been included in respect of the Insurances; and

(b)	upon your request, we shall use best efforts to promptly request that each Insurer sign any notice, declaration or any other document necessary for the assignment of Insurances to be binding on the Insurer and third parties.

We further confirm that all premiums due at the date of this letter in respect of the Insurances have been paid in full.

At the time of placement, our market security department assessed the financial soundness of the markets utilized based on publicly available information, and we confirm that, as of the date of placement with each of those markets, the insurer was financially sound.

SCHEDULE 8.05

TO CREDIT AGREEMENT

Pursuant to instructions received from the Borrower and in consideration of your approving our appointment or continuing appointment as insurance brokers in connection with the Insurances, and agreeing to the terms of this letter and in particular the limits of liability contained herein, we hereby undertake in respect of your and the Borrower’s interests in the Insurances:

1	to have endorsed on each and every policy of the Insurances as and when the same is issued endorsements substantially in the forms attached hereto in Appendix II acknowledged by the Insurers in accordance with market practice;

2

2.1 to advise you promptly upon receipt of notice of any material changes notified to us which are proposed to be made to the terms of the Insurances and which, if effected, in our reasonable belief would result in any material reduction in limits or coverage (including those resulting from extensions) or in any increase in deductibles, exclusions or exceptions or would result in termination, cancellation, suspension or expiry (in the latter case, which is not immediately followed by a renewal upon the same terms with the same Insurers) of any of the Insurances;

2.2 to notify you promptly of any default in the payment of any premium;

2.3 prior to the expiry of any Insurance and following a written request from you, to notify you within ten (10) days if we have not received instructions from the Borrower to negotiate renewal, and, in the event of our receiving instructions to renew, to advise you promptly of the details thereof; and

2.4 to notify you promptly upon becoming aware that we shall cease, or that we have ceased, to be the broker of record to the Borrower;

3	to pay to you without any set-off or deduction of any kind for any reason any and all proceeds from the Insurances received by us from the Insurers except as might be otherwise permitted in the relevant loss payable clauses;

4	to advise you if any Insurer cancels or gives notice of cancellation or suspension of any insurance promptly upon our becoming aware of such cancellation or suspension;

5	to disclose to the Insurers each material circumstance in relation to the Insurances which it is aware and it, as agent for the Insureds, is required by law to disclose to them;

6	upon written request made by you, to supply you with copies of all policies, cover notes, certificates, endorsements, renewal receipts and confirmation of renewal and payment of premiums in respect of the Insurances and to make available to you promptly on request the originals of any of the same which are required by you in connection with the making of an insurance claim where these are held by us, subject to our lien on any unpaid premiums that we as broker may have under the original documents;

7	to advise the Insureds of the type of information which needs to be disclosed to the Insurers and of their duty of disclosure relating to material facts; and

8	to hold the insurance slips or contracts, the policies with any renewals thereof or any new or substitute policies (in each case, issued only with your consent), any cover notes, certificates, endorsements, renewal receipts, and confirmation of renewal and payment of premiums in respect of Insurances, to the extent held by us, to your order, subject to our lien on any unpaid premiums that we as broker may have under the original documents.

SCHEDULE 8.05

TO CREDIT AGREEMENT

The above undertakings are given:

(a) subject to any Insurer’s right of cancellation (if any) following default in excess of 30 days in payment of such premiums, but we undertake to advise you as soon as reasonably practical after receiving notice of any Insurer’s intention to cancel any of the Insurances, and where Insurers wish to cancel for reasons of non-payment of premium, we will give you notice at least 5 business days (or if not possible to provide 5 business days notice we shall provide notice of any insurers intention to cancel for non payment promptly) before notification of cancellation so as to give you a reasonable opportunity to pay amounts outstanding before any notice of cancellation is issued by or on behalf of such Insurers;

(b) subject to our continuing appointment for the time being as insurance broker to the Borrower; and

(c) subject to all claims and returns of premiums being collected through us and our lien on any unpaid premiums that we as broker may have under the original documents.

Our above undertakings are given subject to our lien on any brokerage fees and unpaid premiums that we as broker may have under the original documents and subject to our right of cancellation on default in payment of such premiums, but we undertake not to exercise such rights of cancellation without giving you thirty (30) days notice in writing, either by letter, or electronically transmitted message and a reasonable opportunity for you to pay any premiums outstanding.

It is understood and agreed that the operation of any Automatic Termination of Cover, Cancellation or Amendment Provisions contained in the conditions of the Insurances shall override any undertakings given by us as broker.

Our aggregate liability to any persons, companies or organisation who acts in reliance on this letter, or on any other broker’s letter of undertaking issued by us in respect of the Insurances to which this letter relates, for any and all matters arising from them and the contents thereof shall in any and all events be limited to the sum of £3,000,000, even if we are negligent. We do not limit liability for our willful misconduct or fraud.

This letter shall be governed by and construed in all respects in accordance with the law of England.

Yours faithfully

for and on behalf of [Insert Insurance Broker]

SCHEDULE 8.10

TO CREDIT AGREEMENT

FIRST PRIORITY LIEN - REQUIRED FILINGS, REGISTRATIONS AND

RECORDINGS AFTER THE INITIAL DISBURSEMENT DATE

1.	Amendments to the Production Unit Mortgage Agreement

Formality:	Public deed duly executed before a Peruvian Notary Public and registered with the Real Estate Public Registry (Registro de Propiedad Inmueble).

Filings and Registration:	The Borrower shall (i) file the Amendments to the Production Unit Mortgage Agreement with the Real Estate Public Registry (Registro de Propiedad Inmueble) within five Business Days of executing the relevant public deed, and (ii) cause them to be registered within 105 calendar days of the date of the relevant public deed, in accordance with the Production Unit Mortgage Agreement.

2.	Definitive Transmission Concession Mortgage Agreement

Formality:	Public deed duly executed before a Peruvian Notary Public and registered with the public registry file of the Concessions Public Registry.

Filings and Registration:	To be registered in the public registry file of the Public Concession Registry in which the Definitive Transmission Concession Agreement is registered on or before 105 calendar days following the date in which all the parties have executed the corresponding public deed.

3.	Amendments to the Asset Pledge Agreement

Formality:	Public deed duly executed before a Peruvian Notary Public.

SCHEDULE 8.10

TO CREDIT AGREEMENT

Filings and Registration:	To be registered with the Peruvian Contracts Public Registry (Registro Mobiliario de Contratos) on or before 105 calendar days following the date of the relevant public deed, in accordance with the Asset Pledge Agreement.

SCHEDULE 8.20

TO CREDIT AGREEMENT

PROPERTY RIGHTS – REGISTRATION AND RECORDINGS AFTER INITIAL

DISBURSEMENT DATE

a.	POWERHOUSE PARCELS

No.	Project Area	Parcel Owner	Registration of Easement Right (RM) in the Concessions’ Public Registry	Registration of Ownership Right in the Real Estate Public Registry
1.	Jatuspata	Agricultural Community of Jatuspata	June 30, 2014	January 31, 2014

2.	Limonal	Eduardo Chávez	June 30, 2014	July 31, 2019

3.	Uyarico No Inscrito	Miguel Abad Cabrera	June 30, 2014	July 31, 2019

4.	Platanal No Inscrito	Víctor Raúl Abad Cabrera	June 30, 2014	July 31, 2019

5.	Uyarico Inscrito ( )	Hermanos Abad	June 30, 2014	October 31, 2018

b.	DAM AND RESERVOIR PARCELS

No.	Project Area	Parcel Owner	Registration of Easement Right (RM) in the Concessions’ Public Registry	Registration of Ownership Right in the Real Estate Public Registry
1.	Andaymarca	Agricultural Community of Andaymarca	June 30, 2014	July 31, 2014

2.	Suylloc-Quintao	Agricultural Community of Suylloc-Quintao	June 30, 2014	July 31, 2014

3.	Capcas Inscrito	Agricultural Community of Capcas	June 30, 2014	July 31, 2014

4.	Capcas No Inscrito	Agricultural Community of Capcas	June 30, 2014	July 31, 2019

5.	Llocce-Huantaccero	Agricultural Community of Llocce-Huantaccero	June 30, 2014	July 31, 2019

6.	Chinchaybamba Norte	Peruvian State	June 30, 2014	N.A.

SCHEDULE 8.20

TO CREDIT AGREEMENT

c.	TRANSMISSION LINES PARCELS

No.	Project Area	Ministerial Resolution Imposing / Recognizing Easement	Registration of Easement Right (RM) in the Concessions’ Public Registry	Registration of Easement Right in the Real Estate Public Registry
1.	Andaymarca A	June 2015	October 31, 2016	October 31, 2013 (easement)

2.	Andaymarca B	June 2015	October 31, 2016	October 31, 2013 (easement)

3.	Suylloc-Quintao A	June 2015	October 31, 2016	October 31, 2013 (easement)

4.	Suylloc-Quintao B	June 2015	October 31, 2016	October 31, 2013 (easement)

5.	Capcas A	June 2015	October 31, 2016	October 31, 2013 (easement)

6.	Capcas B	June 2015	October 31, 2016	October 31, 2013 (easement)

7.	Jatuspata A	June 2015	October 31, 2016	January 31, 2015 (property)

8.	Jatuspata B	June 2015	October 31, 2016	January 31, 2015 (property)

9.	Pacopata A	June 2015	October 31, 2016	October 31, 2018 (easement)

10.	Pacopata B	June 2015	October 31, 2016	October 31, 2018 (easement)

11.	Huayo	June 2015	October 31, 2016	July 31, 2020 (easement)

12.	Peruvian State	June 2015	October 31, 2016	N.A.

13.	Peruvian State	June 2015	October 31, 2016	N.A.

14.	Peruvian State	June 2015	October 31, 2016	N.A.

15.	Peruvian State	June 2015	October 31, 2016	N.A.

16.	Peruvian State	June 2015	October 31, 2016	N.A.

17.	Peruvian State	June 2015	October 31, 2016	N.A.

SCHEDULE 8.20

TO CREDIT AGREEMENT

d.	CONDUCTION TUNNEL

No.	Underground area	Administrative Easements	Registration in the Concessions’ Public Registry	Registration in the Real Estate Public Registry
1.	Peruvian State	August 2015	December 31, 2015	N.A.

SCHEDULE 8.22

TO CREDIT AGREEMENT

STATISTICAL PROJECT DATA

In addition to the other items required to be included herein pursuant to Section 8.22 (Operating Statements and Reports), the Borrower shall furnish the following data for statistical purposes on a monthly basis:

1.	Unit availability for each unit.

2.	Energy production during peak and off-peak hours and accompanying averages.

3.	Hydrology, including mean monthly flows.

4.	Monthly average reservoir spill and low level outlet releases from the dam.

SCHEDULE 8.22(a)

TO CREDIT AGREEMENTS

FORM OF OPERATING STATEMENTS

[Attached]

<Date>
MONTHLY OPERATION REPORT

1. Executive Summary <Date>
1.2 Month Highlights (Sample)
Health & Safety
Commercial
O & M Maintenance

4. Operational Analysis
<Date>
4.1 Production
Monthly Production
(GWh)
250
200
150
100
50
-
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
Real 2008
38 20 33 31 90 94 113 127 124 115 98 105
Budget 2009
- - - - 83 - 137 137 133 137 133 129
Real 2009
98 58 42 64 101 158 215 124 92

4. Operational Analysis <Date>
4.5 Hydrology (Ejemplo de COBEE)
YTD Capacity - Hm3
YTD Variations - %
System
Actual
Budget
12Y Average
Actual vs Budget
Actual vs Average
Budget vs Average
ZONGO
3.38
3.52
3.53
-4.0%
-4.2%
-0.3%
TIQUIMANI
6.34
6.15
5.90
3.1%
7.5%
4.2%
TOTAL ZONGO
9.72
9.67
9.43
0.5%
3.1%
2.5%
System
Actual
Budget
12Y Average
Actual vs Budget
Actual vs Average
Budget vs Average
MIGUILLA
2.98
2.90
2.89
2.8%
3.1%
0.3%
ANGOSTURA
12.66
11.28
10.83
12.2%
16.9%
4.2%
TOTAL MIGUILLAS
15.64
14.18
13.72
10.3%
14.0%
3.4%

Operational Analysis

<Date>

Valleys GWh and Volume Ejemplo COBEE)

Zongo System

VOLUME Hm³ ZONGO SYSTEM 2012
Average 2000-2011 Hm3
ZONGO BUDGET 2012 Hm3
TOTAL ZONGO 2011 Hm3
TOTAL ZONGO 2012 Hm3
VOLUME, Hm3
WEEK

Operational Analysis <Date>
Valleys GWh and Volume Ejemplo COBEE) Zongo System
VOLUME Hm3 ZONGO SYSTEM 2012
VOLUME, Hm3
11.0 10.5 10.0 9.5 9.0 8.5 8.0 7.5 7.0 6.5 6.0 5.5 5.0 4.5 4.0 3.5 3.0 2.5 2.0 1.5 1.0 0.5 0.0
Average 2000-2011 Hm3
ZONGO BUDGET 2012 Hm3
TOTAL ZONGO 2011 Hm3
TOTAL ZONGO 2012 Hm3
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 WEEK
ENERGY,
GWH
70.0 65.0 60.0 55.0 50.0 45.0 40.0 35.0 30.0 25.0 20.0 15.0 10.0 5.0 0.0
ENERGY GWH ZONGO SYSTEM 2011
Average 2000-2011 GWh
ZONGO BUDGET 2012 GWh
TOTAL ZONGO 2011 GWh
TOTAL ZONGO 2012 GWh
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52
WEEK

4. Operational Analysis < Date >
4.5 Technical Information
GT-1
September
January - September
September 09
Actual
Budget
YTD
Budget
Commercial Availability (%)
Capacity Factor (%)
GT-2
September
January - September
September 09
Actual
Budget
YTD
Budget
Commercial Availability (%)
Capacity Factor (%)
Total Plant
September
January - September
September 09
Actual
Budget
YTD
Budget
Commercial Availability (%)
Capacity Factor (%)

5. Prices <Date>
5.1 Marginal Cost and Average Energy Contract Price (US$ / MWh)
100.00
90.00
80.00
70.00
60.00
50.00
40.00
30.00
20.00
10.00
-
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
Marginal Cost
US$/MWh
24.20 35.61 22.65 22.45 27.64 65.70 41.22 33.88  32.15
Marginal Cost (Budget)
US$/MWh
15.36 28.31 24.80 30.18 24.44 24.11 92.69 59.93  59.04
Energy Contract Price
US$/MWh
33.83 33.97 34.55 34.71 34.21 35.37 35.27 35.47 35.26
Energy Contract Price
(Budget)
34.43 34.48 34.58 34.55 34.66 35.17 36.68 35.90  35.86
US$/MWh

6. Variable Margin <Date>
6.1 Variable Margin. Monetary
SEP JANUARY - SEP
ACTUAL
BUDGET
FORECAST
YTD
BUDGET FORECAST
MONETARY( KUS$)
ENERGY SALES
Discos
Non Regulated Customers
Export
Spot
Discos Without Contracts
ENERGY PURCHASES
Spot
Third Parties (not Spot Market)
Import
Other
CAPACITY SALES
Discos
Non Regulated Customers
Export
Spot
Discos Without Contracts
CAPACITY PURCHASES
Spot
Third Parties (not Spot Market)
Import
Other (Discos without contracts)
GENERATION COST
Fuel
Gas Kallpa
Gas transferred by EDEGEL to Kallpa
OTHER COSTS
Other Revenues
Other Expenses
Other Revenues (DU 049-2008)
Other Expenses (DU 049-2008)
COMMERCIAL VARIABLE MARGIN (Thousand US$)
ACCOUNTING ADJUSTMENTS
ACCOUNTING VARIABLE MARGIN (Thousand US$)
Variable Margin / Gross Generation (US$/MWh)
Variable Margin / Sales (US$/MWh)

7. Income Statement (K USD)
<Date>
INCOME STATEMENT
In thousands of USD
MONTH
YTD
Actual 2012
Budget 2012
Forecast 2012
Actual 2011
Actual 2012
Budget 2012
Forecast 2012
Actual 2011
Variable Margin
Operating and maintenance
General and administrative
Other income (expenses)
Operating & Maintenance expenses
- - - - - - - -
EBITDA
- - - - - - - -
Depreciation and amortization
EBIT
- - - - - - - -
Finance expenses
Finance income
Exchange (losses) gains
Income before tax
- - - - - - - -
Taxes
Net income
- - - - - - - -
Revenues from Carbon Credits
- - - - - - - -

7. Income Statement by month (K USD)
<Date>
INCOME STATEMENT
In thousands of USD
ACTUAL
2012
Q1 Q2 Q3 Q4 YTD
Variable Margin -
Operating and maintenance -
General and administrative -
Other income (expenses) -
Operating & Maintenance expenses - - - - -
EBITDA - - - - -
Depreciation and amortization -
EBIT - - - - -
Finance expenses -
Finance income -
Exchange (losses) gains -
Income before tax - - - - -
Taxes -
Net income - - - - -
Revenues from Carbon Credits - - - - -

9. Cash Flow

<Date>

In thousands of USD

	Jan 2012	Feb 2012	Mar 2012	Q1 2012	Apr 2012	May 2012	Jun 2012	Q2 2012	Jul 2012	Aug 2012	Sep 2012	Oct 2012	Nov 2012	Dec 2012
Operating activities														
Collection from customers				-				-						
Payments of Water use				-				-						
Payments to third parties				-				-						
Payments to employees				-				-						
Payments of income tax / VAT				-				-						
Net cash provided in operating activities	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Investing activities														
Restricted Cash				-				-						
Permited Capex				-				-						
Purchase of property, plant and equipment				-				-						
Disbursements for the acquiston of PPE				-				-						
Acquisition of intangibles				-				-						
Proceeds from sale of PPE				-				-						
Net cash used in investing activities	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Financing activities														
Capital injection				-				-						
Shareholders loan				-				-						
Proceeds of short term borrowings				-				-						
Proceeds of long-term debt				-				-						
Payment of Shareholders loan				-				-						
Payments of short term borrowings				-				-						
Payments of long-term debt				-				-						
Payments of interest				-				-						
Net cash provided by financing activities	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Net increase (decrease) in cash during the year	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash as previous year	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash at the end of the month	-	-	-	-	-	-	-	-	-	-	-	-	-	-

9.
Cash Flow
<Date>
In thousands of USD
Jan Feb Mar Q1 Apr May Jun Q2 Jul Aug Sep Oct Nov Dec
2012 2012 2012 2012 2012 2012 2012 2012 2012 2012 2012 2012 2012 2012
Operating activities
Collection from customers - -
Payments of Water use - -
Payments to third parties - -
Payments to employees - -
Payments of income tax / VAT - -
Net cash provided in operating activities - - - - - - - - - - - - - -
Investing activities
Restricted Cash - -
Permited Capex - -
Purchase of property, plant and equipment - -
Disbursements for the acquisiton of PPE - -
Acquisition of intangibles - -
Proceeds from sale of PPE - -
Net cash used in investing activities - - - - - - - - - - - - - -
Financing activities
Capital injection - -
Shareholders loan - -
Proceeds of short term borrowings - -
Proceeds of long-term debt - -
Payment of Shareholders loan - -
Payments of short term borrowings - -
Payments of long-term debt - -
Payments of interest - -
Net cash provided by financing activities - - - - - - - - - - - - - -
Net increase (decrease) in cash during the year - - - - - - - - - - - - - -
Cash as previous year - - - - - - - - - - - - - -
Cash at the end of the month - - - - - - - - - - - - - -

EXHIBIT B-1

TO CREDIT AGREEMENT

FORM OF BORROWING CERTIFICATE

Sumitomo Mitsui Banking Corporation, as Administrative Agent

277 Park Avenue

New York, NY 10172

Attention: Amena Nabi / Daron Davis

Telephone: 212-224-4857 / 4847

Facsimile: 212-224-5222

Email: Amena_Nabi@smbcgroup.com / Daron_Davis@smbcgroup.com

Sumitomo Mitsui Banking Corporation, as SACE Agent

277 Park Avenue

New York, NY 10172

Attention: Amena Nabi / Daron Davis / Robert Doyle / Daniel Minzer

Telephone: 212-224-4857 / 4847 / 4835 / 4286

Facsimile: 212-224-5222

Email: Amena_Nabi@smbcgroup.com / Daron_Davis@smbcgroup.com /

robert_doyle@smbcgroup.com / daniel_minzer@smbcgroup.com

Hatch Asociados S.A., as Independent Engineer

Avenida Conquistadores 626, Oficina 301

San Isidro, Lima 27 - Perú

Fax: 511 714 4001

Attn: Doris Hiam-Galvez

BORROWING CERTIFICATE NO. [    ]11,

The date of the proposed Disbursement Date is [            ], 20[    ]

Reference is made to the Credit Agreement dated as of August 17, 2012 (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Credit Agreement”), among CERRO DEL AGUILA S.A., a sociedad anónima organized under the laws of Peru (the “Borrower”), each of the lenders that is a signatory to the Credit Agreement (the “Lenders”), SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), THE BANK OF NOVA SCOTIA as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), SCOTIABANK PERU S.A.A. as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”).

[11]	Borrowing Certificates are to be numbered consecutively in the order of their dates. This Borrowing Certificate must be delivered 4 Business Days prior to the delivery of the Notice of Borrowing.

EXHIBIT B-1

TO CREDIT AGREEMENT

Pursuant to Section 6.03(b) of the Credit Agreement, the Borrower is hereby submitting this Borrowing Certificate (this “Borrowing Certificate”), dated as of [                    ]. The Borrower intends to submit a Notice of Borrowing in connection with the proposed borrowing ten (10) Business Days prior to such proposed Disbursement Date pursuant to Section 4.05 of the Credit Agreement.

The Borrower hereby certifies that:

1.	In accordance with Section 8.09(a) of the Credit Agreement, the Borrower intends to use the proceeds of the Borrowing requested pursuant to this Borrowing Certificate that it receives (after payment of all fees, costs and expenses required to be paid pursuant to the Credit Agreement) to pay for Project Costs in respect of the Project Development in accordance with the Project Construction Budget and Schedule and the terms of the Financing Documents.

2.	All or any portion of fees or expenses now due and payable by the Borrower under the Credit Agreement, including pursuant to Sections 2.04 and 11.03 thereof, the Fee Letters and the SACE Reimbursement Agreement, have been paid.

3.	In accordance with Section 6.03(d) of the Credit Agreement, the amount of the Borrowing to be requested pursuant to the Notice of Borrowing referred to above shall not exceed the Project Costs attributable to the Project Development, due and to be paid on or prior to the date hereof or reasonably expected to be due or incurred (i) within the next forty-five (45) days succeeding the date hereof or (ii) in respect of the final Borrowing, within the period until the Project Completion Date, (each of (i) and (ii) without duplication of any other Borrowing previously made in respect of such Project Development); provided, that, as of the date hereof, no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Project Costs in excess of funds available to pay such Project Costs.

4.

In accordance with Section 6.03(e) of the Credit Agreement the Borrower hereby (a) attaches hereto, or has previously provided to the Administrative Agent and the Independent Engineer, a copy of all invoices and related documentation issued under the EPC Contract (or other invoices and supporting documentation in connection with the payment of any other Project Costs) which the Borrower intends to pay with such Borrowing proceeds, as set forth on Appendix I hereto; (b) sets forth projections of invoices expected to be received within forty-five (45) days after the date hereof, or, in respect of the final Borrowing, within the period from the date hereof until the Project Completion Date and projections, invoices and related documentation in connection with any other Project Costs which the Borrower intends to pay with such Borrowing proceeds, in each case not less than five (5) Business Days prior to the date of the Notice of Borrowing, as evidence of the Project Costs related to this Borrowing Certificate; and (c) attaches hereto, or has previously provided to the Administrative Agent and the Independent Engineer all Lien waivers from the EPC Contractor, including with respect to work performed by subcontractors, delivered in accordance with Section 14.1.3 of the EPC Contract and in respect of all work completed under the EPC Contract as of the date of the Borrowing. Attached as

EXHIBIT B-1

TO CREDIT AGREEMENT

Appendix II hereto are copies of invoices for costs which equal $15,000 individually or more than $30,000 in the aggregate and related documents demonstrating that all amounts borrowed pursuant to the immediately preceding Borrowing Certificate were used to pay Project Costs, to the extent such invoices and documents were not previously delivered.[12] The Borrower intends to apply the proceeds of the Loans requested pursuant to this Borrowing Certificate to the payment of the Project Costs listed on Appendix I to this Borrowing Certificate or to other Project Costs permitted under the Credit Agreement. No item shown on Appendix I has been heretofore paid for with the proceeds of any previous Borrowing as set forth in the preceding Borrowing Certificate.

5.	With respect to invoices submitted in connection with the proposed Borrowing, the Borrower has reviewed the work performed, services rendered and material, equipment or supplies delivered to date (either directly or in reliance on sources of information deemed reliable by us), and the amounts that have been paid or are to be paid are proper.

6.	The Borrower has not entered into change orders under the EPC Contract other than change orders made prior to the Closing Date and listed on Schedule 7.15(f) to the Credit Agreement or otherwise in accordance with Section 8.20(d) of the Credit Agreement.

7.	All material Government Approvals necessary for the current stage of the Project Development have been obtained and complied with and continue to be complied with in all material respects, and copies of such Government Approvals have been delivered to the Administrative Agent.

8.	No Default or Event of Default has occurred as of the date hereof and is continuing or will result from the proposed Borrowing contemplated by this certificate, and no Material Adverse Effect has occurred since the [[Closing Date]/[previous Borrowing]][13] and is continuing.

9.	As of the date set forth above, each of the representations and warranties of the Borrower contained in Article VII of the Credit Agreement is true and complete in all respects as of the date of such certificate (or such earlier date in the case of any representation and warranty given as an earlier date).

10.	The Collateral is subject to the perfected first priority lien and the security interest established pursuant to the Security Documents [required to be delivered pursuant to Section 6.02(a)][14], except for the liens in respect of the parcels of real property and easements to be perfected after the date hereof as set forth on Schedule 8.20.

[12]	If the Borrower is not able to make the certification regarding the utilization of the Project Costs, the amount of the Loans requested pursuant to the current Notice of Borrowing must be reduced in an amount equal to the Loan proceeds and Equity not previously expended.
[13]	Note: Include “Closing Date” for the Initial Disbursement Date and “previous Borrowing for each other Disbursement Date thereafter.
[14]	Note: To be updated to also refer to the Transmission Concession Mortgage Agreement for any Disbursement Date after the required delivery of such Security Document.

EXHIBIT B-1

TO CREDIT AGREEMENT

11.	No Event of Abandonment has occurred.

12.	All filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other taxes and other expenses related to such filings, registrations and recordings necessary for the consummation of the transactions contemplated by the Credit Agreement and the other Transaction Documents have been paid in full by or on behalf of the Credit Parties.

13.	The Project is reasonably expected to achieve the Final Taking-Over Date prior to the Required Final Taking-Over Date and sufficient funds exist in order to achieve the Project Completion Date by the Required Project Completion Date.

14.	All insurance for the Project is in full force and effect with respect to the insurance policies required by Section 8.05 and Schedule 8.05 in respect of the Project and all premiums which are now due and payable have been paid.

15.	The Borrower and the Operator are implementing the E&S Management System diligently and in accordance with the timetable described in the Action Plan.

16.	Each of the conditions precedent in Section[s] [6.02][15] and 6.03 of the Credit Agreement have been satisfied.

17.	The Debt to Equity Ratio after the requested Borrowing will not exceed 65:35 as demonstrated by the following calculation: [INCLUDE RELEVANT CALCULATION]

18.	Attached as Appendix III hereto is a true, correct and complete SACE Facility Payment Request.

19.	[Attached as Appendix IV hereto [is]/[are] revised Schedule[s] [7.15(b)] [and] [7.15(c)]][16]

[15]	To be included only in the initial Borrowing Certificate.
[16]	To be included as applicable.

EXHIBIT B-1

TO CREDIT AGREEMENT

The Borrower hereby certifies that the facts stated by the Borrower in this Borrowing Certificate are true and complete.

CERRO DEL AGUILA S.A.,

By:
Name:
Title:

EXHIBIT B-1

TO CREDIT AGREEMENT

APPENDIX I to

Borrowing Certificate

[LIST PROJECT COSTS BY ITEM AND AMOUNT]

[COPIES OF INVOICES]

[COPIES OF EPC CONTRACT OR AND/OR SUBCONTRACTOR(S)’ LIEN WAIVERS]

EXHIBIT B-1

TO CREDIT AGREEMENT

APPENDIX II to

Borrowing Certificate

[EVIDENCE THAT AMOUNTS THAT WERE LISTED ON PRIOR BORROWING

CERTIFICATES HAVE BEEN USED TO PAY FOR PROJECT COSTS]

EXHIBIT B-1

TO CREDIT AGREEMENT

APPENDIX III to

Borrowing Certificate

[SACE FACILITY PAYMENT REQUEST]

To:	SUMITOMO MITSUI BANKING CORPORATION, as SACE Agent (the “SACE Agent”)

From:	CERRO DEL AGUILA S.A. (the “Borrower”)

Dated: [                    ]

SACE Facility Payment Request No: [            ]17

1.	We refer to the Credit Agreement dated as of August 17, 2012 (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Credit Agreement”), among CERRO DEL AGUILA S.A., a sociedad anónima organized under the laws of Peru (the “Borrower”), each of the lenders that is a signatory to the Credit Agreement (the “Lenders”), SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), THE BANK OF NOVA SCOTIA as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), SCOTIABANK PERU S.A.A. as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”).

2.	We wish to request a Tranche D Loan as follows:

(a)	Proposed Borrowing date: [ ];

(b)	Amount: US$ [ ] comprising:

(i)	[insert amount of Eligible Contract Expenditures that have not been paid and which are due and payable within forty-five (45) days of the proposed Disbursement Date];

(ii)	[insert reimbursement amount for Eligible Contract Expenditures previously paid by the proposed Disbursement Date][18];

(iii)	[insert amount of Eligible Tranche D IDC]; and

(iv)	[insert amount of SACE Premium].

(c)	Payment Instructions [ ][19].

[17]	Number to match Borrowing Certificate
[18]	To be included to the extent applicable.
[19]	Specify amounts to be paid to the Borrower, the Eligible Contractor(s) and SACE, as applicable.

EXHIBIT B-1

TO CREDIT AGREEMENT

3.	The amount requested to be drawn in this SACE Facility Payment Request relates to (a) the payments made by the Borrower [and/or (b) amounts due and payable by the Borrower within forty-five (45) days of the proposed Disbursement Date, in each case,] in respect of Eligible Contract Expenditures. Such Eligible Contract Expenditures are as stated in the exporter declaration(s) (serial no. [ ]) and the commercial invoice(s) (serial no. [ ]), which are attached hereto.

4.	We certify that as at the date of this SACE Facility Payment Request:

(a)	[the amount in respect of Eligible Contract Expenditures that is due and payable now or within forty-five (45) days of the proposed Disbursement Date by the Borrower to the Eligible Contractor(s) under the terms of the Eligible Contract(s) is US$[ ] and PEN[ ] in the aggregate;][20]

(b)	we have paid to the Eligible Contractor(s) under the terms of the Eligible Contract(s) US$[ ] and PEN[ ] in aggregate;

(c)	the aggregate amount which we have drawn down under all previous SACE Facility Payment Requests is US$[ ];

(d)	[on the basis of the information set out in the attached commercial invoices (serial no.[ ], [ ] and [ ]), the cumulative PEN[ ] amount paid by the Borrower and/or due and payable within forty-five (45) days of the proposed Disbursement Date under the Eligible Contract(s) for Eligible Contract Expenditures are the amounts specified in Column 3 of the attached Schedule A in respect of the invoices specified in Column 2 of the attached Schedule A and, as of the date of this SACE Facility Payment Request, the SACE Agreed Exchange Rate is [insert SACE Agreed Exchange Rate]. The cumulative amount eligible for payment or reimbursement in respect of such PEN amounts under the Eligible Contract(s) is the aggregate of the amounts specified in column 4 of the attached Schedule A.][21]

5.	We attach:

(a)	copies of the commercial invoices (serial no. [ ]) (countersigned by the Borrower), which evidence that the Borrower is required to pay for such equipment, supplies, goods or services constituting the Eligible Costs that are the object of this SACE Facility Payment Request;

[20]	To be included to the extent applicable.
[21]	To be included to the extent applicable. Any amounts payable in a currency other than US$ shall be subject to an exchange rate agreed upon with SACE in the SACE Reimbursement Agreement.

EXHIBIT B-1

TO CREDIT AGREEMENT

(b)	the original exporter declarations (“Dichiarazione dell’Esportatore”) (serial no. [ ]) from the Eligible Contractor(s) certifying as to the amounts of Eligible Costs that are the object of the requested Borrowing;

(c)	[copies of the credit statements (“contabili di accredito”) relating to the down payment of fifteen percent (15%) of the contract price under the Eligible Contract(s) paid to the Eligible Contractor(s) on or before the date of this SACE Facility Payment Request[; and]][22]

(d)	[all other documents and certificates required to be submitted by the applicable Eligible Contractor(s), as the case may be, to the Borrower in connection with the invoicing of such Eligible Costs pursuant to the terms of the relevant Eligible Contract(s)[; and]][23]

(e)	[copies of the credit statements (“contabili di accredito”) evidencing the Borrower’s payment of all Eligible Costs for which the Borrower hereby requests reimbursement; and][24].

6.	We further certify that:

(a)	the amount of the Borrowing requested does not include any amount which has already been requested by us under any previous SACE Facility Payment Request or any sum in respect of goods and services that are not eligible for financing under Tranche D of the Credit Agreement;

(b)	No Eligible Contract has been suspended or terminated by us and, to the best of our knowledge and belief, no Eligible Contract has been terminated by any Eligible Contractor and no action is proceeding which might lead to its termination, in each case other than in accordance with its terms.

[Signature page follows]

[22]	To be included to the extent applicable
[23]	To be included to the extent applicable.
[24]	Insert if Borrowing is requested in respect of amounts previously paid by the Borrower for Eligible Project Costs.

EXHIBIT B-1

TO CREDIT AGREEMENT

CERRO DEL AGUILA S.A.

By:
Name:
Title:

EXHIBIT B-1

TO CREDIT AGREEMENT

SCHEDULE A

Eligible Contract Expenditures applying the SACE Agreed Exchange Rate of [insert SACE Agreed Exchange Rate].

Column 1	Column 2		Column 3	Column 4
EPC Contract	Invoice No.	Date of Invoice	Eligible Contract Expenditure (in PEN)	Eligible Contract Expenditure (US Dollar Equivalent)

[insert rows as necessary]

EXHIBIT B-1

TO CREDIT AGREEMENT

APPENDIX IV to

Borrowing Certificate

[REVISED SCHEDULE 7.15[(c)] [and] [7.15 (d)]]

EXHIBIT B-2

TO CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

Sumitomo Mitsui Banking Corporation, as Administrative Agent

277 Park Avenue

New York, NY 10172

Attention: Amena Nabi / Daron Davis

Telephone: 212-224-4857 / 4847

Facsimile: 212-224-5222

Email: Amena_Nabi@smbcgroup.com / Daron_Davis@smbcgroup.com

NOTICE OF BORROWING NO. [            ]1

Reference is made to the Credit Agreement dated as of August 17, 2012 (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Credit Agreement”), among CERRO DEL AGUILA S.A., a sociedad anónima organized under the laws of Peru (the “Borrower”), each of the lenders that is a signatory to the Credit Agreement (the “Lenders”), SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), THE BANK OF NOVA SCOTIA as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), SCOTIABANK PERU S.A.A. as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”).

This Notice of Borrowing (this “Notice”) is issued in connection with the Borrowing Certificate No. [            ] and is delivered to the Administrative Agent ten (10) Business Days prior to the date of the proposed Disbursement Date in accordance with Section 4.05 of the Credit Agreement.

The Borrower hereby irrevocably requests a Borrowing under the Credit Agreement, as follows:

(a) Requested Disbursement Date:

(b) Amount of requested Borrowing:

(c) A summary of the specific use of the proceeds of the requested Borrowing:

[1]	Notices to be numbered consecutively in the order of their dates.

EXHIBIT B-2

TO CREDIT AGREEMENT

IN WITNESS WHEREOF, the undersigned has executed this Notice this [    ] day of [        ], 20[    ].

CERRO DEL AGUILA S.A.,

By:
Name:
Title:

EXHIBIT C-1

TO CREDIT AGREEMENT

FORM OF PROJECT COMPLETION CERTIFICATE

Sumitomo Mitsui Banking Corporation, as Administrative Agent

277 Park Avenue

New York, NY 10172

Attention: Amena Nabi / Daron Davis

Telephone: 212-224-4857 / 4847

Facsimile: 212-224-5222

Email: Amena_Nabi@smbcgroup.com / Daron_Davis@smbcgroup.com

Scotiabank Peru S.A.A., as Onshore Collateral Agent

Av. Dionisio Derteano Nº 102

Piso 5, San Isidro

Lima 27, Perú

Attention: Cecilia Marín Armas / Claudia Alarcón Leu

The Bank of Nova Scotia, as Offshore Collateral Agent

720 King Street West, 2nd Floor

Toronto, ON M5V 2T3

Canada

Hatch Asociados S.A., as Independent Engineer

Avenida Conquistadores 626, Oficina 301

San Isidro, Lima 27 - Perú

Fax: 511 714 4001

Attn: Doris Hiam-Galvez

Reference is made to the Credit Agreement dated as of August 17, 2012 (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Credit Agreement”), among CERRO DEL AGUILA S.A., a sociedad anónima organized under the laws of Peru (the “Borrower”), each of the lenders that is a signatory to the Credit Agreement (the “Lenders”), SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), THE BANK OF NOVA SCOTIA as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), SCOTIABANK PERU S.A.A. as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”).

This Project Completion Certificate (this “Certificate”) is being delivered by the Borrower in connection with the Credit Agreement.

The Borrower hereby certifies, after due inquiry and to induce the Administrative Agent and the Lenders to take action in reliance hereon, that:

1.	The Actual Project Acceptance Date has occurred under the EPC Contract, and the Borrower has delivered the Final Acceptance Certificate to the EPC Contractor.

EXHIBIT C-1

TO CREDIT AGREEMENT

2.	No default or event of default related to non compliance with technical requirements or construction deadlines set forth in the Definitive Generation Concession Agreement, the Investment Agreement, the PPAs, the Interconnection Agreement or the Transmission Concession that permits a counterparty to terminate such agreement in accordance with the terms of such agreement.

3.	To the Borrower’s Knowledge, there is no actual or pending threat to rescind, revoke or terminate the Definitive Generation Concession Agreement, the Investment Agreement, the PPAs, the Interconnection Agreement or the Transmission Concession.

4.	All invoiced costs and expenses necessary for the completion of construction in accordance with the Project Construction Budget and Schedule shall have been paid, including any payments of performance and delay-related damages, except those amounts being Contested as of the date hereof and other amounts not in excess of $5,000,000.

5.	The Borrower has delivered to the Administrative Agent certificates of insurance with respect to the insurance policies required by Section 8.05 and Schedule 8.05 of the Credit Agreement in respect of the Project, together with evidence of the payment of all premiums therefor which are now due and payable.

6.	All Government Approvals required for the Project Development have been validly issued, duly obtained and are in full force and effect, and held in the name of the Borrower or the Operator (as applicable) and are free from conditions or requirements for compliance which the Borrower or the Operator (as applicable) has not satisfied.

7.	The Borrower has not received any written notice from (or on behalf of) the Government Authority having jurisdiction that any of Government Approvals or Government Rules, in each case applicable to the Borrower and the Project and required for the Project Development is subject to appeal, modification or revocation that could reasonably be expected to have a Material Adverse Effect.

8.	No Default or Event of Default exists under the Credit Agreement.

9.	The Debt Service Reserve Account has on deposit (in the form of cash or an Acceptable Letter of Credit (or a combination thereof)) an amount equal to the Required Debt Service Reserve Amount.

EXHIBIT C-1

TO CREDIT AGREEMENT

10.	The Independent Environmental and Social Consultant has confirmed in writing that the Borrower and the Operator are in compliance with the Environmental and Social Standards have achieved each of the requirements set forth in the Action Plan that are required to be completed as a condition precedent to Project Completion.

11.	The Project has been constructed in a manner consistent with and in compliance with the Environmental and Social Standards.

12.	Any non-compliance with the Environmental and Social Standards and the Action Plan previously identified pursuant to the terms of the Credit Agreement have been remedied to the satisfaction of the Administrative Agent.

13.	The Borrower has delivered an Acceptable COD O&M Arrangement, is in compliance with such Acceptable COD O&M Arrangement and the Operator thereunder has mobilized on site with trained, experienced and competent personnel in accordance with such Acceptable COD O&M Arrangement.

14.	All punch list items have been completed or, if not completed, sufficient funds have been withheld from payment to the EPC Contractor or secured by a bank guarantee from the EPC Contractor such that withheld or secured amounts can fund completion of such remaining punch list items.

15.	Any equipment, temporary facilities, materials and waste brought, built or generated by the EPC Contractor have been removed from the site and properly disposed of. Areas of the site used by the EPC Contractor are reasonably clean and tidy, taking into account the nature of the site.

The Borrower hereby certifies, after due inquiry, that the facts stated in this Certificate are true and complete.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this [    ] day of [        ], 20[    ].

CERRO DEL AGUILA S.A.,

By:
Name:
Title:

EXHIBIT C-2

TO CREDIT AGREEMENT

FORM OF INDEPENDENT ENGINEER’S PROJECT COMPLETION CERTIFICATE

Sumitomo Mitsui Banking Corporation, as Administrative Agent

277 Park Avenue

New York, NY 10172

Attention: Amena Nabi / Daron Davis

Telephone: 212-224-4857 / 4847

Facsimile: 212-224-5222

Email: Amena_Nabi@smbcgroup.com / Daron_Davis@smbcgroup.com

Reference is made to the Credit Agreement dated as of August 17, 2012 (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Credit Agreement”), CERRO DEL AGUILA S.A., a sociedad anónima organized under the laws of Peru (the “Borrower”), each of the lenders that is a signatory to the Credit Agreement (the “Lenders”), SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), THE BANK OF NOVA SCOTIA as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), SCOTIABANK PERU S.A.A. as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”).

This Project Completion Certificate (this “Certificate”) is being delivered by the Independent Engineer in connection with the Credit Agreement.

The undersigned,                     , an Authorized Officer of the Independent Engineer, hereby certifies that, to the best of our knowledge, which knowledge is based upon our review conducted in accordance with the scope of services as Independent Engineer for the Lenders, that:

1.	The Actual Project Acceptance Date has occurred under the EPC Contract, and the Borrower has delivered the Final Acceptance Certificate to the EPC Contractor.

2.	Based on the information and supporting documentation provided by the Borrower, all costs and expenses necessary for the completion of construction in accordance with the Project Construction Budget and Schedule shall have been paid, including any payments of performance and delay-related damages under the EPC Contract, have been paid except those amounts being Contested as the date hereof and other amounts not in excess of $5,000,000.

3.	The Borrower has delivered an Acceptable COD O&M Arrangement, is in compliance with such Acceptable COD O&M Arrangement and

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the Operator thereunder has mobilized on site with trained, experienced and competent personnel in accordance with such Acceptable COD O&M Arrangement.

4.	The quality of the construction performed on the Project has been performed in a good and workmanlike manner and in accordance with the terms and conditions of the EPC Contract.

5.	All punch list items have been completed or, if not completed, sufficient funds have been withheld from payment to the EPC Contractor or secured by a bank guarantee from the EPC Contractor such that withheld or secured amounts can fund completion of such remaining punch list items.

6.	Any equipment, temporary facilities, materials and waste brought, built or generated by the EPC Contractor have been removed from the site and properly disposed of. Areas of the site used by the EPC Contractor are reasonably clean and tidy, taking into account the nature of the site.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate as a duly authorized representative of the Independent Engineer this      day of         , 20    .

HATCH ASOCIADOS S.A.,

By:
Name:
Title:

EXHIBIT C-3

TO CREDIT AGREEMENT

FORM OF INDEPENDENT ENGINEER’S CERTIFICATE

Sumitomo Mitsui Banking Corporation, as Administrative Agent

277 Park Avenue

New York, NY 10172

Attention: Amena Nabi / Daron Davis

Telephone: 212-224-4857 / 4847

Facsimile: 212-224-5222

Email: Amena_Nabi@smbcgroup.com / Daron_Davis@smbcgroup.com

Reference is made to the Credit Agreement dated as of August 17, 2012 (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Credit Agreement”), among CERRO DEL AGUILA S.A., a sociedad anónima organized under the laws of Peru (the “Borrower”), each of the lenders that is a signatory to the Credit Agreement (the “Lenders”), SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), THE BANK OF NOVA SCOTIA as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), SCOTIABANK PERU S.A.A. as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”).

The undersigned,                     , an Authorized Officer of the Independent Engineer, hereby certifies that:

1. The Independent Engineer has reviewed the material and data provided by the Borrower in connection with the Borrowing Certificate No.          dated                     (the “Borrowing Certificate”).

2. The Independent Engineer has reviewed technical aspects of the Project, including engineering design and specifications, cost and scheduling estimates and the technical provisions in the Project Documents in accordance with its scope of services as Independent Engineer for the Lenders.

3. The Independent Engineer has performed its review and observations in accordance with generally accepted engineering practices and included such investigation, observation and review as the Independent Engineer in its professional capacity deemed necessary or appropriate in the circumstances and within the scope of its appointment as described in paragraph 2 above. The Independent Engineer has also reviewed the Borrowing Certificate, including any appendices, schedules and requisitions and/or invoices attached thereto or delivered therewith.

Based on the review of the aforementioned information and data provided to the Independent Engineer by others and the understanding and assumption that the Independent Engineer has been provided true, correct and complete information, the Independent Engineer is of the opinion that, to the best of our knowledge, after due inquiry, as of the date hereof: (1) the

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progress of the Project Development is proceeding substantially in accordance with or ahead of the Project Construction Budget and Schedule, (2) appropriate personnel have been retained by the Borrower to oversee all major civil works then-currently under construction, (3) all previous Borrowings have been used to pay Project Costs, (4) sufficient committed funds exist to achieve the Commercial Operation Date, the Actual Project Acceptance Date and Project Completion, (5) the funds to be drawn are to be used for approved Project Costs consistent with the terms of the applicable Financing Documents and the EPC Contract and (6) the Project is reasonably expected to achieve the Final Taking-Over Date by the Required Final Taking-Over Date.

The Independent Engineer is not aware of any fact or circumstance which would render any statement made by the Borrower in the attached Borrowing Certificate untrue or misleading.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate as a duly authorized representative of the Independent Engineer this      day of         , 20[    ].1

HATCH ASOCIADOS S.A.

By:
Name:
Title:

[1]	To be dated as of the date of the Notice of Borrowing.

EXHIBIT C-4

TO CREDIT AGREEMENT

FORM OF INDEPENDENT ENVIRONMENTAL AND SOCIAL CONSULTANT’S CERTIFICATE

Sumitomo Mitsui Banking Corporation, as Administrative Agent

277 Park Avenue

New York, NY 10172

Attention: Amena Nabi / Daron Davis

Telephone: 212-224-4857 / 4847

Facsimile: 212-224-5222

Email: Amena_Nabi@smbcgroup.com / Daron_Davis@smbcgroup.com

Reference is made to the Credit Agreement, dated as of August 17, 2012 (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Credit Agreement”), among CERRO DEL AGUILA S.A., a sociedad anónima organized under the laws of Peru (the “Borrower”), each of the lenders that is a signatory to the Credit Agreement (the “Lenders”), SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), THE BANK OF NOVA SCOTIA as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), SCOTIABANK PERU S.A.A. as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”).

The undersigned,                     , an Authorized Officer of the Independent Environmental and Social Consultant, hereby provides this Environmental Consultant’s Certificate (this “Certificate”) to you in accordance with Section 6.03(j) of the Credit Agreement and certifies that:

1. The Independent Environmental and Social Consultant has reviewed the material and data provided by the Borrower in connection with the Borrowing Certificate No.          dated                      (the “Borrowing Certificate”).

2. The Independent Environmental and Social Consultant has reviewed environmental and social documents and reports delivered, from time to time, by the Borrower pursuant to the terms of the Credit Agreement concerning the Project in accordance with its scope of services as Independent Environmental and Social Consultant for the Senior Lenders.

3. The Independent Environmental and Social Consultant has performed its review and observations with the degree of care and skill ordinarily exercised by environmental consultants and included such investigation, observation and review as the Independent Environmental and Social Consultant in its professional capacity deemed necessary or appropriate in the circumstances and within the scope of its appointment.

Based on the review of the aforementioned information and data provided to the Independent Environmental and Social Consultant by others and the understanding and assumption that the Independent Environmental and Social Consultant has been provided true,

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correct and complete information, the Independent Environmental and Social Consultant is of the opinion that, to the best of our knowledge, after due inquiry, as of the date hereof: (1) the Borrower is in compliance in all material respects with the Action Plan and (2) no act, event or condition has occurred since the Closing Date that materially adversely affects the information and conclusions set forth in our Environmental and Social Consultant Report delivered pursuant to Section 6.01(f)(ii) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as a duly authorized representative of the Independent Environmental and Social Consultant this      day of         , 2012.1

WALSH PERÚ S.A.

By:
Name:
Title:

[1]	To be delivered no earlier than the date of the Borrowing Certificate and no later than the relevant Notice of Borrowing (i.e., 10 Business Days prior to Disbursement).

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TO CREDIT AGREEMENT

FORM OF ENVIRONMENTAL AND SOCIAL MONITORING REPORT

[date]

Periodic Environmental and Social Monitoring Report (“ESMR”)

Cerro del Aguila Hydropower Project

Prepared for:

Sumitomo Mitsui Banking Corporation as Administrative Agent on behalf of the Lenders

and

Walsh Perú S.A.

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TO CREDIT AGREEMENT

INTRODUCTION

This ESMR describes the development and implementation of an E&S Management System in respect of the 525 MW hydroelectric power plant in the department of Huancavelica, Peru (the “Project”). Reference is made to that certain Credit Agreement, dated as of August 17, 2012 (the “Credit Agreement”), by and among Cerro del Aguila S.A. (the “Borrower”), each of the lenders (as defined in the Credit Agreement) that is or may from time to time become party thereto (collectively, the “Lenders”), Sumitomo Mitsui Banking Corporation, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), The Bank of Nova Scotia, as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), Scotiabank Peru, S.A.A., as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and Sumitomo Mitsui Banking Corporation, as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”).

The purpose of this ESMR is to report on:

•	The status of development and implementation of an E&S Management System that encompasses all of its activities;

•	Compliance with Environmental and Social Laws and the Environmental and Social Standards;

•	The status of implementation of the Action Plan and any amendments thereon, and any corrective actions required by the Lenders and/or Government Authorities;

•	The status of community relation management and community engagement efforts;

•	Environmental and social performance of existing operations;

•	Development schedule for planned activities and operations; and

•	The annual generation of renewable electricity.

This document outlines the Lenders’ preferred format for the ESMR. Documents prepared for reporting (e.g., to Government Authorities) or public relations purposes can supplement or substitute sections of this report as appropriate.

PURPOSE AND AUDITORS

Walsh Perú S.A. is the Independent Environmental and Social Consultant pursuant to the Credit Agreement. This ESMR was prepared by the Borrower for review by the Independent Environmental and Social Consultant and the Administrative Agent to verify compliance with the Environmental and Social Standards, E&S Management System, the Action Plan and all other requirements relating to environmental and social matters as required pursuant to Section 8.04(d) of the Credit Agreement for [insert applicable quarterly fiscal period of each Fiscal Year of the Borrower][insert applicable Fiscal Year of the Borrower] 1.

[1]	Note: prior to the Project Completion Date, monitoring reports must be submitted within 15 days after the end of each quarterly fiscal period of each Fiscal Year of the Borrower until the first quarterly fiscal period after the Project Completion Date. After the Project Completion Date, monitoring reports must be submitted within 45 days after the end of each Fiscal Year of the Borrower.

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1. DEFINITIONS AND INTERPRETATION

All capitalized terms used but not otherwise defined in this report have the meanings set forth in the Credit Agreement.

2. ENVIRONMENT AND SOCIAL MANAGEMENT SYSTEM (E&S Management System)

Cerro del Aguila S.A.

Report Prepared by (name and title):

Telephone:

E-mail:

Report Date:

Signature:

E&S Management System Responsibility

The individuals below hold E&S Management System responsibility in the organization (edit titles below as necessary):

Senior Officer (name and title):

Community Relations and Environmental Manager (name and title):

Safety and Health Manager (name and title):

Quality Manager (name and title):

Environmental Management Programs and Practices

Provide an updated summary description of the E&S Management System (organizational chart, budget, reporting lines, responsibilities, policies, procedures, manuals, etc.).

Describe any significant changes since the last report that may affect E&S Management System performance.

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Highlight any new or emerging environmental and/or social issues, such as pending Government Rules that could affect the E&S Management System performance.

Major environmental and social achievements

Please summarize notable environmental and social achievements during the reporting period (e.g., awards received, high performance recognized, improved community relationships).

Major challenges and issues

Summarize major environmental and social challenges and issues that you faced during the reporting period (e.g. major accidents, incidents, spills, fire, explosion or unplanned releases, ecological damage / destruction, failure of emissions or effluent treatment, legal/administrative notice of violation, penalties, complaints, litigation, protest, negative media attention, chance cultural finds, labor unrest or disputes, local community concerns, corrective actions, rehabilitation / improvement programs).

Provide a summary of any complaints received through internal grievance mechanism for workers or through national regulatory agency/courts, particularly about issues of labor union membership, non-discrimination, involuntary retrenchment, and occupational health and safety.

3. COMPLIANCE WITH GOVERNMENT AUTHORITY AND LENDERS’ ENVIRONMENTAL AND SOCIAL REQUIREMENTS

Compliance with Country Requirements

Except for specific ongoing improvements and corrective actions, is the Project currently in compliance with applicable national and local environmental, social, health and safety Government Rules? If no, explain and reference specific projects.

Have any Government Authorities inspected or reviewed the Project’s environmental and social compliance? If so, please describe and reference specific projects.

Compliance with Lenders’ Requirements

Please summarize progress made with regard to the implementation of actions as committed in the Action Plan and the E&S Management System. Please provide a tabular status update in Annex A, and provide copies of relevant deliverables as appendices to this report.

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Except for specific ongoing improvements and corrective actions as described above and detailed in Annex A, is the Project currently in compliance with the Environmental and Social Standards? If no, explain.

4. CONSTRUCTION SCHEDULE FOR PROJECTS UNDER DEVELOPMENT

Provide an updated construction schedule for the Project and highlight key changes.

Describe the status of Project implementation during the reporting period, including key milestones.

Describe all changes in the Project’s design or execution that will or may lead to material deviations in risks, impacts, timelines, locations, organizational structures, or parties involved.

Describe the development of any assets that have not been addressed in the Environmental and Social Impact Assessment or in previous monitoring reports.

5. ENVIRONMENTAL AND SOCIAL PERFORMANCE OF THE HYDROPOWER PLANT

Summarize environmental and social performance of the Project in the format provided in Annex B.

6. GENERATION OF RENEWABLE ELECTRICITY

The plants generated              GWh during the reporting year, which avoided annual greenhouse gas emissions equivalent to an estimated              tons of CO2 from displaced thermal generation (based on [    ] grams CO2/kWh from thermal plants in [    ], based on country data for [    ] in the International Energy Agency’s Statistics, CO2 Emissions from Fuel Combustion, 20[    ] Edition).

Plant Name:	Nominal Capacity [MW]:	Total Generation [GWh] during the reporting period ([..] months):

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Annex A

Tabular Status Update of the Action Plan and the E&S Management System Implementation

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Annex B: Reporting format for hydropower plants under development or in operation

Information for the following should be provided for the hydroelectric plant under development or in operation.

Plant Name:

Land/Province/River:

Brief description of the Project (e.g., dam or weir; type of construction; lengths of tunnels and canals; generating capacity; transmission lines; access roads; other offsite facilities that are part of the Project):

Project stage (planning, site infrastructure, construction) and key milestones:

Environmental and Social Management (Performance Standard 1)

Describe the status of the Environmental and Social Impact Assessment approval by the authorities as of the end date of the ESMR reporting period.2

Describe the status of any supplemental Environmental and Social Impact Assessment as of the end date of the ESMR reporting period.3

Describe the status of environmental and social management plan incorporated into the Environmental and Social Impact Assessment and other reports requested by Lenders as of the end date of the ESMR reporting period.

Describe the status of Project review/clearance by the Independent Engineer as of the end date of the ESMR reporting period (i.e. a brief summary of Project Development, which includes the main defined construction and testing milestones in the Project Construction Budget and Schedule, as confirmed by the Independent Engineer).

Provide the name, location and contact information of staff with responsibility for environmental, social and health and safety performance of the Project.

Describe any changes in environmental and social management of the Project during the reporting period, including staffing changes (i.e., changes in procedures, organizational structures and personnel).

[2]	Note: Must be in effect prior to the Initial Disbursement Date.
[3]	Note: Please note also that this line-item applies to any new activities or investments in the reporting period that would require a supplement to an ESIA.

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Describe the schedule for internal compliance audits, periodic monitoring and testing, and other activities to verify compliance with environmental and social requirements.

Discuss the community relations program, covering project disclosure program, involvement of communities in environmental monitoring, consultation with project affected communities, and the mechanisms in place for the public to contact the Project with grievances and any complaints received, and the resolution of grievances and complaints.

Describe corporate social responsibility activities to support host community projects and support local initiatives.

Describe activities and progress made in relation to collaboration initiatives with regard to managing cumulative impacts (watershed management)

Labor Force Management (Performance Standard 2)

Describe labor force management at the Project, including any outsourcing or contracting of primary activities. Identify any strikes or other labor actions that have occurred against the Project or its contractors and issues, if any, which have arisen.

Discuss the mechanisms in place for workers (& contract workers) to raise grievances and handling of any complaints received, and the resolution of grievances and complaints.

Describe quality and implementation of work-specific health and safety programs and training. Summarize mayor findings of health & safety audits. Provide a quantitative summary of work-related accidents by the Project and its contractors, including a discussion of trends, response measures taken, and other actions taken to reduce accidents.

Describe the status of worker accommodation (including methods to eliminate, control or minimize risks in relation to affected communities) and implementation of mitigation measures as outlined in the Action Plan.

Describe the status of commitment to provide for jobs for locals including number of locals engaged in the Project, aggregated salaries disbursed to each community.

Pollution prevention and abatement (Performance Standard 3)

Describe any inspections, audits, or reviews of the Project’s environmental compliance by environmental authorities and corrective measures required/taken.

Provide summaries of any testing (e.g., of solid waste, liquid effluents, noise) by or on behalf of the environmental authorities or the Project.

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Describe the implementation status of waste management & hazardous materials plan and the status of waste management audits.

Highlight any issues such as pending Government Rules or changes in environmental minimum flows that could affect future operations or environmental and social performance of the Project.

Provide a calculation of avoided greenhouse gas emissions using the FMO Approved Greenhouse Gas Emission Calculation Tool (Excel Sheet, provided separately).

Summarize status of planning / implementation of construction closure and revegetation plan.

Community Health, Safety and Security (Performance Standard 4)

Provide a summary of any significant accidents, fires, or explosions, or major accidental releases to the environment. Include response measures taken and any improvements made to equipment or procedures as a result.

Describe any other events that may have caused damage, brought about injuries or fatalities or other health problems, attracted the attention of outside parties, affected project labor or adjacent populations, affected cultural property, etc.

Describe the Project’s arrangements for security at the Project. Describe any significant security incidents that occurred during the reporting period.

Describe and summarize the results of any dam inspections or dam safety reviews performed by or on behalf of the authorities or the Project during the reporting period.

Describe emergency response planning for the Project and coordination with affected communities on the development and implementation of a comprehensive emergency response plan.

Land Acquisition and Resettlement (Performance Standard 5)

Describe any (additional)4 land acquisition or resettlement of people that has been required during the reporting period, the process used, and the compensation and benefits that were provided.

Describe the status of disbursements in line with agreed compensation plans.

[4]	Note: This line-item applies to all land acquisition or resettlement in the applicable reporting period, both as already identified (in the ESIA, Action Plan or otherwise) and any newly identified need for land acquisition or resettlement.

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Describe the status of the assessment and (if applicable) the status of mitigation measures in relation to economic displacement.

Describe status of community relation plan (including amended local purchasing plan, local development support program).

Biodiversity Management (Performance Standard 6)

Discuss any inspections, monitoring, or studies related to reservoir operations and safety (e.g., biodiversity; information on significant species, communities or habitats in the Project vicinity; ecological flow assessments; silt flushing; reservoir sedimentation and turbidity studies; reservoir sideslope studies; information on sediment composition and possible upstream contamination; analysis of day-to-day or time-of-day operation of the Project), including any cumulative impacts issues related to other hydroelectric projects on the same waterway.

Discuss the current status on further hydrobiological monitoring in context of environmental baseflow (including assessment of any documentation).

Discuss the endangered species and vegetation survey and status of mitigation measures (see Action Plan items 1&2) as well as flora and fauna monitoring (i.e. measured impacts on the natural habitat and endangered species. comparing the results to baseline and previous monitoring).

Cultural Heritage (Performance Standard 8)

Discuss any issues arising regarding potential impacts on cultural property in the vicinity of the Project during the reporting year and the status or outcome. Confirm that a chance finds procedure is in place at the Project (Performance Standard 8).

EXHIBIT D

TO CREDIT AGREEMENT

TERMS OF SUBORDINATION

These terms refer to the Credit Agreement, dated as of August 17, 2012 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among Cerro del Aguila S.A. (the “Borrower”), each of the Lenders (as defined in the Credit Agreement) that is or may from time to time become party thereto (collectively, the “Lenders”), Sumitomo Mitsui Banking Corporation as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), The Bank of Nova Scotia as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), Scotiabank Peru S.A.A. as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and Sumitomo Mitsui Banking Corporation as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”). All capitalized terms used, but not otherwise defined herein have the meanings given such terms in the Credit Agreement.1

All Indebtedness incurred by the Borrower on a subordinated basis (including, without limitation from any Credit Party, the Project Sponsor, Israel Corporation or its Affiliate or any other third party) (the “Subordinated Debt”) from the Project Sponsor or its Affiliates or a Pledgor or its Affiliate or any other third party (collectively, the “Subordinated Creditors”), shall include or be subject to the following terms:

1. General. To the extent and in the manner set forth herein, the payment of the principal of and interest on the Subordinated Debt (including, for all purposes of these subordination terms, all premiums and other amounts payable on or in respect thereof), and all rights of the Subordinated Creditors in respect of Subordinated Debt against the Borrower, are expressly made subordinate and subject in right of payment to the prior payment in full of all of the Secured Obligations (other than inchoate indemnification obligations or similar obligations). The Subordinated Creditors agree that they will not ask, demand, sue for, take or receive from the Borrower, by set-off or in any other manner, or retain payment (in whole or in part) of the Subordinated Debt, or any security therefore, unless and until the Termination Date. The Subordinated Creditors direct the Borrower to make, and the Borrower agrees to make, such prior payment of the Secured Obligations. Notwithstanding the foregoing, payment by the Borrower of or in respect of the Subordinated Debt may be made, and the Subordinated Creditors may take or receive from the Borrower, by set-off or in any other manner, or retain payment (in whole or in part) of the Subordinated Debt, to the extent (and at such times) that the Borrower is entitled to make Restricted Payments pursuant to Section 8.12 of the Credit Agreement or, in the case of Tranche C Loans, when such payments are permitted pursuant to the terms of the Financing Documents.

2. Payment Upon Dissolution, Etc. In the event of:

(a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Borrower or to any of its assets; or

[1]	Note: Cross-references to defined terms in the Credit Agreement shall only be included in subordination agreements with affiliates.

EXHIBIT D

TO CREDIT AGREEMENT

(b) any liquidation, dissolution or other winding up of the Borrower, whether partial or complete and whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(c) any assignment for the benefit of creditors generally or any other marshalling of all or any substantial part of the assets and liabilities of the Borrower;

then and in any such event the Secured Parties shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all of the Secured Obligations before the Subordinated Creditors shall be entitled to receive any payment on account of the Subordinated Debt (whether in respect of principal, interest, premium, fees, indemnities, commissions, or otherwise), and to that end, any payment or distribution of any kind or character, whether in cash, property or securities which may be payable or deliverable in respect of the Subordinated Debt in any such case, proceeding, dissolution, liquidation or other winding up or event shall instead be paid or delivered directly to the Secured Parties for application to the Secured Obligations, whether or not due, until the Secured Obligations shall have first been fully paid and satisfied in cash.

3. No Payment When in Default. In the event and during the continuation of any Default or Event of Default (a “Blockage Period”), then no payment shall be made by the Borrower on or in respect of the Subordinated Debt. Following any cure or waiver of a Default or an Event of Default, and so long as no Default or Event of Default then exists, the Subordinated Creditors may be paid any amounts not paid during a Blockage Period.

4. Subordination. All rights of the Subordinated Creditors against the Borrower, including, without limitation, the enforcement of any Lien granted to, or in favor of, the Subordinated Creditors, shall in all respects be subordinate and junior in right of payment to the prior payment in full of all of the Secured Obligations.

5. Defenses Waived. The Subordinated Creditors hereby absolutely, unconditionally and irrevocably waive, to the fullest extent permitted by law, (a) promptness and diligence, (b) presentment, notice of dishonor or nonpayment or any other notice with respect to the Secured Obligations and (c) any requirement that the Secured Parties protect, secure, perfect or insure any collateral security or any property subject thereto or exhaust any right or take any action against the Borrower or any other person or any collateral.

6. Subrogation. The Subordinated Creditors hereby agree that until the payment and satisfaction in full of all of the Secured Obligations, the Subordinated Creditors shall not exercise any right or remedy arising by way of subrogation, contribution, reimbursement, indemnity or otherwise against the Borrower. If any amount shall erroneously be paid to the Subordinated Creditors on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any Subordinated Debt, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Offshore Collateral Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

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TO CREDIT AGREEMENT

7. Payment of Subordinated Debt. Notwithstanding Section 6, payment by the Borrower of or in respect of the Subordinated Debt may be made, and the Subordinated Creditors may take or receive from the Borrower, by set-off or in any other manner, or retain payment (in whole or in part) of the Subordinated Debt, to the extent (and at such times) that (x) solely in the case of the Tranche C Lenders, the Borrower is entitled to make payments pursuant to Section 5.05 of the Collateral Agency and Depositary Agreement or (y) such payments are made from amounts standing to the credit of the Onshore Distribution Accounts pursuant to Section 5.10 of the Collateral Agency and Depositary Agreement.

8. Proceedings Against Borrower; No Collateral. The Subordinated Creditors shall not, without the prior written consent of all of the Secured Parties, until the Secured Obligations (other than inchoate indemnification obligations or similar obligations) have been irrevocably and unconditionally paid or discharged in full to the satisfaction of the Secured Parties:

(a) accelerate the maturity of the principal of and accrued interest on the Subordinated Debt; or

(b) commence any judicial action or proceeding to secure or collect payment of principal of or interest on the Subordinated Debt; or

(c) commence any judicial action or proceeding against the Borrower in bankruptcy, insolvency or receivership law; or

(d) take any collateral security for the Subordinated Debt.

9. Authorizations to Secured Parties. If any of the events described in paragraph 2 hereof occurs and continues until the Secured Obligations (other than inchoate indemnification obligations or similar obligations) of the Borrower shall have been fully paid and satisfied, each of the Subordinated Creditors:

(a) irrevocably authorizes and empowers (without imposing any obligation on) the Secured Parties jointly, and the Collateral Agents individually, to demand, sue for, collect, receive and receipt for all payments and distributions on or in respect of its Subordinated Debt which are required to be paid or delivered to the Offshore Collateral Agent, as provided herein, and to file and prove all claims therefore and take all such other action, in the name of the Subordinated Creditor or otherwise, as the Collateral Agents or the Secured Parties may determine to be necessary or appropriate for the enforcement of these subordination terms, all in such manner as the Administrative Agent shall instruct;

(b) irrevocably authorizes and empowers (without imposing any obligation on) the Secured Parties jointly, and the Collateral Agents individually, to vote the Subordinated Debt (including without limitation, voting the Subordinated Debt in favor of or in opposition to any matter which may come before any meeting of creditors of the Borrower generally or in connection with, in anticipation of, any insolvency or bankruptcy case or proceeding, or any proceeding under any laws relating to the relief of debtors, readjustment of indebtedness, arrangements, reorganizations, compositions or extensions relative to the Borrower) in such manner as the Administrative Agent shall instruct;

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TO CREDIT AGREEMENT

(c) agrees to execute and deliver to the Secured Parties, upon the request of the Secured Parties through the Administrative Agent, all such further instruments confirming the above authorizations, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and take all such other action, as may be reasonably requested by the Secured Parties to, formalize the authority granted to the Secured Parties and the Collateral Agents to undertake the actions related to the Subordinated Debt as contemplated in all other sections of these subordination provision and otherwise enforce claims upon or in respect of the Subordinated Debt;

(d) agrees to, upon the request of the Secured Parties through the Administrative Agent, to pledge the Subordinated Debt to the Secured Parties as collateral and agrees to promptly take any actions reasonably requested by the Secured Parties to perfect such security interest; and

(e) agrees that it shall not retain any payments made by the Borrower in contravention of the subordination provisions set forth herein.

10. Notice; Disclosure. The Subordinated Creditors, other than the Project Sponsor, Pledgors or their respective Affiliates, agree, for the benefit of each Secured Party, that they will give the Collateral Agent, on behalf of each Secured Party, prompt notice of any default by the Borrower of which the Subordinated Creditors are aware in respect of the Subordinated Debt.

11. No Waiver; Modification to Financing Documents. (a) No failure on the part of the Secured Parties, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof by Secured Parties, nor shall any single or partial exercise by the Secured Parties of any right, remedy or power hereunder shall preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy and power hereby granted to the Secured Parties or allowed to the Secured Parties by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Secured Parties from time to time. All rights and interests of the Secured Parties hereunder and all agreements and obligations of the Subordinated Creditors and the Borrower hereunder shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of the Financing Documents; or

(ii) any other circumstance that might otherwise constitute a defense available to, or discharge of, the Borrower.

(b) Without in any way limiting the generality of the foregoing paragraph (a), the Secured Parties may, at any time and from time to time, without the consent of or notice to the Subordinated Creditors, without incurring responsibility to the Subordinated Creditors, and without impairing or releasing the subordination provided herein or the obligations hereunder of the Subordinated Creditors, do any one or more of the following:

(i) change the manner, place or terms of payment of or extend the time of payment of, or renew or alter, the Secured Obligations under the Financing Documents, or otherwise amend or supplement in any manner the Financing Documents or any instruments evidencing the same or any agreement under which the Secured Obligations are outstanding;

EXHIBIT D

TO CREDIT AGREEMENT

(ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Secured Obligations;

(iii) release any person liable in any manner for the Secured Obligations; and

(iv) exercise or refrain from exercising any rights against the Borrower or any other person.

12. Provisions Solely to Define Relative Rights. These subordination provisions are intended solely for the purpose of defining the relative rights of the Subordinated Creditors and their successors and assigns, on the one hand, and the Secured Parties and their successors and assigns, on the other hand. Nothing contained in these subordination provisions relating to the Subordinated Debt is intended to or shall (as between the Subordinated Creditors and the Borrower):

(a) impair, as among the Borrower and the Subordinated Creditors, the obligation of the Borrower, which is absolute and unconditional, to pay to the Subordinated Creditors (subject to the rights of the Secured Parties) the Subordinated Debt as and when the same shall become due and payable in accordance with their terms; or

(b) affect the relative rights of the Subordinated Creditors; or

(c) vitiate or otherwise affect the occurrence of a default in respect of the Subordinated Debt to the extent that any failure to make a payment of any Subordinated Debt by reason of these subordination provisions would otherwise constitute such a default; or

(d) prevent any of the Subordinated Creditors from exercising all remedies otherwise permitted by applicable law upon default in respect of the Subordinated Debt, subject to paragraph 4 hereof and the rights, if any, of the Secured Parties under these subordination provisions to receive the cash, property, securities or other assets of the Borrower received upon the exercise of any such remedy.

13. Transfers of Subordinated Debt. The Subordinated Creditors shall not sell, assign, pledge, encumber or transfer the Subordinated Debt unless such sale, assignment, pledge, encumbrance or transfer is to a party that agrees in writing to be bound by the terms hereof; provided that any transfer of Subordinated Debt by a Tranche C Lender shall be subject to the assignment provisions of Section 11.06(b) of the Credit Agreement. The Subordinated Debt shall remain expressly subject to the terms hereof, notwithstanding any sale, assignment, pledge, encumbrance or transfer.

14. Further Assurances. The Subordinated Creditors, at their cost (to be reimbursed by the Borrower), shall take all further action as the Secured Parties may reasonably request in order more fully to carry out the intent and purpose of these subordination provisions.

EXHIBIT D

TO CREDIT AGREEMENT

15. Governing Law. THESE SUBORDINATION PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. THE SUBORDINATED CREDITORS SHALL IRREVOCABLY DESIGNATE, APPOINT AND EMPOWER C T CORPORATION SYSTEM, LOCATED AT 111 EIGHTH AVENUE, NEW YORK, NY 10011 (THE “PROCESS AGENT”), AS THEIR AGENT FOR SERVICE OF PROCESS WITH RESPECT TO ANY ACTION OR PROCEEDING IN CONNECTION WITH THE TERMS HEREIN BROUGHT IN THE STATE OF NEW YORK, UNITED STATES, TO RECEIVE FOR AND ON THEIR BEHALF, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING AND AGREE THAT THE FAILURE OF SUCH AGENT FOR SERVICE TO GIVE ANY ADVICE OF ANY SUCH SERVICE OF PROCESS TO THE SUBORDINATED CREDITORS SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY BASED THEREON. IF FOR ANY REASON SUCH AGENT FOR SERVICE SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE SUBORDINATED CREDITORS SHALL AGREE TO DESIGNATE A NEW AGENT FOR SERVICE IN NEW YORK CITY, NEW YORK, UNITED STATES ON THE TERMS AND FOR THE PURPOSES OF DESCRIBED HEREIN.

16. Amendment. These subordination provisions may not be amended, modified or supplemented without the prior written consent of each of the Secured Parties and the Subordinated Creditors.

17. Successors and Assigns. These subordination provisions shall be binding and inure to the benefit of the Subordinated Creditors and the Secured Parties, and their respective successors and permitted assigns.

EXHIBIT E

TO CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT dated as of [        ], 20[    ] (this “Assignment and Acceptance”) is hereby entered into between [            ] (the “Assignor”) and [            ] (the “Assignee”).

Reference is made to the Credit Agreement dated as of August 17, 2012 (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Credit Agreement”), among CERRO DEL AGUILA S.A., a sociedad anónima organized under the laws of Peru (the “Borrower”), each of the lenders that is a signatory to the Credit Agreement (the “Lenders”), SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), THE BANK OF NOVA SCOTIA as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), SCOTIABANK PERU S.A.A. as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”).

The Assignor named below hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, as applicable, the interests set forth below in the Commitments of the Assignor on the Assignment Date and the [Senior Loans]/[Tranche C Loans] owing to the Assignor which are outstanding on the Assignment Date, together with unpaid interest accrued on the assigned [Senior Loans]/[Tranche C Loans] to the Assignment Date held by the Assignor on the Assignment Date, and the amount, if any, set forth below of the fees accrued to the Assignment Date for account of the Assignor. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement.

Accordingly, the Assignee agrees as follows with the Assignor:

1. From and after the Assignment Date (a) the Assignee shall be a party to and be bound by the terms, provisions and conditions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (b) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

2. This Assignment and Acceptance is being delivered to the Administrative Agent together with, if the Assignee is not already a Lender under the Credit Agreement, additional information reasonably required by the Administrative Agent, duly completed by the Assignee.

3. The Assignor shall pay the assignment fees payable to the Administrative Agent pursuant to Section 11.06(b) of the Credit Agreement.

EXHIBIT E

TO CREDIT AGREEMENT

4. The address of the Assignee for purposes of all notices and other communications is set forth below.

5. This Assignment and Acceptance may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. The word “executed” and words of like import used herein shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

6. This Assignment and Acceptance shall be governed by and construed in accordance with the law of the State of New York.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

EXHIBIT E

TO CREDIT AGREEMENT

[Lender]

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment

(“Assignment Date”):

	Principal Amount Assigned	Percentage Assigned of Commitments (set forth, to at least 8 decimals, as a percentage of the aggregate Commitments, as applicable, of all Lenders thereunder)

Commitments Assigned (if any):			%

Tranche A:	$

Tranche B:	$

Tranche C:	$

Tranche D:	$

Loans Assigned (if any):

Tranche A:	$

Tranche B:	$

Tranche C:	$

Tranche D:	$

Fees Assigned (if any):

EXHIBIT E

TO CREDIT AGREEMENT

The terms set forth above are hereby agreed to:

[NAME OF ASSIGNOR],
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE][1],
as Assignee

By:
Name:
Title:

The undersigned hereby consent to the within assignment:2

CERRO DEL AGUILA S.A.,

By:
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent

By:
Name:
Title:

[1]	Each Tranche C Lender may only assign its Tranche C Loan Commitment and its Tranche C Loans to the Senior Lenders.
[2]	Consents to be included to the extent required by Section 11.06(b) of the Credit Agreement.

EXHIBIT E

TO CREDIT AGREEMENT

[SACE S.p.A.

By:
Name:
Title:][3]

[CORPORACIÓN FINANCIERA DE DESARROLLO S.A.

By:
Name:
Title:][4]

[3]	Note: To be included as necessary pursuant to Section 11.06(h) of the Credit Agreement.
[4]	Note: To be included as necessary pursuant to Section 11.06(h) of the Credit Agreement.

EXHIBIT F-1

TO CREDIT AGREEMENT

FORM OF EQUITY CONTRIBUTION AND RETENTION AGREEMENT

[Attached]

EXECUTION COPY

*************************************************************************

EQUITY CONTRIBUTION AND RETENTION AGREEMENT

Dated as of August 17, 2012

among

CERRO DEL AGUILA S.A., as the Borrower

INKIA HOLDINGS (KALLPA) LIMITED

as Pledgor and Equity Party

ENERGÍA DEL PACÍFICO, S.A.,

as Pledgor and Equity Party

INKIA ENERGY, LIMITED

as the Project Sponsor and Equity Party

SUMITOMO MITSUI BANKING CORPORATION

as the Administrative Agent

and

THE BANK OF NOVA SCOTIA

as the Offshore Collateral Agent

*************************************************************************

Section 8.	Representations and Warranties		19
	8.01	Existence	19
	8.02	Due Authorization, Execution and Delivery	19
	8.03	Legality and Enforceability	19
	8.04	No Consent, Violation or Conflict	19
	8.05	[Reserved]	20
	8.06	Governmental Approvals	20
	8.07	Representations and Warranties	20
	8.08	Proceedings	20
	8.09	Financial Statements	20
	8.10	No Bankruptcy	21

Section 9.	Miscellaneous		21
	9.01	No Waiver	21
	9.02	Notices	21
	9.03	Expenses	21
	9.04	Amendments	21
	9.05	Successors and Assigns	21
	9.06	Counterparts; Integration; Effectiveness	22
	9.07	Termination	22
	9.08	Severability	22
	9.09	Collateral Agent	22
	9.10	Headings	22
	9.11	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; PROCESS AGENT	22
	9.12	No Third Party Beneficiaries	23
	9.13	No Liability	23
	9.14	Judgment Currency	24
	9.15	Waiver of Immunity	24
	9.16	Use of English Language	25
	9.17	Collateral Agency Agreement	25
	9.18	Patriot Act	25

This EQUITY CONTRIBUTION AND RETENTION AGREEMENT (this “Agreement”), dated as of August 17, 2012, is made by and among CERRO DEL AGUILA S.A., a sociedad anónima organized and existing under the laws of Peru (the “Borrower”), INKIA HOLDINGS (KALLPA) LIMITED, a corporation formed under the laws of Bermuda (“Inkia Pledgor”), ENERGÍA DEL PACÍFICO, S.A., a sociedad anónima organized and existing under the laws of Peru, (“Quimpac”), INKIA ENERGY, LIMITED, a company organized and existing under the laws of Bermuda (the “Project Sponsor”), SUMITOMO MITSUI BANKING CORPORATION in its capacity as Administrative Agent for the Lenders, as such term is defined in the Credit Agreement referred to below (the “Administrative Agent”) and THE BANK OF NOVA SCOTIA, in its capacity as Offshore Collateral Agent for the Secured Parties, as such term is defined in the Credit Agreement referred to below (the “Offshore Collateral Agent”).

RECITALS

A. The Borrower seeks to develop, design, engineer, procure, construct, commission, test, start-up, finance, own, operate and maintain a 525 MW hydroelectric power plant in the department of Huancavelica, Peru (the “Project”).

B. Pursuant to the Credit Agreement, dated as of August 17, 2012 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), among the Borrower, each of the Lenders (as defined in the Credit Agreement) that is or may from time to time become party thereto (collectively, the “Lenders”), the Administrative Agent, the Offshore Collateral Agent as offshore collateral agent for the Secured Parties, Scotiabank Peru, S.A.A., as onshore collateral agent for the Secured Parties and Sumitomo Mitsui Banking Corporation, as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”), the Lenders have agreed to make certain Loans to the Borrower, on the terms and subject to the conditions of the Credit Agreement.

C. Pursuant to the terms of the Credit Agreement, as of the Initial Disbursement Date, the Borrower will be a wholly-owned Subsidiary of the Pledgors on the date hereof.

D. In consideration for the Lenders entering into the Credit Agreement, the Pledgors have agreed to cause the Support Obligations (as defined below) to be made to the Borrower in order for the Borrower to pay certain costs and expenses associated with the Project, the Project Sponsor and the Pledgors have each agreed to provide certain assurances to the Lenders, as set forth in and subject to the terms and conditions of this Agreement.

E. The execution and delivery of this Agreement is a requirement pursuant to the terms of the Credit Agreement.

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NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions; Rules of Interpretation.

1.01 Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined therein. For purposes of this Agreement, the following terms shall have the following meanings:

“Administrative Agent” has the meaning given in the preamble.

“Agreement” has the meaning given in the preamble.

“Bankruptcy Event” has the meaning given in Section 5.01.

“Borrower” has the meaning given in the preamble.

“Contingency Amount” shall mean the amount of cost overrun contingency of $50,000,000 as set forth in the Base Case Forecast as of the Closing Date, which contingency shall be funded as a Project Cost in accordance with the Debt to Equity Ratio.

“Contingent Equity Contribution” has the meaning given in Section 2.02(a).

“Contingent Equity Credit Support” shall mean, collectively, (a) in the case of the Inkia Pledgor, the credit support described in Section 2.02(b) and (b) in the case of Quimpac, the Equity Letter of Credit described in Section 2.02(c).

“Cost Overrun” shall mean, as determined by the Administrative Agent in its reasonable judgment (in consultation with the Independent Engineer), any actual or reasonably anticipated Project Costs which are, individually or in the aggregate, in excess of such Project Costs (including the Contingency Amount) contemplated by the Base Case Forecast in effect on the Closing Date or after the delivery thereof, the Updated Base Case Forecast, regardless of how or why such excess may occur.

“Credit Agreement” has the meaning given in Recital B.

“Deficiency” has the meaning set forth in Section 2.03(b)(iv).

“DSRA Letter of Credit” has the meaning given in the Collateral Agency and Depositary Agreement.

“Equity Letter of Credit” means an irrevocable standby letter of credit, substantially in the form of Exhibit C attached hereto, containing a one-year term with an automatic renewal clause (except if such Acceptable LC Provider is prohibited from issuing standby letters of credit containing automatic renewal clauses pursuant to internal or Government Rules) naming the Administrative Agent (for the benefit of the Lenders), as the beneficiary and otherwise issued by an Acceptable LC Provider in form, scope and substance satisfactory to the Administrative Agent. Any such letter of credit must be drawable prior to its stated maturity if, (a) it is not renewed or replaced, at least thirty (30) days prior to its stated maturity date or (b) a Negative Credit Event occurs with respect to the issuer and a replacement letter of credit has not been obtained from an Acceptable LC Provider within the earlier of (x) thirty (30) days after the

2

downgrade giving rise to such Negative Credit Event and (y) two (2) Business Days prior to its stated maturity date. The Borrower shall not be the applicant in respect of any such letter of credit, and any such letter of credit shall not otherwise constitute Indebtedness of the Borrower or be secured by a Lien on any of the property of the Borrower that is subject to the Lien intended to be created by the Security Documents. For avoidance of doubt, in the event the DSRA Letter of Credit is issued without an automatic renewal clause, the beneficiary shall not be required to provide the Borrower or the applicant with any notice prior to drawing thereunder.

“Equity Party” shall mean the Project Sponsor or the Pledgors, or all of the foregoing, as applicable.

“Initial Required Debt Service Reserve Amount” means an amount equal to the Required Debt Service Reserve Amount on the Actual Project Acceptance Date, as set forth in the Base Case Forecast delivered pursuant to Section 6.01(e)(ii) of the Credit Agreement and as revised, if necessary, pursuant to the Updated Base Case Forecast or in the case of any assignments of the Tranche C Loan Commitments after the date hereof.

“Inkia’s Maximum Contingent Equity Contribution” has the meaning given in Section 2.02(a)(i).

“Inkia Pledgor” has the meaning given in the preamble.

“Inkia Pledgor’s Aggregate Contingent Exposure” means an amount equal to the sum of (a) Inkia’s Maximum Contingent Equity Contribution plus (b) its Shareholder Percentage multiplied by the Initial Required Debt Service Reserve Amount.

“Lenders” has the meaning given in Recital B.

“Material Project Document Credit Support” shall mean any deposits, guarantees, letters of credit or any other form of credit support required by (a) the Concession Agreements, (b) the Investment Agreement, (c) the PPAs and (d) the EPC Contract.

“Material Project Document Guarantee Period” shall mean the period commencing on the date hereof and ending on the date that the Material Project Document Credit Support may be released pursuant to the terms of the applicable Material Project Document.

“Maximum Available Equity Contribution Amount” shall mean, at any date of determination, with respect to each Pledgor, an amount equal to (a) the product of (i) its Shareholder Percentage multiplied by (ii) the Required Equity Contribution minus (b) the aggregate amount, if any, of the Shareholder Contributions actually made to the Borrower prior to such date by or on behalf of such Pledgor (including any Shareholder Contributions that are made from the proceeds of each draw on or other payment from any Required Equity Credit Support).

3

“Maximum Contingent Equity Contribution” shall mean, collectively, Inkia’s Maximum Contingent Equity Contribution and Quimpac’s Maximum Contingent Equity Contribution.

“Maximum Guaranteed Obligations” has the meaning assigned to such term in the Israel Corporation Guarantee.

“Non-Defaulting Equity Party” has the meaning given to it in Section 2.05(a).

“Offshore Collateral Agent” has the meaning given in the preamble.

“Permitted Transfer” shall mean any Transfer of Equity Interests by an Equity Party that is permitted pursuant to Section 3 and is in accordance with the definition of “Change in Control”.

“Permitted Transferee” shall mean any transferee of Equity Interests pursuant to a Permitted Transfer.

“Pledgors” means, collectively, the Inkia Pledgor and Quimpac.

“Project Sponsor” has the meaning given in the preamble.

“Quimpac” has the meaning given in the preamble.

“Quimpac’s Aggregate Contingent Exposure” means an amount equal to the sum of (a) Quimpac’s Maximum Contingent Equity Contribution plus (b) its Shareholder Percentage multiplied by the Initial Required Debt Service Reserve Amount.

“Quimpac’s Maximum Contingent Equity Contribution” has the meaning given in Section 2.02(a)(ii).

“Remedy Notice” has the meaning given to it in Section 2.05(a).

“Required Equity Contribution Request” means a written request substantially in the form attached hereto as Exhibit A, which may be delivered by the Borrower (with a copy thereof delivered to the Administrative Agent) to the Pledgors as described in Section 2.01(b).

“Required Equity Credit Support” means the Acceptable Letters of Credit described in Section 2.01(c).

“Shareholder Percentage” means, as of the date hereof, the percentages set forth below, as the same may be adjusted subsequent to the date hereof in connection with any Permitted Transfer; provided that, subject to any Lien and enforcement thereof pursuant to the Security Documents, the sum of the percentages below (as adjusted from time to time in accordance with the provisions of Section 3 hereof taking into account any Permitted Transferee that becomes a Pledgor pursuant to a Permitted Transfer) shall always equal 100%:

(i) Inkia Pledgor, 74.9%; and

(ii) Quimpac, 25.1%.

4

“Support Costs” has the meaning given in Section 2.03(c).

“Support Obligations” means, individually and collectively, the obligations of the Equity Parties set forth in Section 2.01, Section 2.02 and Section 2.03.

“Transfer” shall mean any assignment, sale, pledge or other disposition, whether directly or indirectly, of Equity Interests.

1.02 Rules of Interpretation. The rules of interpretation set forth in Sections 1.02 and 1.03 of the Credit Agreement shall apply, mutatis mutandis, to this Agreement as if set forth herein.

Section 2. Equity Contribution Obligations.

2.01 Required Equity Contribution.

(a) In satisfaction of the condition precedent to each Disbursement Date (including the Initial Disbursement Date) under the Credit Agreement, each Pledgor on a several basis, shall (i) make (or cause to be made) Shareholder Contributions or (ii) notify the Administrative Agent to make draws under any Required Equity Credit Support in an aggregate amount equal to its Maximum Available Equity Contribution Amount to the Borrower to the extent necessary to cause the Debt to Equity Ratio to be not greater than 65:35 as of each Disbursement Date. For the avoidance of doubt, the obligations in this Section 2.01 are in furtherance of Section 6.03(j) of the Credit Agreement.

(b) On or prior to the time of delivery by the Borrower of each Borrowing Certificate pursuant to the Credit Agreement, in the event that the relevant Borrowing shall cause the Debt to Equity Ratio to exceed 65:35 on the requested Disbursement Date (as certified to the Administrative Agent by the Borrower in such Borrowing Certificate), the Borrower shall deliver to each Pledgor (with a copy to the Administrative Agent) a Required Equity Contribution Request setting forth the amount of the Required Equity Contribution to be made by such Pledgor to cause the Debt to Equity Ratio to equal 65:35; provided, that the failure of the Borrower to deliver such a Required Equity Contribution Request shall not relieve any Pledgor of its obligations under this Section 2.01.

(c) To the extent that the Required Equity Contribution has not been funded in full prior to the Initial Disbursement Date, in satisfaction of the condition precedent to the Initial Disbursement Date pursuant to Section 6.02(k) of the Credit Agreement, each of the Pledgors shall provide an Equity Letter of Credit, in an amount equal to its Maximum Available Equity Contribution Amount as of the Initial Disbursement Date to support its obligations to thereafter fund its Shareholder Percentage of the Required Equity Contribution to the Borrower.

2.02 Contingent Equity Obligation.

(a) During the period commencing on the date hereof and ending on the Project Completion Date, each Pledgor, on a several basis, agrees to (i) make (or cause to be

5

made) Shareholder Contributions or (ii) notify the Administrative Agent to make draws under any Contingent Equity Credit Support in an amount equal to its Shareholder Percentage multiplied by the Project Costs constituting Cost Overruns on the date that such amounts are due and payable (the “Contingent Equity Contribution”); provided that the Pledgors’ obligation to provide such Contingent Equity Contribution will arise only after the Contingency Amount has been spent by the Borrower or is otherwise not available; and provided further that, the aggregate Contingent Equity Contribution shall not exceed (i) $44,191,000 in the case of the Inkia Pledgor (“Inkia’s Maximum Contingent Equity Contribution”), and (ii) $14,809,000 in the case of Quimpac (“Quimpac’s Maximum Contingent Equity Contribution”).

(b) From and after the Initial Disbursement Date in satisfaction of the condition precedent in Section 6.02(l) of the Credit Agreement, the Inkia Pledgor agrees, at its option, to procure, provide and maintain in full force and effect, either (i) an Israel Corporation Guarantee, substantially in the form attached hereto as Exhibit B, or (ii) an Equity Letter of Credit, in each case, to support an amount equal to Inkia’s Maximum Contingent Equity Contribution for the duration of its obligations under Section 2.02(a) (as such amount may be reduced from time to time pursuant to Section 2.06(d)); provided, that in the event that the Inkia Pledgor provides an Israel Corporation Guarantee pursuant to sub-clause (i) above and the credit rating of Israel Corporation is downgraded below A+ (S&P Maalot) or its equivalent from Moody’s or Fitch, the Inkia Pledgor shall replace such Israel Corporation Guarantee with an Equity Letter of Credit within sixty (60) days of such credit downgrade.

(c) From and after the Initial Disbursement Date, in satisfaction of the condition precedent in Section 6.02(l) of the Credit Agreement, Quimpac agrees to procure, provide and maintain in full force and effect, an Equity Letter of Credit to support an amount equal to Quimpac’s Maximum Contingent Equity Contribution for the duration of its obligations under Section 2.02(a) (as such amount may be reduced from time to time pursuant to Section 2.06(d)).

(d) The Borrower agrees that it shall promptly notify each Pledgor and the Administrative Agent of any Cost Overrun and provide to each of such parties reasonable supporting information.

2.03 Other Support.

(a) Material Project Document Credit Support. The Pledgors agree to procure, provide and maintain in full force and effect the Material Project Document Credit Support for the duration of the Material Project Document Guarantee Period.

(b) Debt Service Reserve.

(i) Each Pledgor agrees, on a several basis, to fund or cause to be funded the Initial Required Debt Service Reserve Amount into the Debt Service Reserve Account (either by means of an DSRA Letter of Credit having been posted for such amount or by cash or cash equivalents or as otherwise provided in Section 2.03(b)(ii) below) by no later than the Actual Project Acceptance Date.

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(ii) From and after the Initial Disbursement Date, in satisfaction of the condition precedent in Section 6.02(l) of the Credit Agreement, each Pledgor agrees to procure, provide and maintain in full force and effect until the Project Completion Date, an Acceptable Letter of Credit to support its obligation to provide an amount equal to its Shareholder Percentage multiplied by the Initial Required Debt Service Reserve Amount; provided, that subject to Section 2.03(b)(iv) below, to the extent either Pledgor provides an Equity Letter of Credit or, in the case of the Inkia Pledgor, a guarantee from Israel Corporation pursuant to Section 2.02, such Equity Letter of Credit or guarantee from Israel Corporation shall be deemed to satisfy such Pledgor’s obligations under this Section 2.03(b)(ii).

(iii) Subject to Section 2.03(b)(iv) below, at any time prior to the Project Completion Date, if the Administrative Agent notifies the Borrower and the Equity Parties that there are Cost Overruns in excess of the difference between (A) the Maximum Contingent Equity Contribution minus (B) the Initial Required Debt Service Reserve Amount (such excess, the “Deficiency”), each Pledgor shall, on a several basis, procure, provide and maintain in full force and effect until the Project Completion Date, an Equity Letter of Credit with a stated amount equal to its Shareholder Percentage multiplied by the amount of such Deficiency or, in the case of the Inkia Pledgor, a guarantee from Israel Corporation covering such amount, either in the form of a new guarantee or an increase in the Maximum Guaranteed Obligations under the Israel Corporation Guarantee, as such amount may be increased from time to time in accordance with the terms of such Equity Letter of Credit, or guarantee from Israel Corporation, upon notice by the Administrative Agent to the Borrower of additional Cost Overruns, within the earlier of (x) thirty (30) days of receipt by the Borrower of such notification or (y) the date of any Notice of Borrowing delivered under the Credit Agreement after receipt by the Borrower of such notification; provided, that in the event that the Inkia Pledgor provides a guarantee pursuant to this sub-clause (iii) and the credit rating of Israel Corporation is downgraded below A+ (S&P Maalot) or its equivalent from Moody’s or Fitch, the Inkia Pledgor shall replace such corporate guarantee with an Equity Letter of Credit within sixty (60) days of such credit downgrade.

(iv) Notwithstanding anything to the contrary in this Agreement, (i) in the case of the Inkia Pledgor, the sum of (x) the stated amount of any Equity Letter of Credit (or the guaranteed amount pursuant to any corporate guarantee provided by Israel Corporation) delivered pursuant to sub-clause (iii) above plus (y) Inkia Pledgor’s Maximum Contingent Equity Contribution shall not exceed Inkia Pledgor’s Aggregate Contingent Exposure and (ii) in the case of the Quimpac, the sum of (x) the stated amount of any Equity Letter of Credit delivered pursuant to sub-clause (iii) above plus (y) Quimpac’s Maximum Contingent Equity Contribution shall not exceed Quimpac’s Aggregate Contingent Exposure.

(c) Tranche C. As a condition precedent to the Initial Disbursement Date pursuant to Section 6.02(m) of the Credit Agreement, each Pledgor agrees, on a several basis, to procure, provide and maintain in full force and effect one or more Equity Letters of Credit in an amount equal to its Tranche C Loan Commitment (if any), as the same may be revised from time to time pursuant to any assignments of the Tranche C Loan Commitments made in accordance with Section 11.06(b) of the Credit Agreement.

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(d) Cost of Support. Each Equity Party agrees that the Borrower shall not be responsible for any reimbursement, cash-out obligations, repayment obligations, indemnities or other similar obligations, costs or expenses relating to any guarantees or credit support provided by such Equity Party on behalf of the Borrower pursuant to this Section 2.03 (the “Support Costs”) unless (i) the Senior Loan Commitments have expired or terminated and all outstanding Secured Obligations have been indefeasibly paid or discharged in full in which case such Support Costs may be reimbursed by the Borrower or (ii) if such Support Costs are paid, or such Equity Party is reimbursed for such Support Costs, from the Onshore Distribution Accounts.

2.04 Claims for Equity Party Support.

(a) The liability of the Pledgors under this Agreement shall be several in proportion to each Pledgor’s Shareholder’s Percentage and all obligations and liabilities of the Pledgors under this Agreement shall be construed accordingly. No Pledgor (i) will be obliged to pay any amount in respect of its obligations hereunder other than its Shareholder Percentage or (ii) shall be liable for any amount which formed all or any part of any amount previously demanded from another Pledgor.

(b) All claims by or on behalf of the Administrative Agent or the Offshore Collateral Agent in respect of the obligations of the Equity Parties hereunder shall, to the extent reasonably possible, be made by the Administrative Agent or the Offshore Collateral Agent simultaneously to each Equity Party, as applicable.

(c) Upon the occurrence of an Event of Default and the exercise of remedies under the Credit Agreement, each Pledgor’s Maximum Available Equity Contribution Amount shall become immediately due and payable and shall be applied in accordance with the Collateral Agency and Depositary Agreement. The Administrative Agent may draw the full amount under any Required Equity Credit Support delivered by a Pledgor if such Pledgor has not contributed its Maximum Available Equity Contribution Amount in full within three (3) Business Days of delivery of the notice to the Pledgors that the Offshore Collateral Agent is exercising remedies under the Financing Documents.

2.05 Equity Party Cure.

(a) Following any Equity Party’s failure to fulfill any of its obligations under this Agreement, any other Equity Party (a “Non-Defaulting Equity Party”) may (at its sole discretion) give written notice (a “Remedy Notice”) to the Administrative Agent that the Non-Defaulting Equity Party shall cure the other Equity Party’s default within five (5) Business Days of the date of the notice by the Administrative Agent of the occurrence of such default to the parties hereto (or such other period as may be agreed by such Non-Defaulting Equity Party and the Administrative Agent in writing).

(b) A Remedy Notice may not be issued to cure any Equity Party’s breach of a Remedy Notice.

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2.06 Acceptable Credit Support.

(a) In the event that any Pledgor shall (i) notify the Administrative Agent that it should draw upon any Required Equity Credit Support in order to satisfy such Pledgor’s Support Obligations under Section 2.01(a) or (ii) fail to make payment of all or any portion of its Support Obligations when due in accordance with Section 2.01(b), the Administrative Agent shall make a draw under such Equity Letter of Credit in an amount equal to such Pledgor’s Support Obligations due and payable on the relevant Disbursement Date.

(b) In the event that any Pledgor shall (i) notify the Administrative Agent that it should draw upon any Contingent Equity Credit Support in order to satisfy such Pledgor’s Support Obligations under Section 2.02 or (ii) fail to make payment of all or any portion of its Support Obligations when due in accordance with Section 2.02(a), the Administrative Agent shall, as applicable, make a drawing, or demand payment, under the relevant Contingent Equity Credit Support, in each case in an amount equal to such Pledgor’s Shareholder Percentage of the Contingent Equity Contribution then due and payable, which amount shall be payable on the date five (5) Business Days after demand thereof.

(c) In the event that any Pledgor shall (i) notify the Administrative Agent that it should draw upon any Equity Letter of Credit delivered pursuant to Section 2.03(c) in order to satisfy its obligations to make Tranche C Loans when required pursuant to the Credit Agreement or (ii) fail to disburse all or any portion of the Tranche C Loans when required pursuant to the Credit Agreement, the Administrative Agent shall make a draw under such Equity Letter of Credit in an amount equal to the amount of such Tranche C Loans to be disbursed on the relevant Disbursement Date.

(d) Any Equity Letter of Credit delivered pursuant to this Agreement shall permit partial drawings by the beneficiary thereunder. Any payments made pursuant to drawings on any Equity Letter of Credit or Contingent Equity Credit Support shall be deemed to be a payment by the relevant Pledgor to satisfy, to the extent of such payment, the obligation of such Pledgor to make its Support Obligations under this Agreement and (i) the stated amount of any such Equity Letter of Credit shall be reduced in accordance with the terms of such Equity Letter of Credit or (ii) in the case of an Israel Corporation Guarantee, the Maximum Guaranteed Obligations shall be reduced in accordance with the terms thereof.

(e) The absence of any draw on an any Equity Letter of Credit or Contingent Equity Credit Support pursuant to this Section 2.06 shall not (i) relieve such Pledgor of its obligations under this Agreement or (ii) preclude any further drawings under such Required Equity Credit Support or Contingent Equity Credit Support, as applicable. In the event that any Pledgor has provided two or more Acceptable Letters of Credit in fulfillment of its obligations under this Agreement, drawings shall be made ratably, sequentially or otherwise as directed by the relevant Pledgor, or if no such direction is provided as determined by the Administrative Agent.

(f) In the event that any Pledgor funds any of its Support Obligations without resorting to a draw on any Equity Letter of Credit posted by such Pledgor, the Administrative Agent shall request the applicable Acceptable LC Provider to reduce the amount available for drawing on such Equity Letter of Credit which exceeds (i) such Pledgor’s Maximum Available Equity Contribution Amount or (ii) such Pledgor’s Shareholder Percentage of the Contingent

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Equity Contribution required under this Agreement at such time, in each case as certified to the Administrative Agent by an Authorized Officer of the Borrower, and in accordance with the terms of such Equity Letter of Credit.

(g) On the Final Maturity Date, the Offshore Collateral Agent shall return any DSRA Letter of Credit provided by a Pledgor pursuant to Section 2.03(b) to the Acceptable LC Provider thereof together with a written request from the Offshore Collateral Agent to cancel such DSRA Letter of Credit. On the Project Completion Date, the Administrative Agent shall return any other Equity Letters of Credit provided by a Pledgor hereunder to the Acceptable LC Provider thereof together with a written request from the Administrative Agent to cancel such Equity Letter of Credit.

Section 3. Equity Interest Retention Obligations.

3.01 Equity Interest Retention Obligations of the Equity Parties.

(a) Prior to the Project Completion Date, each Pledgor agrees that it will not (i) make or suffer or permit to occur any Transfer of any Equity Interest in the Borrower, in accordance with the restrictions, substantially in the form of Schedule 1 hereto set forth in the share ledger of the Borrower, or (ii) issue or suffer or permit to occur any issuance of Equity Interests in the Borrower in a manner that would result in a change of the Shareholder Percentage.

(b) The Project Sponsor agrees that (i) prior to the Project Completion Date, it will at all times directly or indirectly own and control, legally and beneficially, 100% of the voting and economic Equity Interests of the Inkia Pledgor and (ii) after the Project Completion Date, it will at all times directly or indirectly own and control, legally and beneficially, at least 50.1% of the voting and economic Equity Interests of the Borrower free and clear of all Liens other than Permitted Liens.

3.02 Effect of Violation of Section 3.01. Any Transfer or issuance of Equity Interests attempted in violation of this Agreement shall be void ab initio. Without limiting this Section 3.02, the parties hereto agree that breach of the provisions of this Section 3 by any Equity Party shall cause irreparable injury to the interests of the Secured Parties for which monetary damages (or other remedies at law) are inadequate in view of the complexities and uncertainties in measuring the actual damages that would be sustained by reason of such party’s noncompliance and the uniqueness of the Borrower’s business and the relationship among the parties hereto.

Section 4. Nature of Obligations.

4.01 Specific Performance. Each Equity Party hereby irrevocably waives any defense based on the adequacy of a remedy at law or in equity that may be asserted as a bar to the remedy of specific performance in any action brought against it for specific performance of the obligation of such Equity Party under Section 3 by the Administrative Agent, the Offshore Collateral Agent, any other Secured Party or the Borrower or for any of their benefit by a receiver, custodian or trustee appointed for the Borrower or in respect of all or a substantial part of the Borrower’s assets under the bankruptcy, insolvency or similar laws of any jurisdiction to which the Borrower or its assets are subject.

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4.02 Subrogation. To the fullest extent permitted by applicable Government Rules, no Equity Party shall exercise, and each hereby irrevocably waives, in each case until such time as the Secured Obligations are fully and finally paid and discharged, expired or terminated, any claim, right or remedy (including, without limitation, any such right arising under applicable bankruptcy or insolvency law) that it may now have or may hereafter acquire against the Borrower arising under or in connection with this Agreement in any claim, right or remedy of any Secured Party against the Borrower or any other Person or any Collateral that any Secured Party may now have or may hereafter acquire until such time as all Secured Obligations shall have been fully and finally discharged, expired or terminated (including, without limitation, any claim, right or remedy of subrogation, contribution, reimbursement (other than exoneration, indemnification or participation arising under contract or by applicable Government Rules)). If, notwithstanding the preceding sentence, any amount shall be paid to an Equity Party on account of such subrogation rights at any time when any of the Secured Obligations shall not have been fully and finally paid and discharged, such amount shall be held by such Equity Party in trust for the benefit of the Offshore Collateral Agent (acting for the benefit of the Secured Parties), segregated from other funds of such Equity Party and turned over to the Offshore Collateral Agent in the exact form received by such Equity Party (duly endorsed by such Equity Party to the Offshore Collateral Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in accordance with the Financing Documents. This section shall not prevent the reimbursement by the Borrower to the Equity Parties of any sum payable, or Support Costs incurred by the Equity Party, to the extent such payment or reimbursement is made from the Onshore Distribution Accounts or is otherwise permitted under the Collateral Agency and Depositary Agreement

4.03 Limited Recourse.

(a) The obligations of the Borrower under the Financing Documents shall be secured solely by the Security Documents to which it is a party. Subject to sub-clause (b) below, no recourse shall be had for the payment of any obligations under the Credit Agreement or upon any other obligation, covenant or agreement under any Financing Document, against any Equity Party or any incorporator, direct or indirect stockholder, shareholder, partner, officer, director, employee or agent as such (including shareholders of any management committee or similar body), whether past, present or future, of an Equity Party or the Borrower or any Affiliate or direct or indirect parent thereof or of any successor corporation thereto (each, hereinafter, a “Non-Recourse Person”), whether by virtue of any constitutional provision, statute or rule of law or by the enforcement of any assessment or penalty or otherwise.

(b) Notwithstanding the foregoing to the contrary, nothing in this Section 4.03 shall impair or in any way limit any liabilities or obligations of any Non-Recourse Person: (i) under or pursuant to any Financing Document to which such Non-Recourse Person is party (but then only to the extent set forth in or arising under such Financing Document), (ii) for misappropriation of funds, fraud or willful misconduct or (iii) in respect of any misrepresentation made by such Non-Recourse Person in a Financing Document to which it is a party.

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4.04 Obligations Unconditional. The Support Obligations are primary, absolute, irrevocable and unconditional irrespective of the validity or enforceability of the Transaction Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any guarantee of or security for any of the Borrower’s obligations under the Financing Documents or the Support Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.04 that the Support Obligations shall be primary, absolute, irrevocable and unconditional under any and all circumstances. Without limiting the generality of the foregoing, each of the Equity Parties agrees that:

(a) The occurrence of any one or more of the following shall not alter or impair the rights, remedies, powers and privileges of the Offshore Collateral Agent or any Secured Party under this Agreement, or the liability of such Equity Party for its Support Obligations which shall remain absolute, irrevocable and unconditional as described above:

(i) any modification or amendment (including, without limitation, by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance of the terms of all or any part of the Borrower’s obligations under the Transaction Documents, or any other agreement or instrument whatsoever relating thereto;

(ii) any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of the Borrower under the Transaction Documents or of any other guarantee of all or any part of the Borrower’s obligations under the Transaction Documents;

(iii) without limiting the right of any Equity Party to receive reimbursement for payments made in respect of Support Obligations pursuant to and as permitted by the Collateral Agency and Depositary Agreement, any application of the proceeds of any guarantee (including, without limitation, any letter of credit or the obligations of any guarantor of all or any part of the Borrower’s obligations under the Transaction Documents or the Support Obligations) to all or any part of the Borrower’s obligations under the Transaction Documents or the Support Obligations in any such manner as provided or contemplated under the Financing Documents or otherwise;

(iv) any release of any other Person (including, without limitation, any guarantor with respect to all or any part of the Borrower’s obligations under the Transaction Documents) from any personal liability with respect to all or any part of the Borrower’s obligations under the Transaction Documents;

(v) any settlement, compromise, release, liquidation or enforcement, upon such terms and in such manner as any Secured Party may determine or as applicable law may dictate, of all or any part of the Borrower’s obligations under the Transaction Documents or any guarantee of (including, without limitation, any letter of credit issued with respect to) all or any part of the Borrower’s obligations under the Transaction Documents;

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(vi) the giving of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of the Borrower, the Equity Parties or any other Person or any disposition of any shares of the Borrower by any Equity Party or any Affiliate of such Equity Party other than as permitted by this Agreement;

(vii) any proceeding against the Borrower or any of the Equity Parties or any Affiliate thereof or any guarantor of (including, without limitation, any issuer of any letter of credit issued with respect to) all or any part of the Borrower’s obligations under the Transaction Documents or the Support Obligations or any collateral provided by any other Person or the exercise of any rights, remedies, powers and privileges of the Offshore Collateral Agent or any Secured Party under the Financing Documents or otherwise in such order and such manner as any Secured Party may determine, regardless of whether the Offshore Collateral Agent or any Secured Party shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Agreement;

(viii) the entering into such other transactions or business dealings with the Borrower, any of the Equity Parties, any Subsidiary or Affiliate of the Borrower or the Equity Parties or any guarantor of all or any part of the Borrower’s obligations under the Transaction Documents or the Support Obligations as any Secured Party may desire; or

(ix) all or any combination of any of the actions set forth in this Section 4.04.

(b) The enforceability and effectiveness of this Agreement and the liability of each of the Equity Parties in respect of its Support Obligations, and the rights, remedies, powers and privileges of the Administrative Agent and each Secured Party under this Agreement shall not be affected, limited, reduced, discharged or terminated, and each Equity Party hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising in respect of the Support Obligations, by reason of:

(i) the illegality, invalidity or unenforceability of all or any part of the Support Obligations, any other Transaction Document or any other agreement or instrument whatsoever relating to all or any part of the Support Obligations;

(ii) any disability or other defense with respect to all or any part of the Borrower’s obligations under the Transaction Documents or the Support Obligations, including, without limitation, the effect of any statute of limitations that may bar the enforcement of all or any part of the Borrower’s obligations under the Transaction Documents or the Support Obligations or the obligations of any guarantor;

(iii) the illegality, invalidity or unenforceability of any security for or guarantee (including, without limitation, any letter of credit) of all or any part of the Borrower’s obligations under the Transaction Documents or the Support Obligations or the lack of perfection or continuing perfection or failure of the priority of any Lien on any Collateral for all or any part of the Borrower’s obligations under the Transaction Documents or the Support Obligations;

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(iv) the cessation, for any cause whatsoever, of the liability of the Borrower or any guarantor with respect to all or any part of the Borrower’s obligations under the Transaction Documents or the Support Obligations (other than, subject to Section 4.05 hereof, by reason of the full satisfaction and payment of all Support Obligations);

(v) any failure of the Offshore Collateral Agent or any Secured Party to marshal assets in favor of the Borrower or any other Person (including any guarantor of all or any part of the Borrower’s obligations under the Transaction Documents or the Support Obligations), to exhaust any Collateral for all or any part of the Borrower’s obligations under the Transaction Documents or the Support Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any Equity Party, the Borrower or any guarantor of all or any part of the Borrower’s obligations under the Transaction Documents or the Support Obligations (including any issuer of any letter of credit) or any other Person or to take any action whatsoever to mitigate or reduce such or any other Person’s liability under this Agreement;

(vi) any counterclaim, set-off or other claim that any Equity Party, the Borrower or any guarantor of all or any part of the Support Obligations or the Borrower’s obligations under the Transaction Documents has or claims with respect to all or any part of the Support Obligations or the Borrower’s obligations under the Transaction Documents;

(vii) any failure of the Offshore Collateral Agent or any Secured Party or any other Person to file or enforce a claim in any bankruptcy or other proceeding with respect to any Equity Party, the Borrower or any other Person;

(viii) any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of any Equity Party or the Borrower, or the same or similar proceedings commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Borrower’s obligations under the Transaction Documents or the Support Obligations (or any interest on all or any part of the Borrower’s obligations under the Transaction Documents or the Support Obligations) in or as a result of any such proceeding;

(ix) any action taken by the Administrative Agent, the Offshore Collateral Agent or any Secured Party that is authorized by this Section 4 or otherwise in this Agreement or by any other provision of any Financing Document or other Transaction Document or any omission to take any such action; or

(x) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(c) To the fullest extent permitted by law, each of the Equity Parties expressly waives, for the benefit of the Borrower, the Administrative Agent and each Secured Party, all diligence, presentment, demand for payment or performance, notices of nonpayment or nonperformance, protest, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under the Financing Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Support Obligations.

(d) Each of the Equity Parties irrevocably waives any right to which it may be entitled to require that the Borrower be sued and all claims against the Borrower be completed prior to an action or proceeding being initiated against it.

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4.05 Reinstatement.

This Agreement and the Support Obligations of any Equity Party shall be automatically reinstated if and to the extent that for any reason any payment made by or on behalf of such Equity Party pursuant to this Agreement is rescinded or must be otherwise restored by any Secured Party, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Equity Party agrees to indemnify the Secured Parties on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Secured Parties in connection with such rescission or restoration related to it, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.06 Continuing Obligations. Each Equity Party’s obligations in Section 2 are continuing obligations, and shall apply to all Support Obligations arising during the relevant period(s) during which such obligations are by their terms in effect.

4.07 Taxes. Any and all payments by any Equity Party hereunder shall be made free and clear of and without deduction for any and all Taxes imposed and all liabilities with respect thereto, if any, on or in respect of this Agreement. In the event that any of the Equity Parties is required by applicable law to deduct or withhold Taxes from any amounts payable on, under or in respect of this Agreement, such Equity Party shall pay such additional amount as may be required, after the deduction or withholding of Taxes, to enable the Person entitled to such amount to receive from such Equity Party an amount equal to the full amount stated to be payable under this Agreement.

4.08 Payments. Any Support Obligation or other payment required to be made hereunder by any Equity Party shall be made promptly when due, in Dollars and in immediately available funds, without any set-off, counterclaim or deduction, for further credit to the applicable account identified in the Collateral Agency and Depositary Agreement.

4.09 Corporate Authorizations. To the extent any Support Obligation pursuant to this Agreement is made as, or is required to be made as, a contribution to the equity capital of the Borrower, and without in any way limiting the obligations of any Equity Party under this Agreement or otherwise, the Borrower and each of the Equity Parties (to the extent of their individual powers to do so) hereby agree to take any actions (corporate or otherwise, including any amendment to the bylaws of the Borrower or any Pledgor) that may be required from time to time pursuant to applicable law to authorize and consummate any contributions to the equity capital of the Borrower contemplated by this Agreement, including, without limitation, to permit and/or require (i) that, pursuant to applicable law of Peru, the Pledgors be required to make supplementary contributions to the equity capital of the Borrower and (ii) the cash calls required hereunder under applicable law of Peru.

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Section 5. Purchase of Participating Interest.

5.01 Required Purchase of Participating Interest. If by reason of the Bankruptcy of the Borrower (a “Bankruptcy Event”), all or any portion of any such Support Obligations required to be made hereunder theretofore made to the Borrower is rescinded and/or returned to any Equity Party making such Support Obligation, such Equity Party shall immediately following demand upon it by the Administrative Agent purchase an undivided participating interest in the Loans and Commitments then outstanding (pro rata amongst all liabilities under the Financing Documents comprising such Loans and Commitments) in an amount equal to such portion of such Support Obligations which have not been so received or which has been so rescinded and/or returned by paying to the Offshore Collateral Agent, in immediately available funds. Additionally, in the event that any Bankruptcy Event precedes the making by the Equity Parties of any Support Obligations required to be made hereunder, the Offshore Collateral Agent shall be entitled to request that such Equity Party effect the purchase contemplated in this Section 5.01 in lieu of such Support Obligation, whereupon such Equity Party shall be obligated to effect such purchase on the date such Support Obligation would otherwise be due.

5.02 Subordinate Nature of Participating Interest. The Equity Parties hereby agree that their participating interest in the Loans and Commitments purchased by it pursuant to Section 5.01 hereof shall be subject and subordinate in all respects, on the terms set forth in Exhibit D to the Credit Agreement, to the interest in such Loans and Commitments retained by the Secured Parties, so that all payments received or collected on account of the Loans and Commitments and applied to the payment thereof shall first be paid to the Secured Parties until all Loans and Commitments retained by such Secured Parties are fully and finally paid and discharged, before any such payments are applied on account of such Equity Party’s participating interest in the Loans and Commitments.

5.03 Rights of Secured Parties. Notwithstanding the purchase and ownership by such Equity Party of a participating interest in the Loans and Commitments, the Secured Parties shall have the right, in their sole discretion in each instance and without any notice to such Equity Party, (a) to agree to the modification or waiver of any of the terms of the Transaction Documents or any other agreement or instrument relating thereto, (b) to consent to any action or failure to act by the Borrower, and (c) to exercise or refrain from exercising any rights or remedies which the Secured Parties may have under the Financing Documents or any other agreement or instrument relating thereto, including, without limitation, the right at any time to declare, or refrain from declaring, the Loans due and payable upon the happening of any Event of Default, and to foreclose and sell or exercise any other remedy, or refrain from foreclosing and selling or exercising any other remedy, with respect to any collateral securing the Loans and Commitments. Moreover, such Equity Party shall not have any voting, consent or other decision-making right or power available under any Financing Document as a consequence of its acquisition of a participating interest in the Loans and Loan Commitments pursuant to this Section 5. No Secured Party shall be liable to any Equity Party for any error in judgment or for any action taken or omitted to be taken by it while the Project Sponsor holds a participating

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interest in the Loans and Commitments. No Secured Party shall have any duty or responsibility to provide any Equity Party with any credit or other information concerning the affairs, financial condition or business of the Borrower which may come into their possession or the possession of any of their respective affiliates.

5.04 Obligations Unconditional. The obligation of the Equity Parties under this Section 5 to purchase participating interests in the Loans and Commitments is absolute and unconditional and shall not be affected by the occurrence of any Default or Event of Default or any other circumstance.

Section 6. Restricted Payments.

(a) Each Pledgor, in its capacity as holder of Equity Interests of the Borrower, shall cause the Borrower not to make any Restricted Payment (other than Restricted Payments that are permitted by Section 8.12 of the Credit Agreement) until all Secured Obligations have been indefeasibly satisfied in full, all Senior Loan Commitments have been terminated and no other amount is then outstanding or owing to any Secured Party under the Financing Documents, except as permitted under the Financing Documents.

(b) If any Equity Party receives a Restricted Payment from the Borrower to which it is not entitled, then such Equity Party shall hold such Restricted Payment (or an amount equal thereto) as depository for the benefit of the Secured Parties and deliver the same over to the Trustee (for the benefit of the Secured Parties) as soon as practicable or upon written demand therefor by the Offshore Collateral Agent.

(c) If any Equity Party obtains knowledge that any of its Affiliates has received a Restricted Payment from the Borrower to which such Person is not entitled, then such Equity Party shall use commercially reasonable efforts to cause such Affiliate to hold such Restricted Payment (or an amount equal thereto) as depository for the benefit of the Secured Parties and deliver the same over to the Trustee (for the benefit of the Secured Parties) upon written demand therefor by the Offshore Collateral Agent.

Section 7. Covenants. Each Equity Party covenants and agrees that until such time as such Equity Party’s obligations under this Agreement cease:

7.01 Reporting Requirements. For so long as such Equity Party has any obligations outstanding under any Financing Document, such Equity Party (other than the Inkia Pledgor) shall deliver to the Administrative Agent, commencing after the end of the first fiscal quarter after the Closing Date (except in the case of paragraphs (c) through (d) below, which notices shall be delivered as stated therein):

(a) as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of such Equity Party, (i) unaudited statements of income of such Equity Party (on a consolidated basis) for such period and for the period from the beginning of the respective fiscal year to the end of such period and (ii) the related balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, each accompanied by a certificate of an Authorized Officer of such Equity Party, which certificate shall state that such financial

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statements fairly present in all material respects the financial condition and results of operations of such Equity Party (on a consolidated basis), in accordance with its Accounting Principles consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b) as soon as available and in any event within 90 days after the end of each fiscal year of such Equity Party, audited statements of income and stockholder equity of such Equity Party (on a consolidated basis) for such year and the related balance sheets as at the end of such year, setting forth in each case, in comparative form the corresponding figures for the preceding fiscal year, each accompanied by an opinion of an Auditor, which opinion shall not be subject to any going concern or like qualification or exception or any qualification or exception as to the scope of the audit, and shall state that such financial statements fairly present in all material respects the financial condition and results of operations of such Equity Party (on a consolidating basis) as at the end of, and for, such fiscal year in accordance with its Accounting Principles;

(c) promptly after an Authorized Officer of such Equity Party knows or has reason to believe that a Default or Event of Default has occurred that the Administrative Agent has not otherwise been notified of, a notice of such event describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that such Equity Party has taken or proposes to take with respect to such event giving rise to such Default or Event of Default; and

(d) at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of an Authorized Officer of such Equity Party to the effect that to the knowledge of such party, no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that such Equity Party has taken and proposes to take with respect to such Default or Event of Default).

7.02 Maintenance of Corporate Existence, Etc. Such Equity Party shall preserve and maintain its corporate existence in the corporate form of such Equity Party as of the date of this agreement under applicable Government Rules.

7.03 Compliance with Government Rules. Such Equity Party shall, and shall cause all Persons that such Equity Party Controls to, at all times comply in all respects with all applicable Government Rules, except to the extent the failure to comply with any such Government Rule could not reasonably be expected to have a Material Adverse Effect on the Project or the ability of such Equity Party or Controlled Person to satisfy its obligations hereunder.

7.04 No Dissolution. Such Equity Party shall not cause a dissolution or termination of any other Equity Party or the Borrower, except as required by applicable Government Rules, join in or consent to any election to dissolve or terminate the Project Sponsor, the Pledgor or the Borrower without the consent of the Administrative Agent (with the approval of the Majority Lenders).

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7.05 Prohibition of Fundamental Changes. The Pledgors will not cause or authorize the Borrower to change its legal form, amend its organizational documents (except as otherwise permitted by the Credit Agreement), merge into or consolidate with, or acquire all or any substantial part of the assets or any Equity Interest in, any other Person, or to liquidate or dissolve, except as specifically permitted pursuant to the terms of the Credit Agreement.

7.06 Loans. No Equity Party nor any Affiliate of such Equity Party shall acquire or hold, directly or indirectly, any Senior Loan or Note delivered in connection therewith, whether by purchase, participating interest or otherwise, except in accordance with Section 5 hereof.

7.07 Shareholders’ Agreement. No Pledgor shall (a) agree to amend the Shareholders’ Agreement in any manner which would materially and adversely affect the Senior Lenders’ rights or remedies under the Financing Documents without the prior written consent of the Majority Lenders or (b) take any action under the Shareholders’ Agreement that would result in the Borrower breaching an obligation under the Financing Documents.

Section 8. Representations and Warranties. Each Equity Party makes the representations and warranties contained in this Section 8 for the benefit of each Secured Party, which in either case shall survive the execution and delivery of this Agreement and the making of the Loans. Each such representation and warranty shall be deemed made as of the date hereof and as of the date of each Loan.

8.01 Existence. It is either (a) a corporation or (b) a sociédad anónima in each case, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which is it a party and to perform its obligations hereunder and thereunder.

8.02 Due Authorization, Execution and Delivery. It has taken all necessary corporate or limited liability company action to authorize its execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party and each such document has been duly authorized, executed and delivered by it.

8.03 Legality and Enforceability. This Agreement and each other Transaction Document to which it is a party constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement thereof is sought in a proceeding at law or in equity).

8.04 No Consent, Violation or Conflict. None of the execution, delivery or performance of this Agreement or any Transaction Document to which it is a party, or the consummation of any of the transactions contemplated thereby, or performance of or compliance with the terms and conditions thereof:

(a) requires the approval or consent of any counterparty or holder or trustee of any debt or other obligation of such Equity Party that has not been obtained;

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(b) constitutes a default by such Equity Party under, or results in the material violation of, any contract, agreement or arrangement to which such Equity Party is a party or by which it or any of its Property or assets may be bound or affected;

(c) violates the terms of any Government Rule applicable to such Equity Party, the Project or any of the Collateral owned by such Equity Party including, without limitation, any Environmental Law;

(d) constitutes a default under or contravenes or violates any provision of the organizational documents of such Equity Party or any Transaction Document; or

(e) results in the creation or imposition of any Liens (other than Permitted Liens) on any of the Collateral owned by the Equity Party.

8.05 [Reserved]

8.06 Governmental Approvals. It possesses all material Government Approvals necessary for it to perform its obligations under this Agreement and each other Transaction Document to which it is a party and it is in compliance in all respects with such Government Approvals, except to the extent (a) that failure to possess or comply with any such Government Approval could not reasonably be expected to have a Material Adverse Effect or (b) that such Governmental Approvals are to be obtained in the ordinary course of business subsequent to the date hereof.

8.07 Representations and Warranties. All representations and warranties and other statements made by it in each other Transaction Document to which it is a party were true and correct as of the date when made.

8.08 Proceedings. There is no action, suit, proceeding or, to its knowledge, claim or investigation at law or in equity (if applicable) pending before any Government Authority, arbitral tribunal or other body that could reasonably be expected to succeed on the merits which could reasonably be expected to result in a material adverse effect on its ability to perform its obligations hereunder or under any other Transaction Document to which it is a party or otherwise challenge or affect the validity or enforceability of any such documents.

8.09 Financial Statements. All financial statements delivered by it to the Administrative Agent in accordance with Section 7.01 hereof (a) fairly present or will fairly present in all material respects its financial condition as of the date thereof in accordance with the relevant Accounting Principles of such Equity Party and (b) are or will be prepared in accordance with the requirements hereof. There are no liabilities or obligations with respect to it of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) for the period to which such financial statements relate that, either individually or in the aggregate, would be material to it that are not reflected in the financial statements or the notes thereto. It does not know of any reasonable basis for the assertion against it or the Project of any liability or obligation of any nature whatsoever for such relevant period that is not fully reflected in such financial statements in accordance with the relevant Accounting Principles of such Equity Party.

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8.10 No Bankruptcy. No steps have been taken or legal proceedings started by or against it and, to its knowledge, no such action has been threatened against it for its bankruptcy, winding up, dissolution or reorganization of or for the appointment of a receiver, trustee or similar officer with respect to it or any of its Property.

Section 9. Miscellaneous.

9.01 No Waiver. No failure on the part of the Administrative Agent, the Offshore Collateral Agent, any Secured Party or the Borrower to exercise, no delay in exercising, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent, the Offshore Collateral Agent, any Secured Party or the Borrower of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies provided herein are cumulative and not exclusive of any rights, powers or remedies that any party hereto would otherwise have.

9.02 Notices. Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder shall be provided pursuant to Section 11.02 of the Credit Agreement (which Section is incorporated, mutatis mutandis, as if set forth herein) or, in the case of the Equity Parties, delivered to the address listed on its signature page hereto.

9.03 Expenses. Each Equity Party agrees to pay to the Administrative Agent, the Offshore Collateral Agent, the Secured Parties and the Borrower all duly documented out-of-pocket expenses (including the reasonable fees and expenses of legal counsel) of, or incidental to, the enforcement of any of the provisions of this Agreement by litigation or otherwise. This Section 9.03 shall survive the termination of this Agreement.

9.04 Amendments. This Agreement may be amended or modified only by an instrument in writing signed by each of the parties hereto.

9.05 Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the respective successors or assigns of each of the Administrative Agent, the Offshore Collateral Agent, the Secured Parties and the Borrower.

(b) This Agreement shall be binding upon and inure to the benefit of the respective successors or assigns of each Equity Party; provided, however, that, except as otherwise provided in Section 3, no Equity Party shall assign or delegate its rights or obligations hereunder to any other Person without the prior written consent of the Administrative Agent (acting at the direction of the Majority Lenders) and if such consent from the Majority Lenders is provided the obligations set forth in Section 2 of this Agreement will be read and construed so as to include and reflect such Permitted Transfer and Permitted Transferee. Any purported assignment in violation of this provision shall be void ab initio.

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9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be effective for purposes of binding the parties thereto but all of which shall together constitute one and the same instrument. This Agreement and the other Financing Documents to which the Equity Parties are parties constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof. The words “execution,” “signed,” “signature,” and words of like import used in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.07 Termination. The obligations of each Equity Party under this Agreement shall terminate upon indefeasible payment in full of the Secured Obligations.

9.08 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, but that shall not invalidate the remaining provisions of this Agreement or affect such provision in any other jurisdiction.

9.09 Collateral Agent. All references in this Agreement to the “Offshore Collateral Agent” shall be deemed to refer to the Offshore Collateral Agent and/or any assignee or designee thereof acting on behalf of the Secured Parties (regardless of whether so expressly provided), and all actions permitted to be taken by the Offshore Collateral Agent under this Agreement may be taken by any such assignee or designee.

9.10 Headings. Headings appearing herein are used solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

9.11 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; PROCESS AGENT.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULES, ANY LEGAL ACTION OR PROCEEDING AGAINST AN EQUITY PARTY WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, EACH EQUITY PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULES) AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS

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FROM ANY THEREOF. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARTIES HERETO AT ITS ADDRESS REFERRED TO IN THIS AGREEMENT OR THE COLLATERAL AGENCY AND DEPOSITARY AGREEMENT.

(b) EACH EQUITY PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS OR ANY OTHER TRANSACTION DOCUMENT BROUGHT IN THE COURT REFERRED TO IN SECTION 9.11(a) HEREOF AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(d) EACH OF THE BORROWER AND EACH EQUITY PARTY IRREVOCABLY APPOINTS C T CORPORATION SYSTEM (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NY 10011, AS ITS AGENT AND TRUE AND LAWFUL ATTORNEY-IN-FACT IN ITS NAME, PLACE AND STEAD TO RECEIVE ON BEHALF OF THEM SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF NEW YORK, AND EACH OF THE BORROWER AND EACH EQUITY PARTY AGREES THAT THE FAILURE OF THE PROCESS AGENT TO GIVE ANY NOTICE OF ANY SUCH SERVICE OF PROCESS TO THEM SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE ENFORCEMENT OF ANY JUDGMENT BASED THEREON.

9.12 No Third Party Beneficiaries. The covenants contained herein are made solely for the benefit of the parties hereto, the Secured Parties and the successors and assigns of such parties, and shall not be construed as having been intended to benefit any third party not a party to this Agreement (other than the Secured Parties).

9.13 No Liability. Each Equity Party acknowledges and agrees that none of the Offshore Collateral Agent, the Administrative Agent, any Secured Party or any of their respective designee(s) or assignee(s) shall have any liability or obligation under this Agreement or any other Transaction Document solely as a result of execution and delivery of this Agreement or the Share Pledge Agreement, the Israel Corporation Guarantee or otherwise with respect to the Project, nor shall the Offshore Collateral Agent, the Administrative Agent, any Secured Party or any of their respective designee(s) or assignee(s) be obligated or required to perform any of any Equity Party’s obligations hereunder or under any Transaction Document.

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9.14 Judgment Currency.

(a) The Equity Parties obligations hereunder to make payments in the Obligation Currency, shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the respective Secured Party of the full amount of the Obligation Currency expressed to be payable to such Secured Party under this Agreement. If for the purpose of obtaining or enforcing judgment against any Equity Party in any court or in any jurisdiction, it becomes necessary to convert into or from any Judgment Currency an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent fails to quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Judgment Currency Conversion Date.

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Equity Party covenants to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due that results in an Equity Party paying an amount in excess of that necessary to discharge or satisfy any judgment, the Secured Parties shall transfer or cause to be transferred to such Equity Party the amount of such excess (net of any Taxes and reasonable and customary costs incurred in connection therewith).

(c) For purposes of determining the rate of exchange under this Section 9.14, such amounts shall include any reasonable premium and costs payable in connection with the purchase of the Obligation Currency.

9.15 Waiver of Immunity. Each Equity Party acknowledges and agrees that the activities contemplated by the provisions of this Agreement are commercial in nature rather than governmental or public, and therefore acknowledges and agrees that it is not entitled to any right of immunity on the grounds of sovereignty or otherwise with respect to such activities or in any legal action or proceeding arising out of or relating to this Agreement. To the extent permitted by applicable law, each Equity Party, in respect of itself, its process agent, and its Properties and revenues, expressly and irrevocably waives any such right of immunity which may now or hereafter exist (including any immunity from any legal process, from the jurisdiction of any court or from any execution or attachment in aid of execution prior to judgment or otherwise) or claim thereto which may now or hereafter exist, and agrees not to assert any such right or claim in any such action or proceeding, whether in the United States or otherwise. The foregoing waiver of sovereign immunity shall have effect under the United States Sovereign Immunities Act of 1976.

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9.16 Use of English Language. This Agreement has been negotiated and executed in the English language. All reports, notices and other documents and communications given or delivered pursuant to this Agreement (including, without limitation, any modifications or supplements hereto) shall be in the English language. For all purposes, the English language version hereof shall be the original instrument and in case of conflict between the English version and any versions in any other language, the English version shall control.

9.17 Collateral Agency Agreement. Whenever reference is made in this Agreement to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Offshore Collateral Agent, or to any amendment, waiver or other modification of this Agreement to be executed (or not to be executed) by the Offshore Collateral Agent, or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Offshore Collateral Agent, it is understood that in all cases the Offshore Collateral Agent shall be acting, giving, withholding, suffering, omitting, making or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed in accordance with the Collateral Agency and Depositary Agreement. This provision is intended solely for the benefit of the Offshore Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim under or in relation to any Transaction Document, or confer any rights or benefits on any party hereto.

9.18 Patriot Act. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to the USA PATRIOT Act, all financial institutions that are subject to the USA PATRIOT Act are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to each of the Offshore Collateral Agent or the Administrative Agent such information as it may request, from time to time, in order for the Offshore Collateral Agent or the Administrative Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and acknowledged by their respective officers or representatives hereunto duly authorized, as of the date first above written.

BORROWER

CERRO DEL AGUILA S.A.

By:
Name:
Title:

By:
Name:
Title:

PROJECT SPONSOR AND EQUITY PARTY

INKIA ENERGY, LIMITED

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

Signature Page to the Equity Contribution and Retention Agreement

PLEDGOR AND EQUITY PARTY

INKIA HOLDINGS (KALLPA) LIMITED

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

ENERGÍA DEL PACÍFICO, S.A.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

Signature Page to the Equity Contribution and Retention Agreement

ADMINISTRATIVE AGENT

SUMITOMO MITSUI BANKING CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Signature Page to the Equity Contribution and Retention Agreement

OFFSHORE COLLATERAL AGENT

THE BANK OF NOVA SCOTIA

By:
Name:
Title:

By:
Name:
Title:

Signature Page to the Equity Contribution and Retention Agreement

EXHIBIT A

FORM OF

REQUIRED EQUITY CONTRIBUTION REQUEST

[Name] (the “Pledgor”)

[Address]

Attention:

with a copy to:

[Administrative Agent]

[Address]

Attention:

Re: Required Equity Contribution Request

Reference is made to the Equity Contribution and Retention Agreement (the “Equity Contribution and Retention Agreement”), dated as of August 17, 2012, among Cerro del Aguila S.A. (the “Borrower”), Inkia Holdings (Kallpa) Limited (“Inkia Pledgor”), Energía del Pacífico, S.A. (“Quimpac”), Inkia Energy, Limited, Sumitomo Mitsui Banking Corporation, in its capacity as Administrative Agent for the Lenders, as such term is defined in the Equity Contribution and Retention Agreement (the “Administrative Agent”) and The Bank of Nova Scotia, in its capacity as Offshore Collateral Agent for the Secured Parties, as such term is defined in the Equity Contribution and Retention Agreement (the “Offshore Collateral Agent”). Capitalized terms used and not otherwise defined herein have the meanings specified in the Equity Contribution and Retention Agreement.

In accordance with Section 2.01(c) of the Equity Contribution and Retention Agreement, the Borrower hereby requests a Required Equity Contribution as follows:

1. The aggregate amount of the Required Equity Contribution on the requested Disbursement Date is equal to: $        .

2. Your Shareholder Percentage is equal to [    ]% and, accordingly, the amount hereby requested to be made by you under the Equity Contribution and Retention Agreement is equal to: $        (your “Required Equity Contribution Amount”).

3. Your Required Equity Contribution Amount is requested to be made on or prior to [        ], 20[    ] (the “Requested Funding Date”).1

4. The aggregate amount of Loans requested to be made under the Credit Agreement on the Requested Funding Date is equal to: $        .

[1]	The Requested Funding Date shall be the date of the relevant Borrowing.

Exhibit A

IN WITNESS WHEREOF, the Borrower hereby submits this Required Equity Contribution Request as of the date first above written and the undersigned Authorized Officer of the Borrower hereby certifies that the information stated above is, to the Borrower’s Knowledge, true and correct.

CERRO DEL AGUILA S.A.,
as Borrower

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

FORM OF ISRAEL CORPORATION GUARANTEE

[Attached]

************************************************************

LIMITED GUARANTEE AGREEMENT

Dated as of [                    ]

ISRAEL CORPORATION LTD.,

as Guarantor

SUMITOMO MITSUI BANKING CORPORATION,

as Administrative Agent

THE BANK OF NOVA SCOTIA,

as Offshore Collateral Agent

************************************************************

Exhibit B-2

LIMITED GUARANTEE AGREEMENT (this “Guarantee Agreement”) dated as of [                    ] by Israel Corporation Ltd., a company duly incorporated and validly existing under the laws of Israel (the “Guarantor”), in favor of the Guaranteed Parties (as defined below).

Reference is made to (a) that certain Credit Agreement, dated as of August 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Cerro del Aguila S.A., a sociedad anónima organized and existing under the laws of Peru (the “Borrower”), the Lenders (as defined therein) party thereto (collectively, the “Lenders”), Sumitomo Mitsui Banking Corporation, in its capacity as administrative agent for the Senior Lenders (in such capacity, the “Administrative Agent”) and in its capacity as agent for the Tranche D Lenders (in such capacity, the “SACE Agent”), The Bank of Nova Scotia, as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”) and Scotiabank Peru, S.A.A., as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and (b) that certain Equity Contribution and Retention Agreement, dated as of August 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Equity Contribution and Retention Agreement”) among the Borrower, Inkia Holdings (Kallpa) Limited, a corporation formed under the laws of Bermuda (“Inkia Pledgor”), Energía del Pacífico, S.A., a sociedad anónima organized and existing under the laws of Peru (“Quimpac Pledgor”), Inkia Energy Limited, a company organized and existing under the laws of Bermuda (the “Project Sponsor”), the Administrative Agent and the Offshore Collateral Agent.

To induce the Lenders from time to time to extend credit and other financial accommodations to the Borrower and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor has agreed to guarantee the Guaranteed Obligations (as hereinafter defined) subject to the terms hereof. Accordingly, the parties hereto agree as follows:

Section 1. Definitions; Terms Generally. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement and the principles of interpretation set forth therein shall apply herein, in each case, as in effect on the date of this Guarantee Agreement or as subsequently amended, supplemented or otherwise modified from time to time.

“Costs and Expenses” means (i) all costs and expenses accrued or incurred subsequent to the commencement of any bankruptcy, insolvency or other similar proceeding with respect to the Inkia Pledgor, whether or not such costs or expenses are allowed as a claim in such proceeding, (ii) any costs and expenses (including fees of counsel) incurred by the Guaranteed Parties in enforcing their rights under this Guarantee Agreement and (iii) all Taxes imposed or assessed in connection with payments made by the Guarantor in respect of the Guaranteed Obligations.

“Deficiency” has the meaning in the Equity Contribution and Retention Agreement.

“Guaranteed Obligations” has the meaning set forth in Section 2.01(a).

“Guaranteed Parties” means, collectively, the Secured Parties.

Exhibit B-3

“Initial Required Debt Service Reserve Amount” means an amount equal to the Required Debt Service Reserve Amount on the Actual Project Acceptance Date, as set forth in the Base Case Forecast delivered pursuant to Section 6.01(e)(ii) of the Credit Agreement and as revised, if necessary, pursuant to the Updated Base Case Forecast.

“Inkia’s Maximum Contingent Equity Contribution” has the meaning set forth in Section 2.02(a) of the Equity Contribution and Retention Agreement.

“Inkia’s Pro Rata Share” means 74.9%.

“Maximum Guaranteed Obligations” means the sum of (a) US$44,190,000, plus (b) Inkia’s Pro Rata Share of the Initial Required Debt Service Reserve Amount plus (c) Costs and Expenses, as such amount may be increased or decreased pursuant to Section 2.01.

“Support Obligations” has the meaning set forth in the Equity Contribution and Retention Agreement.

Section 2. The Guarantee.

2.01 The Guarantee.

(a) The Guarantor hereby absolutely (subject to the next sentence of this Section 2.01), unconditionally and irrevocably guarantees, as primary obligor and not as surety merely, to the Administrative Agent for the benefit of the Guaranteed Parties the prompt payment in full when due of (i) Inkia’s Maximum Contingent Equity Contribution and (ii) Inkia’s Pro Rata Share of the Support Obligations set forth in Section 2.03(b)(i) of the Equity Contribution and Retention Agreement and, subject to the prior written consent of the Guarantor, Section 2.03(b)(iv) of the Equity Contribution and Retention Agreement, in each case to the extent not otherwise paid or satisfied by the Inkia Pledgor (including, in each case, without limitation by way of an Acceptable Letter of Credit provided by the Inkia Pledgor), including, in each case, Costs and Expenses (collectively, the “Guaranteed Obligations”). The Guarantor hereby further agrees that if the Inkia Pledgor shall fail to pay in full when due any portion of the Guaranteed Obligations, the Guarantor will promptly pay such Guaranteed Obligation within five (5) Business Days of receipt of written demand for payment thereof by the Administrative Agent to the Guarantor, without any other demand or notice whatsoever. This is a continuing guaranty and is a guaranty of payment and not merely of collection, and shall apply to all Guaranteed Obligations whenever arising.

(b) Notwithstanding anything herein or in any of the Financing Documents to the contrary and subject to Section 2.03, in no event shall the Guarantor be liable under this Guarantee Agreement for an amount in excess of the Maximum Guaranteed Obligations. For the avoidance of doubt, the Guarantor shall not be liable under this Agreement for any amounts required to be paid by the Quimpac Pledgor pursuant to the Equity Contribution and Retention Agreement.

(c) In the event that (i) any payments are made by the Guarantor pursuant to this Guarantee Agreement or (ii) the Inkia Pledgor satisfies its Support Obligations that constitute Guaranteed Obligations without requesting a payment pursuant to this Guarantee

Exhibit B-4

Agreement, the Maximum Guaranteed Obligations shall automatically be reduced in an amount equal to such payment by the Guarantor or the amount of Guaranteed Obligations paid by the Inkia Pledgor, as the case may be.

(d) In the event that, as at any time prior to the Project Completion Date that a Deficiency exists and the Guarantor consents to increase the Maximum Guaranteed Obligations as of such date, the Maximum Guaranteed Obligations shall be increased in an amount equal to Inkia’s Pro Rata Share of any Deficiency.

2.02 Acknowledgments, Waivers and Consents. The Guarantor agrees that its obligations under this Section shall, to the fullest extent permitted by applicable law, be primary, absolute, irrevocable and unconditional under any and all circumstances and shall apply to any and all Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, the Guarantor agrees that:

(a) Guarantee Absolute. The occurrence of any one or more of the following shall not affect the enforceability of this Guarantee Agreement in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of the Guarantor, or the rights, remedies, powers and privileges of any of the Guaranteed Parties, under this Guarantee Agreement:

(i) any modification or amendment (including by way of amendment, extension, renewal or waiver), or any acceleration or other change in the manner or time for payment or performance, of the Guaranteed Obligations, any Financing Document or any other agreement or instrument whatsoever relating to the Guaranteed Obligations;

(ii) any release, termination, waiver, abandonment, lapse, expiration, subordination or enforcement of any other guaranty of or insurance for any of the Guaranteed Obligations, or the non-perfection or release of any collateral for any of the Guaranteed Obligations;

(iii) any application by any of the Guaranteed Parties of the proceeds of any other guaranty of or insurance for any of the Guaranteed Obligations to the payment of any of the Guaranteed Obligations;

(iv) any settlement, compromise, release, liquidation or enforcement by any of the Guaranteed Parties of any of the Guaranteed Obligations;

(v) the giving by any of the Guaranteed Parties of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of, the Inkia Pledgor or any other Person, or to any disposition of any shares by the Inkia Pledgor or any other Person;

(vi) any proceeding by any of the Guaranteed Parties against the Inkia Pledgor or any other Person or in respect of any collateral for any of the Guaranteed Obligations, or the exercise by any of the Guaranteed Parties of any of their rights, remedies, powers and privileges under the Financing Documents, regardless of whether any of the Guaranteed Parties shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Guarantee Agreement;

Exhibit B-5

(vii) the entering into any other transaction or business dealings with the Inkia Pledgor or any other Person; or

(viii) any combination of the foregoing.

(b) Waiver of Defenses. The enforceability of this Guarantee Agreement and the liability of the Guarantor and the rights, remedies, powers and privileges of the Guaranteed Parties under this Guarantee Agreement shall not be affected, limited, reduced, discharged or terminated, and the Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(i) the illegality, invalidity or unenforceability of any of the Guaranteed Obligations, any Financing Document or any other agreement or instrument whatsoever relating to any of the Guaranteed Obligations;

(ii) any disability or other defense with respect to any of the Guaranteed Obligations, including the effect of any statute of limitations, that may bar the enforcement thereof or the obligations of the Guarantor relating thereto;

(iii) the illegality, invalidity or unenforceability of any other guaranty of or insurance for any of the Guaranteed Obligations or any lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for any of the Guaranteed Obligations;

(iv) the cessation, for any cause whatsoever, of the liability of the Inkia Pledgor or the Guarantor with respect to any of the Guaranteed Obligations (other than, subject to Section 2.03 hereof, by reason of the payment thereof or as a consequence of any full or partial release granted by the Administrative Agent for itself and on behalf of the Guaranteed Parties);

(v) any failure of any of the Guaranteed Parties to marshal assets, to exhaust any collateral for any of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against the Inkia Pledgor or any other Person, or to take any action whatsoever to mitigate or reduce the liability of the Guarantor under this Guarantee Agreement, the Guaranteed Parties being under no obligation to take any such action notwithstanding the fact that any of the Guaranteed Obligations may be due and payable and that the Inkia Pledgor or any other Credit Party may be in default of its obligations under any Financing Document;

(vi) any counterclaim, set-off or other claim which the Inkia Pledgor or the Guarantor has or claims with respect to any of the Guaranteed Obligations;

(vii) any failure of any of the Guaranteed Parties to file or enforce a claim in any bankruptcy, insolvency, reorganization or other proceeding with respect to any Person;

Exhibit B-6

(viii) any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against the Inkia Pledgor or any other Person, including any discharge of, or bar, stay or injunction against collecting, any of the Guaranteed Obligations (or any interest on any of the Guaranteed Obligations) in or as a result of any such proceeding;

(ix) any action taken by any of the Guaranteed Parties that is authorized by this Section 2.02 or otherwise in this Guarantee Agreement or by any other provision of any Financing Document, or any omission to take any such action;

(x) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any of the Guaranteed Obligations or any Guaranteed Party’s rights with respect thereto, including (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a non-Dollar currency for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (C) any expropriation, confiscation, nationalization or requisition by such jurisdiction or any governmental authority that directly or indirectly deprives the Inkia Pledgor of any assets or their use or of the ability to operate its business or a material part thereof, or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Guarantee Agreement); or

(xi) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(c) Waiver of Set-off and Counterclaim, Etc. The Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of each of the Guaranteed Parties, any right of set-off and counterclaim with respect to payment of its obligations hereunder, and all diligence, presentment, demand for payment or performance, notice of nonpayment or nonperformance, protest, notice of protest, notice of dishonor and all other notices or demands whatsoever, and any requirement that any of the Guaranteed Parties exhaust any right, remedy, power or privilege or proceed against the Inkia Pledgor or any Credit Party under the Credit Agreement or any other Financing Document or other agreement or instrument referred to herein or therein, or against any other Person, and all notices of acceptance of this Guarantee Agreement or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations. The Guarantor further expressly waives the benefit of any and all statutes of limitation, to the fullest extent permitted by applicable law.

Exhibit B-7

(d) Other Waivers. The Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of each of the Guaranteed Parties, any right to which it may be entitled:

(i) that the assets of the Inkia Pledgor or any other Credit Party first be used, depleted and/or applied in satisfaction of the Guaranteed Obligations prior to any amounts being claimed from or paid by the Guarantor; and

(ii) to require that the Inkia Pledgor or any other Credit Party be sued and all claims against the Inkia Pledgor or any other Credit Party be completed prior to an action or proceeding being initiated against the Guarantor.

2.03 Reinstatement. The obligations of the Guarantor under this Section 2 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Inkia Pledgor or any other Person in respect of the Guaranteed Obligations is rescinded or must otherwise be restored by any holder of any of the Guaranteed Obligations, whether as a result of any bankruptcy, insolvency or reorganization proceeding or otherwise, and the Guarantor agrees that it will pay the Guaranteed Parties on demand, but without duplication of the obligations of the Inkia Pledgor under the Equity Contribution and Retention Agreement, all costs and expenses (including fees of counsel) incurred by them in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or the like under any bankruptcy, insolvency, reorganization or similar law.

2.04 Subrogation. The Guarantor agrees that, until the final payment in full of the Guaranteed Obligations and the expiration or termination of the Commitments under the Credit Agreement, the Guarantor shall not exercise any right or remedy arising by reason of any performance by the Guarantor of its obligations hereunder, whether by subrogation, reimbursement, contribution or otherwise, against the Inkia Pledgor or any other Person or any collateral for any of the Guaranteed Obligations.

2.05 Remedies. The Guarantor agrees that, as between the Guarantor and the Guaranteed Parties, the obligations of the Inkia Pledgor under Sections 2.02, 2.03(b) and 2.03(d) of the Equity Contribution and Retention Agreement and the other Financing Documents may be declared to be forthwith due and payable as provided therein (and shall become automatically due and payable in the circumstances provided therein) for purposes of Section 2.01 hereof, notwithstanding any bar, stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Inkia Pledgor, and that, in the event of such declaration (or such obligations becoming automatically due and payable), such obligations shall forthwith become due and payable by the Guarantor for purposes of said Section 2.01.

2.06 Payments. All payments by the Guarantor under this Guarantee Agreement shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Administrative Account, free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes.

Exhibit B-8

2.07 General Limitation on Guaranteed Obligations. In any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantor under Section 2.01 would otherwise, taking into account the provisions of this Section 2.07, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 2.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantor, any Guaranteed Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

2.08 Instrument for the Payment of Money. The Guarantor hereby acknowledges that the guaranty in this Section constitutes an instrument for the payment of money, and consents and agrees that any Guaranteed Party, at its sole option, in the event of a dispute by the Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion action under New York Civil Practice Law and Rules Section 3213.

2.09 Termination. This Guarantee Agreement and all obligations and covenants of the Guarantor hereunder shall automatically terminate on the earlier of (i) the Project Completion Date or (ii) the date on which the Inkia Pledgor replaces this Guarantee Agreement with an Equity Letter of Credit pursuant to Section 2.02(b) of the Equity Contribution and Retention Agreement.

Section 3. Representations and Warranties. The Guarantor represents and warrants to the Administrative Agent for the benefit of the Guaranteed Parties on the date of this Guarantee Agreement as follows:

(a) The Guarantor is duly organized and validly existing under the laws of the jurisdiction of its organization. The execution, delivery and performance of this Guarantee Agreement (i) are within the Guarantor’s powers and have been duly authorized by all necessary corporate action, (ii) do not require any material consent or approval of, registration or filing with, or any other material action by, any governmental authority or court, except for such as have been obtained or made and are in full force and effect, (iii) will not materially violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Guarantor or any order of any governmental authority or court binding on the Guarantor or its property and (iv) will not materially violate or result in a material default under any material indenture, agreement or other instrument binding upon the Guarantor or any of its assets, or give rise to a right thereunder to require any payment to be made by any such person.

(b) This Guarantee Agreement has been duly executed and delivered by the Guarantor and constitutes, a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Exhibit B-9

(c) There is no action, suit, proceeding or, to the Guarantor’s knowledge, claim or investigation at law or in equity (if applicable) pending before any Government Authority, arbitral tribunal or other body that could reasonably be expected to succeed on the merits which could reasonably be expected to result in (i) a material adverse effect on its ability to perform its obligations hereunder or under any other Transaction Document to which it is a party or otherwise challenge or affect the validity or enforceability of any such documents or (ii) an Event of Default.

Section 4. Covenants. The Guarantor covenants and agrees with the Guaranteed Parties that, solely with respect to itself, so long as any Guaranteed Obligation is outstanding and until payment in full of all amounts payable by the Borrower under the Credit Agreement and the other Financing Documents:

(a) Maintenance of Existence. The Guarantor will preserve and maintain its corporate existence.

(b) Compliance with Law. The Guarantor will comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of Government Authorities and all agreements binding on or affecting the Guarantor in connection with the Project and this Guarantee Agreement.

(c) Governmental Authorizations. The Guarantor will promptly from time to time obtain and maintain in full force and effect all licenses, consents, authorizations and approvals of, and make all filings and registrations with, any Government Authority necessary for the entry into and performance by it of this Guarantee Agreement.

(d) Amendment of Constitutional Documents; Merger. The Guarantor will not change or amend its constitutive documents without the previous written consent of the Administrative Agent, except as required by applicable law or to the extent such change or amendment shall not adversely affect the Guarantor’s ability to comply in all respects with its obligations under this Guarantee Agreement.

(e) Ranking. The Guarantor will promptly take all actions as may be necessary to ensure that its obligations under this Guarantee Agreement rank and will rank at least pari passu in priority of payment and in all other respects with all other present or future unsecured and unsubordinated indebtedness of the Guarantor outstanding at any time.

(f) Notices. At any time after the Guarantor ceases to qualify as a public company or otherwise be required to submit publicly available filings under applicable Israeli securities laws, it will provide to the Guaranteed Parties, promptly upon the commencement of, or any material adverse development in, any litigation, investigation or proceeding against the Guarantor or any other matter that could reasonably be expected to have a Material Adverse Effect with respect to its obligations under this Guarantee Agreement, written notice thereof with a description thereof in reasonable detail.

(g) Further Assurances. From time to time, the Guarantor shall do and perform any and all acts and execute any and all documents as may be necessary or as reasonably requested by the Administrative Agent or any Guaranteed Party in order to effect the purposes of this Guarantee Agreement.

Exhibit B-10

Section 5. Miscellaneous.

5.01 No Waiver. No failure on the part of any of the Guaranteed Parties to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Guarantee Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under this Guarantee Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

5.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Guarantee Agreement) shall be given or made in writing (including by electronic transmission) delivered to the intended recipient in the manner specified in Section 9.02 of Equity Contribution and Retention Agreement. The Guarantor agrees to conform and comply with the notices obligations undertaken by the Inkia Pledgor in Section 9.02 of the Equity Contribution and Retention Agreement, and the Administrative Agent agrees to perform and comply with the obligations undertaken by the Administrative Agent in Section 9.02 of the Equity Contribution and Retention Agreement. Nothing herein or in Section 9.02 of Equity Contribution and Retention Agreement shall prejudice the right of the Administrative Agent or any Guaranteed Party to give notice or other communication pursuant hereto in any other manner specified.

5.03 Amendments, Etc. Except as otherwise expressly provided in this Guarantee Agreement, any provision of this Guarantee Agreement may be modified or supplemented only by an instrument in writing signed by the Guarantor and the Administrative Agent acting with the consent of the Majority Lenders, and any provision of this Guarantee Agreement may be waived by the Administrative Agent acting with the consent of the Majority Lenders, in each case subject to Section 10.09 of the Credit Agreement.

5.04 Successors and Assigns. The provisions of this Guarantee Agreement shall be binding upon and inure to the benefit of the parties hereto and each holder of any of the Guaranteed Obligations and their respective successors and assigns permitted hereby, except that the Guarantor may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent acting with the consent of each Guaranteed Party and neither the Administrative Agent nor any Guaranteed Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Guarantor (other than following a Default or Event of Default), in each case, such approval not to be unreasonably withheld or delayed.

5.05 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Guarantee Agreement.

Exhibit B-11

5.06 Counterparts. This Guarantee Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guarantee Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signature the Guarantor as of the date hereof. Delivery of an executed counterpart of a signature page of this Guarantee Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Guarantee Agreement. The words “execution,” “signed,” “signature,” and words of like import used in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

5.07 Governing Law; Jurisdiction, Service of Process and Venue.

(a) Governing Law. This Guarantee Agreement shall be governed by, and construed in accordance with, the law of the State of New York excluding choice of law principles of such laws that would require the application of the laws of a jurisdiction other than the State of New York (other than Section 5-1401 of the New York General Obligations Law).

(b) Submission to Jurisdiction. The Guarantor irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any applicable appellate court, in any action or proceeding arising out of or relating to this Guarantee Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guarantee Agreement shall affect any right that any Guaranteed Party may otherwise have to bring any action or proceeding relating to this Guarantee Agreement against the Guarantor or its Property in the courts of any jurisdiction.

(c) Process Agent. The Guarantor irrevocably appoints C T Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of the Guarantor and its Property and revenues service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York, and the Guarantor agrees that the failure of the Process Agent to give it any notice of any such service of process shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon.

Exhibit B-12

(d) Alternative Process. Nothing herein shall in any way be deemed to limit the ability of any of the Guaranteed Parties to serve any such process or summonses in any other manner permitted by applicable law.

(e) Waiver of Venue, Etc. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guarantee Agreement in any court referred to in subsection (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

5.08 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE AGREEMENT OR ANY OF THE OTHER FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.09 Waiver of Immunity. To the extent that the Guarantor may be or become entitled to claim for itself or its Property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Guarantee Agreement.

5.10 Judgment Currency. The guaranty contained in Section 2 hereof is a guaranty of an international loan transaction in which the specification of Dollars and payment in New York, New York is of the essence, and the obligations of the Guarantor under this Guarantee Agreement to each Guaranteed Party to make payment in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency such Guaranteed Party may in accordance with normal banking procedures purchase, and transfer to New York, New York, Dollars in the amount originally due to such Guaranteed Party. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 5.10 called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking

Exhibit B-13

procedures the Administrative Agent could purchase such Dollars at New York, New York, with the judgment currency on the Business Day immediately preceding the day on which such judgment is rendered. The Guarantor hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify each Guaranteed Party against, and to pay to such Guaranteed Party on demand, in Dollars, the amount (if any) by which the sum originally due to such Guaranteed Party in Dollars hereunder exceeds the amount of the Dollars purchased and transferred as aforesaid.

5.11 Set-Off. If the Guarantor shall fail to pay when due any amount payable by it hereunder, each Guaranteed Party (or an affiliated branch of such Guaranteed Party located in a different location) is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Guaranteed Party (or an affiliated branch of such Guaranteed Party located in a different location) to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guarantee Agreement to such Guaranteed Party, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guarantee Agreement and although such obligations of the Guarantor may be contingent or unmatured or owed to a branch or office of such Guaranteed Party different from the branch or office holding such deposit or obligated on such indebtedness. Each Guaranteed Party agrees promptly to notify the Guarantor as soon as practicable after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Guaranteed Party (or an affiliated branch of such Guaranteed Party located in a different location) under this Section 5.11 are in addition to other rights and remedies (including other rights of set-off) that such Guaranteed Party (or an affiliated branch of such Guaranteed Party located in a different location) may have.

5.12 Entire Agreement. This Guarantee Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

5.13 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

5.14 No Fiduciary Relationship. The Guarantor acknowledges that the Guaranteed Parties have no fiduciary relationship with, or fiduciary duty to, the Guarantor arising out of or in connection with the Financing Documents, and the relationship between each Guaranteed Party and the Guarantor is solely that of creditor and debtor. This Guarantee Agreement and the other Financing Documents do not create a joint venture among the parties.

[Remainder of Page is Intentionally Left Blank]

Exhibit B-14

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee Agreement to be duly executed and delivered as of the day and year first above written.

GUARANTOR

ISRAEL CORPORATION LTD.

By:
Title:
Name:

Address for Notices:

[ ]
[ ]
[ ]

Exhibit B-15

ADMINISTRATIVE AGENT

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent

By:
Title:
Name:

OFFSHORE COLLATERAL AGENT

THE BANK OF NOVA SCOTIA, as Offshore Collateral Agent

By:
Title:
Name:

Exhibit B-16

EXHIBIT C

FORM OF EQUITY LETTER OF CREDIT

Bank [Address] [Date]

Irrevocable Standby Letter of Credit No. [            ]

Beneficiary:

Sumitomo Mitsui Banking Corporation, as the Administrative Agent

[                    ]

Attention: [                    ]

Facsimile: [                    ]

Tel: [            ]

Email: [                    ]

Attention: [                    ]

Ladies and Gentlemen:

At the request of [Pledgor] (the “Applicant”), we, [insert name, address and facsimile number of Bank] (the “Issuing Bank”), hereby establish this Irrevocable Standby Letter of Credit No.             (this “Letter of Credit”) in your favor for the account of the Applicant, [Pledgor], in the amount of [Write out the amount] dollars ($x,xxx,xxx.00) (as such amount may be reduced in accordance herewith, the “Stated Amount”).2

As used in this Letter of Credit, “Dollars” and “$” mean the lawful currency of the United States of America.

This Letter of Credit is valid and effective immediately and, on and after the date hereof, drawings may be made by you from time to time by presentation of a certificate in the form of Annex “A” attached hereto, appropriately completed and purportedly signed by your authorized representative (the “Draft Certificate”) without presentation of any other document. Also, the Stated Amount of this Letter of Credit will be reduced automatically from time to time, without amendment, by the amount specified therein upon our receipt of a certificate, appropriately completed and purportedly signed by your authorized representative, in the form of Annex “C” attached hereto (the “Reduction Certificate”).

[2]	Note: Acceptable LC Provider to confirm if issuance and drawings can be made by SWIFT messages.

It is expressly understood and agreed that Cerro del Aguila S.A. will not be responsible to us for the reimbursement to us of any claim under this Letter of Credit.

In addition, presentation of such Draft Certificate or Reduction Certificate may also be made by fax transmission to ([insert fax number]), or such other fax number identified by [insert name of Issuing Bank] in a written notice to you. To the extent a presentation is made by fax transmission, you must provide telephone notification thereof to [insert name of Issuing Bank] ([insert telephone number]) prior to or simultaneously with the sending of such fax transmission. Provided, however, that [insert name of Issuing Bank]’s receipt of such telephone notice shall not be a condition to payment or reduction of the Stated Amount.

Items delivered by facsimile transmission shall be deemed to be the equivalent of originals of such items for all purposes of this Letter of Credit.

We hereby agree to honor each drawing hereunder made in compliance with this Letter of Credit. In the case of a drawing meeting the requirements hereof, such drawing shall be honored by wire transfer in immediately available funds in the amount specified in the Draft Certificate delivered to the Issuing Bank in connection with such drawing to your account number as specified in the signed Draft Certificate. If such Draft Certificate is presented by you on a Business Day at or before [insert time], such payment will be made not later than the close of business on the date of such drawing; drawings presented by you on a Business Day after [insert time] will be paid on the next Business Day.

This Letter of Credit is effective immediately, and expires on the first to occur of (a) [insert expiration date that is not earlier than twelve (12) months after the issuance date hereof] (as such date may be extended pursuant to the following provisions, the “LOC Expiry Date”), (b) the date on which drawings or requested reductions to the Stated Amount hereunder total the initial Stated Amount of this Letter of Credit, or (c) the surrender to the Issuing Bank by you of the original of this Letter of Credit, along with the original(s) of any amendment(s) hereto, for cancellation together with your written consent to such cancellation; provided, however, that in the case of clause (a) above, this Letter of Credit will be automatically extended without amendment for successive one (1) year periods from the present or any future LOC Expiry Date hereof, unless we provide you with written notice of our election not to extend the LOC Expiry Date at least sixty (60) days prior to any such then effective expiration date (the “LOC Expiration Date”).

[Communications with respect to this Letter of Credit, including, without limitation, the delivery of the Draft Certificate, shall be in writing and shall be addressed to you at the address set forth above and to us at [insert name and address of Issuing Bank], and presented to us by delivery in person or facsimile transmission at such address.]3

As used herein a “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks are required or authorized to close in New York, New York, USA [or Lima, Peru].

[3]	Note: Acceptable LC Provider to confirm if SWIFT is acceptable.

This Letter of Credit is transferable in whole but not in part. No transfer hereof shall be effective until:

A.	An executed transfer request in the form of Annex “B” attached hereto is filed with us; and

B.	The original of this Letter of Credit, along with the original(s) of any amendment(s) hereto, is/are returned to us for our endorsement thereon of any transfer effected.

Partial drawings are permitted.

This Letter of Credit, except as otherwise expressly stated herein, is subject to the International Standby Practices, International Chamber of Commerce Publication No. 590 (“ISP98”) and as to matters not governed by the ISP98, this Letter of Credit shall be governed by and construed in accordance with the laws of the State of New York, USA (without giving effect to its conflict of laws principles (except Section 5-1401 and 5-1402 of the New York General Obligations Law)).

This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred herein, except for Annex “A”, Annex “B” and Annex “C” hereto and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except as set forth above.

Very truly yours,

[ ]

By:
Name:
Title:

Our Ref. No.

ANNEX “A”

[Beneficiary Letterhead]

DRAFT CERTIFICATE UNDER [INSERT NAME OF BANK]

LETTER OF CREDIT NO.

            , 20

[insert name of Bank]

[address]

Attn: [                    ]

The undersigned, duly authorized representative of [Sumitomo Mitsui Banking Corporation] (the “Beneficiary”) hereby certifies to [insert name of Bank] (the “Issuing Bank”), with reference to the Irrevocable Standby Letter of Credit No.              (the “Letter of Credit”) issued by the Issuing Bank in favor of the Beneficiary (any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) that:

Use the following for Drawings:

1. The Beneficiary is making a drawing under the Letter of Credit in the amount of [        ] Dollars (US$        ) (the “Drawing Amount”).

2. The Drawing Amount hereunder does not exceed the Stated Amount reduced by all payments of any previous drawings or reductions to the Stated Amount under the Letter of Credit.

3. [APPLICABLE DRAW CONDITION TO BE PROVIDED BY BENEFICIARY]:

•	[Applicant] has failed to perform its obligations in accordance with the terms of the Equity Contribution Agreement, dated [ ]; or

•	[Applicant] has requested that the Letter of Credit be drawn upon to satisfy such Applicant’s obligations under the Equity Contribution Agreement, dated [ ]; or

•	The Issuing Bank has notified the Beneficiary that the Letter of Credit will not be extended beyond the [LOC Expiry Date]/[LOC Expiration Date] and the Beneficiary has notified the Issuing Bank that the Letter of Credit has not been replaced at least thirty (30) days prior to the [LOC Expiry Date]/[LOC Expiration Date] by the Applicant with a replacement letter of credit; or

•	A downgrade in the long-term unsecured senior debt rating of the Issuing Bank by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Group (a “Negative Credit

Event”) has occurred and the Applicant has failed to deliver replacement letter of credit within the earlier of (a) thirty (30) days after the downgrade giving rise to such Negative Credit Event and (b) two (2) Business Days prior to the LOC Expiration Date.

4. The Issuing Bank is hereby directed to make payment of the requested Drawing Amount to [Name of Bank], at [                    ] ABA No. [                    ] for further credit to Account No. [                    ] Re: [                    ] Attention: [                    ].

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this certificate as of the     day of         , 20    .

[BENEFICIARY]

By:
Name:
Title:

ANNEX “B”

FULL TRANSFER OF LETTER OF CREDIT

[insert name of Bank]

[address]

Attn: [                    ]

Re:	Irrevocable Transferable Standby Letter of Credit No. [ ]

Ladies and Gentlemen:

For value received, the undersigned beneficiary (the “Beneficiary”) hereby irrevocably transfers to:

[Name of Transferee]

[Address]

all rights of the undersigned Beneficiary to draw under the above-captioned Letter of Credit (the “Letter of Credit”).

By this transfer, all rights of the undersigned Beneficiary in the Letter of Credit are transferred to the transferee and the transferee shall hereafter have the sole rights as Beneficiary thereof; provided that no rights shall be deemed to have been transferred to the transferee until such transfer complies with the requirements of the Letter of Credit pertaining to such transfers. All amendments to the Letter of Credit are to be consented to by the transferee without necessity of any consent of or notice to the undersigned.

The Letter of Credit together with any amendments (if any) is returned herewith and in accordance therewith we ask that this transfer be effective and that you transfer the Letter of Credit to our transferee by issuing a new irrevocable letter of credit in favor of the transferee with provisions consistent with the Letter of Credit.

Very truly yours,

Authorized Signature

SIGNATURE GUARANTEED The Beneficiary’s signature(s) with title(s) conforms with that on file with us and such is/are authorized for the execution of this instrument.

(Name of Bank)

(Bank Address)

(City, State, Zip Code)

(Telephone Number)

(Authorized Name and Title)

(Authorized Signature)

ANNEX “C”

[Beneficiary Letterhead]

REDUCTION CERTIFICATE UNDER

[INSERT NAME OF BANK] LETTER OF CREDIT NO.

[insert name of Bank]

[address]

Attn: [                    ]

The undersigned, duly Authorized Officer of [                    ] (the “Beneficiary”) hereby certifies to [insert name of Bank] (the “Issuing Bank”), with reference to the Irrevocable Letter of Credit No.             (the “Letter of Credit”) issued by the Issuing Bank in favor of the Beneficiary (any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) that:

1. The Beneficiary is requesting an immediate reduction to the Stated Amount under the Letter of Credit in the amount of [        ] Dollars (US$         ) (the “Reduction Amount”).

2. The Beneficiary hereby certifies to you that the Stated Amount under the Letter of Credit is greater than the amount of [Pledgor]’s obligations under the Equity Contribution Agreement (the “Excess Amount”) and that the Reduction Amount does not exceed the Excess Amount.

3. The new Stated Amount will be for [        ] Dollars (US$         ).

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this certificate as of the     day of         , 20    .

[ ]

By:
Name:
Title:

SCHEDULE 1

SHAREHOLDER REGISTER NOTATION

ASIENTO N° [    ]

ASIENTO DE ANOTACIÓN DE RESTRICCIÓN A LA TRANSFERENCIA DE

ACCIONES

En virtud del contrato denominado “Equity Contribution and Retention Agreement” (el “Contrato”) de fecha [    ] de [        ] de 2012, celebrado por los accionistas de Cerro del Águila S.A. (la “Sociedad”), Sumitomo Mitsui Banking Corporation, como Agente Administrativo y The Bank of Nova Scotia, como Agente de Garantías, en el marco del contrato de financiamiento celebrado con diversos bancos e instituciones financieras con fecha [    ] de [        ] de 2012 (el “Contrato de Préstamo”), los accionistas de la Sociedad, de conformidad con la Sección 3.01(a) del Contrato, se obligaron a no transferir, aceptar, ni permitir la transferencia de acciones representativas del capital social de la Sociedad u otros derechos sobre las mismas. Dicha restricción a la transferencia de las acciones se mantendrá vigente hasta el “Project Completion Date”, según éste termino se encuentra definido en el Contrato de Préstamo.

En consecuencia, la totalidad de las acciones del accionista [        ] de la Sociedad no podrán ser transferidas por ninguna circunstancia antes que se haya verificado el “Project Completion Date”, según éste termino se encuentra definido en el Contrato de Préstamo.

El texto completo del Contrato consta en los archivos de la Sociedad.

En fe de lo cual se extiende el presente asiento que suscribe el Gerente General de la Sociedad.

Lima, [    ] de [    ] de 2012.

Gerente General

Schedule 1

EXHIBIT F-2

TO CREDIT AGREEMENT

FORM OF ISRAEL CORPORATION EQUITY RETENTION AGREEMENT

[Attached.]

EXECUTION COPY

*************************************************************************

EQUITY RETENTION AGREEMENT

Dated as of August 17, 2012

among

CERRO DEL AGUILA S.A., as the Borrower

ISRAEL CORPORATION LTD.

and

SUMITOMO MITSUI BANKING CORPORATION

as the Administrative Agent

*************************************************************************

This EQUITY RETENTION AGREEMENT (this “Agreement”), dated as of August 17, 2012, is made by and among Cerro del Aguila S.A., a sociedad anónima organized and existing under the laws of Peru (the “Borrower”), Israel Corporation Ltd., a corporation organized and existing under the laws of Israel (“Israel Corporation”) and Sumitomo Mitsui Banking Corporation in its capacity as Administrative Agent for the Lenders, as such term is defined in the Credit Agreement referred to below (the “Administrative Agent”).

RECITALS

A. The Borrower seeks to develop, design, engineer, procure, construct, commission, test, start-up, finance, own, operate and maintain a 525 MW hydroelectric power plant in the department of Huancavelica, Peru (the “Project”).

B. Pursuant to the Credit Agreement, dated as of August 17, 2012 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), among the Borrower, each of the Lenders (as defined in the Credit Agreement) that is or may from time to time become party thereto (collectively, the “Lenders”), the Administrative Agent, The Bank of Nova Scotia as offshore collateral agent for the Secured Parties, Scotiabank Peru, S.A.A., as onshore collateral agent for the Secured Parties and Sumitomo Mitsui Banking Corporation, as administrative agent for the Tranche D Lenders, the Lenders have agreed to make certain Loans to the Borrower, on the terms and subject to the conditions of the Credit Agreement.

C. The Borrower is indirectly owned by Israel Corporation.

D. In consideration for the Lenders entering into the Credit Agreement, Israel Corporation has agreed to provide certain assurances to the Lenders, as set forth in and subject to the terms and conditions of this Agreement.

E. The execution and delivery of this Agreement is a requirement pursuant to the terms of the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions; Rules of Interpretation.

1.01 Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined therein. For purposes of this Agreement, the following terms shall have the following meanings:

“Administrative Agent” has the meaning given in the preamble.

“Agreement” has the meaning given in the preamble.

“Borrower” has the meaning given in the preamble.

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“Credit Agreement” has the meaning given in Recital B.

“Lenders” has the meaning given in Recital B.

“Permitted Transfer” shall mean any Transfer of Equity Interests by Israel Corporation that is permitted pursuant to Section 2 and is in accordance with the definition of “Change in Control”.

“Permitted Transferee” shall mean any transferee of Equity Interests pursuant to a Permitted Transfer.

“Project Sponsor” means Inkia Energy Limited, a corporation organized and existing under the laws of Bermuda.

“Transfer” shall mean any assignment, sale, pledge or other disposition, whether directly or indirectly, of Equity Interests.

1.02 Rules of Interpretation. The rules of interpretation set forth in Sections 1.02 and 1.03 of the Credit Agreement shall apply, mutatis mutandis, to this Agreement as if set forth herein.

Section 2. Equity Interest Retention Obligations.

2.01 Equity Interest Retention Obligations. Israel Corporation agrees that prior to the Project Completion Date it will at all times (i) directly or indirectly own and control, legally and beneficially, at least 50.1% of the voting and economic Equity Interests of the Project Sponsor or (ii) to the extent there is an initial public offering of the Project Sponsor on the Tel Aviv Stock Exchange, the Lima, Peru Stock Exchange or any other major stock exchange governed by any Ordinary Member of the International Organization of Securities Commissions, it will Control the Project Sponsor even though it may own less than 50.1% of its Equity Interests.

2.02 Effect of Violation of Section 2.01. Any Transfer or issuance of Equity Interests attempted in violation of this Agreement shall be void ab initio. Without limiting this Section 2.02, the parties hereto agree that breach of the provisions of this Section 2 by Israel Corporation shall cause irreparable injury to the interests of the Secured Parties for which monetary damages (or other remedies at law) are inadequate in view of the complexities and uncertainties in measuring the actual damages that would be sustained by reason of such party’s noncompliance and the uniqueness of the Borrower’s business and the relationship among the parties hereto.

Section 3. Nature of Obligations.

3.01 Specific Performance. Israel Corporation hereby irrevocably waives any defense based on the adequacy of a remedy at law or in equity that may be asserted as a bar to the remedy of specific performance in any action brought against it for specific performance of its obligations under Section 2 by the Administrative Agent or the Borrower or for any of their benefit by a receiver, custodian or trustee appointed for the Borrower or in respect of all or a substantial part of the Borrower’s assets under the bankruptcy, insolvency or similar laws of any jurisdiction to which the Borrower or its assets are subject.

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3.02 Limited Recourse.

(a) The obligations of the Borrower under the Financing Documents shall be secured solely by the Security Documents to which it is a party. Subject to sub-clause (b) below, no recourse shall be had for the payment of any obligations under the Credit Agreement or upon any other obligation, covenant or agreement under any Financing Document, against any Israel Corporation or any incorporator, direct or indirect stockholder, shareholder, partner, officer, director, employee or agent as such (including shareholders of any management committee or similar body), whether past, present or future, of Israel Corporation or the Borrower or any Affiliate or direct or indirect parent thereof or of any successor corporation thereto (each, hereinafter, a “Non-Recourse Person”), whether by virtue of any constitutional provision, statute or rule of law or by the enforcement of any assessment or penalty or otherwise.

(b) Notwithstanding the foregoing to the contrary, nothing in this Section 3.02 shall impair or in any way limit any liabilities or obligations of Israel Corporation or the Borrower or any Affiliate or direct or indirect parent thereof or of any successor corporation thereto (i) under or pursuant to any Financing Document to which Israel Corporation or the Borrower or any Affiliate or direct or indirect parent thereof or of any successor corporation thereto is a party (but only then to the extent expressly set forth in or arising under such Financing Document) or (ii) in respect of any misrepresentation made by Israel Corporation or the Borrower or any Affiliate or direct or indirect parent thereof or of any successor corporation thereto in a Financing Document to which it is a party.

Section 4. Miscellaneous.

4.01 No Waiver. No failure on the part of the Administrative Agent or the Borrower to exercise, no delay in exercising, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or the Borrower of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies provided herein are cumulative and not exclusive of any rights, powers or remedies that any party hereto would otherwise have.

4.02 Notices. Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder shall be provided pursuant to Section 11.02 of the Credit Agreement (which Section is incorporated, mutatis mutandis, as if set forth herein) or, in the case of Israel Corporation, delivered to the address listed on its signature page hereto.

4.03 Expenses. Israel Corporation agrees to pay to the Administrative Agent, the Secured Parties and the Borrower all duly documented out-of-pocket expenses (including the reasonable fees and expenses of legal counsel) of, or incidental to, the enforcement of any of the provisions of this Agreement, or any other Financing Document to which Israel Corporation is a party, by litigation or otherwise.

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4.04 Amendments. This Agreement may be amended or modified only by an instrument in writing signed by each of the parties hereto.

4.05 Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the respective successors or assigns of each of the Administrative Agent, the Secured Parties and the Borrower.

(b) This Agreement shall be binding upon and inure to the benefit of the respective successors or assigns of Israel Corporation; provided, however, that, except as otherwise provided in Section 2, Israel Corporation shall not assign or delegate its rights or obligations hereunder to any other Person without the prior written consent of the Administrative Agent (acting at the direction of the Majority Lenders), and if such consent from the Majority Lenders is provided, the obligations set forth in Section 2 of this Agreement will be read and construed so as to include and reflect such Permitted Transfer and Permitted Transferee. Any purported assignment in violation of this provision shall be void ab initio.

4.06 Financial Statements. Israel Corporation shall furnish to the Administrative Agent, solely to the extent not publicly available (including by posting it on its website), (a) as soon as available but in any event no later than the last date after the end of each fiscal year of Israel Corporation permitted by applicable Israeli law for the filing of its annual financial statements, which on the date hereof is the date falling three (3) months thereafter, including the audited balance sheet of Israel Corporation as of the end of and for the previous fiscal year, and the related statements of income and cash flows for the fiscal year ending on that date (on a consolidated and unconsolidated basis) with the opinion thereon of independent public accountants, all in accordance with, and to the extent required pursuant to, the reporting requirements generally applicable to public companies in Israel, and in accordance with its Accounting Principles consistently applied subject to any changes and adjustments permitted pursuant to its Accounting Principles and (b) as soon as available but in any event no later than the last date after the last date of each of the first three fiscal quarters of each fiscal year of Israel Corporation permitted by applicable Israeli law for the filing of its quarterly financial statements, which as of the date hereof is the date falling three (3) months thereafter, including the unaudited balance sheet of Israel Corporation and the related unaudited statements of income and cash flows (on a consolidated and unconsolidated basis) for such quarterly period ending on that date, all in accordance with, and to the extent required pursuant to, the reporting requirements generally applicable to public companies in Israel, and in accordance with its Accounting Principles consistently applied subject to any changes and adjustments permitted pursuant to its Accounting Principles, as at the end of, and for, such period (subject to year-end audit adjustments and the absence of footnotes).

4.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be effective for purposes of binding the parties thereto but all of which shall together constitute one and the same instrument. This Agreement and the other Financing Documents to which Israel Corporation is a party to constitute the entire agreement and understanding among the parties hereto and supersedes any

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and all prior agreements and understandings, written or oral, relating to the subject matter hereof. The words “execution,” “signed,” “signature,” and words of like import used in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

4.08 Termination. The obligations of Israel Corporation under this Agreement shall terminate upon indefeasible payment in full of the Secured Obligations.

4.09 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, but that shall not invalidate the remaining provisions of this Agreement or affect such provision in any other jurisdiction.

4.10 Headings. Headings appearing herein are used solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

4.11 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; PROCESS AGENT.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULES, ANY LEGAL ACTION OR PROCEEDING AGAINST ISRAEL CORPORATION, WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK. ISRAEL CORPORATION HEREBY IRREVOCABLY ACCEPTS FOR ITSELF (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULES) AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARTIES HERETO AT ITS ADDRESS REFERRED TO IN THIS AGREEMENT OR THE COLLATERAL AGENCY AND DEPOSITARY AGREEMENT.

(b) ISRAEL CORPORATION HEREBY IRREVOCABLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS OR ANY OTHER TRANSACTION DOCUMENT BROUGHT IN THE COURT REFERRED TO IN SECTION 4.11(a) HEREOF AND HEREBY FURTHER

5

IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(d) EACH OF THE BORROWER AND ISRAEL CORPORATION IRREVOCABLY APPOINTS C T CORPORATION SYSTEM (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NY 10011, AS ITS AGENT AND TRUE AND LAWFUL ATTORNEY-IN-FACT IN ITS NAME, PLACE AND STEAD TO RECEIVE ON BEHALF OF THEM SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF NEW YORK, AND EACH OF THE BORROWER AND ISRAEL CORPORATION AGREES THAT THE FAILURE OF THE PROCESS AGENT TO GIVE ANY NOTICE OF ANY SUCH SERVICE OF PROCESS TO THEM SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE ENFORCEMENT OF ANY JUDGMENT BASED THEREON.

4.12 No Third Party Beneficiaries. The covenants contained herein are made solely for the benefit of the parties hereto, the Secured Parties and the successors and assigns of such parties, and shall not be construed as having been intended to benefit any third party not a party to this Agreement (other than the Secured Parties).

4.13 No Liability. Israel Corporation acknowledges and agrees that none of the Administrative Agent, any Secured Party or any of their respective designee(s) or assignee(s) shall have any liability or obligation under this Agreement or any other Transaction Document solely as a result of execution and delivery of this Agreement or the Israel Corporation Guarantee or otherwise with respect to the Project, nor shall the Administrative Agent, any Secured Party or any of their respective designee(s) or assignee(s) be obligated or required to perform any of Israel Corporation’s obligations hereunder or under any Transaction Document.

4.14 Waiver of Immunity. Israel Corporation acknowledges and agrees that the activities contemplated by the provisions of this Agreement are commercial in nature rather than governmental or public, and therefore acknowledges and agrees that it is not entitled to any right of immunity on the grounds of sovereignty or otherwise with respect to such activities or in any legal action or proceeding arising out of or relating to this Agreement. To the extent permitted by applicable law, Israel Corporation, in respect of itself, its process agents, and its Properties and revenues, expressly and irrevocably waives any such right of immunity which may now or hereafter exist (including any immunity from any legal process, from the jurisdiction of any court or from any execution or attachment in aid of execution prior to judgment or otherwise) or claim thereto which may now or hereafter exist, and agrees not to assert any such right or claim in any such action or proceeding, whether in the United States or otherwise. The foregoing waiver of sovereign immunity shall have effect under the United States Sovereign Immunities Act of 1976.

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4.15 Use of English Language. This Agreement has been negotiated and executed in the English language. All reports, notices and other documents and communications given or delivered pursuant to this Agreement (including, without limitation, any modifications or supplements hereto) shall be in the English language. For all purposes, the English language version hereof shall be the original instrument and in case of conflict between the English version and any versions in any other language, the English version shall control.

4.16 Patriot Act. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to the USA PATRIOT Act, all financial institutions that are subject to the USA PATRIOT Act are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the Administrative Agent such information as it may request, from time to time, in order for the Administrative Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and acknowledged by their respective officers or representatives hereunto duly authorized, as of the date first above written.

CERRO DEL AGUILA S.A., as Borrower

By:
Name:
Title:

By:
Name:
Title:

ISRAEL CORPORATION LTD.

By:
Name:
Title:

By:
Name:
Title:

Signature Page to the Israel Corporation Equity Retention Agreement

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to the Israel Corporation Equity Retention Agreement

EXHIBIT G

TO CREDIT AGREEMENT

FORM OF CONFIDENTIALITY AGREEMENT

CONFIDENTIALITY AGREEMENT

Confidentiality Agreement dated as of [            ], 20[    ] (this “Agreement”) between [                    ] (the “Assigning Lender”) and [                    ] (the “Prospective Lender”).

This Agreement sets forth the terms and conditions that will apply, in each instance, to the treatment of certain non-public information that either party hereto may supply to the other party hereto in connection with the consideration by the Prospective Lender of its participating in the financing specified in a Schedule specified below (the “Financing”) for CERRO DEL AGUILA S.A. (the “Borrower”).

As used herein: (a) “Evaluation Material” refers to (i) the non-public information furnished to the Assigning Lender, including any information memorandum, in respect of the Financing of the Borrower that the Assigning Lender supplies to the Prospective Lender on or after the date of the Schedule (as defined below) in respect of the Financing, (ii) all memoranda, notes, and other documents and analyses (collectively, “analyses”) internally developed by the Assigning Lender that it supplies to the Prospective Lender and (iii) all analyses developed by the Prospective Lender using any information specified under clauses (i) and (ii) above; (b) “Internal Evaluation Material” refers to analyses specified under clause (iii) of the definition of Evaluation Material; and (c) “participation” refers to a transfer of a lender’s interest in the Financing (or a grant of derivative rights in respect thereof), whether by assignment, participation or otherwise (and “participate” and “participating” shall have correlative meanings thereto).

As a condition to the Assigning Lender’s furnishing the Prospective Lender with any Evaluation Material in the Assigning Lender’s possession in respect of the Financing, the Prospective Lender shall execute and return to the Assigning Lender a schedule, in substantially the form of Exhibit A attached hereto, that the Assigning Lender may have completed, executed and delivered to it (a “Schedule”). Each Schedule shall identify which party hereto is the Assigning Lender and which party is the Prospective Lender in respect of the Financing and the related Evaluation Material, the name of the Borrower and a description of the documentation (the “Operative Documentation”) in respect thereof.

The Prospective Lender in respect of the Financing agrees that it shall use all Evaluation Material in respect of the Financing solely for the purpose of evaluating its possible participation, or obtaining the participation of another eligible person (an “Additional Assignee”), in the Financing and that the Prospective Lender will use reasonable precautions in accordance with its established procedures to keep such information confidential; provided, however, that any such information may be disclosed to the partners, directors, officers, employees, agents, counsel, auditors, affiliates, advisors and representatives (collectively, “Representatives”) of the Prospective Lender’s institution who need to know such information for the purpose of evaluating its participation in the Financing (it being understood that such Representatives shall be informed by the Prospective Lender of the confidential nature of such information and shall be directed by it to treat such information in accordance with the terms of this Agreement) and to any Additional Assignee and its Representatives (provided that such Additional Assignee shall have previously executed and delivered to the Prospective Lender an agreement in substantially the same substance as this Agreement in respect of the Evaluation Material). The Prospective Lender agrees to be responsible for any breach of this Agreement that results from the actions or omissions of its Representatives. Notwithstanding the foregoing, the Prospective Lender will not use such information to obtain an Additional Assignee if otherwise prohibited by agreements binding on the Prospective Lender.

In addition, the Prospective Lender in respect of the Financing agrees that prior to the settlement of its participation in the Financing, it will not disclose to any person, other than its Representatives, the identity of the Assigning Lender with which discussions or negotiations are taking place concerning the Prospective Lender’s possible participation in the Financing or any of the terms or conditions of such proposed participation. The term “person” as used in this Agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity and, if the Prospective Lender’s participation in the Financing would constitute a secondary market transaction, the Borrower.

The Prospective Lender in respect of the Financing shall be permitted to disclose any related Evaluation Material (and the fact that such Evaluation Material has been made available to it and that discussions or negotiations are taking place concerning the transaction or any of the terms, conditions or other facts with respect thereto) in the event that the Prospective Lender is required by law or regulation or requested by any governmental agency or other regulatory authority (including any self-regulatory organization having or claiming to have jurisdiction) or in connection with any legal proceedings. The Prospective Lender agrees that it will notify the Assigning Lender as soon as practical in the event of any such disclosure (other than as a result of an examination by any regulatory agency), unless such notification shall be prohibited by applicable law or legal process.

The Prospective Lender in respect of the Financing and its Representatives shall have no obligation hereunder with respect to any information in any related Evaluation Material to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by the Prospective Lender in violation of this Agreement, (ii) was within the Prospective Lender’s possession prior to its being furnished to it pursuant hereto, provided that the source of such information was not known by the Prospective Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower or any other party with respect to such information or (iii) is or becomes available to the Prospective Lender on a non-confidential basis from a source other than the Borrower or the Assigning Lender, or their respective Representatives, provided that such source is not known by the Prospective Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Assigning Lender, the Borrower or any other party with respect to such information.

To the extent the Operative Documentation for the Financing contains provisions regarding the use of non-public information that \conflict with, are more restrictive than or are in addition to the provisions of this Agreement, then (so long as such Operative Documentation shall be effective as to the Assigning Lender) solely with application to any Evaluation Material concerning the Borrower that is the subject of the Financing (and without application hereunder to any other Evaluation Material or otherwise), such provisions of the Operative Documentation shall be incorporated herein by this reference and shall supersede and control the terms of this Agreement to the extent that such provisions are in conflict with or more restrictive than the terms hereof or are in addition to those contained herein. Upon the Prospective Lender’s request, the Assigning Lender will furnish to the Prospective Lender the provisions of the Operative Documentation for the Financing regarding the use of non-public information. In addition, in the event that the Prospective Lender actually becomes a lender (bound as a party to the Operative Documentation) with respect to the Financing, the application of this Agreement in respect of all Evaluation Material in respect of the Financing shall terminate and the applicable confidentiality provisions, if any, contained in the Operative Documentation shall govern and control.

If the Prospective Lender in respect of the Financing chooses not to participate in the Financing, the Prospective Lender agrees on request of the Assigning Lender to return to the Assigning Lender as soon as practical all related Evaluation Material (other than Internal Evaluation Material) or destroy such Evaluation Material (other than Internal Evaluation Material) without retaining any copies thereof unless prohibited from doing so by its internal policies and procedures.

The Prospective Lender in respect of the Financing understands and agrees that the Assigning Lender will have received the related Evaluation Material from third party sources (including the Borrower) and that the Assigning Lender bears no responsibility (and shall not be liable) for the accuracy or completeness (or lack thereof) of such Evaluation Material or any information contained therein.

The Prospective Lender hereby acknowledges that United States securities laws prohibit any person with material, non-public information about an issuer from purchasing or selling securities of such issuer or, subject to certain limited exceptions, from communicating such information to any other person. The Prospective Lender agrees to comply with its internal compliance policies and procedures with respect to material confidential information.

The Prospective Lender agrees that money damages would not be a sufficient remedy for breach of this Agreement, and that in addition to all other remedies available at law or in equity, the Assigning Lender shall be entitled to seek equitable relief, including injunction and specific performance, without proof of actual damages.

This Agreement (including each Schedule delivered pursuant hereto and the provisions of any Operative Documentation incorporated herein by reference) embodies the entire understanding and agreement between the parties with respect to all Evaluation Material for the Financing and supersedes all prior understandings and agreements relating thereto. Unless otherwise agreed in writing between the parties hereto, the application of this Agreement shall terminate with respect to all Evaluation Material concerning the Financing on the date falling one year after the Schedule in respect of the Financing.

This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of law (except Section 5-1401 of the New York General Secured Obligation Law to the extent that it mandates that the law of the State of New York govern).

This Agreement may be signed in counterparts, each of which shall be an original and both of which taken together shall constitute the same instrument. The words “execution,”

“signed,” “signature,” and words of like import used herein shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

It is understood by the parties that the custom in the loan syndications and loan trading markets is to execute and deliver any confidentiality agreement, schedule, confirmation or other transaction documents by email, telecopy or telefax. The parties agree that all emailed, telecopied or telefaxed copies of this Agreement, the Schedules, confirmations and other transaction documents, and signatures hereto and thereto, shall be duplicate originals.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first written above.

[ASSIGNING LENDER], as Assigning Lender

By:
Name:
Title:

[PROSPECTIVE LENDER], as Prospective Lender

By:
Name:
Title:

EXHIBIT A

TO THE CONFIDENTIALITY AGREEMENT

This Schedule, dated as of [            ], 20[    ], is one of the Schedules referred to in the Confidentiality Agreement dated as of [            ], 20[    ] between [                    ] and [                    ]. Terms used herein, unless defined herein, shall have the respective meanings given them in said Confidentiality Agreement.

1.	Name(s) of the Borrower(s): CERRO DEL AGUILA S.A.

2.	Description of the Operative Documentation:

(a) The Credit Agreement dated as of August 17, 2012 (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Credit Agreement”), among CERRO DEL AGUILA S.A., a sociedad anónima organized under the laws of Peru (the “Borrower”), each of the Lenders that is or may from time to time become party thereto (the “Lenders”), SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), THE BANK OF NOVA SCOTIA as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), SCOTIABANK PERU S.A.A. as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”); and

(b) Each other Financing Document and Project Document referred to in the Credit Agreement.

Assigning Lender

[NAME OF INSTITUTION]

By:
Name:
Title:

Received and accepted as of the date first written above:

Prospective Lender

[NAME OF INSTITUTION]

By:
Name:
Title:

EXHIBIT H

TO THE CREDIT AGREEMENT

FORM OF COLLATERAL AGENCY AND DEPOSITARY AGREEMENT

[Attached]

EXECUTION COPY

************************************************************

COLLATERAL AGENCY AND SECURITY DEPOSIT AGREEMENT

Dated as of August 17, 2012

by and among

CERRO DEL AGUILA S.A.,

as the Borrower

SUMITOMO MITSUI BANKING CORPORATION,

as the Administrative Agent

THE BANK OF NOVA SCOTIA,

as the Offshore Collateral Agent

SCOTIABANK PERU S.A.A.,

as the Onshore Collateral Agent

SCOTIABANK PERU S.A.A.,

as the Trustee

and

THE BANK OF NOVA SCOTIA, NEW YORK AGENCY,

as Depositary

************************************************************

ARTICLE V THE ONSHORE ACCOUNTS		29
5.01	Onshore Dollar Construction Account	29
5.02	Onshore Nuevo Sol Construction Account	30
5.03	Pre-Acceptance Dollar Revenue Account	31
5.04	Pre-Acceptance Nuevo Sol Revenue Account	32
5.05	Onshore Dollar Revenue Account	32
5.06	Onshore Nuevo Sol Revenue Account	36
5.07	Onshore Dollar Operating Account	38
5.08	Onshore Nuevo Sol Operating Account	38
5.09	Loss Proceeds Account	39
5.10	Distributions and Onshore Distribution Accounts	39
5.11	Local Accounts	40
5.12	Invasion of Accounts	40

ARTICLE VI GRANT OF SECURITY INTEREST		41
6.01	Collateral	41
6.02	Perfection	43
6.03	Certain Representations and Warranties	43
6.04	Security Interest Absolute	44

ARTICLE VII DEPOSITARY		44
7.01	Appointment of Depositary, Powers and Immunities	44
7.02	Reliance by Depositary	45
7.03	Court Orders	46
7.04	Resignation or Removal	46
7.05	Exculpatory Provisions	47

ARTICLE VIII COLLATERAL AGENTS		48
8.01	Appointment; Powers and Immunities	48
8.02	Rights of the Collateral Agents	49
8.03	Remedies; Application of Proceeds	51
8.04	Indebtedness Balances	53
8.05	Release of Collateral	53
8.06	Further Assurances	54

ARTICLE IX RESIGNATION OR REMOVAL OF THE COLLATERAL AGENTS		54
9.01	Resignation; Removal	54
9.02	Substitute Collateral Agent	55

ARTICLE X EXPENSES; INDEMNIFICATION; FEES		55
10.01	Compensation and Expenses	55
10.02	Indemnification	56
10.03	Prompt Payment	56

ARTICLE XI MISCELLANEOUS		57
11.01	Amendments; Etc	57
11.02	Addresses for Notices	57
11.03	Governing Law; Jurisdiction	58

11.05	Headings	60
11.06	Letters of Credit	60
11.07	No Waiver	60
11.08	Severability	60
11.09	Successors and Assigns	61
11.10	Execution in Counterparts	61
11.11	Force Majeure	61
11.12	Consequential Damages	61
11.13	Additional Secured Parties; Third-Party Beneficiaries	61
11.14	Provisions Solely to Define Relative Rights	62
11.15	Reinstatement	62
11.16	Non-Voting Parties	62
11.17	USA PATRIOT Act	62

SCHEDULES AND EXHIBITS

SCHEDULE I	–	Offshore Account Numbers and Wire Transfer Information
SCHEDULE II	–	Onshore Account Numbers and Wire Transfer Information

EXHIBIT A	–	Form of Withdrawal/Transfer Certificate
EXHIBIT B	–	Secured Party Addition Agreement
EXHIBIT C	–	Form of DSRA L/C
EXHIBIT D	–	Form of UCC-1 Filing

This COLLATERAL AGENCY AND SECURITY DEPOSIT AGREEMENT, dated as of August 17, 2012 (this “Agreement”), is entered into by and among CERRO DEL AGUILA S.A., a sociedad anónima organized under the laws of Peru (the “Borrower”), SUMITOMO MITSUI BANKING CORPORATION as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), THE BANK OF NOVA SCOTIA as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), SCOTIABANK PERU S.A.A. as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”), THE BANK OF NOVA SCOTIA, NEW YORK AGENCY as Depositary for the Secured Parties (in such capacity, the “Depositary”) and SCOTIABANK PERU S.A.A. as trustee for the Secured Parties (in such capacity, the “Trustee”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1.01 or Section 1.03 below.

RECITALS

WHEREAS, the Borrower seeks to develop, design, engineer, procure, construct, commission, test, start-up, finance, own, operate and maintain a 525 MW hydroelectric power plant in the department of Huancavelica, Peru (the “Project”).

WHEREAS, pursuant to the Credit Agreement, dated as of August 17, 2012 (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Credit Agreement”) among the Borrower, each of the lenders that is a signatory to the Credit Agreement or that shall become a Lender to the Credit Agreement (individually, a “Lender” and collectively, the “Lenders”), the Administrative Agent, the Collateral Agents and Sumitomo Mitsui Banking Corporation, as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”), the Lenders have agreed to make certain Loans to the Borrower, on the terms and subject to the conditions of the Credit Agreement.

WHEREAS, the Borrower has granted a Lien in favor of the Collateral Agents (for the benefit of the Secured Parties) on all of its right, title and interest in, to and under the Collateral, including the Project Accounts established pursuant to this Agreement and the Trust Agreement and all of the funds deposited therein or credited thereto, as security for the payment and performance in full of the Secured Obligations.

WHEREAS, the Administrative Agent (on behalf of itself and the Senior Lenders) desires to appoint The Bank of Nova Scotia, a banking institution organized and existing under the laws of Canada, as the Offshore Collateral Agent for the Senior Lenders and the other Secured Parties.

WHEREAS, the Administrative Agent and the Borrower desire to appoint The Bank of Nova Scotia, New York Agency, as the Depositary to hold and administer money deposited in or credited to certain accounts established pursuant to this Agreement and funded with, among other things, revenues received by the Borrower or its Affiliates from the Project.

WHEREAS, the Administrative Agent (on behalf of itself and the Senior Lenders) desires to appoint Scotiabank Peru S.A.A., a financial institution incorporated under the laws of Peru, as the Onshore Collateral Agent for the Senior Lenders and the other Secured Parties.

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WHEREAS, it is a condition precedent to the transactions contemplated by the Credit Agreement that this Agreement shall have been executed and delivered by each of the parties hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower hereby agrees with the Administrative Agent, the Collateral Agents, the Trustee and the Depositary (each for the benefit of the Secured Parties) as follows:

ARTICLE I

DEFINITIONS; RULES OF INTERPRETATION

1.01 Definitions. Unless otherwise defined herein, all capitalized terms used in this Agreement have the respective meanings assigned to such terms in Section 1.01 of the Credit Agreement. In addition, the terms below shall have the following meanings in this Agreement:

“Administrative Agent” has the meaning set forth in the Preamble.

“Agreement” has the meaning set forth in the Preamble.

“Assigned Agreement” has the meaning set forth in Section 6.01(a).

“Bank Senior Secured Party” means any Senior Secured Party who is not a Non-Bank Senior Secured Party.

“Borrower” has the meaning set forth in the Preamble.

“Borrower POA” means, a revocable power of attorney, granted by the Trustee to the Borrower, substantially in the form attached to the Trust Agreement as Annex V.

“Claims” means any and all actions, suits, penalties, claims and demands and reasonable out-of-pocket liabilities, losses, costs and expenses (including reasonable attorney’s fees and expenses) of any nature whatsoever.

“Collateral” has the meaning set forth in Section 6.01.

“Credit Agreement” has the meaning set forth in the Recitals.

“Debt Service Accrual Accounts” means the Offshore Debt Service Accrual Account and the Onshore Debt Service Accrual Account.

“Debt Service Reserve Accounts” means the Offshore Debt Service Reserve Account and the Onshore Debt Service Reserve Account.

“Delay LD Account” means the Project Account of such name established pursuant to Section 2.02(a).

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“Depositary” has the meaning set forth in the Preamble.

“DSRA Letter of Credit” means an irrevocable standby letter of credit, substantially in the form of Exhibit C attached hereto (or such other form as the Administrative Agent shall agree), containing a one-year term with an automatic renewal clause (except if such Acceptable LC Provider is prohibited from issuing standby letters of credit containing automatic renewal clauses pursuant to internal or Government Rules) naming the Offshore Collateral Agent (for the benefit of the Secured Parties), as the beneficiary and otherwise issued by an Acceptable LC Provider in form, scope and substance satisfactory to the Administrative Agent. Any such letter of credit must be drawable prior to its stated maturity if, (a) it is not renewed or replaced, at least thirty (30) days prior to its stated maturity date or (b) a Negative Credit Event occurs with respect to the issuer and a replacement letter of credit has not been obtained from an Acceptable LC Provider within the earlier of (x) thirty (30) days after the downgrade giving rise to such Negative Credit Event and (y) two (2) Business Days prior to its stated maturity date. The Borrower shall not be the applicant in respect of any such letter of credit, and any such letter of credit shall not otherwise constitute Indebtedness of the Borrower or be secured by a Lien on any of the property of the Borrower that is subject to the Lien intended to be created by the Security Documents. For the avoidance of doubt, in the event the DSRA Letter of Credit is issued without an automatic renewal clause, the beneficiary shall not be required to provide the Borrower or the applicant with any notice prior to drawing thereunder.

“Equity Party” shall mean the Project Sponsor or the Pledgors, or all of the foregoing, as applicable.

“Executed Withdrawal/Transfer Certificate” has the meaning set forth in Section 3.02(b).

“Indemnified Person” means each of the Agents, including their respective officers, directors, agents, Affiliates and employees.

“Initial Required Debt Service Reserve Amount” has the meaning set forth in the Equity Contribution and Retention Agreement.

“Local Accounts” means one or more Unsecured Accounts that may be established in the name of the Borrower that shall be used solely to make payments for Project Costs or Operation and Maintenance Expenses to be made by the Borrower to Persons in the departments of Huanvelica or Junin.

“Loss Proceeds Account” means the Project Account of such name established pursuant to Section 2.03(a).

“Minimum Monthly Debt Service Accrual Amount” means, for any Monthly Transfer Date, (a) in respect of (x) the Monthly Transfer Date falling in the first month immediately succeeding the Actual Project Acceptance Date or (y) any other Monthly Transfer Date falling immediately after any Payment Date, one-third (1/3) of the Debt Service due and payable on the Payment Date succeeding such Monthly Transfer Date, (b) in respect of (x) the Monthly Transfer Date falling two months prior to the Initial Amortizing Senior Loan Tranche

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Principal Payment Date or (y) any other Monthly Transfer Date falling two months after any Payment Date, two-thirds (2/3) of the Debt Service due and payable on the Payment Date succeeding such Monthly Transfer Date and (c) in respect of (x) the Monthly Transfer Date falling one month prior to the Initial Amortizing Senior Loan Tranche Principal Payment Date or (y) any other Monthly Transfer Date falling three months after any Payment Date, the full amount of Debt Service due and payable on the Payment Date succeeding such Monthly Transfer Date (or if such Monthly Transfer Date is a Payment Date, such Principal Payment Date).

“Monthly Transfer Date” means the eighteenth (18th) day of each calendar month following the date of the Initial Disbursement Date (or such other calendar day in each calendar month as the Borrower and each of the Agents shall agree prior to the Actual Project Acceptance Date); provided, that if such day is not a Business Day, then the Monthly Transfer Date shall mean the next succeeding Business Day.

“Non-Bank Senior Secured Party” means after the date hereof, any Eligible Assignee who accedes to the Credit Agreement as a Senior Secured Party who is not a bank or financial institution for purposes of Peruvian applicable tax law and is specified as a “Non-Bank Senior Secured Party” by the Borrower in a written notice delivered to the Administrative Agent, the Offshore Collateral Agent and the Onshore Collateral Agent no later than the date of the Assignment and Acceptance

“Non-Voting Party” has the meaning set forth in Section 11.16.

“Nuevo Soles” means the lawful money of Peru.

“Offshore Account Collateral” has the meaning set forth in Section 6.01(c).

“Offshore Accounts” means, collectively, the Offshore Construction Account, the Performance LD Account, the Delay LD Account, the Prepayment Account, the Offshore Debt Service Accrual Account and the Offshore Debt Service Reserve Account.

“Offshore Collateral Agent” has the meaning set forth in the Preamble.

“Offshore Construction Account” means the Project Account of such name established pursuant to Section 2.02(a).

“Offshore Debt Service Accrual Account” means the Project Account named “Debt Service Accrual Account” established pursuant to Section 2.02(a).

“Offshore Debt Service Reserve Account” means the Project Account named “Debt Service Reserve Account” established pursuant to Section 2.02(a).

“Offshore Deficiency” has the meaning set forth in Section 4.03(b).

“Onshore Accounts” means the Onshore Distribution Accounts, the Onshore Construction Accounts, the Onshore Operating Accounts, the Onshore Revenue Accounts, the Loss Proceeds Account, the Pre-Acceptance Revenue Accounts, the Onshore Debt Service Accrual Account and the Onshore Debt Service Reserve Account.

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“Onshore Construction Accounts” means, collectively, the Onshore Dollar Construction Account and the Onshore Nuevo Sol Construction Account.

“Onshore Debt Service Accrual Account” means the Project Account of such name established pursuant to Section 2.03(a).

“Onshore Debt Service Reserve Account” means the Project Account of such name established pursuant to Section 2.03(a).

“Onshore Deficiency” has the meaning set forth in Section 4.03(c).

“Onshore Distribution Accounts” means, collectively, the Onshore Dollar Distribution Account and the Onshore Nuevo Sol Distribution Account.

“Onshore Dollar Construction Account” means the Project Account of such name established pursuant to Section 2.03(a).

“Onshore Dollar Distribution Account” means the Project Account of such name established pursuant to Section 2.03(a).

“Onshore Dollar Operating Account” means the Project Account of such name established pursuant to Section 2.03(a).

“Onshore Dollar Revenue Account” means the Project Account of such name established pursuant to Section 2.03(a).

“Onshore Nuevo Sol Construction Account” means the Project Account of such name established pursuant to Section 2.03(a).

“Onshore Nuevo Sol Distribution Account” means the Project Account of such name established pursuant to Section 2.03(a).

“Onshore Nuevo Sol Operating Account” means the Project Account of such name established pursuant to Section 2.03(a).

“Onshore Nuevo Sol Revenue Account” means the Project Account of such name established pursuant to Section 2.03(a).

“Onshore Operating Accounts” means, collectively, the Onshore Dollar Operating Account and the Onshore Nuevo Sol Operating Account.

“Onshore Revenue Accounts” means, collectively, the Onshore Dollar Revenue Account and the Onshore Nuevo Sol Revenue Account.

“Payment Date” shall mean any Interest Payment Date or Principal Payment Date.

“Performance LD Account” means the Project Account of such name established pursuant to Section 2.02(a).

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“Pre-Acceptance Dollar Revenue Account” means the Project Account of such name established pursuant to Section 2.03(a).

“Pre-Acceptance Nuevo Sol Revenue Account” means the Project Account of such name established pursuant to Section 2.03(a).

“Pre-Acceptance Revenue Accounts” means, collectively, the Pre-Acceptance Dollar Revenue Account and the Pre-Acceptance Nuevo Sol Revenue Account.

“Prepayment Account” means the Project Account of such name established pursuant to Section 2.02(a).

“Project Accounts” means the Offshore Accounts and the Onshore Accounts.

“Release Notice” has the meaning set forth in Section 3.13(b).

“Remedies Direction” means a written notice and instruction to the Offshore Collateral Agent and the Onshore Collateral Agent from the Administrative Agent (acting at the direction of the Required Secured Parties) to take the actions specified therein with respect to a Trigger Event which has occurred and is continuing.

“Required Secured Parties” means the Majority Lenders.

“Secured Party Addition Agreement” means the agreement substantially in the form of Exhibit B and provided pursuant to Section 11.13.

“Senior Secured Party” means any Senior Lender or Permitted Swap Provider.

“SUNAT” shall mean the Superintendencia Nacional de Administración Tributaria or any entity that replaces it as the Peruvian tax authority.

“Transfer Period” shall mean, any period beginning on (and including) a Monthly Transfer Date and ending on (but excluding) the immediately succeeding Monthly Transfer Date.

“Trigger Event” means any Event of Default under the Credit Agreement that is designated as a “Trigger Event” by the Administrative Agent in writing to the Borrower and to each other Agent.

“Trigger Event Date” has the meaning set forth in Section 3.04(a).

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.

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“Unsecured Accounts” means certain accounts opened from time to time and held in the name of the Borrower that are not subject to the Lien of the Secured Parties, which may include any Local Accounts and the account used for transactions with SUNAT.

“Withdrawal Date” means any Monthly Transfer Date or any other date on which a withdrawal or transfer is to be made from a Project Account.

“Withdrawal/Transfer Certificate” means a certificate substantially in the form attached hereto as Exhibit A and delivered by the Borrower pursuant to Section 3.02.

1.02 Rules of Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) unless otherwise expressly provided, all references in this Agreement to designated “Articles”, “Sections”, “Exhibits”, “Schedules”, “Appendices,” “clauses”, and other subdivisions are to the designated Articles, Sections, Exhibits, Schedules, Appendices, clauses, and other subdivisions of this Agreement;

(ii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii) unless otherwise expressly specified, any agreement, contract or document defined or referred to herein means such agreement, contract or document as in effect as of the date hereof, as the same may thereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and of this Agreement and the other Financing Documents and including any agreement, contract or document in substitution or replacement of any of the foregoing in accordance with the terms of this Agreement and the other Financing Documents;

(iv) unless the context clearly intends to the contrary, pronouns having a masculine or feminine gender shall be deemed to include the other;

(v) any reference to any Person shall include its successors and permitted assigns in the capacity indicated, and in the case of any Government Authority, any Person succeeding to its functions and capacities;

(vi) the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import; and

(vii) in the event that there is a refinancing of the Credit Agreement, references herein to “Credit Agreement” shall be deemed amended to refer to the applicable document executed in connection with such refinancing.

1.03 Uniform Commercial Code Definitions. The terms “Accounts”, “Bank”, “Chattel Paper”, “Commercial Tort Claim”, “Debtor”, “Deposit Account”, “Document”, “Equipment”, “Fixtures”, “General Intangible”, “Goods”, “Instrument”, “Inventory”,

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“Letter-of-Credit Rights”, “Payment Intangible”, “Proceeds” and “Software” have the respective meanings ascribed thereto in Article 9 of the UCC. The terms “Financial Asset” and “Securities Account” have the respective meanings ascribed thereto in Article 8 of the UCC.

ARTICLE II

APPOINTMENT OF DEPOSITARY; ESTABLISHMENT OF ACCOUNTS

2.01 Acceptance of Appointment of Depositary. The Depositary hereby agrees to act as depositary agent and as Bank with respect to the Offshore Accounts and credit balances credited thereto and to accept all cash, payments and other amounts to be delivered to or held by the Depositary pursuant to the terms of this Agreement. The Depositary shall hold and safeguard the Offshore Accounts during the term of this Agreement in accordance with the provisions of this Agreement.

None of the Credit Parties or any Affiliate thereof shall have any rights to withdraw or transfer funds from any of the Project Accounts, as third party beneficiary or otherwise, except as permitted by this Agreement and the Trust Agreement and to direct the investment of monies held in the Project Accounts as permitted by Section 3.01 hereof and the Trust Agreement.

2.02 Establishment of Offshore Accounts.

(a) On or prior to the date the Notice of Borrowing is delivered in respect of the Initial Disbursement Date, the Borrower and the Offshore Collateral Agent shall cause the Depositary to establish the following special, segregated non-interest bearing Dollar-denominated Project Accounts (the “Offshore Accounts”) in respect of which the Borrower shall be the Debtor, the account numbers for which shall be set forth in Schedule I hereto, which shall be maintained at all times until the termination of this Agreement unless otherwise closed pursuant to Section 3.10:

(i) a Project Account entitled “Offshore Construction Account” (the “Offshore Construction Account”);

(ii) a Project Account entitled “Offshore Debt Service Accrual Account” (the “Offshore Debt Service Accrual Account”);

(iii) a Project Account entitled “Offshore Debt Service Reserve Account” (the “Offshore Debt Service Reserve Account”);

(iv) a Project Account entitled “Delay LD Account” (the “Delay LD Account”);

(v) a Project Account entitled “Performance LD Account” (the “Performance LD Account”); and

(vi) a Project Account entitled “Prepayment Account” (the “Prepayment Account”).

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All amounts from time to time held in each Offshore Account shall be disbursed in accordance with the terms hereof, shall constitute the Property of the Borrower and shall be (A) subject to the Lien of the Offshore Collateral Agent (for the benefit of the Secured Parties) and (B) held in the sole custody and control of the Offshore Collateral Agent for the purposes and on the terms set forth in this Agreement and all such amounts shall constitute a part of the Collateral and shall not constitute payment of any Secured Obligation or any other obligation of the Borrower, unless and until applied thereto as contemplated hereby. Upon the opening of the Offshore Accounts by the Depositary, Schedule I hereto shall be automatically amended to include the respective account numbers for each Offshore Account.

(b) The Borrower agrees that it shall not maintain Deposit Accounts or Securities Accounts in its name or for its account other than the Project Accounts and the Unsecured Accounts.

(c) The Depositary is the agent and bailee of the Offshore Collateral Agent (for the benefit of the Secured Parties) (such bailments being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) for the purpose of receiving payments contemplated hereunder. This Agreement constitutes a “security agreement” as defined in Article 9 of the UCC.

2.03 Establishment of Onshore Accounts.

(a) On or prior to the date the Notice of Borrowing is delivered in respect of the Initial Disbursement Date, the Borrower and the Offshore Collateral Agent shall cause the Trustee to establish (or cause to be established) the following special, segregated Dollar-denominated and Nuevo Sol-denominated Project Accounts (the “Onshore Accounts”) in the name of the Trustee, the account numbers for which shall be set forth in Schedule II hereto, which shall be maintained at all times until the termination of this Agreement and the Trust Agreement or until closed pursuant to Section 3.10:

(i) a Project Account entitled “Onshore Dollar Revenue Account” (the “Onshore Dollar Revenue Account”);

(ii) a Project Account entitled “Onshore Nuevo Sol Revenue Account” (the “Onshore Nuevo Sol Revenue Account”);

(iii) a Project Account entitled “Onshore Dollar Operating Account” (the “Onshore Dollar Operating Account”);

(iv) a Project Account entitled “Onshore Nuevo Sol Operating Account” (the “Onshore Nuevo Sol Operating Account”);

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(v) a Project Account entitled “Onshore Dollar Construction Account” (the “Onshore Dollar Construction Account”);

(vi) a Project Account entitled “Onshore Nuevo Sol Construction Account” (the “Onshore Nuevo Sol Construction Account”);

(vii) a Project Account entitled “Loss Proceeds Account” (the “Loss Proceeds Account”);

(viii) a Project Account entitled “Onshore Dollar Distribution Account” (the “Onshore Dollar Distribution Account”);

(ix) Project Account entitled “Onshore Nuevo Sol Distribution Account” (the “Onshore Nuevo Sol Distribution Account”);

(x) a Project Account entitled “Pre-Acceptance Dollar Revenue Account” (the “Pre-Acceptance Dollar Revenue Account”);

(xi) a Project Account entitled “Pre-Acceptance Nuevo Sol Revenue Account” (the “Pre-Acceptance Nuevo Sol Revenue Account”);

(xii) a Project Account entitled “Onshore Debt Service Accrual Account” (the “Onshore Debt Service Accrual Account”); and

(xiii) a Project Account entitled “Onshore Debt Service Reserve Account” (the “Onshore Debt Service Reserve Account”).

(b) The Borrower may establish (or cause to be established) one or more Local Accounts upon written notice by the Borrower to the Administrative Agent, the Offshore Collateral Agent, and the Trustee.

(c) All amounts from time to time held in each Onshore Account shall be disbursed in accordance with the terms hereof, shall constitute the property of the estate of the Trustee and shall be subject to the Lien in favor of the Offshore Collateral Agent (for the benefit of the Secured Parties) for the purposes and on the terms set forth in this Agreement and the Trust Agreement and all such amounts shall constitute a part of the Collateral and shall not constitute payment of any Secured Obligation or any other obligation of the Borrower, unless and until applied thereto as contemplated hereby. Each Onshore Account shall be established and maintained in Peru with an Acceptable Bank in the name of the Trustee pursuant to the Trust Agreement, whereby the parties thereto agree to the creation of a Patrimonio Fideicometido to be held in trust (dominio fiduciario) by the Trustee for the benefit of the Borrower. Each of the Borrower and the Trustee hereby agrees not to amend the Trust Agreement without the prior

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written consent of the Administrative Agent in accordance with Section 10.09 of the Credit Agreement. Upon the opening of the Onshore Accounts by the Trustee, Schedule II hereto shall be automatically amended to include the respective account numbers for each Onshore Account.

2.04 Accounts Maintained as UCC “Deposit Accounts”. The Depositary hereby agrees and confirms that it has established the Offshore Accounts, each as set forth and defined in this Agreement. The Depositary agrees that (a) each such Offshore Account established by the Depositary is and will be maintained as a Deposit Account and (b) the Borrower is the “Debtor” (within the meaning of Article 9 of the UCC) and the Depositary is the Bank. All property delivered to the Depositary pursuant to this Agreement will be promptly credited to the applicable Offshore Account. The Borrower hereby irrevocably directs, and the Depositary hereby agrees, that the Depositary will comply with all instructions and orders regarding each Offshore Account originated by the Offshore Collateral Agent without the further consent of the Borrower or any other Person. In the case of a conflict between any instruction or order originated by the Offshore Collateral Agent and any instruction or order originated by the Borrower or any other Person other than a court of competent jurisdiction, the instruction or order originated by the Offshore Collateral Agent shall prevail. Neither the Trustee or the Depositary shall change the name or account number of any Project Account (including any sub-account thereof) without the prior written consent of the Offshore Collateral Agent, acting upon the written instructions of the Administrative Agent, and at least five (5) Business Days’ prior notice to the Borrower and shall not change the Debtor of any Project Account.

The Depositary shall not have title to the funds on deposit in the Offshore Accounts, and shall credit the Offshore Accounts with all receipts of interest, dividends and other income received on the Property held in the Offshore Accounts. The Depositary shall administer and manage the Offshore Accounts in strict compliance with all the terms applicable to the Offshore Accounts pursuant to this Agreement, and shall be subject to and comply with all the obligations that the Depositary owes to the Offshore Collateral Agent with respect to the Offshore Accounts, including all subordination obligations, pursuant to the terms of this Agreement. Notwithstanding anything herein to the contrary, the Depositary hereby agrees to comply with any and all instructions originated by the Offshore Collateral Agent directing disposition of funds and all other Property in the Offshore Accounts without any further consent of the Borrower.

2.05 Jurisdiction of Depositary. The Borrower, the Offshore Collateral Agent and the Depositary agree that, for purposes of the UCC, notwithstanding anything to the contrary contained in any other agreement relating to the establishment and operation of the Offshore Accounts, the jurisdiction of the Depositary (in its capacity as Bank) is the State of New York and the law of the State of New York shall govern the establishment and operation of the Offshore Accounts.

2.06 Degree of Care; Liens. Each of the Depositary and the Trustee shall exercise the same degree of care with respect to the funds held in the Project Accounts and the investments purchased with such funds in accordance with the terms of this Agreement and the Trust Agreement as the Depositary and the Trustee exercise in the ordinary course of its day-to-day business with respect to other funds and investments for its own account and as required by applicable Government Rule. The Depositary, the Trustee and the Offshore Collateral Agent

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shall have no duties or obligations with respect to such funds and investments except as expressly set forth in this Agreement and the Trust Agreement. Except for this Agreement and the Trust Agreement, neither the Depositary or the Trustee is party to nor shall it execute and deliver, or otherwise become bound by, any agreement under which the Depositary or the Trustee agrees with any Person other than the Offshore Collateral Agent to comply with instructions originated by such Person relating to any of the Project Accounts or the security entitlements that are the subject of this Agreement or the Trust Agreement. Neither the Depositary or the Trustee shall grant any Lien on any Financial Asset, other than any Lien granted to the Offshore Collateral Agent (for the benefit of the Secured Parties) under this Agreement and the Trust Agreement.

2.07 Subordination of Lien; Waiver of Set-Off. In the event that the Depositary or the Trustee has or subsequently obtains by agreement, operation of law or otherwise a Lien in any Project Account or in any Offshore Account Collateral, the Depositary or the Trustee, as applicable, agrees that such Lien shall (except to the extent provided in the last sentence of this Section 2.07) be subordinate to the Lien of the Offshore Collateral Agent. The Financial Assets standing to the credit of the Project Accounts will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than (i) in accordance with judicial or arbitral order, (ii) the Offshore Collateral Agent (for the benefit of the Secured Parties) and the Depositary to the extent of returned items and chargebacks either for uncollected checks or other items of payment and transfers previously credited to one or more of the Project Accounts, and the Borrower and the Offshore Collateral Agent hereby authorize the Depositary and the Trustee, as applicable, to debit the applicable Project Account for such amounts and (iii) the Depositary for any amounts due to it in respect of its customary fees and expenses for the routine maintenance and operation of the Offshore Accounts.

2.08 No Other Agreements. None of the Depositary, the Trustee, the Offshore Collateral Agent, the Onshore Collateral Agent or the Borrower has entered or will enter into (other than with the approval of the Administrative Agent, acting at the direction of the Majority Lenders) any agreement with respect to any Project Account or any Offshore Account Collateral, other than the agreement establishing such account, this Agreement and the other Financing Documents.

2.09 Notice of Adverse Claims. Each of the Depositary and the Trustee hereby represents (as to itself only) that, except for the Claims and interests of the Offshore Collateral Agent (for the benefit of the Secured Parties) and the Borrower in each of the Project Accounts, the Depositary and the Trustee, (a) as of the Initial Disbursement Date, have no actual knowledge of, and have received no written notice of, and (b) as of each date on which any Project Account is established pursuant to this Agreement or the Trust Agreement, have received no notice of, any Claim to, or interest in, any Project Account or in any other Offshore Account Collateral. If any Person asserts any Lien (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Project Account or in any other Offshore Account Collateral, the Depositary and the Trustee, upon obtaining written notice thereof, will notify the Offshore Collateral Agent and the Borrower within two (2) Business Days of such notice, as applicable, thereof.

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2.10 Rights and Powers of the Offshore Collateral Agent. The rights and powers granted to the Offshore Collateral Agent by the Secured Parties have been granted in order to, among other things, perfect its Lien in the Project Accounts and the other Offshore Account Collateral and to otherwise act as their agent with respect to the matters contemplated hereby.

2.11 Termination. This Agreement shall remain in full force and effect until the Termination Date.

ARTICLE III

PROVISIONS APPLICABLE TO THE PROJECT ACCOUNTS

3.01 Investment of the Project Accounts.

(a) Amounts deposited in the Onshore Accounts under this Agreement shall, at the Borrower’s written request and direction, be invested by the Trustee in Permitted Investments described in paragraph (g) of Section 8.14 of the Credit Agreement as specifically instructed pursuant to such written request and direction and in accordance with the Trust Agreement (such written request and direction shall provide for investments which will mature in such amounts and not later than such times as may be necessary to provide monies when needed to make payments from such monies as provided in this Agreement); provided, however, that upon the occurrence of an Event of Default and while it is continuing the Offshore Collateral Agent shall, at the written instruction of the Administrative Agent, direct the Trustee to invest and reinvest such balances in accordance with such written instructions. No amounts on deposit in any Offshore Account shall be invested by the Depositary in Permitted Investments.

(b) Earnings on Permitted Investments in the Onshore Accounts shall be deposited when paid into the Onshore Account from which the investment is made for application as provided in this Agreement.

(c) All funds in an Onshore Account that are invested in a Permitted Investment shall be credited by the Trustee to the relevant Onshore Account from which such funds have been invested and shall be deemed to be held on deposit in such Onshore Account for all purposes of this Agreement, the Trust Agreement and the other Financing Documents.

(d) Absent written instructions from the Borrower or the Offshore Collateral Agent, the Trustee shall not invest the amounts held in the Onshore Accounts under this Agreement or the Trust Agreement.

(e) If and when cash is required for the making of any transfer, disbursement or withdrawal in accordance with this Agreement, the Borrower shall cause Permitted Investments described in paragraph (g) of Section 8.14 of the Credit Agreement to be sold or otherwise liquidated into cash (without regard to maturity) as and to the extent necessary in order to make such transfers, disbursements or withdrawals required pursuant to this Agreement. The Trustee shall comply with any instruction from the Borrower with respect to the liquidation of such Permitted Investments described in the preceding sentence (provided it has not received a conflicting instruction from the Offshore Collateral Agent). In the event any such investments

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are so redeemed prior to the maturity thereof, none of the Agents shall be liable for any loss or penalties relating thereto. No Agent shall be liable for the diminution in value of any Permitted Investment which is made pursuant to the terms of this Agreement.

(f) For purposes of determining responsibility for any income tax payable on account of any income or gain on any Permitted Investment hereunder, such Tax shall be for the account of the Borrower.

(g) None of the Administrative Agent, the Collateral Agents, the Depositary, the Trustee, nor any other Secured Party shall have any responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the funds. It is agreed and understood that the Trustee may earn fees associated with the investments outlined above in accordance with the terms of such investments. In no event shall the Trustee be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Trustee or its respective Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments.

(h) Except interests as a secured creditor under any Security Documents, none of the Collateral Agents, the Depositary nor the Trustee has any interest in the funds deposited hereunder but is serving as escrow holder only and having only possession thereof. The Borrower shall pay or reimburse the Depositary or the Trustee upon request for any transfer taxes or other taxes relating to the funds incurred in connection herewith and shall indemnify and hold harmless the Depositary and the Trustee from any amounts that they may be obligated to pay in the way of such taxes. Any payments of income from the related accounts shall be subject to withholding regulations then in force with respect to United States taxes and Peruvian taxes, as applicable. The Borrower will provide the Depositary with appropriate W-9 forms for tax identification number certifications, or W-8 forms for non-resident alien certifications, and provide the Trustee with appropriate documents required by it for the purposes hereof. It is understood that the Depositary shall only be responsible for income reporting with respect to income earned on the funds and will not be responsible for any other reporting. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Depositary or the Trustee.

3.02 Withdrawal and Transfer Procedure.

(a) Maintenance of Funds in Accounts; Withdrawals.

(i) Until withdrawn or transferred pursuant to and in accordance with this Agreement, any amounts deposited into a Project Account shall be held in such Project Account. All withdrawals and transfers from any Project Account shall be made in accordance with the provisions of Articles III, IV and V.

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(ii) The Borrower, upon thirty (30) days’ prior written notice to the Administrative Agent and the Offshore Collateral Agent, may change the Monthly Transfer Date; provided that the Borrower shall only be permitted to do so two (2) times prior to the Termination Date.

(b) Withdrawal/Transfer Certificate.

(i) Except as otherwise expressly provided herein, the Borrower shall not be entitled to request withdrawals or transfers of monies from any Project Account. Withdrawals or transfers from any Project Account (except as otherwise expressly provided herein, including as set forth in sub-clause (ii) below) shall be made by the Depositary or the Trustee, in each case as instructed by the Offshore Collateral Agent or the Administrative Agent, as applicable, following (and in accordance with): (A) in the case of withdrawals and transfers out of the Onshore Revenue Accounts, the Loss Proceeds Account, the Prepayment Account, the Performance LD Account and the Delay LD Account, receipt of (and in accordance with) a Withdrawal/Transfer Certificate signed by the Borrower and countersigned by the Administrative Agent (an “Executed Withdrawal/Transfer Certificate”), (B) in the case of withdrawals and transfers out of the Offshore Construction Account, the Debt Service Accrual Accounts, the Debt Service Reserve Accounts, or the Onshore Distribution Accounts, written instructions from the Offshore Collateral Agent (at the written instruction of the Administrative Agent) to the Depositary or the Trustee, as applicable or (C) written instructions from the Offshore Collateral Agent in accordance with Section 3.02(g) hereof. Each Withdrawal/Transfer Certificate shall request withdrawals and transfers to and from the Project Accounts in the amounts, at the times and in the order of priority set out in Articles IV and V, as applicable.

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(ii) For the avoidance of doubt, (A) the investment of balances in any Onshore Account in Permitted Investments shall not constitute or be considered a transfer or withdrawal for the purposes of this Agreement (and shall not require a Withdrawal/Transfer Certificate), (B) withdrawals and transfers out of the Offshore Construction Account, the Onshore Distribution Accounts, the Debt Service Accrual Accounts or the Debt Service Reserve Accounts shall not require a Withdrawal/Transfer Certificate and shall be made by the Depositary or the Trustee pursuant to written instructions from the Offshore Collateral Agent, (C) except for withdrawals and transfers to a Local Account for payments of Operation and Maintenance Expenses, withdrawals and transfers out of the Onshore Construction Accounts, the Onshore Operating Accounts, the Pre-Acceptance Revenue Accounts (solely for the payment of Operation and Maintenance Expenses or Project Costs), shall not require a Withdrawal/Transfer Certificate and shall be made by the Borrower in accordance with the terms and conditions set forth in the Borrower POA issued pursuant to the Trust Agreement and otherwise in accordance with this Agreement and the other Financing Documents, and (D) amounts transferred pursuant to Section 5.12 shall not require a Withdrawal/Transfer Certificate and shall be made by the Depositary or the Trustee (in each case, at the direction of the Offshore Collateral Agent (acting at the direction of the Administrative Agent)).

(iii) Notwithstanding anything to the contrary in this Section 3.02(b), for so long as The Bank of Nova Scotia is acting in its capacity as the Offshore Collateral Agent pursuant to this Agreement, it shall not be required to provide written instructions to either the Trustee or the Depositary if such Persons are Affiliates of The Bank of Nova Scotia and shall provide such instructions in accordance with its internal requirements.

(c) Delivery to Administrative Agent and Form of Withdrawal/Transfer Certificate. No later than 11:00 a.m. (New York time) on the date five (5) Business Days prior to each Withdrawal Date, the Borrower shall deliver for purposes of any withdrawal or transfer on such Withdrawal Date (unless no withdrawal or transfer is anticipated in respect of such Withdrawal Date):

(i) to each of the Administrative Agent, the Offshore Collateral Agent, the Trustee (with respect to the Onshore Accounts) and the Depositary (with respect to the Offshore Accounts), a Withdrawal/Transfer Certificate signed by an Authorized Officer of the Borrower specifying:

(A) each Project Account from which a withdrawal or transfer is requested and, in the case of any transfer, the relevant Project Account(s) to which such transfer is to be made;

(B) the amount requested to be withdrawn or transferred from each such Project Account (and the calculation thereof, if required, in accordance with the relevant provisions of Articles IV and V, as applicable);

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(C) the relevant Withdrawal Date on which such withdrawal or transfer is to be made;

(D) the purpose for which the amount so withdrawn or transferred is to be applied; and

(E) a copy of the invoices and all other information required to be provided in such Withdrawal/Transfer Certificate under, or to evidence compliance with, the relevant provisions of Articles III, IV and V; and

(F) a certification that (i) any requested transfers or payments were not the subject of a prior Withdrawal/Transfer Certificate and (ii) that such Withdrawal/Transfer Certificate conforms in all respects to the requirements of this Agreement and the other Financing Documents.

(ii) The Borrower shall deliver no more than one Withdrawal/Transfer Certificate in respect of the Project Accounts during any Transfer Period, although the Borrower shall be permitted to amend or correct any Withdrawal/Transfer Certificate previously delivered following delivery by the Administrative Agent of any comments thereto pursuant to Section 3.02(d).

(d) Administrative Agent’s Review of Certificates.

(i) In the event that, prior to the relevant Withdrawal Date, the Administrative Agent shall determine that either or both: (A) any amounts specified in a Withdrawal/Transfer Certificate (or an amended Withdrawal/Transfer Certificate, as applicable) have been incorrectly calculated; and/or (B) such Withdrawal/Transfer Certificate (or an amended Withdrawal/Transfer Certificate, as applicable) is inconsistent with, or otherwise fails to satisfy the requirements of or is not permitted pursuant to the provisions of this Agreement and the other Financing Documents, the Administrative Agent shall notify Offshore Collateral Agent, the Trustee, the Depositary, and/or the Borrower (as applicable) in writing promptly but in no case later than the Business Day prior to the applicable Withdrawal Date and may either (x) return such Withdrawal/Transfer Certificate (or such amended certificate, as applicable) to the Borrower with its determinations noted thereon; or (y) in consultation with the Borrower make such corrections as it reasonably deems necessary to satisfy the requirements of this Agreement. In the event that the Administrative Agent makes any revisions to a Withdrawal/Transfer Certificate as described above, it shall promptly provide a copy of the same, as so revised, to the Offshore Collateral Agent, the Trustee, the Depositary, and the Borrower. The Administrative Agent and the Borrower will endeavor to agree and complete the final form Withdrawal/Transfer Certificate (or any amended or corrected certificate), and deliver such certificate to the Offshore Collateral Agent, the Trustee (with respect to the Onshore Accounts) and the Depositary (with respect to the Offshore Accounts), no later than two (2) Business Days prior to the Withdrawal Date to which such certificate relates.

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(ii) Unless the Administrative Agent determines in its reasonable discretion that such Withdrawal/Transfer Certificate does not satisfy the requirements of Section 3.02(c), the Administrative Agent shall countersign any accepted Withdrawal/Transfer Certificate (or any amended or corrected Withdrawal/Transfer Certificate, as applicable) (which acceptance or counter-signature shall not be unreasonably withheld or delayed), and upon receipt thereof, the Depositary and the Trustee are hereby authorized to implement such Executed Withdrawal/Transfer Certificate (or such amended or corrected certificate, as applicable) in accordance with Section 3.02(e) and (f) and the other provisions of this Agreement.

(iii) Nothing in this Section 3.02(d) shall preclude any of the Administrative Agent, the Offshore Collateral Agent, the Trustee (with respect to the Onshore Accounts) or the Depositary (with respect to the Offshore Accounts) from consulting with the Borrower, any Secured Party or Independent Advisor or counsel in making its determinations with respect to the accuracy of any Withdrawal/Transfer Certificate (or any amended or corrected Withdrawal/Transfer Certificate, as applicable).

(iv) In no event shall the Offshore Collateral Agent, the Depositary or the Trustee be responsible for reviewing the accuracy of the amounts set forth in any Executed Withdrawal/Transfer Certificate or the consistency thereof with the requirements of this Agreement or the Financing Documents, which shall be the responsibility of the Administrative Agent pursuant to this Section 3.02(d).

(e) Implementation of Withdrawal/Transfer Certificate – Offshore Accounts. Except as otherwise provided in this Agreement, following receipt of an Executed Withdrawal/Transfer Certificate (with respect to the Offshore Accounts), and subject to the availability of cash in the applicable Project Account, the Depositary shall pay or transfer the amount(s) specified in such Executed Withdrawal/Transfer Certificate by initiating such payment or transfer not later than 2:00 p.m. (New York time) on the Withdrawal Date set out in such Executed Withdrawal/Transfer Certificate for such payment or transfer (or if such certificate is not received by the Depositary at least one (1) Business Day prior to such Withdrawal Date, by 12:00 p.m. (New York time) on the next succeeding Business Day following delivery of such Executed Withdrawal/Transfer Certificate to the Depositary).

(f) Implementation of Withdrawal/Transfer Certificate – Onshore Accounts. Except as otherwise provided in this Agreement, following receipt of an Executed Withdrawal/Transfer Certificate, and subject to the availability of cash in the applicable Project Account, the Trustee shall pay or transfer the amount(s) specified in such Withdrawal/Transfer Certificate by initiating such payment or transfer not later than 1:00 p.m. (Lima time) on the Withdrawal Date set out in such Executed Withdrawal/Transfer Certificate for such payment or transfer (or if such certificate is not received by the Trustee at least one (1) Business Day prior to such Withdrawal Date, by 11:00 a.m. (Lima time) on the next succeeding Business Day following delivery of such Executed Withdrawal/Transfer Certificate to the Trustee).

(g) Failure of the Borrower to Submit Withdrawal/Transfer Certificate. Notwithstanding any other provision of this Agreement to the contrary, if at any time the Borrower fails to timely submit a Withdrawal/Transfer Certificate to the Administrative Agent

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for the withdrawal, transfer or payment of amounts from or to any Project Account or Person, each of the Depositary or the Trustee shall, at the direction of the Offshore Collateral Agent (acting at the direction of the Administrative Agent upon the instructions of the Majority Lenders) effect any withdrawal, transfer or payment, as the case may be, of any amounts then due and payable or required to be transferred pursuant to the terms of this Agreement or any other Financing Document (and the Borrower hereby expressly authorizes the Offshore Collateral Agent to so act). The Offshore Collateral Agent shall, as soon as practicable but in any event within three (3) Business Days, provide a copy of such written direction to the Borrower regarding any such withdrawals, transfers or payments. Any such written notice shall be conclusive evidence of such amounts, absent manifest error.

3.03 Transfer of Amounts. Amounts improperly or inadvertently deposited into any Offshore Account shall be transferred by the Depositary into the correct Offshore Accounts as instructed by the Administrative Agent. With respect to amounts improperly or inadvertently deposited into any Onshore Account, the Administrative Agent shall instruct the Trustee to transfer such amount into the correct Onshore Account. Any withdrawals and transfers hereunder shall only be made to the extent that sufficient funds are then available (including as Permitted Investments) in the Project Account from which such withdrawal is to be made.

3.04 Trigger Event.

(a) The Trigger Event Date. Notwithstanding anything in this Agreement to the contrary, on and after receipt by the Collateral Agents, the Trustee, the Depositary and the Borrower of written notice from the Administrative Agent that a Trigger Event has occurred and is continuing (the date of such notice, the “Trigger Event Date”), and until such time, if ever, that the Collateral Agents, the Trustee, the Depositary and the Borrower receive written notice from the Administrative Agent that such Trigger Event is no longer continuing: (i) no transfer or withdrawal of funds from any Project Account shall be requested by the Borrower or implemented by (A) the Depositary or Trustee pursuant to any Withdrawal/Transfer Certificate or (B) otherwise by the Borrower pursuant to the powers granted to the Borrower in the Borrower POA, (ii) each of the Depositary and the Trustee shall thereafter accept all notices and instructions required or permitted to be given pursuant to the terms of this Agreement with respect to the Project Accounts only from the Offshore Collateral Agent (or directly from the Administrative Agent) and not from the Borrower or any other Person and (iii) such funds shall be retained in the applicable Project Account for application by the Offshore Collateral Agent in accordance with a Remedies Direction. An individual Secured Party in its capacity as such shall not have an independent right to exercise the rights or remedies pursuant to this Agreement or against the Borrower or any Collateral and the exercise of such rights or remedies shall be undertaken solely by the Administrative Agent or the Offshore Collateral Agent as provided in the Financing Documents.

(b) Accounting. Promptly upon receipt of notice of the occurrence of (but no later than three (3) Business Days after) any Trigger Event Date, the (i) Depositary shall render an accounting to the Administrative Agent, the Offshore Collateral Agent and the Borrower of all monies in the Offshore Accounts as of the Trigger Event Date and (ii) the Trustee shall provide such an accounting to the Administrative Agent, the Offshore Collateral Agent and the Borrower with respect to the Onshore Accounts. Such accounting may be satisfied by (i)

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delivery to the Administrative Agent, the Offshore Collateral Agent and the Borrower of the most recently available bank statement for such Project Account (including any electronically available statement) and a transaction or activity report for each Project Account covering the period from the closing date of the last statement through the delivery date thereof, or, if available, (ii) providing on-line, view only (with respect to the Offshore Accounts, the Onshore Revenue Accounts and the Onshore Distribution Accounts), access to account balances and account activity.

(c) Offshore Collateral Agent’s Rights. All of the Offshore Collateral Agent’s rights and remedies with respect to the Project Accounts and the Offshore Account Collateral shall be subject to the terms of this Agreement and the Trust Agreement. Accordingly, notwithstanding anything in this Agreement or the Trust Agreement to the contrary, during the occurrence and continuation of an Event of Default and prior to the Trigger Event Date or the receipt of a Remedies Direction by the Offshore Collateral Agent, the Offshore Collateral Agent may, but absent direction from the Administrative Agent shall not be obligated to, effect any withdrawal, transfer or payment, as the case may be, of any amounts then due and payable or required to be paid or transferred pursuant to the terms of this Agreement or any other Financing Document; it being expressly understood and agreed that failure of the Offshore Collateral Agent to effect any such withdrawal, transfer or payment of any such amounts absent written direction from the Administrative Agent shall not result in any liability, negligence or willful misconduct of the Offshore Collateral Agent. From and after the Trigger Event Date and while such Trigger Event is continuing, the Offshore Collateral Agent shall have the right to control the Project Accounts, withdraw and transfer funds on deposit in the Project Accounts (or instruct the Trustee do so with respect to the Onshore Accounts) as directed by the Administrative Agent, use the Offshore Account Collateral to repay the Secured Obligations and sell, dispose or realize on the Offshore Account Collateral and otherwise pursue remedies, in each case in accordance with this Agreement and with any Remedies Direction received by it.

(d) Administrative Agent’s Rights During Event of Default. Notwithstanding anything in this Agreement to the contrary, during the occurrence and continuance of an Event of Default and prior to the Trigger Event Date or the delivery of a Remedies Direction to the Offshore Collateral Agent, or upon the failure of the Borrower to make payments as contemplated in Section 11.03 of the Credit Agreement, the Administrative Agent may (but shall not be obligated to) direct the Offshore Collateral Agent (and the Offshore Collateral Agent shall so instruct the Trustee and the Depositary, as applicable) to effect and implement any withdrawal, transfer or payment, as the case may be, of any amounts then due and payable or required to be paid or transferred pursuant to the terms of this Agreement or any other Financing Document.

3.05 Distribution of Collateral Proceeds. Upon the occurrence and during the continuation of a Trigger Event and following delivery of a Remedies Direction to the Offshore Collateral Agent in connection with the sale, disposition or other realization, collection or recovery of any amounts in the Project Accounts or any other Collateral (or any portion thereof), the Offshore Collateral Agent shall apply the proceeds of such sale, disposition, or other realization, collection or recovery toward the payment of the Secured Obligations in the order of priority set forth in Section 8.03(c).

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3.06 Accounts Balance Statements.

(a) The (i) Depositary, with respect to the Offshore Accounts and (ii) Trustee, with respect to the Onshore Accounts, shall, on a monthly basis within twenty (20) days after the end of each month and at such other times as the Offshore Collateral Agent, the Administrative Agent or the Borrower may from time to time reasonably request, provide to the Offshore Collateral Agent, the Administrative Agent and the Borrower, balance statements in respect of the Project Accounts. Such balance statement shall also include deposits, withdrawals and transfers from and to any Project Account and the net investment income or gain received and collected in each such Project Account, sub-accounts and amounts segregated in any of the Project Accounts.

(b) In lieu of providing the statements and information required in Section 3.06(a), the Depositary or Trustee may provide the Borrower, the Administrative Agent and the Offshore Collateral Agent with on-line, view only (with respect to the Offshore Accounts, the Onshore Revenue Accounts and the Onshore Distribution Accounts), access to the account balances and the withdrawal/deposit transaction activity for the Offshore Accounts and Onshore Accounts, respectively; provided that such access shall solely be granted to the extent available to the Depositary or Trustee and if the respective parties submit to the standard agreements and documentation of the Depositary or Trustee required for such access.

(c) The (i) Depositary, with respect to the Offshore Accounts and (ii) Trustee, with respect to the Onshore Accounts, shall maintain records of all receipts, disbursements, and investments of funds with respect to the Offshore Accounts and Onshore Accounts, respectively, until the third (3rd) anniversary after the Termination Date. The (i) Depositary, with respect to the Offshore Accounts and (ii) Trustee, with respect to the Onshore Accounts, shall give notice, upon written request from any of the following parties, to the Offshore Collateral Agent, the Administrative Agent and the Borrower of the location of the Project Accounts and sub-accounts, as applicable.

3.07 Continuity of Liens. Notwithstanding anything herein to the contrary, at all times prior to the Termination Date, regardless of the title to or name of, or intended purposes of any monies in, any Project Account and monies, Financial Assets and other Offshore Account Collateral on deposit therein or related thereto shall remain property of the Borrower or the Trustee, as applicable, and subject to the Liens at all times prior to the withdrawal or transfer therefrom to a Person other than the Borrower in accordance with the terms of this Article III.

3.08 Remittance to the Borrower. In the event that any payments or other amounts required pursuant to this Agreement to be deposited directly into one of the Project Accounts are remitted instead to the Borrower, the Borrower shall promptly remit such payments or other amounts, in the form received, with any necessary endorsements, to the Depositary for deposit into the relevant Offshore Account and, to the Trustee, with respect to an Onshore Account, as provided herein and pending such remittance to the Depositary or the Trustee, as applicable, the Borrower shall segregate such payments and other amounts from all other funds of the Borrower and hold the same in trust for the Secured Parties.

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(b) In furtherance (and without limitation) of the foregoing, the Borrower shall promptly, but in any event no later than two (2) Business Days after receipt thereof, remit such amounts from SUNAT with respect to VAT refunds received in the Borrower’s Unsecured Accounts, with any necessary endorsements, to the Trustee for deposit into the Onshore Nuevo Sol Construction Account.

3.09 No Right of Withdrawal. Except as specifically set forth in the Financing Documents, none of the Agents or the Borrower shall have any rights of withdrawal in respect of any of the Project Accounts.

3.10 Closing of Accounts. At any point prior to the Termination Date and subject to the other terms and conditions of this Agreement, if the Borrower requests in writing (and the Administrative Agent consents thereto in writing) at any time after the date on which an Project Account is no longer intended to be utilized pursuant to this Agreement that such Project Account be closed, the Administrative Agent shall direct the Depositary or the Trustee (as applicable) to close such Project Account and to transfer any amount standing to the credit of that Project Account (together with any accrued interest or profit on or income from such amount) to the Onshore Dollar Revenue Account or Onshore Nuevo Sol Revenue Account (as applicable), for application pursuant to Sections 5.05 or 5.06, as applicable.

3.11 Disposition of Accounts upon Termination Date. Upon the Termination Date, the (a) Depositary shall pay any sums remaining in the Offshore Accounts to the order of the Borrower or as otherwise required by applicable law upon receipt of a certificate of an Authorized Officer of the Borrower certifying that the Termination Date has occurred, which certificate shall be acknowledged by the Administrative Agent (which acknowledgement shall not be unreasonably withheld or delayed) and (b) Offshore Collateral Agent shall instruct the Trustee to pay any sums remaining in the Onshore Accounts to the order of the Borrower or as otherwise required by applicable law upon receipt of a certificate of an Authorized Officer of the Borrower certifying that the Termination Date has occurred, which certificate shall be acknowledged by the Administrative Agent (which acknowledgement shall not be unreasonably withheld or delayed).

3.12 Currency Conversion. For so long as no Default or Event of Default has occurred and is continuing, any currency conversion of funds held or to be held in any Onshore Account from or into Nuevo Soles pursuant to this Agreement shall be effected by the Trustee with a bank or financial institution selected by the Borrower pursuant to the written instructions of an Authorized Officer of the Borrower appointed pursuant to the Trust Agreement to provide such instructions to the Trustee. The reasonable expenses (including taxes payable in connection therewith) with respect to such conversion shall be deducted from the applicable amount received upon such conversion. Notwithstanding anything to the contrary provided herein, the Borrower shall ensure that each currency conversion under this Section 3.12 results in the required amount being available in the applicable currency for transfer or payment as required under this Agreement, and any additional amounts required in connection with such obligation of the Borrower shall be for the account of the Borrower payable on demand from the applicable Onshore Account. The Trustee shall not assume the obligation to undertake any foreign exchange transaction or transfer funds, unless it has received from the Borrower all documents and information necessary to the remittance of funds and shall not be further responsible for any

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losses which could result in possible delays or impairment to undertake a foreign exchange transaction and/or transfer the funds, according to this section, unless such delays or impairment are resulted of its gross negligence or willful misconduct as determined by a court of competent jurisdiction in an order not subject to appeal or review.

3.13 Acceptable Credit Support.

(a) Notwithstanding anything herein to the contrary, the Borrower may at any time, and when required pursuant to the terms of the Equity Contribution and Retention Agreement, shall deliver to the Offshore Collateral Agent (with a copy to the Administrative Agent) a DSRA Letter of Credit issued in favor of the Offshore Collateral Agent as the beneficiary in place of all or a portion of the cash deposited in, or required to be deposited in, the Debt Service Reserve Accounts. Each DSRA Letter of Credit shall include the following terms and provisions:

(i) the initial expiration date thereof shall be at least twelve (12) months beyond the date of issuance, and shall automatically renew (except if such Acceptable LC Provider is prohibited from issuing standby letters of credit containing automatic renewal clauses pursuant to internal or Government Rules) upon its expiration (which renewal period shall be at least twelve (12) months) unless, at least thirty (30) calendar days prior to any such expiration, the Acceptable LC Provider shall provide the Offshore Collateral Agent with a notice of non-renewal of such DSRA Letter of Credit;

(ii) upon any failure to (x) deposit sufficient cash in the Debt Service Reserve Accounts in an amount equal to the excess, if any, of (A) the Required Debt Service Reserve Amount, less (B) the sum of (1) the aggregate amount then on deposit in the Debt Service Reserve Accounts plus (2) the amount drawable under any Acceptable Letter of Credit, or (y) renew (as long as the issuing bank continues to satisfy the ratings requirements set forth in the definition of “Acceptable LC Provider”) or (z) replace such letter of credit at least thirty (30) calendar days prior to such expiration date, the entire face amount thereof shall be drawable by the Offshore Collateral Agent; and

(iii) such DSRA Letter of Credit shall additionally be drawable in all cases in which this Agreement provides for a transfer of funds from the Debt Service Reserve Accounts (and at such time sufficient monies are not on deposit in the Debt Service Reserve Accounts) and there shall be no conditions to any drawing thereunder other than the submission of a drawing request substantially in the form attached to such DSRA Letter of Credit.

(b) Upon receipt of any DSRA Letter of Credit in respect of the Debt Service Reserve Accounts, the Offshore Collateral Agent shall notify the Depositary and the Trustee thereof (the “Release Notice”) and the Depositary and the Trustee shall, within five (5) Business Days of receipt of such Release Notice, (i) release monies (if any) on deposit in the Debt Service Reserve Accounts in an aggregate amount equal to the initial stated face amount of such DSRA Letter of Credit to the Borrower without regard to any of the conditions for the making of Restricted Payments set forth in Section 8.12 of the Credit Agreement and (ii) treat any undrawn or unutilized amount of such DSRA Letter of Credit as monies (with no imputed

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interest) on deposit in the Debt Service Reserve Accounts. In the case of sub-clause (ii), the amounts transferred into the Onshore Debt Service Reserve Account shall be the amount notified in a written instruction of the Administrative Agent equal to the pro rata share of the amounts required to be on deposited for the Debt Service payable to the Non-Bank Senior Secured Parties.

(c) In the event of a Negative Credit Event, the Borrower shall replace such issuing entity promptly upon becoming aware or receiving notice of such Negative Credit Event, but in no event later than thirty (30) days after becoming aware of such Negative Credit Event, with an Acceptable LC Provider. The Borrower shall use reasonable efforts to require that each Acceptable LC Provider promptly gives notice to the Offshore Collateral Agent and the Administrative Agent if it no longer satisfies the criteria set forth in the definition of “Acceptable LC Provider” (or such notice shall be provided by such Borrower).

(d) If the Borrower shall not have replaced the entity issuing an DSRA Letter of Credit within the thirty (30) day period referenced in paragraph (c) above, or if the Offshore Collateral Agent has not been provided with a satisfactory renewal or replacement DSRA Letter of Credit within thirty (30) day period referenced in paragraph (a)(ii) above prior to any expiration or termination of any Acceptable Letter of Credit, the Offshore Collateral Agent shall be entitled to draw the entire remaining unutilized amount of such Acceptable Letter of Credit as instructed by the Administrative Agent and the Depositary shall deposit such amount into the Debt Service Reserve Accounts as instructed by the Offshore Collateral Agent and the Onshore Collateral Agent (acting on the instructions of the Administrative Agent); provided, that no such drawing shall be made if, prior to the date specified above for the making of such drawing (or, if later, but before such drawing occurs), the Borrower shall have deposited cash into the Debt Service Reserve Accounts or delivered one or more replacement DSRA Letters of Credit, in each case, in an amount equal to the excess, if any, of (x) the Required Debt Service Reserve Amount less (y) the aggregate amount then on deposit in the Debt Service Reserve Accounts. The amounts released by the Depositary and the Trustee shall be the amounts notified in a written instruction of the Administrative Agent, which amounts shall be calculated by the Administrative Agent based on the pro rata shares of the Senior Secured Parties to be paid with amounts from the respective Debt Service Accrual Accounts.

(e) If amounts are to be withdrawn from the Debt Service Reserve Accounts and a DSRA Letter of Credit was delivered pursuant to paragraph (a) above, monies on deposit in the Debt Service Reserve Accounts shall be utilized prior to making any drawings on any DSRA Letter of Credit and, to the extent all such amounts in the Debt Service Reserve Accounts shall have been (or would be) utilized and amounts are required or contemplated to be withdrawn or transferred from the Debt Service Reserve Accounts pursuant to the provisions hereof, the Offshore Collateral Agent shall be entitled and is hereby authorized and directed to make a drawing on such DSRA Letter of Credit at such time as shall be necessary to provide for sufficient amounts to be on deposit in the Debt Service Reserve Accounts on the date such amounts are required or contemplated to be withdrawn or transferred from the Debt Service Reserve Accounts pursuant to the provisions hereof.

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(f) Within five (5) Business Days after receipt of any proposed DSRA Letter of Credit from the Borrower pursuant to paragraph (a) above, the Offshore Collateral Agent shall confirm to the Borrower that the proposed Acceptable Letter of Credit meets the requirements of the definition thereof or shall specify in writing the changes required thereto; provided, that nothing in this paragraph (f) shall preclude the Offshore Collateral Agent from consulting with, and relying upon, any consultant, legal counsel or other expert advisor in making such determination in accordance with the Credit Agreement.

ARTICLE IV

THE OFFSHORE ACCOUNTS

4.01 Offshore Construction Account.

(a) All proceeds of Borrowings of the Loans under the Credit Agreement shall be deposited into the Offshore Construction Account. No Senior Lender shall be entitled to fund its Loan part of such Borrowing on a net basis against amounts owed to such Senior Lender as interest to be paid with such Borrowing.

(b) The Borrower hereby irrevocably authorizes the Administrative Agent to deliver such proceeds directly to the Depositary at its New York office for deposit into the Offshore Construction Account using the wire instructions set forth in Schedule I.

(c) The Borrower and the Offshore Collateral Agent hereby irrevocably authorize the Depositary to make the withdrawals and transfers of amounts from time to time on deposit in the Offshore Construction Account promptly to the Onshore Dollar Construction Account on the relevant Disbursement Date, or to the extent the proceeds of the Borrowings are received by the Depositary after 3:00 p.m. New York time on such Disbursement Date, on the next succeeding Business Day and shall be applied in accordance with Section 5.01. No Withdrawal/Transfer Certificate shall be required for the Depositary to make the withdrawals and transfers pursuant to this Section 4.01.

(d) Upon the later of (i) the termination of the Tranche A Loan Commitment Period and the Tranche D Loan Commitment Period and (ii) the Actual Project Acceptance Date, any amounts remaining in the Offshore Construction Account shall, at the direction of the Administrative Agent, be transferred to the Onshore Dollar Revenue Account. The Offshore Construction Account shall thereafter be closed pursuant to Section 3.10.

4.02 Debt Service Accrual Accounts.

(a) The Debt Service Accrual Accounts shall be funded from (i) the Onshore Dollar Revenue Account in accordance with Section 5.05(c), (ii) the Onshore Nuevo Sol Revenue Account in accordance with Section 5.06(d) and (iii) from such other Project Accounts specified in Sections 4.03 and 5.12.

(b) Amounts from time to time on deposit in the Debt Service Accrual Accounts shall be available to the Borrower to be applied solely to pay, when due and payable, interest or principal on the Senior Loans under the Credit Agreement or scheduled amounts

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under the Permitted Swap Agreements. In no event shall any amounts on deposit in the Debt Service Accrual Accounts be applied to the payment of any interest or principal on the Tranche C Loans.

(c) Subject to Section 3.04, the Offshore Collateral Agent hereby irrevocably authorizes the Depositary, upon receipt of written instructions from the Offshore Collateral Agent, to make withdrawals and transfers on any date on which interest or principal in respect of the Senior Loans of the Bank Senior Secured Parties under the Credit Agreement (other than voluntary or mandatory prepayments of principal), or scheduled amounts or termination payments under the Permitted Swap Agreements of the Bank Senior Secured Parties becomes due and payable to the extent of funds then available in the Offshore Debt Service Accrual Account, for the payment of such interest, principal or scheduled amounts, as the case may be.

(d) Subject to Section 3.04, the Offshore Collateral Agent hereby irrevocably authorizes the Trustee, upon receipt of written instructions from the Offshore Collateral Agent, to make withdrawals and transfers on any date on which interest or principal in respect of the Senior Loans of the Non-Bank Senior Secured Parties under the Credit Agreement (other than voluntary or mandatory prepayments of principal), or scheduled amounts or termination payments under the Permitted Swap Agreements of Non-Bank Senior Secured Parties becomes due and payable to the extent of funds then available in the Onshore Debt Service Accrual Account, for the payment of such interest, principal or scheduled amounts, as the case may be.

4.03 Debt Service Reserve Account.

(a) Subject to Section 3.13, the Debt Service Reserve Accounts shall be funded from (i) the Onshore Dollar Revenue Account pursuant to Section 5.05(c) and (ii) from amounts paid by or on behalf of the Pledgors in accordance with Section 2.03(b) of the Equity Contribution and Retention Agreement, in an amount sufficient to satisfy the Required Debt Service Reserve Amount, using the wire instructions set forth in Schedule I.

(b) On any date on which interest or principal in respect of the Senior Loans of the Bank Senior Secured Parties (other than voluntary or mandatory prepayments) or scheduled amounts under the Permitted Swap Agreements of Bank Senior Secured Parties becomes due and payable in accordance with the Financing Documents, in the event the balance in the Offshore Debt Service Accrual Account is insufficient to pay such interest, principal, scheduled amounts or termination payments due on such date (such amount, the “Offshore Deficiency”), the Offshore Collateral Agent hereby authorizes the Depositary, upon receipt of written instructions from the Offshore Collateral Agent (acting at the direction of the Administrative Agent), to make a withdrawal and transfer from the Offshore Debt Service Reserve Account, to the extent of funds then available on deposit therein, to the Offshore Debt Service Accrual Account, in an amount equal to the Offshore Deficiency.

(c) On any date on which interest or principal in respect of the Senior Loans of the Non-Bank Senior Secured Parties (other than voluntary or mandatory prepayments) or scheduled amounts under the Permitted Swap Agreements of Non-Bank Senior Secured Parties becomes due and payable in accordance with the Financing Documents, in the event the balance in the Onshore Debt Service Accrual Account is insufficient to pay such interest, principal or

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scheduled amounts or termination payments due on such date (such amount, the “Onshore Deficiency”), the Offshore Collateral Agent hereby authorizes the Trustee, upon receipt of written instructions from the Offshore Collateral Agent (acting at the direction of the Administrative Agent), to make a withdrawal and transfer from the Onshore Debt Service Reserve Account, to the extent of funds then available on deposit therein, to the Onshore Debt Service Accrual Account, in an amount equal to the Onshore Deficiency.

(d) If funds on deposit in the Debt Service Reserve Accounts are not sufficient to make the foregoing transfers, then the Depositary and the Trustee shall inform the Borrower and the Administrative Agent, and the Offshore Collateral Agent shall instruct the Depositary and the Trustee (in each case, upon the direction of the Administrative Agent) to make such transfers among the Debt Service Reserve Accounts as may be needed so that aggregate amounts on deposit in the Debt Service Reserve Accounts are shared pro rata by the Senior Secured Parties to be paid with such amounts.

(e) If funds on deposit in the Debt Service Reserve Accounts are not sufficient to make the foregoing transfers, then the Depositary shall inform the Borrower, the Administrative Agent and the Offshore Collateral Agent, and the Offshore Collateral Agent shall have the right to draw upon any Acceptable Letter of Credit provided to satisfy, in whole or in part, the Required Debt Service Reserve Amount, in the amount of the Onshore Deficiency and the Offshore Deficiency, and the Offshore Collateral Agent shall deposit the proceeds of such drawing as soon as practicable into the Offshore Debt Service Accrual Account to transfer amounts due therefrom (including to the Onshore Debt Service Accrual Account to pay Non-Bank Senior Secured Parties, which amount shall be transferred by the Trustee to pay amounts due from the Onshore Debt Service Accrual Account).

(f) Subject to Section 3.13, upon any reduction in the Required Debt Service Reserve Amount, on any Monthly Transfer Date in the event that the aggregate amount in the Debt Service Reserve Accounts is in excess of the then applicable Required Debt Service Reserve Amount (as notified by the Administrative Agent to the Offshore Collateral Agent and the Onshore Collateral Agent, and after giving effect to any DSRA Letter of Credit posted in respect thereof), each of the Depositary and the Trustee shall, acting at the written direction of the Offshore Collateral Agent, deposit into the Onshore Dollar Revenue Account, such excess for application in accordance with Section 5.05 hereof (such direction not to be unreasonably withheld or delayed). The directions given by the Offshore Collateral Agent pursuant to this clause (f) shall be in the amounts notified in a written instruction of the Administrative Agent, which amounts shall be calculated by the Administrative Agent based on the pro rata shares of the Senior Secured Parties to be paid with such amounts from the respective Debt Service Reserve Accounts.

(g) On any Monthly Transfer Date in the event that the amount in a Debt Service Reserve Account is in excess of the then applicable pro rata share of the Senior Secured Parties to be paid from such Debt Service Reserve Account (as notified by the Administrative Agent to the Offshore Collateral Agent and the Onshore Collateral Agent), each of the Depositary and the Trustee shall, acting at the written direction of the Offshore Collateral Agent, transfer amounts among the Debt Service Reserve Accounts in such amounts as directed by the Administrative Agent. The directions given by the Offshore Collateral Agent and the Onshore

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Collateral Agent pursuant to this clause (g) shall be in the amounts notified in a written instruction of the Administrative Agent, which amounts shall be calculated by the Administrative Agent based on the pro rata shares of the Senior Secured Parties to be paid with such amounts from the respective Debt Service Reserve Accounts.

4.04 Prepayment Account.

(a) The Borrower shall deposit or transfer (or shall cause to be deposited or transferred) the following amounts to the Prepayment Account:

(i) Net Available Amount resulting from the Disposition of the Borrower’s physical assets as and to the extent required to be applied towards the prepayment of Secured Obligations pursuant to Section 3.04 of the Credit Agreement;

(ii) any net proceeds from the Material Project Parties as required to be applied to the prepayment of the Secured Obligations pursuant to Section 3.04 of the Credit Agreement;

(iii) any amounts transferred from the Loss Proceeds Account at such time and in such amounts as provided in Section 5.09(c) as required to be applied to the prepayment of the Secured Obligations pursuant to Section 3.04 of the Credit Agreement;

(iv) any amounts transferred from the Performance LD Account at such time and in such amounts as provided in Section 4.05(b) as required to be applied to the prepayment of the Secured Obligations pursuant to Section 3.04 of the Credit Agreement; and

(v) any amounts required to be transferred from the Onshore Distribution Accounts at such time and in such amounts as provided in Section 5.10(c) as required to be applied to the prepayment of the Secured Obligations pursuant to Section 3.04 of the Credit Agreement.

(b) Subject to Section 3.04, the Borrower and the Offshore Collateral Agent hereby irrevocably authorize the Depositary to make withdrawals and transfers of all amounts on deposit in the Prepayment Account, as directed in writing by the Administrative Agent (in accordance with the procedure set out in Section 3.02) from time to time to be applied to the prepayment of the Secured Obligations in accordance with Section 3.04 of the Credit Agreement.

4.05 Performance LD Account.

(a) The Borrower shall deposit (or shall cause to be deposited) all performance liquidated damages (including, without limitation, the proceeds of any drawings under the Advance Payment Bond or the Performance Bond, as each such term is defined in the EPC Contract) paid by the EPC Contractor under the EPC Contract to the Performance LD Account. In furtherance (and without limitation) of the foregoing, the Borrower hereby agrees to irrevocably instruct the EPC Contractor to pay such liquidated damages directly to the Depositary at its New York office for deposit into the Performance LD Account using the wire instructions provided in Schedule I and the Depositary shall have the right to receive all payments directly from the Persons making such payments.

(b) Subject to Section 3.04, the Borrower and the Offshore Collateral Agent hereby irrevocably authorize the Depositary to make withdrawals and transfers of all amounts on deposit in the Performance LD Account (in accordance with the procedure set out in Section 3.02) to the Prepayment Account for application to the prepayment of the Secured Obligations in accordance with Section 3.04 of the Credit Agreement.

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4.06 Delay LD Account.

(a) The Borrower shall deposit (or shall cause to be deposited) all delay liquidated damages (including, without limitation, the proceeds of any drawings under the Advance Payment Bond or the Performance Bond, as each such term is defined in the EPC Contract) payable by the EPC Contractor under the EPC Contract to the Delay LD Account. In furtherance (and without limitation) of the foregoing, the Borrower hereby agrees to irrevocably instruct the EPC Contractor and the issuing bank who has provided such Advance Payment Bond or Performance Bond to pay such delay liquidated damages directly to the Depositary at its New York office for deposit into the Delay LD Account using the wire instructions provided in Schedule I and the Depositary shall have the right to receive all payments directly from the Persons making such payments.

(b) Subject to Section 3.04, the Borrower and the Offshore Collateral Agent hereby irrevocably authorize the Depositary to make withdrawals and transfers (in accordance with the procedure set out in Section 3.02), of all amounts on deposit of all amounts on deposit in the Delay LD Account for application to fund (i) the Onshore Dollar Construction Account (prior to the Actual Project Acceptance Date) or (ii) the Onshore Dollar Operating Account (on or following the Actual Project Acceptance Date).

ARTICLE V

THE ONSHORE ACCOUNTS

5.01 Onshore Dollar Construction Account.

(a) There shall be deposited into the Onshore Dollar Construction Account, the following amounts:

(i) all Shareholder Contributions denominated in Dollars;

(ii) all drawings under the Equity Letters of Credit delivered pursuant to Section 2.01(c) and Sections 2.02(b) and (c) of the Equity Contribution and Retention Agreement;

(iii) amounts on deposit in the Offshore Construction Account as provided in Section 4.01(c);

(iv) all amounts from the Delay LD Account at such times and in such amounts as provided in Section 4.06(b); and

(v) prior to the Actual Project Acceptance Date, all Dollar-denominated amounts received by the Borrower under any Permitted Swap Agreements.

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(b) Prior to the Actual Project Acceptance Date and subject to Section 3.04, the Borrower shall withdraw and transfer funds, on any date on which a Dollar-denominated Project Cost is due and payable, to the extent then available in the Onshore Dollar Construction Account, in amounts required for the direct payment of the Dollar-denominated Project Costs then due and payable.

(c) Prior to the Actual Project Acceptance Date and subject to Section 3.04, the Borrower shall withdraw and transfer funds to the Onshore Nuevo Sol Construction Account, to the extent of any deficiency in the Onshore Nuevo Sol Construction Account, in amounts required for (i) transfer to any Local Account or (ii) the direct payment of Nuevo Sol-denominated Project Costs then due and payable.

(d) Upon the later of (i) the termination of the Tranche A Loan Commitment Period and the Tranche D Loan Commitment Period and (ii) the Actual Project Acceptance Date, any amounts remaining in the Onshore Dollar Construction Account shall, at the written direction of the Administrative Agent (such direction not to be unreasonably withheld or delayed), be transferred to the Onshore Dollar Revenue Account. The Onshore Dollar Construction Account shall thereafter be closed pursuant to Section 3.10.

5.02 Onshore Nuevo Sol Construction Account.

(a) There shall be deposited into the Onshore Nuevo Sol Construction Account, the following amounts:

(i) all Shareholder Contributions denominated in Nuevo Soles;

(ii) amounts transferred from the Onshore Dollar Construction Account required for the payment of Nuevo Sol-denominated Project Costs as provided in Section 5.01(c);

(iii) prior to the Actual Project Acceptance Date, all Nuevo Sol-denominated amounts received by the Borrower under any Permitted Swap Agreements; and

(iv) any VAT recoveries or refunds denominated in Nuevo Soles received from time to time in respect of the VAT that was paid by the Borrower on or prior to the Actual Project Acceptance Date.

(b) Prior to the Actual Project Acceptance Date and subject to Section 3.04, the Borrower shall withdraw and transfer funds, on any date on which Nuevo Sol-denominated Project Costs are due and payable, to the extent then available in the Onshore Nuevo Sol Construction Account, in amounts required for (i) transfer to any Local Account or (ii) the direct payment of Nuevo Sol-denominated Project Costs then due and payable.

(c) Upon the later of (i) the termination of the Tranche A Loan Commitment Period and the Tranche D Loan Commitment Period and (ii) the Actual Project Acceptance Date,

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any amounts remaining in the Onshore Nuevo Sol Construction Account shall, at the written direction of the Administrative Agent (such direction not to be unreasonably withheld or delayed), be transferred to the Onshore Nuevo Sol Revenue Account. The Onshore Nuevo Sol Construction Account shall thereafter be closed pursuant to Section 3.10.

5.03 Pre-Acceptance Dollar Revenue Account.

(a) During any time commencing on the Initial Partial Taking-Over Date and ending on the Actual Project Acceptance Date, promptly upon receipt, the Borrower shall deposit or shall cause to be deposited into the Pre-Acceptance Dollar Revenue Account (i) all Dollar-denominated Project Revenues and (ii) other amounts denominated in Dollars in relation to the Project received by the Borrower. If any of the foregoing amounts are received by the Borrower, the Borrower shall hold such payments in trust for the Trustee and shall promptly remit such payments to the Trustee for deposit into the Pre-Acceptance Dollar Revenue Account, in the form received, with any necessary endorsement.

(b) Prior to the Actual Project Acceptance Date and subject to Section 3.04, amounts from time to time on deposit in the Pre-Acceptance Dollar Revenue Account shall be available to the Borrower (i) to be applied for the direct payment when due and payable of Dollar-denominated Operation and Maintenance Expenses and (ii) (x) to be transferred to any Local Account or (y) for the direct payment of Nuevo Sol-denominated Project Costs then due and payable and of Nuevo Sol-denominated Operation and Maintenance Expenses.

(c) Prior to the Actual Project Acceptance Date and subject to Section 3.04, to the extent that (i) amounts on deposit in the Onshore Construction Accounts are insufficient for the payment of Project Costs then due and payable and (ii) the Maximum Contingent Equity Contribution has already been provided by the Pledgors pursuant to Section 2.02(a) of the Equity Contribution and Retention Agreement, amounts from time to time on deposit in the Pre-Acceptance Dollar Revenue Account shall be available to the Borrower (x) to be applied for the direct payment when due and payable of Dollar-denominated Project Costs or (y) (A) transfer to any Local Account or (B) the direct payment when due and payable of Nuevo Sol-denominated Project Costs.

(d) On the Actual Project Acceptance Date and subject to Section 3.04, at the written direction of the Administrative Agent to the Trustee, any amounts on deposit in the Pre-Acceptance Dollar Reserve Account (up to an amount equal to the Initial Required Debt Service Reserve Amount) shall be transferred to the Debt Service Reserve Accounts and the stated amount of the DSRA Letters of Credit delivered pursuant to Section 2.03(b) of the Equity Contribution and Retention Agreement shall be reduced in an amount equal to such transferred amount in accordance with the terms thereof. Such transfer shall be made in such amounts as directed by the Administrative Agent, which amounts shall be calculated by the Administrative Agent based on the pro rata shares of the Senior Secured Parties to be paid with such amounts from the respective Debt Service Reserve Accounts.

(e) Subject to Section 3.04, upon the Actual Project Acceptance Date, at the written direction of the Administrative Agent to the Trustee (pursuant to the instructions provided by the Borrower, acting in its sole discretion), any amounts remaining on deposit in the

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Pre-Acceptance Dollar Revenue Account shall be transferred either to (i) the Onshore Dollar Distribution Account or (ii) after conversion to Nuevo Soles in accordance with Section 3.12, the Onshore Nuevo Sol Distribution Account. The Pre-Acceptance Dollar Revenue Account shall thereafter be closed pursuant to Section 3.10.

5.04 Pre-Acceptance Nuevo Sol Revenue Account.

(a) During any time commencing on the Initial Partial Taking-Over Date and ending on the Actual Project Acceptance Date, promptly upon receipt, the Borrower shall deposit or shall cause the following amounts to be deposited into the Pre-Acceptance Nuevo Sol Revenue Account, all Nuevo Sol-denominated Project Revenues and other amounts denominated in Nuevo Soles in relation to the Project received by the Borrower. If any of the foregoing amounts are received by the Borrower, the Borrower shall hold such payments in trust for the Trustee and shall promptly remit such payments to the Trustee for deposit into the Pre-Acceptance Nuevo Sol Revenue Account, in the form received, with any necessary endorsement.

(b) Prior to the Actual Project Acceptance Date and subject to Section 3.04, amounts from time to time on deposit in the Pre-Acceptance Nuevo Sol Revenue Account shall be available to the Borrower (i) to transfer to any Local Account or (ii) to be applied for the direct payment when due and payable of (x) Nuevo Sol-denominated Operation and Maintenance Expenses or (y) Dollar-denominated Operation and Maintenance Expenses.

(c) Prior to the Actual Project Acceptance Date and subject to Section 3.04, to the extent that (i) amounts on deposit in the Onshore Construction Accounts are insufficient for the payment of Project Costs then due and payable and (ii) the Maximum Contingent Equity Contribution has already been provided by the Pledgors pursuant to Section 2.02(a) of the Equity Contribution and Retention Agreement, amounts from time to time on deposit in the Pre-Acceptance Nuevo Sol Revenue Account shall be available to the Borrower to (x) transfer to any Local Account or (y) be applied for (A) the direct payment when due and payable of Nuevo Sol-denominated Project Costs or (B) the direct payment when due and payable of Dollar-denominated Project Costs.

(d) Subject to Section 3.04, upon the Actual Project Acceptance Date, at the written direction of the Administrative Agent to the Trustee (pursuant to the instructions provided by the Borrower, acting in its sole discretion), amounts on deposit in the Pre-Acceptance Nuevo Sol Revenue Account shall be transferred to (i) the Onshore Nuevo Sol Distribution Account or (ii) after conversion to Dollars in accordance with Section 3.12, the Onshore Dollar Distribution Account. The Pre-Acceptance Nuevo Sol Revenue Account shall thereafter be closed pursuant to Section 3.10.

5.05 Onshore Dollar Revenue Account.

(a) On and after the Actual Project Acceptance Date, the Borrower shall deposit or shall cause the following amounts to be deposited into the Onshore Dollar Revenue Account:

(i) promptly upon receipt, all Dollar-denominated Project Revenues and other Dollar amounts in relation to the Project received by the Borrower;

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(ii) promptly upon receipt, any amount of insurance proceeds and other payments received for interruption of operations in respect of any Event of Loss of the Borrower, except to the extent any such amounts are to be deposited into the Loss Proceeds Account pursuant to Section 5.09;

(iii) on and after the Actual Project Acceptance Date, all Dollar-denominated amounts received under Permitted Swap Agreements;

(iv) whenever required under this Agreement (and, if not specified herein, promptly), all amounts required to be transferred to the Onshore Dollar Revenue Account from any other Project Accounts and as contemplated under this Agreement, including the Onshore Dollar Construction Account; and

(v) amounts referred to in paragraph (b) below.

If any of the foregoing amounts are received by the Borrower, the Borrower shall hold such payments in trust for the Trustee and shall promptly remit such payments to the Trustee for deposit into the Onshore Dollar Revenue Account, in the form received, with any necessary endorsements. In furtherance (and without limitation) of the foregoing, the Borrower hereby agrees to irrevocably instruct each Project Party, each Equity Party and, to the extent practicable, each other Person making Dollar-denominated payments to or for the benefit of the Borrower pursuant to the Project Documents, Section 6(b) of the Equity Contribution and Retention Agreement or otherwise, to deliver such amounts directly to the Trustee for deposit into the Onshore Dollar Revenue Account and the Trustee shall have the right to receive all payments directly from the Persons making such payments for deposit into the Onshore Dollar Revenue Account.

(b) In the event the Trustee receives monies denominated in Dollars without adequate instruction with respect to the proper Project Account in which such monies are to be deposited, the Trustee shall deposit such monies into the Onshore Dollar Revenue Account and segregate such monies from all other amounts on deposit in the Onshore Dollar Revenue Account and notify the Borrower and the Offshore Collateral Agent of the receipt of such monies. Upon receipt of written instructions from the Borrower, the Trustee shall transfer such monies from the Onshore Dollar Revenue Account to the Project Account (other than the Onshore Distribution Accounts) specified by such instructions and consented to in writing by the Administrative Agent.

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(c) On each Monthly Transfer Date beginning on and after the earlier to occur of (x) the Monthly Transfer Date that occurs in the month immediately succeeding the Actual Project Acceptance Date and (y) last date of the Tranche A Loan Commitment Period and the Tranche D Loan Commitment Period (as notified by the Administrative Agent to the Offshore Collateral Agent), subject to Section 3.04, the Borrower and the Offshore Collateral Agent hereby irrevocably authorize the Trustee to make the withdrawals and transfers of amounts on deposit in the Onshore Dollar Revenue Account (in accordance with the procedure set out in Section 3.02) for application in the following order of priority, in each case, to the extent of available funds:

First, to transfer to (pro rata to the extent of insufficient funds):

(i) the Onshore Dollar Operating Account, an aggregate amount set forth in the Executed Withdrawal/Transfer Certificate and certified therein which equals the excess, if any, of: (A) the amount needed to pay the aggregate amount of Dollar-denominated Operation and Maintenance Expenses and Spot Market Expenses projected to be due and payable in the next forty-five (45) days succeeding the date of the Withdrawal/Transfer Certificate in accordance with the then-applicable Operating and Capital Budget less (B)(x) the aggregate amount then on deposit in the Onshore Dollar Operating Account minus (y) any such amounts on deposit that have been previously designated for payment of Dollar-denominated Operation and Maintenance Expenses and Spot Market Expenses that have not yet been paid; and

(ii) the Onshore Nuevo Sol Operating Account and any Local Account, after conversion to Nuevo Soles in accordance with Section 3.12, to the extent of any deficiency of amounts available for transfer from the Onshore Nuevo Sol Revenue Account to the Onshore Nuevo Sol Operating Account or any Local Account (or then on deposit in the Onshore Nuevo Sol Operating Account or any Local Account) to pay Nuevo Sol-denominated Operation and Maintenance Expenses and Spot Market Expenses as set forth in Section 5.06(c).

Second, after giving effect to the withdrawals and transfers specified in clause First above, to pay (pro rata to the extent of insufficient funds) an amount set forth in the Executed Withdrawal/Transfer Certificate and certified therein which equals the amount required to pay any and all Secured Obligations comprising any fees, costs and expenses (including (i) attorneys’ fees and expenses and (ii) VAT payable to FMO pursuant to Section 11.03(d) of the Credit Agreement) due and payable to any Secured Party under and in accordance with the Financing Documents (other than amounts paid in connection with Clause First above);

Third, after giving effect to the withdrawals and transfers specified in clauses First through Second above, to transfer (pro rata to the extent of insufficient funds) to the Debt Service Accrual Accounts an amount set forth in the Executed Withdrawal/Transfer Certificate and certified therein which equals one-third (1/3) of: (i) any amounts anticipated to become due and payable on the next succeeding Interest Payment Date in respect of Interest Expense related to the Senior Loans plus (ii) any amounts anticipated to become due and payable on the next succeeding Interest Payment Date in respect of any ordinary course settlement payments under any Permitted Swap Agreement plus (iii) any unpaid amounts due and payable in respect of any ordinary course settlement payments under any Permitted Swap Agreement, including applicable interest on such unpaid amounts; provided, that if such Monthly Transfer Date is on an Interest Payment Date, or is the last Monthly Transfer Date occurring prior to the next Interest Payment Date, the amount transferred pursuant to this Clause Third shall equal all amounts due and payable on such Interest Payment Date minus any amounts then on deposit in the Debt Service Accrual Accounts; provided, further, that amounts transferred to the Debt Service Accrual Accounts shall be the amounts notified in a written instruction of the Administrative Agent, which amounts shall be calculated by the Administrative Agent based on the pro rata shares of the Senior Secured Parties to be paid with such amounts from the respective Debt Service Accrual Accounts;

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Fourth, after giving effect to the withdrawals and transfers specified in clauses First through Third above, to transfer (pro rata to the extent of insufficient funds) to the Debt Service Accrual Accounts an amount set forth in the Executed Withdrawal/Transfer Certificate and certified therein which equals the sum of one-third (1/3): (i) the amounts then due and payable on the next succeeding Principal Payment Date in respect of outstanding principal on the Senior Loans, plus (ii) any amounts then due and payable on the next succeeding Principal Payment Date in respect of termination payments under any Permitted Swap Agreement; provided, that if such Monthly Transfer Date is on a Principal Payment Date, or is the last Monthly Transfer Date occurring prior to the next Principal Payment Date, the amount transferred pursuant to this Clause Fourth shall equal all amounts due and payable on such Principal Payment Date minus any amounts then on deposit in the Debt Service Accrual Accounts; provided, further, that amounts transferred to the Debt Service Accrual Accounts shall be the amounts notified in a written instruction of the Administrative Agent, which amounts shall be calculated by the Administrative Agent based on the pro rata shares of the Senior Secured Parties to be paid with such amounts from the respective Debt Service Accrual Accounts;

Fifth, after giving effect to the withdrawals and transfers specified in clauses First through Fourth above, to fund the Debt Service Reserve Accounts to the extent necessary to cause the balance therein (whether in cash or as a result of posting an Acceptable Letter of Credit for such purpose) to equal the then-current Required Debt Service Reserve Amount; provided, further, that amounts transferred to the Debt Service Reserve Accounts shall be the amounts notified in a written instruction of the Administrative Agent, which amounts shall be calculated by the Administrative Agent based on the pro rata shares of the Senior Secured Parties to be paid with such amounts from the respective Debt Service Reserve Accounts;

Sixth, after giving effect to the withdrawals and transfers specified in clauses First through Fifth above, to make payments directly to the Tranche C Lenders with respect to (i) any Interest Expense due and payable in respect of the Tranche C Loans and (ii) any outstanding principal due and payable in respect of the Tranche C Loans;

Seventh, after giving effect to the withdrawals and transfers specified in clauses First through Sixth above, to make any voluntary prepayments of principal of the Senior Loans (including applicable breakage costs, fees and expenses) and any associated termination payments then due and payable under any Permitted Swap Agreement; and

Eighth, after giving effect to the withdrawals and transfers specified in clauses First through Seventh above and to the extent any funds remain after application thereof, to transfer all remaining amounts to, in the sole discretion of the Borrower, (i) the Onshore Dollar Distribution Account or (ii) after the conversion of such funds into Nuevo Soles accordance with Section 3.12 hereof, the Onshore Nuevo Sol Distribution Account; provided, that if the Borrower does not indicate how to distribute the remaining amounts between the Onshore Distribution Accounts, all of such funds shall be transferred to the Onshore Dollar Distribution Account.

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(d) If at any time any Secured Obligation of the Borrower shall become due and payable on a Withdrawal Date that is not a Monthly Transfer Date (other than mandatory prepayments of principal of the Senior Loans required to be made pursuant to Section 3.04 of the Credit Agreement to be made from funds or proceeds on deposit in a different Project Account), the Administrative Agent is expressly authorized to instruct the Trustee (at the written direction of the Administrative Agent) to withdraw from the Onshore Dollar Revenue Account as and to the extent necessary to pay such Secured Obligation; provided, however that in the case of scheduled interest and principal under the Credit Agreement in respect of the Senior Loans, the Depositary shall have first withdrawn and transferred funds on deposit in the Debt Service Accrual Accounts for such purpose and then withdrawn and transferred funds on deposit in the Debt Service Reserve Accounts for such purpose.

5.06 Onshore Nuevo Sol Revenue Account.

(a) On and after the Actual Project Acceptance Date, the Borrower shall deposit or shall cause the following amounts to be deposited into the Onshore Nuevo Sol Revenue Account:

(i) promptly upon receipt, all Nuevo Sol-denominated Project Revenues or amounts denominated in Nuevo Soles otherwise received in relation to the Project received by the Borrower;

(ii) whenever required under this Agreement (and, if not specified herein, promptly), all amounts required to be transferred to the Onshore Nuevo Sol Revenue Account from any other Project Accounts and as contemplated under this Agreement, including the Onshore Nuevo Sol Construction Account; and

(iii) amounts referred to in paragraph (b) below.

If any of the foregoing amounts are received by the Borrower, the Borrower shall hold such payments in trust for the Trustee and shall promptly remit such payments to the Trustee for deposit into the Onshore Nuevo Sol Revenue Account, in the form received, with any necessary endorsements. In furtherance (and without limitation) of the foregoing, the Borrower hereby agrees to irrevocably instruct each Project Party, each Equity Party and, to the extent practicable, each other Person making Nuevo Sol-denominated payments to or for the benefit of the Borrower pursuant to the Project Documents, Section 6(b) of the Equity Contribution and Retention Agreement or otherwise, to deliver such amounts directly to the Trustee for deposit into the Onshore Nuevo Sol Revenue Account and the Trustee shall have the right to receive all payments directly from the Persons making such payments for deposit into the Onshore Nuevo Sol Revenue Account.

(b) In the event the Trustee receives monies denominated in Nuevo Soles without adequate instruction with respect to the proper Project Account in which such monies are to be deposited, the Trustee shall deposit such monies into the Onshore Nuevo Sol Revenue Account and segregate such monies from all other amounts on deposit in the Onshore Nuevo Sol

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Revenue Account and notify the Borrower and the Offshore Collateral Agent of the receipt of such monies. Upon receipt of written instructions from the Borrower, the Trustee shall transfer such monies from the Onshore Nuevo Sol Revenue Account to the Project Account (other than the Onshore Distribution Accounts) specified by such instructions and consented to in writing by the Administrative Agent.

(c) On each Monthly Transfer Date beginning on and after the earlier to occur of (x) the Monthly Transfer Date that occurs in the month immediately succeeding the Actual Project Acceptance Date and (y) last date of the Tranche A Loan Commitment Period and the Tranche D Loan Commitment Period (as notified by the Administrative Agent to the Offshore Collateral Agent), subject to Section 3.04, the Borrower and the Offshore Collateral Agent hereby irrevocably authorize the Trustee to make the withdrawals and transfers of amounts on deposit in the Onshore Nuevo Sol Revenue Account (in accordance with the procedure set out in Section 3.02) for application in the following order of priority, in each case, to the extent of available funds:

First, to transfer (pro rata to the extent of insufficient funds):

(i) the Onshore Nuevo Sol Operating Account or any Local Account, an aggregate amount set forth in the executed Withdrawal/Transfer Certificate and certified therein which equals the excess, if any, of: (i) the amount needed to pay the aggregate amount of Nuevo Sol-denominated Operation and Maintenance Expenses and Spot Market Expenses projected to be due and payable in the next forty-five (45) days succeeding the date of the Withdrawal/Transfer Certificate in accordance with the then-applicable Operating and Capital Budget less (ii)(x) the aggregate amount then on deposit in the Onshore Nuevo Sol Operating Account or any Local Account minus (y) any such amounts on deposit that have been previously designated for payment of Nuevo Sol-denominated Operation and Maintenance Expenses and Spot Market Expenses that have not yet been paid; and

(ii) the Onshore Dollar Operating Account, after conversion to Dollars in accordance with Section 3.12, to the extent of any deficiency of amounts available for transfer from the Onshore Dollar Revenue Account to the Onshore Dollar Operating Account (or then on deposit in the Onshore Dollar Operating Account) to pay Dollar-denominated Operation and Maintenance Expenses and Spot Market Expenses as set forth in Section 5.05(c).

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Second, after giving effect to the withdrawals and transfers specified in clause First above and, solely to the extent the Borrower is not required to make the transfers set forth in clause (d) below and the aggregate amount on deposit in the Debt Service Reserve Accounts is equal to the then-current Required Debt Service Reserve Amount, to the extent any funds remain after application thereof, to transfer all remaining amounts to, in the sole discretion of the Borrower, (i) the Onshore Nuevo Sol Distribution Account or (ii) after the conversion of such funds into Dollars accordance with Section 3.12 hereof, to the Onshore Dollar Distribution Account; provided, that if the Borrower does not indicate how to distribute the remaining amounts between the Onshore Distribution Accounts, all of such funds shall be transferred to the Onshore Nuevo Sol Distribution Account.

(d) To the extent not previously transferred to the Onshore Nuevo Sol Operating Account or any Local Account pursuant to clause (c) above, all Nuevo-Sol Project Revenues received pursuant to any PPA shall be converted into Dollars in accordance with Section 3.12 and transferred into the Debt Service Accrual Accounts within ten (10) days of receipt of such amounts; provided, that the Borrower shall not be required to make transfers of such Nuevo-Sol Project Revenues received pursuant to any PPA during a month when the amounts on deposit in the Debt Service Accrual Accounts are equal to or are in excess of the relevant Minimum Monthly Debt Service Accrual Amount; provided, further, that amounts transferred to the Debt Service Accrual Accounts shall be the amounts notified in a written instruction of the Administrative Agent, which amounts shall be calculated by the Administrative Agent based on the pro rata shares of the Senior Secured Parties to be paid with such amounts from the respective Debt Service Accrual Accounts.

5.07 Onshore Dollar Operating Account.

(a) The Onshore Dollar Operating Account shall be funded from transfers from (i) the Onshore Dollar Revenue Account in accordance with Section 5.05, (ii) the Onshore Nuevo Sol Revenue Account in accordance with Section 5.06, (iii) the Delay LD Account in accordance with Section 4.06(b)(ii), and (iv) from such other Project Accounts as specified in Section 5.12.

(b) Subject to Section 3.04, amounts from time to time on deposit in the Onshore Dollar Operating Account shall be available to the Borrower to be applied solely for the payment when due and payable of Dollar-denominated Operation and Maintenance Expenses and Spot Market Expenses.

5.08 Onshore Nuevo Sol Operating Account.

(a) The Onshore Nuevo Sol Operating Account shall be funded from transfers from (i) the Onshore Dollar Revenue Account in accordance with Section 5.05, (ii) the Onshore Nuevo Sol Revenue Account in accordance with Section 5.06 and (iii) from such other Project Accounts as specified in Section 5.12.

(b) Subject to Section 3.04, amounts from time to time on deposit in the Onshore Nuevo Sol Operating Account shall be available to the Borrower to be applied solely for the payment when due and payable of Nuevo Sol-denominated Operation and Maintenance Expenses and Spot Market Expenses.

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5.09 Loss Proceeds Account.

(a) The Borrower shall deposit or shall cause to be deposited in the Loss Proceeds Account any Net Available Amount of Loss Proceeds (including the Loss Proceeds from an Event of Total Loss). In furtherance (and without limitation) of the foregoing, the Borrower hereby agrees to irrevocably instruct each insurance and reinsurance provider to deliver such Loss Proceeds directly to the Trustee at its Lima office for deposit into the Loss Proceeds Account, using the wire instructions set forth in Schedule II, and the Trustee shall have the right to receive all payments directly from the Persons making such payments for deposit into the Loss Proceeds Account.

(b) If any of the foregoing amounts are received by any other Credit Party or an Affiliate thereof, such Person shall hold such payments in trust for the Trustee and shall promptly remit such payments to the Trustee for deposit in the Loss Proceeds Account, in the form received, with any necessary endorsements.

(c) Subject to Section 3.04, amounts on deposit in the Loss Proceeds Account shall be available to the Borrower (i) to be applied to pay for Restoration following any Event of Loss in respect of the Project, pursuant to the requirements of Section 8.05(l) of the Credit Agreement and (ii) to be transferred to the Prepayment Account for the prepayment of the Secured Obligations, in accordance with Sections 8.05(l) and 3.04 of the Credit Agreement, in each case in accordance with the procedure set out in Section 3.02.

5.10 Distributions and Onshore Distribution Accounts.

(a) The Onshore Distribution Accounts shall be funded (i) from transfers from the relevant Onshore Revenue Account in accordance with Section 5.05 or 5.06 above and (ii) on the Actual Project Acceptance Date, from transfers from the relevant Pre-Acceptance Revenue Account in accordance with Section 5.03 or 5.04.

(b) After the Project Completion Date and subject to Section 3.04, and subject to the satisfaction of the conditions set forth in Section 8.12 of the Credit Agreement (as confirmed in writing by the Administrative Agent to the Offshore Collateral Agent and the Trustee on the third (3rd) Business Day prior to the requested Restricted Payment Date set forth in the relevant certificate delivered by the Borrower pursuant to Section 8.12(h) of the Credit Agreement), the Borrower and the Offshore Collateral Agent hereby irrevocably authorize the Trustee to make withdrawals and transfers of amounts from the Onshore Distribution Accounts in the amounts and to the Persons or account specified in the relevant certificate delivered by the Borrower pursuant to Section 8.12(h) of the Credit Agreement (including the Unsecured Accounts).

(c) To the extent that any amount remains on deposit in any Onshore Distribution Account for a period of equal to or greater than twelve (12) consecutive months from the date of such transfer pursuant to Clause Eighth of Section 5.05(c), solely as a consequence of not satisfying each of the conditions set forth in Section 8.12 of the Credit Agreement, such amount shall be transferred to the Prepayment Account and applied in accordance with Section 4.04.

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5.11 Local Accounts.

(a) Any Local Account shall be funded from:

(i) Prior to the Actual Project Acceptance Date, transfers from (w) the Onshore Dollar Construction Account in accordance with Section 5.01, (x) the Onshore Nuevo Sol Construction Account in accordance with Section 5.02, (y) the Pre-Acceptance Dollar Revenue Account in accordance with Section 5.03, and (z) the Pre-Acceptance Nuevo Sol Revenue Account in accordance with Section 5.04; and

(ii) After the Actual Project Acceptance Date, transfers from (v) the Pre-Acceptance Dollar Revenue Account in accordance with Section 5.03, (w) the Pre-Acceptance Nuevo Sol Revenue Account in accordance with Section 5.04, (x) the Onshore Dollar Revenue Account in accordance with Section 5.05, (y) the Onshore Nuevo Sol Revenue Account in accordance with Section 5.06 and (z) from such other Project Accounts as specified in Section 5.12.

(b) Prior to the Actual Project Acceptance Date, amounts from time to time transferred to any Local Account shall be limited to the amount set forth in the Borrower’s Borrowing Certificate for payment of Project Costs to Persons located near the Project and amounts on deposit in any Local Account shall be available to the Borrower to be applied solely for the payment when due and payable of Project Costs to Persons located near the Project.

(c) After the Actual Project Acceptance Date, amounts from time to time transferred to any Local Account shall be limited to the amount set forth in the relevant Executed Withdrawal/Transfer Certificate and amounts from time to time on deposit in any Local Account shall be available to the Borrower to be applied solely for the payment when due and payable of Operation and Maintenance Expenses to Persons located near the Project.

5.12 Invasion of Accounts.

(a) Without limiting the rights provided under Section 3.04, one (1) Business Day prior to any Business Day on which (i) Dollar-denominated Operation and Maintenance Expenses or Spot Market Expenses are due and payable and the monies on deposit in or credited to the Onshore Dollar Operating Account are not anticipated to be adequate to pay such Dollar-denominated Operation and Maintenance Expenses and Spot Market Expenses, (ii) Nuevo Sol-denominated Operation and Maintenance Expenses or Spot Market Expenses are due and payable and the monies on deposit in or credited to the Onshore Nuevo Sol Operating Account or any Local Operating Account are not anticipated to be adequate to pay such Nuevo Sol-denominated Operation and Maintenance Expenses and or Spot Market Expenses, (iii) Interest Expense is due and payable under the Financing Documents and the monies on deposit in or credited to the Debt Service Accrual Accounts plus the Debt Service Reserve Accounts are not anticipated to be adequate to pay such Interest Expense, (iv) scheduled amounts or termination payments are due and payable under the Permitted Swap Agreements and the monies on deposit

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in or credited to the Debt Service Accrual Accounts plus the Debt Service Reserve Accounts are not anticipated to be adequate to pay such or (v) principal is due and payable in respect of the Senior Loans under the Credit Agreement and the monies on deposit in or credited to the Debt Service Accrual Accounts plus the Debt Service Reserve Accounts are not anticipated to be adequate to pay such principal, the Administrative Agent may (but shall not be obligated to) direct the Offshore Collateral Agent (and the Offshore Collateral Agent shall so instruct the Trustee) to withdraw from any Onshore Account and transfer (after conversion to Dollars or Nuevo Soles, as applicable, in accordance with Section 3.12), to the Onshore Dollar Operating Account, Onshore Nuevo Sol Operating Account or the Debt Service Accrual Accounts, an amount sufficient to cause the balance in such Project Accounts (when taken together with all other amounts deposited therein or credited thereto at such time) to equal the amount of such Operation and Maintenance Expenses, Spot Market Expenses, Interest Expense, scheduled amounts under the Permitted Swap Agreements and principal on the Senior Loans (if any) due and payable by the Borrower on such Business Day or Interest Payment Date (as applicable).

(b) Without limiting the rights provided under Section 3.04, within one (1) Business Day after any Monthly Transfer Date on which the Borrower does not have sufficient amounts in the Onshore Dollar Revenue Account to make each of the withdrawals and transfers contemplated by levels Third and Fourth in Section 5.05(c) into the Debt Service Accrual Accounts, the Administrative Agent may (but shall not be obligated to) direct the Offshore Collateral Agent (and the Offshore Collateral Agent shall so instruct the Trustee) to withdraw from the Onshore Distribution Accounts and transfer (after conversion to Dollars (if required) in accordance with Section 3.12), to the Debt Service Accrual Accounts, an amount sufficient to cause the balance on deposit therein (when taken together with all other amounts deposited therein or credited thereto at such time) to equal to the relevant Minimum Monthly Debt Service Accrual Amount.

ARTICLE VI

GRANT OF SECURITY INTEREST

6.01 Collateral.

As collateral security for the performance by the Borrower of all of its covenants, agreements and obligations under the Financing Documents and the prompt repayment in full when due and payable (whether at stated maturity, by acceleration or otherwise) of the Senior Loans and all other Secured Obligations of Borrower, now existing or hereafter arising, Borrower hereby grants a security interest to the Offshore Collateral Agent for the benefit of the Secured Parties, in all of Borrower’s right, title and interest in the following, whether now owned by Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as the “Collateral”, subject to the proviso at the end of this Section 6.01):

(a) all agreements, contracts and documents, including each Project Document and each Permitted Swap Agreement, to which the Borrower is a party, as each such agreement, contract and document may be amended, supplemented or modified and in effect from time to time (such agreements, contracts and documents, including all exhibits and

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schedules thereto being, individually, a “Assigned Agreement” and, collectively, the “Assigned Agreements”), including: (i) all rights of the Borrower to receive monies due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, bond, indemnity, warranty or guarantee with respect to the Assigned Agreements, (iii) all Claims of the Borrower for damages arising out of or for breach of or default under the Assigned Agreements and (iv) all rights of the Borrower to terminate, amend, supplement, modify or waive performance under the Assigned Agreements, to perform thereunder and to compel performance and otherwise to exercise all remedies thereunder;

(b) all Government Approvals now or hereafter held in the name, or for the benefit, of the Borrower (provided that any Government Approvals which by its terms or by operation of applicable law (i) would become void, voidable, terminable or revocable or would be breached or defaulted under if mortgaged, pledged or assigned hereunder or if a security interest therein were granted hereunder or (ii) cannot legally be mortgaged, pledged, assigned or made subject to a security interest, is expressly excepted and excluded from the Lien and terms hereof to the extent necessary so as to avoid such voidability, avoidability, terminability, revocability, breach, default or illegality);

(c) (i) each Offshore Account and (ii) all cash, at any time on deposit in any Offshore Account, whether now owned or hereafter acquired and whether now existing or hereafter coming into existence, including whatever is received or receivable upon any collection, exchange, sale or other disposition of any of the foregoing and any property into which any of the foregoing is converted, whether cash or non-cash proceeds, and any and all other amounts paid or payable under or in connection with any of the foregoing (collectively, the “Offshore Account Collateral”);

(d) all Documents;

(e) all Chattel Paper (whether tangible or electronic);

(f) all Inventory;

(g) all Equipment;

(h) all Fixtures, including those located upon or forming part of the Project site;

(i) all Goods not covered by the preceding clauses of this Section 6.01;

(j) all Letter-of-Credit Rights;

(k) all General Intangibles (except for General Intangibles permitted to be credited to an Onshore Account), Payment Intangibles and Software;

(l) all Commercial Tort Claims; and

(m) all other tangible and intangible personal Property whatsoever of the Borrower and any of the Borrower’s rights or interests relating thereto), including all cash,

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products, rents, revenues, issues, profits, royalties, income, benefits, accessions, supporting obligations, additions, substitutions and replacements of and to any and all of the foregoing, including all Proceeds of and to any of the foregoing property described in the preceding paragraphs of this Section 6.01 (including any Proceeds of insurance thereon (whether or not a Collateral Agent is loss payee thereof)), and any indemnity, warranty or guarantee, payable by any reason of loss or damage to or otherwise with respect to any of the foregoing, and all causes of action, Claims and warranties now or hereafter held by the Borrower in respect of any of the items listed above);

provided, however, that the Collateral shall not include, and no security interest is granted in, (i) any lease, license, insurance policy (including any proceeds of insurance thereon (whether or not a Collateral Agent is loss payee thereof)), contract or agreement to which the Borrower is a party, any of its rights or interests thereunder or any assets subject thereto or any property rights of the Borrower of any nature if the grant of the security interests hereunder shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of the Borrower therein or result in such the Borrower’s loss of use of such asset or (B) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), (ii) any lease, license, insurance policy (including any proceeds of insurance thereon (whether or not a Collateral Agent is loss payee thereof)), contract, property rights or agreement to which the Borrower is a party, any of its rights or interests thereunder or any assets subject thereto to the extent that any applicable law prohibits the creation of a security interest thereon and (iii) the Unsecured Accounts.

6.02 Perfection. The Borrower shall file such financing statements and other documents in such offices in the United States of America, as are legally required or otherwise necessary or as the Collateral Agents may request to perfect the security interests granted by it pursuant to this Article VI. This Agreement constitutes a “security agreement” as defined in Article 9 of the UCC. Without limiting the foregoing, the Borrower authorizes UCC financing statements to be filed describing the Collateral as “all assets” or “all personal property” of the Borrower, in each case, whether now owned or hereafter acquired.

6.03 Certain Representations and Warranties. The Borrower represents and warrants to the Collateral Agents, for the benefit of the Secured Parties, that as of the date hereof, as of the Initial Disbursement Date and each subsequent Disbursement Date (in each case, both immediately before and immediately after giving effect to such Borrowing occurring on such date):

(a) (i) its full and correct legal name is Cerro del Aguila S.A. (or such other name as the Borrower shall have notified the Administrative Agent and the Offshore Collateral Agent at least 30 days prior to changing its name) and (ii) it has not, at any time prior to the date of this Agreement, changed its name.

(b) its mailing address and the address of its principal place of business, in each case, as at the date of this Agreement is correctly listed in Section 11.02. The Borrower has not, within the period of four (4) months prior to the date of this Agreement, changed its location (as defined in Section 9-307 of the UCC).

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6.04 Security Interest Absolute. Until the Termination Date, all rights of the Offshore Collateral Agent and security interests hereunder shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any of the Financing Documents or any other agreement or Instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Financing Documents or any other agreement or Instrument relating thereto;

(c) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guaranty, for all or any of the Secured Obligations; or

(d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Credit Party or third party pledgor.

Nothing in this Article VI purports to amend or modify any of the Security Documents governed by the laws of Peru and, in the case of any inconsistency between the provisions of this Agreement and those contained in such Security Documents, the Security Documents governed by the laws of Peru shall prevail; provided that in the case of any inconsistency in respect of the provisions relating to the Project Accounts, this Agreement shall prevail.

ARTICLE VII

DEPOSITARY

7.01 Appointment of Depositary, Powers and Immunities. The Borrower and the Offshore Collateral Agent, at the direction of the Administrative Agent acting on behalf of the Secured Parties, hereby appoint the Depositary to act as their agent hereunder, with such powers as are expressly delegated to the Depositary by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Depositary shall not have any duties or responsibilities except those expressly set forth in this Agreement and no implied duties or covenants shall be read against the Depositary. Without limiting the generality of the foregoing, the Depositary shall take all actions as the Offshore Collateral Agent, Administrative Agent or the Borrower shall direct it to perform in accordance with the express provisions of this Agreement. Notwithstanding anything to the contrary contained herein, the Depositary shall not be required to take any action which is contrary to this Agreement or Government Rule. Neither the Depositary nor any of its Affiliates shall be responsible to the Secured Parties for any recitals, statements, representations or warranties made by the Borrower and contained in this Agreement or any other Security Document or Financing Document or in any certificate or other document referred to or provided for in, or received by any Lender under this Agreement or any

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other Security Document or Financing Document for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Security Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform its obligations hereunder or thereunder. The Depositary shall not be required to ascertain or inquire as to the performance by the Borrower of any of its obligations under this Agreement or any other document or agreement contemplated hereby or thereby. The Depositary shall not be (a) required to initiate or conduct any litigation or collection proceeding hereunder or under any other Security Document or (b) responsible for any action taken or omitted to be taken by it hereunder (except for its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review) or in connection with any other Security Document. Except as otherwise provided under this Agreement, the Depositary shall take action under this Agreement only as it shall be directed in writing. Whenever in the administration of this Agreement the Depositary shall deem it necessary or desirable that a factual matter be proved or established in connection with the Depositary taking, suffering or omitting to take any action hereunder, such matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved or established by an officer’s certificate of an Authorized Officer of the Borrower or a certificate of a senior officer of the Administrative Agent or the Offshore Collateral Agent, if appropriate. The Depositary shall have the right at any time to seek instructions concerning the administration of this Agreement from the Offshore Collateral Agent, Administrative Agent, the Borrower or any court of competent jurisdiction. The Depositary shall have no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Depositary shall not be liable for any error of judgment made in good faith by an officer or officers of the Depositary, unless it shall be conclusively determined by a court of competent jurisdiction that the Depositary was grossly negligent or acting with willful misconduct (as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review) in ascertaining the pertinent facts. The Depositary may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any willful misconduct or gross negligence on the part of, or for the supervision of, any agent, attorney, custodian or nominee so appointed. Neither the Depositary nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted under this Agreement or in connection therewith except to the extent caused by the Depositary’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review. The Depositary shall not be deemed to have knowledge of a Default or an Event of Default unless the Depositary shall have received written notice thereof from the Offshore Collateral Agent. The rights, privileges, protections and benefits given to the Depositary, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Depositary in each of its capacities hereunder, and to each agent, custodian and other Persons employed by the Depositary in accordance herewith to act hereunder.

7.02 Reliance by Depositary. The Depositary shall be entitled to conclusively rely upon and shall not be bound to make any investigation into the facts or matters stated in any certificate of the Borrower, the Offshore Collateral Agent, the Administrative Agent or any other notice or other document (including any telecopy or electronic mail) reasonably believed by it to be genuine and to have been signed or sent by or on behalf of the proper Person or Persons, and

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upon advice and statement of legal counsel, independent accountants and other experts selected by the Depositary with reasonable care and shall have no liability for its actions taken thereupon. Without limiting the foregoing, the Depositary shall be required to make payments to the Secured Parties only as set forth herein. The Depositary shall be fully justified in failing or refusing to take any action under this Agreement (a) if such action would, in the reasonable opinion of the Depositary, be contrary to applicable Government Rule or the terms of this Agreement, (b) if such action is not specifically provided for in this Agreement, it shall not have received any such advice or concurrence of the Offshore Collateral Agent as it deems appropriate or (c) if, in connection with the taking of any such action that would constitute an exercise of remedies under this Agreement (whether such action is or is intended to be an action of the Depositary or the Offshore Collateral Agent), it shall not first be indemnified to its reasonable satisfaction by the Secured Parties (other than the Offshore Collateral Agent (in its individual capacity) or any other agent or trustee under any of the Financing Documents (in their respective individual capacities)) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Depositary shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Offshore Collateral Agent or the Administrative Agent, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

7.03 Court Orders. The Depositary is hereby authorized, in its exclusive discretion, to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency affecting any money, documents or things held by the Depositary. The Depositary shall not be liable to any of the parties hereto or any of the Secured Parties or their successors, heirs or personal representatives by reason of the Depositary’s compliance with such writs, orders, judgments or decrees, notwithstanding such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

7.04 Resignation or Removal. Subject to the appointment and acceptance of a successor Depositary as provided below, the Depositary may resign at any time by giving thirty (30) days’ written notice thereof to the Offshore Collateral Agent and the Borrower, provided that in the event the Depositary is also the Offshore Collateral Agent, it must also resign as the Offshore Collateral Agent at the same time. The Depositary may be removed at any time with or without cause by the Offshore Collateral Agent. So long as no Trigger Event shall have then occurred and be continuing, the Borrower shall have the right to remove the Depositary for cause upon sixty (60) days’ notice to the Depositary and the Offshore Collateral Agent. In the event that the Depositary shall decline to take any action without first receiving adequate indemnity from the Borrower or the Secured Parties and, having received an indemnity, shall continue to decline to take such action, the Borrower and the Administrative Agent shall be deemed to have sufficient cause to remove the Depositary. Notwithstanding anything to the contrary, no resignation or removal of the Depositary shall be effective until: (i) a successor Depositary is appointed in accordance with this Section 7.04, (ii) the resigning or removed Depositary has transferred to its successor all of its rights and obligations in its capacity as the Depositary under this Agreement and the other Financing Documents, and (iii) the successor Depositary has executed and delivered an agreement to be bound by the terms hereof and perform all duties required of the Depositary hereunder. Within thirty (30) days of receipt of a written notice of any resignation or removal of the Depositary, so long as no Trigger Event shall have then occurred and be continuing, the Borrower shall appoint a successor Depositary reasonably

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acceptable to the Administrative Agent; provided, that if the Administrative Agent does not confirm such acceptance or reject such appointee in writing within thirty (30) days following selection of such successor by the Borrower, then it shall be deemed to have given acceptance thereof and such successor shall be deemed appointed as the Depositary hereunder. If no successor Depositary shall have been appointed by the Borrower and shall have accepted such appointment within thirty (30) days after the retiring Depositary’s giving of notice of resignation or the removal of the retiring Depositary or if a Trigger Event shall have then occurred and be continuing, then the retiring Depositary may, at the sole cost and expense of the Borrower, apply to a court of competent jurisdiction to appoint a successor Depositary, which shall be an Acceptable Bank and reasonably acceptable to the Administrative Agent. Upon the acceptance of any appointment as Depositary hereunder by the successor Depositary, such successor Depositary shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Depositary, and the retiring Depositary shall be discharged from its duties and obligations hereunder. After the retiring Depositary’s resignation or removal hereunder as the Depositary, the provisions of this Article VII and of Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Depositary. Any corporation into which the Depositary may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Depositary shall be a party, or any corporation succeeding to the corporate trust business of the Depositary shall be the successor of the Depositary hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding. Any successor Depositary must be capable of acting, and shall act, as a Bank. The fees payable by the Borrower to a successor Depositary shall be same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

7.05 Exculpatory Provisions. Beyond the exercise of reasonable care in the custody thereof and as otherwise specifically set forth herein, the Depositary shall have no duty as to any of the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Depositary shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Depositary shall not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Depositary in good faith.

The Depositary shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Depositary (as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review), for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Borrower to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

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ARTICLE VIII

COLLATERAL AGENTS

8.01 Appointment; Powers and Immunities.

(a) The Administrative Agent, on behalf of each of the Secured Parties, hereby designates and appoints The Bank of Nova Scotia to act as the Offshore Collateral Agent and Scotiabank Peru S.A.A. to act as the Onshore Collateral Agent under the Financing Documents, and authorizes (i) the Offshore Collateral Agent and the Onshore Collateral Agent to enter into this Agreement, each of the other Financing Documents to which it is intended to be a party and the Credit Agreement (and ratifies any such Financing Document entered into prior to the date hereof), (ii) the Offshore Collateral Agent to appoint the Depositary pursuant to the terms of this Agreement, (iii) take such actions on its and their behalf under the provisions of the Financing Documents to which it is a party and (iv) to exercise such powers and perform such duties as are expressly delegated to the Offshore Collateral Agent and the Onshore Collateral Agent, as applicable, by the terms of the Financing Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Financing Documents, neither Collateral Agent shall have any duties, responsibilities or fiduciary relationship with any Secured Party, except those expressly set forth in this Agreement and the other Financing Documents, and no implied covenants, functions or responsibilities, fiduciary or otherwise, shall be read into this Agreement or any other Financing Document or otherwise exist against either Collateral Agent and any such implied duties that may exist under any applicable Government Rule are hereby waived to the fullest extent permitted under such applicable Government Rule.

(b) The Offshore Collateral Agent will give notice to the Administrative Agent on behalf of the Secured Parties of any action to be taken by the Offshore Collateral Agent under any Financing Document to which it is a party; such notice shall be given prior to the taking of such action unless the Offshore Collateral Agent determines that to do so would be detrimental to the interests of the Secured Parties, in which event such notice shall be given promptly after the taking of such action.

(c) The Onshore Collateral Agent will give notice to the Administrative Agent on behalf of the Secured Parties of any action to be taken by the Onshore Collateral Agent under any Financing Document to which it is a party; such notice shall be given prior to the taking of such action unless the Onshore Collateral Agent determines that to do so would be detrimental to the interests of the Secured Parties, in which event such notice shall be given promptly after the taking of such action.

(d) No Collateral Agent shall be required to exercise any discretionary rights or remedies under any of the Financing Documents or give any consent under any of the

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Financing Documents or enter into any agreement amending, modifying, supplementing or waiving any provision of any Financing Document unless it shall have been expressly directed in writing to do so by the Administrative Agent; provided, that the Administrative Agent shall obtain the consent of the Lenders, the Majority Lenders or the Supermajority Lenders, as required under the Credit Agreement, before giving any such direction to the relevant Collateral Agent.

(e) Notwithstanding anything herein or in any other Financing Document to the contrary, the Offshore Collateral Agent shall be entitled to rely conclusively on any direction or instruction received from the Administrative Agent without any duty whatsoever to inquire as to whether the Administrative Agent has received any direction or instruction that may be required hereunder (including where any direction or instruction of the Administrative Agent herein is conditioned upon the Administrative Agent itself acting upon the instruction of the Lenders).

8.02 Rights of the Collateral Agents.

(a) Each of the Offshore Collateral Agent and the Onshore Collateral Agent may execute any of its duties under the Financing Documents by or through agents or attorneys-in-fact and shall not be liable for any acts or omissions of any such agent appointed with due care by it hereunder. Each of the Offshore Collateral Agent and the Onshore Collateral Agent shall be entitled to seek the advice of its independent counsel concerning all matters pertaining to such duties and shall not be liable for any action or inaction based in good faith on such advice.

(b) Neither the Offshore Collateral Agent, the Onshore Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable to any of the Secured Parties for any action lawfully taken or omitted to be taken by it under or in connection with any Financing Document (except for its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review) or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower or any other party to a Financing Document or any Authorized Officer of any thereof contained in any Financing Document or in any certificate, report, statement or other document referred to or provided for in, or received by the applicable Collateral Agent under or in connection with, any Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Financing Documents or for any failure of the Borrower or any other party to a Financing Document to perform its obligations thereunder. Neither the Offshore Collateral Agent nor the Onshore Collateral Agent shall be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Financing Document, or to inspect the properties, books or records of the Borrower or any other party to a Financing Document.

(c) Each of the Offshore Collateral Agent and the Onshore Collateral Agent shall be entitled to rely and shall be fully protected in relying upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, electronic mail message, telex or teletype message, statement, order or other document (including Executed Withdrawal/Transfer

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Certificates) (whether in original or facsimile form) reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable.

(d) Neither the Offshore Collateral Agent, the Onshore Collateral Agent nor any of their respective officers, directors, employees, agents, or attorneys-in-fact shall be liable to the Borrower or any of the Secured Parties or any other Person for any act or omission on its part except for any such act or omission which is the result of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in an order not subject to appeal or review. The powers conferred on the Collateral Agents hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of the Collateral in its possession and the accounting for monies actually received by it hereunder, no Collateral Agent shall have any other duty as to the Collateral, whether or not such Collateral Agent or any of the other Secured Parties has or is deemed to have knowledge of any matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to the Collateral. Each of the Offshore Collateral Agent and the Onshore Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which such Collateral Agent accords its own property.

(e) Each of the Offshore Collateral Agent and the Onshore Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Financing Document unless it shall first receive instruction from the Administrative Agent (acting with the authority of the Lenders, Majority Lenders or the Supermajority Lenders, as applicable) as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Secured Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties. Each of the Offshore Collateral Agent and the Onshore Collateral Agent shall affirmatively act under this Agreement and the other Financing Documents in accordance with any instructions by the Administrative Agent made pursuant to and not in contravention of this Agreement. Neither the Offshore Collateral Agent nor the Onshore Collateral Agent shall incur any liability for any determination made or instruction given by the Administrative Agent. The Onshore Collateral Agent shall not incur any liability for any determination made or instruction given by the Offshore Collateral Agent. In no event shall either Collateral Agent be required to take any action that exposes it to personal liability or that is contrary to this Agreement, any other Financing Document or any applicable Government Rule.

(f) Each of the Offshore Collateral Agent, the Onshore Collateral Agent and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and the other parties to the Transaction Documents, without regard to its acting as the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, hereunder and under the other Financing Documents. With respect to the extensions of credit made by it under a Financing Document, the Offshore Collateral Agent or the Onshore Collateral Agent shall have the same rights and powers under this Agreement and the other

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Financing Documents as any other Lender making a comparable extension of credit to the Borrower and may exercise the same as though it were not the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable.

(g) For the purposes of this Agreement and all other Financing Documents, none of the Offshore Collateral Agent or the Onshore Collateral Agent shall be deemed to have knowledge of, or have any duty to ascertain or inquire into, (i) the occurrence of any Default, Event of Default or Trigger Event unless and until it has received written notice from the Administrative Agent informing such Collateral Agent of such Default, Event of Default or Trigger Event or (ii) the existence, the content, or the terms and conditions of, any other agreement, instrument or document, in each case, to which it is not a party or beneficiary, whether or not referenced herein. Each of the Offshore Collateral Agent and the Onshore Collateral Agent may take such action with respect to such Default, Event of Default or Trigger Event as is required and permitted to be taken by it pursuant to each Financing Document following the occurrence of a Default, Event of Default or Trigger Event, as the case may be. Without prejudice to the foregoing, none of the knowledge or information that any department or division of the Offshore Collateral Agent, the Onshore Collateral Agent or any of their respective Affiliates may have from time to time shall be attributed to the Offshore Collateral Agent or the Onshore Collateral Agent, neither the Offshore Collateral Agent nor the Onshore Collateral Agent shall have any duty to disclose nor shall the Offshore Collateral Agent or the Onshore Collateral Agent be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the Offshore Collateral Agent, the Onshore Collateral Agent or any of their respective affiliates in any capacity.

(h) None of the Offshore Collateral Agent or the Onshore Collateral Agent shall be deemed to have knowledge of facts and circumstances unless it has received written notice of such facts and circumstances, nor shall the Offshore Collateral Agent or the Onshore Collateral Agent have any obligation to perform any actions or respond to any matters without express authorization to do so.

(i) In the event that the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Offshore Collateral Agent or the Onshore Collateral Agent’s sole discretion may cause the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, to incur potential liability for any Environmental and Social Claim, each Collateral Agent reserves the right, instead of taking such action, to resign as such Collateral Agent. No Collateral Agent shall be liable to the Borrower, the Secured Parties or any other Person for any Environmental and Social Claims by reason of such Collateral Agent’s actions and conduct as authorized, empowered and directed under the Financing Documents

8.03 Remedies; Application of Proceeds.

(a) The Offshore Collateral Agent, at the direction of the Administrative Agent (acting at the instruction of the Required Secured Parties) and the Onshore Collateral Agent, at the direction of the Administrative Agent (acting at the instruction of the Required Secured Parties), shall each have the exclusive right to enforce rights, exercise remedies

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(including set-off and the right to credit bid their Indebtedness) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral and may enforce the provisions of the Financing Documents and exercise remedies thereunder including appointing legal counsel and attorneys at law, all in such order and in such manner as the Administrative Agent (acting at the instructions of the Required Secured Parties in the exercise of their sole discretion) may direct. Such exercise and enforcement shall include the rights of the Offshore Collateral Agent and the Trustee to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, to draw upon any Acceptable Letter of Credit, and to exercise all the rights and remedies of a secured creditor under the UCC and the Financing Documents and of a secured creditor under the bankruptcy code of any Government Authority; provided that unless and until the Offshore Collateral Agent and the Onshore Collateral Agent shall have received such direction, the Offshore Collateral Agent and the Onshore Collateral Agent may (but shall not be obligated to) also take such action, or refrain from taking such action, in order to preserve or protect its rights under the Financing Documents, the Liens on the Collateral and to preserve the value of the Collateral, with respect to any Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

(b) Regardless of whether any Bankruptcy has been commenced by or against the Borrower or any other Credit Party, any money collected or to be applied by the Offshore Collateral Agent and Onshore Collateral Agent pursuant to this Agreement and the other Financing Documents (other than monies for its own account), whether upon disposition of Collateral in accordance with the terms of this Agreement and the other Security Documents or pursuant to direction from the Administrative Agent (acting at the instruction of the Required Secured Parties), together with any other monies which may then be held by, or under the control of, the Offshore Collateral Agent in any of the Project Accounts shall be applied in the order provided in Section 8.03(c) (it being agreed that the Offshore Collateral Agent and the Onshore Collateral Agent shall apply such amounts as promptly as is reasonably practicable after the receipt thereof).

(c) If at any time Section 8.03(b) applies or there shall be insufficient funds available to the Collateral Agents in accordance with the terms and conditions of the Financing Documents (whether from the Borrower or from or on behalf of any Equity Party under the Equity Contribution and Retention Agreement or in connection with the preservation, realization or enforcement of all or any part of the Collateral) to pay all obligations that are then due and payable, all payments on account of any obligations (including payments from amounts from time to time thereafter held, received or recovered by the Collateral Agents or otherwise received or recovered by a Secured Party and required to be shared with other Secured Parties hereunder) shall be made and applied in the following order of priority:

(i) first, toward the payment pro rata of any costs, expenses and indemnities of any of the Agents then due and payable (including legal costs and costs and expenses incurred in connection with any realization or enforcement of the Collateral taken in accordance with the terms of the Financing Documents, but excluding any breakage costs), together with any unpaid fees of any Agent;

(ii) second, toward the payment pro rata of any past due Interest Expense (excluding default interest) or other settlement amounts payable to the Senior Lenders and the Permitted Swap Providers under the Financing Documents;

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(iii) third, toward the payment pro rata of any other accrued Interest Expense (excluding default interest) or other settlement amounts then due and payable, any other gross up amount and/or any other break funding payments then due and payable to the Senior Lenders and the Permitted Swap Providers under the Financing Documents;

(iv) fourth, toward the payment pro rata of any past due principal then payable to the Senior Lenders or any termination payments to the Permitted Swap Providers under the Permitted Swap Agreements (such amount calculated on a net basis in accordance with the relevant Permitted Swap Agreement);

(v) fifth, toward the payment pro rata of any other principal then due and payable to the Senior Lenders and any legal fees and out-of-pocket expenses referred to in Section 11 under the Permitted Swap Agreements;

(vi) sixth, toward the payment pro rata of any and all other obligations under the Financing Documents that are remaining after giving effect to the preceding provisions and are then due and payable to any Secured Party; and

(vii) seventh, the balance, if any, to the Borrower (but solely if all Senior Loan Commitments have expired or have otherwise been cancelled or terminated and the Borrower has no further actual or contingent liability under any Financing Document) or otherwise to be credited to the Onshore Distribution Accounts.

8.04 Indebtedness Balances. Upon the written request of the Offshore Collateral Agent, each Permitted Swap Provider and the Administrative Agent shall promptly (and, in any event, within five (5) Business Days) give the Offshore Collateral Agent written notice of the aggregate amount of the Secured Obligations then outstanding and due and payable by the Borrower to such Secured Parties under the applicable Financing Documents and any other information that the Offshore Collateral Agent may reasonably request of such Secured Parties, which written notice shall be updated by such Secured Parties from time to time upon request of the Offshore Collateral Agent after receipt of proceeds of Collateral or otherwise.

8.05 Release of Collateral.

(a) If in connection with the exercise of any of the Secured Parties’ remedies under the Security Documents, the Offshore Collateral Agent or the Onshore Collateral Agent disposes of any part of the Collateral or in connection with any conveyance, sale, lease, transfer or other disposition permitted under the Financing Documents, then the Liens, if any, of the Offshore Collateral Agent and the Onshore Collateral Agent for the benefit of any of the Secured Parties on such Collateral shall be automatically, unconditionally and simultaneously released. The Offshore Collateral Agent and the Onshore Collateral Agent (on behalf of the Secured Parties) shall promptly execute and deliver such termination statements, releases and other documents as reasonably required or requested by the Administrative Agent and provided to it to effectively confirm such release.

(b) To the extent that the Offshore Collateral Agent, the Onshore Collateral Agent or any of the Secured Parties (i) have released any Lien on Collateral and any such Liens are later reinstated or (ii) obtain any new Liens, then each such reinstated Lien or new Liens shall be subject to the provisions of this Agreement.

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8.06 Further Assurances. The Borrower hereby agrees that, at any time and from time to time, at its sole cost and expense, upon the written request of the Administrative Agent or the Offshore Collateral Agent, it shall promptly execute and deliver all further agreements, instruments, documents and certificates and take all further action that may be necessary in order to fully effect the purposes of this Agreement and the other Financing Documents (including, to the extent required by any Financing Document, the delivery of possession of any Collateral represented by certificated securities that hereafter comes into existence or is acquired in the future by the Offshore Collateral Agent as pledgee for the benefit of the Secured Parties) and to enable the Offshore Collateral Agent to exercise and enforce its rights and remedies under the Financing Documents with respect to the Collateral or any part thereof.

ARTICLE IX

RESIGNATION OR REMOVAL OF THE COLLATERAL AGENTS

9.01 Resignation; Removal. Each of the Offshore Collateral Agent and the Onshore Collateral Agent (a) may resign as Offshore Collateral Agent or Onshore Collateral Agent upon sixty (60) days’ written notice to the Administrative Agent and the Borrower and (b) may be removed at any time with or without cause by the Administrative Agent acting at the direction of the Majority Lenders with any such resignation or removal to become effective only upon the appointment of a successor Offshore Collateral Agent or the Onshore Collateral Agent under this Article IX. If the Offshore Collateral Agent or the Onshore Collateral Agent shall resign or be removed as Offshore Collateral Agent or the Onshore Collateral Agent, then the Administrative Agent acting at the direction of the Majority Lenders shall (and if no such successor shall have been appointed within thirty (30) days of the Offshore Collateral Agent’s or the Onshore Collateral Agent’s resignation or removal, the Offshore Collateral Agent or the Onshore Collateral Agent may apply to a court of competent jurisdiction for the appointment of a successor at the sole expense of the Borrower) or appoint a successor agent for the Secured Parties, which successor agent shall be (so long as (i) the Administrative Agent has not given written notice to the Offshore Collateral Agent or the Onshore Collateral Agent that a Default has occurred and is continuing and (ii) a Trigger Event is not in effect) reasonably acceptable to the Borrower (and which successor agent shall be an Acceptable Bank) whereupon such successor agent shall succeed to the rights, powers and duties of the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, and the term “Offshore Collateral Agent” or “Onshore Collateral Agent” shall mean such successor agent effective upon its appointment, and the former Offshore Collateral Agent’s or the Onshore Collateral Agent’s, as applicable, rights, powers and duties as Offshore Collateral Agent or the Onshore Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Offshore Collateral Agent or the Onshore Collateral Agent (except that the former Offshore Collateral Agent and the Onshore Collateral Agent shall deliver all Collateral then in its possession to the successor Offshore Collateral Agent or the Onshore Collateral Agent, as applicable) or any of the

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other Secured Parties. After resignation or removal hereunder as Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, the provisions of this Agreement shall continue to inure to the former Offshore Collateral Agent’s or the Onshore Collateral Agent’s benefit as to any actions taken or omitted to be taken by it while it was Offshore Collateral Agent or the Onshore Collateral Agent. The fees payable by the Borrower to a successor Collateral Agent shall be same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

9.02 Substitute Collateral Agent. If at any time the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, shall reasonably determine that it shall be necessary or appropriate under any applicable Government Rule or in order to permit action to be taken hereunder, the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, and the Borrower shall execute and deliver all instruments necessary to appoint any Person as a co-Offshore Collateral Agent or co-Onshore Collateral Agent, as applicable, or substitute Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, with respect to all or any portion of the Collateral, in any case with such powers, rights, duties, obligations and immunities conferred upon the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, hereunder as may be specified therein. If the Borrower shall refuse to join in the execution of any such instrument within ten (10) Business Days of any written request therefor by the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, or if (a) the Administrative Agent has given written notice to the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, that a Default has occurred and is continuing or (b) a Trigger Event is in effect, then in any such instance the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, may act under the foregoing provisions without the concurrence of the Borrower. The Borrower hereby irrevocably makes, constitutes and appoints the Offshore Collateral Agent and the Onshore Collateral Agent, as applicable, as the Borrower’s agent and attorney-in-fact to act for the Borrower under the provisions of this Section 9.02. The Borrower shall not be obligated to pay or reimburse any fees to a co-Offshore Collateral Agent, co-Onshore Collateral Agent, substitute Offshore Collateral Agent or substitute Onshore Collateral Agent unless agreed by the Borrower.

ARTICLE X

EXPENSES; INDEMNIFICATION; FEES

10.01 Compensation and Expenses.

(a) The Borrower agrees to pay to the Depositary (i) the Depositary’s fees as separately agreed by the Borrower and the Depositary and (ii) the amount of any and all of the Depositary’s reasonable and documented out-of-pocket expenses, including the reasonable and documented fees and expenses of its counsel (and any local counsel) and of any accountants, experts or agents, which the Depositary may incur in connection with (x) the administration of this Agreement, (y) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Offshore Account Collateral or (z) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Depositary under this Agreement.

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(b) The Borrower agrees to pay to the Offshore Collateral Agent and the Onshore Collateral Agent, (i) the Collateral Agent fees as separately agreed by the Borrower in the Collateral Agency Fee Letter and (ii) the amount of any and all of the Collateral Agents’ reasonable and documented out-of-pocket expenses, including the reasonable and documented fees and expenses of its counsel (and any local counsel) and of any accountants, experts or agents, which the Collateral Agents may incur in connection with (x) the administration of this Agreement, (y) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral or (z) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Collateral under this Agreement and any other Financing Document.

10.02 Indemnification.

(a) The Borrower, whether or not any of the transactions contemplated hereby shall be consummated, hereby assumes liability for and agrees to defend, indemnify and hold harmless each Indemnified Person from and against any Claims which may be imposed on, incurred by or asserted against an Indemnified Person in any way relating to or arising or alleged to arise out of: (i) the financing, ownership, operation or maintenance of the Project, or any part thereof; (ii) any latent or other defects in the Project whether or not discoverable by an Indemnified Person or the Borrower; (iii) a violation of Environmental and Social Laws, Environmental and Social Claim or other loss of or damage relating to the Project; (iv) any breach by the Borrower of any of its representations or warranties under the Financing Documents or failure by the Borrower to perform or observe any covenant or agreement to be performed by it under any of the Financing Documents; (v) personal injury, death or property damage relating to the Project, including Claims based on strict liability in tort and (vi) the transactions contemplated hereby and by the Financing Documents (including the performance by each of the Depositary and the Collateral Agents of its duties, rights and obligations hereunder and thereunder); provided, that the foregoing indemnities in clauses (i) through (vi) shall not, as to any Indemnified Person, apply to Claims to the extent they are determined to have been caused by (x) the gross negligence or willful misconduct of such Indemnified Person as determined in a final, non-appealable judgment by a court of competent jurisdiction, or (y) any Taxes owed by the Indemnified Person in its individual capacity.

(b) To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in paragraph (a) may be unenforceable in whole or in part because they violate of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred pursuant to paragraph (a) by any Indemnified Person.

(c) The agreements in this Section 10.02 shall survive termination of this Agreement.

10.03 Prompt Payment. All amounts due under this Article X shall be payable by the Borrower within thirty (30) days after receipt of written demand therefor.

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ARTICLE XI

MISCELLANEOUS

11.01 Amendments; Etc. No amendment, restatement, supplement, modification or waiver of any provision of this Agreement nor consent to any departure by the Borrower herefrom shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto and is otherwise in accordance with the terms of this Agreement. Any such amendment, restatement, supplement, modification, waiver or consent shall be effective only in the specific instance and for the specified purpose for which given.

11.02 Addresses for Notices. All notices, requests and other communications provided for hereunder shall be in writing and, except as otherwise required by the provisions of this Agreement, shall be sufficiently given and shall be deemed given (a) when personally delivered or (b) if mailed by registered or certified mail, postage prepaid, or sent by overnight delivery or telecopy (provided, that if any notice is delivered by means of telecopy, such notice shall only be effective if the recipient confirms via telephone, electronic mail or facsimile receipt of such notice to the sender), upon receipt by the addressee, in each case addressed to the parties as follows (or such other address as shall be designated by such party in a written notice to each other party):

Borrower:	CERRO DEL AGUILA S.A.

Av. Santo Toribio 115 Piso 7
San Isidro – Lima 27 – Peru
Attn: Daniel Urbina
Telephone: (511) 706 - 7878
Facsimile: (511) 708 - 2201
Email: daniel.urbina@inkiaenergy.com

Offshore Collateral Agent:	THE BANK OF NOVA SCOTIA

Global Wholesale Services
720 King Street West, 2nd Floor
Toronto, Ontario
Canada M5V 2T3
Attention: Director Agency
Reference: Cerro Del Aguila – PERU
Telephone: 416-866-2800
Facsimile: 416-933-2295
Email: richard.mccorkindale@scotiabank.com

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Onshore Collateral Agent:	SCOTIABANK PERU S.A.A.

Av. Dionisio Derteano Nº 102, Piso 5, San Isidro
Lima 27, Perú
Attention: Cecilia Marín Armas / Claudia Alarcón Leu / Italo Benavides Ocampo
Telephone: 511-211-6599 / 511-211-6000 Ext. 16533 / 511-211-6000 Ext. 15782
Facsimile: 511-211-6822
Email: cecilia.marin@scotiabank.com.pe /
claudia.alarcon@scotiabank.com.pe /
italo.benavides@scotiabank.com.pe

Trustee:	SCOTIABANK PERU S.A.A.

Av. Dionisio Derteano Nº 102, Piso 5, San Isidro
Lima 27, Perú
Attention: Cecilia Marín Armas / Claudia Alarcón Leu / Italo Benavides Ocampo
Telephone: 511-211-6599 / 511-211-6000 Ext. 16533 / 511-211-6000 Ext. 15782
Facsimile: 511-211-6822
Email: cecilia.marin@scotiabank.com.pe /
claudia.alarcon@scotiabank.com.pe /
italo.benavides@scotiabank.com.pe

Wiring Instructions:	Included in Schedule II

Depositary:	THE BANK OF NOVA SCOTIA, NEW YORK AGENCY

1 Liberty Plaza, Floors 22-26
New York, NY 10016
Attention: Vice President, US Operations
Facsimile: 212-866-5344

Wiring Instructions:	Included in Schedule I

11.03 Governing Law; Jurisdiction.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE OF LAW PRINCIPLES OF SUCH LAWS WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

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(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN THE COURTS OF ANY JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER, THE DEPOSITARY AND THE OFFSHORE COLLATERAL AGENT, THE ONSHORE COLLATERAL AGENT AND THE TRUSTEE AT ITS ADDRESS REFERRED TO IN SECTION 11.02. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

(c) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

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11.04 Process Agent. The Borrower hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon C T Corporation System currently located at 111 Eighth Avenue, New York, New York 10011 (the “Process Agent”), and the Borrower hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to receive such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon. The Borrower hereby further irrevocably consents to the service of process in any suit, action or proceeding in such courts by the mailing thereof by the Offshore Collateral Agent, the Onshore Collateral Agent, the Depositary, the Trustee or Administrative Agent by registered or certified mail, postage prepaid, at its address set forth beneath its signature hereto.

11.05 Headings. Section and Article headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

11.06 Letters of Credit. The Offshore Collateral Agent shall be entitled to draw upon any Acceptable Letter of Credit when so entitled pursuant to the terms of the Financing Documents, as applicable.

11.07 No Waiver. No failure on the part of the Depositary, the Offshore Collateral Agent, the Onshore Collateral Agent, the Trustee or any of the Secured Parties or any of their nominees or representatives to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Depositary, the Offshore Collateral Agent, the Onshore Collateral Agent, the Trustee or any of the Secured Parties or any of their nominees or representatives of any right, power or remedy hereunder preclude any other or future exercise thereof or the exercise of any other right, power or remedy, nor shall any waiver of any single Event of Default or other breach or default be deemed a waiver of any other Event of Default or other breach or default theretofore or thereafter occurring. Without limiting the generality of the foregoing, if the Offshore Collateral Agent, the Onshore Collateral Agent, the Depositary or the Trustee fails to make any transfers or withdrawals as and when specified in this Agreement, such failure shall not operate as a waiver of any of the rights that the Secured Parties may have under the Financing Documents (or obligations of the Borrower) and the Offshore Collateral Agent, the Depositary or the Trustee, as applicable, will promptly take any such action which it previously failed to take in accordance with the terms of this Agreement. All remedies either under this Agreement or by law or otherwise afforded to any Lender shall be cumulative and not alternative.

11.08 Severability. If any provision of this Agreement or the application thereof shall be invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of such remaining provisions shall not be affected thereby and (b) each such remaining provision shall be enforced to the greatest extent permitted by law.

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11.09 Successors and Assigns. All covenants, agreements, representations and warranties in this Agreement by each party hereto shall bind and, to the extent permitted hereby, shall inure to the benefit of and be enforceable by their respective successors and assigns and the Secured Parties, whether so expressed or not; provided, however, that the Borrower shall not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Offshore Collateral Agent and each Lender.

11.10 Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.11 Force Majeure. In no event shall the Offshore Collateral Agent, the Onshore Collateral Agent, the Trustee, the Administrative Agent, any Secured Party or the Depositary be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of god, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Offshore Collateral Agent or the Depositary, as applicable, shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

11.12 Consequential Damages. Anything in this Agreement to the contrary notwithstanding, in no event shall any party hereto be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if such party has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

11.13 Additional Secured Parties; Third-Party Beneficiaries.

(a) Any Person that executes and delivers a counterpart of, and is designated as a Secured Party pursuant to the terms of, an Assignment and Acceptance Agreement or Secured Party Addition Agreement shall be deemed to be a Secured Party and shall be bound by and subject to the terms and conditions hereof and the covenants, stipulations and agreements contained herein. In furtherance of the foregoing, any counterparty to a Permitted Swap

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Agreement shall be deemed to have agreed to be bound by the provisions of the Credit Agreement for the limited purposes of indemnifying the Agents pursuant to Section 10.05 thereof (assuming for purposes of calculating such Person’s liability to make payments on any indemnity claimed thereunder, that any net settlement amount payable to such counterparty to a Permitted Swap Agreement is treated as such Person’s outstanding principal amount of the Senior Loans).

(b) Nothing in this Agreement, express or implied, is intended to shall be construed to confer upon, or to give to, any Person other than the parties hereto and their respective successors and assigns and Persons for whom the parties hereto are acting as agents or representatives, any right, remedy or Claim under to by reason of this Agreement or any covenant, agreement or stipulation hereof; and the covenants, stipulations and agreements contained in this Agreement are and shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and Persons for whom the parties hereto are acting as agents or representatives.

11.14 Provisions Solely to Define Relative Rights. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower, which are absolute and unconditional, to pay the Secured Obligations as and when the same shall become due and payable in accordance with their terms.

11.15 Reinstatement. This Agreement and any Lien created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Secured Obligations is rescinded or must otherwise be restored by any holder of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

11.16 Non-Voting Parties. No Credit Party or any Affiliate of any such Person that is a Tranche C Lender (each, a “Non-Voting Party”) shall be entitled to participate in any vote contemplated in this Agreement.

11.17 USA PATRIOT Act. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions that are subject to the USA PATRIOT Act are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the Depositary such information as it may request, from time to time, in order for the Depositary to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agency and Security Deposit Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

CERRO DEL AGUILA S.A.,
as Borrower

By:
Name:
Title:

Signature Page to the Collateral Agency and Depositary Agreement

SUMITOMO MITSUI BANKING CORPORATION, not in its individual capacity, but solely as Administrative Agent

By:
Name:
Title:

Signature Page to the Collateral Agency and Depositary Agreement

THE BANK OF NOVA SCOTIA,
not in its individual capacity, but solely as Offshore Collateral Agent

By:
Name:
Title:

Signature Page to the Collateral Agency and Depositary Agreement

SCOTIABANK PERU S.A.A,
not in its individual capacity, but solely as Onshore Collateral Agent

By:
Name:
Title:

Signature Page to the Collateral Agency and Depositary Agreement

SCOTIABANK PERU S.A.A.,
not in its individual capacity, but solely as Trustee

By:
Name:
Title:

Signature Page to the Collateral Agency and Depositary Agreement

THE BANK OF NOVA SCOTIA, NEW YORK AGENCY, not in its individual capacity, but solely as Depositary

By:
	Name:	William R. Ebbels
	Title:	Vice President, US Operations

Signature Page to the Collateral Agency and Depositary Agreement

SCHEDULE I

TO COLLATERAL AGENCY AND SECURITY DEPOSIT AGREEMENT

Account Numbers and Wire Transfer Information – Offshore Accounts

Wire Transfer Information:

THE BANK OF NOVA SCOTIA, NEW YORK AGENCY

ABA #02600253-2

Name: Cerro del Aguila S.A. Depositary, reference for credit to GWS Loan Agency Operations, Toronto, Ontario

Account Number: 06180-39

Attn: Director, Agency, Global Wholesale Services

Offshore Account Numbers:

Offshore Construction Account	03416-14
Debt Service Accrual Account	03417-11
Debt Service Reserve Account	03418-19
Prepayment Account	03422-11
Performance LD Account	03421-14
Delay LD Account	03419-16

SCHEDULE II

TO COLLATERAL AGENCY AND SECURITY DEPOSIT AGREEMENT

Account Numbers and Wire Transfer Information – Onshore Accounts

Wire Transfer Information:

Beneficiary: Scotiabank Perú S.A.A.

Swift Code: BSUDPEPL

Address: Av. Dioniso Derteano N° 102, Piso 5, San Isidro Lima, Perú

Ref: Fid. Cerro del Aguila

Attn: Administración Fiduciaria

Onshore Account Numbers:

CdA Onshore Dollar Construction Account

CdA Onshore Nuevo Sol Construction Account

CdA Pre-Acceptance Dollar Revenue Account

CdA Pre-Acceptance Nuevo Sol Revenue Account

CdA Onshore Dollar Revenue Account

CdA Onshore Nuevo Sol Revenue Account

CdA Onshore Dollar Operating Account

CdA Onshore Nuevo Sol Operating Account

CdA Loss Proceeds Account

CdA Onshore Dollar Distribution Account

CdA Onshore Nuevo Sol Distribution Account

EXHIBIT A

TO COLLATERAL AGENCY AND SECURITY DEPOSIT AGREEMENT

FORM OF WITHDRAWAL/TRANSFER CERTIFICATE

Date of Transfer Certificate: [                    ]

Sumitomo Mitsui Banking Corporation,

as Administrative Agent

277 Park Avenue

New York, NY 10172

Attention: Amena Nabi / Daron Davis

Telephone: 212-224-4857 / 4847

Facsimile: 212-224-5222

Email: Amena_Nabi@smbcgroup.com / Daron_Davis@smbcgroup.com

The Bank of Nova Scotia,

as Offshore Collateral Agent

720 King Street West, 2nd Floor

Toronto, ON M5V 2T3

Canada

Attention: Director Agency, Global Wholesale Services

Telephone No.: 416-866-2800

Facsimile No 416-933-2295

The Bank of Nova Scotia, New York Agency

as Depositary

1 Liberty Plaza, Floors 22-26

New York, NY 10016

Attention: Vice President, US Operations

Telephone No.: 212-225-5444

Facsimile No 212-866-5344

Scotiabank Peru S.A.A.

as Trustee

Av. Dionisio Derteano Nº 102

Piso 5, San Isidro

Lima 27, Perú

Attention: Cecilia Marín Armas / Claudia Alarcón Leu / Italo Benavides

Telephone No.: 511-211-6599 / 511-211-6000 Ext. 16533 / 511-211-6000 Ext. 15782

Facsimile No 511-211-6822

Re: Cerro del Aguila S.A. – Withdrawal/Transfer Certificate

Ladies and Gentlemen:

1. This Withdrawal/Transfer Certificate (the “Withdrawal/Transfer Certificate”) is delivered to you pursuant to Section 3.02(b) of the Collateral Agency and Security Deposit Agreement (as amended, modified and supplemented and in effect firm time to time the “Collateral Agency and Depositary Agreement”) dated as of August 17, 2012 among Cerro del Aguila S.A. (the “Borrower”), a sociedad anónima organized under the laws of Peru (the “Borrower”), Sumitomo Mitsui Banking Corporation as administrative agent for the Senior Lenders (in such capacity, the “Administrative Agent”), The Bank of Nova Scotia as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), Scotiabank Peru S.A.A. as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”), The Bank of Nova Scotia, New York Agency as depositary for the Secured Parties (in such capacity, the “Depositary”) and Scotiabank Peru S.A.A. as trustee for the Secured Parties (in such capacity, the “Trustee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Collateral Agency and Depositary Agreement.

2. This Withdrawal/Transfer Certificate is being provided to you on a date falling at least five (5) Business Days prior to the proposed Withdrawal Date.

3. This Withdrawal/Transfer Certificate is the only Withdrawal/Transfer Certificate being provided to you in respect of the Project Accounts during this Transfer Period.

4. The proposed date upon which the withdrawals or transfers described herein shall be made is the upcoming date occurring on                  , 20     (such date, the “Withdrawal Date”).

5. Consistent with the terms of each “Applicable Section” of the Collateral Agency and Depositary Agreement identified in column (A) of Schedule 1, the Borrower hereby requests the withdrawal or the transfers of funds set forth in Schedule 1 be made on the Withdrawal Date from the Project Accounts to the Persons and/or accounts set forth in column (B) of Schedule 1, in the amounts set forth in column (C) of Schedule 1, for the purposes set forth in column (D) of Schedule 1 and, as applicable, based upon the calculations and/or certifications of the Borrower set forth in column (E) of Schedule 1.

6. The undersigned, an Authorized Officer of the Borrower, on behalf of the Borrower hereby certifies, as of the date hereof, the following:

(i)	none of the transfers or payments requested hereunder were the subject of any prior Withdrawal/Transfer Certificate;

(ii)	this Withdrawal/Transfer Certificate conforms in all respects to the requirements set forth in the Collateral Agency and Depositary Agreement, the Trust Agreement and the other Financing Documents, and attached hereto as Annex I is evidence of compliance (if any) with the Collateral Agency and Depositary Agreement, the Trust Agreement and the other Financing Documents as may be required by the relevant provisions therein;

(iii)	attached hereto as Annex II are copies of all invoices and other information required to be provided in this Withdrawal/Transfer Certificate under Articles III, IV and V of the Collateral Agency and Depositary Agreement; and

(iv)	no Default or Event of Default has occurred or is continuing or would result from the transfers, payments or withdrawals contemplated herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this Withdrawal/Transfer Certificate on this      day of             , 20    .

CERRO DEL AGUILA S.A.

By:
Name:
Title:

Countersigned and confirmed by:

SUMITOMO MITSUI BANKING CORPORATION as Administrative Agent

By:
Name:
Title:

ANNEX I

To the Withdrawal/Transfer Certificate

[EVIDENCE OF COMPLIANCE WITH COLLATERAL AGENCY AND DEPOSITARY AGREEMENT, TRUST AGREEMENT AND OTHER FINANCING DOCUMENTS]

ANNEX II

To the Withdrawal/Transfer Certificate

[COPIES OF INVOICES]

Schedule 1 to

Withdrawal/Transfer Certificate

Withdrawals and Transfers

(A) Applicable Section	(B) Relevant Account(s)[1]	(C) US$/PEN Amount to Transfer or Withdraw	(D) Purpose for which Amount Transferred or Withdrawn is to be Applied	(E) Required Calculations/Certifications ARTICLE I
Section [ ]	[insert as applicable]	$	[ ]	[ ]

[1]	Include complete payment instructions.

EXHIBIT B

TO COLLATERAL AGENCY AND SECURITY DEPOSIT AGREEMENT

FORM OF SECURED PARTY ADDITION AGREEMENT

Reference is made to the Collateral Agency and Security Deposit Agreement (as amended, modified and supplemented and in effect firm time to time the “Collateral Agency and Depositary Agreement”) dated as of August 17, 2012 among Cerro del Aguila S.A. (the “Borrower”), a sociedad anónima organized under the laws of Peru (the “Borrower”), Sumitomo Mitsui Banking Corporation as administrative agent for the Senior Lenders (in such capacity, the “Administrative Agent”), The Bank of Nova Scotia as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), Scotiabank Peru S.A.A. as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”), The Bank of Nova Scotia, New York Agency as depositary for the Secured Parties (in such capacity, the “Depositary”) and Scotiabank Peru S.A.A. as trustee for the Secured Parties (in such capacity, the “Trustee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Collateral Agency and Depositary Agreement.

This agreement is a Secured Party Addition Agreement referred to in the Collateral Agency and Depositary Agreement.

The undersigned hereby agrees to be bound by, and to benefit from, the Collateral Agency and Depositary Agreement as if a Secured Party thereunder and to appoint the Onshore Collateral Agent on its behalf pursuant to Section 8.01 of the Collateral Agency and Depositary Agreement for purposes of the Loan Documents.

Date:

[ ]

By:
Name:
Title:

Address for Notices:
[ ]
Fax No: [ ]
Telephone No: [ ]
Attention: Attention: [ ]

SUMITOMO MITSUI BANKING CORPORATION, solely in its capacity as the Administrative Agent

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, solely in its capacity as the Offshore Collateral Agent

By:
Name:
Title:

SCOTIABANK PERU S.A.A., solely in its capacity as the Onshore Collateral Agent

By:
Name:
Title:

SCOTIABANK PERU S.A.A., solely in its capacity as the Trustee

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, NEW YORK AGENCY, solely in its capacity as the Depositary

By:
Name:
Title:

CERRO DEL AGUILA S.A., as the Borrower

By:
Name:
Title:

EXHIBIT C

TO COLLATERAL AGENCY AND DEPOSITARY AGREEMENT

Bank [Address] [Date]

Irrevocable Standby Letter of Credit No. [    ]

Beneficiary:

The Bank of Nova Scotia, as the Offshore Collateral Agent

Global Wholesale Services

720 King Street West, 2nd Floor

Toronto, Ontario

Canada M5V 2T3

Attention: Director Agency

Reference: Cerro Del Aguila – PERU

Telephone: +1 416-866-2800

Facsimile: +1 416-933-2295

Email: richard.mccorkindale@scotiabank.com

Attention: [                    ]

Ladies and Gentlemen:

At the request of [            ] (the “Applicant”), we, [insert name, address and facsimile number of Bank] (the “Issuing Bank”), hereby establish this Irrevocable Standby Letter of Credit No.      (this “Letter of Credit”) in your favor for the account of the Applicant, [Borrower], in the amount of [Write out the amount] dollars ($x,xxx,xxx.00) (the “Initial Amount”).

“Stated Amount” means, as of any date, (a) the Initial Amount plus (b) the aggregate amount of all Increase Amounts (as defined in Annex D) set forth in all Increase Certificates (as defined below) minus (c) the sum of (i) any amounts paid by us to The Bank of Nova Scotia (the “Beneficiary”) under this Letter of Credit prior to such date and (ii) the aggregate amount of all Reduction Amounts (as defined in Annex C) set forth in all Reduction Certificates (as defined below) received by us prior to such date.

As used in this Letter of Credit, “Dollars” and “$” mean the lawful currency of the United States of America.

This Letter of Credit is valid and effective immediately and, on and after the date hereof, drawings may be made by you from time to time by presentation of a certificate in the form of

Annex “A” attached hereto, appropriately completed and purportedly signed by your authorized representative (the “Draft Certificate”). Also, the Stated Amount of this Letter of Credit will be (i) reduced automatically from time to time, without amendment, by the amount specified therein upon our receipt of a certificate, appropriately completed and purportedly signed by your authorized representative, in the form of Annex “C” attached hereto (the “Reduction Certificate”) and (ii) increased automatically from time to time, without amendment, by the amount specified therein upon our receipt of a certificate, appropriately completed and purportedly signed by your authorized representative, in the form of Annex “D” attached hereto (the “Increase Certificate”).

It is expressly understood and agreed that Cerro del Aguila S.A. will not be responsible to us for the reimbursement to us of any claim under this Letter of Credit.

In addition, presentation of such Draft Certificate, Increase Certificate or Reduction Certificate may also be made by fax transmission to ([insert fax number]), or such other fax number identified by [insert name of Issuing Bank] in a written notice to you. To the extent a presentation is made by fax transmission, you must provide telephone notification thereof to [insert name of Issuing Bank] ([insert telephone number]) prior to or simultaneously with the sending of such fax transmission. Provided, however, that [insert name of Issuing Bank]’s receipt of such telephone notice shall not be a condition to payment, increase or reduction of the Stated Amount.

Items delivered by facsimile transmission shall be deemed to be the equivalent of originals of such items for all purposes of this Letter of Credit.

We hereby agree to honor each drawing hereunder made in compliance with this Letter of Credit. In the case of a drawing meeting the requirements hereof, such draw shall be honored by wire transfer in immediately available funds in the amount specified in the Draft Certificate delivered to the Issuing Bank in connection with such drawing to your account number as specified in the signed Draft Certificate. If such Draft Certificate is presented by you on a Business Day at or before [insert time], such payment will be made not later than the close of business on the date of such drawing; drawings presented by you on a Business Day after [insert time] will be paid on the next Business Day.

This Letter of Credit is effective immediately, and expires on the first to occur of (a) [insert expiration date that is not earlier than twelve (12) months after the issuance date hereof] (as such date may be extended pursuant to the following provisions, the “LOC Expiry Date”), (b) the date on which drawings or requested increases or reductions to the Stated Amount hereunder total the Stated Amount of this Letter of Credit as increased or reduced from time to time in accordance with the terms of this Letter of Credit, or (c) the surrender to the Issuing Bank by you of the original of this Letter of Credit, along with the original(s) of any amendment(s) hereto, for cancellation together with your written consent to such cancellation; provided, however, that in the case of clause (a) above, this Letter of Credit will be automatically extended without amendment for successive twelve (12) month periods from the present or any future LOC Expiry Date hereof, unless we provide you with written notice of our election not to extend the LOC Expiry Date at least sixty (60) days prior to any such the then effective expiration date (the “LOC Expiration Date”).

[Communications with respect to this Letter of Credit, including, without limitation, the delivery of the Draft Certificate, shall be in writing and shall be addressed to you at the address set forth above and to us at [insert name and address of Issuing Bank], and presented to us by delivery in person or facsimile transmission at such address.]2

As used herein a “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks are required or authorized to close in New York, New York, USA or [Lima, Peru].

This Letter of Credit is transferable in whole but not in part. No transfer hereof shall be effective until:

A.	An executed transfer request in the form of Annex “B” attached hereto is filed with us; and

B.	The original of this Letter of Credit, along with the original(s) of any amendment(s) hereto, is/are returned to us for our endorsement thereon of any transfer effected.

Partial drawings are permitted.

This Letter of Credit, except as otherwise expressly stated herein, is subject to the International Standby Practices, International Chamber of Commerce Publication No. 590 (“ISP98”) and as to matters not governed by the ISP98, this Letter of Credit shall be governed by and construed in accordance with the laws of the State of New York, USA (without giving effect to its conflict of laws principles (except Section 5-1401 and 5-1402 of the New York General Obligations Law)).

This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred herein, except for Annex “A”, Annex “B”, Annex “C” and Annex “D” hereto and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except as set forth above.

[2]	Note: Acceptable LC Provider to confirm if SWIFT is acceptable.

Very truly yours,

[ ]

By:
Name:
Title:

Our Ref. No.

ANNEX “A”

[Beneficiary Letterhead]

DRAFT CERTIFICATE UNDER [INSERT NAME OF BANK]

LETTER OF CREDIT NO.

            , 20

[insert name of Bank]

[address]

Attn: [                    ]

Reference is made to the Collateral Agency and Security Deposit Agreement dated as of August 17, 2012 (the “Collateral Agency and Depositary Agreement”) among Cerro del Aguila S.A. (the “Borrower”), Sumitomo Mitsui Banking Corporation, as Administrative Agent, the Beneficiary, in its capacity as Offshore Collateral Agent, Scotiabank Peru S.A.A., as Onshore Collateral Agent and as Trustee and The Bank of Nova Scotia, New York Agency, as Depositary. Capitalized terms used herein and not otherwise defined herein shall have the meanings herein ascribed thereto in the Collateral Agency and Depositary Agreement.

The undersigned, duly authorized representative of The Bank of Nova Scotia (the “Beneficiary”) hereby certifies to [insert name of Bank] (the “Issuing Bank”), with reference to the Irrevocable Standby Letter of Credit No.      (the “Letter of Credit”) issued by the Issuing Bank in favor of the Beneficiary (any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) that:

Use the following for Drawings:

1. The Beneficiary is making a drawing under the Letter of Credit in the amount of [        ] Dollars (US$        ) (the “Drawing Amount”).

2. The Drawing Amount hereunder does not exceed the Stated Amount reduced by all payments of any previous drawings or reductions to the Stated Amount under the Letter of Credit.

3. [APPLICABLE DRAW CONDITION TO BE PROVIDED BY BENEFICIARY]:

•	Pursuant to Section 3.13(a)(ii) of the Collateral Agency and Depositary Agreement, Borrower has failed to deposit sufficient cash in the Debt Service Reserve Accounts in an amount equal to the excess, if any, of (A) the Required Debt Service Reserve Amount, less (B) the sum of (1) the aggregate amount then on deposit in the Debt Service Reserve Accounts plus (2) the amount drawable under any Acceptable Letter of Credit; or

•	Pursuant to Section 3.13(a)(ii) of the Collateral Agency and Depositary Agreement, the Issuing Bank has notified the Beneficiary that the Letter of Credit will not be extended beyond the [LOC Expiry Date]/[LOC Expiration Date] and the Beneficiary has notified the Issuing Bank that the Letter of Credit has not been replaced at least thirty (30) days prior to the [LOC Expiry Date]/[LOC Expiration Date] by the Applicant with a replacement DSRA Letter of Credit; or

•	Pursuant to Section 3.13(a)(iii) of the Collateral Agency and Depositary Agreement, the Collateral Agency and Depositary Agreement calls for a transfer of funds from the Debt Service Reserve Accounts, and at this time, sufficient monies are not on deposit in the Debt Service Reserve Accounts; or

•	Pursuant to Section 3.13(c) of the Collateral Agency and Depositary Agreement, a Negative Credit Event has occurred with respect to the Issuing Bank and the Applicant has failed to deliver a replacement Acceptable Letter of Credit within thirty (30) days after becoming aware of the downgrade giving rise to such Negative Credit Event.

4. The Issuing Bank is hereby directed to make payment of the requested Drawing Amount to [Name of Bank], at [                    ] ABA No. [                    ] for further credit to Account No. [    ] Re: [                    ] Attention: [                    ].

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this certificate as of the      day of             , 20    .

[ ]

By:
Name:
Title:

ANNEX “B”

FULL TRANSFER OF LETTER OF CREDIT

[insert name of Bank]

[address]

Attn: [                    ]

Re:	Irrevocable Standby Letter of Credit No. [ ]

Ladies and Gentlemen:

For value received, the undersigned beneficiary (the “Beneficiary”) hereby irrevocably transfers to:

[Name of Transferee]

[Address]

all rights of the undersigned Beneficiary to draw under the above-captioned Letter of Credit (the “Letter of Credit”).

By this transfer, all rights of the undersigned Beneficiary in the Letter of Credit are transferred to the transferee and the transferee shall hereafter have the sole rights as Beneficiary thereof; provided that no rights shall be deemed to have been transferred to the transferee until such transfer complies with the requirements of the Letter of Credit pertaining to such transfers. All amendments to the Letter of Credit are to be consented to by the transferee without necessity of any consent of or notice to the undersigned.

The Letter of Credit together with any amendments (if any) is returned herewith and in accordance therewith we ask that this transfer be effective and that you transfer the Letter of Credit to our transferee by issuing a new irrevocable letter of credit in favor of the transferee with provisions consistent with the Letter of Credit.

Very truly yours,

Authorized Signature

SIGNATURE GUARANTEED The Beneficiary’s signature(s) with title(s) conforms with that on file with us and such is/are authorized for the execution of this instrument.

(Name of Bank)

(Bank Address)

(City, State, Zip Code)

(Telephone Number)

(Authorized Name and Title)

(Authorized Signature)

ANNEX “C”

[Beneficiary Letterhead]

REDUCTION CERTIFICATE UNDER

[INSERT NAME OF BANK] LETTER OF CREDIT NO.

[insert name of Bank]

[address]

Attn: [                    ]

The undersigned, duly Authorized Officer of The Bank of Nova Scotia (the “Beneficiary”) hereby certifies to [insert name of Bank] (the “Issuing Bank”), with reference to the Irrevocable Letter of Credit No.      (the “Letter of Credit”) issued by the Issuing Bank in favor of the Beneficiary (any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) that:

1. The Beneficiary is requesting an immediate reduction to the Stated Amount under the Letter of Credit in the amount of [        ] Dollars (US$         ) (the “Reduction Amount”).

2. The Beneficiary hereby certifies to you that the Stated Amount under the Letter of Credit is greater than (i) the amount of the Required Debt Service Amount minus (ii) the aggregate amount on deposit in the Debt Service Reserve Accounts (the “Excess Amount”) and that the Reduction Amount does not exceed the Excess Amount.

3. The new Stated Amount will be for [        ] Dollars (US$         ).

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this certificate as of the      day of             , 20    .

[ ]

By:
Name:
Title:

ANNEX “D”

[Beneficiary Letterhead]

INCREASE CERTIFICATE UNDER

[INSERT NAME OF BANK] LETTER OF CREDIT NO.

[insert name of Bank]

[address]

Attn: [                    ]

The undersigned, duly Authorized Officer of The Bank of Nova Scotia (the “Beneficiary”) hereby certifies to [insert name of Bank] (the “Issuing Bank”), with reference to the Irrevocable Letter of Credit No.      (the “Letter of Credit”) issued by the Issuing Bank in favor of the Beneficiary (any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) that:

1.	The Beneficiary is requesting an immediate increase to the Stated Amount under the Letter of Credit in the amount of [ ] Dollars (US$ ) (the “Increase Amount”).

2.	The Beneficiary hereby certifies to you that the Stated Amount under the Letter of Credit is less than (i) the amount of the Required Debt Service Amount minus (ii) the aggregate amount on deposit in the Debt Service Reserve Accounts (the “Deficiency Amount”) and that the Increase Amount does not exceed the Deficiency Amount.

3.	The new Stated Amount will be for [ ] Dollars (US$ ).

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this certificate as of the      day of             , 20    .

[ ]

By:
Name:
Title:

EXHIBIT I-1

TO THE CREDIT AGREEMENT

FORM OF CONSENT AND AGREEMENT (EPC CONTRACTOR)

[Attached]

CONSENT AND ACKNOWLEDGMENT AGREEMENT

(TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT

FOR THE CERRO DEL AGUILA HYDROELECTRIC POWER PLANT)

Dated as of [            ], 2012

Among

ASTALDI S.P.A. AND GYM SA,

collectively, as Project Party

and

CERRO DEL AGUILA S.A.,

as Assignor

SCOTIABANK PERU S.A.A.,

as Onshore Collateral Agent

and

THE BANK OF NOVA SCOTIA,

as Offshore Collateral Agent

		Page

ARTICLE 1
CONSENT AND ACKNOWLEDGEMENT AGREEMENT

SECTION 1.1	Consent and Acknowledgment Agreement	2
SECTION 1.2	Replacement Agreement	5
SECTION 1.3	Limitation on Liability	5

ARTICLE 2
PAYMENTS UNDER THE ASSIGNED AGREEMENT

SECTION 2.1	Payments	5
SECTION 2.2	No Offset, Etc.	5

ARTICLE 3
AMENDMENTS

SECTION 3.1	Amendments	5

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

SECTION 4.1	Representations and Warranties	6

ARTICLE 5
COVENANTS

SECTION 5.1	Covenants	8

ARTICLE 6
TERM

SECTION 6.1	Term	8

ARTICLE 7
MISCELLANEOUS

SECTION 7.1	Notices	8
SECTION 7.2	Governing Law; Submission to Jurisdiction	9
SECTION 7.3	Execution in Counterparts	10
SECTION 7.4	Headings Descriptive	10
SECTION 7.5	Severability	10
SECTION 7.6	Amendment, Waiver	10
SECTION 7.7	Successors and Assigns	10

ii

SECTION 7.8	Third Party Beneficiaries	10
SECTION 7.9	Exercise of Rights	10
SECTION 7.10	Remedies	10
SECTION 7.11	Waiver of Jury Trial	10
SECTION 7.12	Entire Agreement	10

EXHIBIT 1	-	Defined Terms
EXHIBIT 2	-	Amendments to the Assigned Agreement
EXHIBIT 3	-	Legal Opinion Form

ANNEX 1	-	Assigned Agreement
ANNEX 2	-	Account Information

SCHEDULE 4.1(e)	-	Government Approvals

iii

CONSENT AND ACKNOWLEDGMENT AGREEMENT

This CONSENT AND ACKNOWLEDGMENT AGREEMENT, dated as of [            ], 2012 (this “Consent”), is entered into by and among ASTALDI S.P.A. (“Astaldi”), a company organized and existing under the laws of Italy and GYM SA (“GyM”), a company organized and existing under the laws of Peru, acting in joint-venture (together with Astaldi and each of their permitted successors and assigns, the “Project Party”), CERRO DEL AGUILA S.A., a sociedad anónima, duly incorporated and validly existing under the laws of Peru (the “Assignor”), SCOTIABANK PERU S.A.A., in its capacity as onshore collateral agent for the Secured Parties (together with its successors, designees and assigns in such capacity, the “Onshore Collateral Agent”) and THE BANK OF NOVA SCOTIA, in its capacity as offshore collateral agent for the Secured Parties (together with its successors, designees and assigns in such capacity, the “Offshore Collateral Agent”, and together with the Onshore Collateral Agent, the “Collateral Agents”). Capitalized terms used herein shall have the meanings given to them in Exhibit 1 hereto or the Assigned Agreement (as defined below), as applicable.

RECITALS

A. WHEREAS, the Assignor and the Project Party have entered into that certain Turnkey Engineering, Procurement and Construction Contract for Cerro del Aguila Hydroelectric Power Plant dated as of November 4, 2011 (attached as Annex 1 hereto and as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, together the “Assigned Agreement”), whereby the Project Party has agreed to provide all the goods and services necessary for the design, engineering, procurement, construction, commissioning and testing related to the completion of a 525 MW hydroelectric power plant identified in the Assigned Agreement as the “Plant” to be located in the districts of Surcubamba and Colcabamba, department of Huancavelica, Peru (the “Project”);

B. WHEREAS, the Assignor, the Collateral Agents, the Lenders and the other Persons party thereto from time to time have entered into that certain Credit Agreement, dated as of August [15], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

C. WHEREAS, the Assignor, the Collateral Agents and the other Persons party thereto from time to time (the “Secured Parties”) have entered into certain security documents, pursuant to which the Assignor has pledged substantially all of its assets as collateral security to secure its obligations under the Credit Agreement and the other financing documents (the “Secured Obligations”), including all of the right, title and interest of the Assignor under, in and to the Assigned Agreement;

D. WHEREAS, it is a requirement under the Credit Agreement that the parties hereto execute and deliver this Consent; and

E. WHEREAS, this Consent is being executed in accordance with Sections 22.18 and 22.19 of the Assigned Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree, notwithstanding anything in the Assigned Agreement to the contrary, as follows:

ARTICLE 1

CONSENT AND ACKNOWLEDGMENT AGREEMENT

SECTION 1.1 Consent and Acknowledgment Agreement. The Project Party hereby acknowledges, consents to and agrees that:

(a) A pledge and an assignment to the Collateral Agents for the benefit of the Secured Parties of all of the Assignor’s right, title and interest in, to and under the Assigned Agreement have been executed as collateral security for all of the Secured Obligations of the Assignor.

(b) The Collateral Agents and any designees or assignees thereof shall have the right, but not the obligation, to pay any sum due from the Assignor under the Assigned Agreement and, upon receipt by the Project Party of written notice from the Collateral Agents that an Event of Default has occurred and is continuing under the Credit Agreement, the Collateral Agents and any permitted assignees thereof shall be entitled to exercise any and all rights and remedies of the Assignor under the Assigned Agreement in accordance with its terms directly against the Project Party; provided that nothing herein shall require the Project Party to inquire or to be concerned as to whether an Event of Default has actually occurred and is continuing under the Credit Agreement and whether such notice was proper in the circumstances.

(c) Until such time as the Collateral Agents notify the Project Party that an Event of Default has occurred and is continuing under the Credit Agreement, the Project Party shall continue to communicate directly with the Assignor with regard to the Assignor’s continuing obligations under the Assigned Agreement. After the Collateral Agents notify the Project Party that an Event of Default has occurred and is continuing under the Credit Agreement, the Project Party agrees to (i) recognize the Collateral Agents as the Assignor under the Assigned Agreement, (ii) treat any and all written instructions received from the Collateral Agents as if received directly from the Assignor and (iii) deliver to the Collateral Agents at the addresses set forth on the signature pages hereof, or at such other addresses as the Collateral Agents may designate in writing from time to time to the Project Party, concurrently with the delivery thereof to the Assignor, a copy of all notices, requests or demands given by the Project Party pursuant to the Assigned Agreement.

It is expressly agreed that the occurrence of an Event of Default under the Credit Agreement, whether or not such notice of an Event of Default has been given to the Project Party, will not affect the validity and enforceability of the Assigned Agreement which shall continue in full force and effect.

If an Event of Default under the Credit Agreement is thereafter cured by the Assignor and/or waived in accordance with the terms of the Credit Agreement, in either case after the

2

Collateral Agents have notified the Project Party of the occurrence of such Event of Default in accordance with the first paragraph of this Section 1.1(c), then the Collateral Agents shall send a notice to the Project Party and thereafter the Project Party shall resume its communications with the Assignor as if no notice of an Event of Default under the Credit Agreement had been given.

(d) The Project Party will not, without the prior written consent of the Collateral Agents take any action to:

(i) cancel or terminate, or suspend performance under, the Assigned Agreement, unless the Project Party shall have first delivered to the Collateral Agents written notice stating that it intends to exercise such right (x) with respect to a cancellation or termination, on a date not less than ninety (90) days after the date of such notice, or (y) with respect to a suspension, on the date permitted under the Assigned Agreement for the suspension by the Project Party of its work under the Assigned Agreement, specifying the nature of the default giving rise to such right (and, in the case of a payment default, specifying the amount thereof) and permitting the Collateral Agents to cure such default by performing or causing to be performed the obligation in default, or by making a payment in the amount in default, within a period of forty-five (45) days after the later of (A) the date on which the notice of cancellation, termination or suspension is received by the Collateral Agents and (B) the date on which the applicable cure period provided in the Assigned Agreement with respect to such default expires, as the case may be;

(ii) amend, supplement or otherwise modify the Assigned Agreement (as in effect on the date hereof as amended by Exhibit 2 hereto); provided that no consent shall be required to amend, supplement or otherwise modify the Assigned Agreement (A) to cure any ambiguity, typographical error, defect or inconsistency therein or (B) if required by operation of law, it being understood that Variations that individually give rise to an increase in cost in excess of $2,000,000, or together with all other Variations entered into in a Fiscal Year in excess of $10,000,000, shall be deemed to amend, supplement or otherwise modify the Assigned Agreement;

(iii) sell, assign or otherwise dispose of any part of its interest in the Assigned Agreement, except if required by operation of law; or

(iv) petition, request or take any other legal or administrative action which seeks, or may reasonably be expected, to rescind, terminate, suspend (other than as permitted under the Assigned Agreement), amend or modify the Assigned Agreement or any part thereof, without giving ninety (90) days prior notice to the Collateral Agents of the default that would entitle the Project Party to petition, request or take any other legal or administrative action seeking to rescind, terminate, suspend the Assignment Agreement.

Nothing in this Section 1.1(d) shall limit the Project Party’s ability to invoke the dispute resolution provisions of the Assigned Agreement.

In furtherance of the foregoing subclause(d)(i), the Project Party agrees that notwithstanding anything contained in the Assigned Agreement to the contrary (i) (x) upon the occurrence of a default under the Assigned Agreement that cannot by its nature be cured by the payment of money or (y) if the Collateral Agents shall otherwise be prohibited by any court order or bankruptcy, insolvency or similar proceedings from curing such default or from commencing or

3

prosecuting foreclosure proceedings (an “Enforcement Action”), it will not cancel or terminate such Assigned Agreement for a period of sixty (60) days in addition to the cure period set forth in subclause (d)(i) above so long as the Collateral Agents or their designees or assignees shall be diligently seeking to cure such default, institute an Enforcement Action or otherwise to acquire the Assignor’s interest in such Assigned Agreement, and (ii) it shall grant the Collateral Agents sixty 60 days to cure such default upon the occurrence of such Enforcement Action or acquisition. If the Assignor’s default under the Assigned Agreement permits the Project Party, pursuant to the Assigned Agreement, to suspend its performance thereunder, the Project Party shall be entitled to receive those suspension-related costs specifically contemplated in the Assigned Agreement, which costs shall be payable upon the Collateral Agents’ (or their permitted assignees’) cure of the Assignor’s default.

(e) The Project Party shall deliver to the Collateral Agents at the address set forth on the signature pages hereof, or at such other address as the Collateral Agents may designate in writing from time to time to the Project Party, concurrently with the delivery thereof to the Assignor, a copy of each material notice, request or demand given by the Project Party pursuant to the Assigned Agreement. For purposes of this clause (e), a material notice shall be deemed to be any notice with respect to, or otherwise in connection with, defaults, suspensions and any Variation that would require consent hereunder (and any event necessitating such Variation).

(f) In the event that the Collateral Agents, or their designees or assignees succeed to the Assignor’s interest under the Assigned Agreement, whether by foreclosure or otherwise, the Collateral Agents or their designees or assignees shall assume liability for all of the Assignor’s obligations under such Assigned Agreement. Except as otherwise set forth in the immediately preceding sentence, none of the Secured Parties shall be liable for the performance or observance of any of the obligations or duties of the Assignor under the Assigned Agreement, and the assignment of the Assigned Agreement by the Assignor to the Collateral Agents in accordance with this Consent shall not give rise to any duties or obligations whatsoever on the part of any of the Secured Parties owing to the Project Party. For the avoidance of doubt, the Assignor shall remain liable for its obligations during the period prior to the assignment and assumption of the Assignor’s obligations by the Collateral Agents or their respective designees or assignees and the Project Party shall, except as provided in this Consent, remain entitled to exercise its remedies against the Assignor under the Assigned Agreement in respect thereto.

(g) Upon the exercise by the Collateral Agents of any of their remedies in respect of the Assigned Agreement, the Collateral Agents may assign their rights and interests and the rights and interests of the Assignor under the Assigned Agreement to any Person with the prior consent of the Project Party if such Person shall assume all of the obligations of the Assignor under the Assigned Agreement. Upon such assignment and assumption, the Collateral Agents shall be relieved of all obligations under the Assigned Agreement arising after such assignment and assumption, except for those obligations in the process of being fulfilled by the Collateral Agents when such assignment occurs and the Project Party shall recognize such Person to whom the Assigned Agreement is assigned and will continue to perform its obligations under the Assigned Agreement in favor of such Person.

(h) All references in this Consent to the “Collateral Agents” shall be deemed to refer to the Collateral Agents and/or any of their designee(s) or transferee(s) thereof acting on behalf of the Secured Parties (regardless of whether so expressly provided), and all actions permitted to be taken by either of the Collateral Agents under this Consent may be taken by any such designee or transferee

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SECTION 1.2 Replacement Agreement. In the event that (i) the Assigned Agreement is rejected by a trustee, liquidator, debtor-in-possession or similar Person in any bankruptcy, insolvency or similar proceeding involving the Assignor or (ii) the Assigned Agreement is terminated as a result of any bankruptcy, insolvency or similar proceeding involving the Assignor and, if within 120 days after such rejection or termination, the Collateral Agents or their designee(s) shall so request and shall certify in writing to the Project Party that it intends to perform the obligations of the Assignor as and to the extent required under such Assigned Agreement, the Project Party will execute and deliver to the Collateral Agents or such designee(s) a new agreement (the “Replacement Agreement”) which shall be for the balance of the remaining term under the original Assigned Agreement before giving effect to such rejection or termination and shall contain the same conditions, agreements, terms, provisions and limitations as the Assigned Agreement (except for any requirements which have been fulfilled by the Assignor and the Project Party prior to such rejection or termination). References in this Consent to the “Assigned Agreement” shall be deemed also to refer to the Replacement Agreement.

SECTION 1.3 Limitation on Liability. In the event the Collateral Agents or their designee(s), or any purchaser, transferee, grantee or assignee of the interests of any of the Collateral Agents or their designee(s) in the Project assumes or becomes liable under the Assigned Agreement (as contemplated in this Article 1 or otherwise), liability in respect of any and all obligations of any such Person under the Assigned Agreement shall be limited to such Person’s interest in the Project (and no officer, director, employee, shareholder or agent thereof shall have any liability with respect thereto).

ARTICLE 2

PAYMENTS UNDER THE ASSIGNED AGREEMENT

SECTION 2.1 Payments. The Project Party shall pay all amounts (if any) payable by it to the Assignor under the Assigned Agreement in the manner and as and when required by the Assigned Agreement directly into the account specified on Annex 2 hereto, or to such other person, entity or account as shall be specified from time to time by the Collateral Agents to the Project Party in writing.

SECTION 2.2 No Offset, Etc. All payments required to be made by the Project Party to the Assignor under the Assigned Agreement shall be made without any offset, recoupment, abatement, withholding, reduction or defense whatsoever, other than those allowed by the terms of the Assigned Agreement.

ARTICLE 3

AMENDMENTS

SECTION 3.1 Amendments. In accordance with Section 22.19 of the Assigned Agreement, during the period that this Consent is in effect, the Assigned Agreement is hereby amended in the manner contemplated in Exhibit 2.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties. Each of Astaldi and GyM, severally, hereby represents and warrants to the Collateral Agents:

(a) It is duly organized under the laws of the jurisdiction of its formation and is duly qualified to do business and is in good standing in all jurisdictions where necessary in light of the business it conducts and the property it owns and the business that it intends to conduct and the property that it intends to own in light of the transactions contemplated by the Assigned Agreement and this Consent.

(b) It has the full power, authority and legal right to execute, deliver and perform its obligations under this Consent and under the Assigned Agreement. The execution, delivery and performance by it of this Consent and the Assigned Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, shareholder and governmental action on its part. This Consent and the Assigned Agreement have been duly executed and delivered by it and constitute the legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the application of general principles of equity or law (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) The execution, delivery and performance by it of this Consent and the Assigned Agreement does not and will not (i) require any consent or approval of its board of directors (or similar body) or any shareholder or of any other Person which has not been obtained and each such consent or approval that has been obtained has not been modified and is in full force and effect, (ii) result in, or require the creation or imposition of any, lien, security interest, charge or encumbrance upon or with respect to any of its assets or properties now owned or hereafter acquired, (iii) violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award having applicability to it, or any provision of its certificate of incorporation or bylaws or other constitutive documents or (iv) conflict with, result in a breach of, or constitute a default under, any provision of its certificate of incorporation, bylaws or other constituent documents or any resolution of its board of directors (or similar body) or any indenture or loan or any other agreement, lease or instrument to which it is a party or by which it or its properties and assets are bound or affected. It is not in violation of any such law, rule, regulation, order, writ, judgment, decree, determination or award referred to in clause (iii) above or its certificate of incorporation or by laws or other constitutive documents or in breach of or default under any provision of its certificate of incorporation or by-laws other constitutive documents or any agreement, lease or instrument referred to in clause (iv) above.

(d) No governmental approval is required to be obtained by it in connection with the execution or performance of the relevant obligations of the Project Party under this Consent and the Assigned Agreement or the consummation of the transactions contemplated thereunder or hereunder[, except for such government approvals listed on Schedule 4.1(e). Each such

6

governmental approval has been validly issued by the appropriate issuing authority and duly obtained by the Project Party, is not subject to any condition, does not impose restrictions or requirements inconsistent with the terms hereof or thereof, as the case may be, is in full force and effect and is not subject to appeal. It has no reason to believe that any such governmental approval that has been issued will be revoked, modified, suspended or not renewed on substantially the same terms as are currently in effect.]1

(e) To the best of its knowledge, there is no action, suit or proceeding at law or in equity by or before any Government Authority, arbitral tribunal or other body now pending or threatened against or affecting it or its properties, rights or assets which (i) if adversely determined, individually or in the aggregate, could reasonably be expected to have a material adverse effect on it or its ability to perform its obligations under the Assigned Agreement or this Consent or (ii) affects the validity, binding effect or enforceability of the Assigned Agreement or this Consent or any action taken or to be taken pursuant hereto or thereto or any of the transactions contemplated hereby or thereby.

(f) The Project Party is not in default under any covenant or obligation hereunder or under the Assigned Agreement and no such default has occurred prior to the date hereof. [To the best of our knowledge, the Assignor is not in default under any covenant or obligation of the Assigned Agreement and no such default has occurred prior to the date hereof. After giving effect to the assignment by the Assignor to the Collateral Agents of the Assigned Agreement pursuant to this Consent, and after giving effect to the acknowledgment of and consent to such assignment by the Project Party (as constituted by this Consent), there exists no event or condition that would constitute a default, or that would, with the giving of notice or lapse of time or both, constitute a default under the Assigned Agreement.]

(g) This Consent and the Assigned Agreement, and any other agreement specifically contemplated herein or therein, constitute and include all agreements entered into by the Project Party and Assignor relating to, and required for the consummation of, the transactions contemplated by this Consent and the Assigned Agreement.

(h) [The Assigned Agreement has not been amended, modified or supplemented, and no changes, amendments or modifications have been proposed by the Assignor or Astaldi or GyM]2, except as amended by those amendments set forth on Exhibit 2 hereto.

(i) To the best of its knowledge, no event of Force Majeure (as defined under the Assigned Agreement) has occurred and is continuing under the Assigned Agreement.

(j) The Project Party does not have any notice of, nor has consented to, any previous assignment, pledge or hypothecation by the Assignor of all or any part of its rights under the Assigned Agreement.

[1]	Note: To be confirmed.
[2]	Note: Borrower to confirm there have been no amendments to the EPC Contract.

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(k) Each representation and warranty made by it in the Assigned Agreement is true and correct as of the date of this Consent (or, if stated to have been made solely as of an earlier date, each such representation and warranty was true and correct as of such earlier date).

(l) Each of the representations and warranties set forth in this Article 4 shall survive the execution and delivery of this Consent and the consummation of the transactions contemplated hereby.

ARTICLE 5

COVENANTS

SECTION 5.1 Covenants. The Project Party hereby covenants and agrees with the Collateral Agents:

(a) it shall cause the Collateral Agents or any other Secured Party, as applicable, to be named as loss payee, and the Administrative Agent to be named as additional insured under the insurance policies required to be maintained under the Assigned Agreement;

(b) it shall deliver an opinion of outside counsel, in form and substance set forth in Exhibit 3;

(c) Section 18.1 of the Assigned Agreement shall apply, mutatis mutandis, to the Lenders pursuant to this Consent as if fully set forth herein; and

(d) Section 22.20 of the Assigned Agreement shall apply, mutatis mutandis, to this Consent as if fully set forth herein.

ARTICLE 6

TERM

SECTION 6.1 Term. This Consent shall terminate upon the earlier of (a) the notice by the Collateral Agents (such notice not to be unreasonably delayed or withheld) of the satisfaction of all the Assignor’s obligations under the Credit Agreement and the other financing documents and (b) the termination of the Warranty Period under the Assigned Agreement.

ARTICLE 7

MISCELLANEOUS

SECTION 7.1 Notices. All notices and other communications provided for hereunder shall be either (i) in writing (including telegraphic, telecopier or telex communication) and mailed, telegraphed, telecopied, telexed or otherwise delivered or (ii) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, addressed to the relevant party at the address set forth on the signature pages hereof or at such other address as shall

8

be designated by such party in a written notice to the other parties. All notices and other communications to the Lender’s Representative shall be addressed to Hatch Asociados, S.A., at the following address [                    ], Attention: [                    ], Email: [                    ] with a copy to the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed, sent by electronic mail or otherwise, be effective when deposited in the mails, delivered to the telegraph company, telecopied, confirmed by telex answerback, sent by electronic mail and confirmed in writing, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid; except that notices and other communications to the Collateral Agents shall not be effective until received by the Collateral Agents. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Consent shall be effective as delivery of an original executed counterpart thereof.

SECTION 7.2 Governing Law; Submission to Jurisdiction. This Consent shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Consent, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Consent shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Consent or any of the other Financing Documents in the courts of any jurisdiction. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Consent in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

The Project Party hereby irrevocably appoints C T Corporation System located at 111 Eighth Avenue, New York, NY 10011 (the “Process Agent”), as its agent to receive on behalf of itself and its property, service of summons and complaint and any other process which may be served in any such action or proceeding. Such service is hereby acknowledged by the Project Party to be effective and binding on it in every respect as if such service of process were made personally. The Project Party shall deliver to the Collateral Agents evidence of such irrevocable appointment, in form and substance satisfactory to the Collateral Agents.

To the extent that the Project Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Project Party hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Assigned Agreement or this Consent.

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SECTION 7.3 Execution in Counterparts. This Consent may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Consent by telecopier or portable document format (.pdf) shall be effective as delivery of an original executed counterpart of this Consent.

SECTION 7.4 Headings Descriptive. The headings of the several sections and subsections of this Consent are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Consent.

SECTION 7.5 Severability. In case any provision in or obligation under this Consent shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 7.6 Amendment, Waiver. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the Project Party, the Assignor and the Collateral Agents.

SECTION 7.7 Successors and Assigns. This Consent shall bind and benefit the Project Party, the Collateral Agents, and their respective successors and assigns.

SECTION 7.8 Third Party Beneficiaries. The Project Party and the Collateral Agents hereby acknowledge and agree that the Secured Parties are intended third party beneficiaries of this Consent.

SECTION 7.9 Exercise of Rights. No failure or delay on the part the Project Party, the Assignor, the Collateral Agents, any Secured Party or any of their respective agents or designees to exercise, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise of any other right, power or privilege.

SECTION 7.10 Remedies. The remedies of the Collateral Agent and each of their designees or assignees provided herein are cumulative and not exclusive of any remedies provided by law. In addition, the Collateral Agents may exercise their rights in respect of the Assigned Agreement in such order as the Collateral Agents may deem expedient.

SECTION 7.11 Waiver of Jury Trial. Each of the Assignor, the Project Party and the Collateral Agents irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Consent.

SECTION 7.12 Entire Agreement. This Consent and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings between the parties hereto in respect of the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Consent and any such agreement, document or instrument (including, without limitation, the Assigned Agreement), the terms, conditions and provisions of this Consent shall prevail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Consent to be duly executed and delivered as of the date first above written.

Assignor:

CERRO DEL AGUILA S.A.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

Cerro del Aguila S.A.
Av. Santo Toribio 115 Piso 7
San Isidro – Lima 27 – Peru
Attn: Daniel Urbina
Telephone: (511) 706 - 7878
Facsimile: (511) 708 - 2201
Email: daniel.urbina@inkiaenergy.com

11

Project Party:

ASTALDI S.P.A.

By:
Name:
Title:

Address for Notices:

12

GYM SA

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

13

Onshore Collateral Agent:

SCOTIABANK PERU S.A.A.

By:
Name:
Title:

Address for Notices:

Scotiabank Perú
Av. Dionisio Derteano Nº 102, Piso 5, San Isidro
Lima 27, Perú
Attention: Cecilia Marín Armas / Claudia Alarcón Leu
Telephone: 511-211-6599
Facsimile: 511-211-6822
Email: cecilia.marin@scotiabank.com.pe

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Offshore Collateral Agent:

THE BANK OF NOVA SCOTIA

By:
Name:
Title:

Address for Notices:

The Bank of Nova Scotia
Global Wholesale Services
720 King Street West, 2nd Floor
Toronto, Ontario
Canada M5V 2T3
Attention: Director Agency
Reference: Cerro Del Aguila – PERU
Telephone: +1 416-866-2800
Facsimile: +1 416-933-2295
Email: richard.mccorkindale@scotiabank.com

Exhibit 1 to

the Consent

1. Defined Terms. As used in this Consent, the following terms shall have the following meanings:

“Administrative Agent” shall mean [                    ] in its capacity as administrative agent for the Lenders pursuant to the Credit Agreement.

“Assigned Agreement” shall have the meaning ascribed thereto in the recitals.

“Assignor” shall have the meaning ascribed thereto in the preamble.

“Astaldi” shall have the meaning ascribed thereto in the preamble.

“Collateral Agents” shall mean the Onshore Collateral Agent and the Offshore Collateral Agent.

“Consent” shall have the meaning ascribed thereto in the preamble.

“Credit Agreement” shall have the meaning ascribed thereto in the recitals.

“Enforcement Action” shall have the meaning ascribed to such term in Section 1.1(d).

“Fiscal Year” shall mean a fiscal year of the Assignor ending on December 31 of each calendar year.

“Government Authority” shall mean any national, state, county, city, town, village, municipal or other local governmental department, commission, board, bureau, agency, authority or instrumentality of the United States, Peru or any other national authority or any political subdivision of any thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities and having jurisdiction over the Persons or matters in question.

“GyM” shall have the meaning ascribed thereto in the preamble.

“Lenders” shall mean, collectively, all lenders from time to time party to the Credit Agreement.

“Offshore Collateral Agent” shall have the meaning ascribed thereto in the preamble.

“Onshore Collateral Agent” shall have the meaning ascribed thereto in the preamble.

“Person” shall mean any individual, corporation, partnership (including, without limitation, association), joint stock company, trust, unincorporated organization or government or political subdivision thereof.

“Process Agent” shall have the meaning ascribed thereto in Section 7.2 of this Consent.

“Project” shall have the meaning ascribed thereto in the recitals.

“Project Party” shall have the meaning ascribed thereto in the preamble.

Exhibit 1 to the Consent

“Replacement Agreement” shall have the meaning ascribed thereto in Section 1.2 of this Consent.

“Secured Obligations” shall have the meaning ascribed thereto in the preamble.

“Secured Parties” shall have the meaning ascribed thereto in the preamble.

2

Exhibit 2 to

the Consent

AMENDMENTS TO THE ASSIGNED AGREEMENT

The Assignor and the Project Party hereby acknowledge and agree that for the period that this consent is in effect the Assigned Agreement shall be amended as follows:

[To be inserted.]

Exhibit 2 to the Consent

Exhibit 3 to

the Consent

LEGAL OPINION FORM

[To be inserted]

Exhibit 3 to the Consent

Annex 1 to

the Consent

ASSIGNED AGREEMENT

[To be inserted.]

Annex 1 to the Consent

Annex 2 to

the Consent

ACCOUNT INFORMATION

[To be inserted.]

Annex 2 to the Consent

Schedule 4.1(e) to

the Consent

GOVERNMENT APPROVALS

[Project Party to provide.]

Schedule 4.1(e) to the Consent

EXHIBIT I-3

TO THE CREDIT AGREEMENT

CONSENT AND ACKNOWLEDGMENT AGREEMENT

[(OPERATIONS AND MAINTENANCE AGREEMENT)]

Dated as of [                    ]

Among

[                    ],

as Project Party

and

CERRO DEL AGUILA S.A.,

as Assignor

SCOTIABANK PERU S.A.A.,1

as Onshore Collateral Agent

and

THE BANK OF NOVA SCOTIA,

as Offshore Collateral Agent

[1]	Note: To be included as a party if the operations and maintenance agreement is governed by Peruvian law.

EXHIBIT I-3

TO THE CREDIT AGREEMENT

		Page

ARTICLE 1

CONSENT AND ACKNOWLEDGMENT AGREEMENT

SECTION 1.1	Consent and Acknowledgment Agreement	2
SECTION 1.2	Replacement Agreement	5
SECTION 1.3	Limitation on Liability	5

ARTICLE 2

PAYMENTS UNDER THE ASSIGNED AGREEMENT

SECTION 2.1	Payments	5
SECTION 2.2	No Offset, Etc.	5

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

SECTION 3.1	Representations and Warranties	6

ARTICLE 4

COVENANTS

SECTION 4.1	Covenants	8

ARTICLE 5

TERM

SECTION 5.1	Term	8

ARTICLE 6

MISCELLANEOUS

SECTION 6.1	Notices	8
SECTION 6.2	Governing Law; Submission to Jurisdiction	9
SECTION 6.3	Execution in Counterparts	10
SECTION 6.4	Headings Descriptive	10
SECTION 6.5	Severability	10
SECTION 6.6	Amendment, Waiver	10
SECTION 6.7	Successors and Assigns	10

i

EXHIBIT I-3

TO THE CREDIT AGREEMENT

SECTION 6.8	Third Party Beneficiaries	10
SECTION 6.9	Exercise of Rights	10
SECTION 6.10	Remedies	10
SECTION 6.11	Waiver of Jury Trial	11
SECTION 6.12	Entire Agreement	11

EXHIBIT 1	-	Defined Terms

ANNEX 1	-	Assigned Agreement
ANNEX 2	-	Account Information

SCHEDULE 3.1(e)	-	Government Approvals

ii

EXHIBIT I-3

TO THE CREDIT AGREEMENT

CONSENT AND ACKNOWLEDGMENT AGREEMENT

This CONSENT AND ACKNOWLEDGMENT AGREEMENT, dated as of [                    ] (this “Consent”), is entered into by and among [                    ], a [                    ] existing under the laws of [                    ], (the “Project Party”), CERRO DEL AGUILA S.A., a sociedad anónima, duly incorporated and validly existing under the laws of Peru (the “Assignor”), SCOTIABANK PERU S.A.A., in its capacity as onshore collateral agent for the Secured Parties (together with its successors, designees and assigns in such capacity, the “Onshore Collateral Agent”) and THE BANK OF NOVA SCOTIA, in its capacity as offshore collateral agent for the Secured Parties (together with its successors, designees and assigns in such capacity, the “Offshore Collateral Agent”, and together with the Onshore Collateral Agent, the “Collateral Agents”). Capitalized terms used herein shall have the meanings given to them in Exhibit 1 hereto or the Assigned Agreement (as defined below), as applicable.

RECITALS

A. WHEREAS, the Assignor and the Project Party have entered into that certain [Operation and Maintenance Agreement] for Cerro del Aguila Hydroelectric Power Plant dated as of [            ], 20[    ] (attached as Annex 1 hereto and as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, together the “Assigned Agreement”), whereby the Project Party has agreed to provide all the operation and maintenance services related to that certain 525 MW hydroelectric power plant identified in the Assigned Agreement and located in the districts of Surcubamba and Colcabamba, department of Huancavelica, Peru (the “Project”);

B. WHEREAS, the Assignor, the Collateral Agents, the Lenders and the other Persons party thereto from time to time have entered into that certain Credit Agreement, dated as of August 17 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

C. WHEREAS, the Assignor, the Collateral Agents and the other Persons party thereto from time to time (the “Secured Parties”) have entered into certain security documents, pursuant to which the Assignor has pledged substantially all of its assets as collateral security to secure its obligations under the Credit Agreement and the other financing documents (the “Secured Obligations”), including all of the right, title and interest of the Assignor under, in and to the Assigned Agreement; and

D. WHEREAS, it is a requirement under the Credit Agreement that the parties hereto execute and deliver this Consent.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree, notwithstanding anything in the Assigned Agreement to the contrary, as follows:

EXHIBIT I-3

TO THE CREDIT AGREEMENT

ARTICLE 1

CONSENT AND ACKNOWLEDGMENT AGREEMENT

SECTION 1.1 Consent and Acknowledgment Agreement. The Project Party hereby acknowledges and agrees that:

(a) The Project Party irrevocably acknowledges and consents to the pledge and assignment to the Collateral Agents for the benefit of the Secured Parties of all of the Assignor’s right, title and interest in, to and under the Assigned Agreement as collateral security for all of the Secured Obligations of the Assignor.

(b) The Collateral Agents and any designees or assignees thereof shall have the right, but not the obligation, to pay any sum due from the Assignor under the Assigned Agreement and, upon receipt by the Project Party of written notice from the Collateral Agents that an Event of Default has occurred and is continuing under the Credit Agreement, the Collateral Agents and any permitted assignees thereof shall be entitled to exercise any and all rights of the Assignor under the Assigned Agreement in accordance with its terms and the Project Party shall comply in all respects with such exercise; provided that nothing herein shall require the Project Party to inquire or to be concerned as to whether an Event of Default has actually occurred and is continuing under the Credit Agreement and whether such notice was proper in the circumstances. Without limiting the generality of the foregoing, the Collateral Agents and any permitted assignees thereof shall have the full right and power to enforce directly against the Project Party (subject to Project Party’s defenses under the Assigned Agreement) all obligations of the Project Party under the Assigned Agreement and otherwise to exercise all remedies thereunder and to make all demands and give all notices and make all requests required or permitted to be made by the Assignor under the Assigned Agreement.

(c) Until such time as the Collateral Agents notify the Project Party that an Event of Default has occurred and is continuing under the Credit Agreement, the Project Party shall continue to communicate directly with the Assignor with regard to the Assignor’s continuing obligations under the Assigned Agreement. After the Collateral Agents notify the Project Party that an Event of Default has occurred and is continuing under the Credit Agreement, the Project Party agrees to (i) recognize the Collateral Agents as the Assignor under the Assigned Agreement, (ii) treat any and all written instructions received from the Collateral Agents as if received directly from the Assignor and (iii) deliver to the Collateral Agents at the addresses set forth on the signature pages hereof, or at such other addresses as the Collateral Agents may designate in writing from time to time to the Project Party, concurrently with the delivery thereof to the Assignor, a copy of all notices, requests or demands given by the Project Party pursuant to the Assigned Agreement.

It is expressly agreed that the occurrence of an Event of Default under the Credit Agreement, whether or not such notice of an Event of Default has been given to the Project Party, will not affect the validity and enforceability of the Assigned Agreement which shall continue in full force and effect.

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If an Event of Default under the Credit Agreement is thereafter cured by the Assignor and/or waived in accordance with the terms of the Credit Agreement, in either case after the Collateral Agents have notified the Project Party of the occurrence of such Event of Default in accordance with the first paragraph of this Section 1.1(c), then the Collateral Agents shall send a notice to the Project Party and thereafter the Project Party shall resume its communications with the Assignor as if no notice of an Event of Default under the Credit Agreement had been given.

(d) The Project Party will not, without the prior written consent of the Collateral Agents, take any action to (i) cancel or terminate, or suspend performance under, the Assigned Agreement, unless the Project Party shall have first delivered to the Collateral Agents written notice stating that it intends to exercise such right (x) with respect to a cancellation or termination, on a date not less than 180 days after the date of such notice, or (y) with respect to a suspension, on the date permitted under the Assigned Agreement for the suspension by the Project Party of its work under the Assigned Agreement, specifying the nature of the default giving rise to such right (and, in the case of a payment default, specifying the amount thereof) and permitting the Collateral Agents to cure such default by performing or causing to be performed the obligation in default, or by making a payment in the amount in default, within a period of forty-five (45) days after the later of (A) the date on which the notice of cancellation, termination or suspension is received by the Collateral Agents and (B) the date on which the applicable cure period provided in the Assigned Agreement with respect to such default expires, as the case may be, (ii) amend, supplement or otherwise modify the Assigned Agreement (as in effect on the date hereof); provided that no consent shall be required to amend, supplement or otherwise modify the Assigned Agreement to cure any ambiguity, typographical error, defect or inconsistency therein, (iii) sell, assign or otherwise dispose of (by operation of law or otherwise) any part of its interest in the Assigned Agreement or (iv) petition, request or take any other legal or administrative action which seeks, or may reasonably be expected, to rescind, terminate, suspend (other than as permitted under the Assigned Agreement), amend or modify the Assigned Agreement or any part thereof. Nothing in this Section 1.1(d) shall limit the Project Party’s ability to invoke the dispute resolution provisions of the Assigned Agreement.

In furtherance of the foregoing subclause (d)(i), the Project Party agrees that notwithstanding anything contained in the Assigned Agreement to the contrary (i) (x) upon the occurrence of a default under the Assigned Agreement that cannot by its nature be cured by the payment of money or (y) if the Collateral Agents shall otherwise be prohibited by any court order or bankruptcy, insolvency or similar proceedings from curing such default or from commencing or prosecuting foreclosure proceedings (an “Enforcement Action”), it will not cancel or terminate such Assigned Agreement for a period of ninety (90) days in addition to the cure period set forth in sub-clause (d)(i) above so long as the Collateral Agents or their designees or assignees shall be diligently seeking to cure such default, institute an Enforcement Action or otherwise to acquire the Assignor’s interest in such Assigned Agreement and (ii) that it shall grant the Collateral Agents a reasonable period of time to cure such default upon the occurrence of such Enforcement Action or acquisition. If the Assignor’s default under the Assigned Agreement permits the Project Party, pursuant to the Assigned Agreement, to suspend its performance thereunder, the Project Party shall be entitled to receive those suspension-related costs specifically contemplated in the Assigned Agreement, which costs shall be payable upon the Collateral Agents’ (or their permitted assignees’) cure of the Assignor’s default.

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(e) The Project Party shall deliver to the Collateral Agents at the address set forth on the signature pages hereof, or at such other address as the Collateral Agents may designate in writing from time to time to the Project Party, concurrently with the delivery thereof to the Assignor, a copy of each material notice, request or demand given by the Project Party pursuant to the Assigned Agreement. For purposes of this clause (e), a material notice shall be deemed to be any notice with respect to, or otherwise in connection with, defaults, suspensions and any Variation that would require consent hereunder (and any event necessitating such Variation).

(f) In the event that the Collateral Agents, or their designees or assignees succeed to the Assignor’s interest under the Assigned Agreement, whether by foreclosure or otherwise, the Collateral Agents or their designees or assignees shall assume liability for all of the Assignor’s obligations under such Assigned Agreement. Except as otherwise set forth in the immediately preceding sentence, none of the Secured Parties shall be liable for the performance or observance of any of the obligations or duties of the Assignor under the Assigned Agreement, and the assignment of the Assigned Agreement by the Assignor to the Collateral Agents in accordance with this Consent shall not give rise to any duties or obligations whatsoever on the part of any of the Secured Parties owing to the Project Party. For the avoidance of doubt, the Assignor shall remain liable for its obligations during the period prior to the assignment and assumption of the Assignor’s obligations by the Collateral Agents or their respective designees or assignees and the Project Party shall, except as provided in this Consent, remain entitled to exercise its remedies against the Assignor under the Assigned Agreement in respect thereto.

(g) Upon the exercise by the Collateral Agents of any of their remedies in respect of the Assigned Agreement, the Collateral Agents may assign their rights and interests and the rights and interests of the Assignor under the Assigned Agreement to any Person with the prior consent of the Project Party (such consent shall be deemed given if such Person has equal or greater financial resources as the Assignor), if such Person shall assume all of the obligations of the Assignor under the Assigned Agreement. Upon such assignment and assumption, the Collateral Agents shall be relieved of all obligations under the Assigned Agreement arising after such assignment and assumption, except for those obligations in the process of being fulfilled by the Collateral Agents when such assignment occurs and the Project Party shall recognize such Person to whom the Assigned Agreement is assigned and will continue to perform its obligations under the Assigned Agreement in favor of such Person.

(h) All references in this Consent to the “Collateral Agents” shall be deemed to refer to the Collateral Agents and/or any of their designee(s) or transferee(s) thereof acting on behalf of the Secured Parties (regardless of whether so expressly provided), and all actions permitted to be taken by either of the Collateral Agents under this Consent may be taken by any such designee or transferee.

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SECTION 1.2 Replacement Agreement. In the event that (i) the Assigned Agreement is rejected by a trustee, liquidator, debtor-in-possession or similar Person in any bankruptcy, insolvency or similar proceeding involving the Assignor or (ii) the Assigned Agreement is terminated as a result of any bankruptcy, insolvency or similar proceeding involving the Assignor and, if within 120 days after such rejection or termination, the Collateral Agents or their designee(s) shall so request and shall certify in writing to the Project Party that it intends to perform the obligations of the Assignor as and to the extent required under such Assigned Agreement, the Project Party will execute and deliver to the Collateral Agents or such designee(s) a new agreement (the “Replacement Agreement”) which shall be for the balance of the remaining term under the original Assigned Agreement before giving effect to such rejection or termination and shall contain the same conditions, agreements, terms, provisions and limitations as the Assigned Agreement (except for any requirements which have been fulfilled by the Assignor and the Project Party prior to such rejection or termination). References in this Consent to the “Assigned Agreement” shall be deemed also to refer to the Replacement Agreement.

SECTION 1.3 Limitation on Liability. In the event the Collateral Agents or their designee(s), or any purchaser, transferee, grantee or assignee of the interests of any of the Collateral Agents or their designee(s) in the Project assumes or becomes liable under the Assigned Agreement (as contemplated in this Article 1 or otherwise), liability in respect of any and all obligations of any such Person under the Assigned Agreement shall be limited to such Person’s interest in the Project (and no officer, director, employee, shareholder or agent thereof shall have any liability with respect thereto).

ARTICLE 2

PAYMENTS UNDER THE ASSIGNED AGREEMENT

SECTION 2.1 Payments. The Project Party shall pay all amounts (if any) payable by it to the Assignor under the Assigned Agreement in the manner and as and when required by the Assigned Agreement directly into the account specified on Annex 2 hereto, or to such other person, entity or account as shall be specified from time to time by the Collateral Agents to the Project Party in writing.

SECTION 2.2 No Offset, Etc. All payments required to be made by the Project Party to the Assignor under the Assigned Agreement shall be made without any offset, recoupment, abatement, withholding, reduction or defense whatsoever, other than those allowed by the terms of the Assigned Agreement.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties. The Project Party hereby represents and warrants to the Collateral Agents and each of the Secured Parties:

(a) It is duly organized under the laws of the jurisdiction of its formation and is duly qualified to do business and is in good standing in all jurisdictions where necessary in light of the business it conducts and the property it owns and the business that it intends to conduct and the property that it intends to own in light of the transactions contemplated by the Assigned Agreement and this Consent.

(b) It has the full power, authority and legal right to execute, deliver and perform its obligations under this Consent and under the Assigned Agreement. The execution, delivery and performance by it of this Consent and the Assigned Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, shareholder and governmental action on its part. This Consent and the Assigned Agreement have been duly executed and delivered by it and constitute the legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the application of general principles of equity or law (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) The execution, delivery and performance by it of this Consent and the Assigned Agreement does not and will not (i) require any consent or approval of its board of directors (or similar body) or any shareholder or of any other Person which has not been obtained and each such consent or approval that has been obtained has not been modified and is in full force and effect, (ii) result in, or require the creation or imposition of any, lien, security interest, charge or encumbrance upon or with respect to any of its assets or properties now owned or hereafter acquired, (iii) violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award having applicability to it, or any provision of its certificate of incorporation or bylaws or other constitutive documents or (iv) conflict with, result in a breach of, or constitute a default under, any provision of its certificate of incorporation, bylaws or other constituent documents or any resolution of its board of directors (or similar body) or any indenture or loan or any other agreement, lease or instrument to which it is a party or by which it or its properties and assets are bound or affected. It is not in violation of any such law, rule, regulation, order, writ, judgment, decree, determination or award referred to in clause (iii) above or its certificate of incorporation or bylaws or other constitutive documents or in breach of or default under any provision of its certificate of incorporation or bylaws other constitutive documents or any agreement, lease or instrument referred to in clause (iv) above.

(d) This Consent (assuming the due authorization, execution and delivery by, and binding effect on, the Collateral Agents and the Assignor) and the Assigned Agreement (assuming the due authorization, execution and delivery by, and the binding effect on, the Assignor) are in full force and effect.

(e) No governmental approval is required to be obtained by it in connection with the execution, delivery or performance of this Consent and the Assigned Agreement or the consummation of the transactions contemplated thereunder of hereunder[, except for such government approvals listed on Schedule 3.1(e). Each such governmental approval has been

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validly issued and duly obtained, taken or made, is not subject to any condition, does not impose restrictions or requirements inconsistent with the terms hereof or thereof, as the case may be, is in full force and effect and is not subject to appeal. It has no reason to believe that any such governmental approval that has been issued will be revoked, modified, suspended or not renewed on substantially the same terms as are currently in effect.]1

(f) There is no action, suit or proceeding at law or in equity by or before any Government Authority, arbitral tribunal or other body now pending or threatened against or affecting it or its properties, rights or assets which (i) if adversely determined, individually or in the aggregate, could reasonably be expected to have a material adverse effect on it or its ability to perform its obligations under the Assigned Agreement or this Consent or (ii) affects the validity, binding effect or enforceability of the Assigned Agreement or this Consent or any action taken or to be taken pursuant hereto or thereto or any of the transactions contemplated hereby or thereby.

(g) The Project Party is not in default under any covenant or obligation hereunder or under the Assigned Agreement and no such default has occurred prior to the date hereof. The Assignor is not in default under any covenant or obligation of the Assigned Agreement and no such default has occurred prior to the date hereof. After giving effect to the assignment by the Assignor to the Collateral Agents of the Assigned Agreement pursuant to this Consent, and after giving effect to the acknowledgment of and consent to such assignment by the Project Party (as constituted by this Consent), there exists no event or condition that would constitute a default, or that would, with the giving of notice or lapse of time or both, constitute a default under the Assigned Agreement.

(h) This Consent and the Assigned Agreement, and any other agreement specifically contemplated herein or therein, constitute and include all agreements entered into by the Project Party and Assignor relating to, and required for the consummation of, the transactions contemplated by this Consent and the Assigned Agreement.

(i) The Assigned Agreement has not been amended, modified or supplemented, and no changes, amendments or modifications have been proposed by the Assignor or the Project Party.

(j) No event of Force Majeure (as defined under the Assigned Agreement) has occurred and is continuing under the Assigned Agreement.

(k) The Project Party does not have any notice of, nor has consented to, any previous assignment, pledge or hypothecation by the Assignor of all or any part of its rights under the Assigned Agreement.

[1]	Note: To be confirmed by Project Party.

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(l) Each representation and warranty made by it in the Assigned Agreement is true and correct as of the date of this Consent (or, if stated to have been made solely as of an earlier date, each such representation and warranty was true and correct as of such earlier date).

(m) Each of the representations and warranties set forth in this Article 3 shall survive the execution and delivery of this Consent and the consummation of the transactions contemplated hereby.

ARTICLE 4

COVENANTS

SECTION 4.1 Covenants. The Project Party hereby covenants and agrees with the Collateral Agents and each of the Secured Parties:

(a) it shall cause the Collateral Agents or any other Secured Party, as applicable, to be named as loss payee, and the Administrative Agent to be named as additional insured under the insurance policies required to be maintained under the Assigned Agreement;

(b) it shall deliver an opinion of outside counsel, in form and substance satisfactory to the Lenders, as required pursuant to the Credit Agreement; and

(c) [other]

ARTICLE 5

TERM

SECTION 5.1 Term. This Consent shall terminate upon the earlier of (a) notice by the Collateral Agents (such notice not to be unreasonably delayed or withheld) of the satisfaction of all the Assignor’s obligations under the Credit Agreement and the other financing documents and (b) the termination in full of all rights and obligations of the Project Party and the Assignor pursuant to the Assigned Agreement.

ARTICLE 6

MISCELLANEOUS

SECTION 6.1 Notices. All notices and other communications provided for hereunder shall be either (i) in writing (including telegraphic, telecopier or telex communication) and mailed, telegraphed, telecopied, telexed or otherwise delivered or (ii) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, addressed to the relevant party at the address set forth on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties. All notices and other communications to the Lender’s representative shall be addressed to Hatch Asociados, S.A., at the following address Avenida Conquistadores 626,

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Oficina 301, San Isidro, Lima 27 - Peru, Phone: 511-714-4000, Fax: 511-714-4001 with a copy to the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed, sent by electronic mail or otherwise, be effective when deposited in the mails, delivered to the telegraph company, telecopied, confirmed by telex answerback, sent by electronic mail and confirmed in writing, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid; except that notices and other communications to the Collateral Agents shall not be effective until received by the Collateral Agents. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Consent shall be effective as delivery of an original executed counterpart thereof.

SECTION 6.2 Governing Law; Submission to Jurisdiction. This Consent shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Consent, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Consent shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Consent or any of the other Financing Documents in the courts of any jurisdiction. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Consent in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

The Project Party hereby irrevocably appoints C T Corporation System located at 111 Eighth Avenue, New York, NY 10011 (the “Process Agent”), as its agent to receive on behalf of itself and its property, service of summons and complaint and any other process which may be served in any such action or proceeding. Such service is hereby acknowledged by the Project Party to be effective and binding on it in every respect as if such service of process were made personally. The Project Party shall deliver to the Collateral Agents evidence of such irrevocable appointment, in form and substance satisfactory to the Collateral Agents.

To the extent that the Project Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Project Party hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Assigned Agreement or this Consent.

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SECTION 6.3 Execution in Counterparts. This Consent may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Consent by telecopier or portable document format (.pdf) shall be effective as delivery of an original executed counterpart of this Consent. The words “execution,” “signed,” “signature,” and words of like import used herein shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 6.4 Headings Descriptive. The headings of the several sections and subsections of this Consent are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Consent.

SECTION 6.5 Severability. In case any provision in or obligation under this Consent shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 6.6 Amendment, Waiver. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the Project Party, the Assignor and the Collateral Agents.

SECTION 6.7 Successors and Assigns. This Consent shall bind and benefit the Project Party, the Collateral Agents, and their respective successors and assigns.

SECTION 6.8 Third Party Beneficiaries. The Project Party and the Collateral Agents hereby acknowledge and agree that the Secured Parties are intended third party beneficiaries of this Consent.

SECTION 6.9 Exercise of Rights. No failure or delay on the part the Project Party, the Assignor, the Collateral Agents, any Secured Party or any of their respective agents or designees to exercise, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise of any other right, power or privilege.

SECTION 6.10 Remedies. The remedies of the Collateral Agent and each of their designees or assignees provided herein are cumulative and not exclusive of any remedies provided by law. In addition, the Collateral Agents may exercise their rights in respect of the Assigned Agreement in such order as the Collateral Agents may deem expedient.

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SECTION 6.11 Waiver of Jury Trial. Each of the Assignor, the Project Party and the Collateral Agents irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Consent.

SECTION 6.12 Entire Agreement. This Consent and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings between the parties hereto in respect of the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Consent and any such agreement, document or instrument (including, without limitation, the Assigned Agreement), the terms, conditions and provisions of this Consent shall prevail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Consent to be duly executed and delivered as of the date first above written.

Assignor:

CERRO DEL AGUILA S.A.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

EXHIBIT I-3

TO THE CREDIT AGREEMENT

Project Party:

[ ]

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

EXHIBIT I-3

TO THE CREDIT AGREEMENT

Onshore Collateral Agent:

SCOTIABANK PERU S.A.A.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

Scotiabank Perú
Av. Dionisio Derteano Nº 102, Piso 5, San Isidro
Lima 27, Perú
Attention: Cecilia Marín Armas / Claudia Alarcón Leu
Telephone: 511-211-6599
Facsimile: 511-211-6822
Email: cecilia.marin@scotiabank.com.pe

EXHIBIT I-3

TO THE CREDIT AGREEMENT

Offshore Collateral Agent:

THE BANK OF NOVA SCOTIA

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

The Bank of Nova Scotia
Global Wholesale Services
720 King Street West, 2nd Floor
Toronto, Ontario
Canada M5V 2T3
Attention: Director Agency
Reference: Cerro Del Aguila – PERU
Telephone: +1 416-866-2800
Facsimile: +1 416-933-2295
Email: richard.mccorkindale@scotiabank.com

Exhibit 1 to

the Consent

1. Defined Terms. As used in this Consent, the following terms shall have the following meanings:

“Administrative Agent” shall mean Sumitomo Mitsui Banking Corporation in its capacity as administrative agent for the Lenders pursuant to the Credit Agreement, or any successor agent appointed pursuant to the terms of the Credit Agreement.

“Assigned Agreement” shall have the meaning ascribed thereto in the recitals.

“Assignor” shall have the meaning ascribed thereto in the preamble.

“Collateral Agent[s]” shall mean the [Onshore Collateral Agent and] the Offshore Collateral Agent.

“Consent” shall have the meaning ascribed thereto in the preamble.

“Credit Agreement” shall have the meaning ascribed thereto in the recitals.

“Enforcement Action” shall have the meaning ascribed to such term in Section 1.1(d).

“Government Authority” shall mean any national, state, county, city, town, village, municipal or other local governmental department, commission, board, bureau, agency, authority or instrumentality of the United States, Peru or any other national authority or any political subdivision of any thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities and having jurisdiction over the Persons or matters in question.

“Lenders” shall mean, collectively, all lenders from time to time party to the Credit Agreement.

“Offshore Collateral Agent” shall have the meaning ascribed thereto in the preamble.

[“Onshore Collateral Agent” shall have the meaning ascribed thereto in the preamble.]

“Person” shall mean any individual, corporation, partnership (including, without limitation, association), joint stock company, trust, unincorporated organization or government or political subdivision thereof.

“Process Agent” shall have the meaning ascribed thereto in Section 6.2 of this Consent.

“Project” shall have the meaning ascribed thereto in the recitals.

“Project Party” shall have the meaning ascribed thereto in the preamble.

“Replacement Agreement” shall have the meaning ascribed thereto in Section 1.2 of this Consent.

“Secured Obligations” shall have the meaning ascribed thereto in the preamble.

“Secured Parties” shall have the meaning ascribed thereto in the preamble.

Exhibit 1 to the Consent

Annex 1 to

the Consent

ASSIGNED AGREEMENT

[To be inserted.]

Annex 1 to the Consent

Annex 2 to

the Consent

ACCOUNT INFORMATION

[To be inserted.]

Annex 2 to the Consent

Schedule 4.1(e) to

the Consent

GOVERNMENT APPROVALS

[Project Party to provide.]

Schedule 4.1(e) to the Consent

EXHIBIT J

TO THE CREDIT AGREEMENT

FORM OF PROCESS AGENT ACCEPTANCE

To: Sumitomo Mitsui Banking Corporation, as Administrative Agent and the Appointing Parties (defined below)

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (the “Credit Agreement”), dated as of August 17, 2012 (the “Effective Date”) among Cerro del Aguila S.A., a sociedad anónima organized under the laws of Peru (the “Borrower”), each of the lenders (as defined in the Credit Agreement) that is or may from time to time become party thereto (collectively, the “Lenders”), Sumitomo Mitsui Banking Corporation, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), The Bank of Nova Scotia, as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), Scotiabank Peru S.A.A., as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and Sumitomo Mitsui Banking Corporation, as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”).

Pursuant to Section 11.08 of the Credit Agreement, the Borrower has irrevocably appointed the undersigned (at the undersigned’s office located at 111 Eighth Avenue, New York, New York 10011) as its agent in its name, place and stead to receive service of any summons and complaint and any other process exclusively with respect to any legal actions or proceedings in New York arising out of or in connection with the Credit Agreement.

In connection with the Credit Agreement, each of the Borrower, Inkia Holdings (Kallpa) Limited (“Inkia Pledgor”), Energía del Pacifico S.A. (“Quimpac Pledgor”), Inkia Energy Limited (the “Project Sponsor”) and Israel Corporation Ltd. (“Israel Corporation” and together with the Borrower, Inkia Pledgor, Quimpac Pledgor, Project Sponsor and Israel Corporation, the “Appointing Parties” ) have entered into those agreements set forth on Schedule I attached hereto that they are a signatory thereto (the “Operative Agreements”) and pursuant to the Credit Agreement and each Operative Agreement, each of the Appointing Parties has irrevocably appointed the undersigned (at the undersigned’s office located at 111 Eighth Avenue, New York, New York 10011) as its agent in its name, place and stead to receive service of any summons and complaint and any other process exclusively with respect to any legal actions or proceedings in New York arising out of or in connection with the Operative Agreements.

The undersigned hereby acknowledges receipt of $[        ] as payment in full of all C T Corporation System’s charges for the full period of such appointment.

EXHIBIT J

TO THE CREDIT AGREEMENT

The undersigned hereby (a) informs you that it accepts such appointment by the Borrower, each of the Pledgors, the Project Sponsor and Israel Corporation Ltd. pursuant to each Operative Agreement and (b) agrees with you that (i) it will not terminate such agency relationship prior to August 17, 2028 (at which date the agency relationship shall terminate), except in the case of the Upfront Fee Letter and Syndication Fee Letter, which relationship shall terminate on August 17, 2013, (ii) it will maintain an office in New York, U.S.A. at all times to and including said date and will give you prompt notice of any change of its address during such period and (iii) it will promptly forward by two day courier to the relevant Person any summons, complaint or other legal process that the undersigned receives in connection with its appointment as such agent for receipt of service or process at the following address:

Cerro del Aguila S.A.	Israel Corporation Ltd.	Inkia Energy Limited
Cerro del Aguila S.A.	Israel Corporation Ltd.	Inkia Energy Limited
Av. Santo Toribio 115 Piso 7	Millennium Tower	Av. Santo Toribio 115 Piso 7
San Isidro – Lima 27 – Peru	23 Aranha Street	San Isidro – Lima 27 – Peru
Attention of: Daniel Urbina	P.O. Box 20456	Attention of: Daniel Urbina
E-Mail Address:	Tel Aviv, 61204, Israel	E-Mail Address: Email:
daniel.urbina@inkiaenergy.com	Attention of: Financial Department,	daniel.urbina@inkiaenergy.com
Telephone: (511) 706 -7878	Company Secretary and In-house counsel	Telephone: (511) 706 -7878
Facsimile: (511) 708 - 2201	E-Mail Address: natany@israelcorp.com;	Facsimile: (511) 708 - 2201
mayak@israelcorp.com
Telephone: +972 3 684 4500
Facsimile: +972 3 684 4587

Inkia Holdings (Kallpa) Limited	Energía del Pacifico S.A.
Inkia Holdings (Kallpa) Limited	Energía Del Pacífico S.A.
Av. Santo Toribio 115 Piso 7	Address: Av. Felipe Pardo y Aliaga 699
San Isidro – Lima 27 – Peru	Of. 501
Attention of: Daniel Urbina	San Isidro – Lima 27 – Peru
E-Mail Address:	Attention of: Esteban Viton
daniel.urbina@inkiaenergy.com	E-Mail Address:
Telephone: (511) 706 -7878	eviton@quimpac.com.pe
Facsimile: (511) 708 - 2201	Telephone: (511) 616 - 5707
Facsimile: (511) 616 - 5708

Each of the Appointing Parties shall promptly notify C T Corporation System of any change(s) to the addresses above or its billing address. C T Corporation System’s services are limited to the receipt and forwarding of service of process.

Very truly yours,

C T CORPORATION SYSTEM

By:
Name:
Title:

EXHIBIT J

TO THE CREDIT AGREEMENT

Schedule I

Capitalized terms used but not defined in this Schedule I have the meanings given to such terms in the Credit Agreement.

	Document Name	Date of Agreement	Parties

1.	Credit Agreement	August 17, 2012

Cerro del Aguila S.A., as Borrower

Sumitomo Mitsui Banking Corporation, as Administrative Agent

Sumitomo Mitsui Banking Corporation, as SACE Agent

The Bank of Nova Scotia, as Offshore Collateral Agent

Scotiabank Peru S.A.A., as Onshore Collateral Agent

The Lenders party thereto from time to time

2.	Equity Contribution and Retention Agreement	August 17, 2012

Cerro del Aguila S.A., as Borrower

Inkia Holdings (Kallpa) Limited, as Pledgor and Equity Party

Energía del Pacífíco S.A., as Pledgor and Equity Party

Inkia Energy Limited, as Project Sponsor and Equity Party

Sumitomo Mitsui Banking Corporation, as Administrative Agent

The Bank of Nova Scotia, as Collateral Agent

3.	Tranche C Subordination Agreement	August 17, 2012	Inkia Holdings (Kallpa) Limited and Energía del Pacífico S.A., as Tranche C Lenders Sumitomo Mitsui Banking Corporation, as Administrative Agent The Bank of Nova Scotia, as Collateral Agent

4.	Israel Corporation Equity Retention Agreement	August 17, 2012	Cerro del Aguila S.A., as Borrower Israel Corporation Ltd. Sumitomo Mitsui Banking Corporation, as Administrative Agent

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TO THE CREDIT AGREEMENT

	Document Name	Date of Agreement	Parties

5.	Upfront Fee Letter	August 17, 2012

BBVA Banco Continental

Banco de Crédito del Perú

Banco Internacional del Perú

Deutsche Investitions – und Entwicklungsgesellschaft mbH

Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.

HSBC Bank USA, National Association

Intesa Sanpaolo, S.p.A., New York Branch

Sumitomo Mitsui Banking Corporation

The Bank of Nova Scotia

Cerro del Aguila S.A.

Sumitomo Mitsui Banking Corporation, as Administrative Agent

6.	Administrative Agency Fee Letter	August 17, 2012	Sumitomo Mitsui Banking Corporation, as Administrative Agent Sumitomo Mitsui Banking Corporation, as SACE Agent Cerro del Aguila S.A.

7.	Offshore Collateral Agency Fee Letter	August 17, 2012	The Bank of Nova Scotia, as Offshore Collateral Agent The Bank of Nova Scotia, New York Agency, as Depositary Cerro del Aguila S.A.

8.	Syndication Fee Letter	August 17, 2012	BBVA Banco Continental HSBC Bank USA, National Association Sumitomo Mitsui Banking Corporation The Bank of Nova Scotia Cerro del Aguila S.A.

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TO THE CREDIT AGREEMENT

	Document Name	Date of Agreement	Parties

9.	Collateral Agency and Depositary Agreement	August 17, 2012

The Bank of Nova Scotia, as Offshore Collateral Agent

Scotiabank Peru S.A.A., as Onshore Collateral Agent and Trustee

The Bank of Nova Scotia, New York Agency, as Depositary

Sumitomo Mitsui Banking Corporation, as Administrative Agent

Cerro del Aguila S.A.

EXHIBIT K

TO THE CREDIT AGREEMENT

FORM OF EXPORTER DECLARATION

From:	Astaldi S.p.A. as “Eligible Contractor”

To:	Cerro del Aguila S.A., as “Borrower”
Av. Santo Toribio 115 Piso 7
San Isidro – Lima 27 – Peru
Attn: Mr. Daniel Urbina
Telephone: (511) 706 - 7878
Facsimile: (511) 708 - 2201
Email: daniel.urbina@inkiaenergy.com

Copy:	Sumitomo Mitsui Banking Corporation, as “SACE Agent”
277 Park Avenue
New York, NY 10172
Attention: Amena Nabi / Daron Davis / Robert Doyle / Daniel Minzer
Telephone: 212-224-4857 / 4847 / 4835 / 4286
Facsimile: 212-224-5222
Email: Amena_Nabi@smbcgroup.com / Daron_Davis@smbcgroup.com /
robert_doyle@smbcgroup.com / daniel_minzer@smbcgroup.com

Date:	[INSERT DATE]

Ref:	CERRO DEL AGUILA – Hydroelectric Power Plant
The turnkey engineering procurement and construction contract for Cerro del Aguila hydroelectric power plant (the “Eligible Contract”), dated November 4, 2011, by and between the Borrower and the EPC Contractor.

Dear Sirs,

We refer to the Credit Agreement, dated as of August 17, 2012 (the “Credit Agreement”), by and among Cerro del Aguila S.A. (the “Borrower”), each of the lenders (as defined in the Credit Agreement) that is or may from time to time become party thereto (collectively, the “Lenders”), Sumitomo Mitsui Banking Corporation, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), The Bank of Nova Scotia, as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”) Scotiabank Peru S.A.A., as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and Sumitomo Mitsui Banking Corporation, as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”). Capitalized terms used herein without definition have the meanings given to them in the Credit Agreement. This exporter declaration (this “Exporter Declaration”) is issued pursuant to article 11 of General Conditions of the SACE Policy.

EXHIBIT K

TO THE CREDIT AGREEMENT

1	We hereby certify that, as at the date of this Exporter Declaration:

a)	the cumulative total amount invoiced by Eligible Contractor and approved by the Borrower for payment under the terms of the Eligible Contract is as itemized below:

	Purchase price of the Goods/ Services	Percentage of the contract price
Italian Goods and Services
EU Goods and Services
Non-EU Goods and Services
Total for (i) Italian Goods and Services and (ii) EU Goods and Services

Total:

b)	the total contract price under the Eligible Contract is [ ].

c)	as at the date of this Exporter Declaration, the cumulative total amount of payments received by us from the Borrower in respect of goods and/or services supplied or provided under the Eligible Contract is [ ].

d)	we have received an advance payment under the Eligible Contract in the amount of [ ] (such amount, the “Advance Payment”), and such Advance Payment equals or exceeds fifteen percent (15%) of the Eligible Contract price payable directly by the Borrower to the Eligible Contractor in relation to the Eligible Contract.

e)	the goods and services referred to in paragraph (a) of this Exporter Declaration and invoiced or to be invoiced have a level of foreign content which complies with the requirements of the SACE Policy and, in particular, the total amount transferred or to be transferred abroad (importi trasferiti all’estero) for any reason connected with the performance of the Eligible Contract and the Credit Agreement up to and including the date of this Exporter Declaration will be [ ].

2	We hereby further certify that:

a)	To the best of our knowledge, there is no outstanding breach of or claim under the Eligible Contract, nor has any event occurred which would entitle either the Borrower or us to suspend and/or terminate the Eligible Contract.

b)	No litigation or arbitration proceedings have been initiated between the Borrower and us in respect of any Eligible Contract nor, to the best of our knowledge and belief, are any such proceedings likely to be initiated.

c)	You may rely on the accuracy and completeness of all information and documents contained in or supplied with this Exporter Declaration.

EXHIBIT K

TO THE CREDIT AGREEMENT

d)	All approvals, authorizations and consents required in Italy (and any other relevant jurisdiction) in connection with the Eligible Contract have been obtained and are in full force and effect.

e)	the amount of the Eligible Contract Expenditures invoiced as described in the commercial invoice(s) attached to the SACE Facility Payment Request n. [ ] relates to goods and/or services as itemised below:

	Purchase price of the Goods/Services	Percentage of the contract price
Italian Goods and Services
EU Goods and Services
Non-EU Goods and Services
Total for (i) Italian Goods and Services and (ii) EU Goods and Services

Total:

f)	the commercial invoices attached to the SACE Facility Payment Request n. [ ] have been issued by Eligible Contractor in full compliance with terms and conditions of the Borrower.

3	This Exporter Declaration is irrevocable.

Yours faithfully,

EXHIBIT M

TO THE CREDIT AGREEMENT

FORM OF OFFSHORE ASSIGNMENT OF REINSURANCE PROCEEDS

[Attached]

EXHIBIT M

TO THE CREDIT AGREEMENT

OFFSHORE ASSIGNMENT OF REINSURANCES AND

REINSURANCE PROCEEDS

dated [            ], 20[    ]

between

CERRO DEL AGUILA S.A.

as Company

SCOTIABANK PERU S.A.A.

as Trustee

and

[                    ]

as Insurer

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TO THE CREDIT AGREEMENT

i

EXHIBIT M

TO THE CREDIT AGREEMENT

ii

EXHIBIT M

TO THE CREDIT AGREEMENT

THIS OFFSHORE ASSIGNMENT OF REINSURANCES AND REINSURANCE PROCEEDS (this “Deed”) is made as a deed on [            ], 20[    ]

BETWEEN:

1.	[ ] of [ ] registered in [ ] with registration number [ ] (the “Insurer”);

2.	CERRO DEL AGUILA S.A. (the “Company”); and

3.	SCOTIABANK PERU S.A.A., as trustee for the Secured Parties (the “Trustee”).

Each of the Insurer, the Company and the Trustee is herein individually referred as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)	The Lenders have agreed on terms to provide financing to the Company in connection with the Project, including the provision of certain security to the Lenders, and satisfaction by the Company of other terms and conditions set out in the Financing Documents.

(B)	The Company, each of the lenders that is or shall become a signatory to the credit agreement as a Senior Lender (each, individually, a “Lender” and collectively, the “Lenders”), Sumitomo Mitsui Banking Corporation, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), The Bank of Nova Scotia, as offshore collateral agent for the Secured Parties (in such capacity, the “Offshore Collateral Agent”), Scotiabank Peru S.A.A., as onshore collateral agent for the Secured Parties (in such capacity, the “Onshore Collateral Agent”) and Sumitomo Mitsui Banking Corporation, as administrative agent for the Tranche D Lenders (in such capacity, the “SACE Agent”) have entered into that certain credit agreement dated on or about the date hereof (and as amended, restated, modified or varied and in effect from time to time, the “Credit Agreement”).

(C)	It is a condition precedent to the provision of finance to the Company by the Lenders that the parties enter into this Deed.

(D)	It is intended that this document shall take effect as a deed of those parties that execute it as such.

IT IS AGREED as follows:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions

“Collateral Agency and Security Deposit Agreement” means the Collateral Agency and Security Deposit Agreement, to be entered into prior to the Initial Disbursement Date, among the Offshore Collateral Agent, the Onshore Collateral Agent, The Bank of Nova Scotia, New York Agency, as Depositary for the Secured Parties, the Trustee, the Administrative Agent and the Company.

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“Insolvency Event” means:

(a)	an inability of the Insurer (or an admission of an inability) to pay its debts as they fall due,

(b)	the suspension (or the threat to suspend) of the making of payments on any of the debts of the Insurer;

(c)	commencement of negotiations by the Insurer with one or more of its creditors with a view to rescheduling any of its indebtedness (by reason of actual or anticipated financial difficulties);

(d)	the declaration of an moratorium in respect of any indebtedness of the Insurer;

(e)	the taking of any corporate action, legal proceedings or other procedure or step in relation to:

(1)	the suspension of payments, a moratorium of any indebtedness, winding–up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Insurer;

(2)	a composition, compromise, assignment or arrangement with any creditor of any member of the Insurer;

(3)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Insurer or any of its assets; or

(4)	the enforcement of any security over any assets of the Insurer or any analogous procedure or step is taken in any jurisdiction.

“Insurance Default” means (a) the failure by the Insurer to discharge any of the Insurance Liabilities immediately upon them becoming due for any reason whether within or beyond the control of any Party or (b) the occurrence of an Insolvency Event.

“Insurance Liabilities” means all monies, debts and liabilities which now are or have been or at any time hereafter may be or become due, owing or incurred by the Insurer to the Company or to the Trustee (in any capacity) under or in connection with any Underlying Insurance Policy (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently) or in respect of any breach by the Insurer of this Deed.

“Financing Documents” shall have the meaning given to it in the Credit Agreement.

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“Insureds” means the Company, the Trustee, the Secured Parties and any other person named as an insured under the Underlying Insurance Policies.

“Lien” shall mean any mortgage, lien, pledge, charge, lease, easement, servitude, security interest, fiduciary or conditional assignment, sale or transfer or encumbrance of any kind.

“Loss Proceeds Account” means the account of the Company held with Scotiabank Peru S.A.A. under account number [    ].

“Reinsurance Policies” means the reinsurance policies detailed in Part B of Schedule 1 of this Deed (Reinsurance Policies) including all future renewals of such reinsurance policies.

“Reinsurer” means the Reinsurers listed in the relevant column of the table set out at Part B of Schedule 1 of this Deed and each reinsurance company and reinsurance underwriter, from time to time, of, or in relation to, any Reinsurance Policy.

“Secured Parties” shall mean the Administrative Agent (solely in its capacity as agent to the Lenders), the Offshore Collateral Agent, the Onshore Collateral Agent, the Trustee (as defined in the Credit Agreement), each Lender and any person constituting a “Permitted Swap Provider” under the terms of the Credit Agreement.

“Trust Agreement” means the Trust Agreement (Contrato de Fideicomiso en Administración y Garantía), to be entered into prior to the Initial Disbursement Date, by and among, the Company and the Trustee, executed before a notary public in Peru, to be registered in the Peruvian Public Registry

“Underlying Insurance Policies” means the insurance policies detailed in Part A of Schedule 1 of this Deed including all future renewals of such insurance policy.

SECTION 1.2 Headings and Definitions

The headings in this Deed shall not affect its interpretation.

SECTION 1.3 Interpretation

Any reference in this Deed to:

(a)	the “Trustee”, the “Administrative Agent”, any “Lender”, the “Insurer” or the “Reinsurers” shall be construed so as to include any respective subsequent successors, transferees and permitted assigns in accordance with their respective interests;

(b)	a “clause” shall, subject to any contrary indication, be construed as a reference to a clause of this Deed;

(c)	an “Appendix” is, unless the contrary is indicated, a reference to an appendix of this Deed;

(d)	an “amendment” includes an amendment, novation, re-enactment, restatement, supplement or variation, and “amended” shall be construed accordingly;

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(e)	“including” shall be construed as meaning “including without limitation” and all derived terms shall be construed accordingly;

(f)	a “person” shall be construed as a reference to any natural person, company, corporation, partnership, joint venture, association, trust, unincorporated organization or governmental authority; and

(g)	the singular includes the plural and vice versa.

SECTION 1.4 Agreements and Statutes

Save where the contrary is indicated, any reference in this Deed to:

(a)	this Deed, a Financing Document, any Underlying Insurance Policy, any Reinsurance Policy or any other agreement or document shall be construed as a reference to this Deed, such Financing Document, such Underlying Insurance Policy, such Reinsurance Policy or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, restated, varied, novated or supplemented or replaced or renewed (and so that any reference thereto shall include, unless the context otherwise requires, any agreement or document expressed to be supplemental thereto or expressed to be collateral therewith or which is otherwise entered into pursuant to or in accordance with the provisions thereof); and

(b)	a statute, statutory provision or treaty shall be construed as a reference to such statute, statutory provision or treaty as the same may have been, or may from time to time be, amended, or in the case of a statute or statutory provision re–enacted.

SECTION 1.5 Third Party Rights

A person who is not a party to this Deed may not enforce any of its terms pursuant to the Contracts (Rights of Third Parties) Act 1999.

ARTICLE 2 ASSIGNMENT

SECTION 2.1 Assignment of Reinsurance Policies

To secure on a continuing basis the due and prompt payment in full of all monies that may become due to the Insureds under the Underlying Insurance Policies, the Insurer assigns absolutely in favour of the Trustee on behalf of the Secured Parties with full title guarantee and free from any Lien, all of its present and future rights, title, benefit and interest in, to and in respect of, and all proceeds under, the Reinsurance Policies, including, without limitation all return premiums becoming due under the Reinsurance Policies,

SECTION 2.2 Notice of Assignment

The Insurer agrees:

(a)	that it shall serve on each Reinsurer a Notice of Assignment substantially in the form set out in Schedule 2 (Form of Notice of Assignment) promptly upon execution of

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this Deed and, in addition, upon renewal of any Reinsurance Policies or entry into any additional such policies and provide evidence of delivery of such notice to the Trustee; and

(b)	to procure that each such notice referred to in sub-clause (a) above is acknowledged by the relevant addressee and provide evidence of delivery of such notice to the Trustee.

SECTION 2.3 Further Assurance

The Insurer covenants with the Trustee that it shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary in order to effect the above assignment (with the Insurer’s reasonable external costs being for the account of the Company). The Insurer hereby irrevocably and unconditionally authorises the Trustee to take any such action in its name in respect of this Deed or any reinsurance Policy in the event that the Insurer fails promptly to do so.

SECTION 2.4 Secured Parties not Liable

Neither any assignment provided for or referred to in this Deed, nor the receipt by any of the Secured Parties of any payment pursuant to this Deed or to the Underlying Insurances or the Reinsurance Policies, shall cause any of the Secured Parties to be under any obligation or liability to any other Party or to be responsible for any other Party’s failure to perform its obligations.

SECTION 2.5 Acknowledgement

It is acknowledged and agreed by the Insurer and the Company that:

(a)	all remedies provided for in a Reinsurance Policy or available at law or in equity are exercisable by the Trustee;

(b)	all rights to compel performance of a Reinsurance Policy are exercisable by the Trustee;

(c)	subject always to Clause 4 (Undertakings of the Insurer) the Insurer shall remain liable under each Underlying Insurance and Reinsurance Policy to the extent set forth therein to perform all of its duties and obligations (including ensuring the payment of any premiums and all other things necessary to keep the Reinsurance in full force and effect) thereunder to the same extent as if this Deed had not been executed;

(d)	the Insurer shall not to or permit anything to be done which may cause a Reinsurance Policy to be void, voidable or cancelled, or any claim under a Reinsurance Policy to be uncollectible in full;

(e)	the Insurer shall remain liable under the Reinsurance Policies to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Deed had not been executed;

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(f)	nothing in this Deed affects the obligations of the Insurer to perform all of its respective obligations under each Reinsurance Policy and Insurance Policy and discharge the Insurance Liabilities when due in accordance with the terms of each Insurance Policy, any notice given to the Reinsurer in connection with this Deed;

(g)	shall not release the Insurer from any of its duties or obligations under a Reinsurance Policy;

(h)	all rights, interests and benefits whatsoever accruing to or for the benefit of the Insurer arising from, and all proceeds under, the Reinsurance Policy, belong to the Trustee; and

(i)	the Insurer waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before exercising the rights in relation to the Reinsurance Policies assigned to it under this Deed. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

SECTION 2.6 Receipt by Insurer

If, notwithstanding the Parties’ express intention, the Insurer shall at any time and for any reason receive payment of any monies from the Reinsurers in respect of or relating to the Reinsurance Policies, without prejudice to any claim that may result from any breach of this Deed, those monies shall be held by the Insurer on behalf of and for the benefit of the Trustee.

SECTION 2.7 Reinstatement

If any payment by the Insurer is avoided or reduced as a result of the insolvency of the Insurer or any similar event affecting the Insurer, the liability of the Insurer shall continue as if the payment, discharge, avoidance or reduction had not occurred. For the avoidance of doubt, the Insurer shall not be required to make payments in excess of the amount of loss insured under the respective Underlying Insurance Policies.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

(a)	The Insurer makes the representations and warranties set out in this Clause 3 to the Trustee for itself and for the benefit of the Secured Parties.

(b)	The Insurer represents and warrants to the Insured that:

(1)	it is duly organised and validly existing under the laws of the jurisdiction of its incorporation;

(2)	it has the necessary power to enter into and perform the obligations expressed to be assumed by it under this Deed, each Underlying Insurance and each Reinsurance Policy to which it is expressed to be a party;

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(3)	the obligations expressed to be assumed by it in this Deed, each Underlying Insurance and each Reinsurance Policy to which it is expressed to be a party are valid and legal obligations binding on it in accordance with the terms thereof;

(4)	all consents and authorisations required in connection with the entry into, performance and validity of, and the transactions contemplated by, this Deed, so far as the same relate to it, have been obtained or effected (as appropriate) and are in full force and effect;

(5)	it is the sole beneficial owner of the rights to all monies payable from the Reinsurer under and in respect of the Reinsurance Policies and such rights are free from any Lien (other than as created by this Deed);

(6)	so far as the Insurer is aware, having made reasonable enquiries, no event or circumstance has occurred, nor has there been any act or omission by the Insured, the Insurer, a Reinsurer or any other person which might cause any Underlying Insurance or Reinsurance to be void, voidable, suspended or cancelled, or any indemnifiable claim thereunder to be uncollectable in full, net of any applicable excesses; and

(7)	except as disclosed in writing to the Insured prior to the date of this Deed, the Insurer has not made any claim under the Reinsurance Policies.

(c)	The representations and warranties set out in Clause 3 (Representations and Warranties of the Insurer) are made on the date of this Deed and are deemed to be repeated by the Insurer on each renewal date of any Underlying Insurance or Reinsurance Policy, as applicable with reference to the facts and circumstances then existing.

ARTICLE 4 UNDERTAKINGS OF THE INSURER

The Insurer undertakes to the Trustee for its own benefit and as Trustee for the Secured Parties that the Insurer shall:

(a)	maintain each Reinsurance Policy;

(b)	comply in all material respects with all obligations under and in connection with each Underlying Insurance and each Reinsurance Policy;

(c)	not do or permit anything to be done which may cause any Reinsurance Policy to be or become void, voidable, suspended or cancelled, or which may cause any claim under any Reinsurance Policy to be uncollectable in its full amount;

(d)	provide to the Trustee:

(1)	upon request by the Company or the Trustee, evidence of timely payment of each premium payable under each Reinsurance Policy;

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(2)	upon request by the Company or the Trustee, certified copies of each Reinsurance Policy, certified copies of each certificate, cover note or renewal confirmation relating to each Reinsurance Policy received by it or any of its agents and any other communication relating to each Reinsurance Policy received by it or any of its agents from any Reinsurer or any third party;

(3)	details of any claim made under any Reinsurance Policy and, on reasonable request, copies of all correspondence relating to any such claim between the Insurer and the relevant Reinsurer or their respective agents;

(4)	at least semi-annually, details of any claim under any Reinsurance Policy or any Underlying Insurance (not already provided under paragraph (3) above); and

(5)	such further information in its possession or control regarding any Underlying Insurance or Reinsurance Policy as the Offshore Security Agent may reasonably request.

ARTICLE 5 INSURER’S RIGHTS

Notwithstanding the assignment of the Reinsurance Policies, the Trustee hereby agrees that, until an Insurance Default exists, the Insurer shall be exclusively entitled to continue to deal with each Reinsurer in relation to all aspects of the Reinsurance Policies including without limitation receiving and sending notices from and to each Reinsurer, but excluding the right to receive payments under the Reinsurance Policies.

ARTICLE 6 TRUSTEE’S RIGHTS – DELEGATION

The Trustee shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including the power of attorney) on such terms and conditions as it shall see fit, but no such delegation shall preclude either the subsequent exercise of such power, authority or discretion by the Trustee or any subsequent delegation or revocation thereof.

ARTICLE 7 APPLICATION OF REINSURANCE PROCEEDS

Subject to the rights and claims of any person having prior rights thereto, all proceeds of the Reinsurance Policies shall be applied:

(a)	until the occurrence of a Insurance Default, in payment to the Insurer for payment in accordance with the relevant Insurance Policy; and

(b)	in all other cases, in payment to the Loss Proceeds Account or in accordance with the instructions of the Trustee (pending which, where the same are held by, or paid to, the Insurer, they shall be held by it in trust for the Trustee) for application in accordance with the Collateral Agency and Security Deposit Agreement and the Trust Agreement.

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ARTICLE 8 IRREVOCABLE

The authorities and delegation given by the Insurer in favour of the Trustee hereunder are irrevocable unless the Trustee otherwise agrees in writing.

ARTICLE 9 DECLARATION OF TRUST

The undertakings and the agreements of the Insurer set out in this Deed and of the Reinsurers set out in the relevant Acknowledgement of Assignment are given to the Trustee both for itself and as trustee for the Secured Parties from time to time. The Trustee shall hold the benefit of this Deed and any rights given to or held by the Trustee in respect of the Reinsurance Policies upon trust for the Secured Parties from and the obligations, rights and benefits vested or to be vested in the Trustee by this Deed and the Financing Documents shall be performed and exercised in accordance with the Financing Documents.

ARTICLE 10 MISCELLANEOUS

SECTION 10.1	Partial Invalidity

If any provision of this Deed is invalid, illegal or unenforceable in any respect the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto will negotiate in good faith to achieve (so far as possible) all the objectives of this Deed in a manner that is valid, legal and enforceable.

SECTION 10.2	Amendment

This Deed may only be amended by an instrument in writing signed by or on behalf of all parties hereto.

SECTION 10.3	Successors and Assigns

This Deed shall be binding on, and inure to the benefit of, the respective successors and assigns of the parties hereto.

SECTION 10.4	Waivers and Remedies Cumulative

The right of the Insured under this Deed may be exercised as often as necessary, are cumulative and not exclusive of its rights under the general law and may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right is not a waiver of that right.

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SECTION 10.5	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

ARTICLE 11 NOTICES

SECTION 11.1 Communications in Writing

All notices, requests and other communications provided for hereunder shall be in writing and, except as otherwise required by the provisions of this Deed, shall be sufficiently given and shall be deemed given when personally delivered or, if mailed by registered or certified mail, postage prepaid, or sent by overnight delivery or telecopy (provided, that if any notice is delivered by means of telecopy, such notice shall only be effective if the recipient confirms via telephone, electronic mail or facsimile receipt of such notice to the sender), upon receipt by the addressee, in each case addressed to the parties as follows (or such other address as shall be designated by such Party in a written notice to each other Party):

(a)	The address and facsimile number of the Insurer are:

[    ]

(b)	The address and facsimile number of the Company are:

Cerro del Aguila S.A.

Av. Santo Toribio 115 Piso 7

San Isidro – Lima 27 – Peru

Attn: Daniel Urbina

Telephone: (511) 706 - 7878

Facsimile: (511) 708 - 2201

Email: daniel.urbina@inkiaenergy.com

(c)	The address and facsimile number of the Trustee are:

Scotiabank Perú

Av. Dionisio Derteano Nº 102, Piso 5, San Isidro

Lima 27, Perú

Attention: Cecilia Marín Armas / Claudia Alarcón Leu

Telephone: 511-211-6599

Facsimile: 511-211-6822

Email: cecilia.marin@scotiabank.com.pe

SECTION 11.2 Language

Each communication or document to be made or delivered hereunder shall be in English or, if not, shall be accompanied by a translation thereof into English certified as being true and accurate by an officer of the person making or delivering the same.

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ARTICLE 12 ASSIGNMENT

SECTION 12.1	Assignment by the Trustee

The Trustee is entitled to assign the whole or any part of this Deed and shall be entitled to impart any information concerning the Insurer and the Reinsurers, as the Insured shall consider appropriate to any successor or proposed successor of the Insured or to any person who may otherwise enter into contractual relations with the Insured in relation to this Deed.

SECTION 12.2	No Assignment

The Insurer and the Company shall not be entitled to assign or transfer all or any of their rights, benefits or obligations hereunder, without the prior written consent of the Trustee.

ARTICLE 13 GOVERNING LAW

This Deed and all non–contractual obligations arising out of or in connection with it shall be governed by English law.

ARTICLE 14 ENFORCEMENT

SECTION 14.1	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to its existence, validity or termination or any non–contractual obligation arising out of or in connection with it) (a “Dispute”).

(b)	The parties hereto agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly none of them will argue to the contrary.

(c)	The Company and the Insurer agrees not to institute proceedings in relation to a Dispute or seeking any interim remedies before any court other than the courts of England and (but without prejudice to the rights of the Trustee to seek injunctive relief in the circumstances) each further agrees that if it does so it will be liable to pay damages to the Trustee, and this whether the court before which the proceedings were brought accepted or declined jurisdiction.

SECTION 14.2	Proceedings Elsewhere

(a)	Clause 1401 (Jurisdiction of English Courts) is for the benefit of the Trustee only, and accordingly the Trustee shall not be prevented from taking proceedings relating to a Dispute in any other courts having jurisdiction.

(b)	To the extent allowed by applicable law, the Trustee may take concurrent proceedings in any number of jurisdictions.

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SECTION 14.3	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Company:[40]

(1)	agrees that the documents by which any legal proceedings connected with this Deed are begun and any other documents required to be served in relation to those legal proceedings may be served on it by delivery to Law Debenture Corporate Services Limited at Fifth Floor, 100 Wood Street, London EC2V 7EX (or, if such company no longer has an office at that address, at its registered office for the time being); and

(2)	agrees that failure by the company named in the preceding paragraph to notify the Company of the service of any process will not invalidate the proceedings concerned.

(b)	The Company shall ensure that at all times there is a body corporate with a registered office in England authorised to accept service of process on its behalf; if it appears to the Trustee that there is no such body corporate so authorised, the Trustee shall be entitled to appoint one on the Company’s behalf (and, if it does so, it shall promptly thereafter give notice of the appointment to the Company).

ARTICLE 15 EXECUTION AS A DEED

Each of the parties to this Deed intend it to be a deed and confirm that it is executed and delivered as a deed notwithstanding that some or all the parties may only execute this Deed under hand.

THIS DEED has been executed and delivered as a deed by each Party on the date specified above.

[40]	Note: Insert as applicable.

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Schedule 1

PART A – UNDERLYING INSURANCE POLICIES41

Insurance Policy	Insurer	Broker	Insured amounts	Covered period

PART B - REINSURANCE POLICIES42

Reinsurance Policy	Reinsurer	Broker	Insured amounts	Covered period

[41]	Note: Insert as applicable.
[42]	Note: Insert as applicable.

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Schedule 2

FORM OF NOTICE OF ASSIGNMENT

To: [Reinsurer]

Date: [—]

Dear Sirs

We hereby give you notice that, pursuant to a deed of assignment dated [            ], 20[    ], [    ], (the “Insurer”) assigned to Scotiabank Peru, S.A.A. (the “Trustee”) (as trustee for the persons referred to therein (the “Secured Parties”)) all its present and future rights, title, benefit and interest in and to and in respect of, and all proceeds and other receivables under the following Reinsurance Policy:

[enter details of assigned Reinsurance Policy taken out with relevant Reinsurer] (the “Relevant Reinsurance Policy”)

We hereby further give you notice that:

(a)	you are irrevocably and unconditionally instructed to pay all loss proceeds, returned premiums and any other monies payable under or in relation to the Relevant Reinsurance Policy (“Proceeds”) as follows:

(i)	if the Proceeds are in respect of third party claims to be paid directly to a third party, such sums shall be paid directly to that third party; and

(ii)	to the extent that paragraph (i) above does not apply, or payments have not been made to the third party as contemplated therein, all amounts payable by the Reinsurer in respect of the Relevant Reinsurance Policy shall be paid to the Insurer:

unless and until you receive written notice from the Trustee to the contrary, in which event you shall make all future payments to the Loss Proceeds Account (account number:[    ] bank code: [    ]) or as otherwise directed by the Trustee;

(b)	you shall not honour any other instruction, whether by the Company, the Insurer or by any person other than the Trustee, to make any payment to any other person or account unless given or countersigned by the Trustee, or such other person as the Trustee may notify to you in writing;

(c)	a payment made by you in accordance with this provision shall, to the extent of that payment, discharge your liability to the Insurer under the Relevant Reinsurance Policy;

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(d)	you shall accept any payment of premium, call or other sum payable in respect of the Relevant Reinsurance Policy which the Trustee or the Company may make and such payment shall, to the extent of such payment, discharge the liability of the Insurer to pay premium to you;

(e)	these arrangements shall continue to apply notwithstanding the liquidation or insolvency of the Company or the Insurer;

(f)	you are authorised (and are hereby requested) to provide to the Trustee, without further approval from the Insurer, such information regarding the Agreement and matters relating to it as the Trustee may from time to time in writing request;

(g)	at all times the Insurer continues to be liable for all obligations for which the Insurer is expressed to be liable under the Relevant Reinsurance Policy, [and neither the Company nor the Trustee has any liability or obligation in respect of the Relevant Reinsurance Policy] / [including payment of the premium thereunder][43]; and

(h)	this notice and your acknowledgement hereof may only be changed if the Trustee so agrees in writing.

This Notice of Assignment and any related acknowledgement shall be governed by, and shall be construed in accordance with English law and each of the parties hereto irrevocably agrees for the benefit of the Trustee that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Notice of Assignment and any acknowledgement thereof and, for such purposes, irrevocably submits to the jurisdiction of such courts.

Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy hereof and returning it to the Trustee at Av. Dionisio Derteano Nº 102, Piso 5, San Isidro, Lima 27, Perú marked for the attention of Cecilia Marín Armas and Claudia Alarcón Leu.

Yours faithfully

for and on behalf of	for and on behalf of
[Insurer]	SCOTIABANK PERU, S.A.A.

[43]	Note: Inclusion contingent on content of insurance endorsements.

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for and on behalf of
Cerro del Aguila S.A.

*        *        *

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Schedule 1

FORM OF ACKNOWLEDGEMENT OF ASSIGNMENT

To:	[On copy]

To:	[ ]

and to:	Scotiabank Peru, S.A.A., as Trustee for and on behalf of the Secured Parties

[Date]

We acknowledge receipt of a Notice of Assignment from [    ] dated [            ], 20[    ] (the “Notice of Assignment”), a copy of which is attached and duly note how the Notice of Assignment effects the manner in which we are required to perform our obligations under the Relevant Reinsurance Policy, as detailed more precisely below. Words and expressions defined in the Notice of Assignment shall have the same meanings in this letter. Our compliance with the terms and conditions of the Notice of Assignment is given in reliance upon the confirmation by the Insurer, in the Notice of Assignment, that such compliance shall be and be deemed to constitute due performance of our obligations under the Relevant Reinsurance Policy and results in good discharge to the extent of the performance.

1.	We confirm that no premium payments are due as at the date of this letter of acknowledgement.

2.	We hereby agree to the assignment by the Insurer of its interest in the Relevant Reinsurance Policy to the Trustee to which the Notice of Assignment relates.

3.	We duly note the interest of the Trustee in the Relevant Reinsurance Policy as ultimate assignee of the benefit of the Relevant Reinsurance Policy.

4.	We will pay all sums due, and give notices, under or in respect of the Relevant Reinsurance Policy as directed in the Notice of Assignment.

5.	We confirm that we have not, as at the date of this letter, received notice that any person (other than the Insurer) has or will have any right or interest whatsoever in, or has made or will be making any claim or demand on the Relevant Reinsurance Policy or any part thereof, and if, after the date hereof, we receive any such notice, we shall immediately give written notice thereof to the Trustee.

6.	We will comply with the terms of the Notice of Assignment to the extent that such compliance will not constitute a breach of any applicable law or regulation and provided always that we shall not be required to pay more than once in respect of the same loss or any part, whether by the Company, any liquidator or otherwise.

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7.	[We will not agree to any amendment reducing or restricting the coverage of the Relevant Reinsurance Policy (and will not exercise any termination right we may have in relation thereto) unless the Trustee has consented thereto in writing.]

8.	We shall accept any payment of premium, call or other sum payable which may be made by the Trustee or the Company in respect of the Relevant Reinsurance Policy and such payment shall, to the extent of such payment, discharge the liability of the Insurer to pay premium to us.

9.	We have not claimed or exercised, and have no outstanding right to claim or exercise, any right of set-off or counter-claim in relation to any sum owed to us under the Relevant Reinsurance Agreement other than in respect of any unpaid premium due to us under the Relevant Reinsurance Agreement.

10.	We will send the Trustee copies of all notices that we give under or in connection with the Agreement and provide to the Trustee such information regarding the Agreement and matters relating to it as it may from time to time in writing request.

11.	We will look only to the Insurer for performance of its obligations under the Relevant Reinsurance Agreement (and acknowledge and agree that neither the Trustee nor any of the other Secured Parties will be liable to perform any such obligation or have any liability for any failure on the part of the Company in connection therewith).

This letter shall be governed by and construed in accordance with English law.

Yours faithfully

for and on behalf of
[Reinsurer]
Date:

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The Company
EXECUTED as a deed by
[Insurer],
acting by
[insert name of authorised signatory]

and	Authorised Signatory
[insert name of authorised signatory]

who, in accordance with the laws of that territory, are acting under the authority of that company	Authorised Signatory

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The Company
EXECUTED as a deed by
CERRO DEL AGUILA S.A.
a sociedad anónima organized under the
laws of Peru,
acting by

[insert name of authorised signatory]	Authorised Signatory
and

[insert name of authorised signatory]	Authorised Signatory
who, in accordance with the laws of that territory, are acting under the authority of that company

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The Trustee
EXECUTED as a deed by
SCOTIABANK PERU, S.A.A.,
a Peruvian sociedad anónima abierta, not in
its individual capacity, but solely as Trustee,
acting by

[insert name of authorised signatory]	Authorised Signatory
and

[insert name of authorised signatory]	Authorised Signatory
who, in accordance with the laws of that territory, are acting under the authority of that company